As filed with the Securities and Exchange Commission on September 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VICI PROPERTIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6798	81-4177147
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Samantha Sacks Gallagher

Executive Vice President, General Counsel and Secretary

VICI Properties Inc.

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

(Address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

David W. Bonser Stacey McEvoy Andrew S. Zahn Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600	James C. Stewart Chief Executive Officer MGM Growth Properties LLC 1980 Festival Plaza Drive, Suite 750 Las Vegas, Nevada 89135 (702) 669-1480	Michael J. Aiello Sachin Kohli Weil, Gotshal & Manges, LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the Transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.01 par value	219,141,632	N/A	30.71	734,225.49

(1)

Represents the estimated maximum number of shares of common stock, par value $0.01 per share (“VICI Common Stock”), of VICI Properties Inc. (“VICI”) to be issuable, or subject to options or other equity-based awards that are assumed by VICI, upon the completion of the mergers described herein. The number of shares of VICI Common Stock being registered is estimated based on (a)(i) 156,653,604 Class A common shares, no par value per share (“MGP Class A Common Shares”), of MGM Growth Properties LLC (“MGP”), issued and outstanding as of June 30, 2021 and (ii) 1,425,792.19 MGP Class A Common Shares reserved for issuance pursuant to outstanding awards under various equity plans of MGP as of August 4, 2021 or that may be granted after such date and prior to the completion of the mergers and (b) the exchange ratio, as set forth in the Master Transaction Agreement described herein, of 1.366 shares of VICI Common Stock per MGP Class A Common Share.

(2)

Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act.

(3)

The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/information statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this proxy statement/information statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This proxy statement/information statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction, in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION

DATED SEPTEMBER 8, 2021

PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

    , 2021

To the Stockholders of VICI Properties Inc.:

The board of directors of VICI Properties Inc. (the “VICI Board”), a Maryland corporation (“VICI”), approved a Master Transaction Agreement, dated as of August 4, 2021 (as amended from time to time, the “Master Transaction Agreement”), by and among MGM Growth Properties LLC (“MGP”), MGM Growth Properties Operating Partnership LP (“MGP OP”), VICI, Venus Sub LLC (“REIT Merger Sub”), VICI Properties L.P. (the “Existing VICI OP”), VICI Properties OP LLC (“New VICI Operating Company”), and MGM Resorts International (“MGM”). Pursuant to the Master Transaction Agreement, among other things, (i) MGP will merge with and into REIT Merger Sub (the “REIT Merger”), with REIT Merger Sub continuing as the surviving entity (“REIT Surviving Entity”), (ii) immediately thereafter and subject to certain conditions, REIT Surviving Entity will merge with and into MGP OP (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with MGP OP continuing as the surviving entity and as a wholly-owned subsidiary of New VICI Operating Company and (iii) New VICI Operating Company will redeem a majority of New VICI Operating Company units held by MGM and/or its subsidiaries for an aggregate cash amount equal to $4.404 billion (the “Partial Redemption”). The Mergers and the other transactions contemplated by the Master Transaction Agreement are collectively referred to herein as the “Transactions.”

The combined company will retain the name “VICI Properties Inc.” and shares of VICI common stock, par value $0.01 per share (the “VICI Common Stock”), will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “VICI.” There are no anticipated changes to the VICI Board or senior management team in connection with the Transactions. The obligations of VICI and MGP to effect the Transactions are subject to the satisfaction or waiver of certain conditions set forth in the Master Transaction Agreement.

Pursuant to the terms and subject to the conditions and limitations set forth in the Master Transaction Agreement: (A) at the effective time of the REIT Merger, (i) the Class B common share, no par value per share, of MGP owned by MGM, will automatically be cancelled for no consideration, (ii) each Class A common share, no par value per share, of MGP (“MGP Class A Common Share”) issued and outstanding immediately prior to the effective time of the REIT Merger will be automatically cancelled and retired and converted into the right to receive 1.366 shares (the “Exchange Ratio”) of VICI Common Stock plus cash in lieu of fractional shares less any applicable tax withholdings (the “REIT Merger Consideration”), (iii) each of the MGP deferred restricted stock units (“MGP DSUs”) that are outstanding immediately prior to the effective time of the REIT Merger will be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP DSU, the REIT Merger Consideration, less any applicable tax or other withholdings, (iv) each of MGP’s restricted stock units (“MGP RSUs”) that are outstanding immediately prior to the effective time of the REIT Merger will be accelerated, vest and be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP RSU, the REIT Merger Consideration, less any applicable tax or other withholdings and (v) each of MGP’s performance stock units (“MGP PSUs”) that are outstanding immediately prior to effective time of the REIT Merger will (1) be accelerated and become vested with respect to the number of the MGP Class A Common Shares subject to such MGP PSUs that would vest based on the achievement of the greater of (x) the applicable target level of performance and (y) the actual level of performance as of the closing date of the Transactions, based on the achievement of the applicable performance metrics with respect to the performance period during which the effective time of the REIT Merger occurs and as determined in good faith by the board of directors of MGP and (2) be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP PSU determined in accordance with the immediately preceding clause (1), the REIT Merger Consideration, less any applicable tax or other withholdings, (B) at the effective time of the Partnership Merger, each limited partnership unit of MGP OP (other than the limited partnership units in MGP OP held by REIT Merger Sub or any subsidiary of MGP OP) held by MGM and certain of its subsidiaries will automatically be cancelled, retired and converted into the right to receive 1.366 units in New VICI Operating Company and (C) upon the consummation of the Partial Redemption, a certain number of New VICI Operating Company units held by MGM and/or its subsidiaries will be redeemed for an aggregate redemption price of $4.404 billion, resulting in MGM retaining an approximate 1% interest in New VICI Operating Company.

The Exchange Ratio is fixed, other than certain customary adjustments, and will not be adjusted in the event of any change in the stock price of either VICI or MGP. For example, based on the range of closing prices of VICI Common Stock during the period from August 3, 2021, the last trading day before public announcement of the Transactions, through September 7, 2021, the latest practicable date before the date of this proxy statement/information statement/prospectus, the Exchange Ratio of 1.366 shares of VICI Common Stock per MGP Class A Common Share represented a market value ranging from a low of $39.98 to a high of $43.75 per MGP Class A Common Share. The value of the REIT Merger Consideration will fluctuate with changes in the market prices of shares of VICI Common Stock. We urge you to obtain current market quotations of shares of VICI Common Stock and MGP Class A Common Shares. Shares of VICI Common Stock and MGP Class A Common Shares are each traded on the NYSE under the ticker symbols “VICI” and “MGP,” respectively.

We expect approximately 214.5 million shares of VICI Common Stock will be issued in connection with the REIT Merger (based on the number of MGP Class A Common Shares outstanding as of June 30, 2021). Upon completion of the transactions contemplated by the unaudited pro forma financial statements included in this proxy statement/information statement/prospectus, including the Transactions, the Venetian Acquisition (as defined in this proxy statement/information statement/prospectus), the settlement of the June 2020 Forward Sale Agreement and March 2021 Forward Sale Agreement (each as defined in this proxy statement/information statement/prospectus) and the issuance of 100,000,000 shares of VICI Common Stock to finance a portion of the full repayment of the Term Loan B Facility (as defined in this proxy statement/information statement/prospectus) and a portion of the purchase price of the Venetian Acquisition, the continuing VICI stockholders are expected to own approximately 77% of the common stock of the Combined Company, and the former MGP shareholders are expected to own the remaining 23%.

VICI will be holding a special meeting of stockholders in connection with the Mergers (the “VICI Special Meeting”) to which this proxy statement/information statement/prospectus relates. At the VICI Special Meeting, VICI’s stockholders will be asked to vote on (i) a proposal to approve the issuance of shares of VICI Common Stock to the MGP shareholders in connection with the Transactions (the “VICI Stock Issuance Proposal”) and (ii) a proposal to approve one or more adjournments of the VICI Special Meeting, if necessary or appropriate in the view of the VICI Board, to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the VICI Board, in favor of the VICI Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve the VICI Stock Issuance Proposal (the “VICI Adjournment Proposal”). Approval of the VICI Stock Issuance Proposal requires the affirmative vote of the majority of the votes cast by VICI stockholders on the VICI Stock Issuance Proposal, assuming a quorum is present at the VICI Special Meeting. Pursuant to the Master Transaction Agreement, approval of the VICI Stock Issuance Proposal is a condition to the consummation of the Mergers. If the VICI Stock Issuance Proposal is not approved, the Mergers will not be completed.

VICI has fixed the close of business on                , 2021 as the record date for determining holders of issued and outstanding VICI Common Stock entitled to notice of, and to vote at, the VICI Special Meeting.

The VICI Board has determined that the issuance of shares of VICI Common Stock pursuant to the Master Transaction Agreement is in the best interests of VICI and its stockholders and has unanimously approved such proposal. The VICI Board has also determined that adjourning the VICI Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the VICI Stock Issuance Proposal is in the best interests of VICI and its stockholders and has unanimously approved such proposal. The VICI Board unanimously recommends that holders of VICI Common Stock vote “FOR” the VICI Stock Issuance Proposal and “FOR” the VICI Adjournment Proposal.

In addition to being a proxy statement, this document is also a prospectus for shares of VICI Common Stock that will be issued to MGP shareholders as REIT Merger Consideration pursuant to the Master Transaction Agreement.

This proxy statement/information statement/prospectus contains important information about VICI, MGP, the Master Transaction Agreement, the Transactions and the VICI Special Meeting. We encourage you to read this proxy statement/information statement/prospectus carefully before voting, including “Risk Factors” beginning on page 28.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the VICI Special Meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the VICI Special Meeting. Please note that for purposes of the VICI Stock Issuance Proposal, the failure to return your proxy card and other shares not voted (whether by broker non-vote or otherwise) will not be considered present for the purpose of determining the presence of a quorum and will have no effect on the VICI Stock Issuance Proposal. Under NYSE rules, abstentions will be considered as votes cast and, accordingly, will have the same effect as votes “AGAINST” the VICI Stock Issuance Proposal.

Sincerely,

Edward B. Pitoniak

Chief Executive Officer

VICI Properties Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with this proxy statement/information statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/information statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/information statement/prospectus is dated                    , 2021, and is first being mailed to VICI stockholders on or about                    , 2021.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF VICI PROPERTIES INC.

TO BE HELD ON                , 2021

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders (the “VICI Special Meeting”) of VICI Properties Inc. (“VICI”) on                ,                , 2021, at                         , Eastern Time, which will be held solely by means of remote communication in a virtual meeting format and conducted via live audio webcast due to the ongoing public health impact of the coronavirus pandemic and in consideration of the health and well-being of our stockholders and other meeting participants.

You can attend the VICI Special Meeting via the Internet at www.virtualshareholdermeeting.com/VICI2021SM by using the 16-digit control number that appears on your proxy card and the voting instruction form that accompanied your proxy materials. During this virtual meeting, you may ask questions and will be able to vote your shares electronically. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number found on your proxy card or voting instruction form. You will also have the ability to submit questions in advance of the VICI Special Meeting via the meeting website. VICI will respond to as many inquiries at the VICI Special Meeting as time allows, although questions may be limited on a per stockholder basis due to time constraints. At the VICI Special Meeting, you will be asked to consider and vote upon the following matters:

1.

A proposal to approve the issuance of common stock, $0.01 par value per share, of VICI (“VICI Common Stock”) in connection with the transactions contemplated by the Master Transaction Agreement, dated as of August 4, 2021 (as amended from time to time, the “Master Transaction Agreement”), by and among MGM Growth Properties LLC (“MGP”), MGM Growth Properties Operating Partnership LP (“MGP OP”), VICI, Venus Sub LLC (“REIT Merger Sub”), VICI Properties L.P. (the “Existing VICI OP”), VICI Properties OP LLC (“New VICI Operating Company”), and MGM Resorts International (“MGM”), pursuant to which, among other things, (i) MGP will merge with and into REIT Merger Sub (the “REIT Merger”), with REIT Merger Sub continuing as the surviving entity (“REIT Surviving Entity”), and (ii) immediately thereafter and subject to certain conditions, REIT Surviving Entity will merge with and into MGP OP (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with MGP OP continuing as the surviving entity and as a subsidiary of VICI (the “VICI Stock Issuance Proposal”); and

2.

A proposal to approve one or more adjournments of the VICI Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the VICI Stock Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposals (the “VICI Adjournment Proposal”).

VICI will transact no other business at the VICI Special Meeting or any adjournment or postponement thereof. Please refer to the attached proxy statement/information statement/prospectus for further information with respect to the business to be transacted at the VICI Special Meeting.

Holders of record of shares of VICI Common Stock at the close of business on                , 2021 are entitled to notice of, and to vote at, the VICI Special Meeting and any adjournments or postponements of the VICI Special Meeting.

The approval by VICI stockholders of the VICI Stock Issuance Proposal is a condition to the completion of the Mergers and the other transactions contemplated by the Master Transaction Agreement. The VICI Stock Issuance Proposal requires the affirmative vote of the majority of the votes cast by VICI stockholders on the

VICI Stock Issuance Proposal at the VICI Special Meeting, assuming a quorum is present. The VICI Adjournment Proposal requires the affirmative vote of a majority of the votes cast by VICI stockholders on the VICI Adjournment Proposal at the VICI Special Meeting, assuming a quorum is present.

The VICI Board of Directors unanimously recommends that VICI stockholders vote “FOR” the VICI Stock Issuance Proposal and “FOR” the VICI Adjournment Proposal.

Your vote is important. Whether or not you expect to attend the VICI Special Meeting, we urge you to authorize a proxy to vote your shares as promptly as possible by: (1) accessing the Internet at www.proxyvote.com; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided so that your shares may be represented and voted at the VICI Special Meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the VICI Stock Issuance Proposal and “FOR” the VICI Adjournment Proposal. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

By Order of the Board of Directors,

Samantha S. Gallagher

Executive Vice President, General Counsel and Secretary

New York, New York

                , 2021

NOTICE OF ACTION BY WRITTEN CONSENT AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the MGP Shareholders:

This notice of action by written consent and the accompanying proxy statement/information statement/prospectus are being furnished to holders of class A common shares, no par value, of MGM Growth Properties LLC, a Delaware limited liability company (“MGP,” and such shares, “MGP Class A Common Shares”).

On August 4, 2021, MGP entered into a Master Transaction Agreement (the “Master Transaction Agreement”) by and among MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (“MGP OP”), VICI Properties Inc., a Maryland corporation (“VICI”), Venus Sub LLC, a Delaware limited liability company (“REIT Merger Sub”), VICI Properties L.P., a Delaware limited partnership (“Existing VICI OP”), VICI Properties OP LLC, a Delaware limited liability company (“New VICI Operating Company”) and MGM Resorts International, a Delaware corporation (“MGM”). The Master Transaction Agreement provides that, on or prior to the closing date, among other things, (i) MGP will merge with and into REIT Merger Sub (the “REIT Merger”), with REIT Merger Sub continuing as the surviving entity (“REIT Surviving Entity”), and (ii) immediately thereafter and subject to certain conditions, REIT Surviving Entity will merge with and into MGP OP (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with MGP OP continuing as the surviving entity and as a subsidiary of VICI. Following the Partnership Merger, New VICI Operating Company will redeem a majority of New VICI Operating Company units held by MGM and/or its subsidiaries for an aggregate cash amount equal to $4.404 billion (the “Partial Redemption”). The Mergers and the other transactions contemplated by the Master Transaction Agreement are collectively referred to herein as the “Transactions.” A copy of the Master Transaction Agreement is included as Annex A to the proxy statement/information statement/prospectus.

Pursuant to the terms and subject to the conditions and limitations set forth in the Master Transaction Agreement: (A) at the effective time of the REIT Merger, (i) the Class B common share, no par value per share, of MGP owned by MGM will automatically be cancelled for no consideration, (ii) each MGP Class A Common Share issued and outstanding immediately prior to the effective time of the REIT Merger will be automatically cancelled and retired and converted into the right to receive 1.366 shares of common stock, par value $0.01 per share, of VICI (the “VICI Common Stock”) plus cash in lieu of fractional shares less any applicable tax withholdings (the “REIT Merger Consideration”), (iii) each of MGP’s deferred restricted stock units (“MGP DSUs”) that are outstanding immediately prior to the effective time of the REIT Merger will be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP DSU, the REIT Merger Consideration, less any applicable tax or other withholdings, (iv) each of MGP’s restricted stock units (“MGP RSUs”) that are outstanding immediately prior to the effective time of the REIT Merger will be accelerated, vest and be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP RSU, the REIT Merger Consideration, less any applicable tax or other withholdings and (v) each of MGP’s performance stock units (“MGP PSUs”) that are outstanding immediately prior to effective time of the REIT Merger will (1) be accelerated and become vested with respect to the number of the MGP Class A Common Shares subject to such MGP PSUs that would vest based on the achievement of the greater of (x) the applicable target level of performance and (y) the actual level of performance as of the closing date of the Transactions, based on the achievement of the applicable performance metrics with respect to the performance period during which the effective time of the REIT Merger occurs and as determined in good faith by the board of directors of MGP (the “MGP Board”) and (2) be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP PSU determined in accordance with the immediately preceding clause (1), the REIT Merger Consideration, less any applicable tax or other withholdings, (B) at the effective time of the Partnership Merger, each limited partnership unit of MGP OP (other than the limited partnership units in MGP OP held by REIT Merger Sub or any subsidiary of MGP OP) held by MGM and/or certain of its subsidiaries will automatically be cancelled, retired and converted into the right to receive 1.366 units in New VICI Operating Company and (C) upon the consummation of the Partial Redemption, a certain number of New VICI Operating Company units held by MGM and/or its subsidiaries will be redeemed for an aggregate redemption price of $4.404 billion resulting in MGM retaining an approximate 1% interest in New VICI Operating Company.

If the Transactions are completed, you will be entitled to receive 1.366 shares of VICI Common Stock for each MGP Class A Common Share owned by you plus any Fractional Share Consideration less any applicable tax withholdings.

The Conflicts Committee (as defined in the Amended and Restated Limited Liability Company Agreement of MGP (as amended, the “MGP LLC Agreement”)) of the MGP Board has, in its sole and absolute discretion, unanimously (a) determined that the Master Transaction Agreement, the REIT Merger and the other Transactions are in the best interests of MGP and in the best interests of the holders of the MGP Class A Common Shares, (b) approved, and recommended that the MGP Board approve, the Master Transaction Agreement, the REIT Merger and the other Transactions, (c) recommended that the MGP Board direct that the Master Transaction Agreement, the REIT Merger and the other Transactions be submitted to a vote or for the consent of the Members (as defined in the MGP LLC Agreement) and (d) resolved, and recommended that the MGP Board resolve, to recommend that the Members approve the Master Transaction Agreement, the REIT Merger and the other Transactions.

The MGP Board, acting upon the recommendation of the Conflicts Committee, has (a) approved the Master Transaction Agreement, the REIT Merger and the other Transactions, (b) directed that the Master Transaction Agreement, the REIT Merger and the other Transactions be submitted to the Members and (c) resolved to recommend that the Members approve the Master Transaction Agreement, the REIT Merger and the other Transactions.

On August 4, 2021 and in accordance with the MGP LLC Agreement, MGM approved the Master Transaction Agreement, the REIT Merger and the other Transactions by delivery of a written consent (the “MGM Written Consent”). As of August 4, 2021, MGM held the majority of the voting power of the Outstanding Voting Shares (as defined in the MGP LLC Agreement). Therefore, the delivery of the MGM Written Consent satisfied the requirement in the MGP LLC Agreement that the affirmative vote of the holders of at least a majority of the voting power of the Outstanding Voting Shares approve the Master Transaction Agreement, the REIT Merger and the other Transactions. No additional approval of the shareholders of MGP is required to approve the Master Transaction Agreement, the REIT Merger and the other Transactions. As a result, MGP has not solicited and will not be soliciting your vote for the approval of the Master Transaction Agreement, the REIT Merger and the other Transactions and does not intend to call a meeting of shareholders for purposes of voting on the adoption of the Master Transaction Agreement, the REIT Merger and the other Transactions.

This notice of action by written consent and the proxy statement/information statement/prospectus shall constitute notice to you from MGP that the Master Transaction Agreement, the REIT Merger and the other Transactions have been approved by majority of the voting power of the Outstanding Voting Shares of MGP by written consent in lieu of a meeting in accordance with the MGP LLC Agreement and Section 18-302 of the Limited Liability Company Act of the State of Delaware.

The proxy statement/information statement/prospectus accompanying this letter provides you with more specific information concerning the Master Transaction Agreement and the Transactions contemplated thereby. We encourage you to carefully read the proxy statement/information statement/prospectus and the copy of the Master Transaction Agreement included as Annex A to the proxy statement/information statement/prospectus.

Please do not surrender or send in your MGP Class A Common Shares at this time. If the Transactions are completed, you will receive instructions regarding the surrender of your MGP Class A Common Shares and receipt of consideration for your MGP Class A Common Shares.

James C. Stewart

Chief Executive Officer

Las Vegas, Nevada

                , 2021

ADDITIONAL INFORMATION

This proxy statement/information statement/prospectus incorporates by reference important business and financial information about VICI and MGP from other documents that are not included in or delivered with this proxy statement/information statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/information statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

VICI Properties Inc.

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

Attention: Secretary

or

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Toll-Free: 888-219-8320

Email: viciproperties@georgeson.com

MGM Growth Properties LLC 1980 Festival Plaza Drive, Suite 750 Las Vegas, Nevada 89135 (702) 669-1480 Attention: Secretary

Investors may also consult the websites of VICI or MGP for more information concerning the Mergers and the other transactions described in this proxy statement/information statement/prospectus. The website of VICI is www.viciproperties.com and the website of MGP is www.mgmgrowthproperties.com. Each company’s public filings are also available at www.sec.gov. The information contained on VICI’s and MGP’s websites is not incorporated by reference into this proxy statement/information statement/prospectus.

If you would like to request any documents that are incorporated by reference into this proxy statement/information statement/prospectus, please do so by                , 2021 in order to receive them before the VICI Special Meeting.

For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 206.

ABOUT THIS DOCUMENT

This proxy statement/information statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by VICI (File No. 333-                ), constitutes a prospectus of VICI under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the VICI Common Stock to be issued in connection with the Mergers. This document also constitutes a proxy statement of VICI under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a notice of meeting with respect to the VICI Special Meeting, at which VICI stockholders will be asked to vote upon certain proposals in connection with the Mergers. This document also serves as an information statement of MGP under Section 14(c) of the Exchange Act.

You should rely only on the information contained or incorporated by reference into this proxy statement/information statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/information statement/prospectus. This proxy statement/information statement/prospectus is dated                 , 2021. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/information statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this proxy statement/information statement/prospectus to VICI stockholders or MGP shareholders nor the issuance of VICI Common Stock in connection with the Mergers will create any implication to the contrary.

This proxy statement/information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/information statement/prospectus regarding VICI has been provided by VICI, information contained in this proxy statement/information statement/prospectus regarding MGP has been provided by MGP and information contained in this proxy statement/information statement/prospectus regarding MGM has been provided by MGM.

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MASTER TRANSACTION AGREEMENT	ANNEX A
OPINION OF MORGAN STANLEY	ANNEX B
OPINION OF EVERCORE	ANNEX C

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SELECTED DEFINITIONS

Unless stated otherwise, all references in this proxy statement/information statement/prospectus to:

•	“2025 Notes” refers to $750.0 million aggregate principal amount of 3.500% senior unsecured notes due 2025 issued by Existing VICI OP and VICI Note Co. Inc., as co-issuer, in February 2020.

•	“2027 Notes” refers to $750.0 million aggregate principal amount of 3.750% senior unsecured notes due 2027 issued by Existing VICI OP and VICI Note Co. Inc., as co-issuer, in February 2020.

•	“2030 Notes” refers to $1.0 billion aggregate principal amount of 4.125% senior unsecured notes due 2030 issued by Existing VICI OP and VICI Note Co. Inc., as co-issuer, in February 2020.

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“Caesars Lease Agreements” refer collectively to (i) prior to the consummation of the Eldorado Transaction, the CPLV Lease Agreement, the Non-CPLV Lease Agreement, the Joliet Lease Agreement and the HLV Lease Agreement, and (ii) from and after the consummation of the Eldorado Transaction, the Las Vegas Master Lease Agreement, the Regional Master Lease Agreement and the Joliet Lease Agreement, in each case, unless the context otherwise requires.

•	“Caesars Southern Indiana” refers to the real estate assets associated with the Caesars Southern Indiana facility, located in Elizabeth, Indiana.

•	“Cancelled Shares” refers to each MGP Class A Common Share held in treasury by MGP or owned by any of MGP’s wholly-owned subsidiaries and the MGP Class B Common Share.

•	“Closing” refers to the closing of the Mergers.

•	“Code” refers to the Internal Revenue Code of 1986, as amended.

•	“Combined Company” refers to VICI and its subsidiaries after the Closing.

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“CPLV Additional Rent Acquisition” refers to an amendment to increase the annual rent payable to VICI under the Las Vegas Master Lease Agreement associated with Caesars Palace Las Vegas by $83.5 million.

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“CPLV Lease Agreement” refers to the lease agreement for Caesars Palace Las Vegas, as amended from time to time, which was combined with the HLV Lease Agreement into the Las Vegas Master Lease Agreement upon the consummation of the Eldorado Transaction.

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“Debt Commitment Letter” refers to the letter under which the Lenders have agreed to provide Existing VICI OP a 364-day first lien secured bridge facility in an aggregate principal amount of up to $9.250 billion in the aggregate (the “Bridge Facility”), consisting of up to $5.008 billion in funding under Tranche 1 of the Bridge Facility which can be used for the Redemption Consideration and to pay transaction costs and up to $4.242 billion in funding under Tranche 2 of the Bridge Facility which can be used to fund the Change of Control Offers (the “Offer to Purchase Consideration”).

•	“DLLCA” refers to the Delaware Limited Liability Company Act.

•	“DRULPA” refers to the Delaware Revised Uniform Limited Partnership Act.

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“Eldorado” refers to Eldorado Resorts, Inc., a Nevada corporation, and, as the context requires, its subsidiaries. Following the consummation of the Eldorado/Caesars Merger on July 20, 2020, Eldorado converted to a Delaware corporation and changed its name to Caesars Entertainment, Inc.

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“Eldorado Transaction” refers to a series of transactions between VICI and Eldorado in connection with the Eldorado/Caesars Merger, including the acquisition of the Harrah’s New Orleans, Harrah’s Atlantic City and Harrah’s Laughlin properties, modifications to the Caesars Lease Agreements, and rights of first refusal.

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“Eldorado/Caesars Merger” refers to the merger consummated on July 20, 2020 under an Agreement and Plan of Merger pursuant to which a subsidiary of Eldorado merged with and into Caesars Entertainment Corporation, with Caesars Entertainment Corporation surviving as a wholly-owned subsidiary of Caesars (which changed its name from Eldorado in connection with the closing of the Eldorado/Caesars Merger).

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“Exchange Ratio” refers to 1.366 shares of VICI Common Stock per MGP Common Share, other than the Cancelled Shares, plus the right, if any, to receive the Fractional Share Consideration pursuant to the terms and subject to the conditions set forth in the Master Transaction Agreement.

•	“Exclusivity Agreement” refers to the exclusivity agreement between VICI and MGM executed July 29, 2021.

•	“Existing VICI OP” means VICI Properties L.P., a Delaware limited partnership.

•	“Existing VICI OP Units” refers to the common limited partnership units in Existing VICI OP.

•	“February 2020 Senior Unsecured Notes” refers collectively to the 2025 Notes, the 2027 Notes and the 2030 Notes.

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“Fractional Share Consideration” refers to cash in lieu of any fractional shares of VICI Common Stock (equal to such fractional part of a share of VICI Common Stock to which the holder would otherwise be entitled to receive in exchange for MGP Class A Common Shares held by such holder immediately prior to the REIT Merger Effective Time multiplied by the volume weighted average price of VICI Common Stock for the ten trading days immediately prior to the date of the Closing).

•	“GAAP” refers to the accounting principles generally accepted in the United States.

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“Great Wolf Mezzanine Loan” refers to a mezzanine loan agreement entered into with an affiliate of Great Wolf Resorts, Inc. (“Great Wolf”) to provide up to $79.5 million in financing to partially fund the development of the Great Wolf Lodge Maryland.

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“HLV Additional Rent Acquisition” refers to an amendment to increase the annual rent payable to VICI under the Las Vegas Master Lease Agreement associated with Harrah’s Las Vegas property by $15.0 million.

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“HLV Lease Agreement” refers to the lease agreement for the Harrah’s Las Vegas facilities, as amended from time to time, which was combined with the CPLV Lease Agreement into the Las Vegas Master Lease Agreement upon the consummation of the Eldorado Transaction.

•	“Joliet Lease Agreement” refers to the lease agreement for the facility in Joliet, Illinois, as amended from time to time.

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“June 2020 Forward Sale Agreement” refers to a primary follow-on offering by VICI of 29,900,000 shares of VICI Common Stock with an aggregate public offering price of $662.3 million, all of which are subject to a forward sale agreement with Morgan Stanley & Co. LLC dated June 16, 2020, which was partially settled by delivering 3,000,000 shares of VICI Common Stock to the forward purchaser in exchange for total net proceeds of approximately $63.0 million.

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“Las Vegas Master Lease Agreement” refers to the lease agreement for Caesars Palace Las Vegas and the Harrah’s Las Vegas facilities, as amended from time to time, from and after the consummation of the Eldorado Transaction.

•	“Lenders” refers to Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc. and any other lenders that become a party to the Debt Commitment Letter.

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“March 2021 Forward Sale Agreement” refers to a primary follow-on offering by VICI of 69,000,000 shares of VICI Common Stock (inclusive of 9,000,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional common stock) at a public offering price of $29.00 per share for an aggregate offering value of $2,001.0 million, all of which are subject to forward sale agreements, which require settlement by March 4, 2022.

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“Master Transaction Agreement” refers to the Master Transaction Agreement, dated as of August 4, 2021, by and among MGP, MGP OP, VICI, REIT Merger Sub, Existing VICI OP, New VICI Operating Company and MGM, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this proxy statement/information statement/prospectus.

•	“Mergers” refers to the Partnership Merger and the REIT Merger.

•	“MGP” refers to MGM Growth Properties LLC, a Delaware limited liability company.

•	“MGP Board” refers to the board of directors of MGP.

•	“MGP Class A Common Shares” refers to the Class A common shares, no par value per share, of MGP.

•	“MGP Class A Common Shareholders” refers to the holders of MGP Class A Common Shares.

•	“MGP Class B Common Share” refers to the single Class B common share, no par value per share, of MGP held by MGM.

•	“MGP Common Shares” refers to the MGP Class A Common Shares and the MGP Class B Common Share, as the context requires.

•	“MGP Conflicts Committee” refers to the conflicts committee of the MGP Board.

•	“MGP LLC Agreement” refers to the Amended and Restated Limited Liability Company Agreement of MGP, as amended.

•	“MGP OP” refers to MGM Growth Properties Operating Partnership LP, a Delaware limited partnership.

•	“MGP OP Units” refers to outstanding partnership units in MGP OP.

•	“MGM” refers to MGM Resorts International, a Delaware corporation.

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“MGM Master Lease” refers to the form of amended and restated triple-net master lease to be entered into by VICI and MGM with respect to certain properties that will be owned by consolidated subsidiaries of VICI following Closing.

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“MTA Properties Acquisitions” refers to the acquisition by VICI of all of the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin and Harrah’s Atlantic City for an aggregate purchase price of $1,823.5 million.

•	“New VICI Operating Company” means VICI Properties OP LLC, a Delaware limited liability company.

•	“New VICI Operating Company Units” refers to the units representing a fractional, undivided share of the membership interests of the members of New VICI Operating Company.

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“Non-CPLV Lease Agreement” refers to the lease agreement for regional properties (other than the facility in Joliet, Illinois) leased to Caesars Entertainment Corporation prior to the consummation of the Eldorado Transaction, as amended from time to time, which was replaced by the Regional Master Lease Agreement upon the consummation of the Eldorado Transaction.

•	“NYSE” refers to the New York Stock Exchange.

•	“Outside Date” refers to the fifteen month anniversary of the date of the Master Transaction Agreement.

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“Partial Redemption” refers to the distribution by New VICI Operating Company to MGM and/or its applicable subsidiaries an amount equal to the Redemption Consideration in cash in redemption of the Redeemed Units held by MGM and/or its subsidiaries, as applicable.

•	“Partnership Merger” refers to the merger, following the REIT Merger, of REIT Surviving Entity with and into MGP OP, with MGP OP surviving.

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“Partnership Merger Effective Time” refers to the time when the certificate of merger with respect to the Partnership Merger has been duly filed with the Delaware Secretary of State in accordance with the DRULPA, or such later time which the parties have agreed upon in writing and set forth in such Certificate of Merger in accordance with the DRULPA.

•	“Partnership Surviving Entity” refers to MGP OP, the surviving entity of the Partnership Merger.

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“Redeemed Units” refers to a number of outstanding New VICI Operating Company Units held by MGM immediately prior to the Partial Redemption equal to (rounded down to the nearest whole unit) (i) (A) the Redemption Consideration divided by (B) $43.00, multiplied by (ii) the Exchange Ratio.

•	“Redemption Consideration” refers to a $4,404,000,000 payment in connection with the Partial Redemption.

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“Regional Master Lease Agreement” refers to the lease agreement for the regional properties (other than the facilities in Joliet, Illinois) leased to Caesars, as amended from time to time, from and after the consummation of the Eldorado Transaction.

•	“REIT” refers to a real estate investment trust.

•	“REIT Merger” refers to the merger of MGP with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of Existing VICI OP.

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“REIT Merger Consideration” refers to the right to receive the following in exchange for each outstanding share of MGP Class A Common Share, other than Cancelled Shares, immediately prior to the REIT Merger Effective Time: (i) 1.366 shares of VICI Common Stock and (ii) the Fractional Share Consideration.

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“REIT Merger Effective Time” refers to the time when the Certificate of Merger with respect to the REIT Merger has been duly filed with the Delaware Secretary of State, or such later time which the parties have agreed upon in writing and set forth in such Certificate of Merger in accordance with the DLLCA.

•	“REIT Merger Sub” refers to Venus Sub LLC, a Delaware limited liability company, a wholly-owned subsidiary of Existing VICI OP.

•	“REIT Surviving Entity” refers to REIT Merger Sub, the surviving entity in the REIT Merger.

•	“Revolving Credit Facility” refers to the five-year first lien revolving credit facility entered into by VICI Properties 1 LLC, as amended from time to time.

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“Term Loan B Facility” refers to the seven-year senior secured first lien term loan B facility entered into by VICI Properties 1 LLC in December 2017, as amended from time to time, including on January 24, 2020 to reduce the applicable interest rate from LIBOR plus 2.00% to LIBOR plus 1.75%.

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“Venetian Acquisition” refers to the pending acquisition by Existing VICI OP of the land and real estate assets associated with the Venetian Resort Las Vegas and the Sands Expo and Convention Center, located in Las Vegas, Nevada (collectively, the “Venetian Resort”) and the acquisition of an affiliate of certain funds managed by affiliates of Apollo Global Management, Inc. of the operating assets and liabilities of the Venetian Resort from Las Vegas Sands Corp. pursuant to definitive agreements dated March 2, 2021.

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“Venetian Acquisition Bridge Facility” refers to the 364-day first lien secured bridge facility of up to $4.0 billion in the aggregate, pursuant to a commitment letter among VICI Properties 1 LLC, Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch and Morgan Stanley Senior Funding, Inc.

•	“Venetian Lease” refers to a triple-net lease agreement for the Venetian Resort.

•	“VICI” refers to VICI Properties Inc., a Maryland corporation.

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“VICI Adjournment Proposal” refers to the proposal to approve one or more adjournments of the VICI Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the VICI Stock Issuance Proposal.

•	“VICI Board” refers to the board of directors of VICI.

•	“VICI Common Stock” refers to the common stock, par value $0.01 per share, of VICI.

•	“VICI GP” refers to VICI Properties GP LLC, a Delaware limited partnership, as the sole general partner of Existing VICI OP.

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“VICI OP Contribution” refers to VICI’s contribution to VICI OP Holdco, and VICI OP Holdco’s contribution to New VICI Operating Company, of 100% of the limited partnership interests in Existing VICI OP in exchange for the issuance to VICI OP Holdco of New VICI Operating Company Units.

•	“VICI OP Holdco” refers to VICI Properties Holdco LLC, a Delaware limited liability company and a wholly-owned subsidiary of VICI.

•	“VICI Stock Issuance” refers to the issuance of shares of VICI Common Stock to holders of MGP Common Shares, as contemplated by the Master Transaction Agreement.

•	“VICI Stock Issuance Proposal” refers to the proposal to approve the VICI Stock Issuance.

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“Written Consent” refers to the consent delivered by MGM to VICI, in its capacity as the holder of the MGP Class B Common Share, which represents a majority of the voting power of the Outstanding Voting Shares of MGP (as defined in the MGP LLC Agreement), pursuant to which MGM approved the Master Transaction Agreement, the REIT Merger and the other transactions contemplated by the Master Transaction Agreement, which written consent is irrevocable except under specified circumstances set forth in the Master Transaction Agreement.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Transaction Agreement, the Transactions (as defined below) and the VICI Special Meeting. These questions and answers do not address all questions that may be important to you as a shareholder or stockholder, as applicable. Please refer to the “Summary” beginning on page 15 and the more detailed information contained elsewhere in this proxy statement/information statement/prospectus and the annexes to this proxy statement/information statement/prospectus, which you should read carefully.

Q: What is the proposed transaction for which I am being asked to vote?

A: The VICI stockholders are being asked to approve the VICI Stock Issuance Proposal in connection with the REIT Merger. The approval of the VICI Stock Issuance Proposal by the VICI stockholders is a condition to the completion of the Mergers.

MGM has approved the Master Transaction Agreement, the REIT Merger and the other Transactions on behalf of MGP. Accordingly, no separate vote or consent of holders of the MGP Class A Common Shares is required nor requested to approve the Master Transaction Agreement and complete the Transactions.

Q: Why are VICI and MGP proposing the Transactions?

A: The VICI Board, the MGP Conflicts Committee and the MGP Board believe that the Transactions will provide a number of significant potential strategic opportunities and benefits that will be in the best interests of their respective stockholders and shareholders. To review the reasons for the Transactions, see “The Transactions—Recommendations of the VICI Board and Its Reasons for the Transactions” beginning on page 69 of this proxy statement/information statement/prospectus and “The Transactions—Recommendations of the MGP Conflicts Committee and MGP Board and Their Reasons for the Transactions” beginning on page 73 of this proxy statement/information statement/prospectus.

Q: Why am I receiving this proxy statement/information statement/prospectus?

A: We are delivering this document to you because it is (i) a proxy statement being used by the VICI Board to solicit proxies of VICI stockholders in connection with approval of the issuance of shares of VICI Common Stock pursuant to the Master Transaction Agreement in order to accomplish the REIT Merger and the other Transactions and (ii) an information statement being used by the MGP Board to provide MGP shareholders with material information concerning the actions taken in connection with the Written Consent. This document is also a prospectus that is being delivered to MGP shareholders because, in connection with the Transactions, VICI will be issuing to MGP shareholders shares of VICI Common Stock as REIT Merger Consideration.

For MGP shareholders, this proxy statement/information statement/prospectus contains important information about the Transactions and the other actions taken in connection with the Written Consent. MGP is not asking you for a proxy and you are not requested to send MGP a proxy.

Q: Were appraisals or valuations performed on the assets and liabilities of VICI and MGP in connection with the Transactions?

A: No third-party appraisals or valuations on the assets and liabilities of VICI and MGP were obtained in connection with the Transactions.

Q: What happens if the market prices of VICI Common Stock or MGP Class A Common Shares change before the closing of the REIT Merger?

A: Changes in the market price of VICI Common Stock or the market price of MGP Class A Common Shares at or prior to the REIT Merger Effective Time will not change the number of shares of VICI Common Stock that holders of MGP Class A Common Shares will receive because the Exchange Ratio is fixed at 1.366 shares of VICI Common Stock per MGP Class A Common Share. The MGP Class B Common Share owned by MGM will automatically be cancelled for no consideration. The value of the REIT Merger Consideration will fluctuate with changes in the market prices of shares of VICI Common Stock.

Q: Are there any conditions to completion of the Transactions?

A: Yes. In addition to the approval of the VICI stockholders, as described herein, there are a number of conditions that must be satisfied or waived for the Transactions to be consummated. For a description of all of the conditions to the Transaction, see “The Master Transaction Agreement—Conditions to Complete the Transactions” beginning on page 135.

Q: What is the amount of debt to be incurred by VICI in connection with the Transactions?

A: VICI has obtained financing commitments for a 364-day first lien secured Bridge Facility of up to $9.250 billion in the aggregate for the purpose of providing a portion of the financing necessary to fund the consideration to be paid in connection with the Partial Redemption pursuant to the terms of the Master Transaction Agreement, amounts to be paid in connection with offers to repurchase certain senior notes of MGP OP pursuant to their respective indentures if the assumption of such notes by the Existing VICI OP in the Mergers is unsuccessful and related fees and expenses. VICI may raise long-term debt in lieu of, or to refinance, the Bridge Facility. See “The Master Transaction Agreement—Debt Commitment Letter” beginning on page 117.

Q: When are the Transactions expected to be completed?

A: If the VICI stockholders approve the VICI Stock Issuance Proposal, and if the other conditions to closing the Transactions are satisfied or waived, VICI and MGP expect that the Transactions will be completed in the first half of 2022. However, there is no assurance that the conditions to the Transactions will be satisfied or waived or that the Transactions will close on the anticipated timeline or at all.

Q: Do I need to do anything with my book-entry shares now?

A: No. You should not submit or attempt to exchange your book-entry shares at this time. After the REIT Merger is completed, if you held MGP Common Shares, the exchange agent will send you a statement reflecting VICI Common Stock received by you pursuant to the terms of the Master Transaction Agreement. The value of any fractional shares of VICI Common Stock to which a holder would otherwise be entitled will be paid in cash. See “The Master Transaction Agreement—Exchange Procedures” beginning on page 119.

If you are a VICI stockholder, you are not required to take any action with respect to your shares of VICI Common Stock. Such shares will continue to represent shares of VICI Common Stock after the REIT Merger.

Q: What happens if I sell my shares of VICI Common Stock before the VICI Special Meeting or my MGP Common Shares before the closing of the Transactions?

A: The record date for the VICI Special Meeting is earlier than the date of the VICI Special Meeting and the date that the Transactions are expected to be completed. If you sell your shares after the record date for the VICI Special Meeting but prior to the date of the VICI Special Meeting, you will retain any right to vote at the VICI Special Meeting. If you are an MGP shareholder and transfer your shares prior to the closing of the Transactions, you will have transferred your right to receive the REIT Merger Consideration. If you are an MGP shareholder, you must hold your MGP Class A Common Shares through completion of the REIT Merger in order to receive the REIT Merger Consideration.

Q: What are the anticipated U.S. federal income tax consequences to me of the proposed Transactions?

A: The REIT Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the consummation of the Mergers that VICI and MGP receive opinions from Hogan Lovells US LLP (“Hogan Lovells”) and Weil, Gotshal & Manges LLP (“Weil”), respectively, to the effect that, for U.S. federal income tax purposes, the REIT Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming that the REIT Merger qualifies as a reorganization, U.S. holders (as defined below) of MGP Common Shares generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of VICI Common Stock in exchange for MGP Common Shares in connection with the REIT Merger, except with respect to the Fractional Share Consideration. Holders of MGP Common Shares should read the discussion in “Material U.S. Federal Income Tax Consequences” beginning on page 140 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Mergers and the ownership of VICI Common Stock in their particular circumstances.

Q: What happens if the Mergers are not completed?

A: If the Mergers and the other Transactions are not completed for any reason, shareholders of MGP Class A Common Shares will not have their MGP Class A Common Shares exchanged for the REIT Merger Consideration. Instead, each of VICI and MGP would remain a separate company.

Q: Are there any risks associated with the Transactions that I should consider in deciding how to vote?

A: Yes. There are a number of risks related to the Transactions that are discussed in this proxy statement/information statement/prospectus and described in “Risk Factors” beginning on page 28.

Q: Will VICI and MGP continue to pay dividends or distributions prior to the REIT Merger Effective Times?

A: Yes. The Master Transaction Agreement permits VICI to continue to pay regular quarterly distributions in an amount not to exceed $1.44 per share/per unit (on an annualized basis) (subject to VICI’s right to increase its quarterly dividend beginning with the third quarter of 2022 consistent with past practice), and MGP is permitted to declare and pay quarterly distributions in an amount not to exceed $2.06 per share/per unit (on an annualized basis) (subject to MGP’s right to make certain limited quarterly increases in such dividend). In addition, the Master Transaction Agreement permits each of VICI and MGP to declare and pay a dividend and to make other distributions necessary in order for VICI or MGP, as applicable, to maintain its status as a REIT and to avoid or reduce the imposition of any entity-level income or excise taxes under the Code. The timing of the pre-closing dividends of VICI and MGP will be coordinated such that, if one set of stockholders or shareholders receives their dividend for a particular quarter prior to the Closing, the other set of stockholders or shareholders will also receive their dividend for such quarter prior to the Closing.

The following questions and answers apply to VICI stockholders only:

Q: When and where is the VICI Special Meeting?

A: The VICI Special Meeting will be held virtually at www.virtualshareholdermeeting.com/VICI2021SM at                                 , Eastern Time, on                , 2021.

Q: What matters will be voted on at the VICI special meeting?

A: You will be asked to consider and vote on the following proposals:

•	the VICI Stock Issuance Proposal; and

•	the VICI Adjournment Proposal.

Q: How does the VICI Board recommend that I vote on the proposals?

A: After careful consideration, the VICI Board has unanimously:

•	determined that the Mergers, the Partial Redemption and the other Transactions are advisable and in the best interests of VICI and the VICI stockholders;

•	authorized, approved and adopted the Master Transaction Agreement, the Mergers, the Partial Redemption and the other Transactions; and

•	recommended that the VICI stockholders vote “FOR” the VICI Stock Issuance Proposal and “FOR” the VICI Adjournment Proposal.

For a more complete description of the recommendation of the VICI Board, see “The Transactions—Recommendations of the VICI Board and Its Reasons for the Transactions” beginning on page 69.

Q: How do I vote?

A: Whether you hold shares of VICI Common Stock directly in your name as the holder of record or in the name of a broker, bank or nominee, you may virtually vote your shares at the virtual VICI Special Meeting via the VICI Special Meeting website at www.virtualshareholdermeeting.com/VICI2021SM. You will need the 16-digit control number included on your proxy card or voting instruction form in order to access and vote at the VICI Special Meeting.

In addition, if you are a stockholder of record, you may instruct the proxy holders named in the proxy card how to vote your shares of VICI Common Stock in one of the following ways:

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Vote by Internet. In order to vote via the Internet, you must go to www.proxyvote.com, have your proxy card or voting instruction form in hand and follow the instructions. If you vote via the Internet, you do not need to return your proxy card. Proxies submitted via the Internet must be received by 11:59 p.m., Eastern Time, on                , 2021, the day prior to the VICI Special Meeting.

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Vote by Phone. In order to vote by telephone, you must call the toll-free number listed on your proxy card, have your proxy card or voting instruction form in hand and follow the instructions. If you vote by telephone, you do not need to return your proxy card. Proxies submitted by telephone must be received by 11:59 p.m., Eastern Time, on                , 2021, the day prior to the VICI Special Meeting.

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Vote by Mail. To vote by mail, sign, date and mail the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. Proxies submitted by mail must be received by 11:59 p.m., Eastern Time, on                , 2021, the day prior to the VICI Special Meeting.

If you are the beneficial owner of shares of VICI Common Stock held in “street name” (that is, through a bank, broker or other nominee), then you should follow the instructions provided to you by your broker, bank or other nominee.

Q: Can I change my vote after I have returned a proxy or voting instruction card?

A: Yes. You can change your vote at any time before your proxy is exercised at the VICI Special Meeting. You can do this in one of three ways:

•	Notifying VICI’s Secretary in writing that you would like to revoke your proxy;

•	Completing a proxy card on the Internet, by telephone or by mail with a later date prior to 11:59 p.m., Eastern Time, on , 2021, the day prior to the VICI Special Meeting; or

•	Attending the VICI Special Meeting (virtually) and following the instructions available on the meeting website during the meeting.

Any written notice of revocation or subsequent proxy card should be sent to Attention: Secretary, VICI Properties Inc., 535 Madison Avenue, 20th Floor, New York, New York 10022.

If your shares of VICI Common Stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy voting instructions.

Q: What if I have technical difficulties or trouble accessing the virtual meeting website?

A: If you have difficulty accessing the VICI Special Meeting, technicians will be available to assist you via the toll free phone number listed at www.virtualshareholdermeeting.com/VICI2021SM .

Q: What constitutes a quorum for the VICI special meeting?

A: The presence in person (virtually) or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the VICI Special Meeting as of                , 2021 will constitute a quorum, permitting the stockholders to conduct business at the VICI Special Meeting. If you have returned valid proxy instructions or if you hold your shares of VICI Common Stock in your own name as a holder of record and attend the VICI Special Meeting (virtually), your shares will be counted for the purpose of determining whether there is a quorum. As of the record date, there were                shares of VICI Common Stock outstanding.

For purposes of the VICI Stock Issuance Proposal, the failure to return your proxy card and other shares not voted (whether by broker non-vote or otherwise) will not be considered present for the purpose of determining the presence of a quorum and will have no effect on the VICI Stock Issuance Proposal. Under NYSE rules, abstentions will be considered as votes cast and, accordingly, will have the same effect as votes “AGAINST” the VICI Stock Issuance Proposal. Abstentions and the failure to return a proxy card will have no effect on the outcome of the VICI Adjournment Proposal provided a quorum is otherwise present at the VICI Special Meeting.

Broker non-votes occur when nominees, such as banks and brokers holding shares in “street name” on behalf of beneficial owners, do not receive voting instructions from the beneficial owners on how their shares should be voted. If that happens, the nominees may vote those shares of common stock only on matters deemed “routine” by the NYSE, the exchange on which VICI Common Stock is listed. On “non-routine” matters, nominees holding shares for a beneficial owner cannot vote without instructions from the beneficial owner, resulting in a so-called ”broker non-vote.” As each of the proposals to be voted upon at the VICI Special Meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of VICI Common Stock, your shares of VICI Common Stock will not be considered present at the VICI Special Meeting and will not be voted on any of the proposals.

Q: What vote is required for VICI stockholders to approve the VICI Stock Issuance Proposal?

A: Approval of the VICI Stock Issuance Proposal requires the affirmative vote of the majority of the votes cast by VICI stockholders on the VICI Stock Issuance Proposal at the VICI Special Meeting, assuming a quorum is present.

Q: What vote is required for VICI shareholders to approve the VICI Adjournment Proposal?

A: The approval of the VICI Adjournment Proposal requires the affirmative vote of a majority of the votes cast by VICI stockholders on the VICI Adjournment Proposal at the VICI Special Meeting, assuming a quorum is present.

Q: How are votes counted?

A: For the VICI Stock Issuance Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Failure to return your proxy card and other shares not voted (whether by broker non-vote or otherwise) will not be considered present for the purpose of determining the presence of a quorum and will have no effect on the VICI Stock Issuance Proposal. Abstentions will be considered as votes cast and, accordingly, will have the same effect as votes “AGAINST” the VICI Stock Issuance Proposal. Under NYSE rules, abstentions will be considered as votes cast and, accordingly, will have the same effect as votes “AGAINST” the VICI Stock Issuance Proposal.

For the VICI Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and other shares not voted (whether by broker non-votes or otherwise) will not have an effect on the VICI Adjournment Proposal, provided that a quorum is otherwise present.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the VICI Stock Issuance Proposal and “FOR” the VICI Adjournment Proposal.

In addition, banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the VICI Special Meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your VICI Common Stock, your VICI Common Stock will not be considered present at the VICI Special Meeting and will not be voted on any of the proposals.

Q: Who is entitled to vote at the VICI special meeting?

A: All holders of VICI Common Stock as of the close of business on                , 2021, the record date for the VICI Special Meeting, are entitled to vote at the VICI Special Meeting, unless a new record date is fixed for any adjournment or postponement of the VICI Special Meeting. As of the record date, there were                issued and outstanding shares of VICI Common Stock. Each holder of record of VICI Common Stock on the record date is entitled to one vote per share.

Q: How will VICI stockholders be affected by the Transactions and the VICI Stock Issuance?

A: After the Transactions, each VICI stockholder will continue to own the shares of VICI Common Stock that such stockholder held immediately prior to the consummation of the Transactions. As a result, each VICI stockholder will continue to own common shares in the Combined Company, which will be a larger company with more assets. However, because VICI will be issuing new shares of VICI Common Stock to holders of MGP Class A Common Shares in the REIT Merger, and because following the Partial Redemption, MGM will own approximately 12 million New VICI Operating Company Units, which will represent approximately 1% of the total New VICI Operating Company Units, each outstanding share of VICI Common Stock immediately prior to the consummation of the Transactions will represent a smaller percentage of the aggregate number of shares of VICI Common Stock outstanding after the Transactions on a fully diluted basis.

Q: Who can answer my questions?

A: If you have any questions about the Transactions, the VICI Special Meeting or the proposals to be voted on at the VICI Special Meeting or how to submit your proxy or if you need additional copies of this proxy statement/information statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

VICI Properties Inc.

535 Madison Avenue, 20th Floor

New York, NY 10022

(646) 949-4631

Attention: Investor Relations

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll-Free: 888-219-8320

Email: viciproperties@georgeson.com

The following questions and answers apply to MGP shareholders only:

Q: As a shareholder of MGP, what will I receive in the REIT Merger?

A: If the Mergers are completed, each MGP Class A Common Share issued and outstanding immediately prior to the REIT Merger Effective Time will be automatically cancelled and retired and converted into the right to receive 1.366 shares of VICI Common Stock plus the Fractional Share Consideration, less any applicable tax withholdings.

Q: Why did the MGP Board approve the Transactions?

A: To review the reasons for certain factors considered by the MGP Board in reaching their decision to authorize and approve the Transactions, see “The Transactions—Recommendations of the MGP Conflicts Committee and MGP Board and Their Reasons for the Transactions” beginning on page 73.

Q: Is the approval of MGP shareholders necessary to adopt the Master Transaction Agreement? Why am I not being asked to vote on the Master Transaction Agreement?

A: On August 4, 2021 and in accordance with the MGP LLC Agreement, MGM approved the Master Transaction Agreement, the REIT Merger and the other Transactions by delivery of the Written Consent. As of August 4, 2021, MGM held the majority of the voting power of the Outstanding Voting Shares (as defined in the MGP LLC Agreement). Therefore, the delivery of the Written Consent satisfied the requirement in the MGP LLC Agreement that the affirmative vote of the holders of at least a majority of the voting power of the Outstanding Voting Shares approve the Master Transaction Agreement, the REIT Merger and the other Transactions. No additional approval of the shareholders of MGP is required to approve the Master Transaction Agreement, the REIT Merger and the other Transactions. As a result, MGP has not solicited and will not be soliciting your vote for the approval of the Master Transaction Agreement, the REIT Merger and the other Transactions and does not intend to call a meeting of shareholders for purposes of voting on the adoption of the Master Transaction Agreement, the REIT Merger and the other Transactions.

Q: What will happen to outstanding MGP equity awards in the Mergers?

A: MGP DSUs. At the REIT Merger Effective Time, each of MGP’s deferred restricted stock units (“MGP DSUs”) that are outstanding immediately prior to the REIT Merger Effective Time will be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP DSU, the REIT Merger Consideration, less any applicable tax or other withholdings.

MGP RSUs. At the REIT Merger Effective Time, each of MGP’s restricted stock units (“MGP RSUs”) that are outstanding immediately prior to the REIT Merger Effective Time will be accelerated, vest and be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP RSU, the REIT Merger Consideration, less any applicable tax or other withholdings.

MGP PSUs. At the REIT Merger Effective Time, each of MGP’s performance share units (“MGP PSUs,” together with the MGP DSUs and MGP RSUs, the “MGP Equity Awards”) that are outstanding immediately prior to the REIT Merger Effective Time will (1) automatically be accelerated and become vested with respect to the number of MGP Class A Common Shares subject to such MGP PSU that would vest based on the achievement of the greater of (x) the applicable target level of performance and (y) the actual level of performance as of the closing date of the Transactions, based on the achievement of the applicable performance metrics with respect to the performance period during which the REIT Merger Effective Time occurs and as determined in good faith by the MGP Board and (2) be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP PSU determined in accordance with the immediately preceding clause (1), the REIT Merger Consideration less any applicable tax or other withholdings.

Q: Do any of MGP’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a MGP shareholder?

A: MGP’s shareholders should be aware that certain directors and executive officers of MGP have certain interests in the Transactions that may be different from, or in addition to, the interests of MGP shareholders generally and that may present actual or potential conflicts of interests. For additional information, see “The Transactions—Interests of MGP’s Directors and Executive Officers in the Transactions” beginning on page 100.

Q: Are MGP shareholders entitled to appraisal rights in connection with the Mergers?

A: No, MGP shareholders are not entitled to appraisal rights in connection with the Mergers or other Transactions.

Q: What happens if a third party makes an offer to acquire MGP before the Mergers are completed?

A: Prior to receipt of the VICI stockholder approval, MGP may, subject to certain requirements and rights of VICI, terminate the Master Transaction Agreement to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the Master Transaction Agreement; provided, however, that the Master Transaction Agreement may not be so terminated unless the payment required under the Master Transaction Agreement is made in full to VICI substantially concurrently with the occurrence of such termination and the entry into an agreement in connection with such unsolicited superior proposal.

Q: How does the REIT Merger Consideration compare to the market price of the MGP Class A Common Shares prior to the execution of the Master Transaction Agreement?

A: The REIT Merger Consideration represents an approximate 16% premium to the $37.09 closing price per MGP Class A Common Share on August 3, 2021, the last trading day before public announcement of the Mergers.

Q: What do I need to do now?

A: You don’t need to do anything prior to the Closing. Promptly after the Closing, you should follow the instructions in the letter of transmittal regarding the surrender of your MGP Class A Common Shares for the REIT Merger Consideration.

Q: Who can help answer my questions?

A: If you have any questions about the Transactions after reading this proxy statement/information statement/prospectus, please contact MGP by phone at (702) 669-1480 or by mail to MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications.

SUMMARY

The following summary highlights selected information in this proxy statement/information statement/prospectus and may not contain all the information that may be important to you with respect to the Master Transaction Agreement, the Transactions or the VICI Special Meeting. Accordingly, you are encouraged to read the proxy statement/information statement/prospectus, including its annexes and the information incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information and Incorporation by Reference” beginning on page 206.

The Companies (Beginning on page 43)

VICI Properties Inc.

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

VICI is a Maryland corporation that is primarily engaged in the business of owning and acquiring gaming, hospitality and entertainment destinations, subject to long-term triple net leases. VICI’s national, geographically diverse real estate portfolio currently consists of 28 market-leading properties, including Caesars Palace Las Vegas and Harrah’s Las Vegas, two of the most iconic entertainment facilities on the Las Vegas Strip. VICI’s entertainment facilities are leased to leading brands that seek to drive consumer loyalty and value with guests through superior services, experiences, products and continuous innovation. Across over 47 million square feet, VICI’s well-maintained properties are currently located across urban, destination and drive-to markets in twelve states, contain approximately 17,800 hotel rooms and feature over 200 restaurants, bars and nightclubs. VICI conducts its operations as a REIT for U.S. federal income tax purposes.

VICI Common Stock is listed on the NYSE under the symbol “VICI.”

VICI’s principal executive offices are located at 535 Madison Avenue, 20th Floor, New York, New York 10022 and its main telephone number is (646) 949-4631.

VICI Properties L.P.

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

Existing VICI OP is a Delaware limited partnership and a wholly-owned subsidiary of VICI. VICI conducts its real property business through Existing VICI OP.

Venus Sub LLC

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

REIT Merger Sub, a Delaware limited liability company and a wholly-owned subsidiary of Existing VICI OP, was formed on August 2, 2021 solely for the purposes of engaging in the Transactions. REIT Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions.

VICI Properties OP LLC

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

New VICI Operating Company, a Delaware limited liability company, was formed on August 2, 2021 solely for the purposes of engaging in the Transactions. New VICI Operating Company has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions.

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

(702) 669-1480

MGP is a Delaware limited liability company that is primarily engaged in the business of owning, acquiring, leasing and investing in large-scale destination entertainment and leisure properties, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail and other amenities. MGP’s real estate portfolio, including properties owned by the joint venture with Blackstone Real Estate Income Trust, Inc. (the “BREIT JV”), includes seven large-scale entertainment and gaming-related properties located on the Las Vegas Strip: Mandalay Bay, MGM Grand Las Vegas, The Mirage, Park MGM, New York-New York, Luxor and Excalibur, and The Park, a dining and entertainment district located between New York-New York and Park MGM. Outside of Las Vegas, MGP also own five market-leading casino resort properties: MGM Grand Detroit in Detroit, Michigan, Beau Rivage and Gold Strike Tunica, both of which are located in Mississippi, Borgata in Atlantic City, New Jersey, and MGM National Harbor in Prince George’s County, Maryland. MGP also owns MGM Northfield Park in Northfield, Ohio and Empire City in Yonkers, New York.

MGM Growth Properties Operating Partnership LP

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

(702) 669-1480

MGP OP is a Delaware limited partnership and a subsidiary of MGP. MGP conducts its operations through MGP OP.

The Combined Company

The Combined Company will retain the name “VICI Properties Inc.” and will continue to be a Maryland corporation, which has elected to be taxed as a REIT under the Code. The Combined Company will primarily be engaged in the business of owning and acquiring gaming, hospitality and entertainment destinations. The Combined Company is expected to have a pro forma equity market capitalization of approximately $30 billion and a total enterprise value of approximately $45 billion based on VICI’s closing price of $32.03 per share on September 3, 2021. The business of the Combined Company will be operated through New VICI Operating Company and its subsidiaries, which will include MGP OP and its subsidiaries.

The Combined Company’s principal executive offices will be located at 535 Madison Avenue, 20th Floor and its main telephone number will be (646)  949-4631.

Risk Factors (Beginning on page 28)

You should carefully consider the following important risks, together with all of the other information included in this proxy statement/information statement/prospectus and the risks related to the Mergers and the related Transactions described under the section “Risk Factors” beginning on page 28, before deciding how to vote:

•	Failure to complete the Mergers in a timely manner or at all could adversely affect VICI’s or MGP’s business and operations and negatively affect VICI’s or MGP’s stock price.

•	The Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock price of either VICI or MGP.

•	There may be unexpected delays in the completion of the Mergers or the Mergers may not be completed at all.

•

VICI stockholders and MGP shareholders will have a substantially smaller ownership and voting interest in VICI upon completion of the Mergers, compared to their respective ownership and voting interest in VICI and MGP, respectively, prior to the Mergers.

•

There can be no assurance that VICI will be able to secure the financing in connection with the Partial Redemption on acceptable terms, in a timely manner, or at all, and therefore may be compelled to consummate the Transactions without obtaining financing on attractive terms.

•

The Master Transaction Agreement contains provisions that could discourage a potential competing acquirer of either MGP or VICI from making a favorable proposal, could result in any such competing proposal being at a lower price than it might otherwise be and, in specified circumstances, could require MGP to make a substantial termination payment to VICI or could require VICI to make a substantial termination payment to MGP.

•	If the Mergers are not consummated by the Outside Date, either VICI or MGP may terminate the Master Transaction Agreement.

•	Gaming regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

•	The directors and named executive officers of MGP have interests in the Transactions that are different from, or in addition to, those of the other MGP shareholders.

•	An adverse judgment in any litigation challenging the Mergers may prevent the Mergers from becoming effective or from becoming effective within the expected timeframe.

•	If the REIT Merger does not qualify as a reorganization, there may be adverse tax consequences.

•	VICI expects to incur substantial expenses related to the Transactions.

•

Following the Mergers, VICI may be unable to integrate the current operations of MGP and VICI successfully and realize the anticipated synergies and other benefits of the Mergers or do so within the anticipated timeframe.

•	VICI’s anticipated level of indebtedness will increase upon completion of the Transactions and will increase the related risks VICI now faces.

•	Counterparties to certain significant agreements with MGP may exercise contractual rights under such agreements in connection with the Mergers.

•	VICI depends on key senior executives and employees for its future success, and the loss of key personnel or inability to attract and retain key personnel could significantly harm VICI’s business.

•

VICI is and will always be significantly dependent on its tenants for its revenues, including MGM following the Transactions, and unless or until VICI substantially diversifies its portfolio an event that has a material adverse effect on any of VICI’s significant tenants’ businesses, financial condition, liquidity, results of operations or prospects could have a material adverse effect on VICI’s business, financial condition, liquidity, results of operations and prospects.

•	The market price and trading volume of VICI Common Stock may be volatile.

•	The market price of shares of VICI Common Stock following the Transactions may be affected by factors different from those affecting the price of shares of VICI Common Stock before the Transactions.

•	The market price of VICI Common Stock may decline as a result of the Transactions.

•	The VICI Stock Issuance may cause the market price of VICI Common Stock to decline.

•	After the Closing, MGP shareholders who receive shares of VICI Common Stock in the Mergers will have different rights that may be less favorable than their current rights as MGP shareholders.

•	Following the Transactions, VICI may not continue to pay dividends at or above the rate currently paid by VICI or MGP.

•	VICI may need to incur additional indebtedness in the future.

•

The unaudited pro forma financial statements included in this proxy statement/information statement/prospectus are presented for illustrative purposes only and may not be an indication of VICI’s financial condition or results of operations after the Transactions.

•	The Tax Protection Agreement (as defined below), during its term, imposes certain limits on VICI’s operations and could require New VICI Operating Company to indemnify MGM for certain tax liabilities.

•	VICI may incur adverse tax consequences if VICI has failed or fails, or if MGP has failed, to qualify as a REIT for U.S. federal income tax purposes.

•	VICI and MGP face other risks.

The Transactions (Beginning on page 52)

Subject to the terms and conditions of the Master Transaction Agreement, (i) MGP will merge with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving entity, and (ii) immediately thereafter and subject to certain conditions, REIT Surviving Entity will merge with and into MGP OP, with MGP OP continuing as the surviving entity and as a subsidiary of VICI. New VICI Operating Company will effect the Partial Redemption. The Mergers and the other transactions contemplated by the Master Transaction Agreement are collectively referred to herein as the “Transactions.”

Upon completion of the transactions contemplated by the unaudited pro forma financial statements included in this proxy statement/information statement/prospectus, including the Transactions, the Venetian Acquisition, the settlement of the June 2020 Forward Sale Agreement and March 2021 Forward Sale Agreement and the issuance of 100,000,000 shares of VICI Common Stock to finance a portion of the full repayment of the Term Loan B Facility and a portion of the purchase price of the Venetian Acquisition, the continuing VICI stockholders are expected to own approximately 77% of the common stock of the Combined Company, and the former MGP shareholders are expected to own the remaining 23%. In addition, following the Partnership Merger and the Partial Redemption, MGM will own approximately 1% of the partnership interests of New VICI Operating

Company. Once the Transactions are consummated, the Combined Company will retain the name “VICI Properties Inc.” and will continue to be listed on the NYSE, trading under the symbol “VICI.”

Expense Reimbursement Agreement (Beginning on page 53)

In connection with the Transactions, MGM and MGP OP entered into an expense reimbursement agreement (the “Expense Reimbursement Agreement”) whereby MGP OP agreed to reimburse MGM for 50% of MGM’s legal fees and 58% of MGM’s financial advisory fees, in each case incurred in connection with the negotiation, execution and consummation of the Master Transaction Agreement and the consummation of the Mergers and the other Transactions, with a maximum amount of reimbursable out-of-pocket costs and expenses incurred by MGM not to exceed $65 million in the aggregate.

Recommendations of the VICI Board and Its Reasons for the Transactions (Beginning on page 69)

At its meeting on August 3, 2021, after careful consideration, the VICI Board unanimously determined that the terms of the Mergers, the Partial Redemption and the other Transactions are advisable and in the best interests of VICI and its stockholders and authorized, approved and adopted the Master Transaction Agreement, the Mergers, the Partial Redemption and the other Transactions. Certain factors considered by the VICI Board in reaching its decision to authorize, approve and adopt the Master Transaction Agreement, the Mergers, the Partial Redemption and the other Transactions can be found in the section entitled “The Transactions— Recommendations of the VICI Board and Its Reasons for the Transactions” beginning on page 69.

The VICI Board unanimously recommends that VICI’s stockholders vote “FOR” the VICI Stock Issuance Proposal and “FOR” the VICI Adjournment Proposal.

Recommendations of the MGP Conflicts Committee and MGP Board and Their Reasons for the Transactions (Beginning on page 73)

The MGP Conflicts Committee, in its sole and absolute discretion, unanimously (a) determined that the Master Transaction Agreement, the REIT Merger and the other Transactions are in the best interests of MGP and in the best interests of the holders of the MGP Class A Common Shares, (b) approved, and recommended that the MGP Board approve, the Master Transaction Agreement, the REIT Merger and the other Transactions, (c) recommended that the MGP Board direct that the Master Transaction Agreement, the REIT Merger and the other Transactions be submitted to a vote or for the consent of the Members (as defined in the MGP LLCA) and (d) resolved, and recommended that the MGP Board resolve, to recommend that the Members approve the Master Transaction Agreement, the REIT Merger and the other Transactions.

The MGP Board, acting upon the recommendation of the Conflicts Committee, has (a) approved the Master Transaction Agreement, the REIT Merger and the other Transactions, (b) directed that the Master Transaction Agreement, the REIT Merger and the other Transactions be submitted to the Members and (c) resolved to recommend that the Members approve the Agreement, the REIT Merger and the other Transactions. Certain factors considered by the MGP Conflicts Committee and the MGP Board in reaching their decision to authorize and approve the Master Transaction Agreement, the REIT Merger and the other Transactions can be found in the section entitled “The Transactions—Recommendations of the MGP Conflicts Committee and MGP Board and Their Reasons for the Transactions” beginning on page 73.

The VICI Special Meeting (Beginning on page 47)

•	Date, Time and Place. The VICI Special Meeting will be held virtually at www.virtualshareholdermeeting.com/VICI2021SM at , Eastern Time, on , 2021.

•	Purpose. At the VICI Special Meeting, VICI’s stockholders will be asked to approve the VICI Stock Issuance Proposal and the VICI Adjournment Proposal.

•

Record Date; Voting Rights; Proxies. VICI’s stockholders of record at the close of business on                , 2021 are entitled to receive to notice of, and to vote at, the VICI Special Meeting and any adjournments thereof. Each holder of record of VICI Common Stock on the record date is entitled to one vote per share. You may submit your proxy either via the Internet, by telephone, or by mailing the enclosed proxy card, or you may vote virtually at the VICI Special Meeting.

•

Quorum. The presence in person (virtually) or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the VICI Special Meeting as of the record date will constitute a quorum.

•

Required Vote. The approval of the VICI Stock Issuance Proposal requires the affirmative vote of the majority of the votes cast by VICI stockholders on the VICI Stock Issuance Proposal at the VICI Special Meeting, assuming a quorum is present. The approval of the VICI Adjournment Proposal requires the affirmative vote of a majority of the votes cast by VICI stockholders on the VICI Adjournment Proposal at the VICI Special Meeting, assuming a quorum is present.

On the record date, less than 1% of the outstanding shares of VICI Common Stock were held by VICI directors and executive officers and their respective affiliates. VICI currently expects that the directors and executive officers of VICI will vote their shares in favor of the VICI Stock Issuance Proposal and the VICI Adjournment Proposal, although none has entered into any agreements obligating them to do so.

Opinion of VICI’s Financial Advisor (Beginning on page 80)

Pursuant to an engagement letter dated as of August 2, 2021 and effective as of May 23, 2021, the VICI Board engaged Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as its financial advisor in connection with a possible acquisition of MGP and a redemption of a majority of the equity interests held by MGM and its subsidiaries. As part of this engagement, the VICI Board requested that Morgan Stanley evaluate the fairness to VICI, from a financial point of view, of the Exchange Ratio, the Redemption Consideration, and the balance of New VICI Operating Company Units not so redeemed and retained by certain subsidiaries of MGM (collectively, the “Transaction Consideration”), pursuant to the Master Transaction Agreement.

In connection with the Transactions, at the meeting of the VICI Board on August 3, 2021, Morgan Stanley delivered to the VICI Board its oral opinion, later confirmed by delivery of a written opinion dated August 3, 2021, that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Transaction Consideration, in each case pursuant to the Master Transaction Agreement, was fair, from a financial point of view, to VICI.

The full text of the written opinion of Morgan Stanley, dated as of August 3, 2021, is attached to this proxy statement/information statement/prospectus as Annex B and is hereby incorporated into this proxy statement/information statement/prospectus by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You should read the entire opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. This summary of the opinion of Morgan Stanley set forth in this proxy statement/information statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion was directed to the VICI Board, in its capacity as such, addressed only the fairness of the Transaction Consideration pursuant to the Master Transaction Agreement, from a financial point of view, to VICI as of the date of the opinion and did not address any other aspects or implications of the Transactions. The opinion did not in any manner address the prices at which shares of VICI Common Stock will trade following consummation of the Transactions or at any time. Morgan Stanley’s opinion was not intended to, and does not, constitute a recommendation to any holder of shares of VICI Common Stock as to how to vote at the VICI Special Meeting to be held in connection with the Transactions or whether to take any other action with respect to the Transactions. Morgan Stanley was not required to opine as to, and its opinion does not in any manner address, the underlying business decision by VICI to proceed with or effect the Transactions, or the likelihood that the Transactions are consummated. Morgan Stanley’s opinion did not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. See “The Transactions—Opinion of VICI’s Financial Advisor” and Annex B.

Opinion of the MGP Conflicts Committee’s Financial Advisor (Beginning on page 80)

Pursuant to an engagement letter dated as of July 27, 2021, the MGP Conflicts Committee engaged Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with a possible sale of MGP. As part of this engagement, the MGP Conflicts Committee requested that Evercore evaluate the fairness, from a financial point of view, to the holders of MGP Class A Common Shares other than holders of Cancelled Shares and MGP Class A Common Shares held by MGM and its affiliates, of the Exchange Ratio.

At a meeting of the MGP Conflicts Committee held on August 3, 2021, Evercore rendered to the MGP Conflicts Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated August 4, 2021, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio pursuant to the Master Transaction Agreement was fair, from a financial point of view, to the holders of the MGP Class A Common Shares other than holders of Cancelled Shares and MGP Class A Common Shares held by MGM and its affiliates.

The full text of the written opinion of Evercore, dated as of August 4, 2021, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/information statement/prospectus and is incorporated by reference in its entirety into this proxy statement/information statement/prospectus. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the MGP Conflicts Committee (in its capacity as such) in connection with its evaluation of the Transactions. At the request of the MGM Conflicts Committee, Evercore’s opinion was also provided for the benefit of the MGP Board (in its capacity as such) in connection with its evaluation of the Transactions. The opinion does not constitute a recommendation to the MGP Conflicts Committee, the MGP Board or to any other persons in respect of the Transactions, including as to how any holder should vote or act in respect of the Transactions. Evercore’s opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to MGP, nor does it address the underlying business decision of MGP to engage in the Transactions.

For further information, see the section of this proxy statement/information statement/prospectus entitled “The Transactions—Opinion of the MGP Conflicts Committee’s Financial Advisor—Opinion of Evercore Group L.L.C.” beginning on page 90 and the full text of the written opinion of Evercore attached as Annex C to this proxy statement/information statement/prospectus.

Treatment of MGP Equity Awards (Beginning on page 109)

MGP DSUs. At the REIT Merger Effective Time, each MGP DSU that is outstanding immediately prior to the REIT Merger Effective Time will be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP DSU, the REIT Merger Consideration less any applicable tax or other withholdings.

MGP RSUs. At the REIT Merger Effective Time, each MGP RSU that is outstanding immediately prior to the REIT Merger Effective Time will be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP DSU, the REIT Merger Consideration, less any applicable tax or other withholdings.

MGP PSUs. At the REIT Merger Effective Time, each MGP PSU that is outstanding immediately prior to the REIT Merger Effective Time will (1) automatically be accelerated and become vested with respect to the number of MGP Class A Common Shares subject to such MGP PSU that would vest based on the achievement of the greater of (x) the applicable target level of performance and (y) the actual level of performance as of the closing date of the Transactions, based on the achievement of the applicable performance metrics with respect to the performance period during which the REIT Merger Effective Time occurs and as determined in good faith by the MGP Board and (2) be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP PSU determined in accordance with the immediately preceding clause (1), the REIT Merger Consideration, less any applicable tax or other withholdings.

Directors and Management of the Combined Company after the Transactions (Beginning on page 109)

The directors and executive officers of VICI prior to the effective time of the Mergers will continue serving in such capacities for the Combined Company following the effective time of the Mergers. The current directors of VICI are: James R. Abrahamson, Diana F. Cantor, Monica H. Douglas, Elizabeth I. Holland, Craig Macnab, Edward B. Pitoniak and Michael D. Rumbolz. The current executive officers of VICI are: Edward B. Pitoniak, Chief Executive Officer and Director, John W.R. Payne, President and Chief Operating Officer, David A. Kieske, Executive Vice President, Chief Financial Officer and Treasurer, and Samantha S. Gallagher, Executive Vice President, General Counsel and Secretary.

Interests of VICI’s Directors and Executive Officers in the Transactions (Beginning on page 109)

In considering the recommendation of the VICI Board to approve the VICI Stock Issuance Proposal, VICI’s stockholders should be aware that certain directors and executive officers of VICI have certain interests in the Transactions that may be different from, or in addition to, the interests of VICI’s stockholders generally and that may present actual or potential conflicts of interests. For additional information, see “The Transactions—Interests of VICI’s Directors and Executive Officers in the Transactions” beginning on page 109.

Interests of MGP’s Directors and Executive Officers in the Transactions (Beginning on page 109)

MGP’s shareholders should be aware that certain directors and executive officers of MGP have certain interests in the Transactions that may be different from, or in addition to, the interests of MGP shareholders generally and that may present actual or potential conflicts of interests. For additional information, see “The Transactions—Interests of MGP’s Directors and Executive Officers in the Transactions” beginning on page 109.

Regulatory Approvals Required for the Transactions (Beginning on page 112)

VICI and MGP have each agreed to use their reasonable best efforts to take all actions and to do all things, and to assist and cooperate with the other party in doing all things, necessary, proper or advisable to consummate and make effective the Mergers and the other Transactions.

VICI and MGP and each of their respective relevant subsidiaries must obtain approval or similar regulatory review of the Mergers, which approvals and/or reviews must be complete and in full force and effect in order to consummate the Mergers, from a number of gaming authorities.

In connection with the VICI Stock Issuance, VICI has filed a registration statement on Form S-4 with the SEC under the Securities Act, of which this proxy statement/information statement/prospectus is a part. The completion of the Transactions is conditioned on the registration statement being declared effective by the SEC and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn.

The regulatory approvals required for completion of the Transactions are further described under “The Transactions—Regulatory Approvals Required for the Transactions” beginning on page  112 of this joint proxy statement/information statement/prospectus.

Material U.S. Federal Income Tax Consequences (Beginning on page 140)

The REIT Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Closing is conditioned on the receipt by each of VICI and MGP of an opinion from its respective counsel to the effect that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the REIT Merger qualifies as a reorganization, U.S. holders of MGP Common Shares generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of VICI Common Stock in exchange for MGP Common Shares in connection with the REIT Merger, except with respect to the Fractional Share Consideration.

For further discussion of the material U.S. federal income tax consequences of the Mergers and the ownership of VICI Common Stock, see “Material U.S. Federal Income Tax Consequences” beginning on page 140.

Holders of MGP Common Shares should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Transactions and the ownership of VICI Common Stock.

Accounting Treatment of the Transactions (Beginning on page 114)

VICI and MGP prepare their financial statements, respectively, in accordance with GAAP. The Transactions will be accounted for by applying the asset acquisition method of accounting, with VICI treated as the acquiror. For more information, see “The Transactions — Accounting Treatment of the Transactions.”

No Appraisal or Dissenters’ Rights (Beginning on page 114)

Neither holders of VICI Common Stock nor holders of MGP Common Shares will be entitled to dissenters’ or appraisal rights with respect to the Mergers or other Transactions.

Listing of VICI Common Stock (Beginning on page 114)

It is a condition to the completion of the Mergers that the VICI Common Stock issuable in connection with the Mergers be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of MGP Class A Common Shares (Beginning on page 115)

After the Mergers are completed, the MGP Class A Common Shares will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Comparison of Rights of VICI Stockholders and MGP Shareholders (Beginning on page 181)

The rights of MGP shareholders are currently governed by the MGP LLC Agreement and the DLLCA. Upon consummation of the Mergers, the rights of the former MGP shareholders who receive shares of VICI Common Stock will be governed by the Maryland General Corporation Law (“MGCL”), VICI’s Articles of Amendment and Restatement, as amended (“VICI’s charter”), and VICI’s Amended and Restated Bylaws (“VICI’s bylaws”). These rights may be less favorable to the MGP shareholders than their current rights.

Debt Commitment Letter (Beginning on page 117)

In connection with the entry into the Master Transaction Agreement, VICI and Existing VICI OP received the Debt Commitment Letter from the Lenders, pursuant to which the Lenders have agreed to provide Existing VICI OP a 364-day first lien secured Bridge Facility in an aggregate principal amount of up to $9.250 billion, consisting of up to $5.008 billion in funding under Tranche 1 of the Bridge Facility, which can be used for the Redemption Consideration and to pay transaction costs, and up to $4.242 billion in funding under Tranche 2 of the Bridge Facility, which can be used to fund the Change of Control Offers.

Tax Protection Agreement (Beginning on page 83)

VICI has agreed with MGM to enter into the Tax Protection Agreement pursuant to which New VICI Operating Company will agree, subject to certain exceptions, during the 15-year period following the Closing (subject to early termination under certain circumstances) (the “Protected Period”) to indemnify MGM and certain of its subsidiaries (the “Protected Parties”) for certain tax liabilities resulting from (1) the sale, transfer, exchange or other disposition of a Protected Property (as defined below), (2) a merger, consolidation, or transfer of all of the assets of, or certain other transactions undertaken by, New VICI Operating Company pursuant to which the ownership interests of the Protected Parties in New VICI Operating Company are required to be exchanged in whole or in part for cash or other property, (3) the failure of New VICI Operating Company to maintain a certain amount of nonrecourse indebtedness allocable to the Protected Parties, which amount may be reduced over time in accordance with the Tax Protection Agreement, and (4) the failure of New VICI Operating Company or VICI to comply with certain tax covenants that would impact the tax liabilities of the Protected Parties. In the event that New VICI Operating Company or VICI breaches restrictions in the Tax Protection Agreement, New VICI Operating Company will be liable for grossed-up tax amounts (based on an assumed effective tax rate) associated with the income or gain recognized as a result of such breach. In addition, the BREIT JV previously entered into a tax protection agreement with MGM with respect to built-in gain and debt maintenance related to MGM Grand Las Vegas and Mandalay Bay, which is effective through mid-2029, and by acquiring MGP, VICI will bear MGP’s approximate 50.1% proportionate share in the BREIT JV of any indemnity under this existing tax protection agreement.

MGM Master Lease and BREIT JV Lease (Beginning on page 52)

Simultaneous with the Closing, VICI and MGM will enter into the MGM Master Lease. The MGM Master Lease will have an initial term of 25 years, with three 10-year tenant renewal options and, subject to the closing of the pending acquisition of MGM Springfield by MGP from MGM (the “Springfield Transaction”), will have an initial total annual rent of $860.0 million. The Springfield Transaction is expected to close prior to the Closing. However, in the event the Springfield Transaction does not close prior to the Closing, the MGM Master Lease will have an initial total annual rent of $830.0 million.

Rent under the MGM Master Lease will escalate at a rate of 2.0% per annum for the first 10 years and thereafter at the greater of 2.0% per annum or the consumer price index (“CPI”), subject to a 3.0% cap.

Additionally, VICI will retain MGP’s existing 50.1% ownership stake in the BREIT JV, which owns the real estate assets of MGM Grand Las Vegas and Mandalay Bay. The BREIT JV Lease will remain unchanged and provides for current total annual base rent of approximately $298.0 million and an initial term of thirty years with two 10-year tenant renewal options. Rent under the BREIT JV Lease escalates at a rate of 2.0% per annum for the first fifteen years and thereafter at the greater of 2.0% per annum or CPI, subject to a 3.0% cap.

Non-Solicitation (Beginning on page 129)

Each of VICI and MGP has agreed to cease any existing activities, discussions, and negotiations with any person conducted theretofore with respect to any Acquisition Proposal (as defined below). The parties will request that all third parties who have been furnished confidential information regarding either party in connection with the solicitation of or discussions regarding an Acquisition Proposal promptly return or destroy such information.

Specific Performance (Beginning on page 139)

Each of the parties to the Master Transaction Agreement will be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Master Transaction Agreement and to enforce specifically the terms and provisions of the Master Transaction Agreement without proof of damages or otherwise in addition to any and all other remedies at law or in equity to which each is entitled.

Termination of the Master Transaction Agreement (Beginning on page 137)

Termination by Mutual Agreement

VICI and MGP may agree by mutual written consent to terminate the Master Transaction Agreement and to abandon the Mergers prior to the Closing.

Termination by either VICI or MGP

Either VICI or MGP may choose to terminate the Master Transaction Agreement and to abandon the Mergers prior to the Closing:

•

if the Mergers have not been consummated by the Outside Date, provided that a party may not terminate as described in this bullet if the failure of such party to comply with any provision of the Master Transaction Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before the Outside Date;

•

if any governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining or otherwise prohibiting the Mergers, and such order or other action will have become final and non-appealable, provided that a party may not terminate as described in this bullet, if the failure of such party to comply with any provision of the Master Transaction Agreement will have been a principal cause of, or resulted in, the issuance of such final, non-appealable order; or

•

if VICI stockholder approval has not been obtained at the VICI stockholder meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the VICI Stock Issuance was taken.

Termination by VICI

VICI may choose to terminate the Master Transaction Agreement and to abandon the Mergers prior to the Closing:

•

if MGP, MGP OP or MGM will have breached, violated or failed to perform any of their representations, warranties, covenants or agreements set forth in the Master Transaction Agreement which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the Closing, (a) would result in the failure of certain closing conditions and (b) cannot be cured, or if curable, is not cured by MGP, MGP OP, or MGM, or waived by VICI by the earlier of the Outside Date and thirty days after receipt of written notice by MGP of such breach or violation, provided that VICI will not have the right to terminate the Master Transaction Agreement pursuant to this provision if a Parent Terminating Breach (as defined in the Master Transaction Agreement) will have occurred and be continuing at the time VICI delivers notice of its election to terminate the Master Transaction Agreement; or

•	if the MGP Board or MGP Conflicts Committee makes an adverse recommendation change or if MGM withdraws or rescinds its Written Consent.

Termination by MGP

MGP may choose to terminate the Master Transaction Agreement and to abandon the Mergers prior to the Closing:

•

if VICI, REIT Merger Sub or Existing VICI OP will have breached, violated or failed to perform any of their representations, warranties, covenants or agreements set forth in the Master Transaction Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the Closing (a) would result in the failure of certain closing conditions and (b) cannot be cured, or if curable, is not cured by VICI or waived by MGP by the earlier of the Outside Date and thirty days after the receipt of written notice by VICI of such breach or violation, provided that MGP will not have the right to terminate the Master Transaction Agreement pursuant to this provision if a Company Terminating Breach (as defined in the Master Transaction Agreement) will have occurred and be continuing at the time MGP delivers notice of its election to terminate the Master Transaction Agreement;

•	if the VICI Board makes an adverse recommendation change; or

•

at any time prior to the VICI stockholder approval in order to enter into a Company Alternative Acquisition Agreement (as defined in the Master Transaction Agreement) with respect to a Superior Proposal (as defined below), provided, however, that the Master Transaction Agreement may not be so terminated unless the payment required under the Master Transaction Agreement is made in full to VICI substantially concurrently with the occurrence of such termination and the entry into such Company Alternative Acquisition Agreement with respect to such Superior Proposal, and in the event that such Company Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination will be null and void.

Termination Fees and Expenses (Beginning on page 138)

If the Master Transaction Agreement is terminated because (i) the VICI Board or the MGP Board and the MGP Conflicts Committee changes its recommendation in favor of the Transactions or (ii) VICI or MGP consummates or enters into an agreement for an alternative transaction within twelve months following termination under certain circumstances, such party must pay a termination fee to the other party. The Master Transaction Agreement also provides that MGP must pay VICI a termination fee if, among other reasons, the

Master Transaction Agreement is terminated (i) by VICI because MGM has withdrawn or rescinded its Written Consent or (ii) prior to obtaining VICI stockholder approval, by MGP in order to enter into a definitive agreement with a third party with respect to a Superior Proposal.

The termination fee payable by VICI to MGP in such circumstances is the lesser of $709,000,000 and the maximum amount that can be paid to MGP without causing MGP to fail to meet its REIT requirements for such year. The termination fee payable by MGP to VICI in such circumstances is the lesser of $421,000,000 and the maximum amount that can be paid to VICI without causing VICI to fail to meet its REIT requirements for such year.

Conditions to Complete the Transactions (Beginning on page 135)

In addition to the approval of the VICI stockholders, as described herein, there are a number of conditions that must be satisfied or waived for the Transactions to be consummated. For a description of all of the conditions to the Transaction, see “The Master Transaction Agreement—Conditions to Complete the Transactions” beginning on page 135.

Comparative Per Share Market Prices (Beginning on page 167)

VICI Common Stock is listed for trading on the NYSE under the symbol “VICI.” MGP Class A Common Shares are listed for trading on the NYSE under the symbol “MGP.” The following table presents trading information for VICI Common Stock and MGP Class A Common Shares on August 3, 2021, the last trading day before public announcement of the Transactions, and                 , 2021, the latest practicable trading day before the date of this proxy statement/information statement/prospectus.

	VICI Common Stock						MGP Class A Common Shares
Date	High		Low		Close		High		Low		Close
August 3, 2021		$30.84		$29.91		$30.26		$37.30		$36.56		$37.09
, 2021	$		$		$		$		$		$

For illustrative purposes, the following table provides MGP equivalent per share information on each of the specified dates. MGP equivalent per share amounts are calculated by multiplying the per share price of each share of VICI Common Stock by 1.366, the Exchange Ratio.

	VICI Common Stock						MGP Class A Common Shares
Date	High		Low		Close		High		Low		Close
August 3, 2021		$30.84		$29.91		$30.26		$42.13		$40.86		$41.34
, 202	$		$		$		$		$		$

RISK FACTORS

In addition to the other information included in this proxy statement/information statement/prospectus, including the matters addressed in the section entitled “Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote your shares of VICI Common Stock at the VICI Special Meeting. In addition, you should read and consider the risks associated with each of the businesses of VICI and MGP because these risks will also affect VICI following the Mergers. These risks can be found in Item 1A: “Risk Factors” in each of the VICI Annual Report on Form 10-K for the year ended December 31, 2020 and the MGP Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q of VICI and MGP, each of which is filed with the SEC and incorporated by reference into this proxy statement/information statement/prospectus. You should also read and consider the other information in this proxy statement/ information statement/prospectus and the other documents incorporated by reference into this proxy statement/ information statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 206.

Risks Related to the Mergers

Failure to complete the Mergers in a timely manner or at all could adversely affect VICI’s or MGP’s business and operations and negatively affect VICI’s or MGP’s stock price.

Under the Master Transaction Agreement, VICI and MGP are subject to certain restrictions on the conduct of their respective businesses prior to completing the Mergers. These restrictions, the waiver of which are subject to the written consent of the other party, and subject to certain exceptions and qualifications, may prevent VICI or MGP from pursuing certain strategic transactions, acquiring and disposing of assets, undertaking certain capital expenditure projects, undertaking certain financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial. Additionally, the pendency of the Mergers may cause distractions from VICI’s and MGP’s respective strategies and day-to-day operations for employees and management.

Delays in completing the Mergers or the failure to complete the Mergers at all could adversely affect VICI’s and MGP’s respective businesses and operations, and, in that event, the market price of shares of VICI Common Stock or MGP Class A Common Shares may decline significantly, particularly to the extent that the current market price reflects a market assumption that the Mergers will be completed. If the Mergers are not completed for any reason, VICI will not achieve the expected benefits thereof and MGP shareholders will not receive the REIT Merger Consideration. In addition, VICI and MGP will be required to pay certain costs relating to the Mergers, whether or not the Mergers are completed.

The Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock price of either VICI or MGP.

At the REIT Merger Effective Time, each outstanding MGP Class A Common Share (other than shares held by MGP or any wholly-owned subsidiary of MGP) will be converted into the right to receive the REIT Merger Consideration, consisting of 1.366 shares of VICI Common Stock and the Fractional Share Consideration.

The Exchange Ratio of 1.366 shares of VICI Common Stock per MGP Class A Common Share was fixed in the Master Transaction Agreement and, except for certain adjustments on account of changes in the capitalization of VICI or MGP, or the payment of certain dividends by VICI or MGP that are necessary to maintain their respective status as a REIT, will not be adjusted for changes in the market prices of VICI Common Stock or MGP Class A Common Shares. Changes in the market price of shares of VICI Common Stock prior to the Mergers will affect the market value of the REIT Merger Consideration that MGP shareholders will be entitled to receive on the closing date of the Mergers. Stock price changes may result from a variety of factors (many of which are beyond the control of VICI and MGP), including the following:

•	changes in the respective businesses, operations, assets, liabilities and prospects of VICI and MGP;

•	changes in market assessments of the business, operations, financial position and prospects of VICI or MGP;

•	market assessments of the likelihood that the Mergers will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of VICI Common Stock and MGP Class A Common Shares;

•	federal, state and local legislation, governmental regulation and legal developments in the business in which VICI and MGP operate; and

•	other factors, including those described or referred to elsewhere under this heading “Risk Factors.”

The market price of VICI Common Stock at the Closing may vary from its price on the date the Master Transaction Agreement was executed, on the date of this proxy statement/information statement/prospectus and on the date of the VICI Special Meeting and may be greater than, less than or the same as the price per share of VICI Common Stock at each of the aforementioned times. As a result, the market value of the REIT Merger Consideration represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of VICI Common Stock during the period from August 3, 2021, the last trading day before public announcement of the Mergers, through September 7, 2021, the latest practicable date before the date of this proxy statement/information statement/prospectus, the Exchange Ratio of 1.366 shares of VICI Common Stock per MGP Class A Common Share represented a market value ranging from a low of $39.98 to a high of $43.75 per MGP Class A Common Share.

Because the Mergers will be completed after the date of the VICI Special Meeting, at the time of the VICI Special Meeting, MGP shareholders will not know the exact market value of the VICI Common Stock that they will receive upon completion of the Mergers. MGP shareholders should consider, among other things:

•

if the price of VICI Common Stock increases between the date the Master Transaction Agreement was signed and the Closing, MGP shareholders will receive shares of VICI Common Stock that have a market value upon completion of the Mergers that is greater than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Master Transaction Agreement was signed; and

•

if the price of VICI Common Stock declines between the date the Master Transaction Agreement was signed and the Closing, MGP shareholders will receive shares of VICI Common Stock that have a market value upon the completion of the Mergers that is less than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Master Transaction Agreement was signed.

Therefore, while the number of shares of VICI Common Stock to be issued per MGP Class A Common Share is fixed, MGP shareholders and VICI stockholders cannot be sure of the market value of the REIT Merger Consideration that MGP shareholders will receive upon the Closing. The market price of VICI Common Stock is subject to general price fluctuations in the market for publicly traded equity securities and has experienced volatility in the past. You should obtain current market price quotations for VICI’s Common Stock; however, as noted above, the prices at the REIT Merger Effective Time may be greater than, the same as or less than such price quotations.

There may be unexpected delays in the completion of the Mergers or the Mergers may not be completed at all.

The Mergers are currently expected to close in the first half of 2022, assuming that all of the conditions in the Master Transaction Agreement are either satisfied or waived. The Master Transaction Agreement provides that either VICI or MGP may terminate the Master Transaction Agreement, subject to certain conditions set forth in the Master Transaction Agreement, if the Mergers have not occurred on or before the Outside Date, which is

November 4, 2022. Certain events may delay the completion of the Mergers or result in a termination of the Master Transaction Agreement. Some of these events are outside the control of VICI and MGP. In particular, completion of the Mergers requires the affirmative vote on the VICI Stock Issuance Proposal of the majority of the votes cast by VICI stockholders on the VICI Stock Issuance Proposal at the VICI Special Meeting, assuming a quorum is present. If the requisite shareholder approval is not obtained at the VICI Special Meeting (including any postponement or adjournment thereof), either VICI or MGP may terminate the Master Transaction Agreement.

VICI and MGP may incur significant additional costs in connection with any delay in completing the Mergers or the termination of the Master Transaction Agreement, in addition to significant transaction costs, including legal, financial advisory, accounting and other costs VICI and MGP have already incurred. In addition, if the Mergers are terminated under certain circumstances specified in the Master Transaction Agreement, VICI will be required to pay to MGP a termination fee of up to $709 million and if the Mergers are terminated under certain circumstances specified in the Master Transaction Agreement, MGP will be required to pay VICI a termination fee of up to $421 million. Neither VICI nor MGP can assure you that the conditions to the completion of the Master Transaction Agreement will be satisfied or waived or that any adverse change, effect, event, circumstance, occurrence or state of facts that could give rise to the termination of the Master Transaction Agreement will not occur.

VICI stockholders and MGP shareholders will have a substantially smaller ownership and voting interest in VICI upon completion of the Mergers, compared to their respective ownership and voting interest in VICI and MGP, respectively, prior to the Mergers.

Upon completion of the Mergers, each MGP shareholder will become a VICI stockholder with a percentage ownership of VICI that is substantially smaller than the shareholder’s current percentage ownership of MGP. Upon completion of the Mergers, the settlement of the June 2020 Forward Sale Agreement and March 2021 Forward Sale Agreement and the issuance of 100,000,000 shares of VICI Common Stock to finance a portion of the full repayment of the Term Loan B Facility and a portion of the purchase price of the Venetian Acquisition, based on the number of MGP Class A Common Shares and shares of VICI Common Stock outstanding on September 3, 2021, the latest practicable date prior to the filing of this proxy statement/information statement/prospectus, VICI estimates that continuing VICI stockholders will own approximately 77% of the issued and outstanding VICI Common Stock, and former MGP shareholders will own approximately 23% of the issued and outstanding VICI Common Stock. Accordingly, the current VICI and former MGP shareholders will exercise significantly less influence over VICI after the Mergers relative to their respective influence over VICI and MGP prior to the Mergers, and thus will have a less significant impact on the approval or rejection of future VICI proposals submitted to a stockholder vote.

There can be no assurance that VICI will be able to secure the financing in connection with the Partial Redemption on acceptable terms, in a timely manner, or at all, and therefore may be compelled to consummate the Transactions without obtaining financing on attractive terms.

VICI is required to finance the cash required in connection with the Partial Redemption with long-term debt financing or proceeds from the Bridge Facility in accordance with the terms of the Debt Commitment Letter. The Debt Commitment Letter provides for funding to Existing VICI OP of up to $9.250 billion, consisting of up to $5.008 billion in funding under Tranche 1 of the Bridge Facility, which can be used to fund the Partial Redemption and pay transaction costs, and up to $4.242 billion in funding under Tranche 2 of the Bridge Facility, which can be used to fund the Change of Control Offers. Additionally, VICI may continue to evaluate alternative financing structures and amounts based on its needs and capital markets conditions. The availability of the borrowings under the Bridge Facility is subject to the satisfaction of certain customary conditions, including the substantially concurrent consummation of the Mergers. For a more detailed discussion of the Bridge Facility and Debt Commitment Letter, see “The Transactions—Bridge Financing Commitment Letter” beginning on page 54 and “The Master Transaction Agreement—Debt Commitment Letter” beginning on page 117.

The consummation of the Transactions is not conditioned on VICI’s ability to obtain financing or the consummation of the transactions contemplated by the Debt Commitment Letter. If VICI is unable to obtain funding contemplated by the Debt Commitment Letter from its financing sources for the cash required in connection with the Partial Redemption, VICI may be compelled to specifically perform its obligations to consummate the Transactions with financing that is not on attractive terms or could otherwise be subject to claims under the Master Transaction Agreement, each of which could have a material adverse effect on VICI.

The Master Transaction Agreement contains provisions that could discourage a potential competing acquirer of either MGP or VICI from making a favorable proposal, could result in any such competing proposal being at a lower price than it might otherwise be and, in specified circumstances, could require MGP to make a substantial termination payment to VICI or could require VICI to make a substantial termination payment to MGP.

Pursuant to the Master Transaction Agreement, MGP and VICI have, subject to certain exceptions, agreed not to (i) solicit proposals relating to certain alternative transactions, (ii) enter into discussions or negotiations or provide non-public information concerning proposals relating to an alternative business combination transaction, (iii) approve or recommend any agreements providing for any such alternative business combination transaction, (iv) enter into any letter of intent, agreement in principle, merger agreement or other similar definitive agreements related to alternative business combination transaction, (v) grant any waiver, amendment or release of any standstill under any standstill or confidentiality agreement or any takeover statute, or (vi) agree to do any of the foregoing. Notwithstanding such “no-shop” restrictions, prior to obtaining VICI stockholder approval of the VICI Stock Issuance Proposal, under certain specified circumstances and in accordance with their respective duties as directors under applicable law, the MGP Conflicts Committee and the MGP Board may change the MGP Conflicts Committee and MGP Board recommendations, respectively, and the VICI Board may change the VICI Board recommendation and terminate the Master Transaction Agreement to accept a Superior Proposal upon payment of the respective termination fees described below.

The Master Transaction Agreement also provides that, in connection with the termination of the Master Transaction Agreement by VICI under certain specified circumstances, VICI will be required to pay to MGP a termination fee of up to $709 million and in connection with the termination of the Master Transaction Agreement by MGP under certain specified circumstances, MGP will be required to pay VICI a termination fee of up to $421 million. See “The Master Transaction Agreement—Acquisition Proposals; Change in Recommendation” beginning on page 130 and “The Master Transaction Agreement—Termination Fees and Expenses” beginning on page 138.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of MGP or VICI from considering or proposing such an acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the Mergers, or might result in a potential competing acquirer proposing to pay a lower per share value than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Master Transaction Agreement.

If the Mergers are not consummated by the Outside Date, either VICI or MGP may terminate the Master Transaction Agreement.

Either VICI or MGP may terminate the Master Transaction Agreement if the Mergers have not been consummated by the Outside Date, which is November 4, 2022. However, this termination right will not be available to a party if that party’s failure to comply with any provision of the Master Transaction Agreement has been the principal cause of, or resulted in, the failure of the Mergers to occur by the Outside Date. See “The Master Transaction Agreement—Termination of the Master Transaction Agreement” beginning on page 137. In the event the Master Transaction Agreement is terminated by either party due to the failure of the Mergers to close by the Outside Date, VICI and MGP will have incurred significant costs and will have diverted significant management focus and resources from other strategic opportunities without realizing the anticipated benefits of the Mergers.

Gaming regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Consummation of the Mergers is conditioned on the receipt of approvals from a number of gaming regulatory authorities, including, among others, the Illinois Gaming Control Board, the Indiana Gaming Commission, the Louisiana Gaming Control Board, the Maryland Lottery and Gaming Control Agency, the Maryland Lottery and Gaming Control Commission, the Massachusetts Gaming Commission, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada Gaming Commission, the Nevada Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the New York State Gaming Commission, the Ohio Casino Control Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Pennsylvania Gaming Control Board and the Pennsylvania Racing Commission. In some instances, these approvals may also include findings of suitability for VICI’s officers and members of the VICI Board. These approvals and findings may not be received at all, may not be received in a timely fashion and/or may contain conditions on the consummation of the Mergers. In addition, these regulatory bodies may impose conditions on the granting of such approvals and findings. Such conditions and the process of obtaining such regulatory approvals could have the effect of delaying or impeding consummation of the Mergers or of imposing additional costs or limitations on VICI following the Mergers. In addition, to the extent any officer of VICI is found unsuitable, VICI would need to find a replacement, which may take time and could adversely impact VICI’s financial and operational performance, including VICI’s ability to successfully consummate the Mergers and integrate MGP into VICI. Any such finding of unsuitability by regulatory authorities and resulting resignation or removal of an officer of VICI or a member of the VICI Board could also impact the governance structure of VICI following the Mergers.

The directors and named executive officers of MGP have interests in the Transactions that are different from, or in addition to, those of the other MGP shareholders.

The directors and named executive officers of MGP have arrangements that provide them with interests in the Transactions that are different from, or in addition to, those of the MGP shareholders, generally. The MGP Conflicts Committee and MGP Board were aware of and considered those interests, among other matters, in reaching their respective decisions to approve and recommend the Master Transaction Agreement, the REIT Merger and the other Transactions. These interests, among others, may influence or may have influenced the directors and named executive officers of MGP to approve and recommend the Master Transaction Agreement, the REIT Merger and the other Transactions. See “The Transactions—Interests of MGP’s Directors and Executive Officers in the Transactions” beginning on page 109.

An adverse judgment in any litigation challenging the Mergers may prevent the Mergers from becoming effective or from becoming effective within the expected timeframe.

It is possible that VICI stockholders or MGP shareholders may file lawsuits challenging the Mergers or the other Transactions, which may be filed against VICI, MGP, REIT Merger Sub and/or the members of the VICI Board or the MGP Board.

Neither VICI nor MGP can assure you as to the outcome of these lawsuits or any other lawsuit that may be filed, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Transactions on the agreed-upon terms, such an injunction may delay the consummation of the Transactions in the expected timeframe, or could indefinitely enjoin the Transactions from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of VICI’s or MGP’s business.

If the REIT Merger does not qualify as a reorganization there may be adverse tax consequences.

The parties intend that the REIT Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the consummation of the Mergers that VICI and MGP receive opinions from Hogan Lovells and Weil, respectively, to the effect that, for U.S. federal income tax purposes, the REIT Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the Internal Revenue Service (the “IRS”) or the courts. If the REIT Merger were to fail to qualify as a reorganization, U.S. holders of MGP Common Shares generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the VICI Common Stock and the Fractional Share Consideration received by such holder in the REIT Merger; and (ii) such holder’s adjusted tax basis in its MGP Common Shares. See “Material U.S. Federal Income Tax Consequences” beginning on page 140.

Risks Related to VICI Following the Transactions

VICI expects to incur substantial expenses related to the Transactions.

VICI expects to incur substantial expenses in completing the Transactions and integrating the business, operations, systems, technologies, policies and procedures of MGP with those of VICI. While VICI has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of the expenses relating to the completion of the Transactions and the integration of VICI’s and MGP’s operations. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the expenses associated with the Transactions could, particularly in the near term, reduce the savings that VICI expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the Transactions and impact VICI’s business and operations and the market price of VICI Common Stock.

Following the Mergers, VICI may be unable to integrate the current operations of MGP and VICI successfully and realize the anticipated synergies and other benefits of the Mergers or do so within the anticipated timeframe.

The Mergers involve the combination of two companies which currently operate as independent public companies. VICI is expected to benefit from the elimination of duplicative costs associated with general and administrative expenses, including those related to supporting a public company platform and the leveraging of technology and systems. However, VICI will be required to devote significant management attention and resources to integrating the business practices and operations of MGP into VICI. Potential difficulties VICI may encounter in the integration process include, among others, the following:

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the inability to successfully combine the operations of VICI and MGP in a manner that permits VICI to achieve the cost savings anticipated to result from the Mergers, which would result in the anticipated benefits of the Mergers not being realized in the timeframe currently anticipated or at all;

•	the additional complexities of increasing the number of properties owned by VICI and the additional tenants, including additional time and attention required by management;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Mergers;

•	failure to retain key employees of either VICI or MGP; and

•	additional complexities of combining two companies with different histories, regulatory restrictions, markets and tenants.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of VICI’s management, the disruption of VICI’s ongoing business or inconsistencies in VICI’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of VICI to maintain relationships with tenants, customers, vendors and employees or to achieve the anticipated benefits of the Mergers, or could otherwise adversely affect VICI’s business and financial results.

VICI’s anticipated level of indebtedness will increase upon completion of the Transactions and will increase the related risks VICI now faces.

Contemporaneously with the execution of the Master Transaction Agreement, VICI entered into the Debt Commitment Letter with the Lenders (as defined below) pursuant to which the Lenders have committed to provide Existing VICI OP with bridge financing for the Transactions in the amount of $9.250 billion. VICI will also assume and/or refinance certain indebtedness of MGP in connection with the Transactions and will be subject to increased risks associated with debt financing, including an increased risk that VICI’s cash flow could be insufficient to meet required payments on its debt. On June 30, 2021, VICI had indebtedness of approximately $6.9 billion. After giving effect to the Mergers, the incurrence of approximately $4.4 billion in debt in connection with the Partial Redemption and approximately $4.2 billion in debt in connection with the closing of the offers for exchange and approximately $850.0 million in debt in connection with the Venetian Acquisition, and the repayment of the Term Loan B Facility, VICI’s total pro forma consolidated indebtedness will increase to approximately $14.2 billion.

VICI’s increased indebtedness could have important consequences to holders of its common stock, including:

•	increasing VICI’s vulnerability to general adverse economic and industry conditions;

•	limiting VICI’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	with respect to floating rate indebtedness, risks associated with increases in interest rates;

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requiring the use of a substantial portion of VICI’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting VICI’s ability to pay dividends to its stockholders;

•	limiting VICI’s flexibility in planning for, or reacting to, changes in its business and its industry; and

•	putting VICI at a disadvantage compared to its competitors with less indebtedness.

Counterparties to certain significant agreements with MGP may exercise contractual rights under such agreements in connection with the Mergers.

MGP is a party to certain agreements that give the applicable counterparty certain rights following a “change in control.” In certain of these agreements, such rights may be triggered upon the Closing and may trigger a consent or the right to terminate the agreement. It is not a condition to completion of the Mergers that the counterparties consent to the Mergers or waive their contractual rights. Certain counterparties may also require modifications to their respective agreements or the execution of new agreements as a condition to granting a waiver or consent under their agreement. The pursuit of such rights by the counterparties may result in VICI suffering a loss of potential future revenue or incurring liabilities and may result in the loss or modification of rights that are material to VICI’s business. There can be no assurances that such counterparties will not exercise their rights under these agreements, including termination rights where available, or that the exercise of any such rights under, or modification of, these agreements will not adversely affect VICI’s business or operations.

VICI depends on key senior executives and employees for its future success, and the loss of key personnel or inability to attract and retain key personnel could significantly harm VICI’s business.

VICI’s ability to maintain its competitive position depends on the efforts and abilities of its senior executives and employees. Finding suitable replacements for senior executives and other key employees can be difficult, time consuming and expensive. Losing the services of one or more of these senior executives or key employees following consummation of the Mergers could adversely affect VICI’s business, results of operations, strategic relationships, including relationships with tenants, joint venture partners and vendors, and limit VICI’s ability to execute its business strategies.

VICI is and will always be significantly dependent on its tenants for its revenues, including MGM following the Transactions, and unless or until VICI substantially diversifies its portfolio an event that has a material adverse effect on any of VICI’s significant tenants’ businesses, financial condition, liquidity, results of operations or prospects could have a material adverse effect on VICI’s business, financial condition, liquidity, results of operations and prospects.

VICI depends on its tenants to operate the properties that it owns in a manner that generates revenues sufficient to allow the tenants to meet their obligations to VICI. Currently, a substantial majority of VICI’s revenue comes from VICI’s leases with subsidiaries of Caesars, Penn National, Hard Rock, JACK Entertainment, Century Casinos and EBCI, with the most significant percentage of our revenues coming from Caesars. Following the completion of the Transactions, MGM will also become a significant tenant of VICI, with Caesars representing approximately 41% of total estimated annualized cash rent and MGM representing approximately 40% of total estimated annualized cash rent. Accordingly, the risks to VICI described under the Risk Factor “We are and will always be significantly dependent on our tenants for our revenues, and unless or until we substantially diversify our portfolio an event that has a material adverse effect on any of our tenants’ businesses, financial condition, liquidity, results of operations or prospects could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.” in VICI’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein by reference, will also apply with respect to MGM following the completion of the Transactions, and an event that has a material adverse effect on MGM’s businesses, financial condition, liquidity, results of operations or prospects could have a material adverse effect on VICI’s business, financial condition, liquidity, results of operations and prospects.

Risks Related to an Investment in VICI Following the Transactions

The market price and trading volume of VICI Common Stock may be volatile.

The United States stock markets, including the NYSE, on which VICI Common Stock will continue to be listed under the symbol “VICI” after the Mergers, have experienced significant price and volume fluctuations. As a result, the market price of shares of VICI Common Stock is likely to be similarly volatile, and investors in shares of VICI Common Stock may experience a decrease in the value of their shares, including decreases unrelated to VICI’s operating performance or prospects. Neither VICI nor MGP can assure you that the market price of VICI Common Stock will not fluctuate or decline significantly in the future.

In addition to the risks listed in this “Risk Factors” section, a number of factors could negatively affect VICI’s share price or result in fluctuations in the price or trading volume of VICI Common Stock, including:

•	the annual yield from distributions on VICI Common Stock as compared to yields on other financial instruments;

•	equity issuances by VICI, or future sales of substantial amounts of VICI Common Stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;

•	increases in market interest rates or a decrease in VICI’s distributions to stockholders that lead purchasers of VICI Common Stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	fluctuations in stock market prices and volumes;

•	additions or departures of executive officers or other key employees;

•	VICI’s operating performance and the performance of other similar companies;

•	actual or anticipated differences in VICI’s quarterly operating results;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	publication of research reports about VICI or its industry by securities analysts;

•	failure to qualify as a REIT for U.S. federal income tax purposes;

•	adverse market reaction to any indebtedness VICI incurs in the future;

•	strategic decisions by VICI or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	legislative or other regulatory developments that adversely affect VICI or its industry;

•	speculation in the press or investment community;

•	changes in VICI’s earnings;

•	failure to satisfy the listing requirements of the NYSE;

•	failure to comply with the requirements of Sarbanes Oxley Act of 2002, as amended;

•	actions by institutional stockholders of VICI;

•	changes in accounting principles; and

•	general economic and/or market conditions, including factors unrelated to VICI’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert VICI’s management’s attention and resources, which could have a material adverse effect on VICI’s cash flows, its ability to execute its business strategy and VICI’s ability to make distributions to VICI stockholders.

The market price of shares of VICI Common Stock following the Transactions may be affected by factors different from those affecting the price of shares of VICI Common Stock before the Transactions.

The results of operations of VICI, as well as the market price of VICI Common Stock, after the Transactions may be affected by factors different from those currently affecting VICI’s results of operations and the market prices of VICI Common Stock. These factors include:

•	a greater number of shares of VICI Common Stock outstanding;

•	different stockholders in VICI; and

•	VICI owning new assets with different tenants and capitalization structures.

Accordingly, the historical market prices and financial results of VICI and MGP may not be indicative of these matters for VICI after the Transactions.

The market price of VICI Common Stock may decline as a result of the Transactions.

The market price of VICI Common Stock may decline as a result of the Transactions if VICI does not achieve the perceived benefits of the Transactions as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the Transactions on VICI’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the Transactions, MGP shareholders and VICI stockholders will own interests in a company operating an expanded business with a different mix of properties, risks and liabilities. Current MGP shareholders and VICI stockholders may not wish to continue to invest in VICI, or for other reasons may wish to dispose of some or all of their shares of VICI Common Stock. If, following the closing of the Transactions, significant amounts of VICI Common Stock are sold, the price of VICI Common Stock could decline.

The VICI Stock Issuance may cause the market price of VICI Common Stock to decline.

In connection with the consummation of the Mergers, the settlement of the June 2020 Forward Sale Agreement and March 2021 Forward Sale Agreement and the issuance of 100,000,000 shares of VICI Common Stock to finance a portion of the full repayment of the Term Loan B Facility and a portion of the purchase price of the Venetian Acquisition, based on the number of MGP Class A Common Shares outstanding on September 3, 2021, VICI expects to issue approximately 214.5 million shares of VICI Common Stock, which will represent approximately 77% of the issued and outstanding shares of VICI Common Stock prior to the consummation of the Mergers and approximately 23% of the issued and outstanding shares of VICI Common Stock after consummation of the Mergers. VICI expects that some MGP shareholders who receive shares of VICI Common Stock are likely to sell such shares promptly after the consummation of the Mergers. Both the issuance of this amount of new shares and any subsequent sales of these shares may cause the market price of VICI Common Stock to decline.

After the Closing, MGP shareholders who receive shares of VICI Common Stock in the Mergers will have different rights that may be less favorable than their current rights as MGP shareholders.

After the Closing, MGP shareholders who receive shares of VICI Common Stock in the Mergers will have different rights than they currently have as MGP shareholders, which may be less favorable than their current rights. For a detailed discussion of the similarities and material differences between the current rights of MGP shareholders and the rights of VICI stockholders, see “Comparison of Rights of VICI Stockholders and MGP Shareholders” beginning on page 181.

Following the Transactions, VICI may not continue to pay dividends at or above the rate currently paid by VICI or MGP.

Following the Transactions, the stockholders of VICI may not receive dividends at the same rate they received dividends as MGP shareholders and as VICI stockholders prior to the Transactions for various reasons, including the following:

•	VICI may not have enough cash to pay such dividends due to changes in VICI’s cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the VICI Board, which reserves the right to change VICI’s current dividend practices at any time and for any reason;

•	VICI may desire to retain cash to maintain or improve its credit ratings; and

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the amount of dividends that VICI’s subsidiaries may distribute to VICI may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur

Stockholders of VICI will have no contractual or other legal right to dividends that have not been declared by the VICI Board.

VICI may need to incur additional indebtedness in the future.

In connection with executing VICI’s business strategies following the Transactions, VICI expects to continue to evaluate additional acquisitions and other strategic investment opportunities, and VICI may elect to finance these endeavors by incurring additional indebtedness. For example, VICI expects to incur additional long-term indebtedness in connection with the pending Venetian Acquisition. The amount of such indebtedness could have material adverse consequences for VICI, including:

•	hindering VICI’s ability to adjust to changing market, industry or economic conditions;

•	limiting VICI’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses;

•	limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

•	making VICI more vulnerable to economic or industry downturns, including interest rate increases; and

•	placing VICI at a competitive disadvantage compared to less leveraged competitors.

The impact of any of these potential adverse consequences could have a material adverse effect on VICI’s results of operations, financial condition and liquidity.

The unaudited pro forma financial statements included in this proxy statement/information statement/prospectus are presented for illustrative purposes only and may not be an indication of VICI’s financial condition or results of operations after the Transactions.

The unaudited pro forma financial statements contained in this proxy statement/information statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of VICI’s future financial condition or results of operations resulting from the Transactions. The actual financial condition and results of operations of VICI following the Transactions may not be consistent with, or evident from, these unaudited pro forma financial statements. In addition, the assumptions used in preparing the unaudited pro forma financial statements may not prove to be accurate, and other factors may affect VICI’s financial condition or results of operations following the Transactions. Any potential decline in VICI’s financial condition or results of operations may cause significant variations in the market price of VICI Common Stock following the Transactions.

Risks Related to Taxes Following the Transactions

The Tax Protection Agreement, during its term, imposes certain limits on VICI’s operations and could require New VICI Operating Company to indemnify MGM for certain tax liabilities.

VICI has agreed with MGM to enter into a tax protection agreement (the “Tax Protection Agreement”) pursuant to which New VICI Operating Company will agree, subject to certain exceptions, to indemnify the Protected Parties for certain tax liabilities resulting from, during the Protected Period, (1) the sale, transfer, exchange or other disposition of certain property owned directly or indirectly by MGP OP immediately prior to the closing date of the Mergers (each, a “Protected Property”), (2) a merger, consolidation, or transfer of all of the assets of, or certain other transactions undertaken by, New VICI Operating Company pursuant to which the ownership interests of the Protected Parties in New VICI Operating Company are required to be exchanged in whole or in part for cash or other property, (3) the failure of New VICI Operating Company to maintain approximately $8.5 billion of nonrecourse indebtedness allocable to the Protected Parties, which amount may be reduced over time in accordance with the Tax Protection Agreement, and (4) the failure of New VICI Operating Company or VICI to comply with certain tax covenants that would impact the tax liabilities of the Protected Parties. In the event that New VICI Operating Company or VICI breaches restrictions in the Tax Protection Agreement, New VICI Operating Company will be liable for grossed-up tax amounts (based on an assumed effective tax rate) associated with the income or gain recognized as a result of such breach. In addition, the

BREIT JV previously entered into a tax protection agreement with MGM with respect to built-in gain and debt maintenance related to MGM Grand Las Vegas and Mandalay Bay, which is effective through mid-2029 and by acquiring MGP, VICI will bear MGP’s approximate 50.1% proportionate share in the BREIT JV of any indemnity under this existing tax protection agreement.

Therefore, although it may be in the VICI stockholders’ best interests for VICI to sell a Protected Property, enter into certain significant transactions involving New VICI Operating Company, reduce nonrecourse indebtedness of New VICI Operating Company allocable to MGM or otherwise not comply with certain tax covenants, it may be economically prohibitive for VICI to do so during the Protected Period because of these indemnity obligations.

VICI may incur adverse tax consequences if VICI has failed or fails, or if MGP has failed, to qualify as a REIT for U.S. federal income tax purposes.

Each of VICI and MGP has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the REIT Merger. VICI intends to operate in a manner that it believes allows it to qualify as a REIT after the REIT Merger. Neither VICI nor MGP has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations (as defined below) that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (such as VICI will after the Mergers). The determination of various factual matters and circumstances not entirely within the control of VICI or MGP may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of VICI and MGP must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

If VICI loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face material tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

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it would be subject to U.S. federal income tax and state and local income taxes on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

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unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” corporation, trust or association could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified;

•	if it were to re-elect REIT status, it would have to distribute all earnings and profits from non-REIT years before the end of the first new REIT taxable year;

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for the five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it would be subject to corporate-level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if VICI retains its REIT status, if MGP loses its REIT status for a taxable year ending on or before the REIT Merger Effective Time, VICI would be subject to adverse tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

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unless it is entitled to relief under applicable statutory provisions, VICI, as the “successor” to MGP, could not elect to be taxed as a REIT until the fifth taxable year following the year during which MGP was disqualified;

•	VICI, as the successor by merger to MGP for U.S. federal income tax purposes, would be subject to any corporate income tax liabilities of MGP, including penalties and interest;

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assuming that VICI otherwise maintained its REIT qualification, VICI would be subject to corporate-level tax on the built-in gain in each asset of MGP existing at the time of the REIT Merger if VICI were to dispose of such MGP asset during the five-year period following the REIT Merger; and

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assuming that VICI otherwise maintained its REIT qualification, VICI would succeed to any earnings and profits accumulated by MGP for taxable periods that it did not qualify as a REIT, and VICI would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if VICI does not timely distribute those earnings and profits, it could fail to qualify as a REIT).

In addition, if there is an adjustment to MGP’s taxable income or dividends paid deductions, VICI could elect to use the deficiency dividend procedure in order to maintain MGP’s REIT status. That deficiency dividend procedure could require VICI to make significant distributions to its shareholders and to pay significant interest to the IRS.

As a result of these factors, VICI’s failure (before or after the REIT Merger) or MGP’s failure (before the REIT Merger) to qualify as a REIT could impair VICI’s ability after the REIT Merger to expand its business and raise capital, and would materially adversely affect the market value of VICI Common Stock.

Other Risk Factors

VICI and MGP face other risks.

The foregoing risks are not exhaustive, and you should be aware that, following the Transactions, VICI will face various other risks, including those discussed in reports filed by VICI and MGP with the SEC. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 206.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The registration statement on Form S-4, of which this proxy statement/information statement/prospectus forms a part, and the documents filed with the SEC by VICI and MGP that are incorporated by reference herein, as well as oral statements made or to be made by VICI and MGP contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to the Transactions described herein, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the Transactions and the markets of each company. These forward-looking statements generally are identified by the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Currently, one of the most significant factors that could cause actual outcomes to differ materially from VICI and MGP’s forward-looking statements is the impact of the COVID-19 pandemic on VICI’s, MGP’s and each company’s respective tenants’ financial condition, results of operations, cash flows and performance. The extent to which the COVID-19 pandemic continues to adversely affect each company’s tenants, and ultimately impacts each company’s business and financial condition, depends on future developments which cannot be predicted with confidence. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under “Risk Factors” beginning on page 28 as well as the following:

•	risks associated with the ability or failure to complete the Transactions;

•	risks associated with the failure to realize the anticipated benefits of the Transactions, including as a result of delay in completing the Transactions;

•	risks associated with the fixed Exchange Ratio;

•	risks associated with the dilution of VICI stockholders and MGP shareholders in the Mergers;

•	risks associated with provisions in the Master Transaction Agreement that could discourage a potential competing acquiror of either VICI or MGP;

•	risks associated with the pendency of the Mergers adversely affecting the business of VICI and MGP;

•	risks associated with the different interests in the Transactions of certain directors and executive officers of VICI and MGP;

•	risks associated with the ability of VICI and MGP to terminate the Mergers if the Mergers are not consummated by the fifteen month anniversary of the Master Transaction Agreement;

•	risks associated with the failure of the REIT Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	risks relating to approval of the VICI Stock Issuance Proposal by VICI stockholders;

•	risks relating to the adverse outcome in any litigation or other legal proceedings relating to the Master Transaction Agreement or the Transactions;

•	risks relating to the incurrence of substantial expenses in the Transactions;

•	risks relating to the failure to integrate the businesses of VICI and MGP;

•	risks relating to the inability of VICI to retain key employees after the Mergers;

•	risks relating to the inability of VICI to attract and retain key personnel;

•	risks relating to the ability of VICI to effectively manage its expanded operations following the Transactions;

•	risks relating to certain contractual rights of counterparties to agreements with VICI or MGP;

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risks relating to potential adverse reactions by tenants or other business partners or changes to business relationships, including joint ventures, resulting from the announcement or completion of the Transactions;

•	risks relating to an increase in VICI’s anticipated level of indebtedness upon completion of the Transactions;

•	risks relating to the failure of VICI or MGP to qualify as a REIT;

•	risks relating to a decline in the market price of VICI Common Stock as a result of the Transactions;

•	risks relating to a difference in rights of stockholders of VICI and shareholders of MGP;

•	risks relating to the use of pro forma financial information;

•	risks relating to the volatility of VICI Common Stock;

•

risks relating to the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or government policies and actions intended to protect the health and safety of individuals or government policies or actions intended to maintain the functioning of national or global economies and markets; and

•	general economic and market developments and conditions.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of VICI and MGP described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Investors are cautioned to interpret many of the risks identified in the “Risk Factors” section of these filings as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and VICI and MGP assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Neither VICI nor MGP gives any assurance that either company will achieve its expectations.

THE COMPANIES

VICI Properties Inc.

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

VICI is a Maryland corporation that is primarily engaged in the business of owning and acquiring gaming, hospitality and entertainment destinations, subject to long-term triple net leases. VICI’s national, geographically diverse real estate portfolio currently consists of 28 market-leading properties, including Caesars Palace Las Vegas and Harrah’s Las Vegas, two of the most iconic entertainment facilities on the Las Vegas Strip. VICI’s entertainment facilities are leased to leading brands that seek to drive consumer loyalty and value with guests through superior services, experiences, products and continuous innovation. Across over 47 million square feet, VICI’s well-maintained properties are currently located across urban, destination and drive-to markets in twelve states, contain approximately 17,800 hotel rooms and feature over 200 restaurants, bars and nightclubs.

VICI’s portfolio also includes four real estate debt investments and one mezzanine loan that VICI has originated for strategic reasons in connection with transactions that may provide the potential to convert VICI’s investment into the ownership of certain of the underlying real estate in the future. In addition, VICI owns approximately 34 acres of undeveloped or underdeveloped land on and adjacent to the Las Vegas Strip that is leased to Caesars Entertainment, Inc. (“Caesars”), which VICI may look to monetize as appropriate. VICI also owns and operates four championship golf courses located near certain of its properties, two of which are in close proximity to the Las Vegas Strip.

On September 3, 2021, VICI announced the closing of the previously announced acquisition of the operations of Caesars Southern Indiana from Caesars by the Eastern Band of Cherokee Indians, a federally recognized Tribe located in western North Carolina (“EBCI”). In connection with the closing, VICI entered into a triple-net lease agreement with a subsidiary of EBCI with respect to the real property associated with Caesars Southern Indiana (the “EBCI Lease Agreement”). Initial total annual rent under the EBCI Lease Agreement is $32.5 million, with an initial term of 15 years, with four 5-year tenant renewal options. Rent under the EBCI Lease Agreement will escalate annually by 1.5% beginning in lease year 2 through lease year 5 and the greater of 2.0% or CPI beginning in lease year 6. The tenant’s obligations under the lease will be guaranteed by EBCI. Upon completion of the acquisition and entry into the EBCI Lease Agreement, annual base rent payments under the Regional Master Lease Agreement with Caesars were reduced by $32.5 million. The property is expected to retain the Caesars brand name and to continue to be a part of the Caesars Rewards loyalty program in accordance with the terms of a licensing agreement negotiated between EBCI and Caesars. In addition, as part of the transaction, VICI, EBCI and Caesars entered into a right of first refusal agreement for VICI on the real property associated with the development of a new casino resort in Danville, Virginia.

VICI leases its properties to subsidiaries of Caesars, Penn National Gaming, Inc. (“Penn National”), Hard Rock International (“Hard Rock”), Century Casinos, Inc. (“Century Casinos”), JACK Ohio LLC (“JACK Entertainment”) and EBCI, with Caesars being its largest tenant. VICI believes it has a mutually beneficial relationship with each of Caesars, Penn National, Hard Rock, Century Casinos, JACK Entertainment and EBCI, all of which are leading owners and operators of gaming, entertainment and leisure properties. VICI’s long-term triple-net lease agreements with subsidiaries of its operators provide it with a highly predictable revenue stream with embedded growth potential. VICI believes its geographic diversification limits the effect of changes in any one market on its overall performance. VICI is focused on driving long-term total returns through managing experiential asset growth and allocating capital diligently, maintaining a highly productive tenant base, and optimizing its capital structure to support external growth. As a growth focused public REIT with long-term investments, VICI expects its relationship with its partners will position it for the acquisition of additional properties across leisure and hospitality over the long-term. Despite the ongoing impact and uncertainty of the COVID-19 pandemic, VICI continues to evaluate and may opportunistically pursue accretive acquisitions or investments that may arise in the market.

VICI conducts its operations as a REIT for U.S. federal income tax purposes. VICI generally will not be subject to U.S. federal income taxes on its taxable income to the extent that it annually distributes all of its net taxable income to stockholders and maintains its qualification as a REIT. VICI believes its election of REIT status, combined with the income generated from the Lease Agreements, will enhance its ability to make distributions to its stockholders, providing investors with current income as well as long-term growth, subject to the current macroeconomic impact of the COVID-19 pandemic and market conditions more broadly. VICI conducts its real property business through Existing VICI OP, which is its wholly-owned subsidiary, and its golf course business through a taxable REIT subsidiary, VICI Golf LLC.

VICI Common Stock is listed on the NYSE under the symbol “VICI.”

VICI’s principal executive offices are located at 535 Madison Avenue, 20th Floor, New York, New York 10022 and its main telephone number is (646) 949-4631. VICI’s website address is www.viciproperties.com. None of the information on, or accessible through, VICI’s website is incorporated in, or constitutes a part of, this proxy statement/information statement/prospectus, and the inclusion of its website address in this proxy statement/information statement/prospectus is an inactive textual reference only.

Additional information about VICI is included in documents incorporated by reference into this proxy statement/information statement/prospectus. For a list of documents that are incorporated by reference into this proxy statement/information statement/prospectus, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 206 of this proxy statement/information statement/prospectus.

VICI Properties L.P.

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

Existing VICI OP is a Delaware limited partnership and a wholly-owned subsidiary of VICI. VICI conducts its real property business through Existing VICI OP.

Venus Sub LLC

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

REIT Merger Sub, a Delaware limited liability company and a wholly-owned subsidiary of Existing VICI OP, was formed on August 2, 2021 solely for the purposes of engaging in the Transactions. REIT Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions.

VICI Properties OP LLC

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

New VICI Operating Company, a Delaware limited liability company, was formed on August 2, 2021 solely for the purposes of engaging in the Transactions. New VICI Operating Company has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions.

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

(702) 669-1480

MGP is a Delaware limited liability company formed in 2015. MGP is a leading publicly traded REIT engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings. MGP is also the owner of the sole general partner of MGP OP.

MGP has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2016. MGP is organized in an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which MGP owns substantially all of its assets and conducts substantially all of its business through MGP OP. As of June 30, 2021, MGP owned approximately 58.4% of the MGP OP Units. The remaining approximately 41.6% of MGP OP Units are owned by MGM and certain of its subsidiaries. As the owner of the sole general partner of MGP OP, MGP has the full, exclusive and complete responsibility for MGP OP’s day-to-day management and control. MGP’s only material assets consist of MGP OP Units and all of the limited liability company interests in the general partner of MGP OP. As a result, MGP does not conduct business itself, other than acting as the owner of the sole general partner of MGP OP, but it may from time to time issue additional public equity in the form of MGP Class A Common Shares.

MGP’s portfolio, including properties owned by the BREIT JV, includes seven large-scale entertainment and gaming-related properties located on the Las Vegas Strip: Mandalay Bay, MGM Grand Las Vegas, The Mirage, Park MGM, New York-New York, Luxor and Excalibur, and The Park, a dining and entertainment district located between New York-New York and Park MGM. Outside of Las Vegas, MGP also owns five market-leading casino resort properties: MGM Grand Detroit in Detroit, Michigan, Beau Rivage and Gold Strike Tunica, both of which are located in Mississippi, Borgata in Atlantic City, New Jersey, and MGM National Harbor in Prince George’s County, Maryland. MGP also owns MGM Northfield Park in Northfield, Ohio and Empire City in Yonkers, New York.

MGP’s principal executive offices are located at 1980 Festival Plaza Drive, Suite 750, Las Vegas Nevada 89135 and its main telephone number is 702-669-1480. MGP’s website address is www.mgmgrowthproperties.com. None of the information on, or accessible through, MGP’s website is incorporated in, or constitutes a part of, this proxy statement/information statement/prospectus, and the inclusion of its website address in this proxy statement/information statement/prospectus is an inactive textual reference only.

Additional information about MGP is included in documents incorporated by reference into this proxy statement/information statement/prospectus. For a list of documents that are incorporated by reference into this proxy statement/information statement/prospectus, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 206 of this proxy statement/information statement/prospectus.

MGM Growth Properties Operating Partnership LP

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

(702) 669-1480

MGP OP is a Delaware limited partnership that was formed in January 2016 and became a subsidiary of MGP in April 2016. MGP is the sole beneficial owner of MGM Growth Properties OP GP LLC (“MGP GP”), which is the sole general partner of MGP OP and controls MGP OP. MGP conducts its business through MGP OP.

The Combined Company

The Combined Company will retain the name “VICI” and will continue to be a Maryland corporation, which has elected to be taxed as a REIT under the Code. The Combined Company will primarily be engaged in the business of owning and acquiring gaming, hospitality and entertainment destinations. The Combined Company is expected to have a pro forma equity market capitalization of approximately $30 billion and a total enterprise value of approximately $45 billion based on VICI’s closing price of $32.03 per share on September 3, 2021. The business of the Combined Company will be operated through New VICI Operating Company and its subsidiaries, which will include MGP OP and its subsidiaries.

The Combined Company’s principal executive offices will be located 535 Madison Avenue, 20th Floor, New York, New York 10022 and its main telephone number will be (646) 949-4631.

THE VICI SPECIAL MEETING

This proxy statement/information statement/prospectus is being furnished in connection with the solicitation of proxies from VICI’s stockholders for use at the VICI Special Meeting. This proxy statement/information statement/prospectus and accompanying form of proxy are first being mailed to VICI’s stockholders on or about                , 2021.

Date, Time, Place and Purpose of the VICI Special Meeting

The VICI Special Meeting will be held virtually at www.virtualshareholdermeeting.com/VICI2021SM at                                , Eastern Time, on                , 2021.

At the VICI Special Meeting, VICI stockholders will be asked to consider and vote upon the following matters:

•	the VICI Stock Issuance Proposal; and

•	the VICI Adjournment Proposal.

Only business within the purposes described in the Notice of Special Meeting of VICI’s stockholders may be conducted at the VICI Special Meeting. Any action may be taken on the items of business described above at the VICI Special Meeting on the date specified above, or on any date or dates to which the VICI Special Meeting may be postponed or to which, by original or later adjournment, the VICI Special Meeting may be adjourned.

Recommendation of the VICI Board of Directors

The VICI Board has determined that the issuance of shares of VICI Common Stock pursuant to the Master Transaction Agreement is in the best interests of VICI and its stockholders and has unanimously approved such proposal.

The VICI Board has determined that adjourning the VICI Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the VICI Stock Issuance Proposal is in the best interests of VICI and its stockholders and has unanimously approved such proposal.

The VICI Board unanimously recommends that holders of VICI Common Stock vote “FOR” the VICI Stock Issuance Proposal and “FOR” the VICI Adjournment Proposal.

Record Date; Voting Rights; Proxies

VICI has fixed the close of business on                , 2021 as the record date for determining holders of issued and outstanding VICI Common Stock entitled to notice of, and to vote at, the VICI Special Meeting. Only holders of issued and outstanding VICI Common Stock at the close of business on the record date will be entitled to notice of, and to vote at, the VICI Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the VICI Special Meeting. As of the record date, there were                issued and outstanding shares of VICI Common Stock. Each holder of record of VICI Common Stock on the record date is entitled to one vote per share. As of the record date, the issued and outstanding VICI Common Stock were held by approximately                beneficial owners. You may submit your proxy either via the Internet, by telephone or by mailing the enclosed proxy card, or you may vote virtually at the VICI Special Meeting.

Directors and Executive Officers of VICI

On the record date, less than 1% of the outstanding shares of VICI Common Stock were held by VICI directors and executive officers and their respective affiliates. VICI currently expects that the directors and executive officers of VICI will vote their shares in favor of the VICI Stock Issuance Proposal and the VICI Adjournment Proposal, although none has entered into any agreements obligating them to do so.

Attending the VICI Special Meeting

In consideration of public health concerns relating to COVID-19, the VICI Special Meeting will be held virtually. VICI stockholders will not be able to attend the VICI Special Meeting in person. You are entitled to participate in the VICI Special Meeting if you were a stockholder as of the close of business on                , 2021, the record date for the VICI Special Meeting.

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Attending the VICI Special Meeting. To attend the VICI Special Meeting, visit www.virtualshareholdermeeting.com/VICI2021SM . You will be asked to enter the 16-digit control number found on the proxy card and the voting instruction form that accompanied your proxy materials.

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Voting During the VICI Special Meeting. If you are a stockholder as of the record date, you may vote during the VICI Special Meeting by following the instructions available on the meeting website during the meeting.

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Technical Support for the VICI Special Meeting. If you have difficulty accessing the VICI Special Meeting, technicians will be available to assist you via the toll free phone number listed at www.virtualshareholdermeeting.com/VICI2021SM .

Whether or not you plan to attend the VICI Special Meeting, we urge you to vote and submit your proxy in advance of the meeting.

Manner of Submitting Proxies

Each copy of this proxy statement/information statement/prospectus mailed to VICI stockholders is accompanied by a form of proxy card with instructions for voting. If you are a stockholder of record, you may instruct the proxy holders named in the proxy card how to vote your shares of VICI Common Stock in one of the following ways:

•

Vote by Internet. In order to vote via the Internet, you must go to www.proxyvote.com, have your proxy card or voting instruction form in hand and follow the instructions. If you vote via the Internet, you do not need to return your proxy card. Proxies submitted via the Internet must be received by 11:59 p.m., Eastern Time, on                , 2021, the day prior to the VICI Special Meeting.

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Vote by Phone. In order to vote by telephone, you must call the toll-free number listed on your proxy card, have your proxy card or voting instruction form in hand and follow the instructions. If you vote by telephone, you do not need to return your proxy card. Proxies submitted by telephone must be received by 11:59 p.m., Eastern Time, on                , 2021, the day prior to the VICI Special Meeting.

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Vote by Mail. To vote by mail, sign, date and mail the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. Proxies submitted by mail must be received by 11:59 p.m. Eastern Time, on                , 2021, the day prior to the VICI Special Meeting.

If you are the beneficial owner of shares of VICI Common Stock held in “street name” (that is, through a bank, broker or other nominee), then you should follow the instructions provided to you by your broker, bank or other nominee.

All shares of VICI Common Stock that are entitled to vote and are represented at the VICI Special Meeting by properly executed proxies received before or at the VICI Special Meeting and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:

•	“FOR” the VICI Stock Issuance Proposal; and

•	“FOR” the VICI Adjournment Proposal.

Revocability of Proxies or Voting Instructions

You may revoke a previously granted proxy at any time before it is exercised by any of the following actions:

•	Notifying VICI’s Secretary in writing that you would like to revoke your proxy;

•	Completing a proxy card on the Internet, by telephone or by mail with a later date prior to , Eastern Time, on , 2021; or

•	Attending the VICI Special Meeting (virtually) and following the instructions available on the meeting website during the meeting.

Any written notice of revocation or subsequent proxy card should be sent to Attention: Secretary, VICI Properties Inc., 535 Madison Avenue, 20th Floor, New York, New York 10022.

If your shares of VICI Common Stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy voting instructions.

Solicitation of Proxies

VICI is soliciting proxies on behalf of the VICI Board. VICI will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of shares of VICI Common Stock held in their names. In addition to the solicitation of proxies via the Internet or by mail, VICI directors, officers and employees may also solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. VICI has retained Georgeson LLC (“Georgeson”) to solicit, and for advice and assistance in connection with the solicitation of, proxies for the VICI Special Meeting at a cost of approximately $20,000, plus out-of-pocket expenses. No portion of the amount that VICI has agreed to pay to Georgeson is contingent upon the Closing. Any questions or requests for assistance regarding this proxy statement/information statement/prospectus and related proxy materials may be directed to Georgeson by telephone at 888-219-8320.

Quorum; Abstentions and Broker Non-Votes

The presence in person (virtually) or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the VICI Special Meeting as of                , 2021 will constitute a quorum, permitting the stockholders to conduct business at the VICI Special Meeting. If you have returned valid proxy instructions or if you hold your shares of VICI Common Stock in your own name as a holder of record and attend the VICI Special Meeting (virtually), your shares will be counted for the purpose of determining whether there is a quorum. For purposes of the VICI Stock Issuance Proposal, the failure to return your proxy card and other shares not voted (whether by broker non-vote or otherwise) will not be considered present for the purpose of determining the presence of a quorum and will have no effect on the VICI Stock Issuance Proposal. Under NYSE rules, abstentions will be considered as votes cast and, accordingly, will have the same effect as votes “AGAINST” the VICI Stock Issuance Proposal. Abstentions and the failure to return a proxy card will have no effect on the outcome of the VICI Adjournment Proposal provided a quorum is otherwise present at the VICI Special Meeting.

Broker non-votes occur when nominees, such as banks and brokers holding shares in “street name” on behalf of beneficial owners, do not receive voting instructions from the beneficial owners on how their shares should be voted. If that happens, the nominees may vote those shares of common stock only on matters deemed “routine” by the NYSE, the exchange on which VICI Common Stock is listed. On “non-routine” matters, nominees holding shares for a beneficial owner cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.” As each of the proposals to be voted upon at the VICI Special Meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of VICI Common Stock, your shares of VICI Common Stock will not be considered present at the VICI Special Meeting and will not be voted on any of the proposals.

Required Vote

The approval of the VICI Stock Issuance Proposal requires the affirmative vote of the majority of the votes cast by VICI stockholders on the VICI Stock Issuance Proposal at the VICI Special Meeting, assuming a quorum is present.

The approval of the VICI Adjournment Proposal requires the affirmative vote of a majority of the votes cast by VICI stockholders on the VICI Adjournment Proposal at the VICI Special Meeting, assuming a quorum is present.

Regardless of the number of shares of VICI Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote via the Internet or by phone.

PROPOSALS SUBMITTED TO THE VICI STOCKHOLDERS

VICI Proposal 1: The VICI Stock Issuance Proposal

VICI’s stockholders are being asked to approve the issuance of shares of VICI Common Stock to the MGP shareholders pursuant to the Master Transaction Agreement. For a summary and detailed information regarding this proposal, see the information about the Transactions and the Master Transaction Agreement throughout this proxy statement/information statement/prospectus, including the information set forth in sections entitled “The Transactions” beginning on page 52 and “The Master Transaction Agreement” beginning on page 116. A copy of the Master Transaction Agreement is attached as Annex A to this proxy statement/information statement/prospectus.

Pursuant to the Master Transaction Agreement, approval of the VICI Stock Issuance Proposal is a condition to the consummation of the Mergers. If the VICI Stock Issuance Proposal is not approved, the Mergers will not be completed.

Approval of the VICI Stock Issuance Proposal requires the affirmative vote of the majority of the votes cast by VICI stockholders on the VICI Stock Issuance Proposal at the VICI Special Meeting, assuming a quorum is present.

The VICI Board unanimously recommends that VICI’s stockholders vote “FOR” the VICI Stock Issuance Proposal.

VICI Proposal 2: The VICI Adjournment Proposal

The VICI Special Meeting may be adjourned one or more times to another time or place, if necessary or appropriate in the view of the VICI Board, to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the VICI Board, in favor of the VICI Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.

VICI is asking VICI’s stockholders to approve the adjournment of the VICI Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the VICI Stock Issuance Proposal if there are not sufficient votes at the time of such adjournment to approve such proposal.

Approval of the VICI Adjournment Proposal requires the affirmative vote of the majority of the votes cast by VICI stockholders on the VICI Adjournment Proposal at the VICI Special Meeting, assuming a quorum is present.

VICI does not intend to call a vote on the VICI Adjournment Proposal if the VICI Stock Issuance Proposal considered at the VICI Special Meeting has been approved at the VICI Special Meeting.

The VICI Board unanimously recommends that VICI’s stockholders vote “FOR” the VICI Adjournment Proposal.

Other Business

At this time, VICI does not intend to bring any other matters before the VICI Special Meeting, and VICI does not know of any matters to be brought before the VICI Special Meeting by others. If, however, any other matters properly come before the VICI Special Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at the VICI Special Meeting or any adjournment or postponement thereof will be deemed authorized to vote shares of VICI Common Stock represented thereby in accordance with the judgment of management on any such matter.

THE TRANSACTIONS

The following is a summary of the material terms of the Transactions. This summary does not purport to be complete and may not contain all of the information about the Transactions that is important to you. The summary of the material terms of the Transactions below and elsewhere in this proxy statement/information statement/prospectus is qualified in its entirety by reference to the Master Transaction Agreement, a copy of which is attached to this proxy statement/information statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/information statement/prospectus in its entirety. You are urged to read this proxy statement/information statement/prospectus, including the Master Transaction Agreement, carefully and in its entirety for a more complete understanding of the Transactions.

The Mergers

Each of the VICI Board, the MGP Conflicts Committee and the MGP Board has approved the Master Transaction Agreement, the REIT Merger and the other Transactions. Subject to the terms and conditions of the Master Transaction Agreement, on or prior to the closing date of the Transactions, VICI will contribute its interest in Existing VICI OP to New VICI Operating Company, which will serve as a new operating company for VICI and hold substantially all of the assets of VICI following the Transactions. Following the contribution transaction, MGP will merge with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of Existing VICI OP. The Master Transaction Agreement also provides for the Partnership Merger pursuant to which, immediately following the REIT Merger and subject to certain conditions, the REIT Surviving Entity will merge with and into MGP OP, with MGP OP as the surviving entity and a wholly-owned subsidiary of Existing VICI OP. MGP shareholders will receive the merger consideration described below under “The Master Transaction Agreement—Consideration for the REIT Merger” beginning on page 118.

The Partial Redemption

At the effective time of the Partnership Merger, each MGP OP Unit (other than the MGP OP Units held by REIT Merger Sub or any subsidiary of MGP OP) held by MGM and/or certain of its subsidiaries, will be converted into the right to receive a number of New VICI Operating Company Units equal to the Exchange Ratio. Following the Partnership Merger and upon consummation of the Partial Redemption, New VICI Operating Company will redeem a majority of the New VICI Operating Company Units received by MGM and/or its subsidiaries in the Partnership Merger for the Redemption Consideration of $4,404,000,000 in cash using the proceeds of long-term debt financing or, if unavailable, borrowings under the Bridge Facility on the closing date of the Mergers. Following the Partial Redemption, MGM and/or its subsidiaries will own approximately 12 million New VICI Operating Company Units, which will represent approximately 1% of the total outstanding New VICI Operating Company Units.

MGM Master Lease and BREIT JV Lease

Simultaneous with the Closing, VICI and MGM will enter into the MGM Master Lease. The MGM Master Lease will have an initial term of 25 years, with three 10-year tenant renewal options and, subject to the closing of the Springfield Transaction, will have an initial total annual rent of $860.0 million. The Springfield Transaction is expected to close prior to the Closing. However, in the event the Springfield Transaction does not close prior to the Closing, the MGM Master Lease will have an initial total annual rent of $830.0 million. Rent under the MGM Master Lease will escalate at a rate of 2.0% per annum for the first 10 years and thereafter at the greater of 2.0% per annum or the CPI subject to a 3.0% cap.

Additionally, VICI will retain MGP’s existing 50.1% ownership stake in the BREIT JV, which owns the real estate assets of MGM Grand Las Vegas and Mandalay Bay. The BREIT JV Lease will remain unchanged and provides for current total annual base rent of approximately $298.0 million and an initial term of 30 years with two 10-year tenant renewal options. Rent under the BREIT JV Lease escalates at a rate of 2.0% per annum for the first fifteen years and thereafter at the greater of 2.0% per annum or CPI, subject to a 3.0% cap.

Tax Protection Agreement

VICI has agreed with MGM to enter into the Tax Protection Agreement pursuant to which New VICI Operating Company will agree, subject to certain exceptions, to indemnify the Protected Parties for certain tax liabilities resulting from, during the Protected Period, (1) the sale, transfer, exchange or other disposition of a Protected Property, (2) a merger, consolidation, or transfer of all of the assets of, or certain other transactions undertaken by, New VICI Operating Company pursuant to which the ownership interests of the Protected Parties in New VICI Operating Company are required to be exchanged in whole or in part for cash or other property, (3) the failure of New VICI Operating Company to maintain a certain amount of nonrecourse indebtedness allocable to the Protected Parties, which amount may be reduced over time in accordance with the Tax Protection Agreement, and (4) the failure of New VICI Operating Company or VICI to comply with certain tax covenants that would impact the tax liabilities of the Protected Parties. In the event that New VICI Operating Company or VICI breaches restrictions in the Tax Protection Agreement, New VICI Operating Company will be liable for grossed-up tax amounts (based on an assumed effective tax rate) associated with the income or gain recognized as a result of such breach. In addition, the BREIT JV previously entered into a tax protection agreement with MGM with respect to built-in gain and debt maintenance related to MGM Grand Las Vegas and Mandalay Bay, which is effective through mid-2029 and by acquiring MGP, VICI will bear MGP’s approximate 50.1% proportionate share in the BREIT JV of any indemnity under this existing tax protection agreement.

Expense Reimbursement Agreement

In connection with the Transactions, MGM and MGP OP entered into an Expense Reimbursement Agreement whereby MGP OP agreed to reimburse MGM for 50% of MGM’s legal fees and 58% of MGM’s financial advisory fees, in each case incurred in connection with the negotiation, execution and consummation of the Master Transaction Agreement and the consummation of the Mergers and the other Transactions, with a maximum amount of reimbursable out-of-pocket costs and expenses incurred by MGM not to exceed $65 million in the aggregate.

Description of Debt Financing Transactions

VICI’s obligation to complete the Transactions is not contingent on the receipt by VICI of any financing. VICI estimates that, in addition to the VICI Stock Issuance that will be used to issue the REIT Merger Consideration, it will need up to approximately $9.250 billion to fund (i) the Redemption Consideration, (ii) amounts to be paid in connection with offers to repurchase certain senior notes of MGP OP pursuant to their respective indentures if exchange offer and consent solicitation transaction, described in more detail below, to assume such notes by Existing VICI OP in the Mergers is unsuccessful (the “Change of Control Offers”) and (iii) related fees and expenses. VICI anticipates that the funds needed to pay the foregoing amount will be derived from (i) the proceeds from the sale of long-term debt securities, (ii) borrowings under the Bridge Facility described below, (iii) proceeds of borrowings of incremental term loans under its existing credit facility or a syndicated term loan credit facility, (iv) with respect to the Change of Control Offers and related fees and expenses, cash on hand or (v) any combination of the foregoing.

On or prior to the closing date of the Transactions, Existing VICI OP intends to conduct one or more exchange offers, offers to purchase and/or consent solicitations with respect to MGP OP’s outstanding debt securities in connection with the assumption of such indebtedness in the Mergers (such transactions collectively, the “MGP Exchange Offers”). In the event Existing VICI OP is unsuccessful in these exchange offers, offers to purchase and/or consent solicitations, VICI intends to make an offer to repurchase certain senior notes of MGP OP pursuant to the Change of Control Offers. The terms and timing of any such debt offerings, exchange offers, offers to purchase and/or consent solicitations has not been determined as of the date of this proxy statement/information statement/prospectus. This proxy statement/information statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of VICI, MGP or MGP OP. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of VICI shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

If the MGP Exchange Offers are not successful, VICI may, in its sole discretion, elect that, in lieu of the Partnership Merger, Existing VICI OP will merge with and into MGP OP, with MGP OP surviving (the “Alternative Partnership Merger”). If VICI elects the Alternative Partnership Merger, MGP OP, as the surviving entity in the Alternative Partnership Merger, will enter into supplemental indentures pursuant to the outstanding note indentures of Existing VICI OP, assuming the obligations of Existing VICI OP thereunder.

Bridge Financing Commitment Letter

In connection with the entry into the Master Transaction Agreement, VICI and Existing VICI OP received the Debt Commitment Letter from the Lenders, pursuant to which the Lenders have agreed to provide Existing VICI OP a 364-day first lien secured Bridge Facility in an aggregate principal amount of up to $9.250 billion, consisting of up to $5.008 billion in funding under Tranche 1 of the Bridge Facility, which can be used for the Redemption Consideration and to pay transaction costs, and up to $4.242 billion in funding under Tranche 2 of the Bridge Facility, which can be used to fund the Change of Control Offers.

Existing VICI OP expects to incur long-term debt financing or, if unavailable, borrowings under the Bridge Facility and/or borrowings of incremental term loans under VICI’s existing credit facility or borrowing of term loans under a syndicated term loan facility, to pay the Redemption Consideration and transaction-related fees and expenses thereunder. If VICI uses the Bridge Facility to fund the Redemption Consideration, funding is contingent on the satisfaction of certain customary conditions, including, among others, the execution and delivery of definitive documentation with respect to the Bridge Facility and the consummation of the Transactions in accordance with the definitive agreements related to the Mergers.

In order to pay the Offer to Purchase Consideration, if applicable, VICI expects to incur long-term debt financing. If long-term debt financing is not available, Existing VICI OP will borrow under the Bridge Facility to pay the Offer to Purchase Consideration. If Existing VICI OP uses the Bridge Facility to pay the Offer to Purchase Consideration, funding is contingent on the satisfaction of certain customary conditions.

Although Existing VICI OP does not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made or that Existing VICI OP will be able to incur alternative long-term debt financing in lieu of borrowings under the Bridge Facility.

Borrowings under the Bridge Facility, if any, will bear interest at a floating rate based on LIBOR or the Base Rate (as defined in the Bridge Facility) that varies depending on the duration of the loans thereunder. In addition, duration fees are payable the amount of which is dependent on the duration of the loans. The Bridge Facility, if funded, will contain restrictive covenants and events of default substantially similar to those contained in agreements governing certain of VICI’s existing indebtedness. If Existing VICI OP draws upon the Bridge Facility, there can be no assurances that we would be able to refinance the Bridge Facility on terms satisfactory to us, or at all. The Bridge Facility will be guaranteed by the material domestic subsidiaries of Existing VICI OP. In addition, the Bridge Facility will be secured by a pledge of the equity of Existing VICI OP and a lien on all or substantially all of the assets of Existing VICI OP and its material domestic subsidiaries.

Background of the Transactions

As part of its ongoing review of MGP’s business, the MGP Board, together with MGP senior management and its controlling shareholder, MGM, regularly reviews and assesses MGP’s strategic business plans, including its strategies and opportunities to increase shareholder value.

The VICI Board, in consultation with members of VICI’s management team, periodically and in the ordinary course of business reviews and assesses VICI’s performance, business, strategic direction, competitive position and prospects in light of the current business and economic environment and in consideration of its long-term business strategy to enhance value for its stockholders. These reviews have included, among other things, consideration, from time to time, of potential strategic options, including strategic acquisitions and business combination transactions.

In early January 2021, MGM received an unsolicited proposal from a publicly-traded REIT (“Party A”) regarding an “at market” transaction with MGP in which the holders of MGP Class A Common Shares (the “MGP Class A Common Shareholders”) would receive stock consideration and MGM would receive cash in exchange for the partial redemption of its ownership interest in MGP OP and a retained interest in the surviving company’s operating partnership. In addition, under Party A’s proposal, MGM would be required to guarantee a portion of the indebtedness incurred by the surviving company’s operating partnership. MGM determined not to proceed with such a transaction given Party A’s requirement that MGM provide a debt guarantee.

On March 15, 2021, MGM engaged J.P. Morgan to evaluate strategic alternatives with respect to MGM’s ownership interest in MGP OP. Following the engagement of J.P. Morgan, MGM worked with J.P. Morgan and its other advisors to evaluate strategic alternatives with respect to monetizing MGM’s ownership interest in MGP OP in a tax efficient manner to MGM. Subsequently, in mid-April 2021, MGM authorized J.P. Morgan to reach out to four potential bidders – VICI, Party A and two private equity firms with a focus on real estate (“Party B” and “Party C,” respectively) – to gauge their interest in a potential transaction involving MGM’s ownership interest in MGP OP.

On April 19, 2021, J.P. Morgan provided VICI a draft non-disclosure agreement (the “VICI NDA”).

On April 21, 2021, after discussion and negotiations regarding the terms of the VICI NDA, MGM and VICI executed the VICI NDA. Also, on April 21, 2021, MGM executed a non-disclosure agreement with Party C.

On May 5, 2021, at a regularly scheduled meeting of the MGP Board, MGM informed MGP management and the MGP Board that MGM had engaged J.P. Morgan to evaluate strategic alternatives with respect to monetizing MGM’s ownership interest in MGP OP in a tax efficient manner to MGM and that it would not proceed with any transaction that would result in a sale of control of MGP absent review by an MGP conflicts committee.

Also, on May 5, 2021, MGM executed a non-disclosure agreement with Party A.

On May 7, 2021, representatives of J.P. Morgan and members of VICI’s management team held a call to discuss preliminary matters relating to the structure of the potential transaction.

On May 11, 2021, MGM executed a non-disclosure agreement with Party B.

On May 13, 2021, each of VICI, Party A, Party B and Party C were provided with access to an online virtual data room (the “virtual data room”).

Also on May 13, 2021, members of MGP’s management team and representatives of J.P. Morgan, Weil, counsel to MGM and Ernst & Young LLP, tax advisor to MGM, held a call with members of VICI’s management team and representatives of Hogan Lovells, counsel to VICI, and KPMG LLP, tax advisor to VICI, to discuss certain structure matters.

On May 22, 2021, representatives of J.P. Morgan and members of VICI’s management team held a call to discuss mutual non-disclosure obligations between the parties.

As of May 23, 2021, VICI engaged Morgan Stanley as its financial advisor with respect to a potential transaction with MGM.

On May 24, 2021, the VICI Board held a meeting by video conference with members of VICI’s management team and representatives of Morgan Stanley in attendance. At the meeting, members of VICI’s management team discussed the strategic rationale for a potential transaction with MGM, methods of financing the potential transaction and the initial bid process. Representatives of Morgan Stanley reviewed the valuation process underlying illustrative offer prices. The VICI Board authorized VICI’s management team to continue to evaluate the potential transaction with MGM.

On May 24, 2021, J.P. Morgan delivered a process letter to VICI, Party A, Party B and Party C, outlining, among other things, that interested parties should each submit a written, non-binding indication of interest with respect to a potential transaction involving a majority of MGM’s ownership interest in MGP OP by Noon Eastern Time on June 3, 2021. The parties were also advised that a potential transaction could involve an acquisition of MGP and accordingly, for illustrative purposes only, they were asked to also provide their proposed purchase price per share for the MGP Class A Common Shares, as well as the proposed form (or forms) of consideration. The process letter outlined a proposed structure that included MGM retaining approximately $400 million of its ownership interest in MGP OP, or in the successor operating partnership of the bidder.

Also, on May 24, 2021, MGM and VICI executed an amendment to the VICI NDA to provide for mutual non-disclosure obligations between the parties.

On June 2, 2021, representatives of J.P. Morgan held a call with representatives of Party C in which Party C indicated that it was prepared to consider a no premium transaction for the MGP Class A Common Shares and MGM’s ownership interest in MGP OP.

Also, on June 2, 2021, the VICI Board held a meeting by video conference with members of VICI’s management team and representatives of Morgan Stanley and Hogan Lovells in attendance. At the meeting, the VICI Board was updated on the status of discussions with representatives of MGM. Representatives of Morgan Stanley reviewed a financial analysis of an acquisition of MGP Class A Common Shares and MGP OP Units at a price equal to $39.00 per unit and an exchange ratio per MGP Class A Common Share based on such price. The VICI Board then discussed the potential transaction, including a proposed structure, with members of VICI’s management team and representatives of Hogan Lovells. Following discussion, the VICI Board authorized VICI’s management to continue to engage in discussions with MGM and submit an initial proposal to acquire the outstanding MGP Class A Common Shares and redeem a portion of MGM’s ownership interest in MGP OP.

On June 3, 2021, Party B indicated verbally to representatives of J.P. Morgan that they were willing to redeem a portion of MGM’s ownership interest in MGP OP at a price equal to between $40.00 - $42.00 per unit in cash.

On June 3, 2021, VICI delivered to representatives of J.P. Morgan an initial proposal for a transaction in which VICI would cause the successor operating partnership to redeem a portion of MGM’s ownership interest in MGP OP at a price equal to $39.00 per unit in cash, with MGM retaining units in the successor operating partnership valued at approximately $400 million and, for illustrative purposes, indicated that VICI was prepared to acquire the outstanding MGP Class A Common Shares for an exchange ratio of 1.227 shares of VICI Common Stock for each MGP Class A Common Share (which implied a value of $39.00 per MGP Class A Common Share as of June 2, 2021 based on VICI’s closing share price on such date).

On June 4, 2021, Party A delivered to representatives of J.P. Morgan an initial proposal for a transaction in which Party A would cause the successor operating partnership to redeem a portion of MGM’s ownership interest in MGP OP at a price equal to $38.50 per unit in cash, for $3.26 billion in total cash consideration, with MGM retaining $1.03 billion in units of the successor operating partnership. Party A’s proposal stated that, subject to a discussion with the MGP Board, Party A anticipated offering a similar value per share in a 100% stock-for-stock exchange based on a to be agreed fixed exchange ratio for the MGP Class A Common Shares.

Also, on June 4, 2021, Party B delivered to representatives of J.P. Morgan an initial proposal for a transaction in which Party B would cause MGP OP to redeem a portion of MGM’s ownership interest in MGP OP at a price equal to $42.00 per unit in cash, for a total cash consideration of $4.678 billion, and with MGM keeping a retained interest of $400 million in MGP OP and, for illustrative purposes, Party B noted that it was prepared to acquire the outstanding MGP Class A Common Shares for the same per unit cash consideration offered to MGM for the partial redemption of its ownership interest in MGP OP, which would be conditioned on approval from the MGP Board.

Additionally, on June 4, 2021, after considering the proposals received by the four bidders, at the direction of MGM, representatives of J.P. Morgan spoke with representatives of VICI, Party A and Party B and asked that VICI, Party A and Party B submit revised proposals by June 8, 2021.

On June 7, 2021, representatives of MGM updated the MGP Board that MGM was continuing to work with J.P. Morgan to explore strategic alternatives with respect to MGM’s ownership interest in MGP OP and that MGM was continuing to engage with bidders with respect to a potential transaction.

Also, on June 7, 2021, Party A delivered to representatives of J.P. Morgan a revised proposal for a transaction in which Party A would cause the successor operating partnership to redeem a portion of MGM’s ownership interest in MGP OP at a price equal to $41.50 per unit in cash, for $4.23 billion in total cash consideration, with MGM retaining $400 million in units of the successor operating partnership. Party A’s revised proposal also stated that, subject to a discussion with the MGP Board, Party A anticipated offering a similar value per share in a 100% stock-for-stock exchange based on a to be agreed fixed exchange ratio for the MGP Class A Common Shares.

On June 8, 2021, the VICI Board held a meeting by video conference with members of VICI’s management team and representatives of Morgan Stanley and Hogan Lovells in attendance. At the meeting, the VICI Board was updated on the status of discussions with representatives of MGM following VICI’s submission of the initial proposal. Representatives of Morgan Stanley reviewed a financial analysis of an acquisition of MGP Class A Common Shares and MGP OP Units at a price equal to $41.00 per unit and an exchange ratio per MGP Class A Common Share based on such price. The VICI Board then discussed the potential transaction, including the submission of a revised proposal, with members of VICI’s management team and representatives of Hogan Lovells. Following discussion, the VICI Board authorized VICI’s management to continue to engage in discussions with MGM and submit a revised proposal to acquire the outstanding MGP Class A Common Shares and redeem a portion of MGM’s ownership interest in MGP OP at a price equal to $41.00 per unit and an exchange ratio per MGP Class A Common Share based on such price.

Also on June 8, 2021, VICI delivered to representatives of J.P. Morgan a revised proposal for a transaction in which VICI would cause the successor operating partnership to redeem a portion of MGM’s ownership interest in MGP OP at a price equal to $41.00 per unit in cash, with MGM retaining units in the successor operating partnership valued at approximately $400 million and, for illustrative purposes, indicated that VICI was prepared to acquire the outstanding MGP Class A Common Shares for an exchange ratio of 1.237 shares of VICI Common Stock for each MGP Class A Common Share (which implied a value of $41.00 per MGP Class A Common Share as of June 8, 2021 based on VICI’s closing share price on such date).

In addition, on June 8, 2021, Party B verbally indicated to J.P. Morgan that it would not be submitting a revised proposal and directed J.P. Morgan to refer to its initial proposal.

On June 10, 2021, MGM reviewed the proposals received in response to the process letter with J.P. Morgan, including the revised proposals received from VICI and Party A, and decided to invite VICI, Party A and Party B to the next phase of the process.

On June 15, 2021, the VICI Board held a meeting by video conference with members of VICI’s management team in attendance to consider the review and approval of an unrelated transaction. During such meeting, the VICI Board also received an update from VICI management with respect to the bid process and the potential transaction with MGM.

On June 23, 2021, following additional due diligence, Party B informed J.P. Morgan that it was no longer interested in pursuing the potential transaction due to the size of the equity commitment that would be required in a potential transaction as well as Party B’s perspective on its own ability to compete on value.

On June 24, 2021, representatives of MGM updated the MGP Board that MGM was continuing to work with J.P. Morgan to explore strategic alternatives with respect to MGM’s ownership interest in MGP OP and that MGM was engaging in discussions with two bidders with respect to a potential transaction. On June 26, 2021, J.P. Morgan delivered to VICI and Party A initial drafts of the Master Transaction Agreement and Tax Protection Agreement. The initial draft of the Master Transaction Agreement delivered to bidders included a proposed structure that contemplated an acquisition of MGP by the bidder and a leveraged partial redemption of MGM’s ownership interest in MGP OP and reciprocal representations and warranties and interim operating covenants to be given by MGP and the bidder. The Master Transaction Agreement left open the amount of the termination fee that would be payable by MGP or the bidder in certain circumstances, and provided that the Written Consent would not be delivered until after the bidder had received approval of its shareholders. Additionally, the Master Transaction Agreement provided that, upon the closing of the potential transaction, MGP would reimburse MGM for its reasonable and documented out-of-pocket costs and expenses incurred in negotiating, executing and consummating the potential transaction.

On June 28, 2021, members of Party A’s management team met with members of MGM’s management team to discuss the current operations of MGP’s business and Party A’s proposal.

Also, on June 28, 2021, in view of the potential conflicts of interest associated with a potential transaction pursuant to which MGP may be acquired by a third party (the “Potential Transaction”) and pursuant to resolutions approved by the MGP Board, the MGP Board authorized and empowered the MGP Conflicts Committee to (i) review and evaluate the terms and conditions of the Potential Transaction on behalf of MGP, (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the Potential Transaction, and (iii) determine whether or not to approve and recommend for approval to the MGP Board the Potential Transaction, any such approval of the Potential Transaction to constitute Special Approval pursuant to Section 7.9(b) of the MGP LLCA. The MGP Conflicts Committee consisted of Kathryn Coleman, Charles Irving and Thomas Roberts, each of whom satisfied the independence standards set forth in the MGP LLCA for service on the MGP Conflicts Committee.

The MGP Conflicts Committee engaged Potter Anderson & Corroon LLP (“Potter Anderson”) as its independent legal counsel, based upon, among other things, Potter Anderson’s experience representing the MGP Conflicts Committee on prior assignments, its experience and expertise with respect to transactions raising potential conflicts of interest under Delaware law and serving as an independent legal advisor to committees of the board of directors, and its independence with respect to MGP, MGM, VICI and Party A.

On June 29, 2021, the MGP Conflicts Committee held a meeting by video conference with representatives of Potter Anderson in attendance. At the meeting, the MGP Conflicts Committee and representatives of Potter Anderson discussed, generally, the Potential Transaction and the engagement of a financial advisor to the MGP Conflicts Committee, including an outreach to Evercore which had advised the MGP Conflicts Committee on a recent transaction in 2021, to discuss the potential engagement of Evercore as financial advisor to the MGP Conflicts Committee and to ask Evercore to provide a fee proposal and a relationship disclosure letter describing Evercore’s relationships with respect to certain identified relevant parties. The MGP Conflicts Committee and representatives of Potter Anderson also discussed certain process related considerations for the MGP Conflicts Committee in connection with the Potential Transaction.

Also, on June 29, 2021, following VICI’s receipt of the Master Transaction Agreement and Tax Protection Agreement, representatives of Hogan Lovells and representatives of Weil held a conference call in which they discussed the structure of the Potential Transaction, as well as certain points that Hogan Lovells raised with respect to the Master Transaction Agreement, including that the Written Consent would not be delivered until after the VICI Shareholder Approval was obtained and the reciprocal representations and warranties and interim operating covenants. Later that evening, representatives of Weil and representatives of Hogan Lovells held a second conference call to discuss in more detail the structure proposed in the Master Transaction Agreement, which representatives of Hogan Lovells communicated would pose some potential issues with respect to integrating VICI’s and MGP’s existing debt. The parties agreed to further discuss the optimal structure for the Potential Transaction, taking into account MGM’s desire to pursue a tax efficient structure, as well as VICI’s anticipated debt financing.

On June 30, 2021, J.P. Morgan delivered a second-round process letter and an initial draft of the MGM Master Lease (together with the Master Transaction Agreement and the Tax Protection Agreement, the “Transaction Documents”) to VICI and Party A. The second-round process letter outlined, among other things, that interested parties should each submit a fully-financed, binding offer and ready-to-sign transaction documentation on a basis that such parties were prepared to execute, no later than 5:00 p.m. Eastern Time on July 15, 2021.

On July 1, 2021, members of MGP’s and VICI’s respective management teams and representatives of Weil and Hogan Lovells held a call to discuss the structure of the Potential Transaction.

On July 2, 2021, representatives of Party A reached out to representatives of J.P. Morgan and requested the ability to speak with five potential equity financing sources. Party A indicated that its intent was to secure a third-party equity commitment between $750 million and $1 billion in connection with the Potential Transaction. The following week, MGM approved Party A to speak with four of the five financing sources.

Between late June and mid-July, representatives of MGM and its advisors held several diligence sessions with each of VICI and Party A and their respective advisors to discuss various financial, operational and structuring aspects of the Potential Transaction. In addition, during this time period, Party C expressed interest to representatives of J.P. Morgan regarding a potential willingness to participate in a limited manner in a transaction involving MGM and MGP but not in the manner contemplated by the process letter provided by J.P. Morgan to the bidders.

Following conversations between Potter Anderson and Evercore, on July 5, 2021, Evercore provided the MGP Conflicts Committee with a relationship disclosure letter describing Evercore’s relationships with certain identified relevant parties, including MGM, MGP, VICI and Party A since January 1, 2018. Evercore also delivered a fee proposal to the MGP Conflicts Committee on that date.

On July 6, 2021, the MGP Conflicts Committee held a telephonic meeting with representatives of Potter Anderson in attendance. At the meeting, representatives of Potter Anderson discussed the resolutions adopted by the MGP Board on June 28, 2021 that delegated authority to the MGP Conflicts Committee to review the Potential Transaction and provided an overview of the MGP Conflicts Committee’s duties under the MGP LLCA and applicable law. The MGP Conflicts Committee and representatives of Potter Anderson also discussed the Potential Transaction and certain conflicts of interest that could arise in connection with the Potential Transaction, including, among other things, that MGM could receive a different form of consideration and additional benefits in the Potential Transaction than the MGP Class A Common Shareholders. The MGP Conflicts Committee and representatives of Potter Anderson also discussed a potential engagement of Evercore, including, among other things, the relationship disclosure letter and fee proposal that Evercore delivered to the MGP Conflicts Committee on July 5, 2021. The MGP Conflicts Committee also authorized representatives of Potter Anderson to contact representatives of Weil regarding additional details and background information on the Potential Transaction.

On July 8, 2021, representatives of J.P. Morgan, Weil, Morgan Stanley and Hogan Lovells and members of VICI’s and MGP’s respective management teams held a call to discuss the structure of the Potential Transaction and considerations regarding VICI’s debt financing of the partial redemption of MGM’s ownership interest in MGP OP.

On July 8, 2021 and July 9, 2021, representatives of Potter Anderson and Weil held telephonic meetings to discuss certain preliminary matters with respect to the Potential Transaction, including the engagement of an outside legal advisor for MGP and the draft documentation for, and structure of, the Potential Transaction.

On July 9, 2021, representatives of Weil provided representatives of Potter Anderson with the bid draft Transaction Documents that J.P. Morgan had previously provided to VICI and Party A.

On July 9, 2021 and July 13, 2021, the MGP Conflicts Committee, Mr. James C. Stewart, Chief Executive Officer of MGP, and representatives of Potter Anderson held telephonic meetings with representatives of three law firms for the purpose of interviewing such legal advisors to serve as outside legal counsel to MGP in connection with the Potential Transaction. After a discussion of these interviews and upon the recommendation of the MGP Conflicts Committee, MGP determined to engage Baker Botts L.L.P. (“Baker Botts”) as outside legal counsel to MGP, based upon, among other things, its experience serving as company counsel to REITs and its experience serving as company counsel to alternative entities in connection with M&A transactions involving potential conflicts of interest and independent committees of the boards of directors. An engagement letter detailing the terms of Baker Botts’ engagement was subsequently executed.

At the July 9, 2021 meeting, the MGP Conflicts Committee discussed, with only representatives of Potter Anderson and Mr. Stewart in attendance, the possibility that MGM could receive a different form of consideration as compared to the MGP Class A Common Shareholders in a Potential Transaction and the rationale for such differential consideration.

At the July 13, 2021 meeting, the MGP Conflicts Committee discussed, with only representatives of Potter Anderson and Mr. Stewart in attendance, a Potential Transaction and the engagement of Evercore to serve as the MGP Conflicts Committee’s financial advisor. Following such discussion, the MGP Conflicts Committee determined to pursue the engagement of Evercore as its financial advisor, subject to negotiation of terms of engagement and a mutually acceptable engagement letter and the completion of an independence review. The determination was based on, among other things, Evercore’s qualifications and experience in the real estate and REIT space, its experience with serving as a financial advisor to independent committees in conflict transactions, its reputation and familiarity with MGP, including Evercore’s prior engagement on behalf of the MGP Conflicts Committee and its lack of material relationships with MGP, MGM, VICI and Party A. Prior to such determination, the MGP Conflicts Committee reviewed the relationship disclosure letter from Evercore, discussed the matters described therein, and concluded that the disclosure letter did not reflect any information that would preclude Evercore from serving as an independent financial advisor to the MGP Conflicts Committee. The MGP Conflicts Committee authorized representatives of Potter Anderson to contact Evercore and begin negotiations with respect to a draft engagement letter.

On July 14, 2021, the VICI Board held a meeting by video conference with members of VICI’s management team and representatives of Morgan Stanley and Hogan Lovells in attendance. VICI’s management provided the VICI Board with an update regarding the business, financial, legal, tax and accounting diligence review of MGP. VICI’s management also reviewed the material terms of the Transaction Documents with the VICI Board. Representatives of Morgan Stanley reviewed the strategic rationale for the Potential Transaction, the pro forma portfolio that would result from the Potential Transaction, the proposed transaction structure and its valuation analysis. The VICI Board discussed the Potential Transaction and directed management to submit VICI’s final proposal described below.

On July 15, 2021, Party A delivered a final proposal to representatives of J.P. Morgan for a transaction in which Party A would cause the successor partnership to redeem a portion of MGM’s ownership interest in MGP OP at a price equal to $40.00 per unit, comprised of $4.05 billion in cash, with MGM retaining $400 million in units of the successor operating partnership. Party A’s final proposal also included that the MGP Class A Common Shares would be exchanged for common shares in Party A on a fixed exchange ratio reflecting a value per share equivalent to the per-unit consideration provided to MGM for the partial redemption of its ownership interest in MGP OP and that it would finance the transaction through a combination of equity and debt financing with MGM having the potential to make an equity investment in Party A at the Party A stock price used to determine the exchange ratio. Party A provided mark-ups of the Transaction Documents with its final proposal.

Also on July 15, 2021, VICI delivered a final proposal to representatives of J.P. Morgan for a transaction in which VICI would cause the successor partnership to redeem a portion of MGM’s ownership interest in MGP OP at a price equal to $43.00 per unit, which would be paid in cash, except for any units that MGM decided to retain in the successor operating partnership (estimated to be worth approximately $400 million in value). VICI’s final proposal included that VICI was prepared to acquire the MGP Class A Common Shares at a price of $43.00 per share, which would be exchanged for VICI Common Stock at an exchange ratio equal to VICI’s 5-day volume weighted average price (which implied an exchange ratio as of July 14, 2021 of 1.359 shares of VICI Common Stock for each MGP Class A Common Share). VICI provided mark-ups of the Transaction Documents with its final proposal, as well as an initial draft of the Debt Commitment Letter. VICI’s final proposal indicated that the proposal was not subject to a financing contingency, and that fully executed bridge financing commitment letters would be delivered at the signing of the definitive Master Transaction Agreement. Additionally, VICI’s final proposal confirmed that VICI’s due diligence review was substantially complete.

On July 16, 2021, after reviewing the final proposals submitted by VICI and Party A, MGM determined to continue negotiations with VICI. Later that day, representatives of Potter Anderson and Weil held a telephonic meeting to discuss MGM’s receipt of VICI’s final proposal. Representatives of Weil subsequently sent VICI’s final proposal and the draft Transaction Documents and Debt Commitment Letter delivered by VICI to representatives of Potter Anderson on July 16, 2021, which in turn distributed the VICI proposal and the draft Transaction Documents and Debt Commitment Letter to representatives of Baker Botts on the same date.

Between July 16, 2021 and July 22, 2021, MGM, J.P. Morgan and Weil negotiated certain points on the Transaction Documents with representatives of VICI, Morgan Stanley, Hogan Lovells and Kramer Levin Naftalis & Frankel LLP, counsel to VICI (“Kramer Levin”), including: (i) in respect of the MGM Master Lease, the rent, financial covenant escalator test, ability to sublease and other key economic provisions; (ii) in respect of the Tax Protection Agreement (A) whether MGM would be indemnified for certain taxes incurred as a result of an election under section 754 of the Code or arising from certain transactions related to BREIT JV, (B) early termination provisions and (C) certain restrictions on the use of capital raised by the successor operating partnership; and (iii) in respect of the Master Transaction Agreement, certain provisions related to the proposed debt financing structure.

On July 19, 2021, representatives of Weil distributed reverse due diligence materials to representatives of Potter Anderson, which in turn distributed such materials to representatives of Baker Botts.

Beginning on July 20, 2021 and through August 3, 2021, representatives of Weil, Potter Anderson, Baker Botts, management of MGM and management of MGP held a series of telephonic meetings to discuss the draft Transaction Documents and certain due diligence and reverse due diligence matters with respect to the Transactions. Representatives of J.P. Morgan and Evercore also attended certain of these meetings.

On July 20, 2021, representatives of Weil held a call with representatives of Potter Anderson and representatives of Baker Botts to provide additional background on the Transactions. Representatives of Weil also sent representatives of Potter Anderson and Baker Botts revised drafts of the Master Transaction Agreement and the MGM Master Lease, along with materials for MGP’s disclosures schedules and reverse due diligence materials that had been prepared by Weil regarding VICI.

Also, on July 20, 2021, the MGP Conflicts Committee held a telephonic meeting with representatives of Potter Anderson and Mr. Stewart in attendance. At the meeting, the MGP Conflicts Committee, representatives of Potter Anderson and Mr. Stewart discussed the final VICI proposal, the status of the negotiation of the draft Transaction Documents, the due diligence and reverse due diligence processes, and the negotiation of Evercore’s engagement letter. The MGP Conflicts Committee and representatives of Potter Anderson also discussed certain potential tax benefits for MGM in the Transactions and the different form of consideration that MGM was contemplated to receive in the Transactions. Following a discussion, the MGP Conflicts Committee authorized certain members of the MGP Conflicts Committee, with the assistance of Potter Anderson, to finalize the fee negotiations and certain other terms of Evercore’s engagement letter.

On July 21, 2021, representatives of Potter Anderson and Baker Botts sent a revised draft of the Master Transaction Agreement to representatives of Weil.

Also, on July 21, 2021, representatives of MGM, MGP, Weil, Baker Botts, Potter Anderson, and Evercore held a telephonic meeting to discuss the contemplated changes in the MGM Master Lease compared to the Master Lease, by and between MGP Lessor, LLC (“MGP Landlord”) and MGM Lessee, LLC (“MGM Tenant”), dated as of April 25, 2016 (as amended, the “Existing Master Lease”). Representatives of MGM, MGP, Weil, Baker Botts, Potter Anderson, and Evercore also held a telephonic meeting to discuss the proposed terms of the draft Tax Protection Agreement.

On July 22, 2021, the MGP Conflicts Committee held a telephonic meeting with representatives of Potter Anderson in attendance. Representatives of Evercore and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), outside legal advisor to Evercore, also attended a portion of the meeting. At the meeting, the MGP Conflicts Committee, meeting only with representatives of Potter Anderson, discussed the status of Evercore’s engagement letter and its fee proposal. With representatives of Evercore and Fried Frank in attendance, the MGP Conflicts Committee and representatives of Potter Anderson discussed the scope of Evercore’s work with respect to the Transactions, including the due diligence and reverse due diligence Evercore would conduct for purposes of its financial analyses as well as the potential process and negotiation of the Transactions. The MGP Conflicts Committee, following the excusal of representatives of Evercore and Fried Frank from the meeting, met with representatives of Potter Anderson to further discuss Evercore’s proposed fee structure and amount. After discussion, certain members of the MGP Conflicts Committee, pursuant to the earlier authorization, stated that they would reach out to representatives of Evercore to finalize their fee proposal. An engagement letter documenting Evercore’s engagement on behalf of the MGP Conflicts Committee was subsequently executed.

Also, on July 22, 2021, representatives of Weil delivered to representatives of Hogan Lovells revised drafts of the Master Transaction Agreement and Debt Commitment Letter, which, among other things, removed the ability of VICI to have a “marketing period” for its debt financing, added covenants to establish that the MGM Master Lease would be characterized as a “true lease” for tax purposes and deleted VICI’s proposal that a termination fee payable by Parent or MGP would equal 3.9% of such party’s market capitalization. With respect to the termination fee, representatives of Weil communicated to representatives of Hogan Lovells that such amount remained subject to input from the MGP Conflicts Committee and its advisors.

Additionally, on July 22, 2021, representatives of Evercore distributed an updated reverse due diligence list on VICI to representatives of Weil for purposes of an upcoming reverse due diligence meeting.

Later that evening, on July 22, 2021, representatives of Morgan Stanley reached out to representatives of J.P. Morgan to request that MGP enter into an exclusivity arrangement with VICI. That day, representatives of J.P. Morgan communicated to representatives of Party A that they were no longer part of the process.

On July 23, 2021, representatives of Weil delivered to representatives of Kramer Levin a revised draft of the MGM Master Lease, in which they continued to negotiate the points outlined above. Representatives of Weil also delivered to representatives of Hogan Lovells a revised draft of the Tax Protection Agreement, in which they continued to negotiate the points outlined above.

Also, on July 23, 2021, representatives of Evercore, Potter Anderson, Weil and Baker Botts held a telephonic meeting to discuss certain tax structuring and due diligence matters related to the Transactions.

Additionally, on July 23, 2021, representatives of J.P. Morgan and Morgan Stanley held a telephonic meeting to discuss the proposed timing of the Transactions and the reverse diligence process.

On July 25, 2021, representatives of Weil, Baker Botts, Potter Anderson and MGM held a telephonic meeting to discuss certain finance diligence matters. Representatives of Weil, Baker Botts, Potter Anderson and MGM also held a telephonic meeting on this date to discuss certain environmental and real estate diligence matters.

Also, on July 25, 2021, representatives of Weil and representatives of Kramer Levin held a conference call to discuss the MGM Master Lease. Representatives of Weil and representatives of Hogan Lovells also held a conference call to discuss the Master Transaction Agreement as well as VICI’s request for exclusivity.

Additionally, on July 25, 2021, representatives of Weil delivered to representatives of Hogan Lovells an initial draft of MGP’s disclosure letter relating to the Master Transaction Agreement.

On July 26, 2021, representatives of Hogan Lovells delivered to representatives of Weil a revised draft of the Master Transaction Agreement, which, among other things, re-inserted the ability of VICI to have a “marketing period” for its debt financing. Between July 26 and August 4, 2021, representatives of VICI, MGM, Morgan Stanley, J.P. Morgan, Hogan Lovells, Weil, Baker Botts, Kramer Levin and Potter Anderson worked towards finalizing the Transaction Documents.

Also, on July 26, 2021, representatives of Weil, Potter Anderson, Baker Botts, Evercore, and J.P. Morgan held a telephonic meeting to receive a report from representatives of J.P. Morgan on the process run by MGM and its outside advisors with respect to the Transactions. Representatives of Weil also delivered a draft of the form of Written Consent to representatives of Potter Anderson and Baker Botts. Representatives of Evercore also distributed a revised due diligence list, reflecting comments from Baker Botts and Evercore, to J.P. Morgan regarding the upcoming reverse due diligence session with VICI.

Also, on July 26, 2021, representatives of Hogan Lovells delivered to representatives of Weil a revised draft of the Tax Protection Agreement and representatives of Kramer Levin delivered to representatives of Weil a revised draft of the MGM Master Lease.

Additionally, on July 26, 2021, MGP signed a joinder to the VICI NDA and began its reverse due diligence review of VICI after receiving access to VICI’s virtual data room. Later that day, representatives of Evercore held a due diligence call with representatives of VICI to discuss certain business, financial, operations, legal, accounting and tax questions regarding VICI, which was also attended by representatives of MGP, J.P. Morgan, Baker Botts, Potter Anderson, Weil, Morgan Stanley, Kramer Levin and Hogan Lovells.

On July 27, 2021, representatives of Weil delivered to representatives of Hogan Lovells a draft of the Exclusivity Agreement, which provided that MGM and its subsidiaries (excluding MGP) would not solicit or engage in discussions or negotiations with any party other than VICI and its representatives involving a transaction with respect to MGM’s ownership interest in MGP OP prior to 11:59 p.m. Eastern Time on August 3, 2021. Between July 27, 2021 and July 29, 2021, representatives of Hogan Lovells and representatives of Weil exchanged revised drafts of the Exclusivity Agreement. On the afternoon of July 29, 2021, MGM and VICI executed the Exclusivity Agreement, which provided that, among other things, MGM and its subsidiaries and representatives would not solicit or engage in discussions or negotiations regarding a transaction resulting in the acquisition of MGP or a transaction with respect to MGM’s ownership interest in MGP OP with any party other than VICI and its representatives until the earlier of 9:30 a.m. Eastern Time on August 4, 2021 and the execution of the Master Transaction Agreement.

Also, on July 27, 2021 (before which time representatives of Hogan Lovells expressed that the expense reimbursement provisions set forth in the bid draft originally provided to VICI should be set forth in a separate agreement between MGP and MGM rather than in the Master Transaction Agreement), representatives of Weil informed representatives of Baker Botts and Potter Anderson of their conversations with representatives of Hogan Lovells on these negotiations and MGM’s agreement to Hogan Lovells’ proposal and delivered to representatives of Baker Botts and Potter Anderson a draft Expense Reimbursement Agreement, which included the expense reimbursement provisions set forth in the bid draft of the Master Transaction Agreement other than the reimbursement of certain tax advisory fees being incurred related to the partial redemption of MGP OP Units.

Additionally, on July 27, 2021, the MGP Conflicts Committee held a telephonic meeting with representatives of Potter Anderson in attendance. Representatives of Baker Botts, as well as Messrs. Stewart and Andy H. Chien, Chief Financial Officer of MGP, attended portions of the meeting. At the meeting, Messrs. Stewart and Chien reported on MGP management’s perspective of the Transactions, including the benefits and considerations of engaging in the Transactions and MGP management’s recommendation in support of engaging in the Transactions. Representatives of Potter Anderson provided an overview of the bid solicitation and negotiation process to date, including negotiations between MGM and the potential counterparties for a transaction. Representatives of Potter Anderson and Baker Botts also discussed the ongoing negotiations with respect to the draft Transaction Documents and summarized the key terms set forth in the latest drafts of the Transaction Documents, including, among other things, the tax benefits to MGM through the draft Tax Protection Agreement and the impact to the Combined Company as a result of such agreement. Representatives of Potter Anderson also reported that MGM’s advisors had informed them that MGM would not be engaging in the Transactions if it had to recognize gain on the sale of its interests. Representatives of Potter Anderson and Baker Botts also summarized key changes to the Master Lease, as reflected in the latest draft of the MGM Master Lease, and provided an overview of the due diligence and reverse due diligence process to date.

Between July 27, 2021 and August 2, 2021, representatives of VICI and MGM held multiple telephonic meetings to discuss accounting, finance and tax considerations in the Transaction Documents, the timing for the Transactions and open business items, including the “marketing period” for VICI’s debt financing under the Master Transaction Agreement, the payment of dividends between signing and closing and certain terms of the Tax Protection Agreement and the MGM Master Lease.

On July 28, 2021, in connection with its due diligence review of VICI, representatives of Baker Botts held a due diligence call with representatives of VICI to discuss certain accounting, tax and legal diligence items related to VICI, which was attended by representatives of J.P. Morgan, Baker Botts, Potter Anderson, Weil, MGP and MGM, as well as Morgan Stanley, Evercore and Hogan Lovells.

Also, on July 28, 2021, representatives of Potter Anderson delivered a revised draft of the Written Consent to representatives of Weil.

On the afternoon of July 28, 2021, MGP management and representatives of Weil and Baker Botts held a telephonic meeting to discuss further the interim operating covenants and certain exceptions thereto.

Additionally, on July 28, 2021, representatives of Weil sent representatives of Kramer Levin a revised draft of the MGM Master Lease.

On July 29, 2021, representatives of Potter Anderson, Baker Botts, Evercore and MGP management held a reverse due diligence session by video/telephonic conference with members of VICI management to discuss certain financial information and the strategic rationale for the Transactions.

Also, on July 29, 2021, the MGP Conflicts Committee held a meeting by video conference with representatives of Potter Anderson and Evercore in attendance. At the meeting, representatives of Evercore discussed with the MGP Conflicts Committee the process that had been undertaken by J.P. Morgan to date,

Evercore’s due diligence process, the potential strategic rationale for the Transactions and background information regarding each of MGP, MGM and VICI. Representatives of Evercore also provided the MGP Conflicts Committee an overview of Evercore’s preliminary financial analysis of the final VICI proposal. Representatives of Evercore and the MGP Conflicts Committee discussed that, in light of the fixed Exchange Ratio contemplated by the VICI proposal, price fluctuations to the trading price of the VICI Common Stock between signing and closing would impact the trading value as of the closing of the consideration to be received by the MGP Class A Common Shareholders. Representatives of Evercore then presented potential improvements that could be sought by the MGP Conflicts Committee, including a $4.00 price protection for the MGP Class A Common Shareholders by means of either MGM making a cash payment of up to $4.00 per share to the MGP Class A Common Shareholders or VICI making an upward adjustment to the Exchange Ratio, in the event the trading value of the VICI Common Stock at closing was such that, at the Exchange Ratio, MGP Class A Common Shareholders would receive consideration at closing with a then trading value of less than $43.00 per share. The MGP Conflicts Committee and its advisors also discussed whether the MGP Conflicts Committee should request that MGM pay for its own fees in connection with the Transactions. Following a discussion, the MGP Conflicts Committee authorized representatives of Evercore to contact J.P. Morgan to request price protection of up to $4.00 per share for the MGP Class A Common Shareholders with respect to the Exchange Ratio by means of either MGM making a cash payment or VICI making an upward adjustment to the Exchange Ratio. The MGP Conflicts Committee also authorized Potter Anderson to request that MGM pay its own fees in connection with the Transactions. Subsequent to the meeting, on July 30, 2021, the MGP Conflicts Committee also asked that a member of the MGP Conflicts Committee contact the Chairman of the MGM Board to discuss the MGP Conflicts Committee’s requests.

On July 30, 2021, representatives of Weil delivered to representatives of Hogan Lovells a revised draft of the Master Transaction Agreement, which, among other things, made certain changes with respect to the VICI debt financing, including providing for a twenty (20) consecutive day marketing period and provided that, upon the closing of that certain agreement by and among MGM, MGP, MGP OP, Blue Tarp ReDevelopment, LLC, MGP Lessor Holdings, LLC, MGP Landlord, and MGM Tenant, with respect to MGP’s pending acquisition of the Springfield property, the Springfield property will be included in the MGM Master Lease.

Also, on July 30, 2021, representatives of Evercore contacted representatives of J.P. Morgan to communicate the MGP Conflicts Committee’s request for a price protection of up to $4.00 per share for the MGP Class A Common Shareholders, to the extent that the fixed Exchange Ratio implied a trading value less than $43.00 per share at closing, by means of either MGM providing MGP Class A Common Shareholders with up to $4.00 per share in cash or VICI making an upward adjustment to the Exchange Ratio.

Following its meeting with Evercore, representatives of J.P. Morgan communicated the MGP Conflicts Committee’s request to each of MGM and Morgan Stanley. After Evercore and J.P. Morgan’s meeting, representatives of Potter Anderson and Weil held a telephonic meeting to discuss the MGP Conflicts Committee’s requests for price protection for the MGP Class A Common Shareholders and that MGM pay its own fees in connection with the Transactions. Separately, a member of the MGP Conflicts Committee and the Chairman of the MGM Board discussed the MGP Conflicts Committee’s requests.

Additionally, on July 30, 2021, representatives of each of J.P. Morgan, on behalf of MGM, and Morgan Stanley, on behalf of VICI, discussed the Exchange Ratio in the Master Transaction Agreement and agreed to use Bloomberg’s 5-trading day volume weighted average price as of July 30, 2021, which resulted in a fixed Exchange Ratio of 1.366. Later that day, J.P. Morgan, on behalf of MGM, responded to Evercore that MGM was unwilling to provide price protection by means of a cash payment and that evening, representatives of Morgan Stanley, on behalf of VICI, responded to J.P. Morgan, who in turn responded to Evercore, that VICI would not be willing to provide price protection for MGP Class A Common Shareholders through an upside adjustment to the Exchange Ratio.

On August 1, 2021, representatives of Hogan Lovells delivered a revised draft of the Master Transaction Agreement to representatives of Weil, which, among other things, provided for a thirty (30) consecutive day marketing period.

Also, on August 1, 2021, representatives of Weil delivered to representatives of Hogan Lovells a revised draft of the Master Transaction Agreement, which, among other things, kept open the number of days for which VICI would have a “marketing period”. Also on August 1, 2021, representatives of Hogan Lovells delivered to representatives of Weil a revised draft of the MGP disclosure letter and a draft of the VICI disclosure letter.

Additionally, on August 1, 2021, representatives of Potter Anderson, Baker Botts and Weil held a telephonic meeting, where representatives of Weil confirmed that MGM’s position continued to be that it would have its expenses reimbursed, as outlined in the Expense Reimbursement Agreement, and would not pay for its own fees in connection with the Transactions (other than as previously excluded).

Further, on August 1, 2021, members of VICI’s management team and representatives of Hogan Lovells held a call with members of MGP’s and MGM’s respective management teams to discuss open diligence items.

Also, on August 1, 2021, the MGP Conflicts Committee held a telephonic meeting with representatives of Potter Anderson in attendance. At the meeting, the MGP Conflicts Committee and representatives of Potter Anderson reported on a number of separate discussions between (i) the member of the MGP Conflicts Committee and the Chairman of the MGM Board, (ii) Potter Anderson and Weil, and (iii) J.P. Morgan and Evercore, regarding the MGP Conflict Committee’s requests for price protection for the MGP Class A Common Shareholders and that MGM pay its own fees in connection with the Transactions. After reviewing these discussions and holding further discussions on next steps, the MGP Conflicts Committee authorized an additional outreach by a member of the MGP Conflicts Committee to the Chairman of the MGM Board in order to address the MGP Conflicts Committee’s request for price protection for the MGP Class A Common Shareholders and for the opportunity to hold a discussion with senior management of VICI regarding the Transactions and expectations for the Combined Company.

Following the MGP Conflicts Committee meeting on August 1, 2021, a member of the MGP Conflicts Committee contacted the Chairman of the MGM Board in order to address the MGP Conflicts Committee’s request for price protection for the MGP Class A Common Shareholders and also asked for the opportunity for the MGP Conflicts Committee to hold a discussion with senior management of VICI regarding the Transactions. During a meeting between the member of the MGP Conflicts Committee and the Chairman of the MGM Board, the Chairman of the MGM Board stated that MGM was not willing to fund any downside price protection for the MGP Class A Common Shareholders as part of the Transactions. The Chairman of the MGM Board then facilitated a meeting between senior management of VICI and the MGP Conflicts Committee and conversations with Weil, J.P. Morgan and VICI regarding whether VICI would be willing to fund any downside price protection. In those conversations, VICI stated that it was also unwilling to fund any downside price protection. The MGP Conflicts Committee members conferred several times during the day regarding the earlier meeting between the member of the MGP Conflicts Committee and the Chairman of the MGM Board and each agreed that they were comfortable proceeding with the Transactions without any price protection for the MGP Class A Common Shareholders, subject to the MGP Conflicts Committee having a satisfactory discussion with senior management of VICI regarding the Transactions and expectations for the Combined Company.

On August 2, 2021, the MGP Conflicts Committee held a meeting by video conference, with representatives of Potter Anderson, Evercore and members of senior management of VICI in attendance. At the meeting, members of senior management of VICI provided an overview of VICI’s strategic rationale for an acquisition of MGP, including VICI senior management’s views on the performance and future growth opportunities for the Combined Company, how the Combined Company would compare against the other gaming triple net REITs and other triple net REITs in the market, the tax-free nature of the Transactions to the MGP Class A Common Shareholders by virtue of their receipt of VICI Common Stock in the REIT Merger, and that the combination of VICI and MGP would help address certain identified deficiencies in MGP’s investor profile, including improving certain corporate governance considerations and allowing the former MGP Class A Common Shareholders to be a part of an entity that could access index funds, which were otherwise prohibited from investing in MGP due to its entity structure. The MGP Conflicts Committee members engaged in a general question and answer session with members of senior management of VICI.

On August 2, 2021, the VICI Board held a meeting by video conference with members of VICI’s management team and representatives of Morgan Stanley and Hogan Lovells in attendance. Prior to Morgan Stanley joining the meeting, representatives of Hogan Lovells reviewed the VICI Board’s fiduciary duties under Maryland law. Representatives of Morgan Stanley then joined the meeting and VICI’s management team provided the VICI Board with an update regarding the status of negotiations and financing for the Transactions. Representatives of Morgan Stanley reviewed Morgan Stanley’s financial analyses of the Transactions and its valuation of VICI and MGP. Representatives of Hogan Lovells then reviewed the material terms of the Transaction Documents with the VICI Board, including, among other things, material changes from the last meeting held to discuss such documents. After discussion, representatives of Morgan Stanley and Hogan Lovells and members of VICI’s management team responded to questions from the VICI Board.

On August 2, 2021 and August 3, 2021, representatives of MGM, MGP, VICI, Weil, Baker Botts, Potter Anderson, Hogan Lovells and Kramer Levin continued to finalize the Master Transaction Agreement and other Transaction Documents, including with respect to the termination fees, the date of the outside date, and the amount of per share dividend that MGP could make between signing of the Master Transaction Agreement and the REIT Merger Effective Time. With respect to the termination fees, at the recommendation of the MGP Conflicts Committee and its counsel, representatives of Weil proposed a termination fee of 3.0% of each company’s market capitalization. On August 2, 2021, representatives of Hogan Lovells delivered a draft of the Master Transaction Agreement, which included a termination fee of 3.75% of each company’s market capitalization. Representatives of Weil provided a revised draft of the Master Transaction Agreement to representatives of Hogan Lovells in the early morning of August 3, 2021, which included a termination fee proposal of 3.5% of each company’s market capitalization that had been recommended by the MGP Conflicts Committee and its counsel. Subsequently, representatives of Hogan Lovells proposed a termination fee of 3.65% of each company’s market capitalization, which the MGP Conflicts Committee accepted. The parties also resolved the dividend increase negotiation point by capping dividends payable by MGP to $2.06 per share/per unit (on an annualized basis), with quarterly increases not to exceed $0.02 per share/ per unit and an aggregate overall cap of $2.14 per share/per unit (on an annualized basis). The parties also reached an agreement on an outside date that was fifteen months from the execution of the Master Transaction Agreement.

On August 3, 2021, representatives of management of MGM discussed the Expense Reimbursement Agreement with representatives of management of VICI, and agreed that VICI would be willing to reimburse, through MGP, 50% of MGM’s legal fees and 58% of MGM’s financial advisory fees, in each case incurred in connection with the Transactions, with a maximum amount of out-of-pocket costs and expenses incurred by MGM not to exceed $65 million.

Also, on August 3, 2021, the MGP Conflicts Committee held a meeting by video conference, with representatives of Potter Anderson, Baker Botts, Evercore and Mr. Stewart in attendance for all or a portion of the meeting. At the meeting, the MGP Conflicts Committee received reports from Potter Anderson and Baker Botts on the most recent drafts of the Transaction Documents, including, among other things, any material changes to the Transaction Documents from the last meeting held to discuss such documents. Representatives of Evercore presented their financial analysis and rendered to the MGP Conflicts Committee Evercore’s oral opinion, subsequently confirmed by delivery of a written opinion dated August 4, 2021, to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio pursuant to the Master Transaction Agreement was fair, from a financial point of view, to the holders of the MGP Class A Common Shares other than holders of Cancelled Shares and MGP Class A Common Shares held by MGM and its affiliates, as more fully described below in the section entitled “The Transactions—Opinion of Evercore Group L.L.C.” beginning on page 90. The MGP Conflicts Committee discussed its satisfaction with the discussions had between the MGP Conflicts Committee and senior management of VICI regarding the Transactions and expectations for the Combined Company. Mr. Stewart also provided a report on MGP management’s perspective on the strategic rationale for the Transactions, including, among other things, the benefits to be received by the MGP Class A Common Shareholders. The MGP Conflicts Committee members also discussed their reasons for why they believed that the Transactions were in the best interests of MGP and in the best interests of the MGP Class A Common Shareholders. After discussion, the MGP Conflicts Committee, in its sole and absolute discretion, unanimously: (i) determined that the Master Transaction Agreement, the REIT Merger and the other Transactions are in the best interests of MGP and in the best interests of the holders of the MGP Class A Common Shares, (ii) approved, and recommended that the MGP Board approve, the Master Transaction Agreement, the REIT Merger and the other Transactions, (iii) recommended that the MGP Board direct that the Master Transaction Agreement, the REIT Merger and the other Transactions be submitted to a vote or for the consent of the Members (as defined in the MGP LLCA), and (iv) resolved, and recommended that the MGP Board resolve, to recommend that the Members approve the Master Transaction Agreement, the REIT Merger and the other Transactions. See “Recommendations of the MGP Conflicts Committee and MGP Board and Their Reasons for the Transactions.”

Following the MGP Conflicts Committee meeting, the MGP Board held a meeting by video conference, with representatives of Potter Anderson, Evercore, Baker Botts, MGP management and certain members of MGM in attendance for all or a portion of the meeting. Five of the seven members of the MGP Board, including all three of the members who were also members of the MGP Conflicts Committee, were present. At the meeting, the MGP Board received a report from the MGP Conflicts Committee and its advisors and considered the Transactions. At the request of the MGP Conflicts Committee, Evercore’s fairness opinion was provided for the benefit of the MGP Board (in its capacity as such) in connection with its evaluation of the Transactions. After discussion, all three members of the MGP Board who were also members of the MGP Conflicts Committee voted to (a) approve the Master Transaction Agreement, the REIT Merger and the other Transactions, (b) direct that the Master Transaction Agreement, the REIT Merger and the other Transactions be submitted to the Members (as defined in the MGP LLCA) and (c) resolve to recommend that the Members approve the Master Transaction Agreement, the REIT Merger and the other Transactions. The two members of the MGP Board present who were not members of the MGP Conflicts Committee abstained from voting.

Additionally, on August 3, 2021, the VICI Board held a meeting by video conference with members of VICI’s management team and representatives of Morgan Stanley and Hogan Lovells in attendance. Prior to Morgan Stanley joining the meeting, representatives of Hogan Lovells reviewed the VICI Board’s fiduciary duties under Maryland law. Representatives of Morgan Stanley then joined the meeting and VICI’s management team and representatives of Hogan Lovells provided an update on the most recent drafts of the Transaction Documents, including, among other things, any material changes to the Transaction Documents from the last meeting held to discuss such documents. During the meeting, representatives of Morgan Stanley delivered to the VICI Board its oral opinion, later confirmed by delivery of a written opinion dated August 3, 2021, that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Transaction Consideration pursuant to the Master Transaction Agreement was fair, from a financial point of view, to VICI. The opinion of Morgan Stanley is more fully described in the section entitled “The Transactions—Opinion of VICI’s Financial Advisor” beginning on page 80. The VICI Board, with the advice and assistance of its financial advisors and outside legal counsel and VICI’s management, evaluated and discussed the terms of the Transaction Documents and the transactions contemplated thereby, taking into consideration a variety of factors, including those described in the section entitled “The Transactions—Recommendations of the VICI Board and Its Reasons for the Transactions” beginning on page 69, unanimously determined that the terms of the Mergers, the Partial Redemption and the other Transactions are advisable and in the best interests of VICI and its stockholders, authorized, approved and adopted the Master Transaction Agreement, the Mergers, the Partial Redemption and the other Transactions and recommended that VICI’s stockholders vote in favor of approval of the VICI Stock Issuance.

Following the meetings of the VICI Board, the MGP Conflicts Committee and the MGP Board, the parties and their respective advisors worked to finalize and, early in the morning of August 4, 2021, execute the Master Transaction Agreement (and the related VICI disclosure letter and the MGP disclosure letter) and the Debt Commitment Letter from VICI. Shortly following receipt of the executed Master Transaction Agreement, MGM delivered the Written Consent to VICI, which satisfied MGM’s requirement under the Master Transaction

Agreement to provide the executed Written Consent within twenty-four hours of execution of the Master Transaction Agreement.

On the morning of August 4, 2021, prior to the opening of trading of MGP Class A Common Shares and VICI Common Stock on the NYSE, MGP and VICI issued a joint press release announcing the execution of the Master Transaction Agreement.

Recommendations of the VICI Board and Its Reasons for the Transactions

At its meeting on August 3, 2021, after careful consideration, the VICI Board unanimously (i) determined that the Mergers, the Partial Redemption and the other Transactions are advisable and in the best interests of VICI and its stockholders, (ii) authorized and approved the Mergers, the Partial Redemption and the other Transactions, and (iii) authorized, approved, and adopted the Master Transaction Agreement.

In reaching its determination, the VICI Board consulted with VICI’s senior management and outside legal and financial advisors and carefully considered numerous factors that the VICI Board viewed as supporting its decision, including the following material factors:

•

the belief that the Transactions will strengthen VICI’s position as a leader in gaming and experiential real estate and solidify it as the largest triple-net lease REIT by Adjusted EBITDA and generally one of the largest REITs in the United States, with an equity market capitalization of approximately $30 billion and a total enterprise value of approximately $45 billion, based on the closing price of VICI Common Stock on August 3, 2021, the last trading day before the VICI Board approved the Transactions. The VICI Board believed that this broader reach and scale would provide a strong foundation for VICI to drive additional, accretive growth in its business, enabling it to pursue larger transactions and potentially resulting in lower cost of capital, thereby driving higher net income to VICI stockholders;

•

the belief that the Mergers will result in an overall upgrade of VICI’s portfolio; following the Mergers, VICI will have 43 properties in 15 states with 58,000 hotel rooms, 63,000 gaming units and 6.7 million square feet of convention space;

•

the belief that MGP’s existing portfolio consists of large-scale, top-quality assets in their respective geographic locations and in the triple-net REIT sector, most of which are market leaders in gross gaming revenues in their respective geographic locations, and will be acquired at a significant (estimated 30-40%) discount to replacement cost and at an attractive capitalization rate;

•

the belief that MGP’s properties will realize increased valuations and improved capitalization rates as a result of inclusion in VICI’s management and governance platform, as well as the potential for additional value appreciation resulting from capitalization rate compression in the gaming sector;

•	the belief that there are no other near-term opportunities to acquire a portfolio of a similar scale and quality;

•

the expectation that, following the Transactions, VICI’s real estate portfolio will be more diversified by tenant base, by adding a significant, high-quality and iconic global operator that will meaningfully decrease VICI’s top tenant concentration, on a pro forma basis taking into account (i) the closing of the Venetian Acquisition and (ii) the pending acquisition by the Eastern Band of Cherokee Indians of the operations of Caesars Southern Indiana from Caesars Entertainment, from 68% to 41%; following the Mergers, three of VICI’s tenants, Caesars, Penn National and MGM, representing a combined 84% of its total estimated 2021 annualized cash rent, will be included in the S&P 500;

•

the expectation that, following the Transactions, VICI’s real estate portfolio will be more diversified by geographic scope, resulting in approximately 55% of VICI’s rent base being generated by regional assets and 45% being generated by assets located on the Las Vegas Strip, assuming the rent under the Amended and Restated Master Lease Agreement is allocated among VICI’s Las Vegas and regional properties based on pro rata 2019 Adjusted EBITDAR performance;

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the expectation that, on a pro forma basis giving effect to the Transactions and the Venetian Acquisition, VICI’s estimated pro forma 2021 cash rent on an annualized basis will be $2.6 billion, a meaningful increase from an estimated 2021 cash rent of $1.5 billion on an annualized basis prior to the completion of the Transactions and the Venetian Acquisition, and the weighted average lease term will be 43.5 years (inclusive of all tenant renewal options);

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the expectation that, following the Transactions, there will be significant incremental equity index demand for shares of VICI Common Stock beyond the demand for the standalone companies, particularly because shares of MGP’s Class A Common Stock have generally not been (and often are prevented from being) included in major benchmark equity indices due to MGP’s controlled-company and limited liability company status, which will provide VICI with an increased opportunity for eventual inclusion in the S&P 500 index and increased weighting in other major benchmark equity indices and further grow the trading liquidity of shares of VICI Common Stock;

•

the expectation that, following the Mergers, VICI will be strongly positioned to pursue additional opportunities within the gaming industry, as well as in broader categories across adjacent experiential industries, as a result of its enhanced scale, diversification, credit profile, investor base and cost of capital;

•

the belief that the Transactions will provide VICI an opportunity to strengthen its overall credit profile through added scale, diversity and portfolio quality, which will provide VICI an accelerated pathway to achieving an investment grade credit rating, which should lower the Combined Company’s overall debt costs;

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the belief that the businesses of VICI and MGP are highly complementary and that the integration of the two companies will be completed in a timely and efficient manner without disruption to tenants and employees;

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the fact that the Exchange Ratio is fixed and will not fluctuate as a result of changes in the price of VICI Common Stock or MGP Class A Common Shares, which limits the impact of external factors on the Transactions;

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the VICI Board’s and management’s strong understanding of the business, operations, financial condition, earnings and prospects of VICI and MGP, taking into account the results of VICI’s due diligence review of MGP, as well as of the current and prospective environment in which VICI and MGP operate, including economic and market conditions, and the VICI Board’s belief that this information supported its expectations as to the value of the Mergers, the Partial Redemption and the other Transactions. The VICI Board also considered VICI management’s depth of experience in real estate operations and proven track record of successfully executing VICI’s growth plans;

•

the VICI Board’s views on economic and industry trends related to gaming and other experiential real estate, including the positive outlook of Las Vegas and regional gaming markets following the impact of the COVID-19 pandemic;

•	the knowledge that, following the Transactions, VICI will continue to be led by the existing VICI senior management team;

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the Master Transaction Agreement’s provisions requiring MGP to pay VICI a termination fee of $421 million if the Mergers are terminated under certain circumstances, as further described in “The Master Transaction Agreement—Termination Fees and Expenses” beginning on page 138;

•	the historical and then-current trading prices and volumes of each of VICI’s Common Stock and MGP’s Class A Common Shares;

•

the fact that, following the Transactions, VICI will have entered into a new 55-year MGM Master Lease, inclusive of tenant renewal options, with an anticipated initial total annual rent of $860.0 million with a fixed escalator for the first 10 years and with inflation protection through a CPI kicker and a corporate guarantee from MGM, an S&P 500 global entertainment company with national and international locations;

•	the fact that VICI will retain MGP’s existing 50.1% ownership stake in the BREIT JV, which owns the real estate assets of MGM Grand Las Vegas and Mandalay Bay, and which lease will remain unchanged;

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the financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the VICI Board dated August 3, 2021. For more information, see “The Transactions—Opinion of VICI’s Financial Advisor” beginning on page 80; and

•

the belief that the Transactions will be completed in a timely and efficient manner with minimal disruption to tenants and other stakeholders, given the highly complementary businesses of VICI and MGP.

The VICI Board also considered a number of risks and other potentially negative factors identified in its deliberations on the Mergers and other Transactions, including the following:

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the risk of not capturing all of the anticipated estimated savings and synergies, and the risk that other anticipated benefits of the Mergers and other Transactions might not be realized on the expected timeframe or at all;

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the restrictions on the conduct of VICI’s business during the period between execution of the Master Transaction Agreement and the consummation of the Transactions, and the costs and distractions to VICI’s management in connection with the consummation of the Transactions;

•	the possibility that the Mergers may not be completed, or that completion may be unduly delayed, including for reasons beyond the control of VICI or MGP;

•

the amount of cash required in connection with the Partial Redemption and other Transactions and the risk that VICI will not be able to secure financing for such amount on acceptable terms, in a timely manner, or at all, and may be required to borrow under the Bridge;

•	the significant anticipated increase in VICI’s level of indebtedness following the completion of the Transactions;

•

the risk that if Existing VICI OP and VICI Note Co. Inc. are unable to successfully complete one or more exchange offers with respect to MGP OP’s outstanding debt securities and MGP OP and MGP Finance Co-Issuer, Inc. are unable to successfully complete one or more consent solicitations with respect to MGP OP’s outstanding debt securities, VICI will be required to make the Change of Control Offers, may elect the Alternative Partnership Merger and would be required to comply with the terms of the indentures governing any such debt securities that remain outstanding, which could increase VICI’s administrative costs going forward;

•	the risk that the VICI stockholders may fail to approve the VICI Stock Issuance Proposal;

•	the challenges of combining VICI with MGP following the Mergers, including technical, operational, accounting and other challenges;

•	the substantial costs to be incurred in connection with the Transactions, including costs to be incurred in connection with the financing for the Partial Redemption and Transactions;

•	the risk that the COVID-19 pandemic, or similar pandemics, may decrease demand for gaming or other experiential real estate or materially and adversely impact the credit of VICI’s tenants or MGM;

•	the ownership dilution of existing VICI stockholders;

•	the Master Transaction Agreement’s provisions imposing restrictions on VICI from soliciting acquisition proposals and requiring VICI to pay MGP a termination fee of $709 million if the Mergers are terminated under certain circumstances, as further described in “The Master Transaction Agreement—Termination Fees and Expenses” beginning on page 138;

•

the Master Transaction Agreement’s provisions permitting MGP to terminate the Master Transaction Agreement in order to enter into a Superior Proposal (subject to compliance with the provisions of the Master Transaction Agreement regarding non-solicitation of acquisition proposals), upon payment by MGP to VICI of a termination fee of $421 million, as further described in “The Master Transaction Agreement—Termination Fees and Expenses” beginning on page 138;

•

the risk that the agreed termination fee payable by MGP to VICI if the Master Transaction Agreement is terminated under certain circumstances may not be sufficient to fully compensate VICI for its losses in such circumstances;

•	the risk that failure to complete the Mergers or other Transactions could negatively affect the price of VICI Common Stock and future business and financial results of VICI;

•

the risks associated with the covenants undertaken by VICI and its affiliates in the Tax Protection Agreement, which for fifteen years following the closing of the Transactions, require VICI to take certain actions or restrict VICI from taking certain actions that could be beneficial to VICI, including that:

•

VICI will not dispose of the property acquired from MGP in the Transactions in taxable transactions or in a manner that otherwise would result in taxable gain recognition by MGM and its affiliates; and

•	VICI will maintain approximately $8.5 billion of debt assumed or otherwise incurred in connection with the Transactions and will refinance that debt as it matures;

•	the risk that if VICI or its affiliates breach the Tax Protection Agreement, VICI would be required to pay material indemnity payments to MGM or its affiliates;

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the risk that VICI will be significantly dependent on MGM for a substantial portion of its revenues, and unless or until VICI further substantially diversifies its portfolio an event that has a material adverse effect on MGM’s businesses, financial condition, liquidity, results of operations or prospects could have a material adverse effect on VICI’s business, financial condition, liquidity, results of operations and prospects;

•

the risk that MGM is required to pay a significant portion of their cash flow from operations to VICI pursuant to the Amended and Restated Master Lease Agreement, which could adversely affect MGM’s ability to satisfy its obligations to VICI;

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the risk that MGM’s level of indebtedness, and the fact that a significant portion of its cash flow is used to make interest payments on such indebtedness, could adversely affect its ability to satisfy its obligations to VICI;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Mergers and other Transactions; and

•	other matters described under the caption “Risk Factors.”

In addition to considering the factors described above, the VICI Board considered the fact that some of VICI’s directors and executive officers have interests in the Transactions that may be different from, or in addition to, the interests of VICI’s stockholders generally and that these interests may present actual or potential conflicts of interests as discussed herein under “The Transactions—Interests of VICI’s Directors and Executive Officers in the Transactions” beginning on page 109.

The VICI Board concluded that the potentially negative factors associated with the Mergers and other Transactions were outweighed by the potential benefits that it expected the VICI stockholders would achieve as a result of the Mergers and other Transactions. The foregoing discussion of the factors considered by the VICI Board is not intended to be exhaustive, but, rather, includes certain material factors considered by the VICI Board. In reaching its decision to approve the Master Transaction Agreement and the Transactions, including the Mergers, the VICI Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The VICI Board considered all these factors as a whole, including discussions with, and questioning of, VICI’s management and VICI’s financial and legal advisors, and overall considered the factors to be favorable to, and supportive of, its determination.

This explanation of VICI’s Board reasons for the Transactions and other information presented in this section are forward-looking in nature and should be read in light of the sections herein entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the VICI Board determined that the Mergers, the Partial Redemption and the other Transactions are advisable and in the best interests of VICI and its stockholders, authorized and approved the Mergers, the Partial Redemption and the other Transactions and authorized, approved and adopted the Master Transaction Agreement. The VICI Board recommends to VICI’s stockholders that they vote “FOR” the VICI Stock Issuance Proposal.

Recommendations of the MGP Conflicts Committee and MGP Board and Their Reasons for the Transactions

The MGP Conflicts Committee

The MGP Conflicts Committee consists of three directors, each of whom (i) is not a director, officer or employee of MGM, (ii) is not a director, officer, or employee of any affiliate of MGM (other than MGP and its subsidiaries treated as a single consolidated entity), (iii) is not a holder of any ownership interest in MGM, other than an ownership interest in the publicly traded common stock of MGM with an aggregate value of up to one percent of the MGP Conflicts Committee member’s net worth as of the date of formation of the MGP Conflicts Committee (as determined by the MGP Board in good faith), and (iv) has been determined by the MGP Board to be independent under the independence standards required for directors who serve on an audit committee of a board of directors established by the Exchange Act, and the rules and regulations of the SEC thereunder and by the NYSE, and thus meet the independence qualifications under the MGP LLCA, for membership on the MGP Conflicts Committee. The MGP Conflicts Committee members are Thomas Roberts, Kathryn Coleman and Charles Irving.

In resolutions approved by the MGP Board on June 28, 2021, the MGP Board formed the MGP Conflicts Committee to consider a potential transaction pursuant to which MGP may be acquired by a third party (the “Potential Transaction”). The MGP Board authorized and empowered the MGP Conflicts Committee to, among other things, (i) review and evaluate the terms and conditions of the Potential Transaction on behalf of MGP, (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the Potential Transaction and (iii) determine whether or not to approve, and recommend for approval to the MGP Board, the Potential Transaction, any such approval of the Potential Transaction to constitute “Special Approval” pursuant to Section 7.9(b) of the MGP LLCA.

The MGP Conflicts Committee retained Potter Anderson & Corroon LLP (“Potter Anderson”) as its independent legal counsel and Evercore as its independent financial advisor. The MGP Conflicts Committee conducted a review and evaluation of the Master Transaction Agreement, the REIT Merger and the other Transactions and negotiated with VICI, MGM and their respective representatives with respect to the Master Transaction Agreement, the REIT Merger and the other Transactions.

On August 3, 2021, the MGP Conflicts Committee, in its sole and absolute discretion, unanimously (i) determined that the Master Transaction Agreement, the REIT Merger and the other Transactions are in the best interests of MGP and in the best interests of the holders of MGP Class A Common Shares, (ii) approved, and recommended that the MGP Board approve, the Master Transaction Agreement, the REIT Merger and the other Transactions, (iii) recommended that the MGP Board direct that the Master Transaction Agreement, the REIT Merger and the other Transactions be submitted to a vote or for the consent of the Members (as defined in the MGP LLCA) and (iv) resolved, and recommended that the MGP Board resolve, to recommend that the Members approve the Master Transaction Agreement, the REIT Merger and the other Transactions.

Reasons for Recommending the Transactions

The MGP Conflicts Committee consulted with its financial and legal advisors and considered both positive and negative factors in making its determination and approvals, and the related recommendation to the MGP Board.

The MGP Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the MGP Board:

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The MGP Conflicts Committee, after considering the status quo, determined that the Master Transaction Agreement, the REIT Merger and the other Transactions present an opportunity to maximize value for the MGP Class A Common Shareholders.

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The MGP Conflicts Committee considered the financial presentations and the oral opinion of Evercore rendered on August 3, 2021, subsequently confirmed in Evercore’s written opinion dated as of August 4, 2021, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio pursuant to the Master Transaction Agreement was fair, from a financial point of view, to the holders of the MGP Class A Common Shares other than holders of Cancelled Shares and MGP Class A Common Shares held by MGM and its affiliates, as more fully described below in the section entitled “—Opinion of Evercore Group L.L.C.” beginning on page 90;

•

The REIT Merger Consideration, which, based on VICI’s trailing 5-day volume weighted average price of $31.47 as of July 30, 2021, reflects an agreed-upon price of $43.00 per MGP Class A Common Share, and represents:

•	an approximately 16% premium to the closing price of MGP Class A Common Shares on August 3, 2021; and

•	an approximately 16% premium to the closing price of MGP Class A Common Shares on July 14, 2021, the date immediately prior to the date of VICI’s final proposal.

•

Management of MGP’s views, which were based on their expertise and experience in the gaming, triple net lease market, regarding the Combined Company, including its support of the Transactions, the potential growth opportunities for VICI as a result of engaging in the Transactions, and the potential stock price performance for VICI following the announcement of the contemplated Transactions through the Closing.

•

As part of the MGP Conflicts Committee’s evaluation of the Transactions, the MGP Conflicts Committee’s and MGP’s advisors conducted due diligence on VICI and evaluated the strength of the VICI Common Stock to be received by the MGP Class A Common Shareholders in the REIT Merger. The MGP Conflicts Committee members participated in this due diligence, including speaking directly with representatives of VICI management regarding VICI’s views of the Transactions and the benefits of the VICI Common Stock to be received by the MGP Class A Common Shareholders.

•

The Exchange Ratio is fixed at signing and therefore the value of the REIT Merger Consideration will increase in the event that the market price of VICI Common Stock increases prior to the REIT Merger Effective Time.

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The alignment of interests of VICI and MGP on the key terms and conditions of the MGM Master Lease for the MGM properties subject thereto, in their respective capacities as current landlord and future landlord of the subject properties.

•	The following procedural safeguards involved in the negotiation of the Master Transaction Agreement:

•

The MGP Conflicts Committee consisted solely of directors who (i) are not directors, officers or employees of MGM, (ii) are not directors, officers or employees of any of MGM’s affiliates (other than MGP and its subsidiaries treated as a single consolidated entity), (iii) are not holders of any ownership interest in MGM, other than an ownership interest in the publicly traded common stock of MGM with an aggregate value of up to one percent of the respective director’s net worth as of the date of formation of the MGP Conflicts Committee (as determined by the MGP Board in good faith) and (iv) have been determined by the MGP Board to be independent under the independence standards required for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder and by the NYSE, who thereby satisfied the requirements under the MGP LLCA for service on the MGP Conflicts Committee.

•

The MGP Conflicts Committee was charged with evaluating and negotiating the terms and conditions of the Master Transaction Agreement, the REIT Merger and the other Transactions on behalf of MGP, with the authority to approve or reject the Transactions.

•

Other than with respect to any awards under MGP’s deferred compensation plan for non-employee directors and with respect to any restricted stock units held by such directors, the members of the MGP Conflicts Committee will not personally benefit from completion of the Master Transaction Agreement, the REIT Merger and the other Transactions in a manner different from the MGP Class A Common Shareholders.

•

The terms and conditions of the Master Transaction Agreement, the REIT Merger and the other Transactions were determined through arm’s-length negotiations between the MGP Conflicts Committee, MGP, MGM and VICI and their respective representatives and advisors.

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The value of the REIT Merger Consideration to be received by the holders of MGP Class A Common Shares represents an improvement over VICI’s initial proposal on June 3, 2021 of $39.00 for each MGP Class A Common Share.

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The MGP Conflicts Committee retained and was advised by independent, experienced and qualified advisors, consisting of Potter Anderson as legal counsel and Evercore as financial advisor. The MGP Conflicts Committee also consulted with Baker Botts L.L.P., in its capacity as legal advisor to MGP.

•	No member of the MGP Conflicts Committee has been asked to serve on the VICI Board or the board of directors of MGM following the Transactions.

•	The terms of the Master Transaction Agreement, principally:

•	MGP Class A Common Shareholders will receive 1.366 shares of VICI Common Stock per MGP Class A Common Share.

•	The consummation of the Transactions is not contingent upon financing.

•

The operating covenants to which VICI and its affiliates are subject in the Master Transaction Agreement provide protection to MGP and the MGP Class A Common Shareholders by restricting VICI’s ability to take certain actions prior to the REIT Merger Effective Time that could reduce the value of the VICI Common Stock to be received by the MGP Class A Common Shareholders in the REIT Merger.

•	The provisions stating that VICI will be required to pay MGP a termination fee of $709 million, in the event that certain events happen under the Master Transaction Agreement, including

(i) MGP’s or VICI’s termination of the Master Transaction Agreement as a result of VICI’s failure to receive stockholder approval of the VICI Stock Issuance and, prior to the VICI stockholder meeting to consider the VICI Stock Issuance, an announcement was made to the VICI stockholders regarding an acquisition proposal for VICI and, within twelve (12) months of the termination date, VICI consummated such acquisition proposal or VICI entered into a Parent Alternative Acquisition Agreement in respect of an acquisition proposal that is later consummated, or (ii) the termination of the Master Transaction Agreement by MGP as a result of an adverse recommendation change by the VICI Board.

•	Any amendment to or waiver under the Master Transaction Agreement by MGP requires the MGP Conflicts Committee’s approval.

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The provisions allowing MGP to provide information to, and participate in discussions and negotiations with, a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal (an “Alternative Acquisition Agreement”).

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The provisions allowing the MGP Conflicts Committee and MGP Board to change its recommendation regarding the Transactions in the event of a superior proposal or an intervening event, if the MGP Conflicts Committee and the MGP Board make a good faith determination (after consultation with their respective outside legal advisors) that the failure to change its recommendation would be inconsistent with its duties under applicable law (an “MGP Adverse Recommendation Change”).

•

That MGM, in its capacity as the holder of the MGP Class B Common Share, was to execute and deliver a written consent within 24 hours of the execution of the Master Transaction Agreement, which would constitute the approval of the Members required under the MGP LLCA, which MGM has the right to rescind in the event of an MGP Adverse Recommendation Change.

•	The benefits from the Transactions, including:

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That MGM has been pursuing an asset-light strategy in recent years and intends to continue pursuing such a strategy, which limits the dropdown opportunities available to MGP, and that future acquisitions of real estate assets from third parties and accessing the debt or equity markets to fund such acquisitions would require the consent of MGM due to MGM’s voting control over MGP as the holder of the MGP Class B Common Share. The MGP Conflicts Committee recognized that such limitations could adversely affect future growth prospects and the ability to make future acquisitions.

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The fact that VICI has been successful in undertaking major acquisitions with multiple third parties since its formation, as well as the prospect that VICI has a significant embedded acquisition pipeline.

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The prospect that VICI has expressed a desire to continue to expand its geographic and tenant diversity, seek out additional opportunities with respect to gaming real estate and also consider new real estate opportunities, including experiential real estate focused opportunities, and the international real estate markets in both gaming and non-gaming.

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The prospect that the Combined Company would become a preeminent and the largest experiential triple net REIT, which would allow VICI to reduce its cost of capital to undertake additional acquisitions and produce growth for the stockholders of the Combined Company.

•	The prospect that the Combined Company would be viewed as a top ten U.S. REIT and that the consummation of the Transactions would enhance its potential for inclusion in the S&P 500.

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That the form of MGM Master Lease as compared against the Existing Master Lease provides, among other things, (i) for a longer lease term (inclusive of all renewal terms), (ii) for annual rent escalation through the removal of a provision that subjected escalation to a 6.25x Net Revenue to

Rent Ratio escalator cutoff (such removed provision, the “Escalator Cutoff”), (iii) for annual rent escalation (after the tenth lease year) to increase by the greater of 2% or the CPI Increase (as defined in the MGM Master Lease) subject to a 3% cap, and (iv) that, during the second and third renewal terms, rent payable by MGM Tenant is reset to the greater of (a) the rent for the immediately preceding year plus the escalation or (b) the Fair Market Rent (as defined in the MGM Master Lease), and, in either (a) or (b), rent will continue in those renewal terms to be escalated as outlined in the MGM Master Lease.

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That the Combined Company would consist of greater geographic and tenant diversity than currently exists in MGP’s portfolio of assets and would have a top tenant concentration of 41% compared to MGP’s 100% tenant concentration.

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That the REIT Merger Consideration is comprised of VICI Common Stock, which provides the ability for the MGP Class A Common Shareholders to benefit from an ownership stake in a larger, more diversified REIT and participate in the upside of any growth in VICI’s stock price.

•	That the VICI Common Stock offers greater liquidity for the MGP Class A Common Shareholders due to VICI’s inclusion, and potential for inclusion, in major benchmark equity indices.

•	That VICI is consistently ranked among the leaders in corporate governance measurements by market evaluators.

•

The process run by MGM and reviewed by the MGP Conflicts Committee, which consisted of contacting logical potential strategic and financial counterparties for an acquisition of MGP, involved extensive bidding and rounds of due diligence and ultimately resulted in selecting VICI, which had presented the highest price per share for the MGP Class A Common Shares.

•

That each of MGM and MGP was incentivized to get the best price per share in the Transactions and negotiated for a higher price, despite the fact that MGM and the MGP Class A Common Shareholders would receive different forms of consideration in the Transactions.

•	That, based on the Exchange Ratio, the MGP Class A Common Shareholders are expected to own approximately 22% of the Combined Company.

•

That the holders of MGP Class A Common Shares will transition from being shareholders in a controlled company to shareholders in a non-controlled company, which provides opportunities to participate in any future control premium that may be available to VICI stockholders.

•	That the REIT Merger is structured to be tax free to the MGP Class A Common Shareholders, except with respect to the Fractional Share Consideration.

•	That the MGP Class A Common Shareholders will receive, as consideration for their shares, equity in a corporate entity with traditional fiduciary duties owed to stockholders.

•

VICI’s status as a corporation and its size following the transactions provide a number of benefits relative to MGP’s structure as a limited liability company, including that index funds are generally permitted to include corporations as compared to non-corporate entities because of certain prohibitions or limitations on investing in entities other than corporations.

•

The public listing of VICI Common Stock, which will allow the holders of MGP Class A Common Shares to either sell the VICI Common Stock they receive in the REIT Merger for cash or retain the VICI Common Stock they will receive and participate in the equity value of VICI, including the potential future growth resulting from the Transactions.

The MGP Conflicts Committee considered the following factors to be generally negative or unfavorable in arriving at its determinations and approvals, and the related recommendation to the MGP Board:

•	The absence of certain procedural safeguards, including:

•	The MGP Class A Common Shareholders are not entitled to appraisal rights with respect to the Mergers or the other Transactions.

•

MGM directly controls MGP through its ownership of the MGP Class B Common Share and, following the extensive bidding process, indicated its support of a Potential Transaction with VICI based on the benefits of VICI’s proposal as compared to the other bidders in the process. The MGP Conflicts Committee was not authorized to and did not separately conduct an exploration of any alternative transactions.

•

Certain executive officers and directors of MGP have interests in the Transactions that are different from, or in addition to, the interests of the MGP Class A Common Shareholders as discussed in the section entitled “The Transactions—Interests of MGP’s Directors and Executive Officers in the Transactions.”

•

By obtaining Special Approval, approval by the holders of MGP’s outstanding voting shares (excluding those shares owned by MGM and its affiliates) is not required under the MGP LLC Agreement and accordingly the Transactions are not conditioned on such approval.

•	Certain terms of the Master Transaction Agreement, principally:

•	The provisions limit the ability of the MGP Conflicts Committee to solicit, or to consider unsolicited, offers from alternative third parties for MGP.

•

The operating covenants to which MGP is subject in the Master Transaction Agreement restrict MGP from taking certain actions prior to the REIT Merger Effective Time that could be beneficial to MGP and the MGP Class A Common Shareholders, including limits on MGP’s ability to raise its dividend between signing and Closing, subject to certain pre-approved increases.

•

MGP’s obligation to pay a termination fee of $421 million to VICI in connection with the termination of the Master Transaction Agreement under certain circumstances, including (i) the termination of the Master Transaction Agreement by VICI as a result of an MGP Adverse Recommendation Change, MGM’s failure to deliver the Written Consent or MGM’s decision to rescind or withdraw the Written Consent, or (ii) the termination of the Master Transaction Agreement, prior to the receipt of VICI stockholder approval, by MGP to enter into an Alternative Acquisition Agreement for a superior proposal.

•

The possibility that the termination fee could discourage other potential parties from making a competing offer (although the MGP Conflicts Committee believes that the termination fee was reasonable in amount and would not preclude any interested party from making a competing proposal).

•

The covenants to which VICI or its affiliates are subject in the Tax Protection Agreement require VICI to take certain actions or restrict VICI from taking certain actions that could be beneficial to VICI, including limits on the ability to dispose of the property acquired from MGP in the Transactions or reduce debt, and a breach of the Tax Protection Agreement would result in material payments to MGM or its affiliates.

•

Unlike the MGP Class A Common Shareholders that will receive public equity in the Transactions, most of the consideration to be paid to MGM in the Transactions is cash and therefore fixed in value at the time of signing.

•	The negative impact or potential consequences of the Transactions:

•

The Exchange Ratio is fixed at signing and therefore the value of the REIT Merger Consideration payable to the holders of MGP Class A Common Shares will decrease in the event that the market price of VICI Common Stock decreases prior to the REIT Merger Effective Time while the value of the REIT Merger Consideration payable to MGM will not similarly be affected.

•	If VICI issues additional equity in the future, it may potentially impact the value of the VICI Common Stock to be received by the MGP Class A Common Shareholders in the REIT Merger.

•

The MGP Class A Common Shareholders will receive shares of VICI Common Stock, which currently receive a materially lower dividend per share as compared to the current per share dividend payable by MGP to the MGP Class A Common Shareholders.

•

The risk that the REIT Merger and the other Transactions might not be completed in a timely manner, or that the Transactions might not be consummated at all as a result of a failure to satisfy the conditions contained in the Master Transaction Agreement (including with respect to regulatory and gaming approvals) and the risk that a failure to complete the Transactions could negatively affect the trading price of the MGP Class A Common Shares or could result in significant costs and disruption to MGP’s normal business.

•

The risk that the potential benefits anticipated pursuant to the Master Transaction Agreement, the REIT Merger and the other Transactions might not be realized, might not be fully realized or might not be realized within the expected time period, as a result of possible changes in the real estate market, the real estate gaming sector or the larger economic market.

•

That the form of MGM Master Lease as compared against the Existing Master Lease provides, among other things, that (i) although, as noted above, the MGM Master Lease eliminates the Escalator Cutoff, a limited exception to the annual rent escalation provides that the rent will not escalate under the MGM Master Lease for the following year if 75% or more of the facilities under the MGM Master Lease cease operations for 90 days or more due to an Unavoidable Delay (as defined in the MGM Master Lease); provided, however, that such exception is limited to two times during the initial 25-year lease term and three times during the entire 55-year lease term, assuming exercise of all renewal options, (ii) that an Unavoidable Delay constitutes an exception to the requirement of MGM Tenant to continuously operate the facilities, and (iii) that MGM Tenant can cure a failure to meet the Financial Covenant (as defined in the MGM Master Lease) by posting cash or a letter of credit equal to one (1) year’s rent (or six (6) months’ rent if the reason for the failure is an Unavoidable Delay lasting longer than 30 days).

•	The risk that litigation may occur in connection with the Transactions and any such litigation may result in significant costs and a diversion of management’s focus.

•	The potential for diversion of management and employee attention as a result of the Transactions and the potential negative effect of the Transactions on MGP’s business and business strategy.

•	That MGP has incurred and will continue to incur significant transaction costs and expenses in connection with the Transactions, whether or not those Transactions are completed.

•

That MGP will reimburse MGM at Closing for certain out-of-pocket expenses (including legal expenses and investment banking expenses) incurred by MGM in connection with the Transactions that generally otherwise would have been incurred by MGP, if MGP itself had undertaken the sale process.

•	The types and nature of risks described in the document entitled “Risk Factors”.

After taking into account all of the factors set forth above, as well as others, the MGP Conflicts Committee concluded that the potential benefits of the transactions outweighed any negative or unfavorable considerations and determined that the Master Transaction Agreement, the REIT Merger and the other Transactions are in the best interests of MGP and in the best interests of the MGP Class A Common Shareholders.

The MGP Conflicts Committee, in the exercise of its sole and absolute discretion, determined to consider the interests of the MGP Class A Common Shareholders, in addition to the interests of MGP, in connection with making its determinations, recommendations and approvals, and engaged independent legal and financial advisors to assist the MGP Conflicts Committee in its review and evaluation of the Transactions in consideration of those interests.

The foregoing discussion of the factors considered by the MGP Conflicts Committee is not intended to be exhaustive but provides an overview of material factors that the MGP Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Master Transaction Agreement, the REIT Merger and the other Transactions and the complexity of these matters, the MGP Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, individual members of the MGP Conflicts Committee may have given differing weights to different factors.

Recommendation of the MGP Board

In view of the potential conflicts of interest associated with a Potential Transaction, pursuant to resolutions approved by the MGP Board on June 28, 2021, the MGP Board authorized and empowered the MGP Conflicts Committee to (i) review and evaluate the terms and conditions of a Potential Transaction on behalf of MGP, (ii) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of a Potential Transaction, and (iii) determine whether or not to approve and recommend for approval to the MGP Board a Potential Transaction, any such approval of a Potential Transaction to constitute Special Approval pursuant to Section 7.9(b) of the MGP LLCA.

Immediately following the meeting of the MGP Conflicts Committee on August 3, 2021, the MGP Board met to receive the report of the MGP Conflicts Committee and its advisors and to consider the Transactions. At the request of the MGP Conflicts Committee, Evercore’s fairness opinion was provided for the benefit of the MGP Board (in its capacity as such) in connection with its evaluation of the Transactions. Five of the seven members of the MGP Board, including all three of the members who were also members of the MGP Conflicts Committee, were present. At the meeting, all three members of the MGP Board who were also members of the MGP Conflicts Committee voted to (a) approve the Master Transaction Agreement, the REIT Merger and the other Transactions, (b) direct that the Master Transaction Agreement, the REIT Merger and the other Transactions be submitted to the Members (as defined in the MGP LLCA) and (c) resolve to recommend that the Members approve the Master Transaction Agreement, the REIT Merger and the other Transactions. The two members of the MGP Board present who were not members of the MGP Conflicts Committee abstained from voting.

The MGP Board considered a number of factors, including:

•	The unanimous determinations and recommendations of the MGP Conflicts Committee, including the MGP Conflicts Committee’s Special Approval under Section 7.9(b) of the MGP LLCA, and

•	The process undertaken by the MGP Conflicts Committee.

Opinion of VICI’s Financial Advisor

VICI retained Morgan Stanley to provide it with financial advisory services in connection with the Transactions and to provide a financial opinion to the VICI Board. VICI selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in VICI’s industry, and its knowledge of the business and affairs of VICI. As part of this engagement, the VICI Board requested that Morgan Stanley evaluate the fairness to VICI, from a financial point of view, of the Transaction Consideration pursuant to the Master Transaction Agreement. On August 3, 2021, at a meeting of the VICI Board, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion to the VICI Board dated August 3, 2021, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Transaction Consideration pursuant to the Master Transaction Agreement was fair, from a financial point of view, to VICI.

The full text of the written opinion of Morgan Stanley, dated as of August 3, 2021, is attached to this proxy statement/information statement/prospectus as Annex B and is hereby incorporated into this proxy statement/information statement/prospectus by reference in its entirety. You should read the opinion in its entirety and the summary of the opinion below for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. This summary of the opinion of Morgan Stanley set forth in this proxy statement/information statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion was directed to the VICI Board, in its capacity as such, addressed only the fairness of the Transaction Consideration pursuant to the Master Transaction Agreement, from a financial point of view, to VICI as of the date of the opinion and did not address any other aspects or implications of the Transactions. The opinion did not in any manner address the prices at which shares of VICI Common Stock will trade following consummation of the Transactions or at any time. Morgan Stanley’s opinion was not intended to, and does not, constitute a recommendation to any holder of shares of VICI Common Stock as to how to vote at the VICI Special Meeting to be held in connection with the Transactions or whether to take any other action with respect to the Transactions. Morgan Stanley was not required to opine as to, and its opinion does not in any manner address, the underlying business decision by VICI to proceed with or effect the Transactions, or the likelihood that the Transactions are consummated. Morgan Stanley’s opinion did not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of MGP and VICI, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning MGP and VICI, respectively;

•	reviewed certain financial projections prepared by the management teams of MGP, VICI and MGM, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transactions, prepared by the management teams of MGP, VICI, and MGM, respectively;

•

discussed the past and current operations and financial condition and the prospects of MGP, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with senior executives of MGM;

•

discussed the past and current operations and financial condition and the prospects of VICI, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with senior executives of VICI;

•	reviewed the pro forma impact of the Transactions on VICI’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for MGP Class A Common Shares and VICI Common Stock;

•

compared the financial performance of MGP and VICI and the prices and trading activity of MGP Class A Common Shares and VICI Common Stock with that of certain other publicly-traded companies comparable with MGP and VICI, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of MGP, MGM and VICI and their financial and legal advisors;

•	reviewed the Master Transaction Agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by MGP, MGM and VICI, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of MGP, MGM and VICI of the future financial performance of MGP and VICI. These projections are discussed more fully below under the sections titled “—Certain VICI Unaudited Prospective Financial Information”, “—VICI Projections”, “—VICI Adjusted MGP Projections”, “—Certain MGP Unaudited Prospective Financial Information” and “—MGP Adjusted VICI Projections” beginning on pages 102, 104, 105, 105 and 106, respectively. In addition, Morgan Stanley assumed that the Transactions will be consummated in accordance with the terms set forth in the Master Transaction Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Transactions will result in the Required Tax Treatment (as defined in the Master Transaction Agreement), including, without limitation, that the REIT Merger will be treated as a tax-free reorganization, pursuant to the Code. Morgan Stanley assumed that all acquisitions pending as of the date hereof by each of VICI and its subsidiaries and MGP and its subsidiaries will close in a timely manner in accordance with their terms, that VICI will obtain financing in accordance with the terms of the Master Transaction Agreement, and that the definitive Master Transaction Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the Master Transaction Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Master Transaction Agreement or entered into or amended in connection therewith, including, without limitation, the terms and conditions of the MGM Master Lease or the Tax Protection Agreement. Morgan Stanley was advised by MGP that MGP has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT, and Morgan Stanley assumed that the Transactions will not adversely affect such status or operations of MGP. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Transactions. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of MGP and VICI and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of MGP’s officers, directors or employees, or any class of such persons, relative to the Transaction Consideration to be received by the holders of MGP Class A Common Shares in the transaction. Morgan Stanley was not requested to make, and did not make, any independent valuation or appraisal of the assets or liabilities of MGP or VICI, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the VICI Board dated August 3, 2021. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The various analyses summarized below were based on the closing prices for MGP Class A Common Shares and VICI Common Stock as of August 2, 2021, the last trading day prior to the delivery of the opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Comparable Public Company Analysis

Morgan Stanley reviewed and compared certain publicly available ratios and consensus estimates of each of MGP and VICI with equivalent publicly available financial information and consensus estimates for companies that share business characteristics with MGP and VICI to derive an implied exchange ratio reference range with respect to MGP and VICI. Morgan Stanley reviewed the following publicly traded net lease REITs (which are referred to as “Comparable Companies” in this section): Realty Income Corporation, W.P. Carey Inc., Gaming & Leisure Properties, Inc., STORE Capital, Inc., National Retail Properties, Inc., Spirit Realty Capital, Inc. and EPR Properties.

For purposes of this analysis, Morgan Stanley analyzed and compared certain statistics for each of these Comparable Companies for comparison purposes, including the ratios of (i) share price to Wall Street research analyst consensus (referred to as “Street Consensus”) estimated adjusted funds from operations (which we refer to as “AFFO” and which ratio we refer to as “P/AFFO Multiples”), for calendar year 2022 and (ii) the aggregate value to Street Consensus estimated earnings before interest, taxes, depreciation and amortization, (which we refer to as “EBITDA” in this section and which ratio we refer to as “AV/EBITDA Multiples”), for calendar year 2022. Morgan Stanley also analyzed the implied capitalization rate for each Comparable Company published by Green Street Advisors (which we refer to as the “Implied Cap Rate”) and the premium or discount (the “P/(D)”) represented by the ratio of share price to Street Consensus estimated net asset value per share (the “NAV”, and which ratio we refer to as “P/(D) to NAV”). The multiples and ratios for each of the comparable companies were calculated using their respective closing prices on August 2, 2021 and were based on the most recent publicly available information and Street Consensus estimates. Morgan Stanley derived a range of multiples or discounts/premiums, as applicable, for each metric based on its professional judgment.

Morgan Stanley then compared the P/AFFO Multiples, AV/EBITDA Multiples, Implied Cap Rate and P/(D) to NAV for each of the Comparable Companies to MGP and VICI to derive a range of implied share prices for each share of MGP Class A Common Shares and VICI Common Stock.

	MGP			VICI
	Comparable Companies Range	Implied Share Price Range		Comparable Companies Range	Implied Share Price Range
P/AFFO Multiples	14.6x to 16.6x	$ $	38.39 to 43.66	14.6x to 16.6x	$ $	28.31 to 32.19
AV/EBITDA Multiples	16.1x to 17.1x	$ $	38.28 to 41.99	16.1x to 17.1x	$ $	27.39 to 29.88
Implied Cap Rate	5.9% to 5.4%	$ $	41.92 to 47.93	5.9% to 5.4%	$ $	30.57 to 34.57
P/(D) to NAV	15% to 25%	$ $	39.09 to 42.48	15% to 25%	$ $	28.75 to 31.24
Average Range	N/A	$ $	39.42 - 44.01	N/A	$ $	28.75 - 31.97

Following this analysis, Morgan Stanley then compared the ranges of implied share prices for each of VICI and MGP. Morgan Stanley compared the average of the lowest implied equity values per share for MGP to the average of the highest implied equity values per share for VICI to derive the lowest exchange ratio implied by each pair of estimates. Similarly, Morgan Stanley compared the average of the highest implied equity values per share for MGP to the average of the lowest implied equity values per share for VICI to derive the highest exchange ratio implied by each pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the Exchange Ratio of 1.366 provided for in the REIT Merger, were:

Implied Exchange Ratio Range
1.234x to 1.530x

No Comparable Company utilized in the selected publicly traded Comparable Companies analysis is identical to MGP or VICI and hence the foregoing summary and underlying financial analyses involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the Comparable Companies. In evaluating Comparable Companies, Morgan Stanley made judgments and assumptions based on its professional judgment and experience with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MGP or VICI. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using publicly traded Comparable Companies data.

Dividend Discount Analysis

Morgan Stanley performed a dividend discount analysis of MGP Class A Common Shares to calculate a range of implied present values per share of MGP Class A Common Shares. To perform this analysis, Morgan Stanley calculated the aggregate implied present value of dividends per share that MGP was forecasted to generate for the period from July 1, 2021 through December 31, 2025 utilizing, based upon the guidance and direction of VICI management, expected rent terms from the MGM Master Lease, projections prepared and provided by MGP management, and Wall Street research analyst projections, discounted based on a derived cost of equity using the capital asset pricing model. Morgan Stanley then derived a range of implied terminal values per share of MGP Class A Common Shares by applying an estimated amount of AFFO per share to a range of estimated AFFO multiples per share (of 14.6x to 16.6x), each for the calendar year 2026, based on the range of P/AFFO Multiples determined for Comparable Companies discussed above. These implied terminal values were then discounted to present value by applying a range of derived costs of equity (from 5.9% to 7.9%) and added to the sum of the implied present value of dividends per share to arrive at implied present value per share. This analysis indicated the following implied per share equity value reference range for MGP:

Implied Per Share Equity Value Reference Range
$38.82 to $46.40

Similarly, Morgan Stanley performed a dividend discount analysis of shares of VICI Common Stock to calculate a range of implied present values per share of VICI Common Stock. To perform this analysis, Morgan Stanley calculated the aggregate implied present value of dividends per share that VICI was forecasted to generate for the period from July 1, 2021 through December 31, 2025 utilizing, based upon the guidance and direction of VICI Management, internal estimates of VICI’s management, discounted based on a derived cost of equity using the capital asset pricing model. Morgan Stanley then derived a range of implied terminal values per share of VICI Common Stock by applying an estimated amount of AFFO per share to a range of estimated AFFO multiples per share (of 14.6x to 16.6x), each for the calendar year 2026, based on the range of P/AFFO Multiples determined for Comparable Companies discussed above. These implied terminal values were then discounted to present value by applying a range of derived cost of equity (from 6.7% to 8.7%) and added to the sum of the implied present value of dividends per share to arrive at implied present value per share. This analysis indicated the following implied per share equity value reference range for VICI:

Implied Per Share Equity Value Reference Range
$26.27 to $31.39

Following this analysis, Morgan Stanley then compared the ranges of implied equity values for each of VICI and MGP. First, Morgan Stanley compared the lowest implied equity value per share for MGP to the highest implied equity value per share for VICI to derive the lowest exchange ratio implied by each pair of estimates. Second, Morgan Stanley compared the highest implied equity value per share for MGP to the lowest implied equity value per share for VICI to derive the highest exchange ratio implied by each pair of estimates. The implied exchange ratio range resulting from this analysis, as compared to the Exchange Ratio of 1.366 provided for in the REIT Merger, was:

Implied Exchange Ratio Range
1.237x to 1.767x

Discounted Cash Flow Analysis

MGP

Morgan Stanley performed a discounted cash flow, or DCF, analysis to derive an implied equity value reference range for the MGP Class A Common Shares.

A DCF analysis is designed to provide an implied value of MGP by calculating the present value of estimated future unlevered free cash flows and terminal value of MGP. The “unlevered free cash flows” or “free cash flows” refer to a calculation of the future cash flows of an asset without including, in such calculation, any debt-servicing costs. The present value of a terminal value, representing the value of unlevered free cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Outstanding debt and preferred equity is subtracted and outstanding cash is added to arrive at an equity value. The equity value is then divided by the fully diluted share count, in order to arrive at an implied value per MGP Class A Common Share.

Morgan Stanley calculated a range of implied present values (as of June 30, 2021) of the net free cash flows that MGP was forecasted to generate during the six months ending December 31, 2021 through the twelve months ending December 31, 2025. Based upon the guidance and direction of VICI management, expected rent terms from the MGM Master Lease, projections prepared and provided by MGP management, and Wall Street research analyst projections, Morgan Stanley extrapolated net free cash flows that MGP was forecasted to generate during such period and calculated a range of implied present values (as of June 30, 2021) of the net free cash flows during such period. The net free cash flows for such periods were discounted to present value using a range of discount rates from 5.4% to 6.7%, which was derived by taking a sensitized range of MGP’s weighted average cost of capital determined utilizing the capital asset pricing model to calculate MGP’s cost of equity and utilizing MGP’s current weighted average interest rate on its current indebtedness to calculate MGP’s cost of debt.

Morgan Stanley then calculated a range of implied terminal enterprise values of MGP as of December 31, 2025 by applying a range of AV/EBITDA multiples of 16.1x to 17.1x to the forecasted EBITDA of MGP for the twelve months ending December 31, 2026 based on the AV/EBITDA Multiples for Comparable Companies discussed above. These analyses resulted in a range of implied terminal values of MGP as of December 31, 2025 of approximately $17.3 billion to $18.4 billion.

Morgan Stanley discounted the range of estimated terminal values derived from these calculations to forecasted present value as of June 30, 2021 using a range of discount rates of 5.4% to 6.7%, which was derived by taking a sensitized range of MGP’s weighted average cost of capital determined utilizing the capital asset pricing model, and then added the resultant implied present values to the implied present value of net free cash flows as described above, subtracting forecasted outstanding debt and adding forecasted outstanding cash, and dividing by the number of fully diluted shares, all as provided by MGP’s management.

This analysis indicated an implied per share equity value reference range for MGP of $41.77 to $48.01.

VICI

Morgan Stanley performed DCF analysis to derive an implied equity value reference range for the VICI Common Stock.

A DCF analysis is designed to provide an implied value of VICI by calculating the present value of estimated future unlevered free cash flows and terminal value of VICI. The “unlevered free cash flows” or “free cash flows” refer to a calculation of the future cash flows of an asset without including, in such calculation, any debt-servicing costs. The present value of a terminal value, representing the value of unlevered free cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Outstanding debt and preferred equity is subtracted and outstanding cash is added to arrive at an equity value. The equity value is then divided by the fully diluted share count, in order to arrive at an implied value per share of common stock.

Morgan Stanley calculated a range of implied present values (as of June 30, 2021) of the net free cash flows that VICI was forecasted to generate as contained in projections prepared by VICI management during the six months ending December 31, 2021 through the twelve months ending December 31, 2025. Morgan Stanley used the net free cash flows that VICI management forecasted to generate during such period and calculated a range of implied present values (as of June 30, 2021) of the net free cash flows during such period. The net free cash flows for such periods were discounted to present value using a range of discount rates from 5.9% to 7.3%, which was derived by taking a sensitized range of VICI’s weighted average cost of capital determined utilizing the capital asset pricing model to calculate VICI’s cost of equity and utilizing VICI’s current weighted average interest rate on its current indebtedness to calculate VICI’s cost of debt.

Morgan Stanley then calculated a range of implied terminal enterprise values of VICI as of December 31, 2025 by applying a range of AV/EBITDA multiples of 16.1x to 17.1x to the forecasted EBITDA of VICI for the twelve months ending December 31, 2026 based on the AV/EBITDA Multiples for Comparable Companies discussed above. These analyses resulted in a range of implied terminal values of VICI as of December 31, 2025 of approximately $26.6 billion to $28.3 billion.

Morgan Stanley discounted the range of estimated terminal values derived from these calculations to forecasted present value as of June 30, 2021 using a range of discount rates of 5.9% to 7.3%, which was derived by taking a sensitized range of VICI’s weighted average cost of capital determined utilizing the capital asset pricing model, and then added the resultant implied present values to the implied present value of net free cash flows as described above, subtracting forecasted outstanding debt and adding forecasted outstanding cash, and dividing by the number of fully diluted shares, all as provided by VICI’s management.

This analysis indicated an implied per share equity value reference range for VICI of $27.57 to $31.72.

Following this analysis, Morgan Stanley then compared the ranges of implied equity values for each of VICI and MGP. First, Morgan Stanley compared the lowest implied equity value per share for MGP to the highest implied equity value per share for VICI to derive the lowest exchange ratio implied by each pair of estimates. Second, Morgan Stanley compared the highest implied equity value per share for MGP to the lowest implied equity value per share for VICI to derive the highest exchange ratio implied by each pair of estimates. The implied exchange ratio range resulting from this analysis, as compared to the Exchange Ratio of 1.366 provided for in the REIT Merger, was:

Implied Exchange Ratio Range
1.317x to 1.741x

Premiums Paid Analysis

Using publicly available information, Morgan Stanley reviewed the terms of the following selected public company precedent transactions announced between January 1, 2000 to August 2, 2021 in which the targets were net lease publicly traded REITs (excluding mergers of equals and reverse mergers) for which sufficient information was available as of the date of the opinion.

Selected Precedent Transactions
Announcement Date	Acquirer	Target
May 2021	Equity Commonwealth	Monmouth Real Estate Investment Corporation
April 2021	Realty Income Corporation	VEREIT, Inc.
May 2018	The Blackstone Group L.P.	Gramercy Property Trust
October 2013	American Realty Capital Properties, Inc.	Cole Real Estate Investments
May 2013	American Realty Capital Properties, Inc.	CapLease, Inc.
September 2012	Realty Income Corp.	American Realty Capital Trust
November 2007	Gramercy Capital Corp.	American Financial Realty Trust
March 2007	Redford Holdco (Macquarie Bank/Kaupthing)	Spirit Finance Corp.
October 2006	GE Capital	Trustreet Properties
October 2006	Record Realty Trust (Allco Finance Group)	Government Properties Trust
September 2005	DRA Advisors, Inc.	Capital Automotive REIT
July 2001	Commercial Net Lease Realty	Captec Net Lease Realty, Inc.
March 2001	GE Capital	Franchise Finance Corporation of America

Morgan Stanley reviewed the premiums paid to the target companies’ unaffected stock prices (defined as the average stock price for the ten trading days ending five trading days prior to the announcement of the transaction for such selected precedent transactions). Based on this analysis, Morgan Stanley derived a range of estimated implied per share equity values for MGP as follows:

	Selected Range		Implied MGP Class A Common Share Price
	3rd Quartile	1st Quartile
Premium to Unaffected Price	12%	22%	$41.76 to $45.45

No transaction utilized in the premiums paid analysis is identical to MGP or the Transactions, or directly comparable to the Transactions in business mix, timing and size. The fact that points in the range of implied value per MGP Class A Common Share derived from the valuation of premiums paid in precedent transactions were less than or greater than the consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the Transactions, but is one of many factors Morgan Stanley considered.

Other Information

Morgan Stanley observed certain additional factors that were not considered part of Morgan Stanley’s financial analyses with respect to its opinion but were referenced for informational purposes, including the following:

Contribution Analysis

For reference only, Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of MGP and VICI to the combined entity and implied contributions based on certain financial metrics using management plans for both MGP and VICI as provided by both MGP, MGM and VICI management for their separate companies, respectively, and the expected rent terms from the MGM Master Lease. Such financial metrics included estimated AFFO per share for the year ended December 31, 2022 and estimated EBITDA for the year ended December 31, 2022. Morgan Stanley derived an implied pro forma contribution for each of MGP and VICI by dividing each company’s AFFO and EBITDA estimates by the combined AFFO and EBITDA estimates for both companies, respectively. Morgan Stanley also noted the implied exchange ratio derived from the implied contributions for the selected metrics.

Contribution Analysis	Implied Exchange Ratio
AFFO	1.356x
EBITDA	1.402x

Historical Stock Price. Morgan Stanley reviewed the stock price performance of the MGP Class A Common Shares and VICI Common Stock during the 52 weeks ended on August 2, 2021, reflecting the unaffected price for such common stock.

	VICI	MGP
Range	$21.40 to $33.35	$25.84 to $38.34

Following this analysis, Morgan Stanley then compared the ranges of implied share prices for each of VICI and MGP. Morgan Stanley compared the lowest equity value per share for MGP in the range to the highest equity value per share for VICI in the range to derive the lowest exchange ratio implied by each pair of estimates. Similarly, Morgan Stanley compared the highest equity value per share for MGP in the range to the lowest equity value per share for VICI in the range to derive the highest exchange ratio implied by each pair of estimates. The exchange ratios resulting from this analysis, as compared to the Exchange Ratio of 1.366 provided for in the REIT Merger, were:

Implied Exchange Ratio Range
0.775x to 1.792x

Research Analyst Price Targets and NAV Targets

Morgan Stanley reviewed public market trading price targets for each of MGP and VICI published by equity research analysts, which reflected low to high price targets for MGP and VICI of $37.00 to $43.00 and $31.41 to $38.00, respectively. Morgan Stanley then compared the low and high price targets to derive the following implied exchange ratio range:

Implied Exchange Ratio Range
0.974x to 1.369x

Morgan Stanley also reviewed available equity research analyst estimates of NAV per share for each of MGP and VICI, which reflected lowest to highest NAV for MGP and VICI of $32.50 to $38.19 and $23.00 to $28.90, respectively. Morgan Stanley then compared the highest and lowest NAV to derive the following implied exchange ratio range:

Implied Exchange Ratio Range
1.125x to 1.660x

The public market trading price targets and estimates of NAV per share published by equity research analysts do not necessarily reflect current market trading prices for the common shares of MGP and VICI and these targets and estimates are subject to uncertainties, including the future financial performance of MGP and VICI and future financial market conditions.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of these analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of MGP or VICI.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. These include, among other things, the impact of competition on the businesses of MGP and VICI and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of MGP, VICI, or the industry, or in the financial markets in general. Many of these assumptions are beyond the control of MGP and VICI. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Transaction Consideration pursuant to the Master Transaction Agreement to VICI, and in connection with the delivery of its opinion as of August 3, 2021 to the VICI Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of VICI Common Stock might actually trade.

The Transaction Consideration provided for in the Transactions was determined through arm’s-length negotiations between VICI and MGP and MGM and was unanimously approved by the VICI Board. Morgan Stanley provided advice to the VICI Board during these negotiations but did not, however, recommend any specific elements of the Transaction Consideration or the aggregate Transaction Consideration to VICI or the VICI Board, or that any specific elements of the Transaction Consideration or the aggregate Transaction Consideration constituted the only appropriate consideration for the Transactions. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of VICI to proceed with or effect the Transactions, or the likelihood that the Transactions are consummated. Morgan Stanley’s opinion did not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, express an opinion or a recommendation as to how any holder of shares of VICI Common Stock should vote at the special meeting to be held in connection with the Transactions, or as to any other action that a holder of shares of MGP Class A Common Shares or VICI Common Stock should take relating to the Transactions.

Morgan Stanley’s opinion and presentation to the VICI Board was one of many factors taken into consideration by the VICI Board in deciding to approve the Transactions and other Transactions. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the VICI Board with respect to the Transactions or of whether the VICI Board would have been willing to agree to any different Transaction Consideration.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of MGP, VICI, MGM or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the VICI Board with financial advisory services and a financial opinion, and VICI agreed to pay Morgan Stanley an announcement fee of $5 million that became payable in connection with the delivery of the financial opinion by Morgan Stanley and an additional total transaction fee of up to $50 million payable upon the closing of the Transactions (against which the announcement fee may be creditable). In addition, the VICI Board has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with Morgan Stanley’s engagement.

In the thirty months prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to VICI and have received approximately $30 million to $55 million in connection with such services. In the thirty months prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to MGP and have received approximately $10 million to $20 million in connection with such services. In the thirty months prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to MGM and have received approximately $5 million to $15 million in connection with such services. As of the date of the opinion, affiliates of Morgan Stanley are lenders to each of VICI, MGP and MGM under their respective credit facilities. Morgan Stanley also is a participant in the MGP Exchange Offers as discussed more fully above under the section entitled “—Description of Debt Financing Transactions” beginning on page 53 and a Lender under the contemplated Bridge Facility as discussed more fully above under the section entitled “—Bridge Financing Commitment Letter” beginning on page 54. Morgan Stanley and its affiliates may seek to provide financial advisory and financing services to MGM and VICI and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of the MGP Conflicts Committee’s Financial Advisor

Opinion of Evercore Group L.L.C.

At a meeting of the MGP Conflicts Committee held on August 3, 2021, Evercore rendered to the MGP Conflicts Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated August 4, 2021, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio pursuant to the Master Transaction Agreement was fair, from a financial point of view, to the holders of the MGP Class A Common Shares other than holders of Cancelled Shares and MGP Class A Common Shares held by MGM and its affiliates.

The full text of the written opinion of Evercore, dated as of August 4, 2021, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/information statement/prospectus and is incorporated by reference in its entirety into this proxy statement/information statement/prospectus. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the MGP Conflicts Committee (in its capacity as such) in connection with its evaluation of the Transactions. At the request of the MGP Conflicts Committee, Evercore’s opinion was also provided for the benefit of the MGP Board (in its capacity as such) in connection with its evaluation of the Transactions. The opinion does not constitute a recommendation to the MGP Conflicts Committee, the MGP Board or to any other persons in respect of the Transactions, including as to how any holder of MGP Class A Common Shares should vote or act in respect of the Transactions. Evercore’s opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to MGP, nor does it address the underlying business decision of MGP to engage in the Transactions.

In connection with rendering its opinion Evercore had, among other things:

•	reviewed certain publicly available business and financial information relating to MGP and VICI that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain internal projected financial data relating to MGP prepared and furnished to Evercore by management of MGP and certain internal projected financial data relating to VICI prepared by management of VICI and adjusted and furnished to Evercore by management of MGP, each as approved for Evercore’s use by the MGP Conflicts Committee (the “Forecasts”), including certain synergies prepared by management of MGP expected to result from the Transactions, as approved for Evercore’s use by the MGP Conflicts Committee (the “Synergies”);

•

discussed with each of management of MGP and management of VICI its assessment of the past and current operations of MGP and VICI, the current financial condition and prospects of MGP and VICI, and the Forecasts including the Synergies;

•	reviewed the reported prices and the historical trading activity of MGP Class A Common Shares and VICI Common Stock;

•	compared the financial performance of each of MGP and VICI and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•

compared the financial performance of MGP and the valuation multiples relating to the Transactions with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•

reviewed the financial terms of the Existing Master Lease and the form of the Seventh Amendment to Master Lease attached as Exhibit C to the Master Transaction Agreement, dated as of May 11, 2021, by and among Blue Tarp reDevelopment, LLC, MGP Lessor Holdings, LLC, the landlord, MGP OP, MGP, MGM and the tenant (the “Seventh Amendment to the Existing Master Lease”);

•

reviewed the financial terms and conditions of a draft, dated August 3, 2021, of the Tax Protection Agreement, a draft, dated August 3, 2021, of the MGM Master Lease, and a draft, dated August 1, 2021, of the form of redemption agreement (the “Redemption Agreement”);

•	reviewed the financial terms and conditions of a draft, dated August 3, 2021, of the Master Transaction Agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information), and further relied upon the assurances of the managements of MGP and VICI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Synergies, Evercore assumed with the consent of the MGP Conflicts Committee that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of MGP as to the future financial performance of MGP and VICI and the other matters covered thereby. Evercore expressed no view as to the Forecasts, including the Synergies, or the assumptions on which they were based.

For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Master Transaction Agreement, Tax Protection Agreement, MGM Master Lease and Redemption Agreement (the “Transaction Documents”) did not differ from the drafts of the Transaction Documents reviewed by Evercore, that the representations and warranties of each party contained in the Transaction Documents were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Transaction Documents and that all conditions to the consummation of the Transactions would be satisfied without waiver or modification thereof that would be meaningful to Evercore’s analysis. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions including by any Gaming Authority (as defined in the Master Transaction Agreement) would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on MGP, VICI or the consummation of the Transactions or reduce the contemplated benefits to the holders of MGP Class A Common Shares of the Transactions, in each case, in any way meaningful to Evercore’s analysis.

Evercore did not conduct a physical inspection of the properties or facilities of MGP or VICI and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of MGP or VICI, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of MGP or VICI under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of August 3, 2021 and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of MGP Class A Common Shares (other than holders of the Cancelled Shares and MGP Class A Common Shares held by MGM and its affiliates), from a financial point of view, of the Exchange Ratio pursuant to the Master Transaction Agreement. Evercore did not express any view on, and its opinion does not address, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of MGP or any other entity, including any consideration to be received in connection with the Partnership Merger or in connection with the Partial Redemption, or the allocation of any consideration to be received in connection with the Mergers or in connection with the Partial Redemption between the holders of MGP Common Shares and holders of Common Units (as defined in the Second Amended and Restated Agreement of Limited Partnership of the MGP OP, as amended (the “MGP OP LPA”)) of the MGP OP, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of MGP, or any class of such persons, whether relative to the Exchange Ratio or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion does not address, any other term or aspect of Master Transaction Agreement, the Mergers or the Transactions, including, without limitation, the structure or form of the Transactions, the Debt Issuance and Distribution, the Bridge Financing and Distribution, the Redemption, and the Company Note Offers and Consent Solicitations (as such terms are defined in the Master Transaction Agreement), or any term or aspect of any other agreement or instrument contemplated by the Master Transaction Agreement or entered into or amended in connection with the Master Transaction Agreement, including the Tax Protection Agreement, the Existing Master Lease, the Seventh Amendment to Existing Master Lease, the MGM Master Lease and the Redemption Agreement. Evercore’s opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to MGP, nor does it address the underlying business decision of MGP to engage in the Transactions. Evercore did not express any view on, and its opinion did not address, what the value of VICI Common Stock actually would be when issued or the prices at which MGP Class A Common Shares or VICI Common Stock will trade at any time, including following the announcement or consummation of the Transactions. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the MGP Class A Common Shares or any business combination or other extraordinary transaction involving. Evercore’s opinion does not constitute a recommendation to the MGP Conflicts Committee, the MGP Board or to any other persons in respect of the Transactions, including as to how any holder of MGP Class A Common Shares should vote or act in respect of the Transactions. Evercore did not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on MGP, VICI or the Transactions or as to the impact of the Transactions on the solvency or viability of MGP or VICI or the ability of MGP or VICI to pay their respective obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by MGP and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the MGP Conflicts Committee on August 3, 2021 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before August 2, 2021, the last trading day before the day Evercore rendered its oral opinion to the MGP Conflicts Committee, and is not necessarily indicative of current market conditions.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analysis

DCF Analysis

MGP

Evercore performed a DCF analysis to calculate ranges of implied present values per MGP Class A Common Share, utilizing estimates of the standalone, unlevered, after-tax free cash flows that MGP was expected to generate over the period from January 1, 2022 through December 31, 2026 based on the Forecasts.

For purposes of its DCF analysis, unlevered free cash flow was defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”) (including MGP’s share of adjusted EBITDA from BREIT JV, based on MGP’s adjusted EBITDA reconciliation), less share of rent from joint ventures, plus general and administration expense from joint ventures, plus/(less) changes in net working capital, plus distributions/(contributions) from joint ventures, less capital expenditures, and less stock based compensation.

Evercore calculated ranges of terminal values for MGP as of December 31, 2026 using the following two alternative methods:

•

a perpetuity growth method – under which Evercore calculated a range of terminal values for MGP by applying perpetuity growth rates ranging from 1.50% to 2.50% to the estimate of 2026 unlevered free cash flow reflected in the Forecasts, and

•

a terminal multiple method (EV/EBITDA Multiple) – under which Evercore calculated a range of terminal values for MGP by applying enterprise value (“EV”) to EBITDA multiples ranging from 14.50x to 16.50x to the estimate of 2027 EBITDA reflected in the Forecasts.

Evercore discounted MGP’s projected, unlevered free cash flows over the period from January 1, 2022 through December 31, 2026 and the ranges of terminal values for MGP it calculated under each of the methods described above to present value as of December 31, 2021, using discount rates ranging from 8.0% to 9.0% to derive ranges of implied enterprise values for MGP. The discount rates were based on Evercore’s judgment of the estimated range of MGP’s weighted average cost of capital. Evercore then deducted from the ranges of implied enterprise values MGP’s management’s estimate of MGP’s net debt as of June 30, 2021 (pro forma for the Springfield acquisition) as reflected in MGP’s most recent public filings, and divided the results by the fully diluted outstanding MGP Class A Common Shares as of August 2, 2021, calculated based on information provided to Evercore by MGP management, to derive a range of implied equity values per MGP Class A Common Share as follows, which Evercore compared to the value per MGP Class A Common Share implied by the Exchange Ratio of $41.92 (calculated by multiplying the closing price of the VICI Common Stock on August 2, 2021 of $30.69 by the Exchange Ratio) and to the closing price per MGP Class A Common Share on August 2, 2021 of $37.33:

Method	Implied Per Share Equity Value Reference Ranges
Perpetuity Growth Rate Method	$28.71 - $44.43
Terminal Multiple Method (EV/EBITDA Multiple)	$32.72 - $40.59

VICI

Evercore performed a DCF analysis to calculate ranges of implied present values per share of VICI Common Stock, utilizing estimates of the standalone, unlevered, after-tax free cash flows that VICI was expected to generate over the period from January 1, 2022 through December 31, 2026 based on the Forecasts.

For purposes of its DCF analyses, unlevered free cash flow was defined as EBITDA, less cash taxes, plus/(less) changes in net working capital, and less stock based compensation.

Evercore calculated ranges of terminal values for VICI as of December 31, 2026 using the following two alternative methods:

•

a perpetuity growth method – under which Evercore calculated a range of terminal values for VICI by applying perpetuity growth rates ranging from 1.50% to 2.50% to the estimate of 2026 unlevered free cash flow reflected in the Forecasts, and

•

a terminal multiple method (EV/EBITDA Multiple) – under which Evercore calculated a range of terminal values for VICI by applying EV to EBITDA multiples ranging from 16.50x to 18.50x to the estimate of 2027 EBITDA reflected in the Forecasts.

Evercore discounted VICI’s projected, unlevered free cash flows over the period from January 1, 2022 through December 31, 2026 and the ranges of terminal values for VICI it calculated under each of the methods described above to present value as of August 4, 2021, using discount rates ranging from 8.0% to 9.0% to derive ranges of implied enterprise values for VICI. The discount rates were based on Evercore’s judgment of the estimated range of VICI weighted average cost of capital. Evercore then deducted from the ranges of implied enterprise values VICI’s management’s estimate of VICI’s net debt as of June 30, 2021 (pro forma for the Venetian Acquisition and Great Wolf Mezzanine Loan), and divided the results by the fully diluted outstanding shares of VICI Common Stock as of August 2, 2021, calculated based on information provided to Evercore by MGP management, to derive a range of implied equity values per share of VICI Common Stock as follows, which Evercore compared to the closing price per share of VICI Common Stock on August 2, 2021 of $30.69:

Method	Implied Per Share Equity Value Reference Ranges
Perpetuity Growth Rate Method	$21.95 - $32.89
Terminal Multiple Method (EV/EBITDA Multiple)	$26.86 - $32.23

Selected Public Company Trading Analysis

MGP

Evercore reviewed and compared certain financial information of MGP to corresponding financial multiples and ratios for the following selected publicly traded companies in the gaming net lease industry (referred to in this section as the “MGP selected companies”):

•	VICI

•	Gaming and Leisure Properties, Inc.

Although none of these companies is directly comparable to MGP, Evercore selected these companies based on its professional judgment because they are gaming net lease companies with business characteristics that for purposes of its analysis Evercore considered similar to the business characteristics of MGP.

For each of the MGP selected companies and MGP, Evercore calculated:

•

total enterprise value (defined as equity market capitalization plus total debt plus non-controlling interests, less cash and cash equivalents) as a multiple of estimated calendar year 2022 Adjusted EBITDA (referred to as “TEV/2022E Adjusted EBITDA”); and

•	price per share as a multiple of estimated calendar year 2022 AFFO (referred to as “Price/2022E AFFO”).

The results of these calculations were as follows:

MGP Selected Companies	TEV/2022E Adj. EBITDA	Price/2022E AFFO
VICI	17.3x	15.5x
Gaming and Leisure Properties, Inc.	14.8x	13.1x
MGP	15.5x	14.1x

Based on the multiples it derived for the MGP selected companies and its professional judgment and experience, Evercore (i) applied a TEV/2022E Adjusted EBITDA multiple reference range of 15.0x to 16.0x to MGP management’s estimate of 2022 Adjusted EBITDA for MGP, as reflected in the Forecasts and (ii) applied a Price/2022E AFFO multiple reference range of 14.0x to 15.0x to MGP management’s estimate of 2022 AFFO for MGP, as reflected in the Forecasts. Evercore then deducted from the ranges of implied enterprise values MGP management’s estimate of MGP’s net debt as of June 30, 2021 (pro forma for the Springfield acquisition) as reflected in MGP’s most recent public filings, and divided the results by the fully diluted outstanding MGP Class A Common Shares as of August 2, 2021, calculated based on information provided to Evercore by MGP management, to derive ranges of implied equity values per MGP Class A Common Share as set forth below, which Evercore compared to the value per MGP Class A Common Share implied by the Exchange Ratio of $41.92 (calculated by multiplying the closing price of the VICI Common Stock on August 2, 2021 of $30.69 by the Exchange Ratio) and to the closing price per MGP Class A Common Share on August 2, 2021 of $37.33:

Implied Equity Value Range Per Share
$34.98 - $40.76

In evaluating the MGP selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the MGP selected companies and other matters, as well as differences in the MGP selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the MGP selected companies and the multiples derived from the MGP selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the MGP selected companies.

VICI

Evercore reviewed and compared certain financial information of VICI to corresponding financial multiples and ratios for the following selected publicly traded companies in the gaming net lease industry (referred to in this section as the “VICI selected companies”):

•	MGP

•	Gaming and Leisure Properties, Inc.

Although none of these companies is directly comparable to VICI, Evercore selected these companies based on its professional judgment because they are gaming net lease companies with business characteristics that for purposes of its analysis Evercore considered similar to the business characteristics of VICI.

For each of the VICI selected companies and VICI, Evercore calculated:

•

total enterprise value (defined as equity market capitalization plus total debt plus non-controlling interests, less cash and cash equivalents) as a multiple of estimated calendar year 2022 Adjusted EBITDA (referred to as “TEV/2022E Adjusted EBITDA”); and

•	price per share as a multiple of estimated calendar year 2022 AFFO (referred to as “Price/2022E AFFO”).

The results of these calculations were as follows:

VICI Selected Companies	TEV/2022E Adj. EBITDA	Price/2022E AFFO
MGP	15.5x	14.1x
Gaming and Leisure Properties, Inc.	14.8x	13.1x
VICI	17.3x	15.5x

Based on the multiples it derived for the VICI selected companies and its professional judgment and experience, Evercore applied a (i) TEV/2022E Adjusted EBITDA multiple reference range of 17.0x to 18.0x to VICI management’s estimate of 2022 Adjusted EBITDA for VICI, as reflected in the Forecasts and (ii) Price/

2022E AFFO multiple reference range of 15.5x to 16.5x to VICI management’s estimate of 2022 AFFO for VICI, as reflected in the Forecasts. Evercore then deducted from the ranges of implied enterprise values VICI management’s estimate of VICI’s net debt as of June 30, 2021 (pro forma for the Venetian Acquisition and Great Wolf Mezzanine Loan), and divided the results by the fully diluted outstanding shares of VICI Common Stock as of August 2, 2021, calculated based on information provided to Evercore by MGP management, to derive a range of implied equity values per share of VICI Common Stock as set forth below, which Evercore compared to the closing price per share of VICI Common Stock on August 2, 2021 of $30.69.

Implied Equity Value Range Per Share
$29.36 - $32.07

In evaluating the VICI selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the VICI selected companies and other matters, as well as differences in the VICI selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the VICI selected companies and the multiples derived from the VICI selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the VICI selected companies.

Precedent Transaction Analysis

Evercore reviewed publicly available information related to selected precedent acquisition transactions involving regional properties in the gaming net lease industry announced since 2013 and selected precedent acquisition transactions involving Las Vegas properties in the gaming net lease industry announced since 2017. For each selected precedent transaction, Evercore calculated the implied enterprise value (based on transaction consideration) as a multiple of cash rent for the target property obtained from publicly available company filings and public news sources. The selected precedent transactions reviewed by Evercore and the implied enterprise value to cash rent calculated by Evercore with respect to those target companies were:

Selected Regional Precedent Transactions Announcement Date	Buyer	Property Name	Rent Multiple
05/11/21	MGM Growth Properties LLC	MGM Springfield	13.3x
04/13/21	Gaming and Leisure Properties, Inc.	Bally’s Blackhawk, Bally’s Rock Island	12.5x
10/27/20	Gaming and Leisure Properties, Inc.	Tropicana Evansville/Dover Downs	12.1x
03/27/20	Gaming and Leisure Properties, Inc.	Hollywood Casino Morgantown	10.0x
10/28/19	VICI Properties, Inc.	Jack Cleveland/Thistletown	12.8x
06/24/19	VICI Properties, Inc.	Harrah’s New Orleans, Atlantic City, Laughlin	11.8x
06/17/19	VICI Properties, Inc.	Mountaineer, Lady Luck, Caruthersville, Cape Giradeau	11.1x
04/05/19	VICI Properties, Inc., Hard Rock International Ltd	JACK Cincinnati Casino	13.1x
11/14/18	VICI Properties, Inc., Penn National Gaming, Inc.	Greektown Casino	12.6x
06/19/18	VICI Properties, Inc.	Margaritaville	11.3x
05/29/18	MGM Growth Properties LLC	Empire City Casino	12.5x
05/09/18	VICI Properties, Inc.	Harrah’s Philadelphia	11.5x

Selected Regional Precedent Transactions Announcement Date	Buyer	Property Name	Rent Multiple
04/16/18	Gaming and Leisure Properties, Inc.	Tropicana Atlantic City, Evansville, Laughlin, Greenville, Lumiere Place, The Belle of Baton Rouge	11.0x
04/05/18	MGM Growth Properties LLC	Hard Rock Rocksino	13.1x
03/08/18	Wind Creek Hospitality	Wind Creek Land Refinance	16.6x
12/18/17	Gaming and Leisure Properties, Inc.	Plainridge	10.0x
09/05/17	MGM Growth Properties LLC	National Harbor	12.5x
03/28/17	Gaming and Leisure Properties, Inc.	Bally’s Tunica	9.2x
05/31/16	MGM Growth Properties LLC	Borgata Hotel Casino & Spa	11.8x
12/16/15	Gaming and Leisure Properties, Inc.	Meadows	11.9x
07/21/15	Gaming and Leisure Properties, Inc.	Pinnacle Entertainment	12.6x
12/09/13	Gaming and Leisure Properties, Inc.	Casino Queen	10.0x

Regional Mean			12.0x
Regional Median			12.0x
Selected Las Vegas Precedent Transactions Announcement Date	Buyer	Property Name	Rent Multiple
07/01/21	Blackstone Real Estate Income Trust, Inc.	City Center (Aria & Vdara)	18.1x
04/13/21	Gaming and Leisure Properties, Inc.	Tropicana Land	15.0x
03/03/21	VICI Properties, Inc.	Venetian Resort, Sands Expo, Convention Center	16.0x
01/14/20	MGM Growth Properties LLC/Blackstone Real Estate Income Trust, Inc.	MGM Grand/Mandalay Bay	15.8x
10/15/19	Philip G. Ruffin, Ruffin Holdings, Inc.	Circus Circus Las Vegas	N/A
10/15/19	Blackstone Real Estate Income Trust, Inc.	MGM Resorts Blackstone Bellagio Portfolio	17.3x
09/23/19	Imperial Companies LLC	Rio All Suite Hotel & Casino	11.5x
06/24/19	VICI Properties, Inc.	Caesars Palace LV Lease Modification	14.3x
06/24/19	VICI Properties, Inc.	Harrah’s LV Lease Modification	14.3x
12/20/18	MGM Growth Properties LLC	Park MGM Incremental/Lease Adjustment	12.8x
05/09/18	VICI Properties, Inc.	Octavius Tower	14.5x
11/29/17	VICI Properties, Inc.	Harrah’s Las Vegas	13.0x
Las Vegas Mean			14.8x
Las Vegas Median			14.5x
Total Mean			12.9x
Total Median			12.6x

Although none of the precedent transactions is directly comparable to the transaction, Evercore selected these transactions based on its professional judgment because they involve companies that are gaming net lease companies with business characteristics that for purposes of its analysis Evercore considered similar to the business characteristics of MGP.

Based on the multiples it derived from the selected precedent transactions and based on its professional judgment and experience, Evercore selected a reference range of rent multiples of 13.0x to 18.1x and applied this range of multiples to MGP’s estimated cash rent for 2022 as reflected in the Forecasts, to derive a range of implied enterprise values per MGP Class A Common Share. Evercore then deducted from the ranges of implied enterprise values MGP management’s estimate of MGP’s net debt as of June 30, 2021 (pro forma for the Springfield acquisition) as reflected in MGP’s most recent public filings, and divided the results by the fully diluted outstanding MGP Class A Common Shares as of August 2, 2021, calculated based on information provided to Evercore by MGP management, to derive ranges of implied equity values per MGP Class A Common Share as set forth below, which Evercore compared to the value per MGP Class A Common Share implied by the Exchange Ratio of $41.92 (calculated by multiplying the closing price of the VICI Common Stock on August 2, 2021 of $30.69 by the Exchange Ratio) and to the closing price per MGP Class A Common Share on August 2, 2021 of $37.33:

Implied Equity Value Range Per Share
$28.18 - $47.72

Implied Exchange Ratio Analysis

Evercore compared the results from each of the “Discounted Cash Flow Analysis” for each of MGP and VICI and the “Selected Public Company Trading Analysis” for each of MGP and VICI, each described above, to calculate a range of exchange ratios implied by each such analysis, by dividing the low end of each implied share price reference range for MGP by the high end of each implied share price reference range for VICI and by dividing the high end of each implied share price reference range for MGP by the low end of each implied share price reference range for VICI indicated by the DCF analyses and the selected public company trading analysis.

The analysis indicated a range of implied exchange ratios as follows, which Evercore compared to the Exchange Ratio of 1.366x pursuant to the Master Transaction Agreement, as well as the exchange ratio of 1.216x implied by the closing prices of the MGP Class A Common Shares and the VICI Common Stock on August 2, 2021:

Implied Exchange Ratio
DCF Analysis (Perpetuity Growth Method)	0.873x – 2.024x
DCF Analysis (Exit Multiple Method)	1.015x – 1.511x
Selected Public Company Trading Analysis	1.091x – 1.388x

Other Financial Analysis

The analysis and data described below were presented to the MGP Conflicts Committee for informational and reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Evercore’s fairness opinion.

Premiums Paid Analysis – MGP

Using publicly available information, Evercore reviewed 17 selected all-stock acquisitions of U.S. public REIT targets announced since June 2013. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market prices per share of the target companies one day and thirty days prior to announcement of each transaction and the volume weighted average price per share of the target companies over a period of thirty days prior to announcement of each transaction.

This analysis indicated the following:

	1 Day Prior	30 Days Prior	30 Days VWAP
Mean	16%	16%	12%
Median	16%	18%	13%

Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 11.0% to 17.0% to the closing price per share of MGP Class A Common Shares of $37.33 as of August 2, 2021. This analysis indicated a range of implied equity values per MGP Class A Common Share of $41.44 to $43.68.

Analysts’ Price Targets – MGP and VICI

Evercore reviewed selected publicly available share price targets of research analysts’ estimates known to Evercore as of August 2, 2021, noting that the low and high share price targets ranged from (i) $36.00 to $43.00 for MGP Class A Common Shares and (ii) $31.41 to $38.00 for VICI Common Stock (excluding one analysts’ estimate of $47.00 that was considered an outlier).

52-Week Trading Range Analysis – MGP and VICI

Evercore reviewed historical trading prices of MGP Class A Common Shares during the 52-week period ended August 2, 2021, noting that low and high closing prices during such period ranged from $26.40 to $38.00 per MGP Class A Common Share. Evercore reviewed historical trading prices of VICI Common Stock during the 52-week period ended August 2, 2021, noting that low and high closing prices during such period ranged from $22.00 to $33.14 per share of VICI Common Stock.

Green Street NAV Estimate – MGP and VICI

Evercore derived an implied equity value per MGP Class A Common Share using estimates of NAV and next twelve months net operating income for MGP published by Green Street Advisors, assuming an applied cap rate of 6.1% and utilizing the fully diluted outstanding MGP Class A Common Shares as of August 2, 2021, calculated based on information provided to Evercore by MGP management. This analysis indicated an implied equity value per MGP Class A Common Share of $37.69. Evercore derived an implied equity value per share of VICI Common Stock using estimates of NAV and next twelve months net operating income for VICI published by Green Street Advisors, assuming an applied cap rate of 6.3% and utilizing the fully diluted outstanding shares of VICI Common Stock as of August 2, 2021, calculated based on information provided to Evercore by MGP management. This analysis indicated an implied equity value per share of VICI Common Stock of $27.65.

Implied Exchange Ratio Analysis

Evercore compared the results from each of the “Analysts’ Price Targets – MGP and VICI,” “52-Week Trading Range Analysis – MGP and VICI,” and “Green Street NAV Estimate – MGP and VICI” for each of MGP and VICI, each described above, to calculate a range of exchange ratios implied by each such analysis, by dividing the low end of each implied share price reference range for MGP by the high end of each implied share price reference range for VICI and by dividing the high end of each implied share price reference range for MGP by the low end of each implied share price reference range for VICI indicated by the DCF analyses.

The analysis indicated a range of implied exchange ratios as follows, which Evercore compared to the Exchange Ratio of 1.366x pursuant to the Master Transaction Agreement, as well as the exchange ratio of 1.216x implied by the closing prices of the MGP Class A Common Shares and the VICI Common Stock on August 2, 2021:

Implied Exchange Ratio
Analysts’ Price Targets	0.947x – 1.369x
52-Week Trading Range Analysis	1.108x – 1.303x
Green Street NAV Estimate	1.363x

Pro Forma “Has-Gets” Analysis

Evercore reviewed the implied aggregate equity value of the Combined Company attributable to MGP shareholders on a pro forma basis giving effect to the Transactions based on a DCF analysis. The pro forma implied equity value attributable to MGP shareholders was equal to the product obtained by multiplying MGP shareholders’ pro forma percentage ownership of the Combined Company immediately following the completion of the Mergers based on the Exchange Ratio by an amount equal to the sum of (1) MGP’s stand-alone implied aggregate equity value calculated using the DCF analysis summarized above (calculated using a discount rate of 8.5% and a perpetuity growth rate of 2.0%), (2) VICI’s stand-alone implied aggregate equity value calculated using the DCF analysis summarized above (calculated using a discount rate of 8.5% and a perpetuity growth rate of 2.0%), (3) the gross proceeds of the VICI Stock Issuance excluding offering fees, and (4) the net present value as of December 31, 2021 of the Synergies based on a 8.5% discount rate (which was based on the estimated weighted average cost of capital of the Combined Company) and a perpetuity growth rate of 2.0%. This analysis excluded New VICI Operating Company Units being redeemed and any impact of the Partial Redemption on the capital structure of the Combined Company and its subsidiaries. This analysis resulted in an implied 4% incremental aggregate equity value of the Combined Company attributable to MGP shareholders without taking into account the potential impact of the MGM Master Lease (including, among other things, the reduction to MGP management’s estimated cash rent in 2022, the elimination of percentage rent, the elimination of the escalator coverage test and the potential increase in the escalator beyond 2.0% after a specified period of time). Evercore also noted that taking into account the reduction to MGP management’s estimated cash rent in 2022, this analysis would have resulted in an implied 2.9% incremental aggregate equity value of the Combined Company attributable to MGP shareholders, instead of 4%.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the evaluation of the Transactions by the MGP Conflicts Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the MGP Class A Common Shares or shares of VICI Common Stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MGP or its advisors.

Evercore prepared these analyses for the purpose of providing an opinion to the MGP Conflicts Committee as to the fairness, from a financial point of view, of the Exchange Ratio pursuant to the Master Transaction Agreement to the holders of MGP Class A Common Shares entitled to receive such consideration (other than holders of Cancelled Shares and any MGP Class A Common Shares held by MGM and its affiliates). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of Evercore’s fairness opinion was approved by an Opinion Committee of Evercore.

Pursuant to the terms of Evercore’s engagement letter with the MGP Conflicts Committee and MGP, Evercore is entitled to receive a fee of up to $7.0 million if the Transactions are consummated, of which $4.5 million was payable promptly upon the delivery of Evercore’s fairness opinion and $2.5 million of which will become payable promptly upon the closing of the Transactions (or if the Transactions do not close, otherwise at the MGP Conflicts Committee’s sole and absolute discretion). At the conclusion of the Transactions, the MGP Conflicts Committee, may determine, in its sole and absolute discretion, to have MGP pay an additional discretionary fee in an amount up to $5.0 million, which amount of any such discretionary payment, if any, will be determined by the MGP Conflicts Committee in its sole and absolute discretion. MGP has also agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses (including legal fees of outside attorneys, expenses and disbursements) and to indemnify Evercore for certain liabilities arising out of its engagement.

During the two year period prior to the date of its written opinion, Evercore provided financial advisory or other services to MGP, for which Evercore received fees of less than $9.0 million. During the two-year period prior to the date of its written opinion, Evercore provided financial advisory or other services to VICI and/or its affiliates, for which Evercore received fees of less than $1.0 million. In the future, Evercore may provide financial or other services to MGP, VICI and their respective affiliates and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of MGP, MGM and/or VICI, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Certain VICI Unaudited Prospective Financial Information

Although VICI periodically may issue limited financial guidance to investors, VICI does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Transactions, VICI’s management prepared and provided to the VICI Board in connection with its evaluation of the transaction, and to its financial advisor Morgan Stanley, including in connection with Morgan Stanley’s financial analyses described above under the section entitled “—Opinion of VICI’s Financial Advisor,” certain unaudited prospective financial information, on a standalone basis, regarding VICI’s operations for fiscal years 2021 through 2025 (the “VICI Projections”). VICI’s management also provided to the VICI Board and Morgan Stanley, certain unaudited prospective financial information, on a standalone basis, regarding MGP’s operations for fiscal years 2021 through 2025 for purposes of evaluating the transactions, which were prepared based on the projections provided to VICI by MGP from 2021 through 2025, as adjusted by VICI’s management (the “VICI Adjusted MGP Projections”). The unaudited forecasted financial information was prepared treating each company on a standalone basis, without giving effect to the proposed Transactions. The below summary of the VICI Projections and the VICI Adjusted MGP Projections are included for the purpose of providing VICI stockholders or MGP shareholders access to certain non-public information that was furnished to certain parties in connection with the Transactions, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any VICI stockholder.

VICI’s unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, but, in the view of VICI’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/information statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. The unaudited prospective financial information included in this proxy statement/information statement/prospectus has been prepared by, and is the responsibility of, VICI’s management. Deloitte & Touche LLP (“Deloitte & Touche”) has neither examined, compiled nor performed any procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Deloitte & Touche does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche report included in this proxy statement/information statement/prospectus relates to VICI’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to VICI’s and MGP’s businesses, as applicable) that are inherently subjective and uncertain and are beyond the control of VICI’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to VICI’s and MGP’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. VICI stockholders and MGP shareholders are urged to review the most recent SEC filings of VICI and MGP for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in VICI’s and MGP’s respective Annual Reports on Form 10-K for the year ended December 31, 2020 and their respective Quarterly Reports on Form 10-Q for the quarter ended June 30, 2021, which are incorporated by reference into this proxy statement/information statement/prospectus.

None of VICI, MGP or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.

VICI UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

VICI and MGP may calculate certain non-GAAP financial metrics, including Adjusted EBITDA, AFFO and unlevered free cash flow, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this proxy statement/information statement/prospectus with respect to the opinions of the financial advisors to VICI and MGP may not be directly comparable to one another.

VICI has not made and makes no representation to MGP or any MGP shareholder, in the Master Transaction Agreement or otherwise, concerning this unaudited prospective financial information or regarding VICI’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, VICI urges all VICI stockholders and MGP shareholders not to place undue reliance on such information and to review VICI’s and MGP’s most recent SEC filings for a description of VICI’s and MGP’s reported financial results.

VICI Projections

The following table presents the VICI Projections, comprised of selected unaudited prospective financial data for the fiscal years ending 2021 through 2025 for VICI on a standalone basis. The VICI Projections were underwritten by VICI’s management solely for internal purposes. The VICI Projections were not updated to account for any circumstances or events occurring after the date they were initially prepared and therefore should not be relied on as predictive of actual future results. These projections were based on numerous variables and assumption, including the following material assumptions: (1) VICI’s pending acquisition of the Venetian Resort is consummated in the fourth quarter of 2021; and (2) VICI’s mezzanine loan to provide certain financing for the construction and development of Great Wolf resorts begins funding in the second half of 2021 and continues through the first half of 2022. In addition, other than the Venetian Acquisition and the funding of the Great Wolf Mezzanine Loan, VICI’s projections do not take into account future property acquisitions or other investments. These projections assume increases in rent and interest from the mortgage loan secured by Caesars Forum in accordance with the lease and interest escalators provided under VICI’s lease agreement and the Caesars Forum mortgage loan agreement, as applicable.

	VICI Projected Financial Information (Year ended December 31; Dollars in millions)
	2021E	2022E	2023E	2024E	2025E
Total Revenues	$1,524	$1,769	$1,783	$1,799	$1,802
Adjusted EBITDA(1)	1,324	1,577	1,603	1,632	1,644
AFFO(2)	1,030	1,229	1,255	1,281	1,290
Unlevered Free Cash Flow(3)	1,324	1,577	1,603	1,632	1,644

(1)

Adjusted EBITDA is a non-GAAP measure that was calculated by adding or subtracting from AFFO contractual interest expense and interest income (collectively, interest expense, net) and income tax expense.

(2)

AFFO is a non-GAAP measure that was calculated by adding or subtracting from FFO (as defined below) non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to VICI’s golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to VICI’s golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment, other non-recurring, non-cash transactions (such as non-cash gain upon lease modification) and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing. Consistent with the definition used by The National Association of Real Estate Investment Trusts, FFO is calculated as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

(3)

Unlevered Free Cash Flow is a non-GAAP measure that was calculated as Adjusted EBITDA plus or minus any working capital changes less capital expenditures. For purposes of these projections, Unlevered Free Cash Flow equaled Adjusted EBITDA because no working capital changes or capital expenditures were assumed.

VICI Adjusted MGP Projections

The following is a summary of the VICI Adjusted MGP Projections. The VICI Adjusted MGP Projections are based solely on the information available to VICI’s management at the time they were prepared and were not updated to account for any circumstances or events occurring after the date they were initially prepared; therefore they should not be relied on as predictive of actual future results. The VICI Adjusted MGP Projections were based on numerous variables and assumptions, including the following material assumptions: (1) MGP would complete the announced acquisition of the real estate assets of MGM Springfield in 2021; and (2) MGP would make no additional acquisitions over the projection period. These projections assume increases in rent in accordance with the Existing Master Lease and the BREIT JV Lease.

	VICI Adjusted MGP Projected Financial Information (Year ended December 31; Dollars in millions)
	2021E(1)	2022E(1)	2023E(1)	2024E(1)	2025E(1)
Total Pro Rata Cash Rents(1)	$1,018	$1,012	$1,032	$1,053	$1,074
Adjusted EBITDA(2)	1,002	996	1,016	1,036	1,057
AFFO(3)	717	707	729	749	770
Unlevered Free Cash Flow(4)	1,002	996	1,016	1,036	1,057

(1)	Total Pro Rata Cash Rents is a non-GAAP financial measure MGP defines as the cash rent collected by MGP from the Existing Master Lease plus MGP’s share of the cash rent collected by BREIT JV.
(2)

Adjusted EBITDA is a non-GAAP measure that is equal to Total Pro Rata Cash Rents minus MGP’s general and administrative expenses (excluding equity-based compensation expense), minus MGP’s share of BREIT JV’s general and administrative expenses.

(3)

AFFO is a non-GAAP measure that is calculated as FFO (as defined below) as adjusted for amortization of financing costs and cash flow hedges; MGP’s share of amortization of financing costs of its unconsolidated affiliate; non-cash compensation expense; straight-line rental revenue (which is defined as the difference between contractual rent and cash rent payments, excluding lease incentive asset amortization); MGP’s share of straight-line rental revenues of its unconsolidated affiliate; amortization of lease incentive asset and deferred revenue relating to non-normal tenant improvements; acquisition-related expenses; non-cash ground lease rent, net; other expenses; (gain) loss on unhedged interest rate swaps, net; MGP’s share of provision for income taxes of its unconsolidated affiliate; and provision for income taxes. “FFO” is consolidated net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus depreciation, as defined by the National Association of Real Estate Investment Trusts plus MGP’s share of depreciation of its unconsolidated affiliate.

(4)

Unlevered Free Cash Flow is a non-GAAP measure that was calculated as Adjusted EBITDA plus or minus any working capital changes less capital expenditures. For purposes of these projections, Unlevered Free Cash Flow equaled Adjusted EBITDA because no working capital changes or capital expenditures were assumed.

Certain MGP Unaudited Prospective Financial Information

Although MGP periodically may issue limited financial guidance to investors, MGP does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Transactions, MGP’s management prepared and provided to the MGP Conflicts Committee in connection with its evaluation of the Transactions, and to its financial advisor Evercore for its use and reliance in connection with

Evercore’s opinion and financial analyses described above under the section entitled “—Opinion of the MGP Conflicts Committee’s Financial Advisor,” certain unaudited prospective financial information, on a standalone basis, regarding MGP’s operations for fiscal years 2022 through 2027 (the “MGP Projections”). MGP’s management also provided to the MGP Conflicts Committee in connection with its evaluation of the Transactions and to Evercore, for its use and reliance in connection with Evercore’s opinion and financial analyses described above under the section entitled “—Opinion of the MGP Conflicts Committee’s Financial Advisor,” certain unaudited prospective financial information, on a standalone basis, regarding VICI’s operations for fiscal years 2022 through 2027, which were prepared based on the projections provided to MGP by VICI for fiscal years 2022 through 2023, as adjusted and extrapolated through fiscal year 2027 by MGP’s management as described below (the “MGP Adjusted VICI Projections”). The unaudited forecasted financial information for each of MGP and VICI was prepared by treating each company on a standalone basis, without giving effect to the Transactions. The below summary of each of the MGP Projections and the MGP Adjusted VICI Projections is included for the purpose of providing VICI stockholders and MGP shareholders access to certain non-public information that was furnished to certain parties in connection with the Transactions, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any VICI stockholder.

MGP’s unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial projections, but, in the view of MGP’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/information statement/prospectus are cautioned not to place undue reliance on the MGP Projections. The unaudited prospective financial information included in this proxy statement/information statement/prospectus has been prepared by, and is the responsibility of, MGP’s management. Deloitte & Touche has neither examined, compiled nor performed any procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Deloitte & Touche does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche report included in this proxy statement/information statement/prospectus relates to MGP’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to MGP’s business) that are inherently subjective and uncertain and are beyond the control of MGP’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to MGP’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. MGP shareholders and VICI stockholders are urged to review the most recent SEC filings of MGP for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in MGP’s Annual Report on Form 10-K for the year ended December 31, 2020 and the

Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which are incorporated by reference into this proxy statement/information statement/prospectus.

None of MGP, VICI or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.

MGP UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

MGP and VICI may calculate certain non-GAAP financial metrics, including Adjusted EBITDA, using different methodologies. Consequently, the financial metrics presented in each company’s unaudited prospective financial information disclosures and in the sections of this proxy statement/information statement/prospectus with respect to the opinions of the financial advisors to the MGP Conflicts Committee and VICI may not be directly comparable to one another.

MGP has not made and makes no representation to VICI or any VICI stockholder, in the Master Transaction Agreement or otherwise, concerning the below unaudited prospective financial information or regarding MGP’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, MGP urges all MGP shareholders and VICI stockholders not to place undue reliance on such information and to review MGP’s most recent SEC filings for a description of MGP’s reported financial results.

In preparing the MGP Projections and the MGP Adjusted VICI Projections, MGP made a number of assumptions. Assumptions made include, among others, the following:

•	the cash flow from existing assets and business activities;

•	cash flow from announced, but not yet closed, acquisitions and the corresponding potential economic terms;

•	operating cash flows, including the related amounts and timing thereof; and

•	other general business, market, tenant and financial assumptions.

MGP Projections

The following table presents a summary of the MGP Projections, comprised of selected unaudited prospective financial data for the fiscal years ending 2022 through 2027 for MGP on a standalone basis. The MGP Projections were provided to the MGP Conflicts Committee and Evercore as described above. The MGP Projections were prepared by MGP’s management solely for internal purposes. The MGP Projections were not updated to account for any circumstances or events occurring after the date they were initially prepared and therefore should not be relied on as predictive of actual future results.

The MGP Projections were based on numerous variables and assumptions, including the variables and assumptions discussed above, as well as the following material assumptions: (1) MGP would complete the announced acquisition of the real estate assets of MGM Springfield in 2021; and (2) MGP would make no additional acquisitions over the projection period.

	MGP Projected Financial Information (Year ended December 31; Dollars in millions)
	2022E	2023E	2024E	2025E	2026E	2027E
Total Pro Rata Cash Rents(1)	$1,029	$1,045	$1,065	$1,084	$1,105	$1,139
Adjusted EBITDA(2)	$1,013	$1,029	$1,048	$1,068	$1,087	$1,121
Unlevered Free Cash Flow(3)	$960	$975	$994	$1,013	$1,033

(1)	Total Pro Rata Cash Rents is a non-GAAP financial measure MGP defines as the cash rent collected by MGP from the Existing Master Lease plus MGP’s share of the cash rent collected by BREIT JV.
(2)

Adjusted EBITDA is a non-GAAP financial measure MGP defines as Total Pro Rata Cash Rents minus MGP’s general and administrative expenses (excluding equity-based compensation expense), minus MGP’s share of BREIT JV’s general and administrative expenses.

(3)

Unlevered free cash flow is a non-GAAP financial measure MGP defines as Adjusted EBITDA minus MGP’s share of the cash rent collected by BREIT JV, minus MGP’s equity-based compensation expense, plus MGP’s share of distributions from BREIT JV, plus MGP’s share of general and administrative expenses from BREIT JV, plus changes in net working capital. Unlevered free cash flow estimates were used by Evercore in connection with its financial analyses for purposes of rendering its fairness opinion to the MGP Conflicts Committee as described above under the section entitled “—Opinion of the MGP Conflicts Committee’s Financial Advisor”.

MGP Adjusted VICI Projections

The following table presents a summary of the MGP Adjusted VICI Projections, comprised of selected unaudited prospective financial data for the fiscal years ending 2022 through 2027 for VICI on a standalone basis. The MGP Adjusted VICI Projections were provided to the MGP Conflicts Committee and to Evercore as described above. The MGP Adjusted VICI Projections are based solely on the information available to MGP’s management at the time they were prepared and were not updated to account for any circumstances or events occurring after the date they were initially prepared; therefore, they should not be relied on as predictive of actual future results.

The MGP Adjusted VICI Projections were based on numerous variables and assumptions, including the variables and assumptions discussed above, as well as the following material assumptions: (1) VICI would complete the announced Venetian Acquisition in 2021; (2) VICI would complete the funding for the announced Great Wolf financing in 2021; and (3) VICI would make no additional acquisitions over the projection period.

	MGP Adjusted VICI Projected Financial Information (Year ended December 31; Dollars in millions)
	2022E(1)	2023E(1)	2024E(1)	2025E(1)	2026E(1)	2027E(1)
Total Revenue	$1,638	$1,669	$1,703	$1,737	$1,772	$1,807
Adjusted EBITDA(2)	$1,582	$1,611	$1,644	$1,676	$1,710	$1,744
Unlevered Free Cash Flow(3)	$1,571	$1,600	$1,632	$1,665	$1,698

(1)

Projections for 2022E and 2023E were provided by VICI management and adjusted by MGP’s management as described above in consultation with VICI management. Projections for 2024E through 2027E were forecasted by MGP’s management.

(2)

Adjusted EBITDA is a non-GAAP financial measure calculated as VICI’s Total Revenue minus VICI’s cash general and administrative expenses, minus golf expenses and capital expenditures and minus non-controlling interest.

(3)

Unlevered Free Cash Flow is a non-GAAP measure calculated as EBITDA, less cash taxes, plus/(less) changes in net working capital, and less stock based compensation. Unlevered Free Cash Flow estimates were used by Evercore in connection with its financial analyses for purposes of rendering its fairness opinion to the MGP Conflicts Committee as described above under the section entitled “—Opinion of the MGP Conflicts Committee’s Financial Advisor.”

Directors and Management of the Combined Company after the Transactions

The directors and executive officers of VICI prior to the effective time of the Transactions will continue serving in such capacities for the Combined Company following the effective time of the Transactions. The current directors of VICI are: James R. Abrahamson, Diana F. Cantor, Monica H. Douglas, Elizabeth I. Holland, Craig Macnab, Edward B. Pitoniak and Michael D. Rumbolz. The current executive officers of VICI are: Edward B. Pitoniak, Chief Executive Officer and Director, John W.R. Payne, President and Chief Operating Officer, David A. Kieske, Executive Vice President, Chief Financial Officer and Treasurer, and Samantha S. Gallagher, Executive Vice President, General Counsel and Secretary.

Information about the current VICI directors and executive officers can be found in the documents listed in “Where You Can Find More Information and Incorporation by Reference” beginning on page 206 of this proxy statement/information statement/prospectus.

Interests of VICI’s Directors and Executive Officers in the Transactions

In considering the recommendation of the VICI Board to approve the VICI Stock Issuance Proposal, VICI stockholders should be aware that certain directors and executive officers of VICI have certain interests in the Transactions that may be different from, or in addition to, the interests of VICI stockholders generally and that may present actual or potential conflicts of interests. The VICI Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Master Transaction Agreement and the Transactions.

Following the consummation of the Transactions, all seven of the current directors of the VICI Board are expected to continue as directors of the board of directors of the Combined Company. James R. Abrahamson, Chair of the VICI Board, will serve as Chair of the Board of Directors of the Combined Company. In addition, VICI’s executive officers will continue to serve as the executive officers of the Combined Company.

Interests of MGP’s Directors and Executive Officers in the Transactions

MGP’s shareholders should be aware that certain directors and executive officers of MGP have certain interests in the Transactions that may be different from, or in addition to, the interests of MGP shareholders generally and that may present actual or potential conflicts of interests. The MGP Conflicts Committee and MGP Board were aware of these interests and considered them, among other matters, when they each unanimously (a) determined that the Master Transaction Agreement, the REIT Merger and the Transactions were in the best interests of MGP and in the best interests of the holders of the MGP Class A Common Shares, (b) approved the Master Transaction Agreement, the REIT Merger and the other Transactions, (c) directed that the Master Transaction Agreement, the REIT Merger and the other Transactions be submitted to a vote or for the consent of the Members and (d) resolved, and recommended that the Members approve the Master Transaction Agreement, the REIT Merger and the Transactions.

The following discussion sets forth certain of these interests in the Transactions of each person who has served as a non-executive director or executive officer of MGP at any time since January 1, 2020.

MGP Equity Awards

Under the terms of the Master Transaction Agreement, outstanding MGP Equity Awards, including those held by MGP executive officers and directors, will be treated as follows. For further details regarding the treatment of MGP Equity Awards in connection with the Transactions, see “Summary—Treatment of MGP Equity Awards” on page 21.

Upon the consummation of the Transactions, each outstanding MGP DSU, including those held by MGP executive officers will be cancelled and converted into the right to receive the REIT Merger Consideration less any applicable tax or other withholdings, which consideration will be paid no later than five business days following the REIT Merger Effective Time. Each outstanding MGP DSU held by MGP directors, which includes the portion of such director’s account under MGP’s 2016 Deferred Compensation Plan for Non-Employee Directors attributable to cash fees, base salary, bonus and/or dividend equivalent amounts for which the measurement fund selected is MGP’s share fund, will be cancelled and converted into the right to receive the REIT Merger Consideration less any applicable tax or other withholdings, payable in accordance with the terms of the applicable deferred compensation plan and their individual elections. For each MGP director who has not elected a lump-sum payment of his or her MGP DSUs upon his or her termination of service, such obligation is to be assigned to and assumed by MGM as of immediately prior to the REIT Merger Effective Time. Upon the consummation of the Transactions, each outstanding MGP RSU, including those held by MGP’s executive officers and directors, which includes MGP RSUs credited as a result of dividend equivalents, shall accelerate, vest in full and be cancelled and converted into the right to receive the REIT Merger Consideration less any applicable tax or other withholdings, which consideration will be paid no later than five business days following the REIT Merger Effective Time. Upon the consummation of the Transactions, each outstanding MGP PSU held by MGP’s executive officers, which includes MGP PSUs credited as a result of dividend equivalents, shall accelerate and vest with respect to the number of common shares subject to such MGP PSU that would have vested based on the achievement of the greater of (i) the applicable target level of performance and (ii) the actual level of performance as of such time. All such MGP PSUs will be cancelled and converted into the right to receive the REIT Merger Consideration less any applicable tax or other withholdings, which consideration will be paid no later than five business days following the REIT Merger Effective Time.

The following sets forth the MGP Equity Awards held by MGP’s executive officers and directors, as of September 1, 2021: for James Stewart, 9,656 MGP DSUs, 47,172 MGP RSUs, and 92,259 MGP PSUs (at target level of performance); for Andy Chien, 23,585 MGP RSUs, and 46,130 MGP PSUs (at target level of performance); for Charles Irving, 8,705 MGP DSUs and 3,920 MGP RSUs; for Paul Salem, 17,352 MGP DSUs and 3,920 MGP RSUs; for Tom Roberts, 47,750 MGP DSUs and 3,920 MGP RSUs; for the Dan Taylor Family Trust, 30,340 MGP DSUs and 3,920 MGP RSUs; and for Katie Coleman, 8,958 MGP DSUs and 3,920 MGP RSUs.

MGP Annual Performance-Based Incentive Plan

MGP OP sponsors an annual performance-based incentive plan in which MGP’s executive officers participate (the “Annual Bonus Plan”). The Master Transaction Agreement provides that participants in annual cash incentive bonus plans, including the Annual Bonus Plan in which the executive officers participate, will be paid in connection with the closing of the Transactions a pro-rated amount of their respective annual bonuses based on attainment of the applicable performance measures at the actual level of performance, as determined in good faith and consistent with past practice before the closing.

MGP Change of Control Policy

MGP sponsors a change of control policy in which MGP’s executive officers participate (the “Change of Control Policy”). The Change of Control Policy provides a uniform severance policy for the termination of an executive officer by MGP without “employer’s good cause,” or by an executive officer with “participant’s good cause” (each term as set forth in the Change of Control Policy), within six (6) months prior to, on or within twelve (12) months following, a “change of control” (as such term is defined in the Change of Control Policy) (a “Qualifying Termination”). The MGP Board believes that that the Change of Control Policy serves as an effective retention tool.

The benefits available under the Change of Control Policy to a covered executive officer in connection with a Qualifying Termination are as follows, provided that the executive officer executes an effective general release of claims: (i) a lump sum payment in an amount equal to the executive officer’s target annual bonus, pro-rated, (ii) a lump sum payment in an amount equal to 2.0 times the sum of the executive’s base salary and target annual bonus

(with clauses (i) and (ii) subject to a $10 million cap in the case of the chief executive officer, and a $4 million cap in the case of all other executive officers); and (iii) a lump-sum payment equal in value to twenty four (24) months of continued health and insurance benefits. In addition, any earned but unpaid salary, prior-year annual bonus and accrued but unpaid vacation would be payable in a lump sum. Severance benefits are subject to forfeiture and clawback in the event the covered executive officer breaches certain post-employment restrictive covenants, and may, to the extent such cutback would result in a more favorable after-tax amount being received by the executive officer, be cut back to the extent they would otherwise be subject to Section 280G or 4999 of the Code.

Under the Change of Control Policy, upon a Qualifying Termination, a participant’s outstanding equity awards that are subject to time-based vesting conditions will accelerate and vest in full. A participant’s outstanding equity awards that are subject to performance conditions will vest in full and be payable immediately prior to the consummation of the change of control, with such performance conditions deemed satisfied at 100% of target unless otherwise specified.

The Transactions will constitute a change of control for purposes of the Change of Control Policy.

Potential Payments in Connection with the Merger

A quantification of the potential payments to MGP’s named executive officers in connection with the Transactions are set forth in the tables below under “—Potential Change-in-Control Payments to Named Executive Officers.”

Golden Parachute Compensation Table

The table below, entitled “Potential Change-in-Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to MGP’s named executive officers, as determined for purposes of its most recent annual proxy statement. The estimates in the table below are based on a number of assumptions, including that the closing of the Transactions will occur September 1, 2021 and that each named executive officer had a Qualifying Termination on such date under the Change of Control Policy. The estimates below assume that compensation will remain unchanged and do not reflect certain compensation actions that may occur before the effective time. These assumptions may or may not actually occur or be accurate on the relevant date. The value of equity-based awards was calculated by multiplying the number of shares of MGP Class A Common Shares subject to a MGP equity award by $40.33, which is the average closing market price of MGP’s shares over the first five business days following the first public announcement of the Transactions.

Potential Change-in-Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity Awards ($)(2)	Total ($)
James Stewart	5,195,000	6,012,665	11,207,665
Andy Chien	1,974,000	2,811,600	4,785,600

(1)	Cash. The cash payment amounts listed are “double trigger” benefits and include the following components payable in a lump sum upon a Qualifying Termination under the Change of Control Policy:

Name	Pro-Rata Target Bonus ($)(3)	Salary Severance ($)	Target Bonus Severance ($)	Continued Health Benefits ($)	Total ($)
James Stewart	850,000	1,700,000	2,550,000	95,000	5,195,000
Andy Chien	255,000	900,000	765,000	54,000	1,974,000

(2) Equity Awards. The amounts listed are “single trigger” benefits and reflect the estimated value that will be received by each named executive officer in connection with the consummation of the Transactions. For further details regarding the treatment of Company equity awards in connection with the Transactions, see “Summary — Treatment of MGP Equity Awards” on page 21. The following amounts listed reflect the value by type of award as of the closing of the Transactions (assuming, with respect to MGP PSUs, achievement of target level of performance):

Name	MGP RSUs ($)	MGP PSUs ($)	MGP DSUs ($)	Total ($)
James Stewart	1,902,447	3,720,792	389,426	6,012,665
Andy Chien	951,183	1,860,417	—	2,811,600

(3) This column sets forth for each named executive officer the amount of the pro-rated annual bonus upon a Qualifying Termination under the Change of Control Policy, based on the assumptions stated above. Under the terms of the Master Transaction Agreement, as described in the section entitled “MGP Annual Performance-Based Incentive Plan,” each named executive officer will receive a pro-rated amount of their respective annual bonuses based on attainment of the applicable performance measures at the actual level of performance (which amounts are not reasonably determinable at this time and, therefore, are not reflected in the table).

MGM-Affiliated MGP Directors

The MGM-affiliated MGP directors, Paul Salem, Dan Taylor, John McManus, and Corey Sanders, also had interests in the Transactions that may be different from, or in addition to, the interests of the other MGP directors and the MGP shareholders generally that may present actual or potential conflicts of interests because MGM (i) has entered or will enter into, in connection with the closing of the Transactions, the following agreements with VICI: MGM Master Lease, Tax Protection Agreement and Expense Reimbursement Agreement, as further described under “The Transactions—MGM Master Lease and BREIT JV Lease” on page 52, “The Transactions — Tax Protection Agreement” on page 53 and “— Expense Reimbursement Agreement” on page 53 and (ii) is having its ownership interest in New VICI Operating Company partially redeemed for a cash amount equal to $4.404 billion and is not receiving the REIT Merger Consideration. For additional information, see “The Transactions” beginning on page 52.

Indemnification and Insurance

Pursuant to the Master Transaction Agreement, from and for a period of six (6) years after the REIT Merger Effective Time, VICI will indemnify and hold harmless each of the current and former directors, officers, employees or agents of MGP or any of its subsidiaries for liabilities for any losses, claims, damages, liabilities, costs, claim expenses, judgments, fines penalties and amounts paid in settlement relating to or resulting from such claims occurring at or prior to the REIT Merger Effective Time. In addition, the Combined Company will also maintain directors’ and officers’ liability insurance policies for six years following the REIT Merger Effective Time, subject to certain limitations on the amount of premiums payable under such policies.

Regulatory Approvals Required for the Transactions

General

VICI and MGP have each agreed to use their reasonable best efforts to take all actions and to do all things, and to assist and cooperate with the other party in doing all things, necessary, proper or advisable to consummate and make effective the Mergers and the other Transactions. The following is a summary of the material regulatory approvals required for completion of the Transactions.

There can be no assurances that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, VICI’s and MGP’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. For more information, see “Risk Factors” beginning on page 28.

Gaming Regulatory Approval

VICI and MGP and each of their respective relevant subsidiaries must obtain consent, approval or similar regulatory review of the Mergers, which approvals and/or reviews must be complete and in full force and effect in order to consummate the Mergers, from a number of gaming authorities, including, among others, the Illinois Gaming Control Board, the Indiana Gaming Commission, the Louisiana Gaming Control Board, the Maryland Lottery and Gaming Control Agency, the Maryland Lottery and Gaming Control Commission, the Massachusetts Gaming Commission, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada Gaming Commission, the Nevada Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the New York State Gaming Commission, the Ohio Casino Control Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Pennsylvania Gaming Control Board and the Pennsylvania Racing Commission. These consents, approvals and reviews may not be completed or received at all, may not be completed or received in a timely fashion, and/or may contain conditions on the granting of such consents or approvals or on the consummation of the Mergers. Such conditions and the process of obtaining regulatory consents or approvals could have the effect of delaying or impeding consummation of the Mergers or of imposing additional costs or limitations on VICI following consummation of the Mergers.

If additional approvals and consents are required or deemed necessary to consummate the Mergers, VICI and MGP intend to seek such consents and approvals. Although VICI and MGP believe that they will receive the required regulatory reviews and approvals to consummate the Mergers, VICI and MGP cannot give any assurance as to the timing of these reviews and approvals or as to VICI’s and MGP’s ultimate ability to obtain such reviews or approvals (or any additional reviews or approvals which may otherwise become necessary, including the expiration or termination of applicable waiting periods) or that VICI and MGP will obtain such consents or approvals on terms and subject to conditions satisfactory to VICI and MGP.

SEC Effectiveness of Registration Statement

In connection with the VICI Stock Issuance, VICI has filed a registration statement on Form S-4 with the SEC under the Securities Act, of which this proxy statement/information statement/prospectus is a part. The completion of the Transactions is conditioned on the registration statement being declared effective by the SEC and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn.

Material U.S. Federal Income Tax Consequences

The REIT Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Closing is conditioned on the receipt by each of VICI and MGP of an opinion from its respective counsel to the effect that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the REIT Merger qualifies as a reorganization, U.S. holders of MGP Common Shares generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of VICI Common Stock in exchange for MGP Common Shares in connection with the REIT Merger, except with respect to the Fractional Share Consideration.

For further discussion of the material U.S. federal income tax consequences of the Mergers and the ownership of VICI Common Stock, see “Material U.S. Federal Income Tax Consequences” beginning on page 140.

Holders of MGP Common Shares should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Mergers and the ownership of VICI Common Stock.

Accounting Treatment of the Transactions

The Transactions will be accounted for as an “asset acquisition,” under GAAP, for accounting and financial reporting purposes. Under the acquisition method of accounting, the assets and liabilities of MGP as of the effective date of the Mergers will be recorded at their respective relative fair values and added to those of VICI. Additionally, costs related to the Transactions are capitalized and any differences in the estimated fair value, including capitalized costs, compared to the purchase price is allocated to the acquired assets at relative fair value.

No Appraisal or Dissenters’ Rights

Neither holders of VICI Common Stock nor holders of MGP Common Shares will be entitled to dissenters’ or appraisal rights with respect to the Transactions.

Exchange of Shares

VICI has appointed                 to act as the exchange agent for the exchange of MGP Class A Common Shares for the REIT Merger Consideration. As soon as reasonably practicable after the REIT Merger Effective Time (but in any event within three business days thereafter), VICI and the REIT Surviving Entity will cause the exchange agent to send to each holder of record of MGP Class A Common Shares immediately prior to the REIT Merger Effective Time who holds MGP Class A Common Shares in certificated or book-entry form a letter of transmittal and instructions for effecting the surrender of MGP share certificates or book-entry shares for the REIT Merger Consideration that the holder is entitled to receive under the Master Transaction Agreement. Upon surrender of share certificates or book-entry shares for exchange and cancellation along with the executed letter of transmittal and other documents described in the instructions, a holder of MGP Class A Common Shares will receive the REIT Merger Consideration into which each such share has been converted that such holder is entitled to receive under the Master Transaction Agreement. After the REIT Merger Effective Time, MGP will not register any transfers of MGP Class A Common Shares.

VICI stockholders need not take any action with respect to their stock certificates or book-entry shares.

Dividends

Prior to the closing of the Transactions, VICI is permitted to declare and pay quarterly distributions in an amount not to exceed $1.44 per share/per unit (on an annualized basis) (subject to VICI’s right to increase its quarterly dividend beginning with the third quarter of 2022 consistent with past practice), and MGP is permitted to declare and pay quarterly distributions in an amount not to exceed $2.06 per share/per unit (on an annualized basis) (subject to MGP’s right to make limited quarterly increases in such dividend of up to $0.02 per share, up to a maximum annualized amount of $2.14). In addition, the Master Transaction Agreement permits both parties to declare and pay a dividend and other distributions necessary in order for VICI or MGP, as applicable, to maintain their status as a REIT and to avoid or reduce the imposition of any entity-level income or excise taxes under the Code.

Following the closing of the Transactions, VICI expects to continue its current dividend policy for stockholders, subject to the discretion of the VICI Board, which reserves the right to change VICI’s dividend policy at any time and for any reason. See “Risk Factors—Risks Related to an Investment in VICI Following the Transactions” on page 35.

Listing of VICI Common Stock

It is a condition to the completion of the Transactions that the VICI Common Stock issuable in connection with the Transactions be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of MGP Class A Common Shares

After the Transactions are completed, the MGP Class A Common Shares will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Charter Amendment to Increase Authorized Shares of VICI Closing Common Stock

VICI expects to amend its charter prior to the Closing to increase: (i) the number of shares of stock that VICI is authorized to issue from 1,000,000,000 to 1,400,000,000; (ii) the number of shares of VICI Common Stock that VICI is authorized to issue from 950,000,000 to 1,350,000,000; and (iii) the aggregate par value of all authorized shares of stock of VICI having par value from $10,000,000 to $14,000,000 (collectively, the “Authorized Share Capital Increase”).

VICI expects to complete the Authorized Share Capital Increase in order to have sufficient authorized shares to complete the REIT Merger. In approving the Authorized Share Capital Increase, the VICI Board considered that, prior to the Authorized Share Capital Increase, VICI had approximately 141.6 million shares of common stock remaining available for future issuance (after taking into account shares reserved under VICI’s 2017 Stock Incentive Plan and reserved for issuance pursuant to VICI’s at-the-market offering program, the June 2020 Forward Sale Agreement and the March 2021 Forward Sale Agreements). Based on an estimate of approximately 214.5 million shares of VICI Common Stock needed to complete the REIT Merger, the VICI Board determined that the Authorized Share Capital Increase was reasonably designed in order to provide sufficient shares of VICI Common Stock to complete the Transactions.

THE MASTER TRANSACTION AGREEMENT

The following section summarizes material provisions of the Master Transaction Agreement. This summary does not purport to be complete and may not contain all of the information about the Master Transaction Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Master Transaction Agreement, which is attached as Annex A to this proxy statement/information statement/prospectus and is incorporated by reference into this proxy statement/information statement/prospectus. The rights and obligations of the parties to the Master Transaction Agreement are governed by the express terms and conditions of the Master Transaction Agreement and not by this summary or any other information contained in this proxy statement/information statement/prospectus. You are urged to read the Master Transaction Agreement carefully and in its entirety before making any decisions regarding the Master Transaction Agreement and the Transactions contemplated thereby.

Explanatory Note Regarding the Master Transaction Agreement

The summary of the Master Transaction Agreement is included in this proxy statement/information statement/prospectus only to provide you with information regarding the terms and conditions of the Master Transaction Agreement, and not to provide any other factual information about VICI, MGP or MGM or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the Master Transaction Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/information statement/prospectus and in the documents incorporated by reference into this proxy statement/information statement/prospectus. For more information, see “Where You Can Find More Information and Incorporation by Reference.”

The representations, warranties and covenants contained in the Master Transaction Agreement and described in this proxy statement/information statement/prospectus were made only for purposes of the Master Transaction Agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the Master Transaction Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, were made for the purposes of allocating risk between the parties to the Master Transaction Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the Master Transaction Agreement do not survive the Closing. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of VICI, MGP or MGM or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Master Transaction Agreement, which subsequent information may or may not be fully reflected in public disclosures by VICI, MGP or MGM.

The Mergers

Pursuant to the Master Transaction Agreement, prior to or on the Closing, but in any event prior to the consummation of the REIT Merger, (i) the general partner interest held by the general partner of Existing VICI OP will be converted into a non-economic general partner interest and (ii) VICI will contribute to VICI OP Holdco, and VICI OP Holdco will immediately thereafter contribute to New VICI Operating Company, 100% of the limited partnership interests in Existing VICI OP in exchange for the issuance to VICI OP Holdco of New VICI Operating Company Units. The VICI OP Contribution will be effected, at the instruction of VICI OP Holdco, by an assignment by VICI of the limited partnership interests in Existing VICI OP directly to New VICI Operating Company in exchange for the issuance to VICI OP Holdco of a number of New VICI Operating Company Units equal to the number of shares of VICI Common Stock that will be outstanding immediately following the consummation of the REIT Merger.

The Master Transaction Agreement provides for the merger of MGP with and into REIT Merger Sub. At the REIT Merger Effective Time, the separate corporate existence of MGP will cease and REIT Merger Sub will survive the REIT Merger as a wholly-owned subsidiary of Existing VICI OP. Immediately following consummation of the REIT Merger, the REIT Surviving Entity will distribute all of the interests in the general partner of MGP OP to Existing VICI OP. Immediately following such distribution and subject to certain conditions, the REIT Surviving Entity will merge with and into MGP OP, with MGP OP continuing as the surviving entity in such merger. As described in more detail below under “—Alternative Transaction Structure”, the parties have agreed to an alternative transaction structure to the Partnership Merger if sufficient consents are not achieved in the MGP Exchange Offers.

Debt Commitment Letter

In connection with the entry into the Master Transaction Agreement, VICI and Existing VICI OP received the Debt Commitment Letter from the Lenders, pursuant to which the Lenders have agreed to provide Existing VICI OP a 364-day first lien secured Bridge Facility in an aggregate principal amount of up to $9.250 billion, consisting of up to $5.008 billion in funding under Tranche 1 of the Bridge Facility, which can be used for the Redemption Consideration and to pay transaction costs, and up to $4.242 billion in funding under Tranche 2 of the Bridge Facility, which can be used to fund the Change of Control Offers.

Existing VICI OP expects to incur long-term debt financing or, if unavailable, borrowings under the Bridge Facility and/or borrowings of incremental term loans under VICI’s existing credit facility or borrowing of term loans under a syndicated term loan facility, to pay the Redemption Consideration and Transactions-related fees and expenses thereunder. If VICI uses the Bridge Facility to fund the Redemption Consideration, funding is contingent on the satisfaction of certain customary conditions, including, among others, the execution and delivery of definitive documentation with respect to the Bridge Facility and the consummation of the Transactions in accordance with the definitive agreements related to the Mergers.

In order to pay the Offer to Purchase Consideration, if applicable, Existing VICI OP expects to incur long-term debt financing. If long-term debt financing is not available, Existing VICI OP will borrow under the Bridge Facility to pay the Offer to Purchase Consideration. If Existing VICI OP uses the Bridge Facility to pay the Offer to Purchase Consideration, funding is contingent on the satisfaction of certain customary conditions.

Although Existing VICI OP does not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made or that Existing VICI OP will be able to incur alternative long-term debt financing in lieu of borrowings under the Bridge Facility.

Borrowings under the Bridge Facility, if any, will bear interest at a floating rate based on LIBOR or the Base Rate that varies depending on the duration of the loans thereunder. In addition, duration fees are payable the amount of which is dependent on the duration of the loans. The Bridge Facility, if funded, will contain restrictive covenants and events of default substantially similar to those contained in agreements governing certain of VICI’s existing indebtedness. If we draw upon the Bridge Facility, there can be no assurances that Existing VICI OP would be able to refinance the Bridge Facility on terms satisfactory to us, or at all. The Bridge Facility will be guaranteed by the material domestic subsidiaries of Existing VICI OP. In addition, the Bridge Facility will be secured by a pledge of the equity of Existing VICI OP and a lien on all or substantially all of the assets of Existing VICI OP and its material domestic subsidiaries.

VICI’s obligation to complete the Transactions is not contingent on the receipt by VICI of any financing.

The Partial Redemption

At the Partnership Merger Effective Time, each limited partnership unit in MGP OP (other than the limited partnership units in MGP OP held by REIT Merger Sub or any subsidiary of MGP OP), all of which are held by

MGM and certain of its subsidiaries, will be automatically cancelled and retired and converted into the right to receive a number of New VICI Operating Company Units equal to the Exchange Ratio. Immediately following the debt issuance and distribution or the bridge financing and distribution, as the case may be, the New VICI Operating Company will redeem a majority of the New VICI Operating Company Units received by MGM and its subsidiaries in the Partnership Merger for the Redemption Consideration of $4,404,000,000 in cash obtained from the proceeds of long-term debt financing or, if unavailable, borrowings under the Bridge Facility at the Closing.

Closing; Effective Time of the Transactions

The Closing will occur:

•

on a date that is the earlier to occur of (i) any business day during the marketing period to be specified by VICI to MGP on no less than three business days’ written notice to MGP and (ii) the third business day following the last day of the marketing period (in each case subject to the satisfaction or valid waiver (by the party entitled to benefit of the applicable condition) on such business day of any conditions that by their nature or terms are to be satisfied at the Closing); or

•	on such other date and such other time as may be mutually agreed upon by the parties.

The REIT Merger will become effective at the time when the certificate of merger for the REIT Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time which the parties will have agreed upon in writing and designated in such certificate of merger for the REIT Merger.

The Partnership Merger will become effective at the time when the certificate of merger for the Partnership Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time that the parties will have agreed upon in writing and designated in such certificate of merger for the Partnership Merger.

Organizational Documents

The limited liability company agreement of REIT Merger Sub in effect immediately prior to the REIT Merger Effective Time, except for such amendments as may be required to provide for certain post-closing indemnification obligations by VICI in favor of certain indemnified persons, will be the limited liability company agreement of the REIT Surviving Entity immediately following the REIT Merger Effective Time. The certificate of formation of REIT Merger Sub, as in effect immediately prior to the REIT Merger Effective Time, will be the certificate of formation of the REIT Surviving Entity.

The MGP OP LPA will be amended and restated in a form determined by VICI (but subject to providing for certain post-closing indemnification obligations by VICI in favor of certain indemnified persons). The certificate of limited partnership of MGP OP as in effect immediately prior to the Partnership Merger Effective Time will be the certificate of limited partnership of the Partnership Surviving Entity (except that such certificate shall be amended to reflect the name of the Partnership Surviving Entity).

Consideration for the REIT Merger

Pursuant to the terms of the Master Transaction Agreement, at the REIT Merger Effective Time:

•

each outstanding MGP Class A Common Share (other than MGP Class A Common Shares then held in treasury by MGP or owned by any of MGP’s wholly-owned subsidiaries, which will automatically be cancelled and retired and cease to exist, and no payment will be made with respect thereto) will automatically be cancelled and retired and converted into the right to receive the REIT Merger Consideration, less any applicable tax withholdings;

•	the outstanding MGP Class B Common Share, which is held by MGM, will be cancelled and retired and cease to exist and no payment will be made with respect thereto;

•

each outstanding MGP DSU that is outstanding immediately prior to the REIT Merger Effective Time will be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP DSU, the REIT Merger Consideration, less any applicable tax withholdings;

•

each outstanding MGP RSU that is outstanding immediately prior to the REIT Merger Effective Time will be accelerated, vest and be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP RSU, the REIT Merger Consideration, less any applicable tax withholdings; and

•

each outstanding MGP Equity Award that is outstanding immediately prior to the REIT Merger Effective Time will (i) be accelerated and vest with respect to the number of MGP Class A Common Shares subject to such MGP PSU that would vest based on the achievement of the greater of (1) the applicable target level of performance and (2) the actual level of performance as of the closing date, based on the achievement of the applicable performance metrics with respect to the performance period during which the REIT Merger Effective Time occurs and determined in good faith by the MGP Board and (ii) be cancelled and converted into the right to receive, with respect to each MGP Class A Common Share subject to such MGP PSU determined in accordance with the immediately preceding clause (i), the REIT Merger Consideration, less any applicable tax withholdings.

Tax Withholding

Payment of the REIT Merger Consideration under the Master Transaction Agreement is subject to applicable withholding requirements.

No Rights of Objection or Appraisal

No dissenters’ or appraisal rights, or rights of objecting shareholders will be available with respect to the Transactions.

Exchange Procedures

At or before the REIT Merger Effective Time, VICI will deposit or cause to be deposited with the exchange agent the REIT Merger Consideration, as well as funds sufficient to make payments to the holders of any fractional shares of VICI Common Stock, for the sole benefit of the holders of MGP Class A Common Shares and MGP Equity Awards. The exchange agent will make delivery of funds out of the exchange fund in accordance with the Master Transaction Agreement.

As soon as reasonably practicable after the REIT Merger Effective Time (but in any event within three business days after the REIT Merger Effective Time), VICI and the REIT Surviving Entity will cause the exchange agent to mail to each holder of record of an MGP share certificate or book-entry share immediately prior to the REIT Merger Effective Time, a letter of transmittal and instructions for exchanging their MGP share certificates or book-entry shares in exchange for VICI Common Stock. Upon surrender of such MGP share certificates and book-entry shares for exchange and cancellation along with the executed letter of transmittal and other required documents described in the instructions, such holders will be entitled to receive the REIT Merger Consideration to which the holder thereof is entitled pursuant to the Master Transaction Agreement. No dividends or other distributions will be paid to holders of unsurrendered MGP Class A Common Shares to be converted into shares of VICI Common Stock until such shares are surrendered. In the event of a transfer of ownership of MGP Class A Common Shares that is not reflected in the records of MGP, the transfer must be properly endorsed or otherwise in proper form for transfer, or any book-entry share must be properly transferred and the holder of such book-entry share will have paid appropriate transfer taxes and other taxes that may be required.

If any certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by VICI or exchange agent, the posting by such person of a bond in such reasonable amount as VICI or exchange agent may reasonably direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the REIT Merger Consideration to which the holder thereof is entitled pursuant to the Master Transaction Agreement.

The exchange agent also will deliver the Fractional Share Consideration to holders of MGP Class A Common Shares and MGP Equity Awards that such holder has the right to receive pursuant to the Master Transaction Agreement, which will be calculated by multiplying such fractional part of a share of VICI Common Stock by the volume weighted average price of a share of VICI Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the date of Closing to the closing of trading on the second (2nd) to last trading day prior to the date of Closing, as reported by Bloomberg. No interest will be paid or accrued on the REIT Merger Consideration.

Representations and Warranties

The Master Transaction Agreement contains customary and, in certain cases, reciprocal, representations and warranties of each of the parties to the Master Transaction Agreement to the other parties. The assertions embodied in those representations and warranties were made solely for purposes of the Master Transaction Agreement and may be subject to important confidential disclosures and qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Master Transaction Agreement. Accordingly, neither VICI stockholders nor MGP shareholders should rely on representations and warranties as characterizations of the actual state of facts or circumstances, and they should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Master Transaction Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Master Transaction Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to equity holders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Master Transaction Agreement, which subsequent information may or may not be reflected in public disclosures by VICI and MGP. This description of the representations and warranties is included to provide VICI stockholders and MGP shareholders with information regarding the terms of the Master Transaction Agreement.

In the Master Transaction Agreement, MGP and MGP OP made representations and warranties relating to, among other things:

•

due organization, valid existence, good standing and power and authority of MGP and MGP OP to own, lease and, to the extent applicable, operate their properties and to conduct its business as it is now being conducted;

•

due organization, valid existence and good standing and power and authority of MGP’s subsidiaries to own, lease and, to the extent applicable, operate their properties and conduct their businesses as now being conducted;

•	copies of MGP’s and MGP OP’s organizational documents;

•	capital structure and capitalization of MGP and the MGP subsidiaries, including the MGP Equity Awards;

•

other than as provided in the organizational documents of MGP and MGP OP, the absence of any voting trusts or other agreements or understandings to which MGP or MGP OP is a party to or bound by with respect to the voting of any shares of beneficial interest or capital stock or other equity interests of MGP, MGP OP or any MGP subsidiary;

•	the absence of a “poison pill” or similar equityholder rights plan;

•

corporate authority and approval relating to the execution, delivery and performance of the Master Transaction Agreement and, subject to MGP shareholder approval of the REIT Merger, completion of the Transactions;

•	enforceability of the Master Transaction Agreement against MGP and MGP OP;

•	approval of the Master Transaction Agreement, the REIT Merger and the other Transactions by the MGP Conflicts Committee, the MGP Board and MGP GP;

•

absence of conflicts with, violations or breaches of, or defaults under, MGP’s, MGP OP’s and MGP subsidiaries’ organizational documents, certain contracts applicable to it and its subsidiaries, and applicable laws;

•

consents, approvals, authorizations and permits of, or filings with or notifications to, governmental authorities required in connection with executing and delivering the Master Transaction Agreement or the performance of the Master Transaction Agreement;

•

authorizations, permits, licenses, and other approvals necessary to own, lease, and, to the extent applicable, operate the properties or conduct the respective businesses of MGP, MGP OP, or any MGP subsidiary;

•	MGP’s, MGP OP’s and each MGP subsidiary’s compliance with applicable laws (including federal securities laws);

•	MGP’s SEC filings since January 1, 2019, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

•

from the latest audited balance sheet included in MGP’s SEC filings through August 4, 2021, (i) the absence of any material adverse effect, as defined below under “Material Adverse Effect”, on MGP, MGP OP or any MGP subsidiary, and (ii) the conduct of the MGP’s, MGP OP’s and any MGP subsidiary’s business in all material respects in the ordinary course of business consistent with past practice;

•	absence of undisclosed liabilities;

•	absence of any material litigation or investigations against or affecting MGP, MGP OP or any MGP subsidiary and absence of any outstanding order of any governmental authority;

•	tax matters affecting MGP, MGP OP and MGP’s subsidiaries;

•	MGP’s employee benefit plans and other labor and employment matters affecting MGP, MGP OP and MGP’s subsidiaries;

•	intellectual property matters affecting MGP, MGP OP and MGP’s subsidiaries;

•	environmental matters affecting MGP, MGP OP and MGP’s subsidiaries;

•	matters affecting real property owned or leased by MGP, MGP OP and MGP’s subsidiaries;

•

the material contracts of MGP or MGP’s subsidiaries, the enforceability of such material contracts against MGP or any MGP subsidiary party to such contract and the absence of notice of any violations or defaults under any such material contract;

•	compliance with the terms and conditions, and validity, of MGP’s, MGP OP’s and MGP’s subsidiaries’ material insurance policies;

•	receipt by the MGP Conflicts Committee of an opinion from its financial advisor;

•	absence of any undisclosed broker’s, finder’s or other similar fees;

•	certain matters relating to the Investment Company Act of 1940, as amended (the “Investment Company Act”);

•	MGP’s and MGP OP’s actions to render any applicable takeover statutes inapplicable to the Mergers and the other Transactions;

•	the vote of MGP’s shareholders required to consummate the Transactions; and

•	absence and disclaimer of any other representations or warranties made with respect to MGP, MGP OP and the MGP subsidiaries.

In the Master Transaction Agreement, VICI, REIT Merger Sub, Existing VICI OP, and New VICI Operating Company made representations and warranties relating to, among other things:

•

due organization, valid existence, good standing and power and authority of VICI, Existing VICI OP, REIT Merger Sub, and New VICI Operating Company to own, lease and, to the extent applicable, operate its properties and to conduct its business as it is now being conducted;

•

due organization, valid existence and good standing and power and authority of VICI’s subsidiaries to own, lease and, to the extent applicable, operate their properties and conduct their businesses as now being conducted;

•	copies of VICI’s, Existing VICI OP’s, REIT Merger Sub’s and New VICI Operating Company’s organizational documents;

•	capital structure and capitalization of VICI and its subsidiaries;

•

other than pursuant to the organizational documents of VICI and Existing VICI OP, the absence of any voting trusts or other agreements or understanding to which VICI, Existing VICI OP, REIT Merger Sub, New VICI Operating Company or VICI subsidiary is a party to or bound by with respect to the voting of any shares of beneficial interest or capital stock or other equity interests of VICI, Existing VICI OP, REIT Merger Sub, New VICI Operating Company or any VICI subsidiary;

•	the absence of a “poison pill” or similar equityholder rights plan;

•	authority to enter into the Master Transaction Agreement and, subject to VICI stockholder approval, complete the Transactions;

•	enforceability of the Master Transaction Agreement against VICI, Existing VICI OP, REIT Merger Sub and New VICI Operating Company;

•	approval by the VICI Board of the Master Transaction Agreement, the Mergers, the Partial Redemption and the other Transactions;

•

absence of conflicts with, violations or breaches of, or defaults under, VICI’s, Existing VICI OP’s, and VICI subsidiaries’ organizational documents, certain contracts applicable to it and its subsidiaries, and applicable laws;

•

consents, approvals, authorizations and permits of, or filings with or notifications to, governmental authorities required in connection with executing and delivering the Master Transaction Agreement or the performance of the Master Transaction Agreement;

•	VICI’s, Existing VICI OP’s, REIT Merger Sub’s and New VICI Operating Company’s and each VICI subsidiary’s compliance with applicable laws (including federal securities laws);

•	VICI’s SEC filings since January 1, 2019, financial statements, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

•

from the latest audited balance sheet included in SEC filings through August 4, 2021, (i) the absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on VICI, Existing VICI OP, REIT Merger Sub, and New VICI Operating Company, and (ii) the conduct of VICI’s, Existing VICI OP’s, REIT Merger Sub’s and New VICI Operating Company’s business in all material respects in the ordinary course of business consistent with past practice;

•	absence of undisclosed liabilities;

•

absence of any material litigation or investigations against or affecting VICI, Existing VICI OP, REIT Merger Sub and New VICI Operating Company or any other VICI subsidiary and absence of any outstanding order of any governmental authority;

•	tax matters affecting VICI, Existing VICI OP and VICI’s subsidiaries;

•	VICI’s employee benefit plans and other labor and employment matters affecting VICI, Existing VICI OP and VICI’s subsidiaries;

•	intellectual property matters affecting VICI, Existing VICI OP, REIT Merger Sub and New VICI Operating Company and VICI’s subsidiaries;

•	environmental matters affecting VICI, Existing VICI OP, REIT Merger Sub and New VICI Operating Company and VICI’s subsidiaries;

•	matters affecting real property owned or leased by VICI and VICI’s subsidiary;

•

the material contracts of VICI or VICI’s subsidiaries, the enforceability of such material contracts against VICI or any VICI subsidiary party to such contract and the absence of notice of any violations or defaults under, any such material contract;

•	compliance with the terms and conditions and validity of VICI’s material insurance policies;

•	receipt by the VICI Board of an opinion from its financial advisor;

•	absence of any undisclosed broker’s, finder’s or other similar fees;

•	certain matters relating to the Investment Company Act;

•	VICI, Existing VICI OP, REIT Merger Sub and New VICI Operating Company’s actions to render any applicable takeover statutes inapplicable to the Mergers and the other Transactions;

•	matters relating to VICI’s financial ability;

•

the affirmative vote of a majority of the votes cast by the VICI stockholders on the VICI Stock Issuance Proposal at the VICI Special Meeting, which is the only vote of the VICI stockholders required in connection with the execution, delivery and performance of the Master Transaction Agreement and the Mergers ; and

•	absence and disclaimer of any other representations or warranties made with respect to VICI, REIT Merger Sub, Existing VICI OP, New VICI Operating Company and the VICI subsidiaries.

In the Master Transaction Agreement, MGM made representations and warranties relating to, among other things:

•

due organization, valid existence, good standing and power and authority MGM to own, lease and, to the extent applicable, operate its properties and to conduct its business as it is now being conducted;

•	authority to enter into the Master Transaction Agreement and complete the Transactions;

•

absence of conflicts with, violations or breaches of, or defaults under MGM’s organizational documents or the organizational documents of any subsidiary of MGM that owns MGP OP Units, certain contracts applicable to it and such subsidiaries, and applicable laws;

•

consents, approvals, authorizations and permits of, or filings with or notifications to, governmental authorities required in connection with executing and delivering the Master Transaction Agreement or the performance of the Master Transaction Agreement;

•	MGM’s ownership of the MGP Class B Common Share and its or its subsidiaries’ ownership interests of MGP OP Units; and

•	MGM’s and its subsidiaries’ compliance with applicable laws (including federal securities laws).

The representations and warranties of all the parties to the Master Transaction Agreement will expire upon the effective time of the Transactions.

Material Adverse Effect

Many of the representations of the parties to the Master Transaction Agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the Master Transaction Agreement, “material adverse effect” means any event, circumstance, change, effect, development, condition or occurrence that (i) individually or in the aggregate has or would reasonably be expected to have a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of such person and its subsidiaries to consummate the Mergers or any of the other Transactions, or prevents or materially impairs the ability of such person and its subsidiaries to perform their obligations, before the Outside Date; provided, that for clause (i) above, a material adverse effect does not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from:

•

any failure of such person to meet any projections or forecasts or any estimates of earnings, revenues or financial or operating results for any period (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may constitute or otherwise be taken into account in determining whether there has been a material adverse effect);

•

any events, circumstances, changes or effects that affect the industries in which such person and its Subsidiaries operate generally (provided that events, circumstances, changes, effects, developments, conditions or occurrences may be taken into account to the extent they disproportionately affect a person and its subsidiaries, taken as a whole, relative to other persons in the industry in which such person operates);

•

any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates (provided that events, circumstances, changes, effects, developments, conditions or occurrences may be taken into account to the extent they disproportionately affect a person and its subsidiaries, taken as a whole, relative to other persons in the industry in which such person operates);

•

any changes in the general legal, regulatory or political conditions in the United States or in any other country or region of the world (provided that events, circumstances, changes, effects, developments, conditions or occurrences may be taken into account to the extent they disproportionately affect a person and its subsidiaries, taken as a whole, relative to other persons in the industry in which such person operates);

•

the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage (provided that events, circumstances, changes, effects, developments, conditions or occurrences may be taken into account to the extent they disproportionately affect a person and its subsidiaries, taken as a whole, relative to other persons in the industry in which such person operates);

•

the public announcement of the Mergers or the other Transactions, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors (including shareholders and unitholders), joint venture parties or employees;

•

the taking of any action expressly required by the Master Transaction Agreement, the taking of any action at the written request or with the prior written consent of such person’s counterparty to the Master Transaction Agreement or the failure to take any action at the request of such person’s counterparty to the Master Transaction Agreement or expressly prohibited by the Master Transaction Agreement;

•

earthquakes, hurricanes, floods or other natural disasters or epidemic, pandemic, including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations of COVID-19 or related disease outbreaks, epidemics or pandemics, or any escalation or worsening thereof (provided that events, circumstances, changes, effects, developments, conditions or occurrences may be taken into account to the extent they disproportionately affect a person and its subsidiaries, taken as a whole, relative to other persons in the industry in the geographic regions in which such person operates or owns or lease properties);

•

changes in law or GAAP (or the interpretation or enforcement thereof) (provided that events, circumstances, changes, effects, developments, conditions or occurrences may be taken into account to the extent they disproportionately affect a person and its subsidiaries, taken as a whole, relative to other persons in the industry in which such person operates); or

•	any stockholder or derivative action arising from allegations of a breach or violation of applicable law relating to the Master Transaction Agreement, the Mergers or the other Transactions.

Conduct of Business by MGP and MGP OP Pending the Transactions

Under the Master Transaction Agreement, and subject to the exceptions contained therein and set forth in the disclosure letter delivered to VICI in connection with the Master Transaction Agreement, MGP and MGP OP agreed that, between August 4, 2021 and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which the Master Transaction Agreement is terminated (the “Interim Period”), they will, and will cause each of the MGP subsidiaries to, (A) conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, and (B) use its commercially reasonable efforts to (i) cause its assets and properties to be maintained in all material respects in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of MGP, MGP OP, or any MGP subsidiary’s control excepted), (ii) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of its then-current officers and key consultants and key service providers, (iv) maintain all insurance policies or substitutes therefor which are comparable with such insurance policies in all material respects, and (v) maintain the status of MGP as a REIT.

MGP and MGP OP agreed that, during the Interim Period, except to the extent required by law or as otherwise permitted by the Master Transaction Agreement, MGP and MGP OP will not, and will not cause or permit any MGP subsidiary to do any of the following:

•	amend the organizational documents of MGP, MGP OP, or any MGP subsidiary;

•	split, combine, reclassify or subdivide any shares of beneficial interest or capital stock or other equity interests of MGP, MGP OP, or any MGP subsidiary;

•

declare, set aside for payment, or pay any dividend or other distribution on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of beneficial interest or capital stock or other equity interests of MGP, MGP OP, or any MGP subsidiary except for:

•	the declaration and payment of quarterly dividends or other distributions by MGP or MGP OP in the ordinary course of business and in an amount not to exceed such amount agreed by the parties,

•	the declaration and payment of dividends or other distributions by any directly or indirectly wholly-owned subsidiary of MGP or MGP OP,

•

distributions by any MGP subsidiary or any other entity in which MGP owns an interest that is not wholly-owned, directly or indirectly, by MGP, to the extent required by the organizational documents of such subsidiary,

•	the payment of accrued dividends upon the vesting or settlement of certain equity awards,

•	the payment of dividends with a record date prior to the REIT Merger Effective Time or Partnership Merger Effective Time, as applicable, that have not been paid prior to the Closing, and

•

the payment of dividends and other distributions to the extent such dividends and other distributions are necessary to maintain MGP’s status as a REIT and to avoid or reduce the imposition of any entity level income or excise tax under the Code;

•

redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of beneficial interest or capital stock or other equity interests or any convertible securities of MGP, MGP OP, or any MGP subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests;

•

except for transactions among MGP and one or more of its wholly-owned subsidiaries of any of MGP or MGP OP or among one or more wholly-owned subsidiaries of MGP or MGP OP, issue, deliver, sell, pledge, dispose, encumber or grant any shares of beneficial interest or capital stock or other equity interests of MGP, MGP OP, or any MGP subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of beneficial interest or capital stock or other equity interests of MGP, MGP OP, or any MGP subsidiary;

•	sell, mortgage, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of MGP, MGP OP, or any MGP subsidiary, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person;

•

make any loans, advances, investments or capital contributions to, or investments in, any other person, make any change in its existing borrowing or lending arrangements for or on behalf of such persons or enter into any “keepwell” or similar agreements to maintain the financial condition of any other person;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under any material contract or lease;

•	waive, release, assign, settle or compromise any claim or action made or pending against MGP, MGP OP, or any MGP subsidiary in excess of certain amounts;

•	fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2021;

•

enter into any contract, agreement, arrangement or commitment that limits or otherwise restricts MGP, MGP OP, or any MGP subsidiary or any of their successors from engaging or competing in any line of business or in any geographic area;

•	enter into a new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority (including the NYSE), subject to extensions permitted by law;

•	enter into or modify any tax protection agreement; make, change or rescind any material election relating to taxes; change a material method of tax accounting; amend any material tax return; settle or compromise any tax liability, audit, claim or assessment (other than with respect to property taxes); enter into any material closing agreement related to taxes; or knowingly surrender any material right to claim any tax refund;

•

take any action, or fail to take any action, which action or failure would reasonably be expected to cause MGP to fail to qualify for taxation as a REIT, any MGP subsidiary to cease to be treated as a taxable REIT subsidiary, disregarded entity or partnership, as the case may be, for U.S. federal income tax purposes, or MGP to become liable for income or excise tax under specified Code provisions (or similar provisions of state or local tax law);

•

merge or consolidate, adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	authorize, make or commit to make any capital expenditures in excess of $2,000,000 in the aggregate or $1,000,000 individually;

•	form any new subsidiaries or joint ventures;

•	fail to maintain insurance policies in full force and effect;

•

initiate or consent to any material zoning reclassification of any property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any MGP property;

•	acquire or agree to acquire any person or any division or any material amount of assets;

•	enter into or modify any collective bargaining agreement or other agreement with a union or agree to modify any such agreement;

•

hire (except to fill positions to the extent vacancies arise), terminate (other than for cause), or promote any person; materially increase employee compensation or benefits; grant any severance or termination pay; enter into any employment or severance agreements; accelerate the vesting, funding or payment of compensation payable or benefits provided to any current or former employee, director or other individual service provider; or enter into, adopt or materially amend any MGP benefit plan;

•

amend or modify the compensation terms or any other obligations of MGP contained in the engagement letter with the financial advisor or enter into any agreement with or engage other financial advisors in connection with the Transactions;

•	apply for or receive any relief under the CARES Act; and

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Conduct of Business by VICI, Existing VICI OP and the New VICI Operating Company Pending the Transactions

Under the Master Transaction Agreement, and subject to the exceptions contained therein and set forth in the disclosure letter delivered to MGP in connection with the Master Transaction Agreement VICI, Existing VICI OP, REIT Merger Sub and New VICI Operating Company agreed that, during the Interim Period, they will, and will cause each of the VICI subsidiaries to, (A) conduct their business in the ordinary course and in a manner consistent with past practice in all material respects, and (B) use its commercially reasonable efforts to (i) cause its assets and properties to be maintained in all material respects in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the VICI, Existing VICI OP, REIT Merger Sub and New VICI Operating Company or any VICI subsidiary’s control excepted), (ii) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of its then-current officers, (iv) maintain all insurance policies or substitutes therefor which are comparable with such insurance policies in all material respects, and (v) maintain the status of VICI as a REIT.

VICI, Existing VICI OP, REIT Merger Sub and New VICI Operating Company agreed that, during the Interim Period, except to the extent required by law or as permitted by the Master Transaction Agreement, VICI, Existing VICI OP, REIT Merger Sub and New VICI Operating Company will not, and will not cause or permit any VICI subsidiary to do any of the following:

•

amend the organizational documents of VICI or Existing VICI OP or amend the organizational documents of any VICI subsidiary in a manner that would be adverse in any material respect to the holders of the MGP Common Shares or MGP OP Common Partnership Units or that would reasonably be excepted to prevent or impede, interfere with, hinder or delay the consummation of the Transactions;

•

split, combine, reclassify or subdivide any shares of beneficial interest or capital stock or other equity interests of VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company, or any VICI subsidiary;

•

declare, set aside for payment, or pay any dividend or other distribution on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of beneficial interest or capital stock or other equity interests of VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company, or any VICI subsidiary, except for:

•

the declaration and payment of quarterly dividends or other distributions by VICI or Existing VICI OP in the ordinary course of business and in an amount not to exceed such amount agreed by the parties,

•	the declaration and payment of dividends or other distributions by any directly or indirectly wholly-owned subsidiary of VICI,

•

distributions by any VICI subsidiary or any other entity in which VICI owns an interest that is not wholly-owned, directly or indirectly, by VICI, to the extent required by the organizational documents of such subsidiary,

•	the payment of accrued dividends upon the vesting or settlement of equity awards, and

•

the payment of dividends and other distributions to the extent such dividends and other distributions are necessary to maintain VICI’s status as a REIT and to avoid or reduce the imposition of any entity level income or excise tax under the Code;

•

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of beneficial interest or capital stock or other equity interests of VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company or any VICI subsidiary;

•

waive, release, assign, settle or compromise any claim or action made or pending against VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company or any of the VICI subsidiaries in excess of certain amounts;

•	fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2021;

•

enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of the Master Transaction Agreement;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;

•

enter into or modify, in a manner materially adverse to VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company, any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material tax return, settle or compromise any tax liability, audit, claim or assessment (other than with respect to property taxes), enter into any material closing agreement related to taxes, or knowingly surrender any material right to claim any tax refund;

•

take any action, or fail to take any action, which action or failure would reasonably be expected to cause VICI to fail to qualify for taxation as a REIT, any VICI subsidiary to cease to be treated as a taxable REIT subsidiary, disregarded entity or partnership, as the case may be, for U.S. federal income tax purposes, or VICI to become liable for income or excise tax under specified Code provisions (or similar provisions of state or local tax law);

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except as would not reasonably be expected to be materially adverse to VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company or to prevent or materially impair the ability of VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company to consummate the Mergers on a timely basis;

•	authorize, make or commit to make any capital expenditures in excess of $10,000,000 in the aggregate or $5,000,000 individually; and

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Shareholder Meeting

Under the Master Transaction Agreement, each of VICI and MGP are required to prepare and cause to be filed with the SEC this proxy statement/information statement/prospectus, and as promptly as practicable after the Form S-4 is declared effective by the SEC, each of VICI and MGP must use its commercially reasonable efforts to cause this proxy statement/information statement/prospectus to be mailed to its shareholders, as applicable. VICI will, following the date that the Form S-4 becomes effective, cause the VICI Special Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the VICI stockholder approval.

Shareholder Voting

MGP will not require a shareholder vote to approve the Mergers, as MGM has approved the REIT Merger by written consent. VICI will hold a meeting of its stockholders for the purpose of seeking approval of the issuance of the shares of VICI Common Stock in the REIT Merger, which will require the affirmative vote of a majority of the votes cast on the VICI Stock Issuance at the VICI Special Meeting.

Non-Solicitation

Each of VICI and MGP have agreed to cease any existing activities, discussions, and negotiations with any person conducted theretofore with respect to any Acquisition Proposal (as defined below). The parties will request that all third parties who have been furnished confidential information regarding either party in connection with the solicitation of or discussions regarding an Acquisition Proposal promptly return or destroy such information.

Acquisition Proposals; Change in Recommendation

No Solicitation by MGP

During the Interim Period, MGP and MGP OP will not, and will cause their subsidiaries not to, authorize or permit any representatives of MGP and MGP OP or any of their subsidiaries to, directly or indirectly:

•

solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, discussion, proposal or offer with respect to any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•

enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any person other than VICI or its representatives any non-public information or data with respect to, or for the purpose of knowingly encouraging, facilitating or assisting, any Acquisition Proposal;

•	approve or recommend any Acquisition Proposal;

•

enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, asset purchase agreement, consolidation agreement, option agreement or other similar definitive agreement, in each case as related to an Acquisition Proposal;

•	grant any waiver, amendment or release of any standstill under any standstill or confidentiality agreement or of any takeover statute; or

•	agree or propose publicly to do any of the foregoing.

If, at any time following the date of the Master Transaction Agreement and prior to receipt of the VICI stockholder approval, an MGP party receives an unsolicited bona fide written Acquisition Proposal that was not the result of a violation of the non-solicitation provisions of the Master Transaction Agreement and that the MGP Board and MGP Conflicts Committee determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and that a failure to take action with respect to such Acquisition Proposal would be inconsistent with its duties under applicable law, then MGP or MGP OP may (and may authorize its subsidiaries and representatives to):

•

furnish, make available or provide access to non-public information pursuant to an acceptable confidentiality agreement (provided that any non-public information provided to any person given such access will have previously been provided to VICI or will be provided (to the extent permitted by applicable law) to VICI prior to or substantially concurrently with the time it is provided to such party); and

•	participate in discussions or negotiations with the person and such person’s representatives making such Acquisition Proposal regarding such Acquisition Proposal.

MGP will promptly notify VICI (within 24 hours) of receipt of any Acquisition Proposal, request for non-public information from a person who informs MGP or any of its subsidiaries that it is considering or has made an Acquisition Proposal, or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal prior to providing information to or engaging in discussions or negotiations with the person making such Acquisition Proposal.

The MGP Board and the MGP Conflicts Committee:

•

will not fail to make and will not withdraw (or modify or qualify in any manner adverse to VICI or publicly propose to withdraw, modify or qualify in any manner adverse to VICI) the MGP Board and the MGP Conflicts Committee recommendation;

•	will not adopt, approve or recommend (or publicly propose to adopt, approve or recommend) the adoption of any Acquisition Proposal;

•

will not fail to publicly recommend against any Acquisition Proposal and/or affirm the MGP Board and MGP Conflicts Committee recommendation within ten days of the request of VICI (or, in the case of a tender offer or exchange offer, if earlier, by the close of business on the tenth business day after the commencement of such tender off or exchange offer pursuant to Rule 14d-2 under the Exchange Act);

•

will not take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer (other than as provided in the Master Transaction Agreement);

•

will notify VICI in writing that it intends to effect an adverse recommendation change specifying in reasonable detail the reasons for change and attaching a copy of the Superior Proposal that is the basis of such change, and during the four business day period following VICI’s receipt of notice of the adverse recommendation change, MGP and the MGP Conflicts Committee will have offered to negotiate with (and if accepted, negotiated in good faith with) and will have caused their respective financial and legal advisors to offer to negotiate with (and if accepted, negotiated in good faith with) VICI in making adjustments to the terms and conditions of the Master Transaction Agreement, such (x) in circumstances involving or relating to an Acquisition Proposal, the related Superior Proposal ceases to be a Superior Proposal, or (y) in circumstances not involving or relating to an Acquisition Proposal, such terms are as VICI proposes (provided, that any amendment, supplement or modification to the financial or any other material terms of any Acquisition Proposal will be deemed a new Acquisition Proposal and MGP may not make an adverse recommendation change unless MGP has complied with the terms of the Master Transaction Agreement with respect to each such new Acquisition Proposal), except that MGP will be obligated to negotiate for a period of three business days;

•

may make an adverse recommendation change or terminate the Master Transaction Agreement to substantially concurrently enter into an alternative acquisition agreement with respect to a Superior Proposal if the MGP Board and MGP Conflicts Committee determines in good faith that, following consultation with their respective outside legal and financial advisors in circumstances involving or relating to an Acquisition Proposal, that a Superior Proposal giving rise to the change in recommendation notice constitutes, or continues to constitute, a Superior Proposal (after taking into account any modifications or amendments to the Master Transaction Agreement proposed by VICI) and, following consultation with the MGP Board’s and MGP Conflicts Committee’s outside legal advisors, the failure to do so would be inconsistent with its duties under applicable law; and

•

absent an Acquisition Proposal, may make an adverse recommendation change if, after August 4, 2021, the MGP Conflicts Committee and MGP Board have determined in good faith (after consultation with their respective outside legal advisors) that (A) an intervening event has occurred or arisen and (B) the failure to do so would be inconsistent with its duties under applicable law (after taking into account any modifications or amendments to the Master Transaction Agreement proposed by VICI).

For purposes of the Master Transaction Agreement, “Acquisition Proposal” means, with respect to either MGP or VICI, any proposal, offer or inquiry from any person or “group” relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, or combination of the foregoing of:

•

any assets or businesses of MGP and its subsidiaries, taken as a whole, or VICI and its subsidiaries, taken as a whole, as applicable, that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets immediately prior to such transaction; or

•

20% or more of any class of any shares of beneficial interest or capital stock, voting securities or other equity interests of MGP and its subsidiaries, taken as a whole, or VICI and its subsidiaries, taken as a whole, as applicable, including any tender offer or exchange offer in which any person or “group”

seeks to acquire beneficial ownership or the right to acquire beneficial ownership of any of the outstanding shares of any class of voting securities.

For the purposes of the Master Transaction Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal made by a third party after August 4, 2021 (with all percentages included in the definition of Acquisition Proposal increased to 50%) that, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, the MGP Board and MGP Conflicts Committee or VICI Board, as applicable, determines, in their or its good faith judgment (after consultation with respective outside legal and financial advisors) that, (A) if consummated, would be more favorable from a financial point of view than the Transactions and, (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

No Solicitation by VICI

During the Interim Period, VICI, Existing VICI OP, REIT Merger Sub and New VICI Operating Company will not, and will cause their subsidiaries not to, authorize or permit any representatives of VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company or any VICI subsidiaries to, directly or indirectly:

•

solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, discussion, proposal or offer with respect to any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•

enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any person other than MGP or its representatives any non-public information or data with respect to, or for the purpose of knowingly encouraging, facilitating or assisting, any Acquisition Proposal;

•	approve or recommend any Acquisition Proposal;

•

enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, asset purchase agreement, consolidation agreement, option agreement or other similar definitive agreement related to an Acquisition Proposal;

•	grant any waiver, amendment or release of any standstill under any standstill or confidentiality agreement or of any takeover statute; or

•	agree to or propose publicly to do any of the foregoing.

If, at any time following the date of the Master Transaction Agreement and prior to receipt of the VICI stockholder approval, a VICI party receives an unsolicited bona fide written Acquisition Proposal that was not the result of a violation of the non-solicitation provisions of the Master Transaction Agreement and that the VICI Board determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and that a failure to take action with respect to such Acquisition Proposal would be inconsistent with its duties under applicable law, then VICI may (and may authorize its subsidiaries and representatives to):

•

furnish, make available or provide access to non-public information pursuant to an acceptable confidentiality agreement (provided that any non-public information provided to any person given such access will have previously been provided to MGP or will be provided (to the extent permitted by applicable law) to MGP prior to or substantially concurrently with the time it is provided to such person); and

•	participate in discussions or negotiations with the person and such person’s representatives making such Acquisition Proposal regarding such Acquisition Proposal.

VICI will promptly notify MGP (within 24 hours) of receipt of any Acquisition Proposal, request for non-public information from a person who informs VICI or any of its subsidiaries that it is considering or has made an Acquisition Proposal, or any inquiry or request for discussions or negotiations regarding any Acquisition Proposal prior to providing information to or engaging in discussions or negotiations with the person making such Acquisition Proposal.

The VICI Board:

•

will not fail to make and will not withdraw (or modify or qualify in any manner adverse to MGP or publicly propose to withdraw, modify or qualify in any manner adverse to MGP) the VICI Board recommendation;

•	will not adopt, approve or recommend (or publicly propose to adopt, approve or recommend) the adoption of any Acquisition Proposal;

•

will not fail to publicly recommend against any Acquisition Proposal and/or affirm the VICI Board recommendation within ten (10) days of the request of the MGP (or, in the case of a tender offer or exchange offer, if earlier, by the close of business on the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act);

•

will not take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer (other than as provided in the Master Transaction Agreement);

•

will notify MGP in writing that it intends to effect an adverse recommendation change specifying in reasonable detail the reasons for change and attaching a copy of the Superior Proposal that is the basis of such change, and during the four business day period following MGP’s receipt of a notice of the adverse recommendation change, VICI will have offered to negotiate with (and if accepted, negotiated in good faith with) and will have caused its respective financial and legal advisors to negotiate with (and if accepted, negotiated in good faith with) MGP in making adjustments to the terms and conditions of the Master Transaction Agreement, such that (x) in circumstances involving or relating to an Acquisition Proposal, the related Superior Proposal ceases to be a Superior Proposal, or (y) in circumstances not involving or relating to an Acquisition Proposal, such terms are as MGP proposes (provided, that any amendment, supplement or modification to the financial or any other material terms of any Acquisition Proposal will be deemed a new Acquisition Proposal and VICI may not make an adverse recommendation change unless VICI has complied with the terms of the Master Transaction Agreement with respect to each such new Acquisition Proposal), except that VICI will be obligated to negotiate for a period of three business days;

•

may make an adverse recommendation change or terminate the Master Transaction Agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal if the VICI Board determines in good faith that, following consultation with its outside legal and financial advisors in circumstances involving or relating to an Acquisition Proposal that the Superior Proposal giving rise to VICI’s adverse recommendation change notice constitutes, or continues to constitute, a Superior Proposal (after taking into account any modifications or amendments to the Master Transaction Agreement proposed by MGP) and, following consultation with VICI’s outside legal advisors, the failure to do so would be inconsistent with its duties under applicable law; and

•

absent an Acquisition Proposal, may make an adverse recommendation change if, after August 4, 2021, the VICI Board has determined in good faith (after consultation with VICI’s outside legal advisors) that (A) an intervening event has occurred or arisen and (B) failure to do so would be inconsistent with its duties under applicable law (after taking into account any modifications or amendments to the Master Transaction Agreement proposed by MGP).

Directors’ and Officers’ Indemnification and Insurance

The Master Transaction Agreement provides that for a period of six years following the REIT Merger Effective Time, VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company will indemnify and hold harmless each person who was as of August 4, 2021, was previously, or during the period from August 4, 2021, through the Closing, serving as a director, officer, employee or agent of MGP or MGP OP or any of their subsidiaries and acting in such capacity. In lieu of this obligation, VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company may substitute policies of an insurance company with the same or better rating as the existing policies of MGP, MGP OP and their subsidiaries, and MGP, at VICI’s expense, may obtain extended reporting period coverage under MGP’s, MGP OP’s or MGP’s subsidiaries’ existing insurance programs or purchase a “tail” policy for a period of six years after the Closing. VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company will not be required to pay annual premiums for insurance in excess of 300% of the most recent annual premiums paid by MGP, MGP OP or their subsidiaries.

In addition, for a period of six years following the Closing, the organizational documents of the REIT Surviving Entity and the Partnership Surviving Entity will contain provisions no less favorable with respect to indemnification and limitations on liability of trustees, directors, officers or agents than as set forth in the organizational documents of MGP, MGP OP and their subsidiaries.

Further, all rights to exculpation and indemnification existing in favor of the present and former directors, officers, employees, partners, members, and trustees of MGP and its subsidiaries in the organizational documents of such entities or in any indemnification agreement with MGP or an MGP subsidiary will survive the Mergers and remain in full force and effect and in accordance with their terms.

Other Covenants

The Master Transaction Agreement contains certain other covenants and agreements, including, among other covenants, covenants related to:

•	the cooperation between VICI and MGP in the preparation of this proxy statement/information statement/prospectus;

•

MGM’s reasonable best efforts to transfer any books, contracts, commitments, records and other information of MGP and its subsidiaries to VICI and, from the Closing until the eighteen month anniversary, that MGM make available during normal business hours and with reasonable advanced notice (i) all relevant books, records, information and data and (ii) appropriate employees for a reasonable number of virtual meetings to facilitate the orderly transaction;

•	each party’s agreement to maintain the confidentiality of certain non-public information provided by the other party;

•	each party’s agreement to use its reasonable best efforts to take all actions reasonably appropriate to consummate the Transactions;

•

VICI’s agreement to use its reasonable best efforts to take, or cause to be taken, all actions and to do or cause to be done all things necessary to enable the listing of the VICI Common Stock being registered pursuant to the registration statement on the applicable stock exchange no later than the REIT Merger Effective Time, subject to official notice of issuance;

•

VICI’s and REIT Surviving Entity’s agreement to use reasonable best efforts to cause the MGP Class A Common Shares to be delisted from the NYSE and deregistered under the Exchange Act following the REIT Merger Effective Time;

•

VICI’s agreement to use its reasonable best efforts to arrange and obtain financing and each party’s agreement to use its reasonable best efforts to cooperate with respect to debt financing of the type contemplated by the Debt Commitment Letter;

•	the use by VICI and MGP of reasonable best efforts to cause the REIT Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

•	VICI’s agreement that, for a period of twelve months following the REIT Merger Effective Time, it will provide to each employee of MGP or MGP’s subsidiaries who continues to be employed by VICI or its subsidiaries with an annual base salary or wage rate, target annual cash and long-term incentive compensation opportunities and employee benefits that are, in each case, no less favorable than those provided immediately prior to the REIT Merger Effective Time; that it will pay annual bonuses, pro-rated for the portion of the performance year prior to the REIT Merger Effective Time and based on the attainment of the applicable performance measures at the actual level of performance, as determined in good faith and consistent with past practice by the MGP Board; and that it will provide COBRA coverage to each employee of MGP or MGP’s subsidiaries who become qualified for COBRA coverage in connection with the Transactions.

Conditions to Complete the Transactions

The respective obligations of the parties to the Master Transaction Agreement to effect the Transactions on the date of Closing are subject to the satisfaction or waiver by each of the parties at or prior to the closing of the following conditions:

•	the VICI stockholder approval will have been obtained by VICI and the MGP shareholder approval will have been obtained by MGP, each in accordance with applicable law;

•

no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any governmental authority of competent jurisdiction prohibiting consummation of the Mergers or any other Transactions will be in effect, and no law shall have been enacted, entered, promulgated or enforced by any governmental authority after the date of the Master Transaction Agreement that, in any case, makes illegal the consummation of the Mergers;

•

the registration statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•	the VICI Stock Issuance will have been approved for listing on the NYSE, subject to official notice of issuance;

•	the parties will have received all requisite gaming approvals; and

•	certain affiliates of MGP and MGM will have delivered executed counterparts of the MGM Master Lease.

The obligations of VICI, Existing VICI OP, and REIT Merger Sub to effect the Transactions on the date of Closing are subject to the satisfaction or waiver by VICI at or prior to the Closing of the following conditions:

•

subject in most cases to materiality thresholds or exceptions that do not rise to the level of a material adverse effect, MGP’s and MGM’s representations and warranties must be true and correct as of the Closing Conditions Satisfaction Date (as defined below), other than MGM’s representation and warranties in respect to its ownership of the MGP OP Units, which must be true and correct as of the Closing;

•

each of MGP, MGP OP, and MGM will have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under the Master Transaction Agreement on or prior to the Closing;

•

between August 4, 2021 and the Closing Conditions Satisfaction Date, there will not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a material adverse effect on MGP or MGP OP;

•

each of MGP and MGM (in respect of itself only) will have delivered to VICI an officer’s certificate certifying that the conditions in the preceding three bullets required to have been satisfied as of the Closing Conditions Satisfaction Date have been satisfied and the conditions in the preceding three bullets required to be satisfied as of Closing have been satisfied, as applicable;

•	MGP will have received and delivered to VICI a written opinion with respect to MGP’s qualification as a REIT;

•	VICI will have received a written opinion with respect to the treatment of the REIT Merger as a reorganization within the meaning of Section 368(a) of the Code;

•	MGM and any subsidiary of MGM that owns MGP OP Units will have delivered executed counterparts of the Redemption Agreement;

•	MGM and its applicable subsidiaries will have executed counterparts to the New VICI Operating Company limited liability company agreement; and

•	MGM will have delivered executed counterparts to its guaranty and the trademark license agreement.

The obligations of MGP, MGP OP, and MGM to effect the Transactions on the date of Closing are subject to the satisfaction or waiver by MGP, MGP OP, and MGM at or prior to the Closing of the following conditions:

•

subject in most cases to materiality thresholds or exceptions that do not rise to the level of a material adverse effect, VICI’s representations and warranties must be true and correct as of the Closing Conditions Satisfaction Date;

•

VICI will have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under the Master Transaction Agreement on or prior to the Closing;

•

between August 4, 2021 and the Closing Conditions Satisfaction Date, there will not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a material adverse effect on VICI, Existing VICI OP, REIT Merger Sub or New VICI Operating Company;

•

VICI will have delivered to MGP an officer’s certificate certifying that the conditions in the preceding three bullets required to have been satisfied as of the Closing Conditions Satisfaction Date have been satisfied and the conditions in the preceding three bullets required to be satisfied as of Closing have been satisfied, as applicable;

•	VICI will have received and delivered to MGP a written opinion with respect to VICI’s qualification as a REIT;

•	MGP will have received a written opinion with respect to the treatment of the REIT Merger as a reorganization within the meaning of Section 368(a) of the Code;

•	New VICI Operating Company will have delivered executed counterparts to the Redemption Agreement;

•	VICI OP Holdco will have delivered executed counterparts to the New VICI Operating Company limited liability company agreement; and

•	VICI and New VICI Operating Company will have delivered executed counterparts to the Tax Protection Agreement.

On the date on which the conditions to the Closing of the Transactions have first been satisfied, each of MGP and VICI will deliver officers certificates to the other party certifying as to such satisfaction (the date on which such certificates are delivered, the “Closing Conditions Satisfaction Date”). Following the Closing Conditions Satisfaction Date, each of MGP, MGP OP, VICI, Existing VICI OP, REIT Merger Sub, and New VICI Operating Company agreed that neither MGP nor VICI will have the right to (i) assert, for any purpose under the Master Transaction Agreement, that any of the conditions regarding the accuracy of the representations and warranties (other than certain representations with respect to MGM’s ownership of the MGP OP Units) or the absence of a material adverse effect have not been satisfied with respect to or as a result of any event, circumstance, change, effect or development occurring on or after the Closing Conditions Satisfaction Date, or (ii) terminate the Master Transaction Agreement as a result of a breach of an agreement or covenant by the other party other than as a result of an event, circumstance, change, effect or development occurring on or after the Closing Conditions Satisfaction Date, in each case other than as a result of fraud in connection with the Master Transaction Agreement or any willful and intentional breach of the Master Transaction Agreement.

Termination of the Master Transaction Agreement

Termination by Mutual Agreement

VICI and MGP may choose to agree by mutual written consent to terminate the Master Transaction Agreement and to abandon the Mergers prior to the Closing.

Termination by either VICI or MGP

Either VICI or MGP may terminate the Master Transaction Agreement and to abandon the Mergers prior to the Closing:

•

if the Mergers have not been consummated by the Outside Date, provided that a party may not terminate as described in this bullet, if the failure of such party to comply with any provision of the Master Transaction Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before the Outside Date;

•

if any governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining or otherwise prohibiting the Mergers, and such order or other action will have become final and non-appealable, provided that a party may not terminate as described in this bullet, if the failure of such party to comply with any provision of the Master Transaction Agreement will have been a principal cause of, or resulted in, the issuance of such final, non-appealable order; or

•

if the VICI stockholder approval has not been obtained at the VICI stockholder meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the VICI Stock Issuance was taken.

Termination by VICI

VICI may choose to terminate the Master Transaction Agreement and to abandon the Mergers prior to the Closing:

•

if MGP, MGP OP or MGM will have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Master Transaction Agreement which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the Closing, (a) would result in the failure of certain closing conditions and (b) cannot be cured, or if curable, is not cured by MGP, MGP OP, or MGM, or waived by VICI by the earlier of the Outside Date and thirty days after receipt of written notice by MGP of such breach or violation, provided that VICI will not have the right to terminate the Master Transaction Agreement pursuant to this provision if a Parent Terminating Breach (as defined in the Master Transaction Agreement) will have occurred and be continuing at the time VICI delivers notice of its election to terminate the Master Transaction Agreement; or

•

if the MGP Board or MGP Conflicts Committee makes an adverse recommendation change or if MGM withdraws or rescinds its written consent approving the Master Transaction Agreement, the REIT Merger and the other Transactions.

Termination by MGP

MGP may choose to terminate the Master Transaction Agreement and to abandon the Mergers prior to the Closing:

•	if VICI, REIT Merger Sub or Existing VICI OP will have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Master Transaction

Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the Closing (a) would result in the failure of certain closing conditions and (b) cannot be cured, or if curable, is not cured by VICI or waived by MGP by the earlier of the Outside Date and thirty days after the receipt of written notice by VICI of such breach or violation, provided that MGP will not have the right to terminate the Master Transaction Agreement pursuant to this provision if a Company Terminating Breach (as defined in the Master Transaction Agreement) will have occurred and be continuing at the time MGP delivers notice of its election to terminate the Master Transaction Agreement;

•	if the VICI Board makes an adverse recommendation change; or

•

at any time prior to the VICI stockholder approval in order to enter into a Company Alternative Acquisition Agreement with respect to a Superior Proposal, provided, however, that the Master Transaction Agreement may not be so terminated unless the payment required under the Master Transaction Agreement is made in full to VICI substantially concurrently with the occurrence of such termination and the entry into such Company Alternative Acquisition Agreement with respect to such Superior Proposal, and in the event that such Company Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination will be null and void.

Termination Fees and Expenses

If the Master Transaction Agreement is terminated because (i) the VICI Board or the MGP Board and the MGP Conflicts Committee changes its recommendation in favor of the Transactions or (ii) VICI or MGP consummates or enters into an agreement for an alternative transaction within twelve months following termination under certain circumstances, such party must pay a termination fee to the other party. The Master Transaction Agreement also provides that MGP must pay VICI a termination fee if, among other reasons, the Master Transaction Agreement is terminated (i) by VICI because MGM has withdrawn or rescinded the written consent approving the Master Transaction Agreement, the REIT Merger and the other Transactions or (ii) prior to obtaining the VICI stockholder approval, by MGP in order to enter into a definitive agreement with a third party with respect to a Superior Proposal.

The termination fee payable by VICI to MGP in such circumstances is the lesser of $709,000,000 and the maximum amount that can be paid to MGP without causing MGP to fail to meet its REIT requirements for such year. The termination fee payable by MGP to VICI in such circumstances is the lesser of $421,000,000 and the maximum amount that can be paid to VICI without causing VICI to fail to meet its REIT requirements for such year.

Alternative Transaction Structure

In the event MGP OP does not obtain sufficient consents to complete the Consent Solicitations (as defined in the Master Transaction Agreement), VICI, in its sole discretion, may elect to modify the transactions with written notice at least ten business days prior to Closing to MGP and MGP OP. In the event this election is made:

•

in lieu of the Partnership Merger, whereby the REIT Surviving Entity merges with and into MGP OP, Existing VICI OP will merge with and into MGP OP, and MGP OP will be the surviving entity and will be considered the “Partnership Surviving Entity”. As a result of and in connection with such merger:

•	the interests of the REIT Surviving Entity and the general partner of MGP OP will automatically be cancelled for no consideration;

•	the interests of New VICI Operating Company in Existing VICI OP will be converted into 100% of the limited partnership interest in the Partnership Surviving Entity;

•	the interest of VICI GP in Existing VICI OP will be converted into a noneconomic general partnership interest in the Partnership Surviving Entity;

•

each MGP OP Unit (other than those cancelled pursuant to the first clause above) will automatically be converted into the right to receive a number of New VICI Operating Company Units in accordance with the Master Transaction Agreement;

•

the interest of New VICI Operating Company in the Partnership Surviving Entity will be contributed to a subsidiary of New VICI Operating Company that is disregarded for U.S. federal income tax purposes;

•

the limited partnership agreement of Existing VICI OP immediately prior to the merger will become the amended and restated limited partnership agreement of the Partnership Surviving Entity (subject to certain terms of the Master Transaction Agreement);

•

the certificate of limited partnership of MGP OP in effect immediately prior to the effective time of the merger will be the certificate of limited partnership of the Partnership Surviving Entity (except that such certificate will be amended to reflect the name of the Partnership Surviving Entity);

•

the Partnership Surviving Entity will enter into supplemental indentures pursuant to the outstanding note indentures of Existing VICI OP, assuming the obligations of Existing VICI OP under such outstanding indentures; and

•	any new debt will be issued by the Partnership Surviving Entity and secured by a pledge by the New VICI Operating Company of its interests in the Partnership Surviving Entity.

Amendment and Waiver

The Master Transaction Agreement may be amended or waived in writing at any time before Closing, in the case of an amendment, by each party to the Master Transaction Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective (provided that such amendments are not adverse to entities that have agreed to provide VICI debt financing in connection with the Mergers). After the VICI or MGP stockholder or shareholder approval, as applicable, is obtained, there will be no such amendment or waiver that would require the further approval of the shareholders of VICI or MGP under applicable law, as applicable, without such approval having first been obtained. The MGP Board may not take or authorize any such amendment or waiver unless it has been first approved by the MGP Conflicts Committee.

Specific Performance

Each of the parties to the Master Transaction Agreement will be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Master Transaction Agreement and to enforce specifically the terms and provisions of the Master Transaction Agreement without proof of damages or otherwise in addition to any and all other remedies at law or in equity to which each is entitled.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is based upon the Code, final and temporary U.S. Treasury regulations promulgated under the Code, referred to as the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion does not address any U.S. federal taxes other than income taxes or state, local or non-U.S. taxes. This discussion is limited to holders that hold their MGP Common Shares or, after the REIT Merger Effective Time, VICI Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax or the tax on net investment income, and all references to non-corporate tax rates (including maximum non-corporate tax rates) are exclusive of any tax on net investment income, if applicable. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders that are subject to special treatment under U.S. federal income tax law, including, without limitation, for example:

•	financial institutions;

•	S corporations, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or other pass-through entities (and investors therein);

•	persons acting as nominees or otherwise not as beneficial owners;

•	insurance companies;

•	broker-dealers;

•	except to the extent described in “—Taxation of Stockholders—Taxation of Tax-Exempt Stockholders,” tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold VICI Common Stock or MGP Common Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	REITs;

•	U.S. expatriates, former citizens or long-term residents of the United States;

•	governmental organizations;

•	holders who actually or constructively own more than 5% of MGP Common Shares or VICI Common Stock;

•

except to the extent described in “—Material U.S. Federal Income Tax Consequences of the REIT Merger” and “—Taxation of Stockholders—Taxation of Non-U.S. Stockholders,” non-U.S. holders (as defined below) or non-U.S. stockholders (as defined below);

•	U.S. holders or U.S. stockholders (as defined below) whose “functional currency” is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax; and

•	persons who acquired their VICI Common Stock or MGP Common Shares through the exercise of stock options or otherwise in connection with compensation.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of MGP Common Shares that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (A) is subject to the primary supervision of a court within the United States and the authority of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) to control all substantial decisions of the trust or (B) has a valid election in place under the Treasury Regulations to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of MGP Common Shares other than a partnership or U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds MGP Common Shares (or, following the REIT Merger, VICI Common Stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership level. Any such partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors regarding the U.S. federal income tax consequences to them of the REIT Merger and the ownership and disposition of VICI Common Stock received pursuant to the REIT Merger.

This discussion of material U.S. federal income tax considerations is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE REIT MERGER, TO HOLDING AND DISPOSING OF VICI COMMON STOCK, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF MGP COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REIT MERGER, THE OWNERSHIP OF VICI COMMON STOCK RECEIVED PURSUANT TO THE REIT MERGER, AND VICI’S QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Material U.S. Federal Income Tax Consequences of the REIT Merger

Tax Consequences of the REIT Merger

It is a condition to the completion of the Transactions that VICI and MGP receive opinions from Hogan Lovells and Weil, respectively, to the effect that, for U.S. federal income tax purposes, the REIT Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by VICI and MGP regarding factual matters and covenants undertaken by VICI and MGP. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the REIT Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the REIT Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. The balance of this discussion assumes, unless indicated otherwise, that the REIT Merger will qualify as a reorganization.

Provided the REIT Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the REIT Merger will be as follows:

•	VICI will not recognize any gain or loss as a result of the REIT Merger.

•

A U.S. holder of MGP Common Shares will not recognize any gain or loss upon receipt of VICI Common Stock in exchange for its MGP Common Shares in connection with the REIT Merger, except with respect to the Fractional Share Consideration, as discussed below.

•

A U.S. holder of MGP Common Shares will have an aggregate tax basis in the VICI Common Stock it receives in the REIT Merger equal to the U.S. holder’s aggregate tax basis in its MGP Common Shares surrendered pursuant to the REIT Merger, reduced by the portion of the U.S. holder’s tax basis in its MGP Common Shares surrendered in the REIT Merger that is allocable to a fractional share of VICI Common Stock deemed received as described below.

•

The holding period of the VICI Common Stock received by a U.S. holder in connection with the REIT Merger (including any fractional share of VICI Common Stock deemed received as described below) will include the holding period of the MGP Common Shares surrendered in connection with the REIT Merger.

•

If a U.S. holder acquired any of its MGP Common Shares at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to, and determine its holding period of, VICI Common Stock received in the REIT Merger. U.S. holders that hold multiple blocks of MGP Common Shares should consult their tax advisors regarding the proper allocation of their basis among, and determination of their holding period of, VICI Common Stock received in the REIT Merger under these Treasury Regulations.

•

Any Fractional Share Consideration received by a U.S. holder in the REIT Merger will be treated as if such fractional share had been issued in connection with the REIT Merger and then redeemed by VICI, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

•

A non-U.S. holder generally will not recognize gain or loss upon receipt of VICI Common Stock in exchange for its MGP Common Shares in connection with the REIT Merger, except with respect to any Fractional Share Consideration such holder received. Any gain recognized by a non-U.S. holder on the receipt of any Fractional Share Consideration of VICI Common Stock pursuant to the REIT Merger generally will not be subject to U.S. federal income tax unless either (i) the gain is “effectively connected” with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder), in which case the non-U.S.holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or (ii) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the REIT Merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the REIT Merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to any Fractional Share Consideration received pursuant to the REIT Merger. Certain holders of MGP Common Shares may be subject to backup withholding of

U.S. federal income tax with respect to any Fractional Share Consideration received pursuant to the REIT Merger. Backup withholding generally will not apply, however, to a holder of MGP Common Shares that (i) furnishes a correct taxpayer identification number on IRS Form W-9, (ii) provides a properly completed IRS Form W8BEN or W-8BEN-E, or (iii) is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax, and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS. Holders of MGP Common Shares should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Taxation of VICI as a REIT

For purposes of the following discussion, references to “our,” “we” and “us” mean only VICI and not its subsidiaries or affiliates.

We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2017, upon the filing of our U.S. federal income tax return for such period. We believe that we are organized and operate in such a manner, and will continue to be organized and operate in such a manner, as to qualify for taxation as a REIT under the applicable provisions of the Code.

It is a condition to the consummation of the Mergers that we receive an opinion from Hogan Lovells US LLP to the effect that, commencing with our taxable year ended December 31, 2017, through and including our taxable year ended December 31, 2020, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year which includes the REIT Merger and future taxable years. It must be emphasized that such opinion will be subject to customary exceptions, assumptions and qualifications, will be based on representations made by us regarding factual matters and covenants undertaken by us and is not binding on the IRS or the courts.

It is a condition to the consummation of the Mergers that we receive an opinion from Weil, Gotshal & Manges LLP to the effect that, commencing with MGP’s taxable year ended December 31, 2016, through and including its taxable year ended December 31, 2020, MGP has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and MGP’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year which ends with the REIT Merger. It must be emphasized that such opinion will be subject to customary exceptions, assumptions and qualifications, will be based on representations made by MGP regarding factual matters and covenants undertaken by MGP and is not binding on the IRS or the courts.

Our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such fair market values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify and continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify,” below.

Provided that we qualify to be taxed as a REIT, generally we will be entitled to a deduction for distributions that we pay and therefore will not be subject to U.S. federal corporate income tax on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a “C corporation.” A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate (other than at any taxable REIT subsidiary (“TRS”) of ours) is taxed only at the stockholder level upon a distribution to our stockholders.

Most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, but non-corporate stockholders will generally be eligible for a deduction equal to 20% of such distributions. Currently, the highest marginal non-corporate U.S. federal income tax rate (exclusive of any Medicare tax, if applicable) applicable to ordinary income is 37% (before application of the 20% deduction which results in an effective 29.6% tax rate). See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions” below.

Any of our net operating losses, foreign tax credits and other tax attributes generated or incurred by us generally do not pass through to VICI stockholders, subject to special rules for certain items such as the undistributed but designated capital gain that we recognize. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions” below.

If we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•

If we elect to treat property that we acquire in connection with certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

•

If we fail to satisfy the 75% gross income test and/or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we violate the asset tests (other than certain de minimis violations) or certain other requirements applicable to REITs, as described below, and yet maintain qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

•

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General” below.

•	A 100% tax may be imposed on certain transactions between us and a TRS that do not reflect arm’s-length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a “C” corporation) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation (which is the case with respect to all or substantially all of the properties we acquired from Caesars Entertainment Operating Company, Inc., a Delaware corporation, (“CEOC”), pursuant to our formation transactions as well as certain other properties we have acquired), we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following our acquisition from the C corporation. Treasury Regulations exclude from the application of this built-in gains tax any gain from the sale of property we acquire in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code.

•	The taxable income of our TRSs will be subject to U.S. federal corporate income tax.

•

We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for the stockholder’s proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in shares of our stock.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest

•	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

•	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

•	the beneficial ownership of which is held by 100 or more persons;

•

in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares or other beneficial interest is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations);

•	that makes an election to be taxed as a REIT, or has made such an election for a previous taxable year which has not been revoked or terminated;

•	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

•	that meets other tests described below, including with respect to the nature of its income and assets and the amounts of its distributions.

The Code provides that the first through fourth conditions above must be met during the entire taxable year, and that the fifth condition above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our charter provides restrictions regarding the ownership and transfer of our shares of beneficial interest, which are intended to assist us in satisfying the share ownership requirements described in the fifth and sixth conditions above. These restrictions, however, may not ensure that we, in all cases, will be able to satisfy the share ownership requirements described in the fifth and sixth conditions above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. To monitor our compliance with the sixth condition above, we are generally required to maintain records regarding the actual ownership of our shares. If we comply with the record-keeping requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet the sixth condition above, then we will be treated as having met the sixth condition above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares of beneficial interest. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

In addition, a REIT must have a taxable year that is the calendar year. We have adopted December 31 as our taxable year-end to satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, as described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). We calculate our capital interest in any partnership based on either our percentage ownership of the capital of the partnership or based on the allocations provided in the applicable partnership’s operating agreement, using the more conservative calculation. In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

As a result of the Transactions, we will hold substantially all of our assets through an entity treated as a partnership for U.S. federal income tax purposes. That entity, New VICI Operating Company, which we refer to as the “Operating Company” will be the continuation of the MGP OP tax partnership. We will control the Operating Company and its subsidiaries and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We have a non-controlling interest in Harrah’s Joliet LandCo LLC, an entity taxed as a partnership that owns the Harrah’s Joliet property and is the lessor under the related Joliet Lease Agreement. Our non-controlling interest represents a 20% third-party ownership of Harrah’s Joliet LandCo LLC. If we become aware that such entity has taken or may take actions that could jeopardize our status as a REIT or incur unexpected tax liability, we may be forced to dispose of the non-controlling interest or transfer it to a TRS. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail the gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or otherwise take corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly (through disregarded subsidiaries) wholly-owned by a REIT. Other entities that are wholly-owned by us or our subsidiaries, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would generally be treated as a either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirements that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests” below.

Taxable REIT Subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, and no more than 5% of the value of our assets can be represented by the securities of any single taxable corporation, in each case unless we and such corporation elect to treat such corporation as a TRS, provided that not more than 20% of the value of our total assets is represented by securities of one or more TRSs (25% for our 2017 taxable year). The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to VICI stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we generally treat the distributions paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

U.S. federal income tax law limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs, if any and as applicable, will be conducted on an arm’s-length basis.

We have subsidiaries that are corporations and TRSs. In the future, including as a result of the Transactions, we may form or acquire additional TRSs, or elect to treat certain existing subsidiaries that are qualified REIT subsidiaries or disregarded entities as TRSs. TRSs might be used to hold all or a portion of an investment that, for example, would be treated as a non-real estate security for purposes of the REIT asset tests or excess personal property when testing rents from real property.

Income Tests

In order to qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness, certain hedging transactions and certain foreign currency gains, generally must be derived from “rents from real property,” gains from the sale of real estate assets (other than certain publicly offered REIT debt instruments that would not be real estate assets but for the inclusion of publicly offered REIT debt instruments), interest and gain derived from mortgage loans secured by real property or an interest in real property (including certain types of mortgage-backed securities and certain mortgage loans secured by both real and personal property), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from “prohibited transactions,” discharge of indebtedness, certain hedging transactions and certain foreign currency gains, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

Rents we receive from a tenant generally will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met:

•

The amount of rent is not based in whole or in part on the income or profits of any person from the property. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed-percentage or percentages of gross receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of VICI shares actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant, taking into account applicable complex attribution rules. To ensure that our rental income will not be treated as nonqualifying income under the rule described in the preceding sentence, and thus to ensure that we will not inadvertently lose our REIT status as a result of the ownership of shares by a tenant, or a person that holds an interest in a tenant, our charter provides restrictions on ownership and transfer of our shares, including restrictions on such ownership or transfer that would cause the rents received or accrued by us from tenants to be treated as nonqualifying rent for purposes of the REIT gross income requirements. Shareholders should be aware that events unknown to us (i.e., events other than a purchase or other transfer of shares) may result in ownership, under the applicable attribution rules, of shares in excess of our charter ownership limits.

•

Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•

Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•

We generally are not permitted to operate or manage our properties or to furnish or render services to our tenants, subject to a 1% de minimis exception and except as further provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue, or a TRS that is wholly or partially owned by us, to provide both customary and non-customary property management or services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Any dividends that we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test. We believe that all of our leases meet the above requirements so that rents we receive are “rents from real property.” We intend to structure future leases such that we are in compliance with the 75% and 95% gross income tests.

In addition, in order for the rent payable under the leases of our properties to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We have structured, and generally expect to continue to structure, our leases to qualify as true leases for U.S. federal income tax purposes. For example, with respect to the leases, generally:

•

the ground lease holder or property-owning entity, on the one hand, and the lessee, on the other hand, intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the property covered by the lease during the term of the lease;

•	the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the property and is responsible for how the property is operated;

•	the lessee bears the costs and expenses of operating the property, including the cost of any inventory used in their operation, during the term of the lease;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the property during the term of the lease;

•

in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the property subject to the right, in certain circumstances, to terminate the lease in whole or in part if the lessor does not restore the property to its prior condition;

•

the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the property or (B) the lessee’s use, management, maintenance or repair of the property;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the property under the lease;

•	the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it operates the property;

•

the lease enables the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the property during the term of the lease; and

•

upon termination of the lease, the property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

We generally treat our leases with respect to our properties as true leases for U.S. federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for U.S. federal income tax purposes. In that case, and in any case in which we intentionally structure a lease as a financing arrangement, our income from that lease would be interest income rather than rent and we expect to treat that interest as qualifying income for purposes of the 75% gross income test to the extent that the deemed “loan” amount does not exceed the fair market value of the real estate assets leased (and thus deemed to secure the deemed loan). All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. In addition, we expect to treat only a portion of the deemed “loan” amount as a qualifying “real estate asset” for purposes of the 75% asset test if and to the extent the loan amount exceeds the fair market value of the real estate assets leased (and thus deemed to be securing the deemed loan). We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on (i) real property or an interest in real property or (ii) property described in (i) and other property if such other property constitutes 15% or less of the total fair market value of the secured property. If we receive interest income with respect to a mortgage loan that is described in the preceding clause (ii), such interest income may need to be apportioned between the real property and the other collateral for purposes of the 75% gross income test. Even if a loan is not secured by real property, or is not fully secured by real property, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

We may originate or acquire mezzanine loans or investments treated as subordinated debt for U.S. federal income tax purposes. Mezzanine loans include loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. Revenue Procedure 2003-65 provides a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied.

Although Revenue Procedure 2003-65 provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, it is possible that some mezzanine loans may not meet all of the requirements for reliance on the safe harbor. We intend to invest in mezzanine loans in a manner that will enable us to satisfy the REIT gross income and asset tests.

Dividend Income

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income

Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging Transactions

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry “real estate assets” (as described under “—Asset Tests,” below), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Certain items of income or gain attributable to hedges of foreign currency fluctuations with respect to income that satisfies the REIT gross income requirements may also be excluded from the 95% and 75% gross income tests as well as certain items of income or gain attributable to certain counteracting hedges that offset prior qualifying hedges where the prior debt is repaid or qualifying assets underlying such prior hedges are sold. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Forward Sale Agreements

We enter into forward sale agreements from time to time and, subject to certain conditions, we have the right to elect physical, cash or net share settlement under these agreements at any time and from time to time, in part or in full. In the event that we elect to settle the forward sale agreements for cash and the settlement price is below the forward sale price, we would be entitled to receive a cash payment from the forward purchasers. Under Section 1032 of the Code, generally, no gains and losses are recognized by a corporation in dealing in its own shares, including pursuant to a “securities futures contract,” as defined in the Code by reference to the Exchange

Act. Although we believe that any amount received by us in exchange for our shares of common stock would qualify for the exemption under Section 1032 of the Code, because it is not entirely clear whether the forward sale agreements qualify as “securities futures contracts,” the U.S. federal income tax treatment of any cash settlement payment we receive is uncertain. In the event that we recognize a significant gain from the cash settlement of the forward sale agreements, we might not be able to satisfy the gross income requirements applicable to REITs under the Code.

Failure to Satisfy the Gross Income Tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability (i.e., generally our net income divided by our gross income). We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Asset Tests

At the close of each calendar quarter, we must also satisfy certain tests relating to the nature of our assets. Specifically:

•

At least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other REITs, as well as some kinds of mortgage-backed securities and mortgage loans. The term “real estate assets” also includes debt instruments of publicly offered REITs, personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property generating qualifying rents from real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below;

•	The value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets;

•

We may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs or qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics or to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code;

•	The aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets; and

•

Not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met.

Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test (for purposes of value) described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value limitation. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value limitation, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will cause a violation of the REIT asset tests.

Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification, notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause VICI to lose its REIT qualification if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset requirements was not wholly or partly caused by an acquisition of nonqualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, VICI still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described below.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the period of time prescribed by Treasury Regulations to be issued, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the period of time prescribed by Treasury Regulations to be issued, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify to be taxed as a REIT, we are required to make distributions, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our REIT taxable income (with certain adjustments), computed without regard to our net capital gains and the deduction for dividends paid; and

•

90% of our after-tax net income, if any, from foreclosure property (as described below); minus the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration. These distributions will be treated as received by VICI stockholders in the year in which paid, except that any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

If we fail to distribute, with respect to each calendar year, at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We have the ability to elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. If we were to make this election, VICI stockholders would include their proportionate shares of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax that we paid. VICI stockholders would then increase the adjusted basis of their shares by the difference between (i) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

To the extent that we may have available net operating losses carried forward from prior tax years, such losses, subject to applicable limitations, may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to VICI stockholders of any distributions that are actually made. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions,” below.

From time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements described above, including due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay distributions or we may pay distributions through the distribution of other property (including our stock) in order to meet the distribution requirements, while preserving our cash.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year but treated as an additional distribution to our stockholders in the year such dividends are paid. In this case, VICI may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Derivatives and Hedging Transactions

We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury Regulations, (i) income from a hedging transaction we enter into (A) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, including gain from the sale or disposition of a position in such a transaction or (B) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests will not constitute gross income for purposes of the 75% or 95% gross income test; and (ii) if we enter into a position described in clause (i)(A) above with respect to indebtedness described therein or clause (i)(B) above with respect to property generating income described therein, and in connection with the extinguishment or disposition of such indebtedness or property we enter into a transaction that would be a hedging transaction within the meaning of clause (i) above as to any position referred to in this clause (ii) if such position were ordinary property, then any income from such a position or transaction described in this clause (ii) will not constitute gross income for purposes of the 75% or 95% gross income test so long as, in each of the foregoing clauses (i) and (ii), the transaction or position is clearly identified, as specified in Treasury Regulations, before the close of the day on which it was acquired, originated, or entered into. To the extent that we enter into hedging transactions that are not described in the preceding clause (i) or (ii), the income from these transactions is likely to be treated as nonqualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure and have structured any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations or if the interest payments were at a commercially reasonable rate. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary penalties. For example, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares of common stock.

Built-In Gains Tax

If we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, during the five-year period beginning on the date we acquire the asset, we could be required to pay tax at the highest corporate rate on the gain, if any, we recognize on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case on the date we acquired the asset. Such gain is taken into account in determining our taxable income and capital gains, and the amount of tax paid is taken into account as a loss for purposes of the distribution requirements. This is the case with respect to all or substantially all of the properties acquired from CEOC pursuant to our formation transactions as well as certain other properties we have acquired after our formation. We may acquire additional properties subject to these rules in the future.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to stockholders would be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., currently at a 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Partnerships

General

In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. VICI will include its allocable share of these partnership items for purposes of computing its REIT taxable income, and for purposes of the various REIT income tests, will include its proportionate share of these partnership items based on its capital interest in such partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). Capital interest in a partnership is calculated based on either the partner’s percentage ownership of the capital of the partnership or based on the allocations provided in the applicable partnership’s operating agreement, using the more conservative calculation. Consequently, to the extent that VICI holds an equity interest in a partnership, such partnership’s assets and operations may affect VICI’s ability to continue to qualify as a REIT, even though it may have no control, or only limited influence, over any such partnership.

Entity Classification

The ownership by VICI of equity interests in a partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of a subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If a subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income. In such a situation, the character of VICI’s assets and items of its gross income would change and would preclude it from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of any one corporation) or the gross income tests as discussed in “—Asset Tests” and “—Income Tests” above, and in turn would prevent VICI from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of VICI’s failure to meet these tests for a taxable year.

In addition, any change in the status of a subsidiary partnership for tax purposes might be treated as a taxable event, in which case VICI could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to an Investment in a Partnership

Under the Code and Treasury Regulations promulgated thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or the book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, or partnership property that has been revalued on the books of the partnership, must be allocated in a manner so that the contributing partners, or partners who held an interest in the partnership at the time of such revaluation, are charged with the unrealized gain or benefit from the unrealized loss associated with the property at the time of such contribution or revaluation. Subject to provisions in the Tax Protection Agreement with respect to the Protected Properties or any similar agreements with other contributors to the Operating Company in the future, any elections or other decisions relating to the Operating Company’s allocations under Section 704(c) of the Code (including whether to use the “traditional method,” the “traditional method with curative allocations” or the “remedial allocation method”) after the Transactions generally will be made by us. The Tax Protection Agreement requires VICI to use the “traditional method” with no curative allocations with respect to the Protected Properties, which will result in substantially less depreciation available to be allocated to VICI than would have been available under an alternative method.

Partnership Audit Rules

Subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. These partnership audit rules could result in partnerships in which we directly or indirect invest, including the Operating Company after the Transactions, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

For purposes of this discussion, a “U.S. stockholder” is a holder of VICI Common Stock that is.

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (A) is subject to the primary supervision of a court within the United States and the authority of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) to control all substantial decisions of the trust or (B) has a valid election in place under the Treasury Regulations to be treated as a United States person.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds shares of our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our stock.

Distributions

So long as we qualify to be taxed as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends will generally be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., currently at a 20% maximum U.S. federal income tax rate) for qualified dividends received by most U.S. stockholders that are individuals, trusts and estates from taxable C corporations but are generally eligible for a deduction equal to 20% of such distributions. This deduction is scheduled to expire after 2025. Such U.S stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate-level income tax (less the amount of corporate tax on such income);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Dividends that we designate as capital gain dividends will generally be taxed to our U.S. stockholders as long-term capital gains to the extent that such dividends do not exceed our actual net capital gain for the taxable year or our dividends paid for the taxable year, without regard to the period for which the U.S. stockholder that receives such dividend has held its shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains and an increase in the adjusted basis of their shares equal to the difference between (i) the amount of such undistributed capital gains, minus (ii) the amount of such taxes that we paid on their behalf. See “—Taxation of VICI” and “—Annual Distribution Requirements.” U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders that are individuals, trusts and estates (although depending on the characteristics of the assets that produced these gains and on designations that we may make, certain capital gain dividends may be taxed at a 25% rate), and 21% in the case of U.S. stockholders that are corporations.

Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a U.S. stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the U.S. stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a U.S.

stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of VICI” and “—Annual Distribution Requirements.”

Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes).

Dispositions of Our Stock

If a U.S. stockholder sells or disposes of shares of our stock, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition, and the stockholder’s adjusted tax basis in the shares (generally the amount paid for such shares). In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of shares of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the shares are held for more than one year, and will be taxed at ordinary income rates (of up to 37%) if the shares are held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. stockholder upon the disposition of shares of our stock that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, trusts and estates who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of shares of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of shares of our stock or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these Treasury Regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions that we make and gains arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholder will not be able to apply any “passive losses” against income or gain relating to our stock. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our capital shares and income designated as qualified dividend income, as described above, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. To the extent that other distributions we make do not constitute a return of capital, they will generally be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Stockholders

For purposes of this discussion, a “non-U.S. stockholder” is any holder of VICI Common Stock other than a partnership or U.S. stockholder.

Ordinary Dividends

The portion of distributions received by non-U.S. stockholders that (i) is payable out of our current or accumulated earnings and profits, (ii) is not designated as capital gains, (iii) is not effectively connected with a U.S. trade or business of the non-U.S. stockholder (or if required by an applicable income tax treaty, the non-U.S. stockholder does not maintain a permanent establishment in the United States to which such distributions are attributable) and (iv) is not attributable to gains from the sales or exchanges of United States real property interests, as defined in Section 897 of the Code (“USRPIs”), will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of shares of our stock. In cases where the distribution income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (through a United States permanent establishment, where applicable), the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income, as adjusted for certain items, may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. stockholder that is a corporation.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless (i) a lower treaty rate applies and the non-U.S. stockholder provides us an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) evidencing eligibility for that reduced treaty rate; or (ii) the non-U.S. stockholder provides us an IRS Form W-8ECI (or applicable successor form) with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Non-Dividend Distributions

Unless shares of our stock constitute a USRPI, distributions that we make which are not dividends out of our earnings and profits, not attributable to gain from the disposition of USRPIs and not in excess of the adjusted tax basis of the non-U.S. stockholder’s shares will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To the extent that such distributions exceed the non-U.S. stockholder’s adjusted tax basis in such shares, the distributions will generally give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. stockholders.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Ordinary Dividends” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 21% (20% to the extent provided in Treasury Regulations) of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Dividends received by a non-U.S. stockholder that we properly designate as capital gain dividends and are attributable to dispositions of assets other than USRPIs generally are not subject to U.S. federal income or withholding tax, unless (i) the investment in our stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business (through a United States permanent establishment where applicable), in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. stockholder will be subject to a 30% tax on his capital gains (reduced by certain capital losses). Substantially all of our assets will constitute USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be subject to the 21% withholding tax described above, and instead will be treated in the same manner as an ordinary dividend, if the distribution is received (i) with respect to a class of shares that is regularly traded on an established securities market located in the United States and the recipient non-U.S. stockholder does not own more than 10% of that class of shares at any time during the year ending on the date on which the distribution is received; (ii) by certain publicly traded non-U.S. stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our shares; or (iii) by a “qualified foreign pension fund” (as defined in the Code) or any entity all of the interests of which are held by such a qualified foreign pension fund. We anticipate that our common stock will continue to be “regularly traded” on an established securities market in the United States.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our stock held by non-U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. stockholders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. stockholders should consult their tax advisors regarding the taxation of such retained net capital gain.

Dispositions of Our Stock

Unless shares of our stock constitute USRPIs, a sale of such shares by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, shares of our stock will be treated as USRPIs if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We believe that 50% or more of our assets consist, and will continue to consist, of USRPIs.

Even if the foregoing 50% test is met, however, shares of our common stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. persons at all times during a specified testing period. No assurance can be given that we will be a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. stockholder’s sale of shares of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 10% or less of the outstanding shares of such class of stock at all times during a prescribed testing period. We expect that our common stock will continue to be regularly traded on an established securities market.

Even if none of the foregoing tests are met and shares of our common stock are not considered to be regularly traded on an established securities market, dispositions of our capital shares by qualified stockholders would still be exempt from FIRPTA, except to the extent owners of such qualified stockholders own, actually or constructively, more than 10% of our capital shares. Furthermore, dispositions of our capital shares by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules.

If gain on the sale of shares of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of shares of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in the shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (through a United States permanent establishment, where applicable), the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain (reduced by certain capital losses). In addition, even if we are a domestically controlled qualified investment entity, upon disposition of shares of our common stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (a) disposes of shares of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of the same class of our stock during the 61-day period beginning with the first day of the 30-day period described in clause

(a). The preceding sentence shall not apply to a non-U.S. stockholder if the non-U.S. stockholder did not own more than 5% of the shares at any time during the one-year period ending on the date of the distribution described in clause (a) of the preceding sentence and the class of shares is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market in the United States.

Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning shares of our stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt stockholder has not held shares of our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), distributions that we make and income from the sale of the shares generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of the value of shares of our stock could be required to treat a percentage of any distributions received from it as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely held” test and (ii) either (a) one pension trust owns more than 25% of the value of shares of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of the shares, collectively own more than 50% of the value of the shares. Certain restrictions on ownership and transfer of our shares generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are regularly reviewed by persons involved in the legislative process, the IRS and the U.S. Treasury, which may result in statutory changes as well as revisions to regulations and administrative interpretations. Recently enacted changes to the U.S. federal income tax laws could have an adverse impact on an investment in our stock. For example, certain changes in law pursuant to the Tax Cuts and Jobs Act made significant changes to the U.S. federal income tax laws that affect REITs and their shareholders. We cannot predict the effect of any future law changes on REITs or their shareholders.

Backup Withholding and Information Reporting

In general, VICI is required to report to U.S. stockholders of our stock and to the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Backup withholding, at a rate of

24% through 2025 and 28% thereafter, may apply to dividends paid to a U.S. stockholder unless such stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS.

In general, VICI is required to report annually to non-U.S. stockholders of shares of our stock and to the IRS the amount of dividends paid to such non-U.S. stockholders and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. Non-U.S. stockholders may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds from a sale of our stock within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the stockholder otherwise establishes an exemption. Payment of the proceeds of a sale of our stock conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the applicable stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

A U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under the Foreign Account Tax Compliance Act rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under the Foreign Account Tax Compliance Act and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with certification identifying certain of its direct and indirect U.S. owners. Under certain circumstances, a stockholder may be eligible for refunds or credits of such taxes. These withholding taxes are imposed on distributions paid with respect to our stock. While withholding under the Foreign Account Tax Compliance Act would have applied also to payments of gross proceeds from the sale or other disposition of our stock on or after January 1, 2019, proposed Treasury Regulations eliminate withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Stockholders should consult with their tax advisors regarding the possible implications of this legislation on their ownership and disposition of shares of our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we or our subsidiaries may incur do not pass through to our stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws applicable to an investment in our stock.

COMPARATIVE MARKET PRICES AND DIVIDEND INFORMATION

Comparative Per Share Market Prices

VICI Common Stock is listed for trading on the NYSE under the symbol “VICI.” MGP Class A Common Shares are listed for trading on the NYSE under the symbol “MGP.” The following table presents trading information for VICI Common Stock and MGP Class A Common Shares on August 3, 2021, the last trading day before public announcement of the Transactions, and             , 2021, the latest practicable trading day before the date of this proxy statement/information statement/prospectus.

	VICI Common Stock						MGP Class A Common Shares
Date	High		Low		Close		High		Low		Close

August 3, 2021		$30.84		$29.91		$30.26		$37.30		$36.56		$37.09

, 2021	$		$		$		$		$		$

For illustrative purposes, the following table provides MGP equivalent per share information on each of the specified dates. MGP equivalent per share amounts are calculated by multiplying the per share price of each share of VICI Common Stock by 1.366, the Exchange Ratio.

	VICI Common Stock						MGP Class A Common Shares
Date	High		Low		Close		High		Low		Close

August 3, 2021		$30.84		$29.91		$30.26		$42.13		$40.86		$41.34

, 2021	$		$		$		$		$		$

The market prices of shares of VICI Common Stock and MGP Class A Common Shares have fluctuated since the date of the announcement of the Transactions and will continue to fluctuate from the date of this proxy statement/information statement/prospectus to the date the Transactions are completed. No assurance can be given concerning the market prices of shares of VICI Common Stock and MGP Class A Common Shares before completion of the Transactions or shares of VICI Common Stock after completion of the Transactions.

Dividends

Holders of VICI Common Stock are entitled to receive dividends if, as and when authorized by the VICI Board and declared by VICI out of assets legally available for the payment of dividends. VICI most recently paid a quarterly cash dividend of $0.33 per share on July 8, 2021. On August 4, 2021, the VICI Board declared a quarterly dividend of $0.36 per share, payable on October 7, 2021 to stockholders of record as of the close of business on September 24, 2021.

Holders of MGP Class A Common Shares are entitled to receive any distributions that the MGP Board may declare from time to time. MGP most recently paid a quarterly cash dividend of $0.515 per MGP Class A Common Share on July 15, 2021.

The Master Transaction Agreement permits VICI to declare and pay quarterly distributions in an amount not to exceed $1.44 per share/per unit (on an annualized basis) (subject to VICI’s right to increase its quarterly dividend beginning with the third quarter of 2022 consistent with past practice), and MGP to declare and pay quarterly distributions in an amount not to exceed $2.06 per share (subject to MGP’s right to make limited quarterly increases in such dividend of up to $0.02 per share, up to a maximum annualized amount of $2.14). In addition, the Master Transaction Agreement permits both parties to declare and pay a dividend and other distributions necessary in order for VICI or MGP, as applicable, to maintain their status as a REIT and to avoid or reduce the imposition of any entity-level income or excise taxes under the Code.

After completion of the Transactions, former MGP shareholders who hold shares of VICI Common Stock into which MGP Class A Common Shares have been converted in connection with the Transactions will receive dividends as declared and paid on VICI Common Stock. Subject to the limitations set forth in the Master Transaction Agreement, any future dividends by VICI will be made at the discretion of the VICI Board. Subject to the limitations set forth in the Master Transaction Agreement, any future dividends by MGP after the execution of the Master Transaction Agreement but prior to the completion of the Transactions will be made at the discretion of the MGP Board. There can be no assurance that any future dividends will be declared or paid by VICI or MGP or as to the amount or timing of those dividends, if any.

DESCRIPTION OF VICI CAPITAL STOCK

The following is a summary of the rights and preferences of VICI Common Stock. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to VICI’s charter and bylaws and applicable provisions of the MGCL. While VICI believes the following summary covers the material terms of its capital stock, the description may not include all of the information that is important to you. You are encouraged to read carefully this entire proxy statement/information statement/prospectus, VICI’s charter and bylaws and the other documents VICI refers to for a more complete understanding of its capital stock. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 206.

General

VICI’s charter authorizes it to issue up to 1,000,000,000 shares of stock, consisting of (i) 950,000,000 shares of common stock and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share (“VICI Preferred Stock”), of which 12,000,000 shares are classified as Series A preferred stock, $0.01 par value per share. VICI’s charter authorizes the VICI Board, without stockholder approval, to amend its charter to increase or decrease the aggregate number of shares of stock that VICI is authorized to issue or the number of authorized shares of any class or series, subject to the terms of any outstanding preferred stock.

As of September 3, 2021, 537,044,887 shares of VICI Common Stock were issued and outstanding, and no shares of VICI Preferred Stock were issued or outstanding.

Under Maryland law, a stockholder generally is not liable for a corporation’s debts or obligations solely as a result of the stockholder’s status as a stockholder.

Common Stock

Subject to the restrictions on ownership and transfer of VICI’s stock discussed below under the caption “ —Restrictions on Ownership and Transfer” and the voting rights of holders of outstanding shares of any other class or series of VICI’s stock, holders of VICI Common Stock will be entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of VICI Common Stock will not have cumulative voting rights in the election of directors.

Holders of VICI Common Stock will be entitled to receive dividends if, as and when authorized by the VICI Board and declared by VICI out of assets legally available for the payment of dividends. Upon VICI’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of outstanding shares of any class or series of VICI’s stock having liquidation preferences, if any, the holders of VICI Common Stock will be entitled to receive pro rata VICI’s remaining assets available for distribution. Holders of VICI Common Stock will not have preemptive, subscription, redemption, preference, exchange, conversion or appraisal rights. There will be no sinking fund provisions applicable to the common stock. All shares of VICI Common Stock will be fully paid and nonassessable and will have equal dividend and liquidation rights. The rights, powers, preferences and privileges of holders of VICI Common Stock will be subject to those of the holders of any shares of VICI Preferred Stock or any other class or series of stock VICI may authorize and issue in the future.

Under Maryland law, a Maryland corporation generally may not amend its charter, consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, VICI’s charter provides that any of these actions, once advised by the VICI Board, may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except for amendments to the charter provisions relating to indemnification and limitation of liability and amendments to VICI’s charter affecting these provisions, which require the affirmative vote of stockholders entitled to cast 75% of all of the votes entitled to be cast generally in the election of directors. See “—Certain Provisions of Maryland Law and VICI’s Charter and Bylaws” below. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. In addition, because many of VICI’s operating assets are held by its subsidiaries, these subsidiaries will be able to merge or sell all or substantially all of their assets without the approval of VICI’s stockholders.

Power to Reclassify and Issue Stock

Subject to the rights of holders of any outstanding shares of VICI Preferred Stock, the VICI Board will be able to, without approval of holders of VICI Common Stock, classify and reclassify any unissued shares of VICI’s stock into other classes or series of stock, including one or more classes or series of stock that have preference over VICI Common Stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorize VICI to issue the newly-classified shares. Before authorizing the issuance of shares of any new class or series, the VICI Board will be required to set, subject to the provisions in VICI’s charter relating to the restrictions on ownership and transfer of VICI’s stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. In addition, VICI’s charter authorizes the VICI Board, with the approval of a majority of the VICI Board and without stockholder approval, to amend VICI’s charter to increase or decrease the aggregate number of shares of stock, or the number of shares of any class or series of stock, that VICI is authorized to issue, subject to the rights of holders of VICI Preferred Stock. These actions will be able to be taken without the approval of holders of VICI Common Stock unless such approval is required by applicable law, the terms of any other class or series of VICI’s stock or the rules of any stock exchange or automated quotation system on which any of VICI’s stock is listed or traded.

Preferred Stock

Prior to issuance of shares of each class or series of preferred stock having terms not already established pursuant to VICI’s charter, the VICI Board is required by the MGCL and VICI’s charter to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. The VICI Board could authorize the issuance of shares of preferred stock that have priority over VICI Common Stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of VICI that might involve a premium price for holders of VICI Common Stock or otherwise be in their best interests.

Series A Preferred Stock

Of the 50,000,000 shares of preferred stock authorized for issuance under VICI’s charter, 12,000,000 shares are classified as Series A preferred stock, $0.01 par value per share, all of which were issued on October 6, 2017 and automatically converted on November 6, 2017 in accordance with the terms of the Series A preferred stock into shares of VICI Common Stock. As a result of this conversion, none of the authorized shares of Series A preferred stock are currently issued or outstanding. The VICI Board has no plans to issue any shares of Series A preferred stock as currently constituted, and given the terms applicable to the Series A preferred stock and the circumstances in which originally issued, any such additional issuance would be impractical. The VICI Board could, however, without stockholder approval, reclassify the authorized but unissued shares of Series A preferred stock as preferred stock without further designation, or into one or more other or additional series or classes of VICI Common Stock, pursuant to its power to reclassify stock, as described above, and cause VICI to issue the newly-classified shares, subject, however, to the rights of holders of any then outstanding shares of VICI Preferred Stock.

Restrictions on Ownership and Transfer

In order for VICI to qualify as a REIT for U.S. federal income tax purposes, VICI’s stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of VICI’s stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year.

VICI’s charter contains restrictions on the ownership and transfer of VICI’s stock. Subject to the exceptions described below, VICI’s charter provides that no person or entity will be able to beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, with respect to any class or series of VICI Common Stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of VICI Common Stock.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of 9.8% or less of a class or series of VICI Common Stock, or the acquisition of an interest in an entity that owns VICI’s stock, could, nevertheless, cause the acquirer or another individual or entity to own VICI’s stock in excess of the ownership limit.

An exemption from the 9.8% ownership limit was granted to certain stockholders, and the VICI Board may in the future provide exceptions to the ownership limit for other stockholders, subject to certain initial and ongoing conditions designed to protect VICI’s status as a REIT. In addition, VICI’s charter provides that the VICI Board will have the power to, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, exempt a person from the ownership limit or establish a different limit on ownership for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in VICI’s being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. As a condition to granting a waiver of the ownership limit or creating an excepted holder limit, the VICI Board will be able, but will not be required, to require an opinion of counsel or IRS ruling satisfactory to the VICI Board as it may deem necessary or advisable to determine or ensure VICI’s status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, VICI’s charter provides that the VICI Board will be able to increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer individuals (as defined in the Code to include certain entities such as private foundations) could beneficially own or constructively own, in the aggregate, more than 50% in value of the shares of VICI’s stock then outstanding or VICI would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage ownership of VICI’s stock is in excess of the decreased ownership limit until the person or entity’s ownership of VICI’s stock equals or falls below the decreased ownership limit, but any further acquisition of VICI’s stock will be subject to the decreased ownership limit.

VICI’s charter also provides that:

•

any person is prohibited from owning shares of VICI’s stock that, if effective, would cause VICI to constructively own more than 10% of the ownership interests, assets or net profits in (i) any of VICI’s tenants or (ii) any tenant of one of VICI’s direct or indirect subsidiaries, to the extent such ownership would cause VICI to fail to qualify as a REIT;

•

any person is prohibited from beneficially or constructively owning shares of VICI’s stock that would result in VICI’s being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause VICI to fail to qualify as a REIT; and

•	any person is prohibited from transferring shares of VICI’s stock if the transfer would result in shares of VICI’s stock being beneficially owned by fewer than 100 persons.

VICI’s charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of VICI’s stock that will or may violate the ownership limit or any other restrictions on ownership and transfer of VICI’s stock discussed above, and any person who owned or would have owned shares of VICI’s stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, will be required to give immediate written notice of such an event or, in the case of a proposed or attempted transfer, give at least five days’ prior written notice to VICI and provide VICI with such other information as it may request in order to determine the effect of the transfer on its status as a REIT. The provisions of VICI’s charter relating to the restrictions on ownership and transfer of VICI’s stock will not apply if the VICI Board determines that it is no longer in VICI’s best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for VICI to qualify as a REIT.

VICI’s charter provides that any attempted transfer of VICI’s stock that, if effective, would result in VICI’s stock being beneficially owned by fewer than 100 persons will be void ab initio and the intended transferee will acquire no rights in such shares of stock. VICI’s charter provides that any attempted transfer of VICI’s stock that, if effective, would result in a violation of the ownership limit (or other limit established by VICI’s charter or the VICI Board), any person owning shares of VICI’s stock that, if effective, would cause VICI to constructively own more than 10% of the ownership interests, assets or net profits in (i) any of its tenants or (ii) any tenant of one of its direct or indirect subsidiaries, to the extent such ownership would cause VICI to fail to qualify as a REIT, or VICI’s being “closely held” under Section 856(h) of the Code or VICI’s otherwise failing to qualify as a REIT will be void ab initio and the intended transferee will acquire no rights in such shares of stock and, if such voidness is not effective, the number of shares causing the violation (rounded up to the nearest whole share) will be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. VICI’s charter provides that if the transfer to the trust as described above does not occur or is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of VICI’s stock, then the attempted transfer which, if effective, would have resulted in a violation on the restrictions of ownership and transfer of VICI’s stock, will be void ab initio and the intended transferee will acquire no rights in such shares of stock.

VICI’s charter provides that shares of VICI’s stock held in the trust will be issued and outstanding shares. The intended transferee may not benefit economically from ownership of any shares of VICI’s stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of VICI’s stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. VICI’s charter provides that any dividend or other distribution paid before it discovers that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by VICI. Pursuant to VICI’s charter, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by an intended transferee before VICI’s discovery that the shares have been transferred to the trustee and to recast the vote in accordance with the direction of the trustee acting for the benefit of the charitable beneficiary of the trust.

Pursuant to VICI’s charter, within twenty days of receiving notice from VICI of a transfer of shares to the trust, the trustee must sell the shares to a person, designated by the trustee, that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of VICI’s stock in VICI’s charter. After such sale of the shares, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute to the intended transferee, an amount equal to the lesser of:

•

the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event that resulted in the transfer to the trust at the market price of the shares on the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds received by the trustee for the shares.

Any net sales proceeds in excess of the amount payable to the intended transferee shall be paid to the charitable beneficiary.

VICI’s charter provides that shares of VICI’s stock held in the trust will be deemed to be offered for sale to VICI, or its designee, at a price per share equal to the lesser of:

•

the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, devise or other such transaction, at market price, at the time of such gift, devise or other such transaction; and

•	the market price on the date VICI accepts, or its designee accepts, such offer.

The amount payable to the transferee may be reduced by the amount of any dividends or other distributions that VICI paid to the intended transferee before VICI discovered that the shares had been transferred to the trust and that is owed by the intended transferee to the trustee as described above. VICI may accept the offer until the trustee has otherwise sold the shares of VICI’s stock held in the trust. Pursuant to VICI’s charter, upon a sale to VICI, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the intended transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of VICI’s stock, within thirty days after the end of each taxable year, must give VICI written notice stating the person’s name and address, the number of shares of each class and series of VICI’s stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide VICI with any additional information that it requests in order to determine the effect, if any, of the person’s beneficial ownership on VICI’s status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of VICI’s stock and any person or entity (including the stockholder of record) who is holding shares of VICI’s stock for a beneficial owner or constructive owner will be required to, on request, disclose to VICI such information as VICI may request in order to determine VICI’s status as a REIT or to comply, or determine VICI’s compliance, with the requirements of any governmental or taxing authority.

If the VICI Board authorizes any of VICI’s shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of VICI’s stock could delay, defer or prevent a transaction or a change of control of VICI that might involve a premium price for VICI Common Stock or otherwise be in the best interests of VICI’s stockholders.

Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate

In addition to the restrictions set forth above, all of VICI’s outstanding shares of capital stock will be held subject to applicable gaming laws. Any person owning or controlling at least 5% of the outstanding shares of any class of VICI Common Stock will be required to promptly notify VICI of such person’s identity. VICI’s charter provides that any shares of VICI Common Stock that are owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by VICI, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by the VICI Board. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price with respect to any securities to be redeemed will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid (including if the finding of unsuitability is made by the VICI Board alone), an amount that in no event exceeds (i) the market price of such securities as reported on a securities exchange, a generally recognized reporting system or domestic over-the-counter market, as applicable, or (ii) if such securities are not quoted by any recognized reporting system, then the fair market value thereof, as determined in good faith and in the reasonable discretion of the VICI Board. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as determined by VICI. If all or a portion of the redemption price is paid with a promissory note, such note shall have a ten year term, bear interest at 3% and amortize in 120 equal monthly installments and contain such other terms determined by the VICI Board.

VICI’s charter provides that the redemption right is not exclusive and that VICI Common Stock that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person may also be transferred to a trust for the benefit of a designated charitable beneficiary, and that any such unsuitable person or affiliate will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid by the unsuitable person or affiliate for the shares or the amount realized from the sale, in each case less a discount in a percentage (up to 100%) to be determined by the VICI Board in its sole and absolute discretion.

VICI’s charter requires any unsuitable person and any affiliate of an unsuitable person to indemnify VICI and its affiliated companies for any and all losses, costs and expenses, including attorneys’ fees, incurred by VICI and its affiliated companies as a result of the unsuitable person’s ownership or control or failure to promptly divest itself of any of VICI’s securities when and in the specific manner required by a gaming authority or by VICI’s charter.

Under VICI’s charter, an unsuitable person will be defined as one who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any gaming authority or for any gaming license, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by any gaming authority to be unsuitable or disqualified to own or control any of VICI Common Stock or the capital stock or any other equity securities of any of VICI’s affiliates, (iv) is determined by any gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities or holding a gaming license in any gaming jurisdiction, (v) causes any gaming license of VICI or any of its affiliates to be lost, rejected, rescinded, suspended, revoked or not renewed, or causes VICI or any of its affiliates to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any gaming license, or (vi) is deemed likely, in the sole and absolute discretion of the VICI Board, to preclude or materially delay, impede, impair, threaten or jeopardize any gaming license, cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract with a gaming authority to which VICI or its affiliates is a party, or cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of VICI or any of its affiliates.

Transfer Agent and Registrar

The transfer agent and registrar for VICI Common Stock is Computershare Trust Company.

Certain Provisions of Maryland Law and VICI’s Charter and Bylaws

The following summary of certain provisions of Maryland law and of VICI’s charter and bylaws is only a summary, and is subject to, and qualified in its entirety by reference to, VICI’s charter and bylaws and the applicable provisions of the MGCL.

Election and Removal of Directors

VICI’s charter and bylaws provide that the number of directors may be established only by the VICI Board but may not be more than fifteen or fewer than the minimum number permitted by the MGCL, which is one. The number of directors is currently set at seven. VICI’s bylaws provide for the election of directors, in uncontested elections, by a majority of the votes cast. In contested elections, the election of directors shall be by a plurality of the votes cast. VICI’s bylaws provide that a director may not be an “unsuitable person”, and that the term of office of any director found by the VICI Board to be an unsuitable person will expire.

VICI’s bylaws provide that any vacancy on the VICI Board may be filled by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum of the board of directors except that a vacancy created by the removal of a director by stockholders may also be filled by the requisite vote or consent of stockholders set forth in VICI’s bylaws.

VICI’s charter also provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect one or more directors, a director may be removed, with or without cause, by the affirmative vote of stockholders holding a majority of all of the shares of VICI’s stock entitled to vote generally in the election of directors.

Amendment to Charter and Bylaws

Except as provided in VICI’s charter with respect to indemnification and limitation of liability and amendments to VICI’s charter affecting these provisions, which must each be advised by the VICI Board and receive the affirmative vote of stockholders entitled to cast 75% of all the votes entitled to be cast generally in the election of directors, amendments to VICI’s charter must be advised by the VICI Board and approved by the affirmative vote of VICI’s stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Each of the VICI Board and VICI’s stockholders, by the affirmative vote of not less than a majority of all shares then outstanding and entitled to be cast on the matter, have the power to amend VICI’s bylaws.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation’s then outstanding voting stock.

A person is not an interested stockholder under the MGCL if the corporation’s board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL provides various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. VICI’s charter provides that, notwithstanding any other provision of its charter or its bylaws, the Maryland Business Combination Act (Title 3, Subtitle 6 of the MGCL) will not apply to any business combination between VICI and any interested stockholder of VICI and that VICI expressly elects not to be governed by the provisions of Section 3-602 of the MGCL in whole or in part. Any amendment to such provision of VICI’s charter must be advised by the VICI Board and approved by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between VICI and any other person. As a result, any person described in the preceding sentence may be able to enter into a business combination with VICI that may not be in the best interests of VICI’s stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. VICI cannot assure you that this provision of VICI’s charter will not be amended or repealed in the future. In that event, business combinations between VICI and an interested stockholder or an affiliate of an interested stockholder would be subject to the five-year prohibition and the super-majority vote requirements.

Control of Share Acquisitions

The Maryland control share acquisition statute provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise or direct voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from VICI. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within fifty days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last acquisition of control shares by the acquiring person in a control share acquisition; or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, then as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

VICI’s bylaws contain a provision exempting any acquisition of VICI’s stock by any person from the foregoing provisions on control shares. In the event that VICI’s bylaws are amended by VICI’s stockholders to modify or eliminate this provision, acquisitions of VICI Common Stock may constitute a control share acquisition and may be subject to the control share acquisition statute.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and without the need for stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, unless the charter or a resolution adopted by the board of directors prohibits such election, to be subject to any or all of five provisions, including:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•

a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•

a provision that a special meeting of stockholders must be called upon stockholder request only on the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

VICI does not currently have a classified board. VICI’s charter provides that it is prohibited from electing to be subject to any or all of the provisions of Title 3, Subtitle 8 of the MGCL unless such election is first approved by the affirmative vote of stockholders of not less than a majority of all shares of VICI then outstanding and entitled to be cast on the matter.

Through provisions in VICI’s charter and bylaws unrelated to Subtitle 8, VICI already (i) vests in the VICI Board the exclusive power to fix the number of directors, and (ii) requires the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a special meeting (unless the special meeting is called by the VICI Board, the chairman of the VICI Board, VICI’s president or chief executive officer as described below under “—Special Meetings of Stockholders”).

Special Meetings of Stockholders

The VICI Board, the chairman of the VICI Board, VICI’s president or VICI’s chief executive officer may call a special meeting of VICI’s stockholders. VICI’s bylaws provide that a special meeting of VICI’s stockholders to act on any matter that may properly be considered at a meeting of VICI’s stockholders must also be called by VICI’s secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by VICI’s bylaws.

Stockholder Action by Written Consent

The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. VICI’s charter permits stockholder action by consent in lieu of a meeting to the extent permitted by VICI’s bylaws. VICI’s bylaws provide that any action required or permitted to be taken at any meeting of the holders of common stock entitled to vote generally in the election of directors may be taken without a meeting (i) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (ii) if the action is advised, and submitted to the stockholders for approval, by the VICI Board and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to VICI in accordance with the MGCL. VICI will be required to give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

Competing Interests and Activities of VICI’s Directors or Officers

VICI’s charter provides that it has the power to renounce, by resolution of the board of directors, any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (i) presented to VICI or (ii) developed by or presented to one or more of VICI’s directors or officers.

Advance Notice of Director Nomination and New Business

VICI’s bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (i) pursuant to VICI’s notice of the meeting, (ii) by or at the direction of the VICI Board or any duly authorized committee of the VICI Board or (iii) by any stockholder present in person or by proxy who was a stockholder of record at the time of provision of notice by the stockholders and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business, who is not an “unsuitable person,” and who has complied with the advance notice procedures of VICI’s bylaws. Stockholders generally must provide notice to VICI’s secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of VICI’s proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of VICI’s stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (i) by or at the direction of the VICI Board or any duly authorized committee of the VICI Board or (ii) if the special meeting has been called in accordance with VICI’s bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of VICI’s bylaws. Stockholders generally must provide notice to VICI’s secretary not earlier than the 120th day before such special meeting or later than the later of the close of business on the 90th day before such special meeting or the 10th day after the first public announcement of the date of the special meeting and the nominees of the VICI Board to be elected at the meeting.

A stockholder’s notice must contain certain information specified by VICI’s bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in VICI.

Effect of Certain Provisions of Maryland Law and VICI’s Charter and Bylaws

The restrictions on ownership and transfer of VICI’s stock discussed under the caption “—Restrictions on Ownership and Transfer” prohibit any person from acquiring, with respect to any class or series of VICI Common Stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of VICI Common Stock without the approval of the VICI Board. These provisions may delay, defer or prevent a change in control of VICI. Further, subject to the rights of holders of preferred stock, the VICI Board has the power to increase the aggregate number of authorized shares, or the number of authorized shares of any class or series, and classify and reclassify any unissued shares of VICI’s stock into other classes or series of stock, and to authorize VICI to issue the newly-classified shares, as discussed under the captions “—Common Stock” and “—Power to Reclassify and Issue Stock,” and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of VICI. VICI believes that the power to increase the aggregate number of authorized shares and to classify or reclassify unissued shares of common or preferred stock, without approval of holders of VICI Common Stock, provides it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

VICI’s charter and bylaws also provide that the number of directors may be established only by the VICI Board, which prevents VICI’s stockholders from increasing the number of VICI’s directors and filling any vacancies created by such increase with their own nominees. The provisions of VICI’s bylaws discussed above under the captions “—Special Meetings of Stockholders” and “—Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual meeting to comply with certain notice and information requirements. VICI believes that these provisions will help to assure the continuity and stability of VICI’s business strategies and policies as determined by the VICI Board and promote good corporate governance by providing VICI with clear procedures for calling special meetings, information about a stockholder proponent’s interest in VICI and adequate time to consider stockholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for VICI’s stockholders to remove incumbent directors or fill vacancies on the VICI Board with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for VICI stockholders or otherwise be in the best interest of VICI’s stockholders.

Exclusive Forum

VICI’s bylaws provide that, unless it consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on VICI’s behalf, (ii) any action asserting a claim of breach of any duty owed by any of VICI’s present or former directors or officers or other employees or stockholders to VICI or to its stockholders, as applicable, or any standard of conduct applicable to VICI’s directors, (iii) any action asserting a claim against VICI or any of its present or former directors or officers or other employees arising pursuant to any provision of the MGCL or VICI’s charter or bylaws or (iv) any action asserting a claim against VICI or any of its present or former directors or officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits VICI to include a provision in its charter eliminating the liability of VICI’s directors and officers to VICI and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the director or officer and was material to the cause of action adjudicated. VICI’s charter contains a provision that eliminates VICI’s directors’ and officers’ liability to VICI and its stockholders for money damages to the maximum extent permitted by Maryland law.

The MGCL requires VICI (unless VICI’s charter were to provide otherwise, which VICI’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits VICI to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a part to, or witness in, by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, the MGCL prohibits VICI from indemnifying a director or officer who has been adjudged liable in a suit by VICI or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the standard of conduct for indemnification set forth above or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by VICI or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits VICI to advance reasonable expenses to a director or officer upon VICI’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

VICI’s charter provides that it will have the power to obligate itself, and VICI’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of VICI and at VICI’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

VICI’s charter and bylaws provide that it has the power, with approval of the VICI Board, to provide such indemnification and advance of expenses to a person who served a predecessor of VICI in any such capacity described above and to any employee or agent of VICI or a predecessor of VICI.

Indemnification Agreements

VICI has entered into an indemnification agreement with each of VICI’s directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, VICI has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

VICI has purchased and maintain insurance on behalf of all of VICI’s directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not VICI is required to have the power to indemnify them against the same liability.

COMPARISON OF RIGHTS OF VICI STOCKHOLDERS AND MGP SHAREHOLDERS

VICI is a Maryland corporation, and MGP is a Delaware limited liability company. The rights of VICI stockholders are governed by VICI’s charter and bylaws and the MGCL. The rights of MGP shareholders are governed by the MGP LLC Agreement and the DLLCA. If the Transactions are completed, the rights of the former MGP shareholders as holders of VICI Common Stock will be governed by VICI’s charter and bylaws and the MGCL. As a result, MGP shareholders will have different rights when they become VICI stockholders due to differences in the state law and governing documents of MGP and VICI.

The following description summarizes the material differences that may affect the rights of VICI stockholders and MGP shareholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL, (ii) the DLLCA, (iii) the VICI charter, (iv) the VICI bylaws and (v) the MGP LLC Agreement.

The following identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. MGP shareholders should read carefully the relevant provisions of the MGCL and DLLCA, as well as the governing instruments of each of VICI and MGP, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/information statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation by Reference” beginning on page 206. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the VICI charter and bylaws, as well as the MGP LLC Agreement, all of which are incorporated by reference herein.

	Rights of VICI Stockholders	Rights of MGP Shareholders

Corporate Governance and Purpose

VICI is organized as a Maryland corporation and has been taxed as a REIT for U.S. federal income tax purposes since its formation in 2017.

The rights of VICI stockholders are governed by the MGCL, the VICI charter and the VICI bylaws.

VICI’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland, including engaging in business as a REIT under the Code.

MGP is a Delaware limited liability company.

The rights of MGP shareholders are governed by the DLLCA and the MGP LLC Agreement.

MGP’s stated purpose is to engage directly or indirectly, in any business activity that is approved by the MGP Board, in its sole and absolute discretion, and that lawfully may be conducted by a limited liability company organized pursuant to the DLLCA; provided, however, that such business shall be limited to and conducted in such a manner as to permit MGP at all times to be classified as a REIT for federal income tax purposes, unless the MGP Board shall have determined, in accordance with the MGP LLC Agreement, that it is no longer in the best interests of MGP to qualify as a REIT.

	Rights of VICI Stockholders	Rights of MGP Shareholders

Authorized Capital Stock/Shares of Beneficial Interest

VICI is authorized to issue 1,000,000,000 shares of stock, consisting of (i) 950,000,000 shares of common stock, $0.01 par value per share and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share.

As of September 3, 2021, there were 537,044,887 shares of VICI Common Stock outstanding. VICI has no preferred stock outstanding.

MGP is authorized to issue (i) 1,000,000,000 MGP Class A Common Shares having no par value, (ii) one MGP Class B Common Share having no par value and (iii) 100,000,000 preferred shares.

As of September 3, 2021, there were 156,653,604 MGP Class A Common Shares outstanding, no MGP preferred shares outstanding and one MGP Class B Common Share outstanding. MGM holds a controlling voting interest in MGP through its ownership of the single MGP Class B Common Share but does not hold any of MGP’s Class A Common Shares.

Board Duties to Stockholders / Shareholders	Under the MGCL, directors must perform their duties in good faith, in a manner that they reasonably believe to be in VICI’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Directors who act in such a manner generally will not be liable to the company or its shareholders for monetary damages by reason of being a director. Under the MGCL, an act of a director is presumed to satisfy such standards. Additionally, under the MGCL, an act (including a failure to act or a determination not to act), by a director relating to or affecting an acquisition or a potential acquisition of control of the corporation is not subject to a higher duty or greater scrutiny than is applied to any other act of a director.	The MGP LLC Agreement eliminates, for MGP directors and officers and MGM and its affiliates, any duties or liabilities, including any fiduciary duties, to MGP or its members to the fullest extent permitted by law, but does not eliminate the implied contractual covenant of good faith and fair dealing. The MGP LLC Agreement provides that the MGP Board (or any committee thereof) where it is permitted or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, the MGP Board (or any committee thereof) will, to the fullest extent permitted by law, make such decision in its sole and absolute discretion and will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting MGP or its members and will not be subject to any different standards imposed by the MGP LLC Agreement, the DLLCA or under any other law, rule or regulation or in equity. Whenever the MGP LLC Agreement requires or permits the MGP Board (or any committee thereof) to

	Rights of VICI Stockholders	Rights of MGP Shareholders

make a decision in “good faith,” then the MGP Board (or any committee thereof) will be conclusively presumed to be acting in good faith if such person(s) subjectively believe(s) that the decision made or not made is in the best interests of MGP.

Distributions and Dividends

Pursuant to VICI’s charter and bylaws, dividends and other distributions in cash or other assets or securities of VICI may be authorized by the VICI Board, subject to the provisions of the MGCL. Except as otherwise provided by the MGCL or VICI’s charter, the holders of VICI Common Stock shall share ratably in all dividends and other distributions, whether in respect of liquidation, dissolution or winding up (voluntary or involuntary) or otherwise, at such times and in such amounts as the VICI Board in its sole and absolute discretion may determine.

Before payment of any dividends or other distributions, there may be set aside such sum or sums as the VICI Board may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property or for such other purpose as the VICI Board shall determine, and the VICI Board may modify or abolish any such reserve.

The MGCL provides that no distribution may be made by a Maryland corporation if, after giving effect to the distribution, the corporation would be unable to pay its indebtedness as the indebtedness becomes due in the usual course of business, or, subject to certain exceptions pertaining to distributions from recent net earnings, if the corporation’s total assets would be less than the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the

Under the terms of the MGP LLC Agreement, except in connection with a dissolution or liquidation of MGP, the MGP Board may, in its sole and absolute discretion and at any time, and from time to time, declare and pay in accordance with the DLLCA distributions from the available cash or net profits from the business of MGP, as and when it deems appropriate. Subject to the preferential or other rights of holders of any class or series of preferred shares then outstanding, holders of MGP Class A Common Shares will share equally, identically and ratably, on a per share basis, with respect to any distributions as may be declared and paid from time to time by the MGP Board out of any assets of MGP legally available therefor. The holder of the MGP Class B Common Share does not have any right to receive distributions.

All property and cash in excess of that required to discharge liabilities as prescribed by the MGP LLC Agreement received during or after the period in which the liquidation date occurs shall be distributed to the members of MGP. Subject to the preferential or other rights of any holders of other shares then outstanding, in the event of the dissolution, liquidation or winding up of MGP, whether voluntary or involuntary holders of MGP Class A Common Shares will be entitled to receive ratably all assets of MGP available for distribution to its members. The holder of the MGP Class B Common Share, in such holder’s capacity as the holder of the MGP Class B Common Share, shall not be entitled to receive any assets of

	Rights of VICI Stockholders	Rights of MGP Shareholders

	time of the distribution, to satisfy the preferential rights upon dissolution of the VICI stockholders whose preferential rights on dissolution are superior to those receiving the distribution.	MGP in the event of any voluntary or involuntary dissolution, liquidation or winding up of affairs.

Merger, Sale or Other Disposition of Assets

Under Maryland law, a Maryland corporation generally may not consolidate, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

As permitted by Maryland law, the VICI charter provides that any of these actions, once advised by the VICI Board, may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except for amendments to the charter provisions relating to indemnification and limitation of liability and amendments to the amendment provision of the VICI charter affecting these provisions, which require the affirmative vote of stockholders entitled to cast 75% of all of the votes entitled to be cast generally in the election of directors.

Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. In addition, because many of VICI’s operating assets are held by its subsidiaries, each of these subsidiaries are separately able to merge or sell all or substantially all of their assets without the approval of VICI stockholders.

The MGP LLC Agreement generally prohibits MGP and the MGP Board, without the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares, from causing MGP to sell, exchange or otherwise dispose of all or substantially all of MGP’s assets, taken as a whole, in a single transaction or a series of related transactions to a person who is not a member of the Company Group (as defined in the MGP LLC Agreement). MGP and the MGP Board may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of MGP’s assets and may also sell all or substantially all of MGP’s assets under a forced sale pursuant to a foreclosure or other realization upon those encumbrances without such approval. The MGP Board is permitted, without prior member approval, to convert MGP or any Group Member (as defined in the MGP LLC Agreement) into a new limited liability entity, to merge MGP or any Group Member into, or convey all of MGP’s assets to, another limited liability entity that will be newly formed and will have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from MGP or other Group Member if (i) the MGP Board has received an opinion of counsel that the conversion, merger or conveyance, as applicable, would not result in the loss of limited liability of any member as compared to its limited liability under the DLLCA, (ii) the purpose of such conversion, merger or conveyance is to effect a change in the legal form of MGP into another limited liability entity and (iii) the MGP Board

Rights of VICI Stockholders	Rights of MGP Shareholders

determines that the governing instruments of the new entity provide the members with substantially the same rights and obligations as contained in the MGP LLC Agreement. Finally, the MGP Board is permitted, without prior member approval, to merge or consolidate MGP with and into another entity, if the MGP Board has received an opinion of counsel that the merger or consolidation would not result in the loss of the limited liability of any member as compared to its limited liability under the DLLCA, the merger or consolidation would not result in an amendment to the MGP LLC Agreement (other than an amendment that the MGP Board could adopt without the consent of the members), MGP would be the Surviving Business Entity (as defined in the MGP LLC Agreement) in the merger or consolidation, each of MGP’s shares would be an identical share of MGP after the effective date of the merger or consolidation and the number of shares to be issued by MGP in the merger or consolidation does not exceed 20% of MGP’s outstanding shares immediately prior to the effective date of such merger or consolidation.

In cases other than the aforementioned transactions, under the MGP LLC Agreement, the MGP Board, upon its approval of a merger agreement or plan of conversion, shall direct that the merger agreement or plan of conversion, as applicable, be submitted to a vote of the members of MGP, whether at MGP’s annual meeting, a special meeting of MGP or by written consent. The MGP LLC Agreement does not provide for appraisal rights for the MGP members in the event of a conversion, merger or consolidation, a sale of substantially all of MGP’s assets or any other similar transaction or event. Therefore, under Delaware law, MGP members are not entitled to appraisal rights for such transactions.

	Rights of VICI Stockholders	Rights of MGP Shareholders

Voting Rights

Subject to certain restrictions on the ownership and transfer of stock described below under the caption “Restrictions on Ownership and Transfer”, holders of VICI Common Stock will be entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally. The holders of VICI Common Stock do not have cumulative voting rights in the election of directors or otherwise.

Except for amendments to the VICI charter provisions related to indemnification and limitation of liability, and amendments to the amendment provision of the VICI charter affecting these provisions, and notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the VICI Board and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Subject to the restrictions contained in the MGP LLC Agreement regarding the transfer and ownership of MGP Class A Common Shares and except as may otherwise be specified in the terms of any class or series of shares, the holders of MGP Class A Common Shares are entitled to one vote per share. The holder of the MGP Class B Common Share, in such holder’s capacity as a holder of the MGP Class B Common Share, will be entitled to a number of votes (rounded up to the nearest whole number) equal to the product of (x) the number of votes held by holders of MGP Class A Common Shares plus any other class of shares (other than the MGP Class B Common Share), in each case, outstanding as of any applicable record date, multiplied by (y) 1.025. If the holder of the MGP Class B Common Share and its controlled affiliates’ (excluding MGP and its subsidiaries) cease to own at least thirty percent (30%) of the aggregate MGP Class A Common Shares and MGP OP Units (as defined in the MGP LLC Agreement) outstanding, the MGP Class B Common Share will not be entitled to any voting rights.

Holders of the MGP Class A Common Shares and the holder of the MGP Class B Common Share will vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent of the members of MGP, unless otherwise required by law or the MGP LLC Agreement.

Generally, all matters to be voted on by the MGP members must be approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares present in person or represented by proxy, voting together as a single class.

	Rights of VICI Stockholders	Rights of MGP Shareholders

Size of Board	VICI’s charter and bylaws provide that the number of directors may be established only by the VICI Board but may not be more than fifteen or fewer than the minimum number permitted by the MGCL, which is one. The number of directors comprising the VICI Board is currently set at seven.	The MGP LLC Agreement provides that the number of directors constituting the whole MGP Board will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the MGP Board. The number of directors comprising the MGP Board is currently set at seven.

Term of Directors	A director shall hold office for a one-year term or until his or her earlier death, resignation, removal or a determination by the VICI Board that such director no longer has the qualifications that were required by the charter and the bylaws at the time the director was elected, and each director shall continue in office until the expiration of the term for which he or she was elected and until his or her successor has been duly elected and qualified. Currently, the qualification requirements set forth in VICI’s bylaws require that gaming authorities have not found the director to be an “unsuitable person” (as defined in the “Description of Capital Stock—Election and Removal of Directors” above).	Each director shall hold office until the annual meeting of the members following such director’s election and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

Election of Directors	The VICI bylaws provide for the election of directors, in uncontested elections, by a majority of the votes cast. In contested elections, the election of directors shall be by a plurality of the votes cast.	The MGP LLC Agreement provides that each director shall be elected by a majority of votes cast to hold office until the next annual meeting of members, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the MGP Board, the number of nominees exceeds the number of directors to be elected. Abstentions and broker non-votes do not count as votes “against” and have no effect with respect to the election of directors.

Removal of Directors	VICI’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed, with or without cause, at a meeting of stockholders called to remove the director by the affirmative vote of stockholders holding at least a majority of all of the shares of VICI Common Stock entitled to vote generally in the election of directors.	The MGP LLC Agreement provides that a director may be removed with or without cause only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares.

	Rights of VICI Stockholders	Rights of MGP Shareholders

Filling Vacancies on Board	VICI’s bylaws provide that any vacancy on the VICI Board may be filled by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum of the VICI Board. Stockholders have the right to fill board vacancies created by the removal of a director by the vote or written consent of the stockholders.	The MGP LLC Agreement provides that any vacancy on the MGP Board, until the next annual meeting, will be filled by a majority of the remaining directors then in office (even if less than a quorum) or by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares.

Amendment of the VICI charter and bylaws and the MGP LLC Agreement

Under Maryland law, a Maryland corporation generally may not amend its charter unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

As permitted by Maryland law, the VICI charter provides that any charter amendment, once advised by the VICI Board, may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter, except for amendments to the charter provisions relating to indemnification and limitation of liability and amendments to the amendment provision of the VICI charter affecting these provisions, which require the affirmative vote of stockholders entitled to cast 75% of all of the votes entitled to be cast generally in the election of directors.

As permitted by Maryland law, VICI’s bylaws vest in the VICI Board and the stockholders concurrent power to amend VICI’s bylaws. Under VICI’s bylaws, the VICI Board or the stockholders, by the affirmative vote of not less than a majority of all shares then outstanding and entitled to be cast on the matter, have the power to amend the bylaws. As a result, the VICI Board may amend VICI’s bylaws without stockholder approval. However, no amendment adopted by the stockholders may be amended by the VICI Board.

The MGP LLC Agreement provides that amendments to the MGP LLC Agreement may be proposed only by the MGP Board. However, to the fullest extent permitted by law, the MGP Board will have no duty or obligation to propose any amendment and may decline to do so in its sole and absolute discretion free of any duty or obligation whatsoever to MGP or its members, including any fiduciary duty, and will not be required to act in good faith or pursuant to any other standard imposed by the MGP LLC Agreement, the DLLCA or any other law, rule or regulation. To adopt a proposed amendment, other than the amendments discussed below, the MGP Board is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of the shareholders to consider and vote upon the proposed amendment as provided in the MGP LLC Agreement.

No amendment may be made that would enlarge the obligations of any member without its consent, unless approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of the class affected, except that to the extent any such amendments enlarge the obligations of the holders of the MGP Class A Common Shares or MGP Class B Common Share, the MGP Class A Common Shares and the MGP Class B Common Share shall vote together as a single class. The provision

Rights of VICI Stockholders	Rights of MGP Shareholders

of the MGP LLC Agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the voting power of the outstanding voting shares.

The MGP Board may generally make amendments to the MGP LLC Agreement without the approval of any member to reflect, among other things:

•  a change in name, the location of principal place of business, registered agent or registered office;

•  the admission, substitution, withdrawal or removal of members;

•  any amendment to certain provisions related to the MGP Board, officers and shareholder meetings;

•  a change that the MGP Board determines to be necessary or appropriate for MGP to qualify or continue to qualify as a limited liability company under the laws of any state;

•  a change that the MGP Board determines (i) does not adversely affect the members (including any particular class of shares as compared to other classes of shares) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any legal requirements of any federal or state agency or judicial authority or contained in any federal or state statute, or (B) facilitate the trading of the shares or comply with any rule or regulation of any natural securities exchange on which the shares are or will be listed or admitted to trading, (iii) to be necessary or appropriate to implement the tax-related provisions of the MGP LLC Agreement or (iv) to be required to effect the intent expressed in the

	Rights of VICI Stockholders	Rights of MGP Shareholders

registration statement filed by MGP with the Securities and Exchange Commission or the intent of the MGP LLC Agreement;

•  a change in fiscal year or taxable year and related changes; and

•  any other amendment substantially similar to any of the matters described above or expressly permitted in the MGP LLC Agreement to be made by the MGP Board acting alone.

No other amendments to the MGP LLC Agreement will become effective without the affirmative vote of the holders of at least 90% of the voting power of the outstanding voting shares if the MGP Board determines that such amendment will affect the limited liability of any member under Delaware law. In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any class of outstanding shares in relation to other classes of shares will require the approval by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of the class of shares affected, except that the MGP Class A Common Shares and MGP Class B Common Share shall vote together as a single class on any such amendments.

Annual Meetings of Stockholders / Shareholders	The VICI bylaws provide that an annual meeting of stockholders for the election of directors and the transaction of any business within the powers of VICI shall be held on the date and at the time and place set by the VICI Board.	The MGP LLC Agreement provides that an annual meeting of members for the election of directors and the transaction of other business shall be held on such date and at such time as may be determined by resolution of the MGP Board.

	Rights of VICI Stockholders	Rights of MGP Shareholders

Special Meetings of Stockholders / Shareholders	The VICI Board, the chairman of the VICI Board, the president or the chief executive officer of VICI may call a special meeting of the VICI stockholders. The VICI bylaws provide that the secretary must call a special meeting of the VICI stockholders to act on any matter that may properly be considered at a meeting of the stockholders upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by the VICI bylaws.	A special meeting of the members may be called by (i) MGP’s chairman, (ii) upon requisition in writing therefor, stating the purpose thereof, delivered to MGP’s chairman or MGP’s secretary and signed either by a majority of directors or by the holders of at least a majority of the voting power of the outstanding voting shares or (iii) by the resolution of the MGP Board.

Action by Written Consent	The MGCL generally provides that, unless the charter of the corporation authorizes stockholder action by less than unanimous consent, stockholder action may be taken by consent in lieu of a meeting only if it is given by all stockholders entitled to vote on the matter. The VICI charter permits stockholder action by consent in lieu of a meeting to the extent permitted by the MGCL and the VICI bylaws. The VICI bylaws provide that any action required or permitted to be taken at any meeting of the holders of common stock entitled to vote generally in the election of directors may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the VICI Board and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to VICI in accordance with the MGCL. VICI will be required to give notice of any action taken by less than unanimous consent to each stockholder not later than 10 days after the effective date of such action.	The MGP LLC Agreement provides that any action that may be taken at a meeting of the members may be taken without a meeting if an approval in writing, and deposited with MGP in care of the MGP Board, setting forth the action so taken, is signed by members owning not less than the minimum percentage of the voting power of the outstanding voting shares that would be necessary to authorize or take such action at a meeting at which all the members were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the shares are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such national securities exchange shall govern). Notice of the taking of action without a meeting shall be given to the members who have not approved in writing.

	Rights of VICI Stockholders	Rights of MGP Shareholders

Advance Notice Provisions for Shareholder / Stockholder Nominations and Shareholder / Stockholder Business Proposals

The VICI bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (i) pursuant to VICI’s notice of the meeting, (ii) by or at the direction of the VICI Board or (iii) by any stockholder present in person or by proxy who was a stockholder of record at the time of provision of notice by the stockholder and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business, who is not an “unsuitable person” and who has complied with the advance notice procedures of the VICI bylaws. Stockholders generally must provide timely notice to the secretary not earlier than the 150th day or later than the close of business on the 120th day before the first anniversary of the date of the VICI proxy statement for the preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of the stockholders. Nominations of individuals for election as directors at a special meeting of stockholders at which directors are to be elected may be made only (i) by or at the direction of the VICI Board or (ii) if the special meeting has been called in accordance with the VICI bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of provision of notice to the stockholders and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of VICI’s bylaws. Stockholders generally must provide notice to VICI’s secretary not earlier than the 120th day before such special meeting or later than the close of business, on the later of the 90th day before such special meeting or the 10th day after the first public announcement of the date of the special meeting and the nominees of the VICI Board to be elected at the meeting.

The MGP LLC Agreement provides for advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors at an annual meeting of MGP members. Specifically, the member must deliver notice to MGP’s secretary not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting (except in certain circumstances as provided in the MGP LLC Agreement). Only such business shall be conducted at a special meeting as shall have been brought before the meeting pursuant to MGP’s notice of the meeting.

	Rights of VICI Stockholders	Rights of MGP Shareholders

Notice of Shareholder / Stockholder Meetings	The VICI bylaws provide that not less than 10 nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. VICI may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice.	The MGP LLC Agreement provides that notice of each annual and special meeting, stating the place, date, and time of the meeting, the means of remote communication, if any, and, in the case of special meetings, the nature of the business to be considered, shall be given by MGP’s secretary or assistant secretary not less than 10 nor more than 60 days before the meeting to each member entitled to vote at the meeting at their post office address as it appears on MGP’s membership records, except as otherwise provided by law or the MGP LLC Agreement.

Quorum	A meeting of VICI stockholders shall not be organized for the transaction of business unless a quorum is present. Except as specified in the VICI charter, at any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. If such quorum is not established at any meeting of the stockholders, the chair of the meeting may adjourn the meeting with no appointed date for resumption or to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.	The MGP LLC Agreement provides that any number of members together holding at least a majority of the voting power of the outstanding voting shares of the class or classes of shares for which a meeting has been called, who shall be present in person or represented by proxy at any meeting duly called, shall be requisite to and shall constitute a quorum for the transaction of business, except as otherwise provided by law or the MGP LLC Agreement.

	Rights of VICI Stockholders	Rights of MGP Shareholders

Restrictions on Ownership and Transfer

VICI’s charter contains restrictions on the ownership and transfer of VICI Common Stock. Subject to the exceptions described below, the VICI charter provides that no person or entity will be able to beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, with respect to any class or series of VICI capital stock, more than 9.8% (in value or by number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of VICI capital stock. The number and value of the outstanding shares of VICI capital stock will be determined by the VICI Board in good faith, which determination will be final and conclusive in the absence of manifest error.

An exemption from the 9.8% ownership limit has been previously granted to certain stockholders, and the VICI Board may in the future provide exceptions to the ownership limit for other stockholders, subject to certain initial and ongoing conditions designed to protect VICI’s status as a REIT. In addition, the VICI charter provides that the VICI Board may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, exempt a person from the ownership limit or establish a different limit on ownership for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in VICI being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. The VICI Board may require such person to agree that any violation or attempted violation of such representations or undertakings or any change in such information that would adversely affect in any material respect

The MGP LLC Agreement, subject to certain exceptions, contains restrictions on the number of MGP shares that a person may own and may prohibit certain entities from owning MGP shares. The MGP LLC Agreement provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of any class of MGP shares (other than the MGP Class B Common Share) or 9.8% in value of the aggregate outstanding shares of all classes and series of MGP shares or more than 9.8% of the aggregate value or number (whichever is more restrictive) of any class or series of MGP preferred shares. Pursuant to the MGP LLC Agreement, the MGP Board has the power to increase or decrease the percentage of MGP shares that a person may beneficially or constructively own. However, any decreased ownership limit will not apply to any person whose percentage ownership of MGP shares is in excess of such decreased ownership limit until that person’s percentage ownership of MGP shares equals or falls below the decreased ownership limit. Until such a person’s percentage ownership of MGP shares falls below such decreased ownership limit, any further acquisition of MGP shares will be in violation of the decreased ownership limit.

The MGP LLC Agreement also provides that:

•  any person is prohibited from beneficially or constructively owning MGP shares that would result in MGP being “closely held” under Section 856(h) of the Code or otherwise cause MGP to fail to qualify as a REIT;

Rights of VICI Stockholders	Rights of MGP Shareholders

whether VICI is deemed “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or whether VICI fails to qualify as a REIT will result in such shares of VICI capital stock being transferred to a trust in accordance with the VICI charter. As a condition to granting a waiver of the ownership limit or creating an excepted holder limit, the VICI Board will be able, but will not be required, to require an opinion of counsel or IRS ruling satisfactory to the VICI Board as it may deem necessary or advisable to determine or ensure VICI’s status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

The VICI charter also provides that:

•  any person is prohibited from owning shares of VICI Common Stock that, if effective, would cause VICI to constructively own more than 9.8% of the ownership interests, assets or net profits in (i) any of its tenants or (ii) any tenant of one of VICI’s direct or indirect subsidiaries, to the extent such ownership would cause VICI to fail to qualify as a REIT;

•  any person is prohibited from beneficially or constructively owning shares of VICI Common Stock that would result in VICI being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause VICI to fail to qualify as a REIT; and

•  any person is prohibited from transferring MGP shares if the transfer would result in MGP shares being beneficially owned by fewer than 100 persons; and

•  no such person may own an interest in any tenant that would cause MGP to own, actually or constructively, more than a 9.8% interest in such tenant.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of MGP shares that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of MGP shares that are transferred to the trust pursuant to the MGP LLC Agreement, is required to give written notice immediately to MGP or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice and provide MGP with such other information as it may request in order to determine the effect of such transfer on MGP’s qualification and taxation as a REIT and such transfer shall be void ab initio with such MGP shares automatically transferred to a trust for the benefit of a charitable beneficiary. The foregoing restrictions on transferability and ownership will not apply if the MGP Board determines that it is no longer in MGP’s best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on beneficial ownership, constructive ownership and transfers of MGP shares in the MGP LLC Agreement is no longer required in order for MGP to qualify as a REIT.

	Rights of VICI Stockholders	Rights of MGP Shareholders

	• any person is prohibited from transferring shares of VICI Common Stock if the transfer would result in shares of VICI Common Stock being beneficially owned by fewer than 100 persons.	The MGP Board, in its sole and absolute discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to the MGP Board such conditions, representations and undertakings as the MGP Board may deem reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of such shares will violate certain provisions of the MGP LLC Agreement and that such person agrees that any violation or attempted violation of such representations or undertakings will result in such shares being automatically transferred to a trust in accordance with the MGP LLC Agreement. The MGP Board may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure MGP’s qualification as a REIT in the context of granting such exception. Notwithstanding such ruling or opinion, the MGP Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

Redemption of Securities Owned or Controlled by an Unsuitable Person or Affiliate

VICI’s charter provides that any shares of VICI Common Stock that are owned or controlled by an “unsuitable person” or an affiliate of an “unsuitable person” are redeemable by VICI, out of funds legally available for that redemption, to the extent required by the gaming authorities making the determination of unsuitability or to the extent determined to be necessary or advisable by the VICI Board.

From and after any such redemption date, the securities will not be considered outstanding and all rights of the “unsuitable person” or affiliate in such VICI Common Stock will cease, other than the right to receive the redemption price. The redemption price with respect to any securities to be redeemed will be the price, if any, required to be paid by the gaming authority making the finding of

The MGP LLC Agreement provides that, for so long as MGP directly or indirectly holds a license or franchise from a governmental agency to conduct its business and such license or franchise is conditioned upon some or all of the holders of MGP shares possessing prescribed qualifications, any and all of the MGP shares held by any person will be subject to, at the election of the MGP Board, in its sole and absolute discretion, either redemption by MGP and/or a requirement to sell such shares within 120 days or any other period of time determined by the MGP Board upon receipt of notice by an applicable government agency that such holder does not possess the prescribed qualifications, in each case, to the extent necessary to prevent the loss of such license or franchise or to reinstate it. Any shares that become so

	Rights of VICI Stockholders	Rights of MGP Shareholders

	unsuitability or if the gaming authority does not require a price to be paid (including if the finding of unsuitability is made by the VICI Board alone), the amount determined by the VICI Board to be the fair market value of the securities to be redeemed; provided that, unless the gaming authority requires otherwise, the redemption price will in no event exceed (i) the market price of such securities as reported on a securities exchange, a generally recognized reporting system or domestic over-the-counter market, as applicable, or (ii) if such securities are not so quoted, then the fair market value thereof, as determined in good faith and in the reasonable discretion of the VICI Board. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as determined by the VICI Board. If all or a portion of the redemption price is paid with a promissory note, such note shall have a ten year term, bear interest at 3% per annum and amortize in 120 equal monthly installments and contain such other terms determined by the VICI Board to be necessary or advisable.	redeemable may be called for redemption immediately for cash, property or rights, including securities of MGP or another company, on not less than 5 days’ notice to the holder or holders of such securities at a redemption price equal to the average Closing Price (as defined in the MGP LLC Agreement) of the applicable shares on any national securities exchange on which the shares are listed or admitted for trading for the 45 trading days immediately preceding the date of the redemption notice. If the shares are not listed or admitted for trading, or have not been listed or admitted for trading for 45 days, the MGP LLC Agreement provides that the redemption price will be determined in good faith by the MGP Board.

Limitation of Liability and Indemnification of Directors and Officers

The VICI charter contains a provision that eliminates VICI’s directors’ and officers’ liability to VICI and its stockholders for money damages to the maximum extent permitted by Maryland law.

The VICI charter provides that VICI will have the power to obligate itself, and its bylaws do so obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•  any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

Under the MGP LLC Agreement, in most circumstances, MGP will indemnify and hold harmless the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with MGP’s business:

•  any person who is or was a manager, managing member, officer, director, agent, tax matters partner, fiduciary or trustee of MGP or its subsidiaries, or any affiliate of MGP or its subsidiaries (including any director or officer);

•  MGP and its subsidiaries and any affiliate of MGP and its subsidiaries;

	Rights of VICI Stockholders	Rights of MGP Shareholders

•  any individual who, while a director or officer of VICI and at VICI’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other entity or enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

VICI’s indemnification obligation arises unless it is established that (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding, and either was committed in bad faith, or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

The VICI charter and bylaws provide that it has the power, with approval of the VICI Board, to provide such indemnification and advance of expenses to a person who served a predecessor of VICI in any such capacity described above and to any employee or agent of VICI or a predecessor of it.

•  any person who is or was serving at the request of MGP as a manager, managing member, officer, director, agent, tax matters partner, fiduciary or trustee of another person (other than a person who is providing, on a fee-for-services basis, trustee, fiduciary or custodial services);

•  MGM; and

•  any person whom the MGP Board designates as an “indemnitee” for purposes of the MGP LLC Agreement.

An individual who would otherwise be entitled to indemnification will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnified person is seeking indemnification pursuant to the MGP LLC Agreement, that such person acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the person’s conduct was unlawful.

Any indemnification under these provisions will be only out of MGP’s assets. The MGP LLC Agreement permits MGP to purchase insurance against liabilities asserted against and expenses incurred by persons for MGP’s activities, regardless of whether MGP would have the power to indemnify the person against those liabilities under the MGP LLC Agreement.

Maryland Business Combination Act

Under the Maryland Business Combination Act (Title 3, Subtitle 6 of the MGCL), there is a five year moratorium on certain transactions between the corporation and an interested stockholder and its affiliates (defined as the beneficial owner of 10%

MGP, as a Delaware limited liability company, is not subject to the Maryland Business Combination Act.

	Rights of VICI Stockholders	Rights of MGP Shareholders

or more of the common stock); after the expiration of the five year moratorium, these transactions are subject to a supermajority voting standard unless certain stringent fair price requirements are satisfied. The VICI charter provides that, notwithstanding any other provision of its charter or bylaws, the Maryland Business Combination Act will not apply to any business combination between VICI and any interested stockholder and that it expressly elects not to be governed by the provisions of Section 3-602 of the MGCL in whole or in part.

Any amendment to such provision of the VICI charter must be advised by the VICI Board and approved by the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter.

Subtitle 8 of Title 3 of the MGCL

Under Subtitle 8 of Title 3 of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and without the need for stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following provisions, including: (i) a classified board (which has the effect of making directors removable for cause only), (ii) a 2/3 vote requirement for removing a director with or without cause, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred and (v) a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

MGP, as a Delaware limited liability company, is not subject to these provisions of the MGCL.

	Rights of VICI Stockholders	Rights of MGP Shareholders

VICI’s charter provides, as provided for by the statute, that VICI is prohibited from electing to be subject to any or all of the provisions of Title 3, Subtitle 8 of the MGCL unless such election is first approved by the affirmative vote of stockholders of not less than a majority of all stock then outstanding and entitled to be cast on the matter.

Through provisions in VICI’s charter and bylaws unrelated to Subtitle 8, VICI already (i) vests in the VICI Board the exclusive power to fix the number of directors, and (ii) requires the request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting to call a stockholder-called special meeting.

Control Share Acquisitions

The Maryland control share acquisition statute provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition at various voting thresholds specified in the statue has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from VICI.

A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

MGP, as a Delaware limited liability company, is not subject to the Maryland control share acquisition statute.

	Rights of VICI Stockholders	Rights of MGP Shareholders

VICI’s bylaws contain a provision exempting any acquisition of VICI Common Stock by any person from the control share acquisition statute on control shares. In the event that VICI’s bylaws are amended to modify or eliminate this provision, acquisitions of VICI Common Stock may constitute a control share acquisition and may be subject to the control share acquisition statute.

REIT Qualification	The VICI charter provides that the VICI Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of VICI as a REIT; however, if the VICI Board determines that it is no longer in the best interests of VICI to attempt to, or continue to, qualify as a REIT, the VICI Board may revoke or otherwise terminate VICI’s REIT election pursuant to Section 856(g) of the Code upon the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter. The VICI Board, in its sole and absolute discretion, may also determine that compliance with any restriction on stock ownership and transfer as provided in the VICI charter is no longer required for REIT qualification.	The MGP LLC Agreement provides that the MGP Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the qualification of MGP as a REIT; however, if the MGP Board determines that it is no longer in the best interests of MGP to attempt to, or continue to, qualify as a REIT, the MGP Board may, without any action by the members, authorize MGP to revoke or otherwise terminate its REIT election pursuant to Section 856(g) of the Code. The MGP Board, in its sole and absolute discretion, also may (i) determine that compliance with any restriction or limitation on ownership of MGP shares as set forth in the MGP LLC Agreement is no longer required for MGP’s qualifications as a REIT and (ii) make any other determination with respect to restrictions on transfer.

LEGAL MATTERS

The validity of the VICI Common Stock to be issued in the REIT Merger will be passed upon by Hogan Lovells US LLP. It is a condition to the REIT Merger that VICI and MGP receive opinions from Hogan Lovells US LLP (or other counsel reasonably acceptable to MGP) and Weil, Gotshal & Manges LLP (or other counsel reasonably acceptable to VICI), respectively, concerning the qualification of VICI and MGP as REITs under the Code.

EXPERTS

The financial statements of VICI Properties Inc. incorporated in this Joint Proxy/Prospectus by reference from VICI Properties Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of VICI Properties Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP incorporated in this Joint Proxy/Prospectus of VICI Properties Inc. by reference from MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP’s Combined Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of MGM Growth Properties LLC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of MGP BREIT Venture 1 LLC as of and for the year ended December 31, 2020, incorporated in this Joint Proxy/Prospectus of VICI Properties Inc. by reference from MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP’s Combined Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

2022 VICI Annual Meeting of Stockholders

If the Transactions are completed, the MGP shareholders will become stockholders of VICI. The Transactions may be completed prior to or following VICI’s regularly scheduled 2022 annual meeting of stockholders. If the Transactions are completed prior to the record date for VICI’s 2022 annual meeting of stockholders, MGP shareholders who retain shares of VICI Common Stock will be eligible to vote at, participate in and submit stockholder proposals to such annual meeting of stockholders. A date has not been set for VICI’s 2022 annual meeting of stockholders. Stockholder proposals intended to be presented at the 2022 annual meeting of stockholders must be received by VICI’s Secretary no later than November 15, 2021 in order to be considered for inclusion in its proxy statement relating to the 2022 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Attention: Secretary, VICI Properties Inc., 535 Madison Avenue, 20th Floor, New York, New York 10022.

For any nomination or other business to be properly presented by a stockholder at the 2022 annual meeting of stockholders, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, the stockholder must give timely notice thereof in writing to the Secretary of VICI and any such other business must otherwise be a proper matter for action by the stockholders. To be timely under VICI’s bylaws, the notice must be delivered to VICI’s Secretary, along with the appropriate supporting documentation, as applicable, at its principal executive office not earlier than the 150th day (October 16, 2021) nor later than 5:00 p.m., Eastern Time, on the 120th day (November 15, 2021) prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Under VICI’s bylaws, stockholders must follow certain procedures to nominate a person for election as a director at an annual meeting of stockholders, or to introduce an item of business at such meeting. A stockholder must notify VICI’s Secretary in writing of the director nominee or the other business.

2022 MGP Annual Meeting of Shareholders

If the Transactions are completed, MGP does not expect to hold an annual meeting of shareholders in 2022.

If the Transactions are not completed, MGP shareholders will continue to be entitled to attend and participate in MGP’s annual meetings of shareholders, and MGP will hold the 2022 annual meeting of shareholders, in which case MGP will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. If the 2022 annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for MGP’s 2022 annual meeting in accordance with Rule 14a-8 under the Exchange Act and the MGP LLC Agreement, as described below.

Proposals Pursuant to Rule 14a-8

Proposals of shareholders intended to be presented at the 2022 annual meeting of shareholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act must be received by MGP on or before November 27, 2021 in order to be considered by the MGP Board for inclusion in the form of proxy and proxy statement to be issued by the MGP Board for that meeting.

Proposals Pursuant to the MGP LLC Agreement

The MGP LLC Agreement requires that any shareholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2022 annual meeting of shareholders, must be received by MGP no earlier than January 6, 2022 and no later than February 5, 2022 and otherwise comply with the requirements in the MGP LLC Agreement. However, as provided in the MGP LLC Agreement, different deadlines apply if the 2022 annual meeting is called for a date that is not more 30 days before or more than 70 days after the anniversary of the MGP 2021 annual meeting. All such shareholder proposals and nominations should be submitted to the Secretary of MGP, by the stated deadline, at the following address: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las

Vegas, Nevada 89118, Attention: Shareholder Communications. If MGP does receive such proposal or nomination by the appropriate deadline and in accordance with the terms of the MGP LLC Agreement, then it may not properly be brought before the 2022 annual meeting of shareholders. The fact that MGP may not insist upon compliance with these requirements should not be construed as a waiver by MGP of its right to do so in the future.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

Registered and “street-name” stockholders or shareholders who reside at a single address receive only one annual report, proxy statement or information statement, as applicable, at that address unless a stockholder or shareholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder or shareholder wishes in the future to receive a separate annual report, proxy statement or information statement, as applicable, stockholders of VICI and shareholders of MGP may contact Broadridge Financial Solutions at 1-866-540-7095, or in writing at Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

In any event, if you are a VICI stockholder and did not receive an individual copy of this proxy statement/information statement/prospectus, VICI will send a copy to you promptly if you address your written request to Attention: Secretary, VICI Properties Inc., 535 Madison Avenue, 20th Floor, New York, New York 10022, or emailing corporate.secretary@viciproperties.com. VICI stockholders can request householding if they receive multiple copies of these materials by contacting Broadridge Financial Solutions at the address above.

If you are an MGP shareholder and did not receive an individual copy of this proxy statement/information statement/prospectus, MGP will send a copy to you promptly if you address your written request to Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications. MGP shareholders can request householding if they receive multiple copies of these materials by contacting Broadridge Financial Solutions at the address above.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

VICI and MGP each file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that has reports, proxy and information statements and other information about VICI and MGP. The address of that site is https://www.sec.gov. The reports and other information filed by VICI and MGP with the SEC are also available at their respective websites, which are https://www.viciproperties.com and https://www.mgmgrowthproperties.com. Information on these websites is not part of this proxy statement/information statement/prospectus.

VICI has filed with the SEC a registration statement on Form S-4 of which this proxy statement/information statement/prospectus forms a part. The registration statement registers the VICI Common Stock to be issued to MGP’s shareholders in the REIT Merger. The registration statement, including the exhibits and schedules thereto, contains additional information about VICI Common Stock. The rules and regulations of the SEC allow VICI and MGP to omit certain information included in the registration statement from this proxy statement/information statement/prospectus.

The SEC allows VICI to “incorporate by reference” into this proxy statement/information statement/prospectus the information it files with the SEC, which means VICI can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this proxy statement/information statement/prospectus. Later information filed with the SEC will update and supersede this information.

This proxy statement/information statement/prospectus incorporates by reference the VICI documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by VICI with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 18, 2021;

•	Definitive Proxy Statement on Schedule 14A for its 2021 annual meeting of stockholders, filed with the SEC on March 15, 2021;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, filed with the SEC on April 29, 2021, and June 30, 2021, filed with the SEC on July 28, 2021;

•

Current Reports on Form 8-K, filed with the SEC on March 3, 2021 (other than the information furnished pursuant to Item 7.01 and Exhibits 99.1 and 99.2), March 8, 2021, April 29, 2021 (other than the information furnished pursuant to Items 2.02 and 7.01 and Exhibits 99.1 and 99.2), May  27, 2021 and August 5, 2021; and

•	The description of VICI’s common stock, which is contained in Item 1 of its Registration Statement on Form 8-A filed with the SEC on January 29, 2018.

This proxy statement/information statement/prospectus incorporates by reference the MGP documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by MGP with the SEC:

•	The Combined Annual Report on Form 10-K of MGP and MGP OP for the year ended December 31, 2020, filed with the SEC on February 23, 2021;

•	The Combined Quarterly Reports on Form 10-Q of MGP and MGP OP for the quarter ended March 31, 2021, filed with the SEC on April 30, 2021, and June 30, 2021, filed with the SEC on August 6, 2021;

•	The Proxy Statement on Schedule 14A filed with the SEC on March 26, 2021;

•	The Combined Current Reports on Form 8-K of MGP and MGP OP filed on March 10, 2021, March 15, 2021, April 15, 2021, May 12, 2021 and August 5, 2021; and

•

The description of MGP’s Class  A Common Shares contained in MGP’s registration statement on Form 8-A, filed with the SEC on April 11, 2016, as updated by Exhibit 4.11 to the Combined Annual Report on Form 10-K of MGP and MGP OP for the fiscal year ended December 31, 2020, and any amendment or report filed with the SEC for the purpose of updating the description.

VICI and MGP each also incorporate by reference into this proxy statement/information statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement/information statement/prospectus and prior to the dates of the VICI Special Meeting; provided, however that VICI and MGP are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement/information statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement/information statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this statement/information statement/prospectus.

VICI and MGP will each provide to each person, including any beneficial owner, to whom a copy of this proxy statement/information statement/prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this proxy statement/information statement/prospectus but not delivered with the proxy statement/information statement/prospectus free of charge upon written or oral request. You may also obtain a copy of these filings at no cost by calling VICI at (646) 949-4631, calling MGP at (702) 669-1480 or writing to VICI or MGP at the following addresses:

VICI Properties Inc.

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

Attn: Secretary

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

(702) 669-1480

Attn: Secretary

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements of VICI present the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020. The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the Transactions and other transactions as described below and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions and the Venetian Acquisition as if such transactions had been completed as of June 30, 2021, as the Transactions and the Venetian Acquisition were not reflected in the balance sheet as of June 30, 2021. The Recently Completed Transactions (as defined below) are excluded from the adjustments to the pro forma condensed combined balance sheet as such adjustments are already reflected in the historical balance sheet as of June 30, 2021. The unaudited pro forma condensed combined statements of operations give effect to (i) the Transactions, (ii) the Venetian Acquisition and (iii) the Recently Completed Transactions as if each such transaction had been completed on January 1, 2020.

The Transactions

•	The completion of the Transactions for total consideration transferred of $11,720.0 million as further described:

•	The issuance of 214,458,086 shares of VICI Common Stock in exchange for the outstanding MGP Class A Common Shares and MGP Equity Awards units at a fixed exchange ratio of 1.366x;

•

Conversion of MGP OP Units into New VICI Operating Company Units at a fixed exchange ratio of 1.366x, immediately subsequent to which the Redemption Consideration will be paid for the redemption of the Redeemed Units for $4,404.0 million in cash; and

•	MGM will retain 12,236,838 New VICI Operating Company Units.

•	The assumption of $4,200.0 million of outstanding MGP debt;

•	The incurrence of $4,404.0 million of long-term debt to finance the redemption of the Redeemed Units;

•	The issuance of 50,000,000 shares of VICI Common Stock for estimated net proceeds of $1,531.1 million to finance a portion of the full repayment of VICI’s Term Loan B Facility;

•

The issuance of 26,900,000 shares of common stock upon settlement of the June 2020 Forward Sale Agreement for estimated net proceeds of $527.6 million to finance a portion of the full repayment of VICI’s Term Loan B Facility;

•	The net settlement of the VICI and MGP outstanding interest rate swaps;

•	Entry into the MGM Master Lease to reflect an initial total annual rent of $860.0 million, inclusive of the closing of the pending Springfield Transaction; and

•	The MGP Authorized Share Capital Increase.

•	Termination of the MGP revolving credit facility.

Venetian Acquisition

•	The completion of the Venetian Acquisition for a cash purchase price of $4,000.0 million;

•	The incurrence of $850.0 million of long-term debt to finance a portion of the purchase price of the Venetian Acquisition;

•

The issuance of 50,000,000 shares of VICI Common Stock for estimated net proceeds of $1,531.1 million to finance a portion of the purchase price of the Venetian Acquisition and for general corporate purposes;

•

The issuance of 69,000,000 shares of common stock upon settlement of the March 2021 Forward Sale Agreements for estimated net proceeds of $1,886.3 million to finance a portion of the purchase price of the Venetian Acquisition; and

•	The Authorized Share Capital Increase.

Recently Completed Transactions

JACK Cleveland/Thistledown Acquisition and ROV Loan

•

The acquisition of JACK Cleveland Casino, located in Cleveland, Ohio, and JACK Thistledown Racino, located in North Randall, Ohio completed on January 24, 2020 for an aggregate purchase price of $843.3 million and entry into a triple net lease agreement with a subsidiary of JACK Entertainment, as subsequently amended on July 16, 2020 (the “JACK Cleveland/ Thistledown Acquisition”); and

•

The funding of the term loan completed on January 24, 2020 in the amount of $50.0 million to affiliates of Rock Ohio Ventures LLC (the “ROV Loan”), as subsequently amended on July 16, 2020 to increase the term loan amount to $70.0 million pursuant to the Amended and Restated ROV Loan (the “Amended and Restated ROV Loan”).

Second Lien Notes Redemption

•

The use of $500.0 million of the net proceeds from the February 2020 Senior Unsecured Notes offering and cash on hand to redeem in full the $766.9 million aggregate principal amount of 8.0% second priority senior secured notes due 2023, which were issued by a subsidiary of Existing VICI OP in October 2017 (the “Second Lien Notes”) on February 20, 2020, and pay related fees and expenses (the “Second Lien Notes Redemption”).

Term Loan B Facility Repricing

•

The repricing of the seven-year senior secured first lien term loan B facility entered into by VICI Properties 1 LLC in December 2017, as amended from time to time, including on January 24, 2020 to reduce the applicable interest rate from LIBOR plus 2.00% to LIBOR plus 1.75% (the “Term Loan B Facility” and the “Term Loan B Facility Repricing”, respectively).

Eldorado Transaction

•	The consummation of the Eldorado Transaction on July 20, 2020 as follows:

•	The CPLV Additional Rent Acquisition for a purchase price of $1,189.9 million;

•	The HLV Additional Rent Acquisition for a purchase price of $213.8 million;

•	The MTA Properties Acquisitions for an aggregate purchase price of $1,823.5 million;

•	The financial statement impact of the Lease Modifications; and

•	The use of $2,000.0 million of the net proceeds from the February 2020 Senior Unsecured Notes offering to finance a portion of the cash needs relating to the Eldorado Transaction.

Chelsea Piers Mortgage Loan

•	The funding of the mortgage loan with Chelsea Piers (the “Chelsea Piers Mortgage Loan”) completed on August 31, 2020 in the amount of $65.0 million with Chelsea Piers New York.

Forum Convention Center Mortgage Loan

•

The funding of the mortgage loan to an affiliate of Caesars that is secured by the Caesars Forum Convention Center (the “Forum Convention Center Mortgage Loan”) completed on September 18, 2020 in the amount of $400.0 million, partially funded with the proceeds from the partial settlement of the June 2020 Forward Sale Agreement on September 28, 2020.

We refer to the JACK Cleveland/Thistledown Acquisition, the ROV Loan, the Amended and Restated ROV Loan, the Second Lien Notes Redemption, the Term Loan B Facility Repricing, the Eldorado Transaction, the Chelsea Piers Mortgage Loan and the Forum Convention Center Mortgage Loan collectively, as the “Recently Completed Transactions.”

Pro forma adjustments derived from such assumptions are based on currently available information, and in many cases are based on assumptions, estimates and preliminary information. The assumptions underlying the pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial statements of VICI. We believe such assumptions are reasonable under the circumstances and reflect our best currently available estimates and judgments. However, no assurance can be given that the Transactions or the Venetian Acquisition will occur on the terms or timing contemplated herein, or at all. Similarly, the unaudited pro forma condensed combined financial statements include various assumptions, some of which are described in the accompanying notes, relating to our incurrence of $4,404.0 million of long-term debt to finance the redemption of the Redeemed Units and $850.0 million of long-term debt to finance a portion of the purchase price of the Venetian Acquisition, the net settlement of the VICI and MGP interest rate swaps and the issuance of VICI Common Stock in an amount of $3,062.3 million to repay in full the Term Loan B Facility, finance a portion of the purchase price of the Venetian Acquisition and for general corporate purposes. While these assumptions are based on currently available information and market conditions, there can be no assurance that we will be successful in obtaining the financing on the terms described herein or at all, and the actual terms of any such financings will depend on various factors, including our creditworthiness, the general condition of the capital markets, interest rates, the structure of our debt, our recent and anticipated financial position and results of operations, the price of VICI Common Stock, taxes and other factors at the time any such financings take place. Furthermore, the unaudited pro forma condensed combined financial statements are not reflective of our future financial condition or results of operations and do not necessarily reflect what our financial condition or results of operations would have been had the transactions to which the pro forma adjustments relate actually occurred on the dates indicated.

The unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with VICI’s and MGP’s consolidated financial statements and related notes included in their respective Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the six months ended June 30, 2021 incorporated by reference into this proxy statement/information statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(in thousands, except share and per share amounts)

	Historical		Transaction Accounting Adjustments
	VICI	MGP (As Adjusted - Note 2)	The MTA Transactions	Venetian Acquisition	Item in Note 4	VICI Pro Forma
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$13,098,853	$—	$—	$3,899,068	(a)	$16,997,921
Investments in leases - operating, net	—	8,194,148	(8,194,148)	—	(a)	—
Investments in leases - financing receivables, net	2,643,648	—	15,065,605	—	(a)	17,709,253
Lease incentive asset	—	497,151	(497,151)	—	(a)	—
Investments in loans, net	505,262	—	—	—		505,262
Land	157,365	—	—	—		157,365
Investment in unconsoliated affiliate	—	813,850	450,865	—	(a)	1,264,715
Cash and cash equivalents	407,522	298,175	(850,672)	221,442	(b)	76,467
Other assets	406,898	344,162	102,165	—	(c)	853,225

Total assets	$17,219,548	$10,147,486	$6,076,664	$4,120,510		$37,564,208

Liabilities
Debt, net	$6,772,903	$4,162,918	$2,580,858	$838,875	(d)	$14,355,554
Accrued interest	45,913	62,577	—	—		108,490
Deferred financing liability	73,600	—	—	—		73,600
Deferred revenue	352	187,019	(187,019)	—	(e)	352
Dividends payable	177,114	138,029	—	—		315,143
Other liabilities	414,597	450,826	(74,586)	—	(f)	790,837

Total liabilities	7,484,479	5,001,369	2,319,253	838,875		15,643,976

Stockholders’ equity
Common stock, 950,000,000 shares authorized at June 30, 2021 and 1,350,000,000 pro forma share authorized, 537,043,817 shares issued and outstanding at June 30, 2021 and 947,401,903 pro forma shares issued and outstanding	5,370	—	2,914	1,190	(g)	9,474
Preferred stock, $0.01 par value, 50,000,000 shares authorized and no shares outstanding at June 30, 2021	—	—	—	—		—
Additional paid-in capital	9,366,561	3,554,821	5,273,604	3,416,234	(g)	21,611,220
Accumulated other comprehensive loss	(70,815)	(52,385)	123,200	—	(g)	—
Retained earnings (deficit)	355,524	(475,978)	90,913	(135,789)	(g)	(165,330)

Total VICI stockholders’ equity	9,656,640	3,026,458	5,490,631	3,281,635		21,455,364
Non-controlling interest	78,429	2,119,659	(1,733,220)	—	(g)	464,868

Total stockholders’ equity	9,735,069	5,146,117	3,757,411	3,281,635		21,920,232

Total liabilities and stockholders’ equity	$17,219,548	$10,147,486	$6,076,664	$4,120,510		$37,564,208

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2021

(in thousands, except share and per share amounts)

	Historical		Transaction Accounting Adjustments
	VICI	MGP (As Adjusted - Note 2)	The MTA Transactions	Venetian Acquisition	Item in Note 5	VICI Pro Forma
Revenues
Income from sales-type leases	$581,278	$—	$—	$159,098	(aa)	$740,376
Income from operating leases	—	376,607	(376,607)	—	(aa)	—
Income from lease financing receivables and loans	140,373	—	569,363	—	(aa)	709,736
Other income	13,961	12,077	(58)	—	(bb)	25,980
Golf revenues	15,098	—	—	—		15,098

Total revenues	750,710	388,684	192,698	159,098		1,491,190

Operating expenses
General and administrative	15,713	7,965	—	—	(cc)	23,678
Depreciation	1,549	115,709	(115,709)	—	(cc)	1,549
Golf expenses	9,738	—	—	—		9,738
Change in allowance for credit losses	(33,484)	—	—	—		(33,484)
Other expenses	13,961	12,762	(743)	—	(cc)	25,980
Transaction and acquisition expenses	9,512	1,159	—	—	(cc)	10,671

Total operating expenses	16,989	137,595	(116,452)	—		38,132

Income from unconsolidated affiliate	—	50,758	(9,285)	—	(dd)	41,473
Interest expense	(156,854)	(137,187)	21,747	(15,670)	(ee)	(287,964)
Interest income	49	398	—	—		447
Gain on unhedged interest rate swaps, net	—	28,604	(28,604)	—	(ff)	—

Income before income taxes	576,916	193,662	293,008	143,428		1,207,014
Income tax expense	(1,740)	(4,556)	4,181	—	(gg)	(2,115)

Net income	575,176	189,106	297,189	143,428		1,204,899
Less: Net income attributable to non-controlling interests	(4,666)	(85,619)	70,255	—	(hh)	(20,030)

Net income attributable to common stockholders	$570,510	$103,487	$367,444	$143,428		$1,184,869

Net Income per common share
Basic	$1.06	$0.71				$1.25
Diluted	$1.04	$0.71				$1.25

Weighted average number of shares of common stock outstanding
Basic	536,586,921	145,085,000	169,373,086	95,900,000	(ii)	946,945,007
Diluted	549,620,976	145,289,000	169,169,086	83,799,846	(ii)	947,878,908

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except share and per share amounts)

	Historical		Transaction Accounting Adjustments
	VICI	MGP (As Adjusted - Note 2)	The MTA Transactions	Venetian Acquisition	Recently Completed Transactions	Item in Note 5	VICI Pro Forma
Revenues
Income from sales-type and direct financing leases	$1,007,508	$—	$—	$314,326	$151,406	(aa)	$1,473,240
Income from operating leases	25,464	768,442	(768,442)	—	(25,464)	(aa)	—
Income from lease financing receivables and loans	153,017	—	1,124,268	—	127,752	(aa)	1,405,037
Other income	15,793	24,155	(68)	—	11,025	(bb)	50,905
Golf revenues	23,792	—	—	—	—		23,792

Total revenues	1,225,574	792,597	355,758	314,326	264,719		2,952,974

Operating expenses
General and administrative	30,661	16,076	—	—	—	(cc)	46,737
Depreciation	3,731	236,853	(236,853)	—	—	(cc)	3,731
Golf expenses	17,632	—	—	—	—		17,632
Change in allowance for credit losses	244,517	—	243,705	114,932	—	(cc)	603,411
Other expenses	15,793	24,551	(464)	—	11,025	(cc)	50,905
Transaction and acquisition expenses	8,684	196,162	—	4,000	—	(cc)	208,846

Total operating expenses	321,018	473,642	6,645	118,932	11,025		931,262

Income from unconsolidated affiliate	—	89,056	(18,570)	—	—	(dd)	70,486
Interest expense	(308,605)	(228,786)	(114,818)	(48,197)	(3,854)	(ee)	(704,260)
Interest income	6,795	4,345	—	—	—		11,140
Gain on unhedged interest rate swaps, net	—	4,664	(4,664)	—	—	(ff)	—
Loss from extinguishment of debt	(39,059)	(18,129)	—	—	—		(57,188)
Gain upon lease modification	333,352	—	—	—	—		333,352

Income before income taxes	897,039	170,105	211,061	147,197	249,840		1,675,242
Income tax expense	(831)	(9,734)	8,984	—	(545)	(gg)	(2,126)

Net income	896,208	160,371	220,045	147,197	249,295		1,673,116
Less: Net income attributable to non-controlling interests	(4,534)	(84,242)	62,907	—	—	(hh)	(25,869)

Net income attributable to common stockholders	$891,674	$76,129	$282,952	$147,197	$249,295		$1,647,247

Net Income per common share
Basic	$1.76	$0.59					$1.74
Diluted	$1.75	$0.59					$1.74

Weighted average number of shares of common stock outstanding
Basic	506,140,642	129,491,000	184,967,086	95,900,000	29,393,442	(ii)	945,892,170
Diluted	510,908,755	129,653,000	184,805,086	94,161,573	26,775,632	(ii)	946,304,046

Note 1— Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in VICI’s audited consolidated financial statements as of and for the year ended December 31, 2020 and VICI’s unaudited consolidated financial statements as of and for the six months ended June 30, 2021. VICI’s management has determined that there were no significant accounting policy differences between VICI and MGP and, therefore, no adjustments are necessary to conform MGP’s financial statements to the accounting policies used by VICI in the preparation of the unaudited pro forma condensed combined financial statements, other than those reclassification adjustments required to confirm with VICI’s classifications described in Note 2. This conclusion is subject to change as further assessment is performed and finalized for purchase accounting.

In accordance with (“ASC”) 805—”Business Combinations,” management determined that the acquisition of MGP does not meet the definition of a business and is accordingly accounted for as an asset acquisition under ASC 805-50. Further, as part of the application of ASC 805, VICI will conduct a more detailed review of MGP’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of MGP’s results of operations or reclassification or adjustment of assets or liabilities to conform to VICI’s accounting policies and classifications. Therefore, VICI may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Transactions are completed.

Note 2 — Reclassification Adjustments

In these unaudited pro forma condensed combined financial statements, the MGP historical financial statement line items include the reclassification of certain historical balances to conform to the VICI presentation of these items, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or income from continuing operations of VICI or MGP.

Balance Sheet

(In Thousands)	MGP Historical	Adjustment	MGP, As Adjusted
Assets
Other assets	$24,227	$319,935	$344,162
Above market lease, asset	39,080	(39,080)	—
Operating lease right-of-use assets	280,855	(280,855)	—
Liabilities
Other liabilities	$75,885	$374,941	$450,826
Deferred income taxes	33,298	(33,298)	—
Operating lease liability	341,643	(341,643)	—

Statement of Operations

	Six Months Ended June 30, 2021
(In Thousands)	MGP Historical	Adjustment	MGP, As Adjusted
Revenues
Ground Lease	$12,077	$(12,077)	$—
Other income	—	12,077	12,077
Operating Expenses
Ground lease expense	$11,840	$(11,840)	$—
Other expenses	922	11,840	12,762
Property transactions, net	881	(881)	—
Transaction and acquisition expenses	278	881	1,159

	Year Ended December 31, 2020
(In Thousands)	MGP Historical	Adjustment	MGP, As Adjusted
Revenues
Ground Lease	$24,155	$(24,155)	$—
Other income	—	24,155	24,155
Operating Expenses
Ground lease expense	$23,681	$(23,681)	$—
Other expenses	18,999	5,552	24,551
Property transactions, net	195,182	(195,182)	—
Transaction and acquisition expenses	980	195,182	196,162
Total operating expenses	491,771	(18,129)	473,642
Other Income/Expenses
Loss from extinguishment of debt	—	(18,129)	(18,129)

Note 3 — Preliminary Purchase Price Allocation

Estimated Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to MGP’s identifiable net assets acquired, which is based upon an estimated preliminary purchase price of approximately $11,720.0 million. The calculation of the estimated preliminary purchase price related to the Transactions is as follows:

(In Thousands)	Amount
REIT Merger Consideration (1)	$6,772,586
Redemption Consideration (2)	4,404,000
MGP OP Unit rollover for MGM (3)	386,439
Estimated transaction costs (4)	157,000
Total consideration to be transferred	$11,720,025

(1)

Amount is based on the conversion of the outstanding MGP Class A Common Shares, including the shares underlying the MGP Equity Awards units as of June 30, 2021, into shares of VICI Common Stock representing the REIT Merger Consideration as follows:

($ in Thousands)	Amount
MGP Class A Common Shares	156,645,628
MGP equity incentive award units	351,507
Total MGP shares to be converted to VICI Common Stock	156,997,135
Exchange Ratio	1.366
REIT Merger Consideration Stock Issuance	214,458,086
VICI stock price as of September 7, 2021	$31.58
Value of REIT Merger Consideration Stock Issuance	$6,772,586

(2)	Represents the cash consideration for the Redeemed Units.
(3)	Retention of MGP OP Units by MGM converted into 12,236,838 New VICI Operating Company Units at a value of $31.58 per unit, representing the value of VICI Common Stock as of September 7, 2021.
(4)

The Transactions are accounted for as an asset acquisition and accordingly all transaction costs directly related to the merger are capitalized. The amount represents the estimate of third-party advisory fees, legal fees and closing fees associated with the Transactions.

The actual value of the VICI Common Stock to be issued in the REIT Merger and the value of the MGP OP Units rollover for MGM will depend on the market price of shares of VICI Common Stock at the closing date of the Transactions, and therefore, the actual purchase price will fluctuate with the market price of VICI Common Stock until the Transactions are consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10% difference in VICI’s stock price would change the purchase price by approximately $715.9 million, which would be recorded as an adjustment to the fair value of the net assets acquired on a relative fair value basis.

The outstanding number of shares of MGP Class A Common Shares and MGP OP Units may change prior to the closing of the Transactions due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding MGP equity-based awards and any grants of new MGP equity-based awards. Any such changes are not expected to have a material impact on the unaudited pro forma condensed combined financial statements.

Preliminary Purchase Price Allocation

The preliminary purchase price allocation to the assets acquired and liabilities assumed is provided below. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on VICI management’s preliminary estimate of their respective relative fair values as of June 30, 2021:

(In Thousands)	Amount
Investments in leases - financing receivables	$15,302,800
Investment in unconsolidated affiliate	1,264,715
Cash and cash equivalents (1)	148,175
Other assets	16,430
Debt, net (1)	(4,729,688)
Accrued interest	(62,577)
Dividends payable	(138,029)
Other liabilities	(81,800)
Total Purchase Price	$11,720,026

(1)

These amounts assume MGP’s pending acquisition of MGM Springfield is funded with $250.0 million of debt financing and $150.0 million in cash. The $250.0 million of debt financing is assumed to be extinguished as part of the closing of the Transactions, using VICI cash.

The purchase price allocation presented above has not been finalized. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Transactions and will be completed after the Transactions are consummated. These final fair values will be determined based on VICI management’s judgment, which is based on various factors. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to the different assets and liabilities and could impact the operating results of the combined company following the Transactions due to differences in the allocation of the purchase consideration.

Note 4—Balance Sheet Pro Forma Adjustments

Real Estate Portfolio

(a)	Represents the following pro forma adjustments to the real estate portfolio:

The Transactions

•	The elimination of the MGM Master Lease as an operating lease, including the elimination of the lease incentive asset balance and deferred revenue balance.

•

The recognition of the MGM Master Lease at fair value of the underlying assets, including the reclassification of the MGM Master Lease to an Investment in leases - financing receivables, net accounted for under ASC 310—Receivables. Upon consummation of the Transactions, the MGM Master Lease will be modified and classified as a sales-type lease. Further, since MGM controlled and consolidated MGP prior to the Transactions, the lease was assessed under the sale-leaseback guidance and determined to be a failed sale-leaseback under which the lease was accounted for as a financing receivable under ASC 310.

•	The investment in leases - financing receivable is net of an estimated $237.2 million of allowance for credit losses recognized on the investment balance, as required under ASC 326—Credit Losses.

•	The recognition of the investment in unconsolidated affiliate for the BREIT JV at fair value.

Venetian Acquisition

•

The Venetian Acquisition, which is accounted for as a sales-type lease under ASC 842—Leases, inclusive of an estimated $14.0 million of capitalized initial direct costs. The investment is net of an estimated $114.9 million of allowance for credit losses recognized on the investment balance as required under ASC 326—Credit Losses.

Cash and Cash Equivalents

(b)

Represents the cash used to pay for the acquisition of MGM Springfield by MGP, a portion of the transaction costs associated with the Transactions, including, debt extinguishment costs, interest rate swap termination fees, bridge commitment fees, third-party advisory and legal fees, closing costs and transfer taxes, and the net cash received in connection with the funding of the Venetian Acquisition.

Other Assets

(c)	Represents the pro forma adjustments to Other assets as a result of the Transactions as follows:

(In Thousands)	Amount
Elimination of deferred financing costs	$(7,797)
Elimination of above market lease asset	(39,080)
Elimination of right-of-use ground lease asset (1)	(280,855)
Addition of sales-type ground lease asset (1)	429,897

Total Pro Forma Adjustments	$102,165

(1)

Upon closing of the Transactions, we will assume the MGP ground leases at Beau Rivage, Borgata and MGM National Harbor. We expect to reassess the classifications of these leases and determine them to be sales-type sub-leases and accordingly adjusted the balance to remove the prior operating lease balance and replace it with sales-type sub-lease assets balance. The sales-type sub-lease is net of an estimated $6.8 million of allowance for credit losses recognized on the investment balance, as required under ASC 326—Credit Losses.

Debt, net

(d)	Represents the pro forma adjustments to Debt, net as follows:

(In Thousands)	Amount
The Transactions
Adjustment to fair value of assumed MGP debt	$316,770
Partial redemption of VICI debt (1)	(2,083,362)
Issuance of debt for the Transactions, net of deferred financing costs (2)	4,347,450
Venetian Acquisition
Issuance of debt for the Venetian Acquisition, net of deferred financing costs (3)	838,875

Total Pro Forma Adjustments	$3,419,733

(1)

Represents the equity financing proceeds, as described in paragraph (g) below, used to repay in full the outstanding balance of the Term Loan B Facility in the amount of $2,100.0 million, net of the write-off of deferred financing costs in the amount of $16.6 million.

(2)

The incurrence of $4,404.0 million of long-term debt to finance the redemption of the Redeemed Units, net of an estimated $56.6 million of deferred financing costs that we anticipate incurring in connection with the financing.

(3)

The incurrence of $850.0 million of long-term debt financing used to finance a portion of the purchase price of the Venetian Acquisition, net of an estimated $11.1 million of deferred financing costs that we anticipate incurring in connection with the financing.

Subsequent to the MTA Transactions and Venetian Acquisition, we anticipate VICI will have $14,204.0 million in principal amount of consolidated unsecured notes outstanding and $1,503.0 million principal amount of unconsolidated CMBS debt, representing our share of the debt at the BREIT JV, resulting in 90% of our pro forma debt being unsecured and 10% of our pro forma debt secured. There can be no assurance that we will be able to obtain long-term debt financing on the terms described herein, including those with respect to maturity or interest rate, or at all, especially if market or economic conditions change after the date of this proxy statement/information statement/prospectus. See paragraph (ee) to Note 5—Statement of Operations Pro Forma Adjustments below. To the extent we are unable to obtain the long-term debt financing as contemplated above, we intend to borrow a similar amount under the Bridge Facility, Venetian Acquisition Bridge Facility and/or our Revolving Credit Facility, as the case may be. Under the Bridge Facility we can borrow up to $9,250.0 million, under the Venetian Acquisition Bridge Facility we can borrow up to $2,110.0 million, and under our Revolving Credit Facility we can borrow up to $1,000.0 million.

Deferred revenue

(e)	Represents the elimination of deferred revenue related to MGP upon the acquisition of MGP and reclassification of the MGM Master Lease to a financing receivable, as described in (a) above.

Other Liabilities

(f)	Represents the pro forma adjustments to Other liabilities as a result of the Transactions as follows:

(In Thousands)	Amount
Net settlement of VICI swaps	$(70,815)
Net settlement of MGP swaps	(71,411)
Elimination of MGP deferred income taxes	(33,298)
Addition of MGP severance liability	5,915
Elimination of operating ground lease liability (1)	(341,643)
Addition of financing ground lease liability (1)	436,666

Total Pro Forma Adjustments	$(74,586)

(1)

Upon closing of the Transactions, we will assume the MGP ground leases at Beau Rivage, Borgata and MGM National Harbor. We expect to reassess the classifications of these leases and determine them to be finance sub-lease liability and accordingly adjusted the balance to remove the prior operating lease liability balance and replace it with finance sub-lease liability balance.

Stockholders’ Equity

(g)	Represents the pro forma adjustments to the components of stockholders’ equity as follows:

(In Thousands)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total VICI Stockholders’ Equity	Non-controlling Interests	Total Stockholders’ Equity
The MTA Transactions
Elimination of MGP historical balances	$—	$(3,554,821)	$52,385	$475,978	$(3,026,458)	$(2,119,659)	$(5,146,117)
Equity financing (1)	500	1,530,630	—	—	1,531,130	—	1,531,130
Settlement of June 2020 Forward Sale Agreement (2)	269	527,353	—	—	527,622	—	527,622
REIT Merger Consideration (3)	2,145	6,770,442	—	—	6,772,587	—	6,772,587
MGP OP Unit rollover for MGM (4)	—	—	—	—	—	386,439	386,439
VICI swap termination	—	—	70,815	(70,815)	—	—	—
Retained earnings (5)	—	—	—	(314,249)	(314,249)	—	(314,249)
Venetian Acquisition
Equity financing (1)	500	1,530,630	—	—	1,531,130	—	1,531,130
Settlement of March 2021 Forward Sale Agreements (6)	690	1,885,604	—	—	1,886,294	—	1,886,294
Retained earnings (5)	—	—	—	(135,790)	(135,790)	—	(135,790)

Total Pro Forma Adjustments	$4,104	$8,689,838	$123,200	$(44,876)	$8,772,266	$(1,733,220)	$7,039,046

(1)

Represents the estimated issuance of 100,000,000 shares of VICI Common Stock at the share price as of September 7, 2021 of $31.58 per share, net of the estimated underwriting discount and other offering costs. The actual net proceeds that we will receive from any sale of VICI Common Stock will be based on numerous factors, including prevailing market conditions at the time of any such sale, the actual number of shares sold by us, the public offering price and our offering expenses. As a result, the actual net proceeds from the sale will differ from the net proceeds assumed for purposes of this unaudited pro forma balance sheet, potentially materially.

(2)

Represents the issuance of 26,900,000 shares of VICI Common Stock in connection with the June 2020 Forward Sale Agreement at the forward settlement price as of June 30, 2021 of $19.61 per share for total net proceeds of $527.6 million; and

(3)

Represents the conversion of the outstanding MGP Class A Common Shares, including the shares underlying the MGP equity incentive award units as of June 30, 2021, into shares of VICI Common Stock representing the REIT Merger Consideration at the current share price as of September 7, 2021 of $31.58 per share.

(4)	Represents the retained MGP OP Units by MGM, as further described in Note 3.
(5)	Represents the adjustment to retained earnings from the following non-recurring items:

•	$358.9 million, which represents the estimated current expected credit losses recognized on the additional investment balances as described in (a) and (c) above;

•	$16.6 million, which represents the write-off of the deferred financing costs associated with the full repayment of the Term Loan B Facility, as described in (d) above;

•	$70.5 million payment of commitment and structuring fees relating to the Bridge Facility and Venetian Acquisition Bridge Facility; and

•	$4.0 million in legal and third-party leasing costs, which are required to be expensed under ASC 842.

(6)

Represents the issuance of 69,000,000 shares of VICI Common Stock in connection with the March 2021 Forward Sale Agreements at the forward settlement price as of June 30, 2021 of $27.34 per share for total net proceeds of $1,886.3 million

The actual net proceeds, if any, that we will receive under the June 2020 Forward Sale Agreement and March 2021 Forward Sale Agreements will be based on numerous factors, including the settlement method selected by us of each of the June 2020 Forward Sale Agreement and March 2021 Forward Sale Agreements and the respective forward sale price at the time of settlement; as a result, the actual net proceeds from any settlement will differ from the net proceeds assumed for purposes of this unaudited pro forma balance sheet.

Note 5—Statements of Operations Pro Forma Adjustments

Lease and Loan Revenues

(aa) Represents pro forma adjustments to revenues as follows:

The Transactions

•	Elimination of the historical operating lease revenue for MGP which was previously determined to be an operating lease.

•

Upon consummation of the Transactions, the MGM Master Lease will be modified and classified as an investment in leases - financing receivable, net, as further described in Note 4(a) above, resulting in $569.4 million of Income from lease financing receivables and loans for the six months ended June 30, 2021 and $1,124.3 million of income from lease financing receivables and loans for the year ended December 31, 2020. Pro forma cash received from the MGM Master Lease during the six months ended June 30, 2021 and the year ended December 31, 2020 would have been $438.6 million and $860.0 million, respectively.

Venetian Acquisition

•

$159.1 million of additional income from sales-type leases for the six months ended June 30, 2021 and $314.3 million of income from sales-type and direct financing leases for the year ended December 31, 2020 associated with the rent from the Venetian Acquisition. Pro forma cash received from the Venetian Acquisition during the six months ended June 30, 2021 and the year ended December 31, 2020 would have been $125.0 million and $250.0 million, respectively.

Recently Completed Transactions

JACK Cleveland/Thistledown Acquisition and ROV Loan

•

$5.1 million of additional income from lease financing receivables and loans for the year ended December 31, 2020 with respect to the portion of 2020 prior to the completion of the JACK Cleveland/ Thistledown Acquisition and funding of the ROV Loan and Amended and Restated ROV Loan. Pro forma cash received during the year ended December 31, 2020 would have been $71.6 million.

Eldorado Transaction

•

$151.4 million of additional income from sales-type and direct financing leases for the year ended December 31, 2020 associated with the rent from the CPLV Additional Rent Acquisition and the HLV Additional Rent Acquisition and the impact of the Lease Modifications with respect to the portion of 2020 prior to the completion of the Eldorado

Transaction. Pro forma cash received from the CPLV Additional Rent Acquisition and the HLV Additional Rent Acquisition during the year ended December 31, 2020 would have been $98.5 million.

•

$25.5 million decrease in income from operating leases for the year ended December 31, 2020, due to the reassessment of the lease classification resulting in the reclassification of the land component of the CPLV Lease Agreement from an operating lease to a sales-type lease. After giving effect to the Lease Modifications, all rent under the modified CPLV Lease Agreement is recognized as a component of income from sales-type and direct financing leases. Such adjustment does not result in a change to the pro forma cash received under our lease agreements.

•

$97.3 million of additional income from financing receivables and loans for the year ended December 31, 2020, associated with the rent from the MTA Properties Acquisitions with respect to the portion of 2020 prior to the completion of the MTA Properties Acquisitions. Pro forma cash received under the Regional Master Lease Agreement during the year ended December 31, 2020 would have been $154.0 million.

Chelsea Piers Mortgage Loan

•

$3.2 million of additional income from lease financing receivables and loans for the year ended December 31, 2020 with respect to the portion of 2020 prior to the funding of the Chelsea Piers Mortgage Loan. Pro forma cash received during the year ended December 31, 2020 would have been $4.8 million.

Forum Convention Center Mortgage Loan

•

$22.2 million of additional income from lease financing receivables and loans for the year ended December 31, 2020 with respect to the portion of 2020 prior to the funding of the Forum Convention Center Mortgage Loan. Pro forma cash received during the year ended December 31, 2020 would have been $31.2 million.

Adjustments to the Recently Completed Transactions for the six months ended June 30, 2021 were not required as all of the Recently Completed Transactions closed prior to December 31, 2020.

Other Income

(bb) Represents pro forma adjustments to other income as follows:

The Transactions

•

Upon closing of the Transactions, we will assume the MGP ground leases at Beau Rivage, Borgata and MGM National Harbor. We expect to reassess the classifications of these leases and determine them to be financing sub-lease liabilities and a sales-type sub-lease assets and accordingly adjusted the income to reflect the difference from the MGP historical balance. All payments under the ground leases are paid directly by our tenant to the landlord; however, we are required to present such payments on a gross basis under GAAP.

Recently Completed Transactions

Harrah’s New Orleans Ground Lease

•

Represents the adjustments to income and expense related to the full year gross presentation of the Harrah’s New Orleans ground lease. Upon closing of the Eldorado Transaction, we became the lessee and primary obligor of the ground lease for Harrah’s New Orleans. All payments under the ground lease are paid directly by our tenant to the landlord; however, we are required to present such payments on a gross basis under GAAP. An adjustment for the six months ended June 30, 2021 was not required as the Eldorado Transaction closed on July 20, 2020.

Operating Expenses

(cc) Represents the pro forma adjustments to operating expenses as follows:

The Transactions

•

Elimination of the historical property depreciation for the MGM. Since the MGM Master Lease is determined to be an investment in lease - financing receivable, no depreciation is recognized for pro forma purposes.

•	The amount of allowance for credit losses recognized on the initial investment balances for the MGM Master Lease and Venetian Lease, as required under ASC 326—Credit Losses.

•	Reassessment of the classification of the MGP ground leases at Beau Rivage, Borgata and MGM National Harbor as noted in (bb) above.

The pro forma general and administrative expenses are not reflective of expected synergies subsequent to the Transactions. The transaction and acquisition expenses related to MGP are not expected to recur in the future.

Venetian Acquisition

•	Non-recurring, initial direct costs of the Venetian Lease, representing legal and third-party leasing costs which are required to be expensed under ASC 842.

Recently Completed Transactions

Harrah’s New Orleans Ground Lease

•	Additional expense related to the full year gross presentation of the Harrah’s New Orleans ground lease as noted in (bb) above.

Income from Unconsolidated Affiliate

(dd) Represents the pro forma adjustments to income from unconsolidated affiliate for the amortization of basis differences resulting from the adjustment to fair value of the BREIT JV upon the closing of the Transactions.

Interest Expense

(ee) Represents the pro forma adjustments to interest expense for the Transactions, Venetian Acquisition and Recently Completed Transactions as follows:

($ in Thousands)	Six Months Ended June 30, 2021	Year Ended December 31, 2020
The MTA Transactions
Adjustment to present full year interest expense on MGP unsecured notes issued in during 2020 (1)	$—	$41,500
Elimination of the historical amortization of MGP deferred financing costs and reduction in interest expense for the net settlement of MGP interest rate swaps	(33,937)	(63,786)
Reduction in interest expense for the full repayment of the Term Loan B Facility and net settlement of VICI interest rate swap	(44,332)	(117,042)
Interest expense on new debt incurred in connection with the MTA Transactions (2)	80,981	161,961
Amortization of premium/discount on the MGP debt resulting from the adjustment to fair value	(24,459)	(48,918)
Non-recurring expenses related to the VICI interest rate swap termination fees, bridge commitment fees and the write-off of the deferred financing costs associated with the Term Loan B Facility	—	141,103

The MTA Transactions sub-total	(21,747)	114,818

Venetian Acquisition
Interest expense on new debt incurred in connection with the Venetian Acquisition (3)	15,670	31,339
Non-recurring expenses related to bridge commitment fees	—	16,858

Venetian Acquisition sub-total	15,670	48,197

Recently Completed Transactions
Adjustments for Recently Completed Transactions (4)	—	3,854

Total Pro Forma Adjustments	$(6,077)	$166,869

(1)

Adjustment to show the full year impact of the interest expense related to the MGP unsecured notes due 2025 and MGP unsecured notes due 2029, which were issued in June of 2020 and November of 2020, respectively.

(2)

Estimated increase in interest expense for the incurrence of $4,404.0 million of long-term debt financing to finance the redemption of the Redeemed Units, and related fees and expenses. For purposes of the pro forma condensed combined statement of operations, we have assumed that the $4,404.0 million of long-term debt has a weighted average fixed interest rate of 3.50%, plus the amortization of estimated debt issuance costs.

(3)

Estimated increase in interest expense for the incurrence of $850.0 million of long-term debt financing to finance a portion of the purchase price of the Venetian Acquisition and related fees and expenses. For purposes of the pro forma condensed combined statement of operations, we have assumed that the $850.0 million of long-term debt has a weighted average fixed interest rate of 3.50%, plus the amortization of estimated debt issuance costs.

(4)

Represents the net impact of the financing of the Recently Completed Transactions. Adjustments to the Recently Completed Transactions for the six months ended June 30, 2021 were not required as all the Recently Completed Transactions closed prior to December 31, 2020.

There can be no assurance that we will be able to obtain long-term debt financing on the terms described above, including those with respect to maturity or interest rate, or at all, especially if market or economic conditions change after the date of this proxy statement/information statement/prospectus. See paragraph (d) to Note 4—Balance Sheet Pro Forma Adjustments above. To the extent we are unable to obtain the long-term debt financing as contemplated above, we intend to borrow a similar amount under the Bridge Facility, Venetian Acquisition Bridge Facility and/or our Revolving Credit Facility, as the case may be, and our interest expense would be greater than assumed in the pro forma condensed combined statements of operations.

Gain on Unhedged Interest Rate Swaps, Net

(ff) Represents the elimination of the gain on the unhedged portion of the MGP interest rate swaps, as such swaps will be net settled upon consummation of the Transactions.

Income Tax Expense

(gg) Represents the pro forma adjustments to income tax expense to eliminate the historical MGP income taxes and add estimated federal, state and local taxes that are not reimbursable by our tenants.

Non-Controlling Interests

(hh) Represents the pro forma adjustments to non-controlling interests as follows:

The Transactions

•

Adjustment to income for the MGM non-controlling interest in the New VICI Operating Company as a result of the conversion of the MGP OP Units to New VICI Operating Company Units as part of the Transactions consideration as described in Note 3.

Recently Completed Transactions

•

Adjustment to income from the Lease Modifications as a result of the Eldorado Transaction as described in (aa) above attributable to the non-controlling interest holder in the joint venture of our Joliet property. An adjustment for the six months ended June 30, 2021 was not required as the Eldorado Transaction closed on July 20, 2020.

Weighted Average Shares Outstanding

(ii)

Pro forma net income per common share is based on the historical weighted average shares of VICI Common Stock outstanding, adjusted as follows to assume the following shares of VICI Common Stock were outstanding for the entire period presented:

(In Thousands)	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Net income attributable to common stockholders	$1,184,869	$1,647,247

VICI historical weighted average common shares outstanding - basic	536,586,921	506,140,642
The MTA Transactions
VICI Stock Issuance	214,458,086	214,458,086
Equity financing	100,000,000	100,000,000
Venetian Acquisition
Settlement of June 2020 Forward Sale Agreement	26,900,000	26,900,000
Settlement of March 2021 Forward Sale Agreements	69,000,000	69,000,000
Recently Completed Transactions
Settlement of June 2019 Forward Sales Agreements (1)	—	27,172,131
Partial Settlement of June 2020 Forward Sale Agreement (1)	—	2,221,311

Pro forma weighted average common shares outstanding – Basic	946,945,007	945,892,170

Impact of outstanding equity incentive awards	933,901	411,876

Pro forma weighted average common shares outstanding – Diluted	947,878,908	946,304,046

Net Income per common share
Basic	$1.25	$1.74
Diluted	$1.25	$1.74

(1)

Represents the impact to adjust for the time outstanding during the year ended December 31, 2020. No such amounts are shown for the six months ended June 30, 2021 as such shares were settled during the year ended December 31, 2020.

Annex A

MASTER TRANSACTION AGREEMENT

BY AND AMONG

MGM GROWTH PROPERTIES LLC,

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP,

VICI PROPERTIES INC.,

VICI PROPERTIES OP LLC,

VICI PROPERTIES L.P.,

VENUS SUB LLC

AND

MGM RESORTS INTERNATIONAL

DATED AS OF AUGUST 4, 2021

1

i

EXHIBITS AND DISCLOSURE LETTERS

Exhibits

Exhibit A — Form of Written Consent of Mercury

Exhibit B — Form of New Parent OP LLCA

Exhibit C — Form of Redemption Agreement

Exhibit D — Form of Company REIT Qualification Opinion

Exhibit E — Form of Parent REIT Qualification Opinion

Exhibit F — Form of Company REIT Representation Letter

Exhibit G — Form of Parent REIT Representation Letter

Exhibit H — Form of Company Merger Tax Opinion

Exhibit I — Form of Parent Merger Tax Opinion

Exhibit J — Form of Tax Protection Agreement

Exhibit K — Form of Amended and Restated Master Lease

Exhibit L — Form of Trademark License Agreement

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

v

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT, dated as of August 4, 2021 (this “Agreement” ), is by and among MGM GROWTH PROPERTIES LLC, a Delaware limited liability company (the “Company”), MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Company LP”), VICI PROPERTIES INC., a Maryland corporation (“Parent”), VENUS SUB LLC, a Delaware limited liability company (“REIT Merger Sub”), VICI PROPERTIES L.P., a Delaware limited partnership (“Parent OP”), VICI PROPERTIES OP LLC, a Delaware limited liability company (“New Parent OP”), and MGM RESORTS INTERNATIONAL, a Delaware corporation (“Mercury”). Each of the Company, the Company LP, Parent, REIT Merger Sub, Parent OP, New Parent OP and Mercury is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article I.

WHEREAS, the Parties wish to effect a business combination through (a) a merger of the Company with and into REIT Merger Sub, with REIT Merger Sub being the surviving entity (the “REIT Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (“DLLCA”); and (b) following the REIT Merger, a merger of the REIT Surviving Entity with and into the Company LP, with the Company LP being the surviving entity (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the DLLCA;

WHEREAS, a Conflicts Committee (as defined in the Company Operating Agreement) of the Company Board (the “Conflicts Committee”) has, in its sole and absolute discretion, unanimously (a) determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and in the best interests of the holders of the Company Class A Shares, (b) approved, and recommended that the Company Board approve, this Agreement, the REIT Merger and the other transactions contemplated by this Agreement, (c) recommended that the Company Board direct that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement be submitted to a vote or for the consent of the Members (as defined in the Company Operating Agreement) and (d) resolved, and recommended that the Company Board resolve, to recommend that the Members approve this Agreement, the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of the Conflicts Committee, has (a) approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement, (b) directed that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement be submitted to the Members and (c) resolved to recommend that the Members approve this Agreement, the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that the Mergers, the Redemption and the other transactions contemplated by this Agreement, including the issuance of the REIT Per Share Merger Consideration (the “Parent Stock Issuance”), are advisable and in the best interests of Parent and its stockholders, (b) authorized and approved the Mergers, the Redemption and the other transactions contemplated by this Agreement, including the Parent Stock Issuance, and authorized, approved and adopted this Agreement, (c) directed that the Parent Stock Issuance be submitted to a vote for approval by the holders of the Parent Common Stock and (d) recommended that the holders of the Parent Common Stock vote in favor of approval of the Parent Stock Issuance;

WHEREAS, in order to induce the Parent Parties to enter into this Agreement, Parent has requested that Mercury, as holder of the Company Class B Share, which represents a majority of the voting interests in the Company, execute and deliver to Parent, within twenty-four (24) hours after the execution of this Agreement, a written consent, in the form attached hereto as Exhibit A, pursuant to which Mercury shall approve this Agreement, the REIT Merger and the other transactions contemplated by this Agreement (the “Written Consent”);

1

WHEREAS, on or prior to the Closing Date, prior to the REIT Merger, Parent shall contribute to Parent OP Holdco, and Parent OP Holdco shall immediately thereafter contribute to New Parent OP, 100% of the limited partnership interests in Parent OP;

WHEREAS, immediately following the REIT Merger, as a result of the Partnership Merger, Parent OP (or, in the event Parent elects to modify the transactions contemplated by Article II and Article III in accordance with Section 2.7, New Parent OP) will acquire 100% of the interests in the Company LP and Mercury and its Subsidiaries will receive interests in New Parent OP in exchange for their interests in the Company LP (such transaction, the “Company LP Continuation”);

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Company LP Continuation will cause New Parent OP to be the continuation of the Company LP Tax Partnership within the meaning of Section 708 of the Code;

WHEREAS, (a) the Company GP, in its capacity as the sole general partner of the Company LP, (b) Parent, in its capacity as sole limited partner of Parent OP and the sole managing member of the Parent GP, (c) Parent OP Holdco, in its capacity as the sole member of New Parent OP, (d) Parent OP, in its capacity as the sole member of REIT Merger Sub, and (e) VICI Properties GP LLC, in its capacity as the sole general partner of Parent OP (the “Parent GP”), have each taken all actions required, as applicable, for the execution of this Agreement and to approve this Agreement and to approve the Mergers and the other transactions contemplated by this Agreement and the consummation thereof by such Parties;

WHEREAS, for U.S. federal income Tax purposes, it is intended that the REIT Merger (as defined herein) qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is, and be adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section I.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less favorable to the Company or Parent, as applicable, in any material respect than the terms set forth in the Nondisclosure Agreement; provided, that such confidentiality agreement shall not prohibit compliance by the Company or Parent with any of the provisions of Section 8.3.

“Action” means any claim, action, suit, litigation, proceeding, arbitration, mediation, inquiry, investigation or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal) brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

2

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Book-Entry Share” means a book-entry share registered in the transfer books of the Company.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), (ii) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, incentive, deferred compensation, retirement, pension, profit sharing, supplemental retirement, vacation, medical, dental, vision, life insurance, prescription or disability, fringe benefit, vacation, perquisite or other employee benefit plans, programs or arrangements and (iii) employment, individual consulting, termination, severance, change in control, salary continuation, transaction bonus or retention agreements, contracts, plans, programs or arrangements, in each case, (a) pursuant to which a Company Party or any Company Subsidiary is a party, (b) that is sponsored or maintained by a Company Party or any Company Subsidiary or (c) with respect to which a Company Party or any Company Subsidiary has or may have any liability or obligation (contingent or otherwise).

“Company Common Unit” means a “Common Unit,” as defined in the Company Partnership Agreement.

“Company Common Unit Value” means $43.00.

“Company DSU” means a deferred restricted stock unit granted with respect to Company Class A Shares (whether granted under the Company Equity Incentive Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), including (for the avoidance of doubt) a deferred restricted stock unit representing the portion of a participant’s account under either the Company’s 2016 Deferred Compensation Plan for Non-Employee Directors or the Company LP’s Nonqualified Deferred Compensation Plan attributable to cash fees, base salary, bonus and/or dividend equivalent amounts for which the measurement fund selected is the Company’s share fund.

“Company Equity Award” means any Company DSUs, Company RSUs or Company PSUs, as applicable.

“Company Equity Incentive Plan” means the MGM Growth Properties LLC 2016 Omnibus Incentive Plan.

“Company GP” means MGM Growth Properties OP GP LLC, a Delaware limited liability company.

“Company Ground Leases” means the leases, subleases or licenses creating a leasehold interest, or other occupancy right, in and to Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Indentures” means, collectively:

(i) that certain indenture, as supplemented, dated as of April 20, 2016, relating to the Company’s 5.625% Senior Notes due 2024;

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(ii) that certain indenture, as supplemented, dated as of August 12, 2016, relating to the Company’s 4.500% Senior Notes due 2026;

(iii) that certain indenture, as supplemented, dated as of September 21, 2017, relating to the Company’s 4.500% Senior Notes due 2028;

(iv) that certain indenture, as supplemented, dated as of January 25, 2019, relating to the Company’s 5.750% Senior Notes due 2027;

(v) that certain indenture, dated as of June 5, 2020, relating to the Company’s 4.625% Senior Notes due 2025; and

(vi) that certain indenture, dated as of November 19, 2020, relating to the Company’s 3.875% Senior Notes due 2029.

“Company Intervening Event” means a material event, development or change in circumstances with respect to Company Parties and any of the Company Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (i) was unknown to, nor reasonably foreseeable by, the Company Board (assuming consultation with appropriate officers and Representatives of the Company) as of or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the receipt of the Parent Shareholder Approval; provided, that none of the following will constitute, or be considered in determining whether there has been, a Company Intervening Event: (A) the receipt, existence of or terms of any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or any matter relating thereto or consequence thereof, and (B) changes in the market price or trading volume of the Company Common Shares or debt securities of the Company or the fact that the Company meets or exceeds internal or external projections or forecasts or any estimates of earnings, revenues, or other financial or other metrics for any period (it being understood that the underlying cause of such change or fact shall not be excluded by this clause (B) from the meaning of “Company Intervening Event” or the determination of whether there has been a Company Intervening Event so long as such underlying cause does not fall into clause (A) of this definition).

“Company Leases” means each lease, sublease or license of real property and/or Vessels and each guarantee thereof and to which the Company Parties or any of the Company Subsidiaries are direct parties as lessors, sublessors or licensors with respect to any Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto). For the avoidance of doubt, Company Leases shall only include leases, subleases and licenses to which the Company Parties or their Subsidiaries are directly parties and shall not include any leases, subleases or licenses entered into by Mercury and its Subsidiaries or by any Person which is a tenant, subtenant or licensee of the Company or its Subsidiaries, in any such case, as lessor, sublessor or licensor, in each case to which the Company Parties or their Subsidiaries are not also a party.

“Company LP Tax Partnership” means the “business entity” within the meaning of Treasury Regulations Section 301.7701-2 that is treated as a “partnership” within the meaning of Section 761 of the Code, the legal form of which is Company LP on the date of this Agreement and immediately before the Partnership Merger on the Closing Date.

“Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, effective as of April 18, 2016, as amended or restated as of the date hereof.

“Company Parties” means the Company and the Company LP.

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“Company Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Company LP, dated as of February 2, 2017, as amended and in effect on the date hereof.

“Company Partnership Certificate” means the Certificate of Limited Partnership of the Company LP, as amended and in effect on the date hereof.

“Company Partnership Unit” means a “Partnership Unit,” as defined in the Company Partnership Agreement.

“Company Property” means, individually and/or collectively, as the context may require, each real property and/or Vessel owned, or leased (including ground leased) or licensed as lessee, sublessee or licensee, by the Company Parties or any of their Subsidiaries (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property and/or Vessel).

“Company PSU” means a performance stock unit granted with respect to Company Class A Shares (whether granted under the Company Equity Incentive Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), including (for the avoidance of doubt) a performance stock unit credited to an outstanding award of Company PSUs as a result of dividend equivalents.

“Company RSU” means a restricted stock unit granted with respect to Company Class A Shares (whether granted under the Company Equity Incentive Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) which is not a Company DSU, including (for the avoidance of doubt) a restricted stock unit credited to an outstanding award of Company RSUs as a result of dividend equivalents.

“Company Share Certificate” means any certificate evidencing the Company Common Shares.

“Company Subsidiary” means a Subsidiary of the Company Parties.

“COVID-19 Response” means any social distancing measure, office closure or safety measure adopted pursuant to the express requirements set forth under any applicable Law promulgated by any Governmental Authority in the relevant jurisdiction, including the Centers for Disease Control and Prevention, in each case, in response to or in connection with the COVID-19 pandemic.

“Debt Financing Sources” means the entities that have committed to provide or arrange and have entered into agreements in connection with the Debt Financing or any alternative Debt Financing in connection with the transactions contemplated hereby, including (a) the Lenders and other parties named in the Debt Commitment Letter (including the parties to any commitment letters, engagement letters, joinder agreements, indentures, note purchase agreements, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto), (b) their Affiliates and (c) their and their Affiliates’ respective controlling partners or persons, management companies, investment vehicles, managed accounts, officers, directors, shareholders, members, managers, managing members, partners, employees, attorneys, arrangers, advisors (including financial and tax), agents, and representatives involved in the Debt Financing and their respective heirs, executors, successors and assigns.

“Delaware SOS” means the Secretary of State of the State of Delaware.

“Environmental Law” means any applicable Law relating to the pollution or protection of the environment or, to the extent related to exposure to Hazardous Substances, the protection of human health or safety, or the use, generation, recycling, Remediation, treatment, storage, transportation, handling, manufacture, disposal, labeling, or Release of Hazardous Substances.

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“Environmental Permit” means any permit, approval, registration, identification number, exemption, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is treated as a single employer with such Person within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Facility” means that certain Credit Agreement, dated as of April 25, 2016, by and among Company LP, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time).

“GAAP” means the United States generally accepted accounting principles.

“Gaming Approvals” means, with respect to any action by a particular Person necessary, proper or advisable under applicable Gaming Laws to consummate the REIT Merger or any of the other transactions contemplated by this Agreement, any consent, finding of suitability, license, permit, approval, waiver or other authorizations required for such action by such Person from any Gaming Authority or under any Gaming Laws.

“Gaming Authority” means those foreign, federal, state, county, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or regulating casino gaming, racing, sports wagering or other gaming activities in any jurisdiction, with regulatory control or licensing authority or jurisdiction over casino gaming, racing, sports wagering, or other gaming activities, or the manufacture, distribution, service or sale of alcoholic beverages.

“Gaming Laws” means any foreign, federal, tribal, state, county or local statue, law ordinance, rule, regulation, permit consent, approval, finding of suitability, license, judgement, order, decree, injunction or other authorization governing or relating to casino gaming, racing, sports wagering, or other gaming activities or the manufacture, distribution, service or sale of alcoholic beverages, including the rules, regulations and orders of Gaming Authorities.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity, including any Gaming Authority or Liquor Authority.

“Hazardous Substances” means (i) any substance, material, or waste that is defined, characterized, or listed under any Environmental Law as “hazardous,” “toxic” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or regulatory intent, or for which liability or standards of conduct would reasonably be expected to be imposed under Environmental Laws, and (ii) petroleum or any fraction thereof, lead based-paint, urea formaldehyde foam insulation, mold (to the extent regulated under Environmental Laws), asbestos or asbestos-containing materials, per- and poly-fluoroalkyl substances, 1-4, dioxane and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person and without duplication, (i) the unpaid principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, convertible or not convertible, (ii) all obligations under

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conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential future earn-out, purchase price adjustment or release of “holdback” or similar payment), (iv) all obligations under finance leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) all obligations evidenced by any note, bond, debenture or other similar instrument, whether secured or unsecured, (viii) with respect to any lease of any property that is required to be classified and accounted for as a finance lease in conformity with GAAP, all obligations with respect to such finance lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ix) all obligations in respect of prepayment premiums, penalties, breakage costs, “make-whole” amounts and other obligations that would arise if any of the Indebtedness described in the foregoing clauses were prepaid or unwound, (x) any direct or indirect guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (xi) any agreement to provide any of the foregoing; provided, that for purposes of clarity, “Indebtedness” shall not include trade payables.

“Intellectual Property” means all United States, foreign and multinational intellectual property and proprietary rights, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) published and unpublished works of authorship, copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) intellectual property rights in software, (vi) all rights in the foregoing and in other similar intangible assets, and (vii) all applications and registrations for the foregoing.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge of Parent” or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1(a) of the Parent Disclosure Letter.

“Knowledge of the Company” or similar phrases mean the actual knowledge of the Persons set forth in Section 1.1(a) of the Company Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations and Orders promulgated by any Governmental Authority, including any Gaming Laws.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, condition, covenant, lien, pledge, charge, security interest, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Liquor Authorities” means any foreign, federal, state, county, local and other governmental, regulatory and administrative authorities with regulatory control and authority or jurisdiction over the distribution, service or sale of alcoholic beverages.

“Marketing Period” means the first period of thirty (30) consecutive days after the Closing Conditions Satisfaction Date, (a) commencing on the first Business Day following the date on which Parent shall have received (or the Company shall have filed with the SEC any report on Form 10-K or Form 10-Q containing) the Required Financing Information (it being understood that if the Company in good faith reasonably believes that it has provided such information, it may deliver to Parent a written notice stating that it believes it completed such delivery, in which case the Marketing Period will be deemed to have commenced on the delivery date specified

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in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of such information, and within three (3) Business Days after its receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with specificity which information it believes the Company has not delivered)), and (b) throughout which (i) the Company’s auditors have not withdrawn, amended or qualified (or advised the Company or its Affiliates in writing that they intend to withdraw, amend or qualify) any audit opinion with respect to any year-end audited financial statements included in such information, (ii) the financial statements and other financial information included in Required Financing Information are sufficient to permit the Debt Financing Sources and/or underwriters, initial purchasers or placement agents associated with the New Debt Offering to receive customary comfort letters with respect to financial information contained in the Required Financing Information consistent with comfort letters delivered in securities offerings by the Company (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Financing Information) on any date during the Marketing Period, and (iii) the Company has not publicly announced any intention to, or determined that it is required under GAAP or otherwise to, amend, restate or qualify any financial statements included in such information or that any such amendment, restatement or qualification is under consideration by the Company; provided that (A) November 24, 2021 through November 28, 2021, August 22, 2022 through September 5, 2022 and November 23, 2022 through November 27, 2022, shall not constitute days for purposes of such thirty (30) consecutive day period (it being understood that any day that occurs on such excluded days after the commencement of such period shall be disregarded for purposes of calculating the consecutive days constituting such period (but not reset such period)), (B) each day from the tenth (10th) Business Day prior to the date by which the Company is required to file annual and quarterly reports with the SEC until the date such report is filed, shall not constitute days for purposes of such thirty (30) consecutive day period (it being understood that any day that occurs on such excluded days after the commencement of such period shall be disregarded for purposes of calculating the consecutive days constituting such period (but not reset such period)); provided that the Marketing Period following such period of excluded days shall be extended such that there are at least five (5) Business Days in the remaining days comprising the balance of the Marketing Period, (C) if such Marketing Period has not ended on or prior to December 17, 2021, such period shall be deemed to have not commenced until January 3, 2022 and (D) if such Marketing Period has not ended on or prior to December 16, 2022, such period shall be deemed to have not commenced until January 3, 2023. Notwithstanding anything in this definition to the contrary, the Marketing Period shall end on any earlier date prior to the expiration of the thirty (30) consecutive day period described above if the Debt Financing or New Debt Offering is consummated on such earlier date.

“Material Adverse Effect” means, with respect to any Person and its Subsidiaries, any event, circumstance, change, effect, development, condition or occurrence that (i) individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences has or would reasonably be expected to have a material and adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or prevents or materially impairs the ability of such Person and its Subsidiaries to consummate the Mergers or any of the other transactions contemplated by this Agreement, or (ii) prevents or materially impairs the ability of such Person and its Subsidiaries to perform their obligations hereunder, in each case in this clause (ii) before the Outside Date; provided, that for purposes of clause (i), “Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of such Person to meet any projections or forecasts or any estimates of earnings, revenues or financial or operating results for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may constitute or otherwise be taken into account in determining whether there has been a Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the industries in which such Person and its Subsidiaries operate generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the general legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (F) the public announcement of the Mergers

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or the other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors (including shareholders and unitholders), joint venture parties or employees (provided, that the exception in this clause (F) does not apply for purposes of any representations in Article IV, Article V or Article VI that address the public announcement or pendency of this Agreement, including the use of Material Adverse Effect in Section 4.5 (or Section 9.2 as it relates to Section 4.5), Section 5.5 (or Section 9.3 as it relates to Section 5.5) or Section 6.3 (or Section 9.2 as it relates to Section 6.3)), (G) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of such Person’s counterparty to this Agreement or the failure to take any action at the request of such Person’s counterparty to this Agreement or expressly prohibited by this Agreement, (H) earthquakes, hurricanes, floods or other natural disasters or epidemic, pandemic, including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations of COVID-19 or related disease outbreaks, epidemics or pandemics, or any escalation or worsening thereof, (I) changes in Law or GAAP (or the interpretation or enforcement thereof), or (J) any stockholder or derivative Action arising from allegations of a breach or violation of applicable Law relating to this Agreement, the Mergers or the other transactions contemplated by this Agreement; provided, however¸ that in the case of each of clauses (B), (C), (D), (E) and (I), such events, circumstances, changes, effects, developments, conditions or occurrences may be taken into account to the extent they disproportionately affect such Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry in which such Person operates, and in the case of clause (H), disproportionately affect such Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry in the geographic regions in which such Person and its Subsidiaries operate or own or lease properties.

“Material Recorded Document” means any easement agreement, covenant, condition, restriction, reservation, development agreement, declaration, construction agreement or operation agreement that is recorded against any Company Property.

“Mercury Party” means each Mercury Subsidiary that owns Company Partnership Units.

“Mercury Subsidiary” means a Subsidiary of Mercury (other than the Company or any of its Subsidiaries).

“MGP BREIT Venture” means MGP BREIT Venture 1 LLC, a Delaware limited liability company.

“MGP BREIT Venture LLCA” means the Amended and Restated Limited Liability Company Agreement of MGP BREIT Venture, dated as of February 14, 2020, by and between MGP JV Investco 1 LLC and BCORE Windmill Parent LLC, as may be amended, restated or otherwise modified from time to time following the date hereof in accordance with the terms of this Agreement.

“New Parent OP Units” means units of limited liability company interest in New Parent OP.

“NH Ground Lease” means that certain Hotel & Casino Ground Lease, dated as of April 26, 2013, between NH Landlord, as landlord, and MGM Lessee, LLC (as assignee of MGM National Harbor, LLC), as tenant, as the same has been modified, amended and assigned through the Closing Date.

“NH Guaranty” means that certain Guaranty of Lease, made as of April 26, 2013, by Mercury to and for the benefit of NH Landlord, as the same has been modified or amended through the Closing Date.

“NH Landlord” means National Harbor Grand LLC (as successor to National Harbor Beltway L.C.), as landlord under the NH Ground Lease.

“Nondisclosure Agreement” means the Nondisclosure Agreement, dated as of May 24, 2021 between Parent and MGM Resorts International Operations, Inc., as amended by that certain Joinder to Nondisclosure Agreement, dated as of July 26, 2021, by and among, Parent, MGM Resorts International Operations, Inc. and the Company.

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“NYSE” means New York Stock Exchange.

“Order” means a judgment, order, injunction, award, decree, writ or other legally enforceable requirement of any Governmental Authority.

“Parent Benefit Plan” means each (i) “employee benefit plan” (as defined in Section (3) of ERISA), (ii) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, incentive, deferred compensation, retirement, pension, profit sharing, supplemental retirement, vacation, medical, dental, vision, life insurance, prescription or disability, fringe benefit, vacation, perquisite or other employee benefit plans, programs or arrangements and (iii) employment, individual consulting, termination, severance, change in control, salary continuation, transaction bonus or retention agreements, contracts, plans, programs or arrangements, in each case, (a) pursuant to which Parent or any Parent Subsidiary is a party, (b) that is sponsored or maintained by Parent or any Parent Subsidiary, or (c) with respect to which Parent or any Parent Subsidiary has or may have any liability or obligation (contingent or otherwise).

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Common Stock VWAP” means the volume weighted average price of a share of Parent Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second (2nd) to last trading day prior to the Closing Date, as reported by Bloomberg.

“Parent Ground Leases” means the leases or subleases creating a leasehold interest in and to Parent Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Parent Intervening Event” means a material event, development or change in circumstances with respect to Parent, REIT Merger Sub, Parent OP and any of Parent’s Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, (i) which was unknown to, nor reasonably foreseeable by, the Parent Board (assuming consultation with appropriate officers and Representatives of Parent) as of or prior to the date of this Agreement and (ii) becomes known to or by the Parent Board prior to the receipt of the Parent Shareholder Approval; provided, that none of the following will constitute, or be considered in determining whether there has been, a Parent Intervening Event: (A) the receipt, existence of or terms of any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or any matter relating thereto or consequence thereof, and (B) changes in the market price or trading volume of the shares of Parent Common Stock or debt securities of Parent or the fact that Parent meets or exceeds internal or external projections or forecasts or any estimates of earnings, revenues, or other financial or other metrics for any period (it being understood that the underlying cause of such change or fact shall not be excluded by this clause (B) from the meaning of “Parent Intervening Event” or the determination of whether there has been a Parent Intervening Event so long as such underlying cause does not fall into clause (A) of this definition).

“Parent Leases” means each lease or sublease and each guarantee thereof in effect as of the date hereof and to which the Parent Parties or any of the Parent’s Subsidiaries are parties as lessors or sublessors with respect to any Parent Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Parent OP Agreement” means the Amended and Restated Agreement of Limited Partnership of Parent OP, dated as of October 6, 2017, as amended or restated as of the date hereof and as the same may be amended or restated following the date hereof in accordance with the terms of this Agreement.

“Parent OP Holdco” means VICI Properties Holdco LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent.

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“Parent OP Units” means the units of limited partnership, as defined in the Parent OP Agreement.

“Parent Parties” means Parent, REIT Merger Sub, Parent OP, New Parent OP and, after the Closing, the REIT Surviving Entity and the Partnership Surviving Entity and their respective Subsidiaries.

“Parent Property” means each real property owned, or leased (including ground leased) as lessee or sublessee, by the Parent Parties or any of their Subsidiaries as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Parent Shareholder Meeting” means that certain meeting of stockholders of Parent to vote on the Parent Stock Issuance.

“Parent Subsidiary” means a Subsidiary of the Parent Parties.

“Per Unit Redemption Consideration” means an amount equal to (A) the Redemption Consideration divided by (B) the aggregate number of Redeemed Units, subject to adjustment as set forth in Section 3.6

“Permitted Lien” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Lien that is a cashier’s, landlord’s, carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business not yet due, or the validity of which is being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business, (iv) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority, (v) Lien that is disclosed in Section 1.1(b) of the Company Disclosure Letter or Section 1.1(b) of the Parent Disclosure Letter, as applicable, (vi) Lien that is disclosed on the Company’s or Parent’s, as applicable, most recent consolidated balance sheet (including the notes thereto) included in the Person’s SEC Documents filed prior to the date of this Agreement (or securing liabilities reflected on such balance sheet), (vii) Lien that is disclosed on the Company Title Insurance Policies or surveys made available to Parent prior to the date hereof, or on the Parent Title Insurance Policies, or as set forth on the title commitments set forth on Section 1.1(b) of the Company Disclosure Letter, or surveys made available to the Company, as applicable, (viii) Lien, limitation, title defect, covenant, restriction or reservation of interests in title that does not interfere materially with the continued use or operation of the property affected thereby (assuming its continued use and operation in the manner in which it is currently used and operated) or materially adversely affect the value or marketability of such property, or statutory landlords’ liens and liens granted to landlords under any lease and (ix) “Permitted Encumbrance,” as such term is defined in the A&R Master Lease. Notwithstanding the foregoing, the term “Permitted Liens” shall include, as of the date of this Agreement, and exclude, as of the Closing Date (but after giving effect to the transactions contemplated hereby), the Liens to be released pursuant to Section 8.25 hereof.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Qualified REIT Subsidiary” means a Qualified REIT Subsidiary (as defined in Section 856(i)(2) of the Code).

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“Redeemed Units” means a number of outstanding New Parent OP Units held by the Mercury Parties immediately prior to the Redemption equal to (rounded down to the nearest whole unit) (i) (A) the Redemption Consideration divided by (B) the Company Common Unit Value, times (ii) the Exchange Ratio.

“Redemption Consideration” means the aggregate consideration that the Mercury Parties are entitled to receive in connection with the Redemption, which shall equal Four Billion Four-Hundred and Four Million Dollars ($4,404,000,000).

“REIT Merger Consideration” means the aggregate consideration that all holders of the Company Common Shares, other than the Cancelled Shares, are entitled to receive as determined pursuant to Section 3.1.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the indoor or outdoor environment.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, abatement, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Substances.

“Representative” means, with respect to any Person, one or more of such Person’s trustees, directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.

“Required Financing Information” means (a) audited consolidated balance sheets and the related audited consolidated statements of income, cash flow and shareholders’ equity as of and for the three (3) most recently completed fiscal years ended at least sixty (60) days prior to the Closing Date and unaudited consolidated balance sheets, and statement of income, cash flow and shareholders’ equity as of and for each subsequent fiscal quarter and interim period ended at least forty (40) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), in each case, for the Company and the consolidated Company Subsidiaries and setting forth comparative figures for the comparable periods in the prior fiscal year, as the case may be, and prepared in accordance with GAAP (including footnotes thereto), (b) to the extent not provided in clause (a) above, the financial statements of the Company and the consolidated Company Subsidiaries required to be delivered in order to satisfy the condition set forth in paragraph 5 of Exhibit C of the Debt Commitment Letter (as in effect on the date hereof), (c) any other customary financial information regarding the Company and the consolidated Company Subsidiaries reasonably requested in writing by the Parent in order to permit the Parent Parties to prepare the pro forma financial statements required to be delivered in order to satisfy the condition set forth in paragraph 4 of Exhibit C to the Debt Commitment Letter (as in effect on the date hereof), and (d) such other business and financial data regarding the Company and the consolidated Company Subsidiaries of the type and form customarily included in offering memoranda used in offerings of debt securities pursuant to Rule 144A under the Securities Act, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made; provided, that Required Financing Information shall not include (i) any pro forma financial statements or other pro forma financial information of or relating to the Company or the consolidated Company Subsidiaries or require the Company or any of its Affiliates or Subsidiaries to prepare or deliver any such pro forma financial statements or information, (ii) information customarily excluded in offerings of debt securities by a non-accelerated filer pursuant to Rule 144A, including, without limitation, information required by Rules 3-09, 3-10 and 3-16 under Regulation S-X, and Item 402 of Regulation S-K, or (iii) any audited or unaudited financial statements not expressly required pursuant to clause (a) of this definition, including any audited or unaudited financial statements or other financial information with respect to the MGP BREIT JV.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

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“SEC Documents” means, with respect to any Person, the forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents required to be filed or furnished (as applicable) by such Person or its Subsidiaries since and including January 1, 2019 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the SOX Act) (as such documents have been amended since the time of their filing).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX Act” means the Sarbanes-Oxley Act of 2002.

“Springfield MTA” means that certain Master Transaction Agreement by and among Blue Tarp ReDevelopment, LLC, MGP Lessor Holdings, LLC, MGP Lessor, LLC, the Company, the Company LP, Mercury and MGM Lessee, LLC.

“Subsidiary” means, when used with reference to a Person, any other Person of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (i) such Person and/or any other Person that is a Subsidiary of such Person by reason of the application of clause (i) or clause (i) of this definition is a general partner, manager, managing member, operating member, trustee, director or the equivalent, or (iii) such Person, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise or any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts, in each case imposed by and payable to any Governmental Authority.

“Tax Guidance” means a reasoned opinion from a nationally recognized federal income tax counsel experienced in REIT tax matters or a ruling from the IRS.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxable REIT Subsidiary” means a Taxable REIT Subsidiary (as defined in Section 856(l) of the Code).

“Tenant Improvement(s)” means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the Company Properties.

“True Lease Analysis” shall have the meaning set forth in Section 8.14(i).

“Vessel” means any barge, riverboat or other vessel.

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(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition

A&R Master Lease	Section 8.20

Acquisition Proposal	Section 8.4(h)(i)

Agreement	Preamble

Bonus Eligible Participant	Section 8.16(c)

Bridge Financing	Section 2.1(d)(ii)

Bridge Financing and Distribution	Section 2.1(d)(ii)

Cancelled Interests	Section 3.3(a)(i)

Cancelled Shares	Section 3.1(a)(i)

Claim	Section 8.7(a)

Claim Expenses	Section 8.7(a)

Closing	Section 2.2

Closing Conditions Satisfaction Date	Section 2.1(d)(iii)

Closing Date	Section 2.2

Collective Company Parties	Section 10.3(b)(iii)

Collective Parent Parties	Section 10.3(c)(ii)

Company	Preamble

Company Adverse Recommendation Change	Section 8.4(d)

Company Alternative Acquisition Agreement	Section 8.4(a)

Company Base Amount	Section 10.3(e)

Company Board	Recitals

Company Board and Conflicts Committee Recommendation	Section 4.4(b)

Company Change Notice	Section 8.4(f)

Company Class A Shares	Section 4.3(a)

Company Class B Share	Section 4.3(a)

Company Common Shares	Section 4.3(a)

Company DCP	Section 8.17(b)

Company Disclosure Letter	Article IV

Company Incentive Plan	Section 8.16(c)

Company Insurance Policies	Section 4.18

Company Letter of Transmittal	Section 3.7(e)

Company Licensed Parties	Section 4.6(d)

Company LP	Preamble

Company LP Continuation	Recitals

Company Material Contract	Section 4.17(b)

Company Note Offers and Consent Solicitations	Section 8.24

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Defined Terms	Location of Definition

Company Organizational Documents	Section 4.2

Company Permits	Section 4.6(a)

Company Preferred Shares	Section 4.3(a)

Company Related Parties	Section 4.6(d)

Company Related Party Permits	Section 4.6(d)

Company Shareholder Approval	Section 4.23

Company Shareholder Approval Deadline	Section 8.2

Company Subsidiary Partnership	Section 4.11(h)

Company Supplemental Indenture	Section 8.24

Company Tax Accrual Opinion	Section 10.3(f)

Company Tax Protection Agreements	Section 4.11(h)

Company Terminating Breach	Section 10.1(c)(i)

Company Termination Fee	Section 10.3(e)

Company Termination Fee Escrow	Section 10.3(e)

Company Title Insurance Policy	Section 4.16(d)

Conflicts Committee	Recitals

Consent Solicitations	Section 8.24

Continuing Employee	Section 8.16(a)

DCP Assignment	Section 8.17(b)

DCP Assumed Interests	Section 8.17(b)

DCP Assumption	Section 8.17(b)

Debt Commitment Letter	Section 5.23(a)

Debt Financing	Section 5.23(a)

Debt Issuance and Distribution	Section 2.1(d)(i)

Debt Offer Documents	Section 8.24

Designated Directors	Section 8.17(b)

DLLCA	Recitals

DRULPA	Recitals

Equity Financing	Section 8.23(a)

Exchange Agent	Section 3.7(a)

Exchange Fund	Section 3.7(c)

Exchange Ratio	Section 3.1(a)(ii)

Financing	Section 8.23(a)

Indemnified Parties	Section 8.7(a)

Information Statement	Section 8.1(a)

Interim Period	Section 7.1(a)

Labor Disputes	Section 4.13(b)

Lenders	Section 5.23(a)

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Defined Terms	Location of Definition

Mercury	Preamble

Mercury DCP	Section 8.17(b)

Mercury Guaranty	Section 9.20

Mercury Licensed Parties	Section 6.5

Mercury Rabbi Trust	Section 8.17(b)

Mercury Related Parties	Section 6.5

Mercury Related Party Permits	Section 6.5

Mergers	Recitals

Multiemployer Pension Plan	Section 4.12(d)

New Debt	Section 2.1(d)

New Debt Offering	Section 2.1(d)(i)

New Parent OP	Preamble

New Parent Partnership OP LLCA	Section 2.1(c)

New Plans	Section 8.16(b)

Offers to Exchange	Section 8.24

Outside Date	Section 10.1(b)(i)

Parent	Preamble

Parent Adverse Recommendation Change	Section 8.5(d)

Parent Alternative Acquisition Agreement	Section 8.5(a)

Parent Base Amount	Section 10.3(f)

Parent Board	Recitals

Parent Board Recommendation	Section 5.4(b)

Parent Change Notice	Section 8.5(f)

Parent Disclosure Letter	Article V

Parent Insurance Policies	Section 5.18

Parent Licensed Parties	Section 5.6(d)

Parent Material Contract	Section 5.17(a)

Parent OP	Preamble

Parent OP Contribution	Section 2.1(b)

Parent Organizational Documents	Section 5.2

Parent Permits	Section 5.6

Parent Preferred Shares	Section 5.3(a)

Parent Related Parties	Section 5.6(d)

Parent Related Party Permits	Section 5.6(d)

Parent Shareholder Approval	Section 5.24

Parent Stock Issuance	Recitals

Parent Subsidiary Partnership	Section 5.11(h)

Parent Tax Accrual Opinion	Section 10.3(e))

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Defined Terms	Location of Definition

Parent Tax Protection Agreements	Section 5.11(h)

Parent Terminating Breach	Section 10.1(d)(i)

Parent Termination Fee	Section 10.3(f)

Parent Termination Fee Escrow	Section 10.3(f)

Parent Title Insurance Policies	Section 5.16(d)

Parent Title Insurance Policy	Section 5.16(d)

Parties	Preamble

Partnership Certificate of Merger	Section 2.3(b)

Partnership Merger	Recitals

Partnership Merger Effective Time	Section 2.3(b)

Prospectus	Section 8.1(a)

Proxy Statement	Section 8.1(a)

Proxy Statement/Information Statement/Prospectus	Section 8.1(a)

Purchaser Welfare Company Benefit Plans	Section 8.16(b)

Qualifying Income	Section 10.3(e)

Redeemed Units Allocation Notice	Section 2.1(e)

Redemption	Section 2.1(e)

Redemption Agreement	Section 2.1(e)

Registration Statement	Section 8.1(a)

REIT Certificate of Merger	Section 2.3(a)

REIT Merger	Recitals

REIT Merger Effective Time	Section 2.3(a)

REIT Merger Sub	Preamble

REIT Per Share Merger Consideration	Section 3.1(a)(ii)

REIT Requirements	Section 10.3(f)

REIT Surviving Entity	Section 2.1(a)

Related Party Agreements	Section 8.19

Required Amount	Section 5.23(f)

Required Tax Treatment	Section 2.6

Superior Proposal	Section 8.4(h)(ii)

Takeover Statutes	Section 4.22

Transfer Taxes	Section 8.18

Union	Section 4.13(d)

willful and intentional breach	Section 10.2

Written Consent	Recitals

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Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d) the words “made available” in this Agreement shall mean that the item referred to has been (i) with respect to those items “made available” to Parent, has been provided to Parent prior to the date of this Agreement by being posted in the electronic data room established by the Company, to which Parent and its Representatives have been provided full access, is a SEC Document of the Company filed prior to the date of this Agreement or otherwise delivered, provided or made available to a Parent Party or any of its respective Representatives and (ii) with respect to those items “made available” to the Company, has been provided to the Company prior to the date of this Agreement by being posted in the electronic data room established by Parent, to which the Company and its Representatives have been provided full access, is a SEC Document of Parent filed prior to the date of this Agreement or otherwise delivered, provided or made available to a Company Party or any of its respective Representatives;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(i) references to a Person are also to its successors and permitted assigns;

(j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(k) all uses of currency or the symbol “$” in this Agreement refer to U.S. dollars, unless otherwise indicated; and

(l) the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

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ARTICLE II

THE TRANSACTIONS

Section 2.1 The Transactions.

(a) New Parent OP Contribution. Prior to or on the Closing Date, but in any event prior to the consummation of the REIT Merger, upon the terms and subject to the conditions of this Agreement (i) the general partner interest held by the general partner of Parent OP shall be converted into a non-economic general partner interest and (ii) Parent shall contribute to Parent OP Holdco, and Parent OP Holdco shall immediately thereafter contribute to New Parent OP, 100% of the limited partnership interests in Parent OP in exchange for the issuance to Parent OP Holdco of New Parent OP Units (the “Parent OP Contribution”). The Parent OP Contribution will be effected, at the instruction of Parent OP Holdco, by an assignment by Parent of the limited partnership interests in Parent OP directly to New Parent OP in exchange for the issuance to Parent OP Holdco of a number of New Parent OP Units equal to the number of shares of Parent Common Stock that will be outstanding immediately following the consummation of the REIT Merger.

(b) REIT Merger. Upon the terms and subject to the conditions of this Agreement, at the REIT Merger Effective Time, the Company shall be merged with and into REIT Merger Sub in the REIT Merger, whereupon the separate existence of the Company shall cease, and REIT Merger Sub shall continue under the name “Venus Sub LLC” as the surviving entity in the REIT Merger (the “REIT Surviving Entity”). The REIT Merger shall have the effects provided in this Agreement and as specified in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the REIT Merger Effective Time, the REIT Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and REIT Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and REIT Merger Sub shall become the claims, obligations, liabilities, debts and duties of the REIT Surviving Entity.

(c) Distribution of Company GP and Partnership Merger. Immediately following consummation of the REIT Merger, upon the terms and subject to the conditions of this Agreement, the REIT Surviving Entity shall distribute all of the interests in Company GP to Parent OP. Immediately following such distribution of the interests in Company GP (and subject to Section 2.7), upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Partnership Merger Effective Time, the REIT Surviving Entity shall merge with and into the Company LP in the Partnership Merger, whereupon the separate existence of the REIT Surviving Entity shall cease, and the Company LP shall continue under the name “VICI Properties 2 L.P.” as the surviving entity in the Partnership Merger (the “Partnership Surviving Entity”). The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Partnership Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company LP and the REIT Surviving Entity, and all of the claims, obligations, liabilities, debts and duties of the Company LP and the REIT Surviving Entity shall become the claims, obligations, liabilities, debts and duties of the Partnership Surviving Entity. Upon the consummation of the Partnership Merger, the managing member of New Parent OP and Mercury shall execute, and Mercury shall cause its applicable Subsidiaries to execute, the form of limited liability company agreement of New Parent OP (the “New Parent OP LLCA”) substantially in the form attached hereto as Exhibit B (with such changes made by Parent as may be required by any Gaming Authority).

(d) Debt Issuance.

(i) Following the Closing Conditions Satisfaction Date, the Parent Parties may elect, at any time during the Marketing Period, to market an offering of debt securities of Parent OP (the “New Debt Offering”). Any New Debt Offering shall be made on such terms and conditions as determined by Parent and which are permitted by applicable Laws, including SEC rules and regulations; provided, that the debt to be issued in the New Debt Offering (the “New Debt”) shall be (A) nonrecourse under Section 752 of the Code, and (B) secured

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by a pledge of interests in Parent OP. Any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any New Debt Offering will be selected and retained by the Parent Parties, and their fees and out-of-pocket expenses will be paid directly by the Parent Parties. The Parent Parties shall have the sole discretion to determine all matters related to the timing of the New Debt Offering, including the date on which any New Debt Offering prices; provided, that in no event shall the settlement of any New Debt Offering occur prior to Closing. In the event that Parent OP has priced a New Debt Offering prior to Closing, then Parent OP shall, as soon as reasonably practicable (but in any event no later than the Closing Date) settle such New Debt Offering and distribute the proceeds to New Parent OP (the “Debt Issuance and Distribution”).

(ii) Notwithstanding anything to the contrary in Section 2.1(d)(i), the Parent Parties may, in lieu of issuing the New Debt, elect at any time following the Closing Conditions Satisfaction Date, to close on the bridge financing on the terms and conditions described in the Debt Commitment Letter (the “Bridge Financing”); provided, that in no event shall the closing of any such Bridge Financing occur prior to the Closing, and such Bridge Financing shall be (A) nonrecourse under Section 752 of the Code, and (B) secured by a pledge of interests in Parent OP. In the event that Parent OP has closed on the Bridge Financing, then Parent OP shall as promptly as practicable distribute the proceeds of such Bridge Financing to New Parent OP (the “Bridge Financing and Distribution”).

(iii) On the date on which all the conditions set forth in Article IX (other than those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), each of the Company and Parent shall deliver to the other Party the certificates contemplated by Section 9.2(e)(i)(A) and (ii)(A) and Section 9.3(d)(i), respectively (the date on which such certificates are delivered, the “Closing Conditions Satisfaction Date”). Notwithstanding anything to the contrary herein, each of the Parent Parties and the Company Parties agrees that on or following the Closing Conditions Satisfaction Date, neither Parent nor the Company shall have the right to (A) assert, for any purpose under this Agreement, that any of the conditions set forth in Section 9.2(a) (other than Section 9.2(a)(v)) or Section 9.2(d), in the case of Parent, or Section 9.3(a) or Section 9.3(c), in the case of the Company, have not been satisfied with respect to or as a result of any event, circumstance, change, effect or development occurring on or after the Closing Conditions Satisfaction Date, or (B) except with respect to a failure of the conditions set forth in Section 9.2(b), Section 9.2(c) or Section 9.3(b) with respect to or as a result of any event, circumstance, change, effect or development occurring on or after the Closing Conditions Satisfaction Date, terminate this Agreement pursuant Section 10.1(c)(i) or Section 10.1(d)(i) as a result of an event, circumstance, change, effect or development occurring on or after the Closing Conditions Satisfaction Date, in the case of each of clauses (A) and (B), other than as a result of fraud in connection with this Agreement or any willful and intentional breach of this Agreement

(e) Partial Redemption. At least three (3) Business Days prior to the Closing, Mercury shall deliver a written notice to Parent setting forth the names of each Mercury Party that will have New Parent OP Units redeemed in the Redemption and the aggregate number of Redeemed Units attributable to each such holder (the “Redeemed Units Allocation Notice”). Immediately following the Debt Issuance and Distribution or the Bridge Financing and Distribution, as the case may be, New Parent OP shall distribute to Mercury and/or its applicable Subsidiaries an amount equal to the Redemption Consideration in cash in redemption of the Redeemed Units held by Mercury and/or its Subsidiaries, as applicable, as set forth in the Redeemed Units Allocation Notice (the “Redemption”), and New Parent OP and Mercury and/or its applicable Subsidiaries shall execute and deliver the form of redemption agreement (the “Redemption Agreement”) attached hereto as Exhibit C.

Section 2.2 Closing. The closing of the Mergers (the “Closing”) shall take place by electronic transfer of signature pages and wire transfer of immediately available funds on a date that is the earlier to occur of (i) any Business Day during the Marketing Period to be specified by the Parent to the Company on no less than three (3) Business Days’ written notice to the Company and (ii) the third (3rd) Business Day following the last day of the Marketing Period, in each case, subject to the satisfaction or valid waiver (by the Party entitled to the benefit

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of the applicable condition) on such Business Day of any conditions that by their nature or terms are to be satisfied at the Closing, or on such other date and such other time as may be mutually agreed upon by the Parties (the actual date of Closing being referred to herein, the “Closing Date”).

Section 2.3 Effective Times.

(a) At the Closing, REIT Merger Sub and the Company shall cause a Certificate of Merger with respect to the REIT Merger (the “REIT Certificate of Merger”) to be duly executed and filed with the Delaware SOS in accordance with the DLLCA. The REIT Merger shall become effective at the time when the REIT Certificate of Merger has been duly filed with the Delaware SOS, or such later time which the Parties shall have agreed upon in writing and set forth in the REIT Certificate of Merger in accordance with the DLLCA (the “REIT Merger Effective Time”).

(b) At the Closing, following the REIT Merger and the distribution of the interests in Company GP to Parent OP, the REIT Surviving Entity (or, subject to Section 2.7, Parent OP) and the Company LP shall cause a Certificate of Merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) to be duly executed and filed with the Delaware SOS. The Partnership Merger shall become effective at the time when the Partnership Certificate of Merger has been duly filed with the Delaware SOS in accordance with the DRULPA, or such later time which the Parties shall have agreed upon in writing and set forth in the Partnership Certificate of Merger in accordance with the DRULPA (the “Partnership Merger Effective Time”).

Section 2.4 Governing Documents.

(a) At the REIT Merger Effective Time, pursuant to the DLLCA, (i) the limited liability company agreement of REIT Merger Sub in effect immediately prior to the REIT Merger Effective Time shall be the limited liability company agreement of the REIT Surviving Entity (but subject to such amendments as shall be required pursuant to Section 8.7(b)) and (ii) the certificate of formation of REIT Merger Sub in effect immediately prior to the REIT Merger Effective Time shall be the certificate of formation of the REIT Surviving Entity, in each case, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable Law.

(b) At the Partnership Merger Effective Time, pursuant to the DRULPA, (i) the Company LP shall amend and restate its agreement of limited partnership in a form determined by Parent (but subject to Section 8.7(b)) and (ii) the certificate of limited partnership of Company LP in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership of the Partnership Surviving Entity (except that such certificate shall be amended to reflect the name of the Partnership Surviving Entity), in each case, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable Law.

Section 2.5 General Partner of the Partnership Surviving Entity. The general partner of Company LP immediately prior to the Partnership Merger Effective Time shall be the general partner of the Partnership Surviving Entity immediately after the Partnership Merger Effective Time.

Section 2.6 Tax Consequences. The Parties intend and shall report the transactions described in the Recitals and consummated pursuant to the terms of this agreement as described below (the “Required Tax Treatment”). No Party shall, and no Party shall cause or permit any Affiliate to, take any position contrary to the Required Tax Treatment in any tax return, report, or filing with any government agency or court absent a “final determination” within the meaning of Section 1313(a) of the Code; provided, that nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the transactions contemplated herein, and no Party shall be required to litigate before any court any such proposed deficiency or adjustment by any taxing authority. The Required Tax Treatment for federal income (and similar state and local) tax purposes is as follows:

(a) The Company LP Continuation shall be treated as causing New Parent OP to be the continuation of the Company LP Tax Partnership within the meaning of Section 708 of the Code.

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(b) The REIT Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement shall be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

(c) The Partnership Merger shall be treated as a deemed partnership contribution to the New Parent OP (as continuation of the Company LP Tax Partnership in accordance with Section 2.6(a)) under Section 721(a) of the Code.

(d) The Redemption shall be treated as a distribution under Section 731 of the Code.

Section 2.7 Alternative Transaction Structure. In the event that Company LP does not obtain sufficient consents as a result of the Consent Solicitations to all of the Company Indentures, Parent, in its sole discretion, may elect to modify the transactions contemplated in this Article II and, as applicable, in Article III as set forth in this Section 2.7 by providing the Company Parties with written notice of its election at least ten (10) Business Days prior to the Closing. If Parent provides such written notice, the following changes to the transactions contemplated in this Article II to occur at the Closing will be made:

(a) In lieu of the merger of the REIT Surviving Entity with and into the Company LP, in the “Partnership Merger” Parent OP will merge with and into Company LP, and Company LP shall be the surviving entity and shall be considered the “Partnership Surviving Entity”. As a result of and in connection with such Partnership Merger (and, for the avoidance of doubt, in lieu of the effects set forth in Sections 2.1(c), 2.5 or 3.3), (i) the interests of the REIT Surviving Entity and Company GP in the Company LP shall automatically be cancelled for no consideration, (ii) the interest of New Parent OP in Parent OP shall be converted into 100% of the limited partnership interest in the Partnership Surviving Entity, (iii) the interest of Parent GP in Parent OP shall be converted into a noneconomic general partnership interest in the Partnership Surviving Entity (iv) each Company Common Unit (other than those cancelled pursuant to clause (i)) shall automatically be converted into the right to receive a number of New Parent OP Units in accordance with Section 3.3(b), and (v) the interest of New Parent OP in the Partnership Surviving Entity shall be contributed to a subsidiary of New Parent OP that is disregarded for U.S. federal income tax purposes. Pursuant to the Partnership Merger and in accordance with the DRULPA (and, for the avoidance of doubt, in lieu of the transactions set forth in Section 2.4(b)), (A) the limited partnership agreement of Parent OP immediately prior to the Partnership Merger shall become the amended and restated limited partnership agreement of the Partnership Surviving Entity (subject to Section 8.7(b)) and (B) the certificate of limited partnership of Company LP in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership of the Partnership Surviving Entity (except that such certificate shall be amended to reflect the name of the Partnership Surviving Entity), in each case, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable Law. As promptly as practicable following the Partnership Merger Effective Time, Parent shall cause Parent GP to file a certificate of amendment to the certificate of limited partnership of the Partnership Surviving Entity with the Delaware SOS to reflect the admission of Parent GP as the general partner of the Partnership Surviving Entity.

(b) The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Partnership Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company LP and Parent OP, and all of the claims, obligations, liabilities, debts and duties of the Company LP and Parent OP shall become the claims, obligations, liabilities, debts and duties of the Partnership Surviving Entity.

(c) The Partnership Surviving Entity will enter into supplemental indentures pursuant to the outstanding note indentures of Parent OP, assuming the obligations of Parent OP thereunder.

(d) The New Debt will be issued by the Partnership Surviving Entity and will be secured by a pledge by New Parent OP of its interests in the Partnership Surviving Entity.

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ARTICLE III

EFFECTS OF THE TRANSACTIONS

Section 3.1 Effects on Company Common Shares.

(a) At the REIT Merger Effective Time, by virtue of the REIT Merger and without any further action on the part of the Company or REIT Merger Sub or the holders of any Company Common Shares or limited liability interests in REIT Merger Sub:

(i) each (x) Company Common Share then held in treasury by the Company or owned by any of the Company’s wholly-owned Subsidiaries and (y) the Company Class B Share shall automatically be cancelled and retired and shall cease to exist (each of (x) and (y), the “Cancelled Shares”), and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made, with respect thereto, in connection with or as a consequence of the REIT Merger;

(ii) each Company Common Share, other than any Cancelled Shares, issued and outstanding immediately prior to the REIT Merger Effective Time shall no longer be outstanding and shall be automatically cancelled and retired and converted into the right to receive 1.366 (the “Exchange Ratio”) shares of Parent Common Stock, each of which, when issued, shall be validly issued, fully paid and non-assessable, subject to adjustment as set forth in Section 3.6 (the “REIT Per Share Merger Consideration”); and

(iii) each limited liability interest of REIT Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain as an issued and outstanding limited liability interest of the REIT Surviving Entity and each such interest shall continue to be owned by Parent OP.

(b) From and after the REIT Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares. From and after the REIT Merger Effective Time, Persons who held the Company Common Shares immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such Company Common Shares, except as otherwise provided for in this Agreement.

Section 3.2 Effect on Parent OP Units. Prior to or on the Closing Date, but in any event prior to the REIT Merger, pursuant to the Parent OP Contribution, upon the terms and subject to the conditions of this Agreement:

(a) Parent shall contribute, assign, transfer, convey and deliver 100% of the limited partnership interest in Parent OP to Parent OP Holdco, and as a subsequent contribution Parent OP Holdco shall contribute, assign, transfer, convey and deliver 100% of the limited partnership interest in Parent OP to New Parent OP, in each case, free and clear of any and all Liens, except for any Permitted Liens and any Liens that may exist by reason of this Agreement and applicable securities Laws; and

(b) New Parent OP shall issue to Parent OP Holdco in exchange for the contribution, assignment, transfer, conveyance and delivery of such Parent OP interests, a number of New Parent OP Units equal to the number of shares of Parent Common Stock that will be outstanding immediately following the consummation of the REIT Merger, free and clear of any and all Liens, except for any Liens that may exist by reason of this Agreement and applicable securities Laws, which New Parent OP Units shall constitute the only interests in New Parent OP outstanding immediately following the Parent OP Contribution.

Section 3.3 Effects on Company LP Interests and Other Securities. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of the Company LP, the REIT Surviving Entity or the holders of the units of partnership interest in the Company LP or limited liability interests in the REIT Surviving Entity:

(a) all of the limited partnership interests in the Company LP then held by the REIT Surviving Entity or any Subsidiary of Company LP shall automatically be cancelled and retired and shall cease to exist (the

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“Cancelled Interests”) and no payment or other right shall inure or be made with respect thereto, in connection with or as a consequence of the Partnership Merger;

(b) each Company Common Unit, other than the Cancelled Interests, issued and outstanding immediately prior to the Partnership Merger Effective Time shall no longer be outstanding and shall be automatically cancelled and retired and converted into the right to receive a number of New Parent OP Units equal to the Exchange Ratio, subject to adjustment as set forth in Section 3.6;

(c) the general partnership interest in the Company LP held by Company GP shall remain outstanding; and

(d) the 100% limited liability company interest held by Parent OP in the REIT Surviving Entity shall no longer be outstanding and shall be automatically cancelled and retired and converted into the right to receive 100% of the limited partnership interest in the Partnership Surviving Entity.

Section 3.4 Effect on Redeemed Units. Immediately following the Debt Issuance and Distribution or Bridge Financing and Distribution, as applicable, but in any event on the Closing Date, New Parent OP shall redeem the Redeemed Units held by Mercury and its Subsidiaries in accordance with the Redeemed Units Allocation Notice, for an amount in cash per Redeemed Unit, without interest, equal to the Per Unit Redemption Consideration, which shall be paid to Mercury or its applicable Subsidiaries (or their respective designees) by wire transfer of immediately available funds on the Closing Date.

Section 3.5 Effect on Company Equity Awards.

(a) Company DSUs. As of the REIT Merger Effective Time, each Company DSU that is outstanding immediately prior to the REIT Merger Effective Time shall be canceled and converted into the right to receive, subject to Section 3.10 and with respect to each Company Common Share subject to such Company DSU immediately prior to the REIT Merger Effective Time, the REIT Per Share Merger Consideration. The REIT Per Share Merger Consideration payable pursuant to this Section 3.5(a) and Section 3.10 (less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) shall be paid, as applicable, to the holders of such Company DSUs or, subject to compliance with all of the requirements of Section 8.17(b) (including the last sentence of Section 8.17(b)) and with respect to the Company DSUs held by the Designated Directors, to the Mercury Rabbi Trust, in each case as soon as practicable following the REIT Merger Effective Time and in no event later than five (5) Business Days following the REIT Merger Effective Time or, to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code, at such other time or times following the REIT Merger Effective Time consistent with the terms applicable to such Company DSUs (including the terms of any applicable deferred compensation plan and participant election).

(b) Company RSUs. As of the REIT Merger Effective Time, each Company RSU that is outstanding immediately prior to the REIT Merger Effective Time shall be accelerated, vest and be canceled and converted into the right to receive, subject to Section 3.10 and with respect to each Company Common Share subject to such Company RSU immediately prior to the REIT Merger Effective Time, the REIT Per Share Merger Consideration. The REIT Per Share Merger Consideration payable pursuant to this Section 3.5(b) and Section 3.10 (less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) shall be paid to the holders of such Company RSUs as soon as practicable following the REIT Merger Effective Time and in no event later than five (5) Business Days following the REIT Merger Effective Time.

(c) Company PSUs. As of the REIT Merger Effective Time, each Company PSU that is outstanding immediately prior to the REIT Merger Effective Time shall (i) be accelerated and vest with respect to the number of shares of Company Common Shares subject to such Company PSU immediately prior to the REIT Merger Effective Time that would vest based on the achievement of the greater of (1) the applicable target level of

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performance and (2) the actual level of performance as of the Closing Date, based on the achievement of the applicable performance metrics with respect to the performance period during which the REIT Merger Effective Time occurs and determined in good faith by the Company Board and (ii) be canceled and converted into the right to receive, subject to Section 3.10 and with respect to each Company Common Share subject to such Company PSU determined in accordance with the immediately preceding clause (i), the REIT Per Share Merger Consideration. The REIT Per Share Merger Consideration payable pursuant to this Section 3.5(c) and Section 3.10 (less any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) shall be paid to the holders of such Company PSUs as soon as practicable following the REIT Merger Effective Time and in no event later than five (5) Business Days following the REIT Merger Effective Time.

(d) Any deduction reported by the Company LP with respect to the transactions described in Section 3.5(b) and Section 3.5(c) shall be allocated to the holders of Company LP interests immediately prior to the REIT Merger Effective Time to the extent allocable to such holders for applicable Tax purposes at a “more likely than not” or higher level of comfort. This Section 3.5(d) shall be considered a part of the Company Partnership Agreement within the meaning of Section 761(c) of the Code.

(e) Prior to the REIT Merger Effective Time, the Company shall adopt such resolutions and take all such other actions that may be reasonably necessary (under the Company Equity Incentive Plan, applicable Laws and otherwise) to effectuate the provisions of Section 3.5 and to ensure that, from and after the REIT Merger Effective Time, holders of Company Equity Awards shall have no rights with respect thereto other than those specifically provided in this Section 3.5 and Section 3.10.

Section 3.6 Adjustment to Consideration. If at any time during the period between the date of this Agreement and the REIT Merger Effective Time, any change in the issued and outstanding shares of beneficial interest of the Company, the Company LP, Parent or New Parent OP, or securities convertible or exchangeable into or exercisable for shares of beneficial interest of the Company, the Company LP, Parent or New Parent OP occurs as a result of any merger, business combination, reclassification, recapitalization, share split (including a reverse share split) or subdivision or combination, exchange or readjustment of shares, or any share dividend or other share distribution with a record date during such period, the REIT Per Share Merger Consideration and the Per Unit Redemption Consideration will be equitably adjusted, without duplication, to provide the holders of the Company Class A Shares and the holders of the limited partnership interests in the Company LP the same economic effect as contemplated by this Agreement prior to such change, except that nothing in this Section 3.6 will be construed to permit the Company, the Company LP, Parent or New Parent OP to take any action with respect to any of its shares of beneficial interest that is prohibited by the terms of this Agreement. For the avoidance of doubt, nothing contained in this Section 3.6 shall require any adjustment to be made to the REIT Per Share Merger Consideration or the Per Unit Redemption Consideration as a result of the transactions contemplated or otherwise not prohibited by this Agreement.

Section 3.7 Exchange Fund; Exchange Agent.

(a) Prior to the Closing, Parent will designate a bank or trust company reasonably acceptable to the Company to act as an exchange agent in the REIT Merger (the “Exchange Agent”), and the Exchange Agent will administer the payment of REIT Merger Consideration described in Section 3.1.

(b) Prior to the REIT Merger Effective Time, Parent will enter into an exchange agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.7.

(c) At or before the REIT Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the REIT Merger Consideration, as well as sufficient funds for payments to be made in accordance with Section 3.7(g) and Section 3.10 (the “Exchange Fund”), for the sole benefit of the holders of the Company Class A Shares and Company Equity Awards. Parent and the REIT Surviving Entity shall cause the

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Exchange Agent to make, and the Exchange Agent shall make, delivery of the REIT Merger Consideration out of the Exchange Fund in accordance with this Agreement (provided, that any amounts payable to holders of Company Equity Awards with respect to whom a Company Party or any Company Subsidiary has a Tax withholding obligation shall be paid as applicable to Parent, the REIT Surviving Entity, any of their respective Affiliates, or a third-party payroll provider for payment through an applicable payroll system). The Exchange Fund shall not be used for any other purpose.

(d) The Exchange Fund shall be invested by the Exchange Agent as directed by Parent, on behalf of the REIT Surviving Entity; provided, that no such investment or loss thereon will affect the amounts payable to holders of the Company Class A Shares or the Company Equity Awards pursuant to this Article III. Interest and other income on the Exchange Fund shall be the sole and exclusive property of the REIT Surviving Entity and shall be paid to the REIT Surviving Entity. No investment of the Exchange Fund shall relieve Parent, the REIT Surviving Entity, or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, Parent and the REIT Surviving Entity shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy the REIT Surviving Entity’s obligations hereunder for the benefit of the holders of the Company Class A Shares and the Company Equity Awards, which additional funds will be deemed to be part of the Exchange Fund.

(e) As soon as reasonably practicable after the REIT Merger Effective Time (but in any event within three (3) Business Days after the REIT Merger Effective Time), Parent and the REIT Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Company Share Certificate or Book-Entry Share immediately prior to the REIT Merger Effective Time a letter of transmittal (a “Company Letter of Transmittal”) in customary form as prepared by Parent and the REIT Surviving Entity and reasonably acceptable to the Company (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Share Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Company Share Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.9) or transfer of any Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of such Company Share Certificates or the transfer of such Book-Entry Shares in exchange for the REIT Per Share Merger Consideration.

(f) Upon surrender of a Company Share Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.9) or transfer of any Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a Company Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Share Certificate or Book-Entry Share shall be entitled to receive in exchange therefor and in respect of each share represented by such Company Share Certificates or Book-Entry Shares, the REIT Per Share Merger Consideration into which each such share has been converted pursuant to this Agreement, together with any dividends or other distributions to which such Company Share Certificate or Book-Entry Share become entitled in accordance with Section 3.7(g) or Section 3.10, and the Company Share Certificate so surrendered and Book-Entry Share so transferred shall be cancelled. In the event of a transfer of ownership of Company Class A Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Company Share Certificate or Book-Entry Share formerly representing such Company Class A Shares may be paid or issued, as the case may be, to such a transferee if such Company Share Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Company Share Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 3.7, each Company Share Certificate or Book-Entry Share shall be deemed at any time after the REIT Merger Effective Time to represent only the right to receive, upon such surrender and in respect of each share represented thereby, the REIT Per Share Merger Consideration into which each share represented by such Company Share Certificate or Book-Entry Share has been converted pursuant to this Agreement, together with any dividends or other distributions to which such Company Share Certificate or Book-Entry Share become entitled in accordance with this Section 3.7(f).

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(g) No dividends or other distributions, if any, with a record date after the REIT Merger Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered Company Class A Shares to be converted into shares of Parent Common Stock pursuant to Section 3.1(a) until such holder shall surrender such share in accordance with this Section 3.7. After the surrender in accordance with this Section 3.7 of a Company Class A Share to be converted into shares of Parent Common Stock pursuant to Section 3.1(a), the holder thereof shall be entitled to receive (in addition to the REIT Per Share Merger Consideration payable to such holder pursuant to this Article III) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the share of Parent Common Stock represented by such Company Class A Share.

(h) In the event of a transfer of ownership of the Company Class A Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that any Company Share Certificate surrendered or transferred in accordance with the procedures set forth in this Section 3.7 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the REIT Per Share Merger Consideration to a Person other than the registered holder of the Company Share Certificate or Book-Entry Share surrendered, or shall have established to the reasonable satisfaction of the REIT Surviving Entity that such Tax either has been paid or is not applicable.

(i) Any portion of the Exchange Fund that remains undistributed to the former holders of the Company Class A Shares or Company Equity Awards for twelve (12) months after the Closing Date shall be delivered to the REIT Surviving Entity upon demand, and any former holders of the Company Class A Shares and the Company Equity Awards who have not theretofore complied with this Article III shall thereafter look only to the REIT Surviving Entity (and only as general creditors thereof) for payment of the REIT Merger Consideration.

(j) None of Parent, the Company, the REIT Surviving Entity, the Exchange Agent, or any employee, officer, trustee, director, agent or Affiliate thereof, shall be liable to any Person in respect of the REIT Merger Consideration if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any Company Share Certificates or Book-Entry Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the REIT Surviving Entity free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.8 Withholding Rights. The REIT Surviving Entity, Parent or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.9 Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of such fact by the Person claiming such Company Share Certificate to be lost, stolen or destroyed, and, if required by Parent or Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or Exchange Agent may reasonably direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Share Certificate the portion of the REIT Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.10 No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the REIT Merger upon the surrender or exchange of Company Share Certificates or with respect to Book-Entry

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Shares, upon the conversion of any Company Equity Awards or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of Company Class A Shares converted pursuant to the REIT Merger that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock to which such holder is entitled as evidenced by the Company Share Certificates and Book-Entry Shares delivered by such holder) and each holder of a Company Equity Award converted pursuant to the REIT Merger that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock to be delivered in respect of all Company Equity Awards held by such holder) shall receive from Parent (or, for holders of Company Equity Awards with respect to whom a Company Party or any Company Subsidiary has a Tax withholding obligation, from Parent, the REIT Surviving Entity, any of their respective Affiliates, or a third-party payroll provider through an applicable payroll system), in lieu thereof, a cash payment (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Common Stock VWAP.

Section 3.11 Dissenters Rights. No dissenters’ or appraisal rights, or rights of objecting shareholders, shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as set forth in the disclosure letter prepared by the Company Parties, with numbering corresponding to the numbering of this Article IV, delivered by the Company Parties to Parent prior to or simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company Parties made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Company Disclosure Letter or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company Parties or any of the Company Subsidiaries is a party exists or has actually occurred, or (b) as disclosed in the Company’s publicly available SEC Documents filed with, or furnished to, as applicable, the SEC on or after January 1, 2020 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article IV, other than historical facts included therein), each of the Company Parties hereby, jointly and severally, represents and warrants to the Parent Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and the Company LP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company and the Company LP has the requisite limited liability company and partnership power and authority, respectively, to own, lease and, to the extent applicable, operate any Company Properties or other assets owned by it and to conduct its business as it is now being conducted. Each of the Company Parties is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Company Properties or other assets

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owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in each case, for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no current dissolution, revocation or forfeiture proceedings regarding the Company Parties.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of the Company Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company Parties or Company Subsidiary in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Company Parties or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary. Except as set forth on Section 4.1(b) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or other legal entity power and authority to own, lease and, to the extent applicable, operate any Company Properties or other assets owned by it and to conduct its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Company Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. There are no current dissolution, revocation or forfeiture proceedings regarding any of the Company Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 4.1(c) of the Company Disclosure Letter, none of the Company Parties or any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the equity of the Company Subsidiaries and investments in short-term investment securities).

Section 4.2 Organizational Documents. The Company has made available to Parent, prior to the date of this Agreement, true and complete copies of (i) the Company Certificate of Formation and the Company Operating Agreement and (ii) the Company Partnership Certificate and the Company Partnership Agreement, in each case as in effect on the date of this Agreement (the documents referenced in clauses (i) and (ii), the “Company Organizational Documents”). Neither the Company nor the Company LP is in default of any term, condition or provision of the Company Organizational Documents, respectively, in any material respect.

Section 4.3 Capital Structure.

(a) The authorized capital stock of the Company is (i) 1,000,000,001 common shares, no par value per share (the “Company Common Shares”), consisting of (x) 1,000,000,000 Class A common shares, no par value per share (“Company Class A Shares”) and (y) one (1) class B common share, no par value per share (“Company Class B Share”) and (ii) 100,000,000 preferred shares, no par value per share (“Company Preferred Shares”). At the close of business on July 30, 2021, (i) 156,653,604 Company Class A Shares were issued and outstanding, (ii) one (1) Company Class B Share was issued and outstanding, (iii) no Company Preferred Shares were issued and outstanding, (iv) 167,802.4403 Company Class A Shares were subject to outstanding Company DSUs, (v) 79,028.3258 Company Class A Shares were subject to outstanding Company RSUs, (vi) 221,421.6307 Company Class A Shares were subject to outstanding Company PSUs (assuming maximum achievement of performance goals, whether or not presently vested), (vii) 1,597,720 Company Class A Shares were reserved for future grants pursuant to the Company Equity Incentive Plan, and (viii) 111,372,757 Company Class A Shares were available for issuance upon conversion of Company Partnership Units.

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(b)(i) All issued and outstanding shares of the beneficial interest of the Company are duly authorized, validly issued, fully paid and nonassessable and no class or series of shares of beneficial interest of the Company is entitled to preemptive rights, (ii) all Company Class A Shares reserved for issuance, as noted above, shall be, when issued in accordance with the terms and conditions of the applicable Company Equity Incentive Plan and instruments, if any, pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company Parties or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Company Common Shares or holders of the Company Partnership Units may vote.

(c) All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. Except as set forth in Section 4.3(c) or Section 4.3(h) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries, free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are being maintained on the Company’s financial statements (if such reserves are required pursuant to GAAP).

(d) Section 4.3(d) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on July 30, 2021, of (i) each Company Equity Award, (ii) the name of the holder thereof and whether such holder is a current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (iii) the number of Company Class A Shares underlying each such award (indicating both target-level and maximum-level performance, as applicable, in the case of the Company Equity Awards subject to performance-based vesting), (iv) the grant date and (v) whether such Company Equity Award was granted under the Company Equity Incentive Plan. Other than as set forth on Section 4.3(d) of the Company Disclosure Letter or pursuant to the Company Organizational Documents, there are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company Parties or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company Parties or any of the Company Subsidiaries to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of the Company Parties or any Company Subsidiary or securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests.

(e) Other than pursuant to the Company Organizational Documents, none of the Company Parties or any Company Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of the Company Parties or any Company Subsidiary.

(f) None of the Company Parties has a “poison pill” or similar equityholder rights plan.

(g) Except as set forth on Section 4.3(g) of the Company Disclosure Letter, none of the Company Parties or any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to

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register the offer and sale or resale of any of their securities under the Securities Act. Except as set forth on Section 4.3(g) of the Company Disclosure Letter or in the Company Organizational Documents, there are no outstanding contractual obligations of the Company Parties or Company Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or equity interests of any Company Subsidiary.

(h) Section 4.3(h) of the Company Disclosure Letter sets forth as of the date hereof a list of all of the partners of the Company LP, together with the number or amount and type of Company Partnership Units held by each such partner in the Company LP. Other than the Company Partnership Units owned by the limited partners of the Company LP set forth in Section 4.3(h) of the Company Disclosure Letter, the Company directly owns all of the issued and outstanding Company Partnership Units, free and clear of any Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are being maintained on the Company’s financial statements (if such reserves are required pursuant to GAAP) or Liens arising pursuant to the Company Partnership Agreement, and all Company Partnership Units have been duly authorized and validly issued and are free of preemptive rights.

(i) All dividends or other distributions on Company Common Shares and any dividends or other distributions on any securities of any Company Subsidiary, in each case, which have been authorized and declared prior to the date hereof, have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4 Authority.

(a) Each of the Company Parties has the requisite limited liability company and partnership power and authority, respectively, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Mergers and the other transactions contemplated by this Agreement to which any Company Party is a party. The execution, delivery and performance of this Agreement by the Company Parties and the consummation by the Company Parties of the Mergers and the other transactions contemplated by this Agreement have been duly and validly authorized by all limited liability company and partnership action, and no other limited liability company or partnership proceedings on the part of the Company Parties are necessary to authorize this Agreement or the Mergers or to consummate the Mergers or the other transactions contemplated by this Agreement, subject to (i) with respect to the REIT Merger, the receipt of the Company Shareholder Approval, (ii) with respect to the REIT Merger, the filing of the REIT Certificate of Merger with the Delaware SOS, and (iii) with respect to the Partnership Merger, the filing of the Partnership Merger Certificate of Merger with the Delaware SOS. This Agreement has been duly executed and delivered by the Company Parties, and assuming due authorization, execution and delivery by the Parent Parties, constitutes a legally valid and binding obligation of the Company Parties enforceable against the Company Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) The Conflicts Committee, at a duly called meeting, in its sole and absolute discretion, has unanimously (i) determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and in the best interests of the holders of Company Class A Shares, (ii) approved, and recommended that the Company Board approve, this Agreement, the REIT Merger and the other transactions contemplated by this Agreement, (iii) recommended that the Company Board direct that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement be submitted to a vote or for the consent of the Members (as defined in the Company Operating Agreement) and (iv) resolved, and recommended that the Company Board resolve, to recommend that the Members approve this Agreement, the REIT Merger and the other transactions contemplated by this Agreement. Acting upon, the recommendation of the Conflicts Committee, the Company Board, at a duly held meeting, has unanimously

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among those voting (A) approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement, (B) directed that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement be submitted to the Members and (C) resolved to recommend that the Members approve this Agreement, the REIT Merger and the other transactions contemplated by this Agreement (such recommendation, including the recommendation of the Conflicts Committee in clause (iv) above, the “Company Board and Conflicts Committee Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 8.4.

(c) The Company GP, in its capacity as the sole general partner of the Company LP, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company Parties does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) assuming receipt of the Company Shareholder Approval, the Company Certificate of Formation or the Company Operating Agreement, (B) the Company Partnership Certificate or Company Partnership Agreement or (C) any provision of the organizational documents of any Company Subsidiary (other than the Company LP), (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company Parties or any Company Subsidiary or by which any property or asset of the Company Parties or any Company Subsidiary is bound or (iii) require any notice, consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of the Company Parties or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration, notification or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company Parties or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company Parties or any Company Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Company Parties does not, and the performance of this Agreement by each of the Company Parties will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, by any of the Company Parties except (i) the filing with the SEC of (A) the Proxy Statement/Information Statement/Prospectus and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated hereby, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of the NYSE, (iv) the filing of the REIT Certificate of Merger with the Delaware SOS pursuant to the DLLCA, (v) the filing of the Partnership Merger Certificate of Merger with the Delaware SOS pursuant to the DRULPA, (vi) the Gaming Approvals and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) The Company Parties and each Company Subsidiary holds all authorizations, permits, licenses, certificates, grants, consents, variances, exemptions, orders, approvals, franchises, certifications and clearances

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of all Governmental Authorities, including building permits and certificates of occupancy, necessary for the Company Parties and each Company Subsidiary to (i) own, lease and, to the extent applicable, operate its properties or to conduct their respective businesses substantially as they are being conducted as of the date hereof and (ii) permit the lawful use and operation of the Company Properties substantially as they are being conducted as of the date hereof (such permits, the “Company Permits”), and all such Company Permits are valid and in full force and effect, except, in each case, where the failure to hold or be in possession of, or the failure to be valid or in full force and effect of, any of such Company Permits, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not have and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. All applications required to have been filed for the renewal of Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company Parties nor any Company Subsidiary or any of their respective Representatives has received any written notice indicating, nor, to the Knowledge of the Company, is any Company Party or any Company Subsidiary currently not in compliance in any material respect with the terms of any material Company Permit. No Company Party nor any Company Subsidiary has taken any action that would reasonably be expected to result in the revocation of any Company Permit and no suspension or cancellation of any Company Permit is pending, or, to the Knowledge of the Company, threatened in writing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) No Company Party nor any Company Subsidiary is, or has been, in conflict with, or in default or violation of, (i) any Law applicable to the Company Parties or any Company Subsidiary or by which any property or asset of the Company Parties or any Company Subsidiary is bound, or (ii) any Company Permits, except, in the case of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) To the Knowledge of the Company, no Company Party nor any of the Company Subsidiaries, nor any director, trustee, officer or employee of the Company Parties or any of the Company Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, or any directives or requirements of the Office of Foreign Assets Control of the United States Department of Treasury.

(d) Each of the Company Parties and any Company Subsidiaries which holds or has been issued any consent, finding of suitability, license, permit, approval, waiver or other authorization from any Gaming Authority or under any Gaming Laws (the “Company Licensed Parties”) and each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who may have been required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “Company Related Parties”), hold all material consents, findings of suitability, licenses, permits, approvals, waivers or other authorizations from any Gaming Authority or under any Gaming Laws necessary to comply with all applicable Gaming Laws in the jurisdictions in which the Company Licensed Parties currently own and lease real estate to a casino operator (the “Company Related Party Permits”) and are in material compliance with the terms of the Company Related Party Permits. Section 4.6(d)(i) of the Company Disclosure Letter identifies (A) all of the

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Company Related Party Permits held by the Company Parties or Company Subsidiaries, (B) the holder of each such Company Related Party Permit, and (C) the expiration date for each such Company Related Party Permit.

(e) No Company Licensed Party or, to the Company Licensed Parties’ knowledge, Company Related Parties, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in a negative outcome to any finding of suitability or related proceedings currently pending, or any application or proceeding for the Gaming Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement, except where such negative outcome would not reasonably be expected to either (x) result in a Material Adverse Effect, or (y) prevent or delay the ability of Company and the Company Parties to consummate the Mergers and the other transactions contemplated by this Agreement. No Company Licensed Party or, to the Company Licensed Parties’ knowledge, Company Related Parties, has received notice of any proceeding or review by any Governmental Authority under any Gaming Law with respect to any Company Licensed Party or, to the Company Licensed Parties’ knowledge, any other Company Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability or related proceedings currently pending, or any application or proceeding for the Gaming Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement. To the Company Licensed Parties’ knowledge, with respect to the Company Licensed Parties and the Company Related Parties only, there are no facts, which, if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any Company Related Party Permit currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability or related proceedings currently pending, or any application or proceeding for the Gaming Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to either (x) result in a Material Adverse Effect or (y) prevent or delay beyond the Outside Date the ability of the Company Licensed Parties to consummate the Mergers and the other transactions contemplated by this Agreement. Neither the Company Licensed Parties nor any Company Related Party has suffered a suspension or revocation of any consents, findings of suitability, licenses, permits, approvals, waivers or other authorizations from any Gaming Authority or under any Gaming Laws necessary to conduct the business and operations of the Company Licensed Parties in each of the jurisdictions in which the Company Licensed Parties own or operate gaming facilities.

Section 4.7 SEC Documents; Financial Statements.

(a) The Company and the Company LP have timely filed with or furnished (as applicable) to the SEC all of the Company’s and the Company LP’s SEC Documents. No Company Subsidiary, other than the Company LP, is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the SEC Documents did not (or with respect to the SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later SEC Documents filed or furnished prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the SOX Act, as the case may be, the applicable rules and regulations of the SEC thereunder. There are no (i) outstanding or unresolved comments from the SEC with respect to any SEC Document, and, to the Knowledge of the Company, no SEC Document is the subject of ongoing SEC review, or (ii) internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened.

(b) The Company has made available to Parent true and complete copies of all material written correspondence between the SEC, on the one hand, and the Company, on the other hand, since January 1, 2019. At all applicable times, the Company has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the NYSE.

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(c) The consolidated financial statements of the Company Parties and the consolidated Company Subsidiaries included, or incorporated by reference, in the SEC Documents, including the related notes and schedules, complied in all material respects as to form with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of the Company Parties and the consolidated Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Company Parties and the consolidated Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later SEC Documents filed by the Company and publicly available prior to the date of this Agreement.

(d) None of the Company Parties or any consolidated Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company Parties or any consolidated Company Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company Parties or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company Parties or any consolidated Company Subsidiary in the Company Parties’ or such consolidated Company Subsidiary’s audited financial statements or other SEC Documents.

(e) None of the Company Parties or any consolidated Company Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any “extensions of credit” (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company Parties or any consolidated Company Subsidiary.

(f) Since January 1, 2019, the Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company Parties and the consolidated Company Subsidiaries are being made only in accordance with authorizations of Company management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company Parties’ and each of the consolidated Company Subsidiaries’ assets that could have a material effect on the Company’s consolidated financial statements. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board and in Section 4.7(f) of the Company Disclosure Letter (x) any significant deficiency and material weakness in the design or operation of the Company’s internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves Company management or other employees of the Company Parties or any consolidated Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting. There has been no change in the Company’s internal control over financial reporting that has occurred since December 31, 2020 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in the auditing standards of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

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(g) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

Section 4.8 Absence of Certain Changes or Events. From the date of the Company’s most recent audited balance sheet included in its SEC Documents through the date of this Agreement, (a) each of the Company Parties and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to result in a Material Adverse Effect.

Section 4.9 No Undisclosed Liabilities. There are no liabilities of the Company Parties or any of the Company Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, other than: (a) liabilities reflected or reserved against as required by GAAP on the Company’s most recent consolidated balance sheet (including the notes thereto) included in the SEC Documents filed prior to the date of this Agreement, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, or (c) liabilities incurred in the ordinary course of business consistent with past practice since the date the Company’s most recent consolidated balance sheet was filed prior to the date of this Agreement, except for any such liabilities that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.10 Litigation. Except as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, as of the date of this Agreement: (a) there is no Action pending or, to the Knowledge of the Company, threatened against the Company Parties or any Company Subsidiary or any director or officer thereof or any Company Properties or other assets owned thereby, and (b) none of the Company Parties or any Company Subsidiaries, nor any Company Property, is subject to any outstanding Order of any Governmental Authority. As of immediately prior to the date of this Agreement, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 4.11 Taxes.

(a) The Company and each Company Subsidiary have timely filed with the appropriate Governmental Authority all income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company and each Company Subsidiary have duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) The Company was formed under the laws of Delaware as a limited liability company on October 23, 2015. The Company elected to be taxed as a corporation effective April 24, 2016. The Company filed an election to be treated as a REIT for taxable years beginning with the taxable year ending on December 31, 2016.

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(c) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2016 and through December 31, 2020 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2021 in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) in such a manner as to qualify as a REIT (including with regard to the REIT distribution requirements) for its taxable year that will end on the day of the REIT Merger; and (iv) has not to its Knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, to the Knowledge of the Company, no such challenge is pending or threatened.

(d)(i) There are no current disputes, audits, examinations, investigations or other proceedings pending with regard to any material amounts of Taxes or material Tax Returns of the Company or any of the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries is a part of any Action relating to Taxes; (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits, examinations, investigation or other proceedings relating to Taxes for which the Company or any of the Companies Subsidiaries could be responsible for any liability as a result thereof; (iii) no deficiency for Taxes of the Company or any of the Company Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (iv) neither the Company nor any Company Subsidiary has in the past three (3) years received a claim in writing by a Governmental Authority in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.

(e) Each Company Subsidiary that is a REIT, partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Taxable REIT Subsidiary.

(f) Neither the Company nor any Company Subsidiary holds, directly or indirectly any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code, and neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to any non-REIT year within the meaning of Section 857 of the Code.

(g) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and are not liable for any arrears of wages or any taxes or any penalty for failure to withhold or pay such amounts.

(h) There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date hereof, and, as of the date hereof, no Person has raised in writing, or, to the Knowledge of the Company, threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Mergers and the other transactions contemplated by

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this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee, or otherwise assume economic risk of loss with respect to, debt, (B) retain or not dispose of assets, or engage in transactions of comparable tax effect, for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) make or refrain from making a Tax election, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect Subsidiaries under Section 752 of the Code. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Liens for Taxes not yet due and payable.

(j) There are no Tax allocation or Tax sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Since the Company’s formation, (i) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or the Company Subsidiaries.

(l)(i) Neither the Company nor any of the Company Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; and (ii) neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled.

(m) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (excluding customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes) or otherwise.

(n) Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(o) Neither the Company nor any Company Subsidiary has entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

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(p) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(q) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting of the Company or any Company Subsidiary for a taxable period ending on or prior to the Closing Date or (ii) installment sale by the Company or any Company Subsidiary made on or prior to the Closing Date.

(r) No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(s) As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter lists all of the material Company Benefit Plans. For each material Company Benefit Plan, prior to the date hereof, the Company has made available to Parent correct and complete copies or forms of the following, as applicable: (i) all such Company Benefit Plans (including all amendments and riders thereto); (ii) the most recent annual report (Form 5500) filed with the IRS and most recent financial statements; (iii) the most recent determination or opinion letter from the IRS; (iv) the most recent summary plan description, together with summaries of the material modifications thereto; (v) the current trust agreements, insurance contracts and funding agreements (including all amendments and riders thereto); and (vi) all material, non-routine filings, notices, correspondence or other communications relating to any Company Benefit Plan that was submitted to or received from the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the SEC, or any other Governmental Authority in the past three (3) years.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Benefit Plan and intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination or opinion letter from the IRS regarding its tax-qualified status and tax-exemption, respectively, and to the Company’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Company Benefit Plan or related trust. Each Company Benefit Plan and any related trust complies in all respects, and has been established and administered in compliance in all respects, with its terms and with ERISA, the Code and other applicable Laws, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(c) All payments, benefits, premiums and/or contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been timely paid, in all material respects, to or by each Company Benefit Plan (or a related trust), and all payments, benefits, premiums and/or contributions for any period ending on or before the REIT Merger Effective Time that are not yet due have been paid to or by each Company Benefit Plan (or a related trust) or have been accrued in accordance with GAAP or other local law accounting requirements.

(d) During the previous six (6) years, neither the Company, any Company Subsidiary, nor any of their respective ERISA Affiliates, have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), or have any material liability (contingent or otherwise) with respect to, (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a

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“multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Pension Plan”), (iii) a multiple employer plan as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(e) There are no pending or, to the Company’s Knowledge, threatened claims (except for routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to the Company’s Knowledge, threatened related to any Company Benefit Plan, except, in each case, as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(f) Except as required by applicable Law, no material Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and the Company has no obligation to provide such benefits except for any payment or reimbursement of COBRA premiums as part of a severance benefit.

(g) None of the execution and delivery hereof, stockholder or other approval hereof or the consummation of the Mergers could, either alone or in combination with another event, (i) entitle any current or former employee, director or other individual service provider of the Company or any Company Subsidiary to any material increase in severance pay, (ii) accelerate the time of payment, vesting or funding, or materially increase the amount, of compensation due to any current or former employee, director or other individual service provider of the Company or any Company Subsidiary, or (iii) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company has no obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other individual service provider of the Company or any Company Subsidiary for any Tax incurred by such individual under Sections 409A or 4999 of the Code.

(h) Each Company Benefit Plan and each grant, award, or benefit provided thereunder to any employee, director or other individual service provider of the Company or any Company Subsidiary that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained, in all material respects, in documentary and operational compliance with Section 409A of the Code.

Section 4.13 Labor Matters.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, each Company Party and Company Subsidiary is in compliance with all applicable Laws with respect to labor, employment, employee classification, fair employment practices, unfair labor practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours, immigration, leasing and supply of temporary and contingent staff, and engagement of independent contractors, including proper classification of same. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no Company Party or Company Subsidiary is subject to secondary liability for labor law violations of operators at real property owned by a Company Party or Company Subsidiary.

(b) During the past three (3) years, there has been no actual, or to the Company’s Knowledge, threatened material arbitrations, material grievances, strikes, lockouts, slowdowns, work stoppages or material labor-related Actions or disputes (collectively, “Labor Disputes”) against or affecting any Company Party or Company Subsidiary or involving an employee of any Company Party or Company Subsidiary or involving operations on any real property owned by any Company Party or Company Subsidiary or an individual or group claiming to be employed by the Company or any Company Subsidiary under a joint or similar employment relationship and no Labor Disputes are pending, or, to the Knowledge of the Company, threatened against any Company Party or any Company Subsidiary or threatened to occur with respect to operations on real property

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owned by a Company Party or any Company Subsidiary, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, during the past three (3) years, the Company has, or will have by no later than the Closing Date, fully and timely paid all earned and accrued wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that has come due and payable to their respective current or former employees and independent contractors under applicable Law, contract or policy. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, during the past three (3) years, the Company Parties (i) have not incurred any liability as a result of any misclassification of any Person as an independent contractor rather than as an employee or as “exempt” or “nonexempt” from wages, hourly and withholding requirements under applicable Law, and (ii) to the Company’s Knowledge, are not delinquent in payments to any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid under applicable Law, contract or policy.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Letter, no Company Party nor any Company Subsidiary is (or has been in the past five (5) years) a party to or has acknowledged or agreed that it is bound by any collective bargaining agreement or any other agreement (including any owner’s or landlord letter or similar agreement) with a labor union, works council, or any other collective bargaining representative (collectively, a “Union”), and no Union has in the past five (5) years been certified to represent any employee of any Company Party or Company Subsidiary or individual over whom any Company Party or Company Subsidiary has a joint employment relationship (in each case, in their capacity as such), or, to the Knowledge of the Company, as of the date hereof, has demanded or applied, or threatened to demand or apply, to represent or, to the Knowledge of the Company, as of the date hereof, is attempting to organize so as to represent such employees, including any representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no Company Party or any Company Subsidiary has any outstanding liability for failure to provide information or to consult with employees under any employment Laws. Except as set forth in Section 4.13(d) of the Company Disclosure Letter or for any such consents, notifications or bargaining activities that are not recorded in a written agreement with a Union and for which the failure to obtain, provide or engage in would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no consent of, notification to, or bargaining with any Union with respect to which a Company Party or any Company Subsidiary has contractual, bargaining, or similar legal obligations is required in connection with the entry into or consummation of the transactions contemplated by this Agreement.

Section 4.14 Intellectual Property. As of the date of this Agreement, none of the Company Parties or any of the Company Subsidiaries: (i) owns any material registered trademarks, service marks, Internet domain names, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, service marks, Internet domain names, patents or copyrights that are material to the business of the Company Parties and the Company Subsidiaries as it is currently conducted, or (iii) is a party to any licenses, contracts or agreements with respect to use by the Company Parties or any Company Subsidiaries of any material trademarks, service marks, Internet domain names, patents or copyrights (other than any license of commercially available software in the ordinary course of business). To the Knowledge of the Company, no Intellectual Property used by the Company Parties or any Company Subsidiaries infringes or is alleged to infringe any Intellectual Property rights of any third party. No claims are pending, or, to the Knowledge of the Company, threatened, contesting the validity, enforceability, ownership or use of any material Intellectual Property owned by the Company Parties or any Company Subsidiaries or alleging that the Company Parties or any Company Subsidiaries infringe or otherwise violates any Intellectual Property rights of any third Person in any material respect. To the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the

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Company Parties or any Company Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company Parties and the Company Subsidiaries own the entire right, title and interest in and to, or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company Parties and the Company Subsidiaries as it is currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and the Company Subsidiaries have reasonable data security programs that are consistent with industry standards and applicable Laws and (ii) none of the Company Parties or any of the Company Subsidiaries has experienced any interruption to, or any breach of the security of, its information technology systems, or any personal or other sensitive information in its possession or under its control.

Section 4.15 Environmental Matters.

(a) Except as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect:

(i) the Company Parties and Company Subsidiaries are, and for the past five (5) years have been, in compliance with Environmental Laws, which compliance includes timely applying for, obtaining, maintaining and complying with all Environmental Permits, all of which are valid and in full force and effect;

(ii) there is no Action or Order pending or, to the Knowledge of the Company, threatened against the Company Parties or any Company Subsidiary and neither any Company Party nor any Company Subsidiary has received, or, to the Knowledge of the Company been threatened with, any information request from a Governmental Authority pursuant to Environmental Law, or any penalty, citation or written notice asserting a violation of or liability under Environmental Laws or with respect to Hazardous Substances;

(iii) there has been no Release of Hazardous Substances at any Company Property or any other property formerly owned, operated or leased by the Company Parties or any Company Subsidiary, or, to the Knowledge of the Company, by any other Person, that would reasonably be expected to result in liability being imposed upon the Company Parties or any Company Subsidiary;

(iv) neither any Company Party nor any Company Subsidiary has arranged, by contract, agreement or otherwise, for the transportation, treatment or disposal of Hazardous Substances at any location such that any Company Party or any Company Subsidiary has incurred, or would reasonably be expected to incur, liability; and

(v) no Company Party nor any Company Subsidiary has assumed, including by contract, any liability under any Environmental Law or relating to any Hazardous Substance, or is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances other than liability it would otherwise already incur as a matter of law.

(b) No Company Party nor any Company Subsidiary is required to obtain any authorization or consent or make any filing or notification to a Governmental Authority or perform any Remediation under any Environmental Law in order to consummate the transactions contemplated hereby, except where the failure of which to obtain, file, notify or perform would not reasonably be expected to materially or adversely affect the value or use of any Company Property.

(c) The Company Parties have made available to Parent copies of all material reports, assessments, audits (to the extent not privileged), investigations, studies, and all material non-privileged documents related to any Company Party’s or any Company Subsidiary’s compliance with or liability under Environmental Laws for the past three (3) years or earlier for material matters that remain unresolved, and any material investigation or cleanups at any real property currently or formerly owned, operated or leased by any Company Party or any Company Subsidiary to the extent such materials are in any Company Party’s or any Company Subsidiary’s possession or control.

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(d) Except for Section 4.7 (SEC Documents; Financial Statements); Section 4.16 (Properties); Section 4.17 (Material Contracts); Section 4.18 (Insurance), the representations and warranties in this Section 4.15 are the only representations and warranties of or by the Company Parties or any Company Subsidiary regarding environmental matters, including those related to Environmental Laws, Environmental Permits or Hazardous Substances.

Section 4.16 Properties.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the common name and address of the Company Properties and, for the leased Company Properties, a true, correct and complete list of each Company Ground Lease, in each case, as of the date hereof. Neither the Company, the Company LP or any Company Subsidiary owns, leases or licenses (as lessee, sublessee or licensee) any real property or Vessels other than the Company Property. Either the Company, the Company LP or a Company Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens except for Permitted Liens. True and complete (in all material respects) copies of all Company Ground Leases, in each case in effect as of the date hereof, have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Ground Lease is valid and in full force and effect, (ii) neither the Company nor any Company Subsidiary is in default under any Company Ground Lease and, to the Knowledge of the Company, no counterparty is in default under any Company Ground Lease, and (iii) neither the Company nor any Company Subsidiary has received written notice that it has violated or is in default under any Company Ground Lease. As of the date hereof and except as contemplated by this Agreement, neither the Company nor any Company Subsidiary is party to any agreement pursuant to which the Company or any Company Subsidiary is obligated to purchase, lease or sublease any real property after the date hereof.

(b) No condemnation, eminent domain or similar proceeding is pending with respect to any owned Company Property or, to the Knowledge of the Company, any Company Property leased pursuant to Company Ground Leases, and none of the Company Parties or any Company Subsidiary has received any written notice to the effect that any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Section 4.16(c) of the Company Disclosure Letter sets forth a true, correct and complete list of the Company Leases as of the date hereof. Neither the Company, the Company LP or any Company Subsidiary leases or licenses (as lessor, sublessor licensor) any real property or Vessels other than pursuant to Company Leases. True and complete (in all material respects) copies of all Company Leases, in each case in effect as of the date hereof, have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Lease is legal, valid, binding and enforceable on the Company Parties and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company Parties and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Lease. None of the Company Parties or any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Company Lease, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Lease, except, in each case, where such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. None of the Company Parties or any Company Subsidiary has received written notice of any violation or default under, or a notice purporting or threatening to terminate, cancel or not renew any Company Lease, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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(d) For each Company Property, (i) that is not subject to any ground lease, policies of title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company Party or the applicable Company Subsidiary with respect to such Company Property, and (ii) that is subject to a ground lease, leasehold insurance has been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that the Company Party or the applicable Company Subsidiary holds with respect to such Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy for the applicable Company Properties in the Company’s possession and in effect as of the date hereof has been made available to Parent. To the Knowledge of the Company, no written claim has been made against any such Company Title Insurance Policy relating to a Company Property.

(e) There are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof in favor of any third party. There are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each of the Company Properties is, to the Knowledge of the Company, (x) supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, and (y) in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects;

(ii) neither the Company nor any Company Subsidiary has received written notice that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, holding areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not valid or in full force and effect as of the date of this Agreement, or of any pending written threat of modification or cancellation of any of same; and

(iii) each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

Section 4.17 Material Contracts.

(a) Except (i) for this Agreement, and (ii) for contracts filed as exhibits to SEC Documents filed by the Company Parties prior to the date hereof, as of the date of this Agreement, no Company Party nor any of their Subsidiaries is a party to or bound by any contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) (excluding Company Leases, which are the subject of representations contained in Section 4.16).

(b) Other than the contracts described in Section 4.17(a) and for Material Recorded Documents, Section 4.17(b) of the Company Disclosure Letter sets forth a complete list, in each case as of the date hereof, of each contract, agreement, lease, license, note, bond, mortgage, indenture, commitment or other instrument or obligation to which the Company or any Company Subsidiary is a party or bound (each such contract (but in the case of the contracts described in clause (ix), solely for purposes of this Section 4.17), together with the contracts described in Section 4.17(a) and the Material Recorded Documents (but, for the avoidance of doubt, excluding Company Leases and Company Ground Leases, which are the subject of the representations contained in Section 4.16), a “Company Material Contract”) that:

(i) is a limited liability company agreement, partnership agreement or joint venture agreement or similar contract or arrangement with any Person (other than any wholly-owned Subsidiary of any Company Party) or sets forth the operational terms of any such arrangement;

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(ii) contains any non-compete or exclusivity provision or otherwise limits in any material respect the ability of the Company or any Company Subsidiaries to engage in any line of business in any geographic area, except for any such provision that may be contained in a Company Lease;

(iii) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $15,000,000;

(iv) provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) of (x) any Company Property or any portion (other than an immaterial portion the disposition of which would not materially and adversely affect the applicable Company Property) thereof or (y) other material asset with a fair market value or purchase price greater than $15,000,000;

(v) contains a put, call or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $15,000,000;

(vi) relates to the settlement of any Action or any threatened Action during the last five (5) years involving payment of more than $15,000,000;

(vii) constitutes a Company Tax Protection Agreement;

(viii)(A) requires the Company or any Company Subsidiary to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any Company Subsidiary (other than any wholly-owned Subsidiary of a Company Party) or other Person in excess of $15,000,000 or (B) evidences a loan (whether secured or unsecured) made to any Person (other than any Company Party or wholly-owned Subsidiary thereof) in excess of $15,000,000;

(ix) is an agreement entered into by the Company or any Company Subsidiary that obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, or employees of the Company, any Company Subsidiary, Mercury or any Mercury Subsidiary pursuant to which the Company or a Company Subsidiary is the indemnitor, other than any customary indemnification obligations arising pursuant to the organizational or governing documents of any Company Party or Company Subsidiary or under the Company’s directors’ and officer’s or similar management liability insurance policy;

(x) any collective bargaining agreement or other written agreement (including any owner’s or landlord letter or similar agreement) entered into between a Company Party or Company Subsidiary and a Union or labor union organization (including owner’s agreements, card check neutrality agreements and agreements relating to “after acquired” properties); or

(xi) constitutes an interest rate cap, interest rate collar, interest rate swap, forward purchasing contract or other contract or agreement relating to a hedging transaction.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company Parties and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company Parties and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of the Company, each other party thereto

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has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company Parties or any Company Subsidiary, nor, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract, except, in each case, where such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. None of the Company Parties or any Company Subsidiary has received written notice of any violation or default under, or a notice purporting or threatening to terminate or cancel any Company Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of all Company Material Contracts as of the date hereof, including amendments and supplements thereto entered into prior to the date hereof.

Section 4.18 Insurance. The Company has made available to Parent copies of the binders of all material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for the Company’s, Company Parties’ and the Company Subsidiaries’ businesses and for all Company Properties (the “Company Insurance Policies” which shall not be deemed to include any title insurance policies). The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any ground lease. All premiums due and payable under any Company Insurance Policies have been paid, and the Company Parties and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Company Insurance Policies. To the Knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company Parties or any Company Subsidiary with respect to any Company Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Company Insurance Policies are with reputable insurers in such amounts and with respect to risks and losses, which the Company believes are reasonable and adequate for the operation of the Company Parties’ and the Company Subsidiaries’ businesses and the protection of its and the Company Subsidiaries’ assets.

Section 4.19 Opinion of Financial Advisor.

The Conflicts Committee has received the oral opinion of Evercore Group L.L.C., to be confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of the Company Class A Shares other than holders of Cancelled Shares and Company Class  A Shares held by Mercury and its Affiliates.

Section 4.20 Brokers. Except for the fees and expenses payable to Evercore Group L.L.C., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Parties or any Company Subsidiary. The Company has made available to Parent a true and complete copy of the engagement letter with Evercore Group L.L.C., together with any amendment, modification or supplement thereto or renewal or extension thereof, with respect to the transactions contemplated by this Agreement.

Section 4.21 Investment Company Act. Neither the Company nor the Company LP or any Company Subsidiary is registered or required to be registered under the Investment Company Act.

Section 4.22 Takeover Statutes. The Company Parties have taken all action required to be taken by them in order to exempt this Agreement, the Mergers and the other transactions contemplated by this Agreement from (and this Agreement, the Mergers and the other transactions contemplated by this Agreement are exempt from) the requirements or restrictions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover Laws (collectively, the “Takeover Statutes”). No dissenters’, appraisal or similar

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rights are available to the holders of the Company Common Shares or Company Partnership Units with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 4.23 Vote Required. The only vote of the holders of any class or series of membership interests of the Company necessary to approve this Agreement and the Mergers is the affirmative vote of the holders of at least a majority of the voting power of the Outstanding Voting Shares (as defined in the Company Operating Agreement) (the “Company Shareholder Approval”), which approval requirement would be satisfied by delivery of the Written Consent.

Section 4.24 No Other Representations or Warranties. Except for the representations or warranties expressly set forth in this Article IV, none of the Company Parties nor any other Person has made to the Parent Parties any representation or warranty, expressed or implied, with respect to the Company Parties or the Company Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company Parties or the Company Subsidiaries. In particular, without limiting the foregoing disclaimer, none of the Company Parties nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by the Company Parties in this Article IV, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence of the Company Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except (a) as set forth in the disclosure letter prepared by the Parent Parties, with numbering corresponding to the numbering of this Article V, delivered by Parent to the Company prior to or simultaneously with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Parent Parties made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Parent Disclosure Letter or (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Parent Parties or any of the Parent Subsidiaries is a party exists or has actually occurred, or (b) as disclosed in the Parent’s publicly available SEC Documents filed with, or furnished to, as applicable, the SEC on or after January 1, 2020 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article V, other than historical facts included therein), each of the Parent Parties hereby, jointly and severally, represents and warrants to the Company Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Parent OP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. REIT Merger Sub and New Parent OP are each limited liability

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companies duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Parties has the requisite corporate, partnership and limited liability company power and authority, as applicable, to own, lease and, to the extent applicable, operate any Parent Properties or other assets owned by it and to conduct its business as it is now being conducted. Each of the Parent Parties is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Parent Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in each case, for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. REIT Merger Sub, Parent OP Holdco and New Parent OP were formed solely for the purpose of engaging in the Mergers and the other transactions contemplated by this Agreement, and New Parent OP, Parent OP Holdco and REIT Merger Sub have not conducted any activities other than in connection with their respective organization, the negotiation and execution of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby. There are no current dissolution, revocation or forfeiture proceedings regarding the Parent Parties.

(b) Section 5.1(b) of the Parent Disclosure Letter sets forth a true and complete list, as of the date hereof, of the Parent Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Parent Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Parent Parties or Parent Subsidiary in each Parent Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Parent Parties or a Parent Subsidiary in each Parent Subsidiary, and (iv) the classification for U.S. federal income Tax purposes of each Parent Subsidiary. Except as set forth on Section 5.1(b) of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or other legal entity power and authority to own, lease and, to the extent applicable, operate any Parent Properties or other assets owned by it and to conduct its business as it is now being conducted. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the Parent Properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. There are no current dissolution, revocation or forfeiture proceedings regarding any of the Parent Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 5.1(c) of the Parent Disclosure Letter, none of the Parent Parties or any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the equity of the Parent Subsidiaries and investments in short-term investment securities).

Section 5.2 Organizational Documents. The Parent and Parent OP have made available to the Company, prior to the date of this Agreement, true and complete copies of (i) the Articles of Amendment and Restatement of Parent and the Amended and Restated Bylaws of Parent, (ii) the certificate of limited partnership of Parent OP and the Parent OP Agreement and (iii) the certificates of formation and limited liability company agreements of New Parent OP and REIT Merger Sub, in each case as in effect on the date of this Agreement (the documents referenced in clauses (i) and (ii), the “Parent Organizational Documents”). Neither Parent nor Parent OP is in default of any term, condition or provision of the Parent Organizational Documents, respectively, in any material respect.

Section 5.3 Capital Structure.

(a) At the close of business on July 30, 2021, the authorized capital stock of Parent consists of (i) 950,000,000 shares of Parent Common Stock, and (ii) 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Parent Preferred Shares”), of which 12,000,000 shares have been classified as Series A Convertible

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Preferred Stock, $0.01 par value per share. At the close of business on July 30, 2021, (i) 537,044,887 shares of Parent Common Stock were issued and outstanding, including 334,673 shares of restricted Parent Common Stock, (ii) no Parent Preferred Shares were issued and outstanding, (iii) 334,673 shares of Parent Common Stock were subject to outstanding time-based restricted stock grants, (iv) 1,164,486 shares of Parent Common Stock were subject to outstanding performance-based restricted stock unit grants (assuming maximum achievement of performance goals, whether or not presently vested), and (v) 11,588,589 shares of Parent Common Stock were reserved for future grants pursuant to Parent’s equity incentive plans.

(b) (i) All issued and outstanding shares of the beneficial interest of Parent are duly authorized, validly issued, fully paid and nonassessable and no class or series of shares of beneficial interest of Parent is entitled to preemptive rights, (ii) all shares of Parent Common Stock reserved for issuance, as noted above, shall be, when issued in accordance with the terms and conditions of the applicable Parent equity incentive plans and instruments, if any, pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Parent Parties or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Parent Common Stock or limited partnership units in Parent OP may vote.

(c) All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. Except as set forth in Section 5.3(c) of the Parent Disclosure Letter, the Parent owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of the Parent Subsidiaries, free and clear of all Liens other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are being maintained on the Parent’s financial statements (if such reserves are required pursuant to GAAP).

(d) Other than as set forth on Section 5.3(d) of the Parent Disclosure Letter or pursuant to Parent’s equity incentive plans (including in connection with the satisfaction of Tax withholding obligations with respect to outstanding equity awards of Parent) and the Parent Organizational Documents, there are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Parent Parties or any of the Parent Subsidiaries is a party or by which any of them is bound obligating the Parent Parties or any of the Parent Subsidiaries to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of beneficial interest or capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of the Parent Parties or any Parent Subsidiary or securities convertible into or exchangeable for such shares of beneficial interest or capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, share appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or capital stock or other equity interests.

(e) Other than pursuant to the Parent Organizational Documents, none of the Parent Parties or any Parent Subsidiary is a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of the Parent Parties or any Parent Subsidiary.

(f) None of the Parent Parties has a “poison pill” or similar equityholder rights plan.

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(g) Except as set forth on Section 5.3(g) of the Parent Disclosure Letter, none of the Parent Parties or any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act. Except as set forth on Section 5.3(g) of the Parent Disclosure Letter or in the Parent Organizational Documents, there are no outstanding contractual obligations of the Parent Parties or Parent Subsidiaries to repurchase, redeem or otherwise acquire any Parent Common Stock or equity interests of any Parent Subsidiary.

(h) As of the date hereof, (i) Parent directly owns all of the issued and outstanding Parent OP Units, all of the issued and outstanding limited liability company interests of Parent OP Holdco and all of the issued and outstanding limited liability company interest in the Parent GP, (ii) Parent GP owns all of the general partnership interests in Parent OP, (iii) Parent OP Holdco directly owns all of the issued and outstanding New Parent OP Units and (iv) Parent OP directly owns all of the issued and outstanding limited liability company interests in REIT Merger Sub, in each case, free and clear of any Liens other than Permitted Liens and Liens created by the Parent Organizational Documents, and all such interests have been duly authorized and validly issued and are fully paid, non-assessable and are free of preemptive rights. As of the date hereof, there is no other capital stock or other equity interests of Parent OP, New Parent OP, the Parent GP or REIT Merger Sub (or convertible into or exchangeable for any such equity interests) issued and outstanding other than such interests.

Section 5.4 Authority.

(a) Each of the Parent Parties has the requisite corporate, limited liability company and partnership power and authority, respectively, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the Mergers and the other transactions contemplated by this Agreement to which any Parent Party is a party. The execution, delivery and performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Mergers and the other transactions contemplated by this Agreement have been duly and validly authorized by all corporate, limited liability company and partnership action, and no other corporate, limited liability company or partnership proceedings on the part of the Parent Parties are necessary to authorize this Agreement or the Mergers or to consummate the Mergers or the other transactions contemplated by this Agreement, subject to (i) with respect to the Parent Stock Issuance, the receipt of the Parent Shareholder Approval, (ii) with respect to the REIT Merger, the filing of the REIT Certificate of Merger with the Delaware SOS and (iii) with respect to the Partnership Merger, the filing of the Partnership Merger Certificate of Merger with the Delaware SOS. This Agreement has been duly executed and delivered by the Parent Parties, and assuming due authorization, execution and delivery by the Company Parties, constitutes a legally valid and binding obligation of the Parent Parties enforceable against the Parent Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) The Parent Board, at a duly held meeting, have by unanimous vote, (i) determined that the terms and conditions of the Mergers, the Redemption and the other transactions contemplated by this Agreement are advisable and in the best interests of the Parent and its stockholders, (ii) authorized and approved the Mergers, the Redemption and the other transactions contemplated by this Agreement, including the Parent Stock Issuance, and authorized, approved and adopted this Agreement, (iii) directed that the Parent Stock Issuance be submitted to a vote of the holders of the Parent Common Stock and (iv) recommended that the holders of the Parent Common Stock vote in favor of approval of the Parent Stock Issuance (such recommendation, the “Parent Board Recommendation”).

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Parent Parties does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of

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(A) assuming receipt of the Parent Shareholder Approval, the Parent Organizational Documents or (B) any provision of the organizational documents of any Parent Subsidiary (other than Parent OP), (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Parent Parties or any Parent Subsidiary or by which any property or asset of the Parent Parties or any Parent Subsidiary is bound or (iii) require any notice, consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of the Parent Parties or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration, notification or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Parent Parties or any Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Parent Parties or any Parent Subsidiary is a party, except, as to clauses (i) and (ii) above, for any such conflicts, violations, breaches, defaults or other occurrences which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Parent Parties does not, and the performance of this Agreement by each of the Parent Parties will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority, by any of the Parent Parties except (i) the filing with the SEC of (A) the Proxy Statement/Information Statement/Prospectus and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated hereby, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of the NYSE, (iv) the filing of the REIT Certificate of Merger with the Delaware SOS pursuant to the DLLCA, (v) the filing of the Partnership Merger Certificate of Merger with the Delaware SOS pursuant to the DRULPA, (vi) the Gaming Approvals and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.6 Permits; Compliance with Law.

(a) The Parent Parties and each Parent Subsidiary holds all authorizations, permits, licenses, certificates, grants, consents, variances, exemptions, orders, approvals, franchises, certifications and clearances of all Governmental Authorities, including building permits and certificates of occupancy, necessary for the Parent Parties and each Parent Subsidiary to (i) own, lease and, to the extent applicable, operate its properties or to conduct their respective businesses substantially as they are being conducted as of the date hereof and (ii) permit the lawful use and operation of the Parent Properties substantially as they are being conducted as of the date hereof (such permits, the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except, in each case, where the failure to hold or be in possession of, or the failure to be valid or in full force and effect of, any of such Parent Permits, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Parent and each of its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply does not have and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Parent Parties nor any Parent Subsidiary or any of their respective Representatives has received any written notice indicating, nor, to the Knowledge of Parent, is any Parent Party or any Parent Subsidiary currently not in compliance in any material respect with the terms of any material

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Parent Permit. None of the Parent Parties or any Parent Subsidiary has taken any action that would reasonably be expected to result in the revocation of any Parent Permit and no suspension or cancellation of any Parent Permit is pending, or, to the Knowledge of Parent, threatened in writing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) No Parent Parties nor any Parent Subsidiary is, or has been, in conflict with, or in default or violation of, (i) any Law applicable to the Parent Parties or any Parent Subsidiary or by which any property or asset of the Parent Parties or any Parent Subsidiary is bound or (ii) any Parent Permits, except, in the case of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) To the Knowledge of Parent, none of the Parent Parties or any of the Parent Subsidiaries, nor any director, trustee, officer or employee of the Parent Parties or any of the Parent Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, or any directives or requirements of the Office of Foreign Assets Control of the United States Department of Treasury.

(d) Each of the Parent Parties and any Parent Subsidiaries which holds or has been issued any consent, finding of suitability, license, permit, approval, waiver or other authorization from any Gaming Authority or under any Gaming Laws (the “Parent Licensed Parties”) and each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who may have been required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “Parent Related Parties”), hold all material consents, findings of suitability, licenses, permits, approvals, waivers or other authorizations from any Gaming Authority or under any Gaming Laws necessary to comply with all applicable Gaming Laws in the jurisdictions in which the Parent Licensed Parties currently own and lease real estate to a casino operator (the “Parent Related Party Permits”) and are in material compliance with the terms of the Parent Related Party Permits. Section 5.6(d)(i) of the Parent Disclosure Letter identifies all of the Parent Related Party Permits held by the Parent Parties or Parent Subsidiaries and the holder of each such Parent Related Party Permit.

(e) No Parent Licensed Party or, to the Parent Licensed Parties’ knowledge, Parent Related Parties, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in a negative outcome to any finding of suitability or related proceedings currently pending, or any application or proceeding for the Gaming Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement, except where such negative outcome would not reasonably be expected to either (x) result in a Material Adverse Effect or (y) prevent or delay the ability of Parent and the Parent Parties to consummate the Mergers and the other transactions contemplated by this Agreement. No Parent Licensed Party or, to the Parent Licensed Parties’ knowledge, Parent Related Parties, has received notice of any proceeding or review by any Governmental Authority under any Gaming Law with respect to any Parent Licensed Party or, to the Parent Licensed Parties’ knowledge, any other Parent Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability or related proceedings currently pending, or any application or proceeding for the Gaming Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement. To the Parent Licensed Parties’ knowledge, with respect to the Parent Licensed Parties and the Parent Related Parties only, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial,

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revocation, limitation or suspension of any Parent Related Party Permit currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability or related proceedings currently pending, or any application or proceeding for the Gaming Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to (x) result in a Material Adverse Effect or (y) prevent or delay beyond the Outside Date the ability of the Parent Licensed Parties to consummate the Mergers and the other transactions contemplated by this Agreement. Neither the Parent Licensed Parties nor any Parent Related Party has suffered a suspension or revocation of any consents, findings of suitability, licenses, permits, approvals, waivers or other authorizations from any Gaming Authority or under any Gaming Laws necessary to conduct the business and operations of the Parent Licensed Parties in each of the jurisdictions in which the Parent Licensed Parties own or operate gaming facilities.

Section 5.7 SEC Documents; Financial Statements.

(a) Parent has timely filed with or furnished (as applicable) to the SEC all of Parent’s SEC Documents. No Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the SEC Documents did not (or with respect to the SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superseded by later SEC Documents filed or furnished prior to the date of this Agreement) and complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the SOX Act, as the case may be, the applicable rules and regulations of the SEC thereunder. There are no (i) outstanding or unresolved comments from the SEC with respect to any SEC Document, and, to the Knowledge of Parent, no SEC Document is the subject of ongoing SEC review, or (ii) internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Parent, threatened.

(b) Parent has made available to the Company true and complete copies of all material written correspondence between the SEC, on the one hand, and Parent, on the other hand, since January 1, 2019. At all applicable times, Parent has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules of the NYSE.

(c) The consolidated financial statements of Parent Parties and the consolidated Parent Subsidiaries included, or incorporated by reference, in the SEC Documents, including the related notes and schedules, complied in all material respects as to form with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and the consolidated Parent Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Parent Parties and the consolidated Parent Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later SEC Documents filed by Parent and publicly available prior to the date of this Agreement.

(d) None of the Parent Parties or any consolidated Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Parent Parties or any consolidated Parent Subsidiary, on the one hand, and any unconsolidated Affiliate of the Parent Parties or any consolidated Parent Subsidiary, including any structured finance, special purpose or limited

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purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent Parties or any consolidated Parent Subsidiary in the Parent Parties’ or such consolidated Parent Subsidiary’s audited financial statements or other SEC Documents.

(e) None of the Parent Parties or any consolidated Parent Subsidiary has outstanding (nor has arranged or modified since the enactment of the SOX Act) any “extensions of credit” (within the meaning of Section 402 of the SOX Act) to trustees, directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Parent Parties or any consolidated Parent Subsidiary.

(f) Since January 1, 2019, Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Parent Parties and the consolidated Parent Subsidiaries are being made only in accordance with authorizations of Parent management and the Parent Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent Parties and each of the consolidated Parent Subsidiaries’ assets that could have a material effect on Parent’s consolidated financial statements. Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board and in Section 5.7(f) of the Parent Disclosure Letter (x) any significant deficiency and material weakness in the design or operation of Parent’s internal control over financial reporting that is reasonably likely to adversely affect Parent’s ability to record, process, summarize or report financial information, and (y) any fraud, whether or not material, that involves Parent management or other employees of the Parent Parties or any consolidated Parent Subsidiaries who have a significant role in Parent’s internal control over financial reporting. There has been no change in Parent’s internal control over financial reporting that has occurred since December 31, 2020 that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in the auditing standards of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

Section 5.8 Absence of Certain Changes or Events. From the date of Parent’s most recent audited balance sheet included in its SEC Documents through the date of this Agreement, (a) each of the Parent Parties and each Parent Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to result in a Material Adverse Effect.

Section 5.9 No Undisclosed Liabilities. There are no liabilities of the Parent Parties or any of the Parent Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set

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forth on a consolidated balance sheet of Parent or in the notes thereto, other than: (a) liabilities reflected or reserved against as required by GAAP on the Parent’s most recent consolidated balance sheet (including the notes thereto) included in the SEC Documents filed prior to the date of this Agreement, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, or (c) liabilities incurred in the ordinary course of business consistent with past practice since the date Parent’s most recent consolidated balance sheet was filed prior to the date of this Agreement, except for any such liabilities that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Litigation. Except as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, as of the date of this Agreement: (a) there is no Action pending or, to the Knowledge of the Parent, threatened against the Parent Parties or any Parent Subsidiary or any director, or officer thereof or any Parent Properties or other assets owned thereby, and (b) none of the Parent Parties or any Parent Subsidiaries, nor any Parent Property, is subject to any outstanding Order of any Governmental Authority. As of immediately prior to the date of this Agreement, there is no suit, claim, action or proceeding to which the Parent or any Parent Subsidiary is a party pending or, to the Knowledge of the Parent, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 5.11 Taxes.

(a) Parent and each Parent Subsidiary have timely filed with the appropriate Governmental Authority all income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each Parent Subsidiary have duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) Parent was formed under the laws of Delaware as a limited liability company on July 5, 2016 and converted into a Maryland corporation on May 5, 2017. Parent filed an election to be treated as a REIT for taxable years beginning with the taxable year ending on December 31, 2017.

(c) Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 2017 and through December 31, 2020 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2021 in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2021 and in the future; and (iv) has not to its Knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, to the Knowledge of Parent, no such challenge is pending or threatened.

(d)(i) There are no current disputes, audits, examinations, investigations or other proceedings pending with regard to any material amounts of Taxes or material Tax Returns of Parent or any of the Parent Subsidiaries and neither Parent nor any of the Parent Subsidiaries is a part of any Action relating to Taxes; (ii) Parent and the Parent Subsidiaries have not received a written notice or announcement of any audits, examinations, investigation or other proceedings relating to Taxes for which Parent or any of the Parent Subsidiaries could be responsible for any liability as a result thereof; (iii) no deficiency for Taxes of Parent or any of the Parent Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (iv) neither Parent nor any Parent Subsidiary has in the past three (3) years received a claim in writing by a Governmental Authority in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.

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(e) Each Parent Subsidiary that is a REIT, partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. No Parent Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a REIT or as a Taxable REIT Subsidiary.

(f) Neither Parent nor any Parent Subsidiary holds, directly or indirectly, any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code, and neither Parent nor any Parent Subsidiary (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to any non-REIT year within the meaning of Section 857 of the Code.

(g) Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and are not liable for any arrears of wages or any taxes or any penalty for failure to withhold or pay such amounts.

(h) There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date hereof, and, as of the date hereof, no Person has raised in writing, or, to the Knowledge of Parent, threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent or any Parent Subsidiary is a party pursuant to which (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Mergers and the other transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent or the Parent Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee, or otherwise assume economic risk of loss with respect to, debt, (B) retain or not dispose of assets, or engage in transactions of comparable tax effect, for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) make or refrain from making a Tax election, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect Subsidiaries under Section 752 of the Code. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except for Liens for Taxes not yet due and payable.

(j) There are no Tax allocation or Tax sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes, and, after the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Since Parent’s formation, (i) neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or

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dispositions of property. No event has occurred and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent or the Parent Subsidiaries.

(l)(i) Neither Parent nor any Parent Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; and (ii) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled.

(m) Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (excluding customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes) or otherwise.

(n) Neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(o) Neither Parent nor any Parent Subsidiary has entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(p) Neither Parent nor any Parent Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(q) Neither Parent nor any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting of Parent or any Parent Subsidiary for a taxable period ending on or prior to the Closing Date, or (ii) installment sale by Parent or any Parent Subsidiary made on or prior to the Closing Date.

(r) No written power of attorney that has been granted by Parent or any Parent Subsidiary (other than to Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes.

(s) As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(t) Parent OP is, and always has been, an entity treated as a disregarded entity for U.S. federal income tax purposes under Treasury Regulations Sections 301.7701-2 and -3.

Section 5.12 Benefit Plans.

(a) Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Benefit Plan and intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination or opinion letter from the IRS regarding its tax-qualified status and tax-exemption, respectively, and to Parent’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Parent Benefit Plan or related trust. Each Parent Benefit Plan and

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any related trust complies in all respects, and has been established and administered in compliance in all respects, with its terms and with ERISA, the Code and other applicable Laws, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b) All payments, benefits, premiums and/or contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been timely paid, in all material respects, to or by each Parent Benefit Plan (or a related trust).

(c) Since October 6, 2017, neither Parent nor any of its ERISA Affiliates have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), or have any material liability (contingent or otherwise) with respect to, (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a Multiemployer Pension Plan, (iii) a multiple employer plan as described in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) There are no pending or, to Parent’s Knowledge, threatened claims (except for routine claims for benefits) by, on behalf of or against any Parent Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to Parent’s Knowledge, threatened related to any Parent Benefit Plan, except, in each case, as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(e) Except as required by applicable Law, no material Parent Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and Parent has no obligation to provide such benefits except for any payment or reimbursement of COBRA premiums as part of a severance benefit.

(f) Each Parent Benefit Plan and each grant, award, or benefit provided thereunder to any employee, director or other individual service provider of Parent or any Parent Subsidiary that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained, in all material respects, in documentary and operational compliance with Section 409A of the Code.

Section 5.13 Labor Matters.

(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, Parent Party and Parent Subsidiary is in compliance with all applicable Laws with respect to labor, employment, employee classification, fair employment practices, unfair labor practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours, immigration, leasing and supply of temporary and contingent staff, and engagement of independent contractors, including proper classification of same. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no Parent Party or Parent Subsidiary is subject to secondary liability for labor law violations of operators at real property owned by a Parent Party or Parent Subsidiary.

(b) During the past three (3) years, there has been no actual, or to Parent’s Knowledge, threatened material Labor Disputes against or affecting any Parent Party or Parent Subsidiary or involving an employee of any Parent Party or any Parent Subsidiary or involving operations on any real property owned by any Parent Party or Parent Subsidiary or an individual or group claiming to be employed by Parent or any Parent Subsidiary under a joint or similar employment relationship, and no Labor Disputes are pending, or, to the Knowledge of Parent, threatened against any Parent Party or any Parent Subsidiary or threatened to occur with respect to the operations on real property owned by a Parent Party or any Parent Subsidiary, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

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(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, during the past three (3) years, Parent has, or will have by no later than the Closing Date, fully and timely paid all earned and accrued wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that has come due and payable to their respective current or former employees and independent contractors under applicable Law, contract or policy. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, during the past three (3) years, the Parent Parties (i) have not incurred any liability as a result of any misclassification of any Person as an independent contractor rather than as an employee or as “exempt” or “nonexempt” from wages, hourly and withholding requirements under applicable Law, and (ii) to Parent’s Knowledge, are not delinquent in payments to any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid under applicable Law, contract or policy.

(d) Except as set forth in Section 5.13(d) of the Parent Disclosure Letter, no Parent Party nor any Parent Subsidiary is (or has been since October 6, 2017) a party to or has acknowledged or agreed that it is (including any owner’s or landlord letter or similar agreement) bound by any collective bargaining agreement or any other agreement with a Union, and since October 6, 2017, no Union has been certified to represent any employee of any Parent Party or Parent Subsidiary or individual over whom Parent or any Parent Subsidiary has a joint employment relationship (in each case, in their capacity as such), or, to the Knowledge of Parent, as of the date hereof, has demanded or applied, or threatened to demand or apply, to represent or, to the Knowledge of Parent, as of the date hereof, is attempting to organize so as to represent such employees, including any representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no Parent Party or any Parent Subsidiary has any outstanding liability for failure to provide information or to consult with employees under any employment Laws. Except for such consents, notifications or bargaining activities that are not recorded in a written agreement with a Union and for which the failure to obtain, provide or engage in would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no consent of, notification to, or bargaining with any Union with respect to which a Parent Party or any Parent Subsidiary has contractual, bargaining, or similar legal obligations is required in connection with the entry into or consummation of the transactions contemplated by this Agreement.

Section 5.14 Intellectual Property. As of the date of this Agreement, none of the Parent Parties or any of the Parent Subsidiaries: (i) owns any material registered trademarks, service marks, Internet domain names, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, service marks, Internet domain names, patents or copyrights that are material to the business of the Parent Parties and the Parent Subsidiaries as it is currently conducted, or (iii) is a party to any licenses, contracts or agreements with respect to use by the Parent Parties or any of the Parent Subsidiaries of any material trademarks, service marks, Internet domain names, patents or copyrights (other than any license of commercially available software in the ordinary course of business). To the Knowledge of Parent, no Intellectual Property used by the Parent Parties or any of the Parent Subsidiaries infringes or is alleged to infringe any Intellectual Property rights of any third party. No claims are pending, or, to the Knowledge of the Parent, threatened, contesting the validity, enforceability, ownership or use of any material Intellectual Property owned by the Parent Parties or any of the Parent Subsidiaries or alleging that the Parent Parties or any of the Parent Subsidiaries infringes or otherwise violates any Intellectual Property rights of any third Person in any material respect. To the Knowledge of the Parent, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Parent Parties or any of the Parent Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Parent Parties and the Parent Subsidiaries own the entire right, title and interest in and to, or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Parent Parties and the Parent Subsidiaries as it is currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Parent

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and the Parent Subsidiaries have reasonable data security programs that are consistent with industry standards and applicable Laws and (ii) none of the Parent Parties or any of the Parent Subsidiaries has experienced any interruption to, or any breach of the security of, its information technology systems, or any personal or other sensitive information in its possession or under its control.

Section 5.15 Environmental Matters.

(a) Except as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect:

(i) the Parent Parties and the Parent Subsidiaries are, and since October 6, 2017 have been, in compliance with Environmental Laws, which compliance includes timely applying for, obtaining, maintaining and complying with all Environmental Permits, all of which are valid and in full force and effect;

(ii) there is no Action or Order pending or, to the Knowledge of Parent, threatened against the Parent Parties or any Parent Subsidiary and neither any Parent Party nor any Parent Subsidiary has received, or, to the Knowledge of Parent, been threatened with, any information request from a Governmental Authority pursuant to Environmental Law, or any penalty, citation or written notice asserting a violation of or liability under Environmental Laws or with respect to Hazardous Substances;

(iii) there has been no Release of Hazardous Substances at any Parent Property or any property formerly owned, operated or leased by any Parent Party or any Parent Subsidiary, or, to the Knowledge of Parent, by any other Person, that would reasonably be expected to result in liability being imposed upon the Parent Parties or any Parent Subsidiary;

(iv) neither any Parent Party nor any Parent Subsidiary has arranged, by contract, agreement or otherwise, for the transportation, treatment or disposal of Hazardous Substances at any location such that any Parent Party or any Parent Subsidiary has incurred, or would reasonably be expected to incur, liability; and

(v) no Parent Party nor any Parent Subsidiary has assumed, including by contract, any liability under any Environmental Law or relating to any Hazardous Substance, or is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances, other than liability it would otherwise already incur as a matter of law.

(b) No Parent Party nor any Parent Subsidiary is required to obtain any authorization or consent or make any filing or notification to a Governmental Authority or perform any Remediation under any Environmental Law in order to consummate the transactions contemplated hereby, except where the failure of which to obtain, file, notify or perform would not reasonably be expected to materially or adversely affect the value or use of any Parent Property.

(c) The Parent Parties have made available to the Company copies of all material reports, assessments, audits (to the extent not privileged), investigations, studies, and all material non-privileged documents related to any Parent Party’s or any Parent Subsidiary’s compliance with or liability under Environmental Laws for the past three (3) years or earlier for material matters that remain unresolved, and any material investigation or cleanups at any real property currently or formerly owned, operated or leased by any Parent Party or any Parent Subsidiary to the extent such materials are in any Parent Party’s or any Parent Subsidiary’s possession or control.

(d) Except for Section 5.7 (SEC Documents; Financial Statements), Section 5.16 (Properties), Section 5.17 (Material Contracts) and Section 5.18 (Insurance), the representations and warranties in this Section 5.15 are the only representations and warranties of or by the Parent Parties and Parent Subsidiaries regarding environmental matters, including those related to Environmental Laws, Environmental Permits or Hazardous Substances.

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Section 5.16 Properties.

(a) Section 5.16(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of the common name and address of the Parent Properties and, for the leased Parent Properties, a true, correct and complete list of each Parent Ground Leases, in each case as of the date hereof. Neither Parent, Parent OP or any Parent Subsidiary owns, leases or licenses (as lessee, sublessee or licensee) any real property or Vessels other than the Parent Property. Either the Parent, REIT Merger Sub, Parent OP or a Parent Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens except for Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Parent Ground Lease is valid and in full force and effect, (ii) neither Parent nor any Parent Subsidiary is in default under any Parent Ground Lease and, to the Knowledge of Parent, no counterparty is in default under any Parent Ground Lease, and (iii) neither Parent nor any Parent Subsidiary has received written notice that it has violated or is in default under any Parent Ground Lease. As of the date hereof and except as contemplated by this Agreement, neither Parent nor any Parent Subsidiary is party to any agreement pursuant to which Parent or any Parent Subsidiary is obligated to purchase, lease or sublease any material real properties after the date hereof.

(b) No condemnation, eminent domain or similar proceeding is pending with respect to any owned Parent Property or, to the Knowledge of Parent, any ground leased Parent Property, and none of the Parent Parties or any Parent Subsidiary has received any written notice to the effect that any condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Section 5.16(c) of the Parent Disclosure Letter sets forth a true, correct and complete list of the Parent Leases as of the date hereof. Neither Parent or any Parent Subsidiary leases or licenses (as lessor, sublessor licensor) any real property other than pursuant to the Parent Leases. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Parent Lease is legal, valid, binding and enforceable on the Parent Parties and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Parent Parties and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Lease. None of the Parent Parties or any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in breach or violation of, or default under, any Parent Lease, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Parent Lease, except, in each case, where such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. None of the Parent Parties or any Parent Subsidiary has received written notice of any violation or default under, or a notice purporting or threatening to terminate, cancel or not renew any Parent Lease, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) For each Parent Property, (i) that is not subject to any ground lease, policies of title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Parent Party or the applicable Parent Subsidiary with respect to each such Parent Property, and (ii) that is subject to a ground lease, policies of leasehold insurance has been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that the applicable Parent Party or Parent Subsidiary holds with respect to such Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”). A copy of each Parent Title Insurance Policy for the applicable Parent Properties in the Parent’s possession and in effect as of the date hereof has been made available to the Company.

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(e) There are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof in favor of any third party. There are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each of the Parent Properties is, to the Knowledge of Parent, (x) supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, and (y) in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects;

(ii) neither Parent nor any Parent Subsidiary has received written notice that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, holding areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not valid or in full force and effect as of the date of this Agreement, or of any pending written threat of modification or cancellation of any of same; and

(iii) each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

Section 5.17 Material Contracts.

(a) Except (i) for this Agreement, and (ii) for contracts filed as exhibits to SEC Documents filed by the Parent Parties prior to the date hereof, as of the date of this Agreement, no Parent Party nor any of their Subsidiaries is a party to or bound by any contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) (excluding Parent Leases, which are the subject of representations contained in Section 5.16) (each such contract described in this Section 5.17(a), a “Parent Material Contract”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on the Parent Parties and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Parent Parties and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of the Parent Parties or any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. None of the Parent Parties or any Parent Subsidiary has received written notice of any violation or default under, or a notice purporting or threatening to terminate or cancel any Parent Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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Section 5.18 Insurance. All material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for the Parent Parties and the Parent Subsidiaries’ businesses and for all Parent Properties (the “Parent Insurance Policies” which shall not be deemed to include any title insurance policies) include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any ground lease. All premiums due and payable under any Parent Insurance Policies have been paid, and the Parent Parties and the Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Parent Insurance Policies. To the Knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Parent Parties or any Parent Subsidiary with respect to any Parent Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The Parent Insurance Policies are with reputable insurers in such amounts and with respect to risks and losses, which the Parent believes are reasonable and adequate for the operation of the Parent Parties’ and the Parent Subsidiaries’ businesses and the protection of its and the Parent Subsidiaries’ assets.

Section 5.19 Opinion of Financial Advisor. The Parent Board has received the written opinion of Morgan Stanley & Co. LLC (or an oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio, the issuance of New Parent OP Units (excluding those redeemed in the Redemption) to Mercury and its Subsidiaries in the Partnership Merger and the Redemption Consideration are, collectively, fair, from a financial point of view, to Parent.

Section 5.20 Brokers. Except for the fees and expenses payable to Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of Parent Parties or any Parent Subsidiary.

Section 5.21 Investment Company Act. Neither Parent nor Parent OP or any Parent Subsidiary is registered or required to be registered under the Investment Company Act.

Section 5.22 Takeover Statutes. The Parent Parties have taken all action required to be taken by them in order to exempt this Agreement, the Mergers and the other transactions contemplated by this Agreement from (and this Agreement, the Mergers and the other transactions contemplated by this Agreement are exempt from) the requirements or restrictions of any Takeover Statutes. No dissenters’, appraisal or similar rights are available to the holders of the shares of Parent Common Stock, Parent OP Units or New Parent OP Units with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 5.23 Financial Ability.

(a) Parent has provided the Company with a true and complete copy of an executed commitment letter (including all related fee letters and side letters (as redacted to remove any fees, interest rates, “market flex” rights and other economic terms that do not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing), and all exhibits, schedules, annexes, supplements and term sheets forming a part thereof) addressed to Parent OP and dated August 4, 2021 (as amended, replaced, restated, supplemented, assigned, substituted or modified only in accordance with this Agreement, the “Debt Commitment Letter ”) from Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc. (together with any lenders that become a party to the Debt Commitment Letter after the date hereof, the “Lenders”), pursuant to which the Lenders have committed to provide Parent OP with debt financing for the transactions contemplated by this Agreement in the amounts set forth therein (the “Debt Financing”).

(b) The Debt Commitment Letter is a legal, valid and binding obligation of Parent OP and, to the knowledge of Parent OP, the other parties thereto, is in full force and effect, and is enforceable against the parties thereto in accordance with its terms and subject to the conditions therein, subject to the effect on enforceability of

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(x) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) Other than the Debt Commitment Letter, there are no side letters or other contracts, agreements or understandings to which Parent or any of its Affiliates is a party as of the date hereof relating to the Debt Financing that could affect the conditionality, enforceability, termination or aggregate amount of the Debt Financing.

(d) Except as specifically set forth in the Debt Commitment Letter, (i) there are no conditions precedent to the obligations of the Lenders to fund the Debt Financing and (ii) there are no contingencies pursuant to any contract, agreement or other understanding to which Parent or any of its Affiliates is a party that would permit the Lenders to reduce the total amount of the Debt Financing or impose any additional condition precedent to the availability of the Debt Financing.

(e) As of the date hereof, (i) the Debt Commitment Letter has not been amended, restated or otherwise modified (and no such amendment, restatement or modification is contemplated as of the date hereof) and (ii) the commitments set forth in the Debt Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect (and no such withdrawal, rescission, amendment, restatement or modification is contemplated as of the date hereof). To the Knowledge of Parent, as of the date hereof (A) no event has occurred which would result in any breach by Parent OP of, or constitute a default or failure to perform by Parent OP under, any term of or condition to closing of the Debt Commitment Letter, or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions to Closing set forth in Section 9.1 and Section 9.2) and (B) Parent (x) is not aware of any fact or occurrence that makes any of the representations or warranties of Parent OP in the Debt Commitment Letter inaccurate in any material respect, (y) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to Closing to be satisfied by it or its Affiliates contained in the Debt Commitment Letter and (z) has no reason to believe that any portion of the Debt Financing required to consummate the transactions contemplated by this Agreement will not be made available to Parent OP on the Closing Date, including any reason to believe that any of the Lenders will not perform their respective funding obligations under the Debt Commitment Letter in accordance with their respective terms and conditions. Parent OP has fully paid any and all commitment fees and other fees required by the Debt Commitment Letter to be paid as of the date hereof, and will pay in full any other commitment fees and other fees required to be paid thereunder as and when they become payable. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Parent OP on the terms set forth therein.

(f) The Debt Financing, if and when funded in accordance with the Debt Commitment Letter, will provide Parent OP with cash proceeds on the Closing Date in aggregate amounts set forth therein, which amounts (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letter, and assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) will be sufficient to enable the Parent Parties to (x) pay the cash consideration payable in connection with the consummation of the transactions contemplated by this Agreement on the terms contemplated by this Agreement, (y) pay all related fees and expenses required to be paid or reimbursed by the Parent Parties and (z) satisfy the Parent Parties’ other obligations at Closing upon the terms contemplated by this Agreement (such amount, the “Required Amount”).

(g) The obligations of the Parent Parties under this Agreement are not contingent on the availability of the Debt Financing.

Section 5.24 Vote Required. The only vote of the holders of any class or series of shares of capital stock of Parent required in connection with the execution, delivery and performance of this Agreement and the Mergers, is the affirmative vote of a majority of the votes cast on the Parent Stock Issuance at the Parent Shareholder Meeting (the “Parent Shareholder Approval”).

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Section 5.25 No Other Representations or Warranties. Except for the representations or warranties expressly set forth in this Article V, none of the Parent Parties or any other Person has made to the Company Parties any representation or warranty, expressed or implied, with respect to the Parent Parties or the Parent Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Parent Parties or the Parent Subsidiaries. In particular, without limiting the foregoing disclaimer, neither the Parent Parties nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by the Parent Parties in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence of the Parent Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MERCURY

Mercury hereby represents and warrants to the Parent Parties and the Company Parties that:

Section 6.1 Organization and Qualification. Mercury is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority, to own, lease and, to the extent applicable, operate any of its properties or other assets owned by it and to conduct its business as it is now being conducted. Mercury and each Mercury Party is duly qualified or licensed to do business, and is in good standing (or the equivalent thereof, if applicable with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of any of its properties or other assets owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in each case, for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no current dissolution, revocation or forfeiture proceedings against Mercury.

Section 6.2 Authority. Mercury has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which it is a party. The execution, delivery and performance of this Agreement by Mercury and the consummation of the transactions contemplated by this Agreement to which any Mercury Party is a party have been duly and validly authorized by Mercury and no other corporate proceedings on the part of Mercury are necessary to authorize this Agreement or the Mergers or to consummate the Mergers or the other transactions contemplated by this Agreement, subject to (i) with respect to the REIT Merger, the filing of the REIT Certificate of Merger with the Delaware SOS, and (ii) with respect to the Partnership Merger, the filing of the Partnership Merger Certificate of Merger with the Delaware SOS. This Agreement has been duly executed and delivered by Mercury, and assuming due authorization, execution and delivery by the Company Parties and Parent Parties, constitutes a legally valid and binding obligation of Mercury enforceable against Mercury in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 6.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Mercury does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of Mercury’s certificate of incorporation or bylaws (as amended or restated in effect as of the date hereof) or any provisions of the organizational documents of any other Mercury Party, (ii) assuming that all consents, approvals, authorizations and permits described in Section 6.3(b) have been obtained, all filings and notifications described

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in Section 6.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to any Mercury Party or by which any property or asset of any Mercury Party is bound or (iii) require any notice, consent or approval (except as contemplated by Section 6.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of any Mercury Party under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration, notification or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of any Mercury Party pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which any Mercury Party is a party, except, as to clauses (i) and (ii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Mercury does not, and the performance of this Agreement by Mercury will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority by any Mercury Party except (i) the filing with the SEC of such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated hereby, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of the NYSE, (iv) the Gaming Approvals and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.4 Ownership of Company Partnership Units and Class B Share. Mercury has made available to Parent a true, correct and complete list of each Mercury Party, together with the number and the type of Company Partnership Units held by such Mercury Party, as of the date hereof. Mercury (i) directly owns the Company Class B Share and (ii) directly or indirectly owns all of the Company Partnership Units (other than the Cancelled Interests), in each case, free and clear of all Liens other than (A) statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are being maintained on Mercury’s financial statements (if such reserves are required pursuant to GAAP), (B) Liens created by the Company Organizational Documents and (C) Liens under Mercury’s existing credit facilities which will be released in connection with the Closing.

Section 6.5 Permits; Compliance With Law.

(a) Each of Mercury and any Mercury Subsidiaries which holds or has been issued any consent, finding of suitability, license, permit, approval, waiver or other authorization from any Gaming Authority or under any Gaming Laws (the “Mercury Licensed Parties”) and each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who may have been required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “Mercury Related Parties”), hold all material consents, findings of suitability, licenses, permits, approvals, waivers or other authorizations from any Gaming Authority or under any Gaming Laws necessary to comply with applicable Gaming Laws in the jurisdictions in which the Mercury Licensed Parties currently own, lease, and/or operate a casino (the “Mercury Related Party Permits ”) and are in material compliance with the terms of the Mercury Related Party Permits.

(b) No Mercury Licensed Party or, to the Mercury Licensed Parties’ knowledge, Mercury Related Parties, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in a negative outcome to any finding of suitability proceedings currently pending, or

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any application or proceeding for the Gaming Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement, except where such negative outcome would not reasonably be expected to prevent or delay the ability of Mercury and the Mercury Parties to consummate the Mergers and the other transactions contemplated by this Agreement. No Mercury Licensed Party or, to the Mercury Licensed Parties’ knowledge, Mercury Related Parties, has received notice of any proceeding or review by any Governmental Authority under any Gaming Law with respect to any Mercury Licensed Party or, to the Mercury Licensed Parties’ knowledge, any other Mercury Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or any application or proceeding for the Gaming Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement. To the Mercury Licensed Parties’ knowledge, with respect to the Mercury Licensed Parties and the Mercury Related Parties only, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or any application or proceeding for the Gaming Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the Mercury Licensed Parties to consummate the Mergers and the other transactions contemplated by this Agreement. Neither the Mercury Licensed Parties nor any Mercury Related Party has suffered a suspension or revocation of any license held under the Gaming Laws necessary to conduct the business and operations of the Mercury Licensed Parties in each of the jurisdictions in which the Mercury Licensed Parties own or operate gaming facilities.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS BY THE COMPANY PARTIES AND PARENT PARTIES

Section 7.1 Conduct of Business by the Company Parties.

(a) Each of the Company Parties covenants and agrees that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 10.1 (the “Interim Period”), except (i) to the extent required by Law, (ii) as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or permitted pursuant to this Agreement, or (iv) as set forth in Section 7.1 of the Company Disclosure Letter, the Company shall, and shall cause each of the Company Subsidiaries to, (A) conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, and (B) use its commercially reasonable efforts to (I) causes its assets and properties to be maintained in all material respects in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company Parties’ or any Company Subsidiary’s control excepted), (II) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (III) keep available the services of its then-current officers, key consultants and key service providers, (IV) maintain all Company Insurance Policies or substitutes therefor which are comparable with such Company Insurance Policies in all material respects, and (V) maintain the status of the Company as a REIT; provided, that each of the Company Parties and the Company Subsidiaries may in good faith take such actions as it deems reasonably necessary in its reasonable business judgment in order to protect the health and safety of the Company’s employees and other individuals having business dealing with the Company and the Company Subsidiaries and to mitigate or remedy business disruptions caused by the coronavirus (COVID-19) pandemic, including undertaking any COVID-19 Response, after using commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) with respect thereto; provided, further that following any such COVID-19 Response, to the extent that the Company or any of the Company Subsidiaries took any actions pursuant to the immediately preceding proviso that cause deviations from its business being conducted in the ordinary course of business, the Company Parties shall, and shall cause

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the Company Subsidiaries to, use reasonably best efforts to resume the Company Parties’ or such Company Subsidiary’s, as applicable, business in the ordinary course of business in all material respects as soon as reasonably practicable.

(b) Without limiting the foregoing, each of the Company Parties covenants and agrees that, during the Interim Period, except (i) to the extent required by Law, (ii) as may be consented to in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned (A) with respect to clauses (b)(i)(B), (b)(ix), (b)(xi), (b)(xix)(A), (b)(xxiv), (b)(xxv)(B) or (b)(xxvii) (solely with respect to any of the foregoing clauses) or (B) with respect to any actions taken by MGP BREIT JV and its Subsidiaries other than with respect to clauses (b)(xv), (b)(xvi) or (b)(xxvii) (solely with respect to any of the foregoing clauses), in which case Parent’s consent may be withheld in its sole discretion, (iii) for actions taken pursuant to this Agreement, and (iv) as set forth in Section 7.1 of the Company Disclosure Letter, the Company Parties shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i)(A) amend the Company Organizational Documents or (B) the organizational documents of any of the Company Subsidiaries;

(ii) split, combine, reclassify or subdivide any shares of beneficial interest or capital stock or other equity interests of the Company Parties or any Company Subsidiary;

(iii) declare, set aside for payment or pay any dividend or other distribution on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of beneficial interest or capital stock or other equity interests of the Company Parties or any Company Subsidiary, except for (A) the declaration and payment of quarterly dividends or other distributions by the Company or the Company LP in the ordinary course of business and in an amount not to exceed the amount per share or unit, as applicable, set forth on Section 7.1(b)(iii)(A) of the Company Disclosure Schedule, (B) the declaration and payment of dividends or other distributions by any directly or indirectly wholly owned Subsidiary of any Company Party to its parent entity, (C) distributions by any Company Subsidiary or any other entity in which the Company owns an interest that is not wholly owned, directly or indirectly, by the Company, to the extent required by the Company Organizational Documents of such Company Subsidiary or other entity in which the Company owns an interest, (D) the payment of accrued dividends upon the vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement or granted during the Interim Period in accordance with Section 7.1(b)(v)(A), (E) the payment of dividends in accordance with Section 8.12, and (F) the payment of dividends and other distributions to the extent such dividends and other distributions on the Company Common Shares and Company Partnership Units are necessary for the Company to maintain its status as a REIT, including under Sections 858 or 860 of the Code, and to avoid or reduce the imposition of any entity level income or excise Tax under the Code, including, for the avoidance of doubt, the distributions described in Section 8.14(d) of this Agreement;

(iv) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of beneficial interest or capital stock or other equity interests of the Company Parties or a Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (A) the withholding of the Company Common Shares to satisfy withholding Tax obligations with respect to Company Equity Awards granted pursuant to the Company Equity Incentive Plan and outstanding as of the date of this Agreement or granted during the Interim Period pursuant to Section 7.1(b)(v)(A), in accordance with or consistent with the withholding terms applicable to Company Equity Awards as of the date of this Agreement, (B) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of Company Equity Awards pursuant to the terms of the Company Equity Incentive Plan and the Company Equity Award upon termination of employment or service of an award holder and (C) purchases, repurchases, redemptions or other acquisitions of securities of any wholly-owned Subsidiary of any Company Party by the Company Parties or a wholly-owned Company Subsidiary;

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(v) except for transactions among the Company and one or more wholly owned Subsidiaries of any of the Company Parties or among one or more wholly owned Subsidiaries of the Company Parties, or as otherwise contemplated in Section 7.1(b)(xxiv)(F), issue, deliver, sell, pledge, dispose, encumber or grant any shares of beneficial interest or capital stock or other equity interests of the Company Parties or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of beneficial interest or capital stock or other equity interests of the Company Parties or any Company Subsidiary; provided, that the Company may issue (A) Company Equity Awards in accordance with Section 7.1(b)(v) of the Company Disclosure Letter and (B) Company Class A Shares (x) upon the vesting or exercise of any Company Equity Award outstanding as of the date of this Agreement or granted during the Interim Period in accordance with this Agreement, in accordance with the terms of such Company Equity Award as of the date of this Agreement or, in respect of any Company Equity Award granted during the Interim Period in accordance with this Agreement, in accordance with the terms of such Company Equity Award, and (y) pursuant to a Company Equity Award outstanding as of the date of this Agreement, to the extent required pursuant to this Agreement or the terms of the applicable award agreement;

(vi) sell, mortgage, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, including, without limitation, any Company Property, except (A) dispositions of immaterial personal property in the ordinary course of business consistent with past practice, (B) pledges or encumbrances of direct or indirect equity interests in Company Subsidiaries from time to time under the Company’s existing revolving credit facilities (including with respect to the addition or substitution of Company Subsidiaries as guarantors under the Company’s existing revolving credit facilities) or (C) pursuant to existing contractual obligations of the Company Parties or any Company Subsidiary set forth in Section 7.1(b)(vi)(C) of the Company Disclosure Letter;

(vii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of the Company Parties or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company Parties), except Indebtedness incurred under the Company’s existing revolving credit facilities (A) in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends or other distributions permitted by Section 7.1(b)(iii) and including the addition or substitution of the Company Subsidiaries as guarantors under the Company’s existing revolving credit facilities as permitted by Section 7.1(b)(vi)) or (B) as are necessary in the event of an emergency situation to repair and / or prevent material damage to any Company Property (after prior notice to, and to the extent practicable, consultation with, Parent of such necessary incurrence), and provided, that in any case there shall be no increase in the aggregate principal commitments of such facilities;

(viii) make any loans, advances, investments or capital contributions to, or investments in, any other Person, make any change in its existing borrowing or lending arrangements for or on behalf of such Persons or enter into any “keepwell” or similar agreements to maintain the financial condition of any other Person, other than (A) by the Company Parties or a Company Subsidiary to the Company Parties or a Company Subsidiary, (B) loans, advances, investments or capital contributions required to be made under the Company Leases (it being understood that grants of relief as to the timing for the payment of rent in the ordinary course of business are not loans, advances, investments or capital contributions for these purposes) and (C) in connection with any required Tenant Improvements at any of the Company Properties set forth in Section 7.1(b)(xviii)(A) of the Company Disclosure Letter;

(ix) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by the Company Parties or any Company Subsidiary, (B) the entry into any modification or amendment

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of, or waiver or consent under, any mortgage or related agreement to which the Company Parties or any Company Subsidiary is a party as required or necessitated by this Agreement, the Mergers or the other transactions contemplated by this Agreement; provided, that any such modification, amendment, waiver or consent does not materially increase the principal amount or interest payable thereunder or otherwise materially adversely affect the Company Parties any Company Subsidiary or Parent, or (C) as permitted pursuant to Sections 7.1b)vii) or Section 7.1(b)(xxiv)(F);

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any Company Lease or Company Ground Lease;

(xi) except as set forth in Section 7.1(b)(xi) of the Company Disclosure Letter and for liabilities, audits, claims or assessments relating to Taxes (which are subject to Section 7.1(b)(xv)), waive, release, assign, settle or compromise any claim or Action made or pending against the Company Parties or any of the Company Subsidiaries, other than settlements (i) if the amount of any such settlement is not in excess of $3,000,000 individually or $5,000,000 in the aggregate, (ii) for amounts not in excess of the Company’s available insurance coverage as of the date hereof, or (iii) for amounts that will be satisfied wholly by the Company’s tenants or such tenant’s insurers, and, in each case, such settlement does not involve the imposition of any injunctive relief against the Company or any Company Subsidiary and does not provide for any admission of liability by the Company or any of the Company Subsidiaries;

(xii) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2021, except as required by a change in GAAP (or in any interpretation thereof) or by applicable Law, or make any change, other than to the extent not material and in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xiii)(A) enter into any contract, agreement, arrangement or commitment that limits or otherwise restricts the Company Parties or any Company Subsidiary or any of their successors from engaging or competing in any line of business or in any geographic area, or (B) enter into any new line of business;

(xiv) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority (including the NYSE), subject to extensions permitted by Law;

(xv) enter into or modify any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any Tax liability, audit, claim or assessment (other than with respect to property Taxes or similar non-income state or local Taxes), enter into any material closing agreement related to Taxes, or knowingly surrender any material right to claim any Tax refund, except, in each case, (A) to the extent required by Law, or (B) to the extent necessary (x) to preserve the Company’s qualification as a REIT under the Code, or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income Tax purposes or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xvi) subject to Section 7.1(b)(iii), take any action, or fail to take any action, which action or failure would reasonably be expected to (A) cause the Company to fail to qualify for taxation as a REIT, (B) cause any Company Subsidiary to cease to be treated as a Taxable REIT Subsidiary with respect to the Company or, in the case of any Company Subsidiary, cause it to cease to be treated for U.S. federal income Tax purposes as a disregarded entity or partnership, as the case may be, or (C) cause the Company to become liable for U.S. federal income or excise Tax under Section 856, 857, 860 or 4981 of the Code (or similar provisions of state or local Tax Law); provided, that if any action described in clauses (A), (B) or (C) is required by Law or is necessary to preserve the status and taxation of the Company as a REIT under the Code, then the Company shall promptly notify Parent and make reasonable effort to permit Parent to review and comment on such action;

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(xvii) merge or consolidate, adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xviii) except (A) pursuant to the operating expenditure budget set forth in Section 7.1(b)(xviii)(A) of the Company Disclosure Letter, (B) capital expenditures set forth in Section 7.1(b)(xviii)(B) of the Company Disclosure Letter, and (C) capital expenditures for routine maintenance items or as are necessary in the event of an emergency situation to repair and / or prevent material damage to any Company Property (after notice to, and to the extent practicable, consultation with, Parent of such necessary emergency expense), authorize, make or commit to make any capital expenditures in excess of $2,000,000 in the aggregate or $1,000,000 individually;

(xix) form (A) any new Company Subsidiaries or (B) any new joint ventures;

(xx) fail to maintain in full force and effect the Company Insurance Policies or to replace such Company Insurance Policies with reasonably comparable insurance policies covering the Company Parties, Company Properties, Company Subsidiaries and their respective properties, assets and businesses;

(xxi) initiate or consent to any material zoning reclassification of any Company Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Company Properties, except as may be required under applicable Law;

(xxii) acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or assets) (A) any Person or any division or (B) any material amount of assets thereof (whether real property or personal property);

(xxiii) enter into any collective bargaining agreement or other agreement between a Company Party or Company Subsidiary and a Union or agree to modify any such agreement;

(xxiv)(A) hire or terminate (other than for cause) any employee of the Company or any Company Subsidiary or promote or appoint any such person, except that the Company or any Company Subsidiary may hire employees to fill positions to the extent any vacancies arise so long as the compensation, perquisites or other employee benefits of any such hired employee are not more generous than were payable to the employee being replaced, (B) materially increase the compensation, perquisites or other employee benefits payable or to become payable to any current or former employee, director or other individual service provider of the Company or any Company Subsidiary, (C) grant any severance or termination pay to, or enter into any severance agreement with, any current or former employee, director or other individual service provider of the Company or any Company Subsidiary, (D) enter into or amend any employment agreement or other employment, change of control or retention agreement with any current or former employee, director or other individual service provider of the Company or any Company Subsidiary, (E) accelerate the vesting, funding or payment of the compensation payable or the benefits provided to or to become payable or provided under any Company Benefit Plan or otherwise to any current or former employee, director or other individual service provider of the Company or any Company Subsidiary, or (F) except as required by the terms of any Company Benefit Plan in effect as of the date of this Agreement and subject to clause (D) of this Section 7.1(b)(xxiv), enter into, adopt or materially amend any Company Benefit Plan;

(xxv)(A) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with the financial advisor referred to in Section 4.20 in a manner materially adverse to the Company, any Company Subsidiary or Parent or (B) enter into any agreement with or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxvi) apply for or receive any relief under the CARES Act; and

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(xxvii) authorize, or enter into, any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Sections 7.1b)iii), (xv) and (A), nothing in this Agreement shall prohibit (i) the Company Parties from taking any action after giving prior written notice to Parent (to the extent practicable), at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) or to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time, including making dividend or other distribution payments to shareholders of the Company, in accordance with this Agreement or otherwise as permitted pursuant to Section 7.1(b)(iii), or to qualify or preserve the status for U.S. federal income Tax purposes of any Company Subsidiary as a disregarded entity, partnership, Qualified REIT Subsidiary, or Taxable REIT Subsidiary, as the case may be, or (ii) the Company from taking any action after giving prior written notice to Parent (to the extent practicable), at any time or from time to time, as the Company determines to be necessary to (A) be in compliance at all times with all of its obligations under any Company Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Company Tax Protection Agreement.

Section 7.2 Conduct of Business by the Parent Parties.

(a) Each of the Parent Parties covenants and agrees that, between the date of this Agreement and the Interim Period, except (i) to the extent required by Law, (ii) as may be consented to in advance in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or permitted pursuant to this Agreement, or (iv) as set forth in Section 7.2 of the Parent Disclosure Letter, the Parent Parties shall, and shall cause each of the Parent Subsidiaries to, (A) conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, and (B) use its commercially reasonable efforts to (I) cause its assets and properties to be maintained in all material respects in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Parent Parties or any Parent Subsidiary’s control excepted), (II) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (III) keep available the services of its then-current officers, (IV) maintain all Parent Insurance Policies or substitutes therefor which are comparable with such Parent Insurance Policies in all material respects, and (V) maintain the status of Parent as a REIT; provided, that each of the Parent Parties and the Parent Subsidiaries may in good faith take such actions as it deems reasonably necessary in its reasonable business judgment in order to protect the health and safety of Parent’s employees and other individuals having business dealings with Parent and the Parent Subsidiaries and to mitigate or remedy business disruptions caused by the coronavirus (COVID-19) pandemic, including undertaking any COVID-19 Response; provided, further that following any such COVID-19 Response, to the extent that the Parent or any of the Parent Subsidiaries took any actions pursuant to the immediately preceding proviso that cause deviations from its business being conducted in the ordinary course of business, the Parent Parties shall, and shall cause the Parent Subsidiaries to, use reasonably best efforts to resume the Parent Parties’ or such Parent Subsidiary’s, as applicable, business in the ordinary course of business in all material respects as soon as reasonably practicable.

(b) Without limiting the foregoing, each of the Parent Parties covenants and agrees that, during the Interim Period, except (i) to the extent required by Law, (ii) as may be consented to in writing by the Company (which consent shall not in any case be unreasonably withheld, delayed or conditioned), (iii) for actions taken pursuant to this Agreement and (iv) as set forth in Section 7.2 of the Parent Disclosure Letter, the Parent Parties shall not, and shall not cause or permit any Parent Subsidiary to, do any of the following:

(i) amend (A) the Parent Organizational Documents or (B) the organizational documents of any Parent Subsidiaries in any manner that would be adverse in any material respect to the holders of Company

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Common Shares or Company Partnership Units (after giving effect to the Mergers) or that would reasonably be expected to prevent or impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement;

(ii) split, combine, reclassify or subdivide any shares of beneficial interest or capital stock or other equity interests of the Parent Parties or any Parent Subsidiary;

(iii) declare, set aside for payment or pay any dividend or other distribution on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of beneficial interest or capital stock or other equity interests of the Parent Parties or any Parent Subsidiary, except for (A) the declaration and payment of quarterly dividends or other distributions by the Parent or Parent OP in the ordinary course of business and in an amount not to exceed the amount per share or unit, as applicable, set forth on Section 7.2(b)(iii)(A) of the Parent Disclosure Schedule, (B) the declaration and payment of dividends or other distributions by any directly or indirectly wholly-owned Parent Subsidiary to its parent entity, (C) distributions by any Parent Subsidiary or any other entity in which the Parent owns an interest that is not wholly owned, directly or indirectly, by the Parent, to the extent required by the Parent Organizational Documents of such Parent Subsidiary or other entity in which the Parent owns an interest, (D) the payment of accrued dividends upon the vesting or settlement of Parent equity awards, and (E) the payment of dividends and other distributions to the extent such dividends and other distributions on the Parent Common Stock and the Parent OP Units are necessary for Parent to maintain its status as a REIT, including under Sections 858 or 860 of the Code, and to avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of beneficial interest or capital stock or other equity interests of the Parent Parties or a Parent Subsidiary, other than (A) the withholding of the Parent Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to Parent equity incentive plans, (B) the acquisition by Parent in the ordinary course of business consistent with past practice in connection with the forfeiture of awards pursuant to the terms of Parent equity incentive plan upon termination of employment or service of an award holder (C) purchases, repurchases, redemptions or other acquisitions of securities of any wholly-owned Subsidiary of Parent by the Parent Parties or a wholly-owned Parent Subsidiary, (D) redemptions of Parent Common Stock from any “Unsuitable Person” or Affiliate thereof pursuant to the Parent Organizational Documents or (E) redemptions, purchases or other acquisitions of Parent Common Stock pursuant to Article VII of the Parent Organizational Documents;

(v) except as set forth in Section 7.2(b)(v) of the Parent Disclosure Letter, waive, release, assign, settle or compromise any claim or Action made or pending against the Parent Parties or any of the Parent Subsidiaries, other than settlements (i) if the amount of any such settlement is not in excess of $5,000,000 individually or $10,000,000 in the aggregate, (ii) for amounts not in excess of the Parent’s available insurance coverage as of the date hereof or (iii) for amounts that will be satisfied wholly by Parent’s tenants or such tenant’s insurers;

(vi) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2021, except as required by a change in GAAP (or in any interpretation thereof) or by applicable Law, or make any change, other than to the extent not material and in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(vii) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement, as determined by the Parent in its sole discretion;

(viii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

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(ix) enter into or modify in a manner materially adverse to the Parent Parties any Parent Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any Tax liability, audit, claim or assessment (other than with respect to property Taxes or similar non-income state or local Taxes), enter into any material closing agreement related to Taxes, or knowingly surrender any material right to claim any Tax refund, except, in each case, (A) to the extent required by Law, or (B) to the extent necessary (x) to preserve the Parent’s qualification as a REIT under the Code, or (y) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for U.S. federal income Tax purposes or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(x) subject to Section 7.2(b)(iii), take any action, or fail to take any action, which action or failure would reasonably be expected to (A) cause the Parent to fail to qualify for taxation as a REIT, (B) cause any Parent Subsidiary to cease to be treated as a Taxable REIT Subsidiary with respect to Parent or, in the case of any Parent Subsidiary, cause it to cease to be treated for U.S. federal income Tax purposes as a disregarded entity or partnership, as the case may be, or (C) cause the Parent to become liable for U.S. federal income or excise Tax under Section 856, 857, 860 or 4981 of the Code (or similar provisions of state or local Tax Law); provided, that if any action described in clauses (A), (B) or (C) is required by Law or is necessary to preserve the status and taxation of the Parent as a REIT under the Code, then the Parent shall promptly notify the Company;

(xi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization except as would not reasonably be expected to be materially adverse to the Parent Parties or to prevent or materially impair the ability of the Parent Parties to consummate the Mergers on a timely basis;

(xii) except (A) pursuant to the operating expenditure budget set forth in Section 7.2(b)(xii) of the Parent Disclosure Letter, (B) capital expenditures set forth in Section 7.2(b)(xii) of the Parent Disclosure Letter, and (C) capital expenditures for routine maintenance items or as are necessary in the event of an emergency situation to repair and / or prevent damage to any Parent Property (after notice to Company of such necessary emergency expense), authorize, make or commit to make any capital expenditures in excess of $10,000,000 in the aggregate or $5,000,000 individually; and

(xiii) authorize, or enter into, any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Sections 7.2b)iii), (ix) and (A), nothing in this Agreement shall prohibit (i) the Parent Parties from taking any action after giving prior written notice to the Company (to the extent practicable), at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to the Parent, is reasonably necessary for either of the Parent to avoid or to continue to avoid incurring entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) or to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time, including making dividend or other distribution payments to shareholders of the Parent, in accordance with this Agreement or otherwise as permitted pursuant to Section 7.2(b)(iii), or to qualify or preserve the status for U.S. federal income Tax purposes of any Parent Subsidiary as a disregarded entity, partnership, Qualified REIT Subsidiary, or Taxable REIT Subsidiary, as the case may be, or (ii) Parent from taking any action after giving prior written notice to Company (to the extent practicable), at any time or from time to time, as the Parent determines to be necessary to (A) be in compliance at all times with all of its obligations under any Parent Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Parent Tax Protection Agreement.

Section 7.3 Other Actions. Each Party agrees that, during the Interim Period, except as contemplated by this Agreement or required by applicable Law, such Party shall not, directly or indirectly, without the prior written

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consent of the other Parties, take or cause to be taken any action that would reasonably be expected to materially prevent or delay consummation of the transactions contemplated by this Agreement, or enter into any agreement to or otherwise make a commitment, to take any such action.

Section 7.4 No Control of Business.

(a) Nothing contained in this Agreement shall give the Parent Parties, directly or indirectly, the right to control or direct the Company Parties or any of the Company Parties’ operations prior to the Closing. Prior to the Closing, the Company Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their Subsidiaries’ operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 7.1 or elsewhere in the Agreement to the extent that the requirement of such consent would violate any applicable Law.

(b) Nothing contained in this Agreement shall give the Company Parties, directly or indirectly, the right to control or direct the Parent Parties or any of the Parent Parties’ operations prior to the Closing. Prior to the Closing, the Parent Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their Subsidiaries’ operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of the Company shall be required with respect to any matter set forth in Section 7.2 or elsewhere in the Agreement to the extent that the requirement of such consent would violate any applicable Law.

ARTICLE VIII

ADDITIONAL COVENANTS

Section 8.1 Preparation of Filings; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, but subject to Section 8.1 of the Parent Disclosure Letter, the Company shall prepare and deliver to Parent, for inclusion in the Registration Statement, a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act, which shall contain the information specified in Schedule 14C under the Exchange Act concerning the Written Consent, the Mergers and the transactions contemplated by this Agreement (the “Information Statement”). As promptly as reasonably practicable following the date of this Agreement, but subject to Section 8.1 of the Parent Disclosure Letter, Parent and the Company shall jointly prepare, and Parent shall cause to be filed with the SEC, a registration statement on Form S-4 or other applicable form (together with all amendments and supplements thereto, the “Registration Statement”) pursuant to which the shares of Parent Common Stock issuable under the REIT Merger will be registered with the SEC, which shall contain (i) a proxy statement in connection with the solicitation by Parent of proxies from the holders of the shares of Parent Common Stock to obtain the Parent Shareholder Approval (the “Proxy Statement”) in preliminary form of the type contemplated by Regulation 14A promulgated under the Exchange Act, (ii) the Information Statement and (iii) a prospectus relating to the Parent Stock Issuance (the “Prospectus,” and, together with the Information Statement and Proxy Statement, the “Proxy Statement/Information Statement/Prospectus”), in all cases describing this Agreement, the Mergers, the Parent Stock Issuance and the other transactions contemplated hereby and which shall in all cases comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other applicable Law; provided, that in the event that the Written Consent is revoked in connection with the occurrence of a Company Adverse Recommendation Change made in accordance with Section 8.4(e) or Section 8.4(f)(i), Parent and the Company shall, as promptly as reasonably practicable, prepare and cause to be filed with the SEC a proxy statement or consent solicitation statement in connection with the solicitation by the Company of proxies from holders of Company Common Shares to obtain the Company Shareholder Approval, together with any and all amendments, post-effective amendments, supplements and other filings required with respect to the Registration Statement and the Proxy Statement/

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Information Statement/Prospectus in connection therewith (and in such event any references herein to the Information Statement shall thereafter be deemed to be references to such proxy statement or consent solicitation statement); provided further, that nothing in the immediately preceding proviso shall prevent Parent, in its sole discretion, from terminating this Agreement at any time following such revocation of the Written Consent or occurrence of a Company Adverse Recommendation Change pursuant to Section 10.1(c)(ii), in which case the Company shall pay the Company Termination Fee to Parent in accordance with Section 10.3(c).

(b) Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Mergers. Promptly after the Registration Statement is declared effective by the SEC, Parent and the Company shall file the Proxy Statement/Information Statement/Prospectus, as applicable, with the SEC. Each of the Company and Parent shall, as promptly as reasonably practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Registration Statement or the Proxy Statement/Information Statement/Prospectus received by such party from the SEC, including any request from the SEC for amendments or supplements to the Registration Statement or the Proxy Statement/Information Statement/Prospectus, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to mailing the Proxy Statement/Information Statement/Prospectus or filing the Proxy Statement/Information Statement/Prospectus or responding to any comments of the SEC with respect thereto or the Registration Statement, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Proxy Statement/Information Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Exchange Act, the DLLCA and the rules of the NYSE in connection with the filing and distribution of the Proxy Statement/Information Statement/Prospectus.

(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws and the rules and policies of the applicable stock exchange and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Registration Statement on the applicable stock exchange no later than the REIT Merger Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Mergers and the other transactions contemplated hereby (provided, that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d) Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC, or an applicable stock exchange in connection with the Mergers and the other transactions contemplated hereby, including the Proxy Statement/Information Statement/Prospectus, and provide such other assistance as may reasonably be requested by Parent or the Company in connection therewith. In

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addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Proxy Statement/Information Statement/Prospectus.

(e) If at any time prior to the receipt of the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement/Information Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and the Company and Parent shall cooperate in promptly preparing and filing with the SEC an appropriate amendment or supplement describing such information and, to the extent required under applicable Law, disseminating such amendment or supplement to the shareholders of Parent and/or the Company.

(f) The Company shall use commercially reasonable efforts to mail or deliver the Information Statement to its shareholders as promptly as reasonably practicable following clearance from SEC. Parent shall furnish all information concerning itself, its Affiliates and the holders of Parent Common Stock to the Company and provide such other assistance as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Information Statement.

(g) Parent shall use commercially reasonable efforts to mail or deliver the definitive Proxy Statement to its shareholders entitled to vote at the Parent Shareholder Meeting as promptly as reasonably practicable following clearance from SEC. The Company shall furnish all information concerning itself, its Affiliates and the holders of Company Common Shares to Parent and provide such other assistance as may be reasonably requested by Parent in connection with the preparation, filing and distribution of the Proxy Statement.

(h) Parent shall, following the date that the Registration Statement becomes effective, cause the Parent Shareholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Parent Shareholder Approval. Parent shall, through the Parent Board, provide the Parent Board Recommendation in the Proxy Statement, and solicit and use its commercially reasonable efforts to obtain the Parent Shareholder Approval, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 8.5. Notwithstanding the foregoing provisions of this Section 8.1(h), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Stock to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting (solely for the purpose of and for the times reasonably necessary in the Parent’s discretion to solicit additional proxies and votes in favor of the Mergers and the other transactions contemplated hereby); provided, that in no event shall the Parent Shareholder Meeting be postponed or adjourned to a date that is less than ten (10) Business Days prior to the Outside Date.

Section 8.2 Company Shareholder Approval. Mercury shall deliver a duly executed copy of the Written Consent to the Company and Parent prior to the Company Shareholder Approval Deadline, which Written Consent shall be irrevocable other than upon the occurrence of a Company Adverse Recommendation Change made in accordance with Section 8.4(e) or Section 8.4(f)(i). The “Company Shareholder Approval Deadline” means the time that is twenty-four (24) hours after the execution of this Agreement.

Section 8.3 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law, the Company Parties and Mercury shall, and shall cause their respective Subsidiaries to, afford the Parent Parties and their Representatives reasonable access (including for the purpose of transition) during normal business hours and upon reasonable advance notice to all of the Company Parties’ and their Subsidiaries’ respective properties, offices, books,

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contracts, commitments, personnel and records, and their respective counsel and other Representatives, and, during such period, the Company Parties and Mercury shall, and shall cause their respective Subsidiaries to, furnish reasonably promptly to Parent and its Representatives (i) a copy of each report, schedule, registration statement and other document filed by the Companies Parties or their Subsidiaries during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning the Companies Parties’ or their Subsidiaries’ business, properties and personnel as Parent may reasonably request, subject to any privacy protections with respect to information concerning personnel as may be required by applicable Law. Without limiting the foregoing, during the Interim Period, each of the Company Parties and Mercury shall, and shall cause their respective Subsidiaries to, afford the Parent Parties and their Representatives access, promptly upon request, to (A) the books and records pertaining to the original tax basis of the assets of the Company Parties and their Subsidiaries, including, without limitation: (i) the date each asset was placed in service; (ii) accumulated depreciation; (iii) depreciable lives and depreciation methods and conventions; (iv) information to determine depreciation under both MACRS and ADS; (v) detailed Section 704(c) schedules, reflecting the Section 704(c) layers for each asset by partner at the applicable subsidiary level; and (vi) any other information as is reasonably requested to assist Parent Parties in determining tax basis and tax depreciation and tax allocations following the Closing Date, (B) all historical debt compliance records (including calculations and related data) of the Company Parties and the Company Subsidiaries, and (C) all of the GAAP books and records pertaining to any Company Party or Company Subsidiary that continues for financial reporting purposes subsequent to the Closing Date. Upon request by the Parent Parties, the information described in this paragraph shall be provided promptly in Microsoft Excel. In addition, during the Interim Period, each of the Company Parties and Mercury shall use their respective commercially reasonable efforts to cause their respective appropriate Representatives to participate in meetings and telephone conferences with the Parent Parties and their Representatives at such times as may be reasonably requested during regular business hours. No representation or warranty as to the accuracy of information provided pursuant to this Section 8.3(a) is made, and Parent may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article IV, and no investigation under this Section 8.3(a) or otherwise shall affect any of the representations and warranties of the Company Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither any Company Party nor Mercury shall be required by this Section 8.3(a) to provide any Parent Party or their Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement in favor of a third party entered into prior to the date of this Agreement (if the Company Parties or Mercury, as applicable, have used their commercially reasonable efforts to obtain permission or consent of such third party to such disclosure), (B) the disclosure of which would violate any Law or legal duty applicable to the Company Parties or Mercury or any of their respective Representatives (provided, that the Company Parties or Mercury, as applicable, shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or legal duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to the Company Parties or Mercury or their respective Subsidiaries (provided, that the Company Parties or Mercury, as applicable, will use commercially reasonable efforts to allow for access or disclosure to the extent that does not result in a loss of attorney-client privilege or other legal privilege) or (D) to conduct any invasive environmental investigation or sampling of soil, air, ambient air, surface water, building materials, groundwater or other environmental media. Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the Company Parties and their Subsidiaries that may result from the requests for access, data and information hereunder.

(b) During the Interim Period, to the extent permitted by applicable Law, the Parent Parties shall, and shall cause their Subsidiaries to, afford the Company Parties and their Representatives reasonable access (including for the purpose of transition) during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records, and their respective counsel and other Representatives, and, during such period, the Parent Parties shall, and shall cause their Subsidiaries to, furnish reasonably promptly to the Company and its Representatives (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of

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federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as the Company may reasonably request, taking into account the relative ownership of the REIT Surviving Entity by the Parties’ shareholders following Closing, subject to any privacy protections with respect to information concerning personnel as may be required by applicable Law. No representation or warranty as to the accuracy of information provided pursuant to this Section 8.3(b) is made, and the Company may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article V, and no investigation under this Section 8.3(b) or otherwise shall affect any of the representations and warranties of the Parent Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, no Parent Party shall be required by this Section 8.3(b) to provide any Company Party or their Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement in favor of a third party entered into prior to the date of this Agreement (if the Parent Parties have used their commercially reasonable efforts to obtain permission or consent of such third party to such disclosure), (B) the disclosure of which would violate any Law or legal duty applicable to the Parent Parties or any of their Representatives (provided, that Parent shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or legal duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to the Parent Parties or their Subsidiaries (provided, that Parent will use commercially reasonable efforts to allow for access or disclosure to the extent that does not result in a loss of attorney-client privilege or other legal privilege) or (D) to conduct any environmental investigation or sampling of soil, air, ambient air, surface water, building materials, groundwater or other environmental media. The Company will use its commercially reasonable efforts to minimize any disruption to the businesses of the Parent Parties and their Subsidiaries that may result from the requests for access, data and information hereunder.

(c) Unless and until the Closing occurs, the Parent Parties, the Company Parties and Mercury will hold, and will cause their respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 8.3, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Nondisclosure Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 8.4 No Solicitation by the Company; Company Acquisition Proposals.

(a) Except as otherwise expressly provided in this Section 8.4, during the Interim Period, the Company Parties shall not, and shall cause their Subsidiaries not to, and shall not authorize or permit any Representatives of the Company Parties or any of their Subsidiaries to, directly or indirectly (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, discussion, proposal or offer with respect to any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data with respect to, or for the purpose of knowingly encouraging, facilitating or assisting, any Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, asset purchase agreement, consolidation agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement) in each case related to an Acquisition Proposal (each, a “Company Alternative Acquisition Agreement”), (v) grant any waiver, amendment or release of any standstill under any standstill or confidentiality agreement or of any Takeover Statute, or (vi) agree to or propose publicly to do any of the foregoing. Each of the Company Parties shall, and shall cause their Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, (A) immediately cease and cause to be terminated all existing activities, discussions and negotiations with any Person and its Representatives (other than Parent or any of its Representatives) conducted heretofore with respect to any Acquisition Proposal, and (B) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives.

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(b) Notwithstanding anything to the contrary in Section 8.4(a), if, at any time following the date of this Agreement and prior to receipt of the Parent Shareholder Approval, (i) a Company Party receives an unsolicited written Acquisition Proposal that the Conflicts Committee and the Company Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was not the result of a violation of this Section 8.4, and (iii) the Conflicts Committee and the Company Board determine in good faith (after consultation with their respective outside legal and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (after consultation with their respective outside legal advisors) that a failure to take action with respect to such Acquisition Proposal would be inconsistent with its duties under applicable Law, then such Company Party may (and may authorize the Company’s Subsidiaries and its and their Representatives to) (x) furnish, make available or provide access to non-public information with respect to the Company Parties and their Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company Parties and their Representatives may contact any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 8.4) to clarify the terms of an Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

(c) From and after the date of this Agreement, in the event a Company Party or their Subsidiaries or any of their respective Representatives receives from a Person or group of related Persons (i) an Acquisition Proposal, (ii) any request for non-public information relating to the Company Party or their Subsidiary from a Person who informs the Company Party or their Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, the Company shall promptly notify Parent of (but in no event more than twenty-four (24) hours following) such receipt (which notice shall be made orally and confirmed by written notice), which shall identify the Person or group of related Persons making the Acquisition Proposal, request or inquiry, and shall include a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description of the material terms thereof, and any related documentation or correspondence. The Company shall not provide any information to or engage in discussions or negotiations with the Person making the Acquisition Proposal until such written notice has been given. The Company shall also promptly notify Parent if (but in no event more than twenty-four (24) hours after) it enters into discussions or negotiations concerning any Acquisition Proposal and shall keep Parent apprised in all material respects on a current basis as to the status (including, within twenty-four (24) hours after the occurrence of any material amendment or modification) of, any such Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation that supplements or amends any such Acquisition Proposal, inquiry or request in any material respect, and any correspondence related thereto. Copies of documents provided to Parent pursuant to this paragraph may be redacted as necessary to protect the confidential information of the proposing Person.

(d) Except as provided in Section 8.4(e) and Section 8.4(f)(i), the Conflicts Committee and the Company Board (i) (A) shall not fail to make and shall not withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the Company Board and Conflicts Committee Recommendation (B) shall not adopt, approve or recommend (or publicly propose to adopt, approve or recommend) the adoption of any Acquisition Proposal, (C) fail to publicly recommend against any Acquisition Proposal and/or affirm Company Board and Conflicts Committee Recommendation within ten (10) days of the request of Parent (or, in the case of a tender offer or exchange offer, if earlier, by the close of business on the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act), and (D) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in Section 8.4(g) (each such action set forth in this Section 8.4(d)(i) being referred to herein as a

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“Company Adverse Recommendation Change”), and (ii) shall not cause or permit any Company Party or their Subsidiaries to enter into any Company Alternative Acquisition Agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Parent Shareholder Approval,

(i) the Conflicts Committee and the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 10.1(d)(iii) (including payment in full of the Company Termination Fee) in order to substantially concurrently enter into a Company Alternative Acquisition Agreement with respect to a Superior Proposal if (i) the Company receives a written Acquisition Proposal that the Conflicts Committee and the Company Board believe in good faith to be bona fide, (ii) such Acquisition Proposal was not the result of a violation of Section 8.4(a), (iii) the Conflicts Committee and the Company Board determine in good faith (after consultation with their respective outside legal and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, after taking into account all of the adjustments that have been offered (and not withdrawn) by Parent pursuant to Section 8.4(f)(i), and (D) the Conflicts Committee and the Company Board determine in good faith (after consultation with the their respective outside legal advisors), that the failure to make a Company Adverse Recommendation Change would be inconsistent with its duties under applicable Law; and

(ii) in circumstances not involving an Acquisition Proposal, the Conflicts Committee and the Company Board may make a Company Adverse Recommendation Change if, and only if, after the date of this Agreement, the Conflicts Committee and the Company Board determine in good faith (after consultation with their respective outside legal advisors) that (A) a Company Intervening Event has occurred or arisen, and (B) the failure to do so would be inconsistent with its duties under applicable Law.

(f) The Conflicts Committee and the Company Board shall not be entitled to effect a Company Adverse Recommendation Change as permitted under Section 8.4(e) unless, prior to taking such action, (i) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change specifying in reasonable detail the reasons therefor, and attaching a copy of the Superior Proposal that is the basis of such action in the case of Section 8.4(e)(i) (such notice, a “Company Change Notice”) and (ii) during the four (4) Business Day period following Parent’s receipt of a Company Change Notice, the Company and the Conflicts Committee shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused their respective financial and legal advisors to offer to negotiate with (and if accepted, negotiated in good faith with), Parent in making adjustments to the terms and conditions of this Agreement such that, (x) in circumstances involving or relating to an Acquisition Proposal, the related Superior Proposal ceases to be a Superior Proposal, or (y) in circumstances not involving or relating to an Acquisition Proposal, such terms are as Parent proposes; and provided, that any amendment, supplement or modification to the financial or any other material terms of any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not make a Company Adverse Recommendation Change pursuant to this Section 8.4 unless the Company has complied with the requirements of this Section 8.4(f)(i) with respect to each such new Acquisition Proposal, including sending a Company Change Notice with respect to such Acquisition Proposal, provided, that the Company shall be obligated to negotiate for a period of only three (3) Business Days from such new Company Change Notice, and (iii) following the end of the four (4) Business Day period or three (3) Business Day period (as applicable) contemplated by the immediately preceding clause (i), the Conflicts Committee and the Company Board determine, in good faith that (x) following consultation with their respective outside legal and financial advisors in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal giving rise to the Company Change Notice continues to constitute a Superior Proposal (taking into account modifications or amendments to this Agreement proposed by Parent in response to such Company Change Notice) and (y) in any case, following consultation with the Company Board’s and the Conflicts Committee’s outside legal advisors, the failure to make such Company Adverse Recommendation Change would be inconsistent with its duties under applicable Law.

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(g) Nothing contained in this Section 8.4 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) issuing a “stop, look and listen” statement to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder; provided, however, that the disclosure therein does not in and of itself constitute a Company Adverse Recommendation Change. For the avoidance of doubt, neither the Company Board nor the Conflicts Committee may make a Company Adverse Recommendation Change unless in compliance with Section 8.4(e) and Section 8.4(f)(i).

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means, with respect to either Parent or the Company, any proposal, offer, or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, or combination of the foregoing, (A) of any assets or businesses of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (as applicable) that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (as applicable), immediately prior to such transaction, or (B) of 20% or more of any class of any shares of beneficial interest or capital stock, voting securities or other equity interests of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (as applicable) including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of any of the outstanding shares of any class of voting securities of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (as applicable), in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal made by a third party after the date hereof (with all percentages included in the definition of “Acquisition Proposal” increased to 50%) that, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, the Conflicts Committee and the Company Board or Parent Board, as applicable, determines in their or its good faith judgment (after consultation with their respective outside legal and financial advisors) that (A) if consummated, would be more favorable to the holders of the Company Class A Shares or the shareholders of Parent, as applicable, from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent or the Company, as applicable, in response to any such Acquisition Proposal), and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 8.5 No Solicitation by Parent; Parent Acquisition Proposals.

(a) Except as otherwise expressly provided in this Section 8.5, during the Interim Period, the Parent Parties shall not, and shall cause their Subsidiaries not to, and shall not authorize or permit any Representatives of the Parent Parties or any of their Subsidiaries to, directly or indirectly (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, discussion, proposal or offer with respect to any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any Person other than the Company or its Representatives any non-public information or data with respect to, or for the purpose of knowingly encouraging, facilitating or assisting, any Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding,

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agreement in principle, acquisition agreement, merger agreement, share exchange agreement, asset purchase agreement, consolidation agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement) in each case related to an Acquisition Proposal (each, a “Parent Alternative Acquisition Agreement”), (v) grant any waiver, amendment or release of any standstill under any standstill or confidentiality agreement or of any Takeover Statute, or (vi) agree to or propose publicly to do any of the foregoing. Each Parent Party shall, and shall cause their Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, (A) immediately cease and cause to be terminated all existing activities, discussions and negotiations with any Person and its Representatives (other than the Company or any of its Representatives) conducted heretofore with respect to any Acquisition Proposal, and (B) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives.

(b) Notwithstanding anything to the contrary in Section 8.5(a), if, at any time following the date of this Agreement and prior to receipt of the Parent Shareholder Approval, (i) a Parent Party receives an unsolicited written Acquisition Proposal that the Parent Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was not the result of a violation of this Section 8.5, and (iii) the Parent Board determines in good faith (after consultation with Parent’s outside legal and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (after consultation with Parent’s outside legal advisors) that a failure to take action with respect to such Acquisition Proposal would be inconsistent with its duties under applicable Law, then the Parent Party may (and may authorize Parent’s Subsidiaries and its and their Representatives to) (x) furnish, make available or provide access to non-public information with respect to the Parent Parties and their Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to the Company or shall be provided (to the extent permitted by applicable Law) to the Company prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Parent Parties and their Representatives may contact any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 8.5) to clarify the terms of an Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

(c) From and after the date of this Agreement, in the event a Parent Party or their Subsidiaries or any of their respective Representatives receives from a Person or group of related Persons (i) an Acquisition Proposal, (ii) any request for non-public information relating to a Parent Party or their Subsidiary from a Person who informs such Parent Party or their Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, Parent shall promptly notify the Company of (but in no event more than twenty-four (24) hours following) such receipt (which notice shall be made orally and confirmed by written notice), which shall identify the Person or group of related Persons making the Acquisition Proposal, request or inquiry, and shall include a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description of the material terms thereof, and any related documentation or correspondence. Parent shall not provide any information to or engage in discussions or negotiations with the Person making the Acquisition Proposal until such written notice has been given. Parent shall also promptly notify the Company if (but in no event more than twenty-four (24) hours after) it enters into discussions or negotiations concerning any Acquisition Proposal and shall keep the Company apprised in all material respects on a current basis as to the status (including, within twenty-four (24) hours after the occurrence of any material amendment or modification) of, any such Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation that supplements or amends any such Acquisition Proposal, inquiry or request in any material respect, and any correspondence related thereto. Copies of documents provided to the Company pursuant to this paragraph may be redacted as necessary to protect the confidential information of the proposing Person.

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(d) Except as provided in Section 8.5(e) and Section 8.5(f)(i), the Parent Board (i) (A) shall not fail to make and shall not withdraw (or modify or qualify in any manner adverse to the Company or publicly propose to withdraw, modify or qualify in any manner adverse to the Company) the Parent Board Recommendation, (B) shall not adopt, approve or recommend (or publicly propose to adopt, approve or recommend) the adoption of any Acquisition Proposal, (C) fail to publicly recommend against any Acquisition Proposal and/or affirm the Parent Board Recommendation within ten (10) days of the request of the Company (or, in the case of a tender offer or exchange offer, if earlier, by the close of business on the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act), and (D) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in Section 8.5(g) (each such action set forth in this Section 8.5(d)(i) being referred to herein as a “Parent Adverse Recommendation Change”), and (ii) shall not cause or permit Parent, REIT Merger Sub, Parent OP or any of Parent’s Subsidiaries to enter into any Parent Alternative Acquisition Agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Parent Shareholder Approval,

(i) the Parent Board may make a Parent Adverse Recommendation Change if (i) Parent receives a written Acquisition Proposal that the Parent Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was not the result of a violation of Section 8.5(a), (iii) the Parent Board determines in good faith (after consultation with Parent’s outside legal and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, after taking into account all of the adjustments that have been offered (and not withdrawn) by the Company pursuant to Section 8.5(f)(i), and (D) the Parent Board determines in good faith (after consultation with Parent’s outside legal advisors), that the failure to make a Parent Adverse Recommendation Change would be inconsistent with its duties under applicable Law; and

(ii) in circumstances not involving an Acquisition Proposal, the Parent Board may make a Parent Adverse Recommendation Change if, and only if, after the date of this Agreement, the Parent Board determines in good faith (after consultation with Parent’s outside legal advisors) that (A) a Parent Intervening Event has occurred or arisen, and (B) the failure to do so would be inconsistent with its duties under applicable Law.

(f) The Parent Board shall not be entitled to effect a Parent Adverse Recommendation Change as permitted under Section 8.5(e) unless, prior to taking such action, (i) Parent has notified the Company in writing that it intends to effect a Parent Adverse Recommendation Change specifying in reasonable detail the reasons therefor, and attaching a copy of the Superior Proposal that is the basis of such action in the case of Section 8.5(e)(i) (such notice, a “Parent Change Notice”) and (ii) during the four (4) Business Day period following the Company’s receipt of a Parent Change Notice, Parent shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and if accepted, negotiated in good faith with), the Company in making adjustments to the terms and conditions of this Agreement such that, (x) in circumstances involving or relating to an Acquisition Proposal, the related Superior Proposal ceases to be a Superior Proposal, or (y) in circumstances not involving or relating to an Acquisition Proposal, such terms are as the Company proposes; and provided, that any amendment, supplement or modification to the financial or any other material terms of any Acquisition Proposal shall be deemed a new Acquisition Proposal and Parent may not make a Parent Adverse Recommendation Change pursuant to this Section 8.5 unless Parent has complied with the requirements of this Section 8.5(f)(i) with respect to each such new Acquisition Proposal, including sending a Parent Change Notice with respect to such Acquisition Proposal, provided, that Parent shall be obligated to negotiate for a period of only three (3) Business Days from such new Parent Change Notice, and (iii) following the end of the four (4) Business Day period or three (3) Business Day period (as applicable) contemplated by the immediately preceding clause (i), the Parent Board determines, in good faith that (x) following consultation with Parent’s outside legal and financial advisors in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal giving rise to the Parent

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Change Notice continues to constitute a Superior Proposal (taking into account modifications or amendments to this Agreement proposed by the Company in response to such Parent Change Notice) and (y) in any case, following consultation with Parent’s outside legal advisors, the failure to make such Parent Adverse Recommendation Change would be inconsistent with its duties under applicable Law.

(g) Nothing contained in this Section 8.5 shall prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) issuing a “stop, look and listen” statement to Parent’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder; provided, however, that the disclosure therein does not in and of itself constitute a Parent Adverse Recommendation Change. For the avoidance of doubt, the Parent Board may not make a Parent Adverse Recommendation Change unless in compliance with Section 8.5(e) and Section 8.5(f)(i).

Section 8.6 Public Announcements. So long as this Agreement is in effect, none of the parties hereto shall issue any press release or otherwise make any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement without providing the other Party with an opportunity to review and comment upon such press release or other public announcement or filing, which comments the other Party shall consider in good faith; except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NYSE, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, or (iii) any press release or public statement that is consistent with prior press releases issued or public statements made in compliance with this Section  8.6.

Section 8.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From the REIT Merger Effective Time and ending on the sixth (6th) anniversary of the REIT Merger Effective Time, without limiting any additional rights that any director, officer, employee, or agent may have under any indemnification agreement or under the Company Organizational Documents or the organizational documents of the Company Subsidiaries in effect as of the date hereof, the Parent Parties shall, jointly and severally: (i) indemnify and hold harmless each Person who is at the date hereof, was previously, or during the period from the date hereof through the Closing Date, serving as a director, officer, employee or agent of the Company Parties or any of their Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of, or, after any request for advancement, advance, to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the Parent Parties’ receipt of a written undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified; provided, that the Parent Parties shall not be liable for any amounts paid in settlement effected without its prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim (except to the extent the Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the

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Parent Parties shall be liable)). The indemnification and advancement obligations of the Parent Parties pursuant to this Section 8.7(a) shall extend to acts or omissions occurring at or before the Closing and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer, employee, or agent of the Company Parties or their Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 8.7(a), (A) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any Party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to, or that any Indemnified Party in good faith believes might lead to the institution of any Action arising out of or pertaining to (x) matters that relate to such Indemnified Party’s duties or service as a director, officer, employee or agent of the Company Parties and their Subsidiaries or, to the extent such Person is or was serving at the request or for the benefit of the Company Parties and their Subsidiaries, any other entity or any Company Benefit Plan maintained by any of the foregoing at or prior to the Closing, and (y) this Agreement, the Mergers or any of the other transactions contemplated by this Agreement; and (B) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 8.7(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. The Parent Parties shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) Without limiting the foregoing, each Parent Party agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the Indemnified Parties as provided in Company Organizational Documents and the organizational documents of the Company Subsidiaries and indemnification agreements of the Company Parties and their Subsidiaries shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Closing, the organizational documents of the REIT Surviving Entity and the Partnership Surviving Entity shall contain provisions no less favorable with respect to indemnification and limitations on liability of trustees, directors, officers or agents than as set forth in the Company Organizational Documents and the organizational documents of the Company Subsidiaries.

(c) For a period of six (6) years after the Closing, the Parent Parties shall maintain in effect the Company Parties’ and their Subsidiaries’ current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Closing; provided, that in lieu of such obligation, (i) the Parent Parties may substitute therefor policies of an insurance company with the same or better rating as the Company Parties’ or its Subsidiaries’ insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company Parties’ or their Subsidiaries’ existing policies as of the date hereof, or (ii) the Company may obtain (at Parent’s sole cost and expense) extended reporting period coverage under the Company Parties’ or the Company’s Subsidiaries’ existing insurance programs (to be effective as of the Closing) or purchase a “tail” policy for a period of six (6) years after the Closing; provided further, that in no event shall the Parent Parties be required to pay annual premiums for insurance under this Section 8.7(c) in excess of 300% of the most recent annual premiums paid by the Company

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Party or its Subsidiary, as applicable, prior to the date of this Agreement for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Parent Party or its Subsidiary, as applicable, shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d) If a Parent Party or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent Party, as the case may be, shall assume the obligations set forth in this Section 8.7.

(e) The Parent Parties shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 8.7; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f) The provisions of this Section 8.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 8.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of the Company Parties and the Parent Parties and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 8.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 8.8 Third-Party Consents; Regulatory Matters and Approvals; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Parent Parties, Mercury and the Company Parties shall (and shall cause the Parent’s, Mercury’s and the Company’s, respectively, Subsidiaries and Affiliates to) use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all reasonable actions necessary to cause the conditions to Closing set forth in Article IX to be satisfied, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers, waiting period expirations or terminations, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities or filings with respect to Gaming Approvals) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, including complying as soon as practicable and advisable with any and all information and document requests by any Governmental Authority in connection with any investigation of the Mergers or the other transactions contemplated hereby, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. In connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers, none of the Parties or any of their Subsidiaries or Affiliates, or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being

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solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Partnership Merger Effective Time and the REIT Merger Effective Time. The Parties shall cooperate with respect to accommodations that may be requested to obtain such consents.

(b) In connection with and without limiting the foregoing Section 8.8(a), each of the Parent Parties, Mercury and the Company Parties shall, and agree to cause their Subsidiaries and respective directors, officers, partners, managers, members, principals and shareholders to (i) prepare and, within thirty (30) days after the date of this Agreement, unless otherwise agreed by the Company, Mercury and Parent, or as directed by the Gaming Authority, file all initial applications and supporting documents necessary to obtain all Gaming Approvals and (ii) otherwise use its commercially reasonable efforts (or shall cause the Parent’s, Mercury’s or the Company’s Subsidiaries, respectively), to give any notices to third parties, and each of the Parent Parties, Mercury and the Company Parties shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any third party consents not covered by Section 8.8(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties hereto shall and shall cause their respective Subsidiaries and Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority regarding the transactions described herein, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority in response to such inquiry (to the extent legally permitted), and supplying each other with copies of all material correspondence, filings or communications (excluding applications for licensure, qualification or findings of suitability filed by or on behalf of Parent Related Parties) between any Party and any Governmental Authority with respect to this Agreement, except that confidential competitively sensitive business information may be designated as “outside counsel only” consistent with Section 8.8(c). The Parties acknowledge that this Agreement and the transactions contemplated hereby are subject to the review and approval of the applicable Gaming Authorities.

(c) To the extent reasonably practicable and legally permitted, the Company Parties, Mercury and the Parent Parties or their respective Representatives shall have the right to review in advance and upon request each of the Parties will consult the others on, all the information relating to such Parties and each of their Subsidiaries or Affiliates that appears in any filing by the other Parties made with, or written materials submitted by the other Parties to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement (excluding applications for licensure, qualification or findings of suitability filed by or on behalf of Parent Related Parties), except that the Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 8.8 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable and not prohibited by any applicable Governmental Authority, none of the Company Parties, Mercury nor the Parent Parties shall, nor shall they permit their respective Representatives to, participate independently in any scheduled meeting or engage in any scheduled substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry arising from or necessary to consummate the Mergers or the other transactions contemplated by this Agreement without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party or its Representatives the opportunity to attend or participate (whether by telephone or in Person) in any such meeting with such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, no Party shall be obligated to share (x) any filings or other written materials that include individual personal background and financial information or non-public background and financial information regarding Mercury, the Parent Parties or Company Parties or (y) any communications with Gaming Authority or Liquor Authority pertaining to any such information or matters in clause (x) related thereto (provided, that, except with respect to entity and individual application forms, to the extent the relevant portions of such communications can be reasonably redacted, such party shall be obligated to share redacted copies of such communications).

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(d) Any fees, costs and expenses incurred in connection with obtaining Gaming Approvals by the Parent Parties or the Company Parties will be borne by the Parent Parties.

Section 8.9 Notification of Certain Matters; Transaction Litigation.

(a) The Company Parties and their respective Representatives shall give prompt notice to Parent, and the Parent Parties and its Representatives shall give prompt notice to the Company, of:

(i) any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement;

(ii) if (A) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date, or (B) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement;

(iii) if, to the Knowledge of the Company or the Knowledge of Parent, as applicable, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Parent Parties or the Company Parties, as applicable, or their respective Representatives to provide such prompt notice under this Section 8.9(a) shall not constitute a breach of covenant for purposes of Section 9.2(b), Section 9.3(b), Section 10.3(b)(i), or Section 10.3(c)(i); and

(iv) any Action commenced, or, to the Knowledge of such Party, threatened, relating to or involving such Party or Subsidiary or Affiliate thereof, respectively, that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

(b) The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any litigation against the Company and/or its officers or directors, and Parent shall give the Company the opportunity to participate in (but not control) the defense and settlement of any litigation against Parent and/or its officers or directors, in each case relating to this Agreement, the Mergers or the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. The Company shall not, except with the prior written consent of Parent, offer to settle or settle or compromise any such litigation.

Section 8.10 Section 16 Matters. Prior to the Closing, the Company shall take all such steps to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.11 Delisting and Deregistering of Company Securities. Parent and the REIT Surviving Entity shall use their reasonable best efforts to cause the Company Class A Shares to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the REIT Merger Effective Time.

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Section 8.12 Dividends.

(a) In the event that a distribution with respect to the Company Common Shares or the Company Partnership Units permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time or Partnership Merger Effective Time, as applicable, and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such Company Common Shares or Company Partnership Units on the Closing Date immediately prior to the REIT Merger Effective Time or the Partnership Merger Effective Time, as applicable.

(b) The Parties shall take such actions as are necessary to ensure that if the Company and/or the Company LP declares a dividend permitted by Section 7.1(b) for a particular period that is payable to the holders of Company Common Shares and Company Partnership Units and has a record date prior to the Closing Date, or Parent and/or the Parent OP declares a dividend permitted by Section 7.2(b) for a particular period that is payable to the holders of shares of Parent Common Stock and Parent OP Units and that has a record date prior to the Closing Date, then the holders of Company Common Shares and Company Partnership Units or the holders of shares of Parent Common Stock and Parent OP Units, as the case may be, shall be entitled to receive the corresponding dividend for such period from the Company and/or the Company LP, or Parent and/or the Parent OP, as applicable, as necessary to result in the holders of Company Common Shares and Company Partnership Units and the holders of shares of Parent Common Stock and Parent OP Units receiving their respective applicable dividends covering the same periods prior to the Closing Date.

Section 8.13 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no restrictions or requirements of any Takeover Statute are or become applicable to the Mergers or any of the other transactions contemplated by this Agreement, and (b) if any such restrictions or requirements of any Takeover Statute are or become applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such restrictions or requirements, as applicable, in the Takeover Statute on the Mergers and the other transactions contemplated by this Agreement.

Section 8.14 Tax Covenants.

(a) The Company shall use its reasonable best efforts to (i) obtain the opinions of counsel referred to in Section 9.2(f) and Section 9.3(f), (ii) deliver to Weil, Gotshal & Manges LLP, counsel to the Company (or such other counsel rendering such opinion), Parent, and Hogan Lovells US LLP (or such other counsel as may be rendering the opinion referred to in Section 9.3(e)), tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, substantially in the form attached hereto as Exhibit F, with such changes as are mutually agreeable to the Company and Parent (such agreement not to be unreasonably withheld), and signed by an officer of the Company and the Company LP, containing representations of the Company and the Company LP reasonably necessary or appropriate to enable Weil, Gotshal & Manges LLP (or such other counsel rendering such opinion) to render the tax opinion described in Section 9.2(f) and Hogan Lovells US LLP (or such other counsel rendering such opinion) to render the tax opinion described in Section 9.3(e), and (iii) deliver to Hogan Lovells US LLP (or such other counsel rendering such opinion), counsel to Parent, and Weil, Gotshal & Manges LLP (or such other counsel rendering such opinion), counsel to the Company, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance mutually agreeable to the Company and Parent, containing representations of the Company as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP (or such other counsel rendering such opinion) to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 9.2(g) and Weil, Gotshal & Manges LLP (or such other counsel rendering such opinion) to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 9.3(f).

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(b) Parent shall use its reasonable best efforts to (i) obtain the opinions of counsel referred to in Section 9.3(e) and Section 9.2(g), (ii) deliver to Hogan Lovells US LLP (or such other counsel rendering such opinion), counsel to Parent, the Company, and Weil, Gotshal & Manges LLP (or such other counsel as may be rendering the opinion referred to in Section 9.2(f)), tax representation letters, dated as of the effective date of the Form S-4 and Closing Date, respectively, in substantially in the form attached hereto as Exhibit G, with such changes as are mutually agreeable to the Company and Parent (such agreement not to be unreasonably withheld), and signed by an officer of Parent and Parent OP, containing representations of Parent and Parent OP reasonably necessary or appropriate to enable Hogan Lovells US LLP (or such other counsel rendering such opinion) to render the tax opinion described in Section 9.3(e) and Weil, Gotshal & Manges LLP (or such other counsel rendering such opinion) to render the tax opinion described in Section 9.2(f), and (iii) deliver to Weil, Gotshal & Manges LLP (or such other counsel rendering such opinion), counsel to the Company, and Hogan Lovells US LLP (or such other counsel rendering such opinion), counsel to Parent, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance mutually agreeable to Parent and the Company, containing representations of Parent as shall be reasonably necessary or appropriate to enable Weil, Gotshal & Manges LLP (or such other counsel rendering such opinion) to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 9.3(f), and Hogan Lovells US LLP (or such other counsel rendering such opinion) to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 9.2(g).

(c) Each of Parent and the Company shall use its reasonable best efforts to cause the REIT Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the tax representation letters referred to herein. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the REIT Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(d) The Company shall distribute cash to its stockholders in its taxable year ending with the REIT Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the REIT Merger (taking into account all distributions made by the Company prior to the REIT Merger Effective Time) such that the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the REIT Merger.

(e) Each of the Parent Parties and Mercury covenants and agrees that it will cause New Parent OP to cause the proceeds of the Debt Issuance and Distribution or Bridge Financing and Distribution, as the case may be, to be distributed and paid at the direction of Parent OP (or, in the event Parent elects to modify the transactions contemplated by Article II and Article III in accordance with Section 2.7, the Partnership Surviving Entity) directly from the Debt Financing Sources to the applicable holders of the Redeemed Units. Each of the parties covenants and agrees to report the proceeds of the Debt Issuance and Distribution or Bridge Financing and Distribution, as the case may be as traceable to such distribution within the meaning of Treasury Regulations Section 1.163-8T.

(f) Parent and Parent OP covenant and agree that Parent OP shall at all times continue to be an entity treated as a disregarded entity for U.S. federal income tax purposes, and neither Parent nor Parent OP nor any other Parent Party shall take any action that would cause Parent OP to be treated as other than a disregarded entity for U.S. federal income tax purposes.

(g) The Company shall take all necessary actions, including, but not limited to, any corporate reorganization under applicable state Law or the filing of any tax election on IRS Form 8832, to ensure that any Company Subsidiary that is a Qualified REIT Subsidiary as of the date of this Agreement shall be treated as a disregarded entity that is not a Qualified REIT Subsidiary for U.S. federal, state and local income Tax purposes prior to the Closing Date.

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(h) Each of the Parties shall (and shall cause their respective Affiliates to): (a) reasonably assist the other party in preparing any Tax Returns of the Company and each Company Subsidiary which such other party is responsible for preparing and filing; (b) cooperate as reasonably requested in preparing for and defending any audits of, or disputes with, any Governmental Authority regarding any Tax Returns of the Company and each Company Subsidiary; and (c) make available to the other as reasonably requested all information, records, and documents relating to Taxes of the Company and each Company Subsidiary.

(i) True Lease Analysis.

(i) In the event that prior to the Closing Date, (i) either Mercury or Parent reasonably determines that in order to support the A&R Master Lease being characterized as a “true lease” for U.S. federal income tax purposes, or (ii) Parent determines that in order to obtain requisite legal opinions that the A&R Master Lease constitutes a “true lease” for purposes of Section 365(d) of the bankruptcy code and not a secured loan or a lease intended as security, in a bankruptcy proceeding, it is appropriate or advisable to modify the Rent payable during the first Lease Year of the first Renewal Term (the “First Renewal Lease Year”) such that the Rent under the A&R Master Lease during the First Renewal Lease Year shall be reset to be equal to the greater of (A) the Rent for the immediately preceding Lease Year, and (B) the Fair Market Rent, then, in any such event, either Mercury or Parent shall have the right to require that the form of A&R Master Lease attached hereto as Exhibit K be modified to provide that the Rent payable during the First Renewal Lease Year shall be the greater of (A) the Rent for the immediately preceding Lease Year, and (B) the Fair Market Rent and the Rent determined in accordance with the foregoing shall be payable throughout the remainder of the first Renewal Term except that the Rent shall increase on the first day of each subsequent Lease Year of the first Renewal Term to an amount equal to the sum of (x) the Rent for the immediately preceding Lease Year, and (y) the Escalation. Mercury and Parent shall cooperate with each other in retaining appraisers, attorneys and any other professionals to assist in the foregoing determination (collectively, the “True Lease Analysis”). All terms used in this Section 8.14(i) but not otherwise defined in this Agreement shall have the respective meanings ascribed thereto in the form of A&R Master Lease attached hereto as Exhibit K.

(ii) All costs and expenses reasonably incurred by Mercury and Parent in connection with the True Lease Analysis shall be shared 50/50 by Mercury and Parent and any opinions, appraisals or other work product shall be issued jointly to Mercury and Parent.

Section 8.15 Merger Subs; Subsidiaries. Parent shall cause the other Parent Parties and its and their Subsidiaries, the Company shall cause the other Company Parties and its and their Subsidiaries, and Mercury shall cause the other Mercury Parties to comply with and perform all of its obligations under or relating to this Agreement on the terms and conditions set forth in this Agreement.

Section 8.16 Employee Benefit Matters.

(a) For a period of twelve (12) months immediately following the REIT Merger Effective Time (or if shorter, during the period of employment), Parent shall provide, or shall cause to be provided, to each employee of the Company or any Company Subsidiary who continues to be employed by Parent or its Subsidiaries as of the REIT Merger Effective Time (each, a “Continuing Employee”) with (i) an annual base salary or wage rate that is no less favorable than that provided to each such Continuing Employee immediately prior to the REIT Merger Effective Time, (ii) target annual cash and long-term incentive compensation opportunities that are no less favorable than those provided to each such Continuing Employee immediately prior to the REIT Merger Effective Time, and (iii) employee benefits (including severance) that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the REIT Merger Effective Time. For the avoidance of doubt, nothing in this Agreement shall require Parent or the Company or any of their respective Subsidiaries to employ any Person after the REIT Merger Effective Time, nor shall it alter the at-will employment status of any employee of Parent or the Company or any of their respective Subsidiaries.

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(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any Parent Benefit Plan in which any Continuing Employee is eligible to participate on or after the REIT Merger Effective Time (excluding the Company Benefit Plans) (the “New Plans”), each such Continuing Employee shall be credited with his or her years of service with the Company and its respective predecessors before the REIT Merger Effective Time, to the same extent as such Continuing Employee was entitled, before the REIT Merger Effective Time, to credit for such service under a comparable Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the REIT Merger Effective Time; provided, that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan, and (iii) for purposes of vesting under any future long-term incentive plan grants. In addition, and without limiting the generality of the foregoing, for any New Plans that provide welfare benefits (“Purchaser Welfare Company Benefit Plans”), Parent and the REIT Surviving Entity shall (A) waive, or use commercially reasonable efforts to cause the applicable insurance carrier to waive, all limitations as to eligibility waiting periods and preexisting and at-work conditions, if any, related to participation and coverage requirements applicable to each Continuing Employee (and each covered dependent, spouse or beneficiary) under any Purchaser Welfare Company Benefit Plan to the same extent waived or otherwise satisfied under the comparable Company Benefit Plan, and (B) provide, or use commercially reasonable efforts to cause the insurance carrier to provide, credit to each Continuing Employee (and each covered dependent, spouse or beneficiary) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (or covered dependent, spouse or beneficiary) under the Company Benefit Plans during the relevant plan year, up to and including the REIT Merger Effective Time.

(c) For the performance year during which the Closing occurs, each participant in a Company Benefit Plan that is an annual cash incentive bonus plan (each plan, a “Company Incentive Plan” and each participant, a “Bonus Eligible Participant”) shall be eligible to receive a cash bonus for such performance year in accordance with Section 8.16(a); provided that the amount of such cash bonus in respect of the portion of the performance year prior to the REIT Merger Effective Time (the “Pre-Closing Bonus”) shall be equal to the pro rata portion of such participant’s annual cash bonus under the Company Incentive Plan based on attainment of the applicable performance measures at the actual level of performance, as determined in good faith and consistent with past practice by the Company Board prior to the REIT Merger Effective Time, for the portion of the performance period elapsed prior to the Closing, with such Pre-Closing Bonus payable to such Bonus Eligible Participant within thirty (30) days following the REIT Merger Effective Time, subject to such Bonus Eligible Participant’s continued employment through and including the REIT Merger Effective Time.

(d) Parent shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any current employee of the Company or any Company Subsidiary as of immediately prior to the REIT Merger Effective Time (or any eligible dependent thereof) who becomes an “M&A qualified beneficiary” as defined in Q&A-4 of Treasury Regulations Section 54.4980B-9 in connection with the transactions contemplated by this Agreement.

(e) The provisions of this Section 8.16 are solely for the benefit of the Parties. No current or former employee, director or other individual service provider of the Company or any Company Subsidiary shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement for any purpose. Without limiting the generality of the foregoing in this Section 8.16, nothing contained in this Agreement shall otherwise obligate Parent, Company, Company LP or any of their respective Affiliates to (i) maintain any particular benefit plan or (ii) retain the employment or services of any current or former employee, director or other individual service provider.

Section 8.17 Treatment of Company Benefit Plans.

(a) Unless otherwise requested by Parent in writing, no less than five (5) Business Days prior to the Closing Date, the Company shall provide a copy of resolutions adopted by the Company Board or a Company

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Subsidiary’s board of directors, as applicable, (i) authorizing and effectuating the termination of employee contributions to the Mercury 401(k) Savings Plan (the “Mercury 401(k) Plan”), effective no later than immediately prior to the Closing Date, (ii) authorizing the termination of participation of the Company in the Mercury 401(k) Plan, effective as of immediately prior to the Closing Date, (iii) authorizing and effectuating the termination of the Company Equity Incentive Plan, and the Company LP’s Nonqualified Deferred Compensation Plan, effective as of the REIT Merger Effective Time and (iv) authorizing and effectuating the termination of active coverage under all Company Benefit Plans providing health and welfare benefits, effective as of the Closing Date (provided that the foregoing shall not limit Section 8.16).

(b) Subject to the final sentence of this Section 8.17(b), effective as of immediately prior to the REIT Merger Effective Time, but subject to consummation of the REIT Merger, (i) Mercury or one of its Affiliates (other than the Company Parties and any Company Subsidiaries) shall establish a new deferred compensation plan or designate an existing deferred compensation plan sponsored by Mercury or one of its Affiliates (other than the Company Parties and any Company Subsidiaries) (a “Mercury DCP”), in each case with terms and conditions that are substantially similar to the Company’s 2016 Deferred Compensation Plan for Non-Employee Directors (the “Company DCP”); (ii) Mercury or one of its Affiliates (other than the Company Parties and any Company Subsidiaries) shall establish a new “rabbi trust” (within the meaning of Revenue Procedure 92-64) or designate an existing “rabbi trust” sponsored by Mercury or one of its Affiliates (other than the Company Parties and any Company Subsidiaries) (any such “rabbi trust”, the “Mercury Rabbi Trust”); (iii) the Company shall assign to the Mercury DCP (the “DCP Assignment”), and Mercury shall cause the Mercury DCP to assume (the “DCP Assumption ”), any and all liabilities and obligations (including, without limitation, all Company DSUs) under the Company DCP relating to the individuals set forth on Section 8.17(b) of the Company Disclosure Letter (such individuals, the “Designated Directors” and such liabilities and obligations, the “DCP Assumed Interests”); (iv) the Company shall adopt such resolutions and take all such other actions that may be reasonably necessary to effectuate the DCP Assignment, including specifically and without limitation, obtaining prior written consent from each and every of the Designated Directors, (A) consenting to such DCP Assignment, (B) consenting to Mercury’s being solely responsible as of the REIT Merger Effective Time for the payment of all DCP Assumed Interests and any additional amounts that may accrue following the REIT Merger Effective Time with respect to the DCP Assumed Interests in accordance with the Mercury DCP, and (C) releasing the Company, Parent, their respective Affiliates (other than Mercury and its Affiliates), and each of their respective successors and assigns from any and all liabilities and obligations with respect to the DCP Assumed Interests and any additional amounts that may accrue following the REIT Merger Effective Time with respect to the DCP Assumed Interests in accordance with the Mercury DCP; (v) Mercury shall adopt such resolutions and take all such other actions that may be reasonably necessary (A) to effectuate the DCP Assumption, (B) to credit each Designated Director under the Mercury DCP with the full amount of his or her account balances, vested benefits, or other interests, as applicable, as of the REIT Merger Effective Time under the Company DCP and to honor such Designated Director’s existing participant deferral elections, (C) to arrange for the deposit into the Mercury Rabbi Trust of all amounts otherwise payable pursuant to this Agreement to each holder of a Company DSU subject to the terms of the Company DCP who is a Designated Director, and (D) to provide that from and after the REIT Merger Effective Time, Mercury shall be solely responsible for the payment of all DCP Assumed Interests and any additional amounts that may accrue following the REIT Merger Effective Time with respect to the DCP Assumed Interests in accordance with the Mercury DCP; and (vi) the Company shall obtain the written resignation from service of each director of the Company. All such resolutions, forms of consent, and forms of resignation shall be subject to Parent’s prior review and comment, and the Company and Mercury shall implement all reasonable and timely comments from Parent thereon. No later than two (2) Business Days prior to the Closing Date, the Company and Mercury shall deliver to Parent executed copies of the Mercury DCP, the Mercury Rabbi Trust, all resolutions adopted in connection with this Section 8.17(b), the consent contemplated by this Section 8.17(b) from each and every of the Designated Directors, and the written resignations contemplated by this Section 8.17(b) from each director of the Company, and absent such timely and complete delivery, notwithstanding anything to the contrary in this Section 8.17(b) or any of such executed arrangements (which shall be specifically effective conditioned upon full and timely satisfaction of this Section 8.17(b)), neither the DCP Assignment nor the DCP Assumption shall become effective, and alternatively, Parent shall

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adopt such resolutions and take all such other actions that may be reasonably necessary to terminate the Company DCP effective as of immediately following the REIT Merger Effective Time, subject to compliance with Section 409A of the Code.

Section 8.18 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, share transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Closing, each of the REIT Surviving Entity and the Partnership Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares or holders of the Company Partnership Units, all Transfer Taxes.

Section 8.19 Related Party Agreements. The Company Parties shall terminate the agreements set forth on Schedule 8.19 of the Company Disclosure Letter (the “Related Party Agreements”) effective as of the Closing Date.

Section 8.20 Transaction Agreements. At the Closing, the applicable Parties shall, and shall cause their Affiliates to, enter into the New Parent OP LLCA in substantially the form attached hereto as Exhibit B (with such changes made by Parent as may be required by any Gaming Authority), a tax protection agreement in the form attached hereto as Exhibit J (the “Tax Protection Agreement”), an amended and restated master lease (the “A&R Master Lease”) in the form attached hereto as Exhibit K, an amended and restated guaranty in the form attached as Exhibit E to the A&R Master Lease (the “Mercury Guaranty”) and a trademark license agreement in the form attached as Exhibit L (the “Trademark License Agreement”).

Section 8.21 Guaranty Release. At or prior to the Closing, Parent shall use commercially reasonable efforts to obtain from the NH Landlord and deliver to Mercury a release of Mercury and its Affiliates (excluding the Company and its Subsidiaries) from all obligations and liabilities arising from and after the Closing Date under the NH Guaranty, in form and substance reasonably acceptable to Mercury. In the event Parent does not obtain and deliver such a release, from and after the Closing, Parent shall have no further obligations with respect to such release.

Section 8.22 Reserved.

Section 8.23 Financing.

(a) From the date hereof and until the Closing, subject to the limitations set forth below, the Company Parties shall use reasonable best efforts to provide to the Parent Parties, and shall use reasonable best efforts to cause the consolidated Company Subsidiaries, the respective officers and employees of the Company and the consolidated Company Subsidiaries to provide to the Parent Parties, and shall instruct and use its reasonable best efforts to cause the Representatives of the Company and the consolidated Company Subsidiaries to cooperate with the Parent Parties as reasonably requested by Parent, with respect to the Debt Financing, and as is customary for financings of the type contemplated by the Debt Commitment Letter, and at Parent’s sole expense, in connection with Parent’s arrangement of, and obtaining the proceeds of, (i) the Debt Financing (including, for purposes of this Section 8.23(a)(i), an offering of debt securities of the type contemplated by the Debt Commitment Letter), (ii) the New Debt Offering and (iii) one or more offerings of equity or equity-linked securities of Parent (the “Equity Financing” and together with the Debt Financing and the New Debt Offering, the “Financing”) for cash that Parent may pursue prior to the Closing Date; provided, however, that such cooperation shall not be required to the extent it would: (i) require (A) the entry by the Company or any of the Company Subsidiaries into any agreement the effectiveness of which is, or any of such Company’s or Company Subsidiary’s obligations thereunder are, not conditioned on the Closing (other than customary authorization letters in connection with any syndication materials related to the Financing) or (B) the Company, any Company

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Subsidiary or any of their pre-Closing directors, officers, managers, general partners or employees to execute, deliver or enter into, approve or perform any agreement, document or instrument with respect to the Financing (other than customary authorization letters in connection with any syndication materials related to the Financing), (ii) unreasonably interfere with the normal operations of the Company and the Company Subsidiaries, (iii) include any actions that would reasonably be expected to (A) result in a violation of any material contract or confidentiality agreement or any Law, or the loss of any legal privilege, or (B) cause any representation, warranty, covenant or other obligation of the Company Parties in this Agreement to be breached or any condition to Closing to fail to be satisfied, (iv) involve consenting to the pre-filing of UCC-1s or any other grant of Liens or other encumbrances prior to the Closing, (v) require the giving of representations or warranties to any third parties (other than pursuant to customary authorization letters in connection with any syndication materials related to the Financing) or the indemnification thereof, (vi) require the waiver or amendment of any terms of this Agreement or the payment of any fees or expenses for which the Company is not entitled to reimbursement or the incurrence of any liabilities whatsoever prior to the Closing, (vii) cause any director, officer or employee of the Company or any Company Subsidiary to incur any personal liability (including that none of the board of directors of Company or any Company Subsidiary shall be required to enter into any resolutions or take any similar action approving the Financing until the Closing has occurred or is to occur concurrently with such action), (viii) require the preparation or delivery of any projections or pro forma financial information (other than such financial and other information requested by Parent in connection with Parent’s preparation of pro forma financial statements; it being understand and agreed that Parent shall be responsible for the preparation of any pro forma financial statements for the Debt Financing and that the Company shall not be required to provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (or otherwise prepare pro forma financial information or post-Closing financial information)), (ix) prepare any financial statements or information that is not available to the Company and the consolidated Company Subsidiaries and prepared by and with respect to the Company and the consolidated Company Subsidiaries in the ordinary course of its financial reporting practice or (x) require delivery of any legal opinions. Subject to the foregoing limitations, such cooperation will include using reasonable best efforts to (A) make appropriate members of senior management of the Company and the consolidated Company Subsidiaries available for participation in a reasonable number of virtual meetings, conference calls, due diligence sessions, roadshows, and rating agency presentations, in each case, upon reasonable notice at mutually agreed upon times and places; (B) assist in the preparation of a customary bank information memorandum (including, to the extent necessary, additional bank information memoranda that do not contain material non-public information), offering memorandum, prospectus, lender presentation, investor presentation, marketing materials and similar marketing and syndication documents, customary materials for rating agency presentations, and customary authorization letters containing (x) a representation to the Lenders that the public side versions of such documents do not include material non-public information about the Company and the consolidated Company Subsidiaries or their securities and (y) a “10b-5” representation by the Company consistent with the Debt Commitment Letter (and execute such authorization letters); (C) prepare and furnish to the Parent Parties and the Lenders the Required Financing Information; (D) furnish the Parent Parties as promptly as reasonably practicable upon request by the Parent Parties with all financial statements, financial data and other information regarding the Company Parties of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of any of the Parent Parties (including for use in preparation of pro forma financial statements of the Parent Parties); (E) cause the independent auditors of the Company to provide, consistent with customary practice (including by furnishing customary officer representation letters), customary auditors consents and customary comfort letters (including “negative assurance” comfort and change period comfort) (with customary bring-down comfort letters delivered on the closing date of any such offering) with respect to financial information relating to the Company and the consolidated Company Subsidiaries and be available for participation in a reasonable number of virtual due diligence sessions as reasonably requested by Parent and necessary or customary for financings similar to the Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) or for any other offering of securities of any of the Parent Parties (including for use in preparation of pro forma financial statements of any of the Parent Parties); (F) assist reasonably with the preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to

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be delivered under such definitive financing documentation; (G) facilitate the pledging from and after the Closing of collateral for the Debt Financing (including delivery of original stock certificates and original stock powers of the consolidated Company Subsidiaries to the extent required on the Closing Date in connection with the Debt Financing); (H) cooperate with Parent in obtaining customary appraisals, surveys, flood searches, non-intrusive environmental assessment and other customary collateral-related diligence, in each case to the extent necessary or advisable to obtain any portion of the Financing upon reasonable prior notice during normal business hours; (I) provide to Parent and the Lenders at least three (3) Business Days prior to the Closing Date, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date, (1) all documentation and other information regarding the Company and the Company Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (2) if the Company or any of the consolidated Company Subsidiaries qualify as “legal entity customers” under the Beneficial Ownership Regulation, information regarding the Company or any of the consolidated Company Subsidiaries necessary to complete a Beneficial Ownership Certification with respect to the Company or any of the consolidated Company Subsidiaries; (J) assisting Parent in obtaining any corporate, facility or debt securities ratings from any ratings agencies contemplated by the Debt Financing or New Debt Offering; and (K) promptly after obtaining knowledge thereof, supplementing the written information provided pursuant to this Section 8.23 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading. Parent agrees that the effectiveness of any documents executed by or on behalf of the Company or any of the Company Subsidiaries in connection with the Financing shall be subject to, and shall not be effective until, the consummation of the Closing. All non-public or otherwise confidential information regarding Company or any of the Company Subsidiaries obtained by the Parent pursuant to this Section 8.23 shall be kept confidential in accordance with the Nondisclosure Agreement, except that the Parent Parties shall be permitted to disclose such information (a) to rating agencies, the Lenders and potential Lenders, participants, prospective participants, investors, prospective investors, underwriters, prospective underwriters, securities placement agents, prospective securities placement agents, hedging counterparties or prospective hedging counterparties, subject to the acknowledgment and agreement by such recipient that such information is being disseminated on a confidential basis and that such recipient shall not disclose such information to any other Person, subject only to customary exceptions in no event more extensive than those set forth in the confidentiality provisions of the Debt Commitment Letter as in effect as of the date hereof (including, without limitation, as agreed in any confidential information memorandum or other marketing materials, which may be by “click-through” agreement or other affirmative action on the part of the recipient to access such information) in accordance with standard syndication processes or customary market standards for dissemination of such type of information and (b) in any offering memorandum, provided, in the case of this clause (b) that (i) Parent provides to the Company a draft of such offering memorandum reasonably in advance of the distribution thereof, (ii) confidential information of the type included in such draft offering memorandum is customarily disclosed in offering memoranda for offerings of debt securities pursuant to Rule 144A or public offering of equity securities or equity-linked securities of a type similar to that being arranged by the Parent and (iii) to the extent the Company determines that it is necessary or desirable for the Company (or its Affiliates) to file a Current Report on Form 8-K pursuant to the Exchange Act, as amended, that contains material non-public information with respect to the Company or any of the Company Subsidiaries contained in any such offering memorandum, Parent shall give the Company (or its Affiliate) an opportunity to file such Current Report on Form 8-K before Parent distributes such offering memorandum. As a condition to the Company Parties’ obligations pursuant to this Section 8.23, Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses and disbursements) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation contemplated by this Section 8.23. The Company consents to the customary and reasonable use of its logos solely in connection with any Financing from the date hereof until the Closing in a form and manner consistent with the Company’s use of its logos; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company, any of the Company Subsidiaries or any of their Affiliates or the reputation or goodwill of the Company, any of the Company Subsidiaries or any of their Affiliates and all use thereof shall inure to the benefit of the Company.

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(b) Parent shall not permit any assignment, amendment or modification to be made to, or any waiver of any provision or remedy under, any Debt Commitment Letter, in each case without obtaining the Company’s prior written consent if such assignment, amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing to an amount such that the Closing could not be consummated, (ii) imposes any additional (or adversely modifies any existing) condition precedent to the availability of the Debt Financing, (iii) adversely impacts the ability of Parent OP to enforce its rights against the other parties to the Debt Commitment Letter or (iv) would otherwise reasonably be expected to prevent, impede or delay the funding of the Debt Financing on the Closing Date or the consummation of the transactions contemplated by this Agreement; provided, that in the case of clause (i), to the extent that the aggregate amount of the Debt Financing is reduced pursuant to the terms of the Debt Commitment Letter by virtue of (1) obtaining alternative committed financing, such alternative financing shall comply with the requirements set forth in clauses (ii) – (iv) of this sentence, and (2) the funding of alternative financing or obtaining proceeds from non-ordinary course asset sales or other dispositions of property, or incurrence of debt or issuances of equity; provided further that Parent OP shall be permitted to amend, restate, supplement or otherwise modify the Debt Commitment Letter to add additional agents, co-agents, lenders, arrangers, lead arrangers, co-arrangers, co-lead arrangers, book-runners, co-booker-runners, managers, co-managers, syndication and documentation agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof, without obtaining the Company’s prior written consent, subject to the limitations set forth in this Section 8.23(b)(i). In addition to the foregoing, Parent OP shall not release or consent to the termination of the Debt Commitment Letter or of any Lender except (i) for replacements of Lenders in accordance with the Debt Commitment Letter as in effect as of the date hereof, (ii) for replacements of the Debt Commitment Letter with alternative financing in accordance with Section 8.23(d), (iii) in connection with the reduction or termination of any Lender’s commitment pursuant to the terms of the Debt Commitment Letter in connection with obtaining alternative committed financing or the funding of alternative financing or obtaining proceeds from non-ordinary course asset sales or other dispositions of property, or incurrence of debt or issuances of equity or (iv) with the Company’s prior written consent.

(c) Subject to Section 2.1(c), the Parent Parties shall use their reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as practicable on the terms and conditions described in each Debt Commitment Letter, including by using its reasonable best efforts to (i) maintain in effect each Debt Commitment Letter, (ii) comply with its obligations under each Debt Commitment Letter, (iii) as promptly as practicable negotiate, execute and deliver definitive agreements with respect to each Debt Commitment Letter on the terms and conditions contained therein, (iv) satisfy on a timely basis all conditions and obligations applicable to any Parent Party in each Debt Commitment Letter and such definitive agreements that are within its control, and (v) upon satisfaction or waiver of the conditions set forth in Section 9.1 and Section 9.2 and in the Debt Commitment Letter (other than those conditions that, by their terms, are to be satisfied at Closing), consummate the Debt Financing at the Closing (which, for the avoidance of doubt, shall include agreeing to consummate the Debt Financing even if any flex rights are exercised to their maximum extent).

(d) If any portion of the Debt Financing becomes unavailable on the terms (including any flex rights) and conditions contemplated in the Debt Commitment Letter, the Parent Parties shall use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, (i) alternative financing for any such portion from alternative sources and (ii) one or more new Debt Commitment Letters and new definitive agreements with respect to such alternative financing that provides for financing (A) not imposing any new or additional condition or otherwise expanding any condition to draw and other terms that would reasonably be expected to affect the availability thereof at Closing and (B) in an amount that is sufficient, when added to any portion of the Debt Financing that is available and other sources of cash available to Parent, to pay in cash all of the Required Amount. Parent shall promptly provide to the Company a copy of any new Debt Commitment Letters and any fee letter (as redacted to remove any fees, interest rates, “market flex” rights, and other economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of such alternative financing) in connection therewith. If any new Debt Commitment Letters are obtained, (x) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include such new Debt Commitment Letters to the extent still then in

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effect (together with any accompanying fee letter), (y) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing and (z) any reference in this Agreement to the “Lenders” shall be deemed to include the lender parties to such new Debt Commitment Letter to the extent still then in effect.

(e) Parent shall (i) as requested by the Company in writing from time to time, keep the Company reasonably informed on a reasonably current basis in reasonable detail of all material activity concerning the Financing (including the status of its efforts to obtain the Financing or any alternative financing pursuant to Section 8.23(d)) and (ii) promptly provide Company with copies of all executed amendments, modifications or replacements of any Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein) and all material definitive agreements related to the Financing, and such other reasonable updates as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities; provided, however, that nothing in this sentence or the immediately preceding sentence shall require any Parent Party to disclose any information that is subject to the attorney-client privilege or the disclosure of which would result in the breach of any of the Parent Parties’ confidentiality obligations. Without limiting the generality of the foregoing, Parent shall promptly notify the Company (A) of any actual or threatened breach or default by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing of which Parent becomes aware, (B) of the receipt by the Parent of any written notice or written communication from any Lender with respect to any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation, in each case by any party to the Debt Commitment Letter or any definitive agreements related to the Debt Financing of any provisions of the Debt Commitment Letter or such definitive agreements and (C) if for any reason Parent OP at any time believes it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or any definitive agreements related to the Debt Financing.

(f) If, at any time from the date hereof and until Closing, Mercury is not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision and Parent is required to include in any of its SEC filings with the financial information of Mercury, Mercury shall (i) deliver to Parent, no later than fifteen (15) days before Parent’s applicable Form 10-K filing deadline following the end of Parent’s fiscal year, audited financial statements of Mercury that would be required by Rules 3-01 and 3-02 of Regulation S-X if Mercury were subject to Section 13(a) or 15(d) of the Exchange Act, (ii) deliver to Parent, no later than five (5) days before Parent’s applicable Form 10-Q filing deadline following the end of each of the first three (3) fiscal quarters of each fiscal year of Parent, unaudited financial statements of Mercury that would be required by Rule 10-01 of Regulation S-X if Mercury were subject to Section 13(a) or 15(d) of the Exchange Act and (iii) use its commercially reasonable efforts to cause Mercury’s auditors to deliver such consents as are reasonably requested by Parent in order to comply with its SEC financial reporting obligations. For the avoidance of doubt, any such obligations of Mercury under this Section 8.23(f) (to the extent Mercury is not subject to Section 13(a) or 15(d) of the Exchange Act) shall be at Parent’s sole expense and Parent will promptly reimburse Mercury for any costs and expenses incurred by Mercury in connection with its performance hereunder.

(g) For the avoidance of doubt, the Parent Parties’ obligations to consummate the transactions contemplated by this Agreement are not conditioned on the Debt Financing (including any alternative financing pursuant to Section 8.23(d)(i)), the Equity Financing or any other financing pursuant to this Section 8.23 being obtained.

(h) In the event that any Debt Financing is secured by a mortgage, deed of trust or other security instrument on any Company Property (a “Facility Mortgage”), the Parent Parties shall deliver to the Company Parties at Closing with respect to each Facility Mortgage, a subordination, non-disturbance and attornment agreement substantially in the form attached as Exhibit F-2 to the A&R Master Lease or as otherwise reasonably satisfactory to the tenant and the Debt Financing Sources and executed by the holder of the applicable Facility Mortgage.

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Section 8.24 Cooperation as to Certain Indebtedness. Parent or one of its Subsidiaries may (a) make one or more offers to exchange any or all of the outstanding debt issued under the Company Indentures for securities issued by Parent OP or the Partnership Surviving Entity (or their Affiliates) (the “Offers to Exchange”); and/or (b) solicit the consent of the holders of debt issued under the Company Indentures regarding certain proposed amendments to the applicable Company Indentures (the “Consent Solicitations” and, together with the Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that the closing of any such transaction shall not be consummated until the Closing and any such transaction shall be funded using consideration provided by Parent. Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the applicable Company Indentures and applicable Laws, including SEC rules and regulations. Parent shall consult with the Company regarding timing and commencement of any Company Note Offers and Consent Solicitations and any tender deadlines. Parent shall provide the Company with the necessary offer to exchange, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Company Note Offers and Consent Solicitations to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall, and shall use commercially reasonable efforts to cause the trustee under the applicable Company Indenture to, execute a supplemental indenture to the applicable Company Indenture in accordance with the terms thereof amending the terms and provisions of such Company Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (each, a “Company Supplemental Indenture”); provided that such supplemental indenture shall not become operative prior to Closing. The Company shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all reasonable and customary cooperation and information customary for transactions of the type contemplated by the Company Note Offers and Consent Solicitations, and consistent with the cooperation to be provided by the Company, the Company Subsidiaries and the respective officers and employees of the Company and the Company Subsidiaries as set forth in Section 8.23(a) with respect to the Financing, as may be reasonably requested by Parent in writing to assist Parent in connection with any Company Note Offers and Consent Solicitations (including, but not limited to, providing such reasonably requested information to the information agent or other agent for the Company Note Offers and Consent Solicitations in order for it to provide bondholder identification reports, and upon Parent’s written request, using reasonable best efforts to cause the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Company Note Offers and Consent Solicitations); provided that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Company Note Offers and Consent Solicitations other than, in connection with the execution of any Company Supplemental Indenture relating to the Consent Solicitations, with respect to which the Company shall (x) deliver customary officers’ certificates and (y) customary legal opinions to the trustee under the applicable Company Indenture in the form required by the applicable Company Indenture, in each case, to the extent such certificates and opinions would not conflict with applicable Laws. Any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. If, at any time prior to the completion of the Company Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of the Company outstanding under the applicable Company Indenture. The consummation of any or all of the Company Note Offers and Consent Solicitations shall not be a condition to Closing.

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Section 8.25 Existing Indebtedness; Swap Transactions.

(a) Prior to the Closing Date, the Company shall deliver to Parent executed payoff letters (and shall use reasonable best efforts to deliver to Parent drafts of such payoff letters on or before the third (3rd) Business Day prior to the Closing Date), in customary form, from any of the holders (or the agent or trustee on behalf thereof) of Indebtedness under the agreements set forth in the definition of Existing Credit Facility, which shall (i) include the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations (other than indemnity and contingent liabilities) and all fees, costs and expenses under the applicable agreements evidencing such Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, (ii) provide that upon receipt of the applicable payoff amounts, the applicable agreements evidencing such Indebtedness shall be terminated (other than any provisions that by their terms survive the termination thereof), (iii) provide that all Liens on the assets and properties of the Company and the Company Subsidiaries (including the equity interests thereof) securing any such Indebtedness and all guarantees of such Indebtedness by the Company and the Company Subsidiaries shall be, upon the payment of the applicable payoff amounts on the Closing Date, released and terminated and (iv) include a customary commitment by such holders (or such agent or trustee on behalf thereof) to execute and provide documentation and filings reasonably necessary to evidence the release or termination of such Liens (which release and termination shall be at the Company’s expense).

(b) Upon the delivery of a written notice by Parent to the Company at least ten (10) Business Days prior to the Closing, Parent may elect to cause the Company to seek terminate any outstanding interest rate swap, forward purchase contract or any other similar contract or agreement relating to any hedging, derivative or swap transaction entered in by the Company or any Company Subsidiary, including without limitation, those agreements and transactions set forth on Section 8.25(b) of the Parent Disclosure Letter, in each case subject to and contingent upon the Closing, in which case the Company Parties and the Parent Parties shall cooperate in taking any steps as may be reasonably required to terminate such agreements and settle any outstanding transactions thereunder on terms and conditions approved by Parent, including paying any and all termination amounts, breakage fees or other fees or expenses as may be required in connection therewith, which amounts shall be paid by Parent.

Section 8.26 Post-Closing Books and Records Cooperation. Upon the Closing, to the extent any books, contracts, commitments, records and other information of the Company and its Subsidiaries are not in the possession of the Company and its Subsidiaries, Mercury shall use its commercially reasonable efforts, and shall cause its Subsidiaries to use their respective commercially reasonable efforts, to transfer such books and records to Parent as promptly as reasonably practicable at or following the Closing. From the Closing until the eighteen (18) month anniversary of the Closing Date, Mercury shall, and shall cause its Subsidiaries to, make available to Parent and its Affiliates and Representatives, during normal business hours and upon reasonable advanced notice, (i) all relevant books, records, information and data pertaining to the Company Parties and their Subsidiaries that are in the possession of Mercury and its Subsidiary and assist Parent and its Affiliates and Representatives with the migration of such books, records, information and data to Parent and its Subsidiaries and (ii) appropriate employees of Mercury and its Subsidiaries for a reasonable number of virtual meetings to facilitate the orderly transition to Parent of the functions performed by Mercury and its Subsidiaries on behalf of the Company and its Subsidiaries. Notwithstanding the foregoing sentence, from the Closing and for so long as any of the notes issued and outstanding pursuant to the Company Indentures remain outstanding, Mercury shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make available to Parent and its Affiliates and Representatives, during normal business hours and upon reasonable advanced notice, all debt compliance records (including calculations and related data) of the Company Parties and the Company Subsidiaries in its possession or under its control and appropriate employees of Mercury and its Subsidiaries to respond to questions with respect thereto. Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of Mercury and their Subsidiaries that may result from the requests for books, records and information hereunder. Mercury shall retain the books and records of the Company and its Subsidiaries for a period of eighteen (18) months from the Closing Date and shall not prior to the fifth (5th) anniversary of the Closing Date destroy or otherwise dispose of any such books, records or information of the Company and its Subsidiaries, or any portions

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thereof, without first giving reasonable prior written notice to Parent and offering to surrender to Parent such books and records or such portions thereof, at Parent’s sole cost and expense; provided that any debt compliance records shall be retained for so long as any notes issued pursuant to the Company Indentures are outstanding and shall not thereafter be destroyed without first giving reasonable prior written notice to Parent and offering to provide to Parent such debt compliance records or such portions thereof, at Parent’s sole cost and expense.

Section 8.27 Springfield MTA. Each of the Company Parties and the Parent Parties will cause the parties to the Springfield MTA to modify the Springfield MTA in order to, among other things as may be agreed to by the parties thereto, provide that, upon the later of (i) the Closing and (ii) the closing of the transactions contemplated by the Springfield MTA (the “Springfield Closing”), the Springfield Property (as defined in the Springfield MTA) will be included in and governed by the A&R Master Lease instead of the Master Lease (as defined in the Springfield MTA). Each of the Company Parties and the Parent Parties acknowledges and agrees that, in the event that the Closing occurs prior to the Springfield Closing, the Rent (as defined in the A&R Master Lease) shall be reduced by an amount equal to Thirty Million Dollars ($30,000,000.00) until the date that the Springfield Property is included in and governed by the A&R Master Lease, at which time the Rent will be increased by an amount equal to Thirty Million Dollars ($30,000,000.00).

Section 8.28 NDOT. Notwithstanding anything to the contrary set forth in this Agreement, each of the Company Parties and the Parent Parties acknowledged and agreed that any Awards (as defined in the A&R Master Lease) received with respect to the Condemnation (as defined in the A&R Master Lease) by the Nevada Department of Transportation as more particularly described on Schedule 4 of the A&R Master Lease shall be treated in accordance with Section 15.3 of the A&R Master Lease if any such Awards are received prior to execution and delivery of the A&R Master Lease and each of the Company Parties and Parent Parties will cause their respective Affiliates to so treat any such Awards.

ARTICLE IX

CONDITIONS

Section 9.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained in accordance with applicable Law.

(b) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers or any other transactions contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Mergers.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Stock Exchange Listing. The Parent Stock Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.

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(f) Gaming Approvals. The Parties shall have received all requisite Gaming Approvals set forth on Section 9.1(f) of the Company Disclosure Letter.

(g) Delivery of A&R Master Lease. MGP Lessor LLC and MGM Lessee, LLC shall have delivered executed counterparts to the A&R Master Lease in the form attached as Exhibit K to be entered into upon the Closing.

Section 9.2 Conditions to Obligations of the Parent Parties. The obligations of Parent, REIT Merger Sub and Parent OP to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3 (Capital Structure) (other than Section 4.3(a) (Capital Structure)), Section 4.4 (Authority), Section 4.8(a) (Absence of Certain Changes or Events), Section 4.19 (Opinion of Financial Advisor), Section 4.20 (Brokers) and Section 4.23 (Vote Required) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Conditions Satisfaction Date, as though made as of the Closing Conditions Satisfaction Date, (ii) the representations and warranties set forth in Section 4.3(a) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Conditions Satisfaction Date, as though made as of the Closing Conditions Satisfaction Date, (iii) each of the other representations and warranties of the Company Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Conditions Satisfaction Date, as though made as of the Closing Conditions Satisfaction Date, (iv) the representations and warranties set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority) and the first sentence of Section 6.4 (Ownership of Company Partnership Units) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Conditions Satisfaction Date, as though made as of the Closing Conditions Satisfaction Date, (v) the representations and warranties set forth in the second sentence of Section 6.4 (Ownership of Company Partnership Units) shall be true and correct in all respects as of the date of this Agreement and as of the Closing and (vi) each of the other representations and warranties of Mercury contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Conditions Satisfaction Date, as though made as of the Closing Conditions Satisfaction Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) and clause (vi) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Parties or Mercury, as applicable.

(b) Performance of Covenants and Obligations of the Company Parties. Each of the Company Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c) Performance of Covenants and Obligations of Mercury. Mercury shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(d) Material Adverse Effect. Between the date of this Agreement and the Closing Conditions Satisfaction Date, there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Effect on the Company Parties.

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(e) Delivery of Certificates. (i) The Company shall have delivered to Parent (A) a certificate, dated the Closing Conditions Satisfaction Date and signed by its chief executive officer and chief financial officer on behalf of the Company Parties, certifying to the effect that the conditions set forth in Sections 9.2(a)(i), (a)(ii) and (a)(iii), 9.2(b), and 9.2(d) have been satisfied as of the Closing Conditions Satisfaction Date, and (B) a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer on behalf of the Company Parties, certifying to the effect that the conditions set forth in Section 9.2(b) have been satisfied during the period between the Closing Conditions Satisfaction Date and the Closing Date, and (ii) Mercury shall have delivered to Parent (A) a certificate, dated the Closing Conditions Satisfaction Date and signed by its chief executive officer and chief financial officer on behalf of Mercury, certifying to the effect that the conditions set forth in Sections 9.2(a)(iv), (a)(v) and (a)(vi) and Section 9.2(c) have been satisfied as of the Closing Conditions Satisfaction Date and (B) a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer on behalf of Mercury, certifying to the effect that the conditions set forth in Section 9.2(a)(v) and Section 9.2(c) have been satisfied during the period between the Closing Conditions Satisfaction Date and the Closing Date.

(f) Opinion Relating to REIT Qualification. The Company shall have received (and delivered to Parent) a written opinion of Weil, Gotshal & Manges LLP (or if Weil, Gotshal & Manges LLP is unable to issue such opinion, such other counsel reasonably acceptable to Parent), counsel to the Company, dated as of the Closing Date and in form and substance as set forth in Exhibit D attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion that is reasonably acceptable to Parent) and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2016 through and including its taxable year ended December 31, 2020, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year which ends with the REIT Merger, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 8.14(a).

(g) Tax Opinion for Merger. Parent shall have received the written opinion of its counsel, Hogan Lovells US LLP (or if Hogan Lovells US LLP is unable to issue such opinion, such other counsel reasonably acceptable to Parent), dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and the Closing Date and in form and substance as set forth in Exhibit I attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard reorganization opinion that is reasonably acceptable to Parent), and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the tax representation letters delivered pursuant to Section 8.14(b).

(h) Delivery of Redemption Agreement. The Mercury Parties shall have delivered executed counterparts to the Redemption Agreement in the form attached as Exhibit C.

(i) Delivery of New Parent OP LLCA. Mercury and its applicable Subsidiaries shall have delivered executed counterparts to the New Parent OP LLCA in the form attached as Exhibit B (with such changes made by Parent as may be required by any Gaming Authority).

(j) Delivery of Mercury Guarantee and Trademark License Agreement. Mercury shall have delivered an executed counterpart to each of the Mercury Guaranty, in the form attached as Exhibit E to the A&R Master Lease, and the Trademark License Agreement in the form attached as Exhibit L.

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Section 9.3 Conditions to Obligations of the Company Parties. The obligations of the Company Parties and Mercury to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company Parties and Mercury at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 5.1a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3 (Capital Structure) (other than Section 5.3(a) (Capital Structure)), Section 5.4 (Authority), Section 5.8(a) (Absence of Certain Changes or Events), Section 5.19 (Opinion of Financial Advisor), Section 5.20 (Brokers) and Section 5.24 (Vote Required), shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Conditions Satisfaction Date, as though made as of the Closing Conditions Satisfaction Date, (ii) the representations and warranties set forth in Section 5.3(a) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Conditions Satisfaction Date, as though made as of the Closing Conditions Satisfaction Date, and (iii) each of the other representations and warranties of the Parent Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Conditions Satisfaction Date, as though made as of the Closing Conditions Satisfaction Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent Parties.

(b) Performance of Covenants or Obligations of Parent. Parent shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c) Material Adverse Effect. Between the date of this Agreement and the Closing Conditions Satisfaction Date, there shall not have occurred any change, effect, circumstance or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Effect on the Parent Parties.

(d) Delivery of Certificates. Parent shall have delivered to the Company (i) a certificate, dated the Closing Conditions Satisfaction Date and signed by its chief executive officer and chief financial officer (or equivalent officers) on behalf of Parent, REIT Merger Sub and Parent OP, certifying to the effect that the conditions set forth in Section 9.3(a)(i), Section 9.3(b) and Section 9.3(c) have been satisfied as of the Closing Conditions Satisfaction Date and (ii) a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer (or equivalent officers) on behalf of Parent, REIT Merger Sub and Parent OP certifying to the effect that the conditions set forth in Section 9.3(b) have been satisfied during the period between the Closing Conditions Satisfaction Date and the Closing Date.

(e) Opinion Relating to REIT Qualification. Parent shall have received (and delivered to the Company) a written opinion of Hogan Lovells US LLP (or if Hogan Lovells US LLP is unable to issue such opinion, such other counsel reasonably acceptable to the Company), counsel to Parent, dated as of the Closing Date and in form and substance as set forth in Exhibit E attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion that is reasonably acceptable to the Company) and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with Parent’s taxable year that ended on December 31, 2017 through and including its taxable year ended December 31, 2020, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and

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taxation as a REIT under the Code for its taxable year which includes the REIT Merger, and future taxable years, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 8.14(b).

(f) Tax Opinion for Merger. The Company shall have received the written opinion of its counsel, Weil, Gotshal & Manges LLP (or if Weil, Gotshal & Manges LLP is unable to issue such opinion, such other counsel reasonably acceptable to the Company), dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and the Closing Date and in form and substance as set forth in Exhibit H attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard reorganization opinion that is reasonably acceptable to the Company), and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the tax representation letters delivered pursuant to Section 8.14(a).

(g) Delivery of Redemption Agreement. New Parent OP shall have delivered executed counterparts to the Redemption Agreement in the form attached as Exhibit C.

(h) Delivery of New Parent OP LLCA. Parent OP Holdco shall have delivered executed counterparts to the New Parent OP LLCA in the form attached as Exhibit B (with such changes made by Parent as may be required by any Gaming Authority).

(i) Tax Protection Agreement. Parent and New Parent OP shall have delivered executed counterparts to the Tax Protection Agreement in the form attached as Exhibit J to be entered into upon the Closing.

ARTICLE X

TERMINATION AND FEES

Section 10.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing, notwithstanding the receipt of the Parent Shareholder Approval or the Company Shareholder Approval (except as otherwise specified in this Section 10.1):

(a) by mutual written consent of each of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Mergers shall not have been consummated on or before the fifteen (15) month anniversary of the date hereof (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining or otherwise prohibiting the Mergers, and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been a principal cause of, or resulted in, the issuance of such final, non-appealable Order or taking of such other action by such Governmental Authority; or

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(iii) if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Parent Stock Issuance was taken.

(c) by Parent:

(i) if the Company Parties or Mercury shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Sections 9.2(a), (b) or (c) (a “Company Terminating Breach”), and (B) cannot be cured, or, if curable, is not cured by the Company, the Company LP or Mercury, or waived by Parent by the earlier of (x) the Outside Date and (y) thirty (30) days after the receipt by the Company of written notice of such breach, violation or failure from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 10.1(c)(i); or

(ii) if (A) a Company Adverse Recommendation Change shall have occurred, (B) the Written Consent shall not have been delivered by Mercury to the Company and Parent by the Company Shareholder Approval Deadline or (C) Mercury shall have withdrawn or rescinded the Written Consent.

(d) by the Company:

(i) if Parent, REIT Merger Sub or Parent OP shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Sections 9.3(a) or (b) (a “Parent Terminating Breach”), and (B) cannot be cured, or, if curable, is not cured by Parent, or waived by Company by the earlier of (x) the Outside Date and (y) thirty (30) days after the receipt by Parent of written notice of such breach, violation or failure from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 10.1(d)(i);

(ii) if a Parent Adverse Recommendation Change shall have occurred; or

(iii) at any time prior to the Parent Shareholder Approval in order to enter into a Company Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 8.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 10.3(b)(iii) is made in full to Parent substantially concurrently with the occurrence of such termination and the entry into such Company Alternative Acquisition Agreement with respect to such Superior Proposal, and in the event that such Company Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void.

Section 10.2 Notice of Termination; Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent Parties, the Company Parties or Mercury, except that the Nondisclosure Agreement and the provisions of Section 8.3(c) (Access to Information; Confidentiality), Section 8.6 (Public Announcements), this Section 10.2 (Notice of Termination; Effect of Termination), Section 10.3 (Fees and Expenses) and Article XI (General Provisions) and the definitions of all defined terms appearing in such sections, shall survive such termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting

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from any fraud in connection with this Agreement or any willful and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination of this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “willful and intentional breach” means a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement (it being understood that the failure of the Company or the Company LP, on the one hand, or Parent, REIT Merger Sub or Parent OP, on the other hand, to consummate the Mergers when required under the terms of this Agreement will constitute a willful and intentional breach).

Section 10.3 Fees and Expenses.

(a) Except as otherwise provided in Section 8.8(d) or this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated.

(b) In the event that:

(i)(A)(x) this Agreement is terminated by Parent pursuant to Section 10.1(c)(i), and after the date hereof and prior to the breach giving rise to such right of termination, an Acquisition Proposal with respect to the Company (with, for all purposes of this Section 10.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Conflicts Committee and/or the Company Board, or (y) this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b)(i), and prior to such termination, an Acquisition Proposal with respect to the Company has been publicly announced, disclosed or otherwise communicated to the Company or the Company Board (or any committee thereof), and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal is consummated or the Company enters into a Company Alternative Acquisition Agreement in respect of an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) that is later consummated;

(ii) this Agreement is terminated by Parent pursuant to Section 10.1(c)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 10.1(d)(iii);

then, in any such event, the Company shall pay to Parent the Company Termination Fee (as defined below), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (x) at the earlier of execution of a definitive agreement with respect to, submission to the shareholders of the Company of, or the consummation of any transaction contemplated by an Acquisition Proposal with respect to the Company, in the case of a Company Termination Fee payable pursuant to Section 10.3(b)(i), (y) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 10.3(b)(ii) and (z) concurrently with the termination in the case of a Company Termination Fee payable pursuant to Section 10.3(b)(iii). Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or intentional and willful misconduct as expressly provided below, in the event that the Company Termination Fee becomes payable, then payment to Parent of the Company Termination Fee, together with any amounts due under Section 10.3(d), shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company Parties or Company Subsidiaries and each of their respective former, current and future trustees, directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future trustee, director, officer, employee, agent, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Collective Company Parties”) in respect of this Agreement, any agreement executed in connection herewith, the Mergers and the other transactions contemplated hereby, including for any loss or damage suffered as a result of

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the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such Company Termination Fee no Collective Company Party shall have any further liability or obligation relating to or arising out of this Agreement, the Mergers or the other transactions contemplated hereby; provided, that neither the Company, the Company LP or Mercury shall be relieved from any liability or damages resulting from any fraud in connection with this Agreement or any willful and intentional breach (as defined in Section 10.2 above) of any of its covenants or agreements set forth in this Agreement prior to such termination of this Agreement.

(c) In the event that:

(i)(A)(x) this Agreement is terminated by the Company pursuant to Section 10.1(d)(i), and after the date hereof and prior to the breach giving rise to such right of termination, an Acquisition Proposal with respect to Parent (with, for all purposes of this Section 10.3(c)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Parent Board, (y) this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b)(i) and prior to such termination, an Acquisition Proposal with respect to Parent has been publicly announced, disclosed or otherwise communicated to Parent or the Parent Board or (z) this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b)(iii), and prior to the Parent Shareholder Meeting, an Acquisition Proposal with respect to Parent has been publicly announced, disclosed or otherwise communicated to Parent’s shareholders, and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal is consummated or Parent enters into a Parent Alternative Acquisition Agreement in respect of an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) that is later consummated; or

(ii) this Agreement is terminated by the Company pursuant to Section 10.1(d)(ii);

then, in any such event, Parent shall pay to the Company the Parent Termination Fee (as defined below), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Payment of the Parent Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the Company (x) at the earlier of execution of a definitive agreement with respect to, submission to the shareholders of Parent of, or the consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Parent Termination Fee payable pursuant to Section 10.3(c)(i) and (y) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Parent Termination Fee payable pursuant to Section 10.3(c)(ii). Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or intentional and willful misconduct as expressly provided below, in the event that the Parent Termination Fee becomes payable, then payment to the Company of the Parent Termination Fee shall be the Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Parent Parties or Parent Subsidiaries and each of their respective former, current and future trustees, directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future trustee, director, officer, employee, agent, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Collective Parent Parties”) in respect of this Agreement, any agreement executed in connection herewith, the Mergers and the other transactions contemplated hereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such Parent Termination Fee no Collective Parent Party shall have any further liability or obligation relating to or arising out of this Agreement, the Mergers or the other transactions contemplated hereby; provided, that none of Parent, REIT Merger Sub, or Parent OP shall be relieved from any liability or damages resulting from any fraud in connection with this Agreement or any willful and intentional breach (as defined in Section 10.2 above) of any of its covenants or agreements set forth in this Agreement prior to such termination of this Agreement.

(d) Each of the Company and Parent acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement. If the Company or Parent fails promptly to pay any amounts due

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pursuant to this Section 10.3, and, in order to obtain such payment, Parent or the Company commences a suit that results in a judgment against the Company or Parent for the amounts set forth in this Section 10.3, the Company or Parent, as applicable, shall pay to Parent or the Company, as applicable, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 10.3 from the date of termination of this Agreement at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%.

(e) The “Company Termination Fee” shall be an amount equal to the lesser of (i) $421,000,000 (the “Company Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing Parent to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income), and (b) Parent has 1% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants engaged by Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, subject to Parent’s prior delivery to the Company of the Parent Tax Accrual Opinion (as defined below) with respect to such escrow, the Company shall place the unpaid amount in escrow (the “Company Termination Fee Escrow”) by wire transfer within three (3) days of the date when the Company Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter referred to in clause (i) above within five (5) Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date the Company Termination Fee first becomes payable under Section 10.3(b). Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. The “Parent Tax Accrual Opinion” means an opinion of nationally recognized federal income tax counsel experienced in REIT Tax matters based on then applicable law and complying with the requirements of Treasury Regulations Section 1.856-7(c)(2) to the effect that the deposit into the Company Termination Fee Escrow, as applicable, should not cause Parent to recognize income for U.S. federal income tax purposes for any Parent taxable year in excess of the amount released from such escrow to Parent in such taxable year.

(f) The “Parent Termination Fee” shall be an amount equal to the lesser of (i) $709,000,000 (the “Parent Base Amount”) and (ii) the maximum amount, if any, that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) the Company has 1% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of the Company which was not Qualifying Income), in each case as determined by independent accountants engaged by the Company. Notwithstanding the foregoing, in the event the Company receives Tax Guidance providing that the Company’s receipt of the Parent Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Parent Termination Fee shall be an amount equal to the Parent Base Amount and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Parent Base Amount within five (5) Business Days. In the event that the Company is not able to receive the full Parent Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow (the “Parent Termination Fee Escrow”) by wire transfer within three (3) days of the date when the Parent Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to

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the Company unless and until the Company receives either one or a combination of the following once or more often: (i) subject to the Company’s prior delivery to Parent of the Company Tax Accrual Opinion (as defined below) with respect to such escrow, a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Parent shall pay to the Company the lesser of the unpaid Parent Base Amount or the maximum amount stated in the letter referred to in clause (i) above within five (5) Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Parent Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date the Parent Termination Fee first becomes payable under Section 10.3(c). Amounts remaining in escrow after the obligation of Parent to pay the Parent Termination Fee terminates shall be released to Parent. The “Company Tax Accrual Opinion” means an opinion of nationally recognized federal income tax counsel experienced in REIT Tax matters based on then applicable law and complying with the requirements of Treasury Regulations Section 1.856-7(c)(2) to the effect that it is more likely than not that the deposit into the Parent Termination Fee Escrow, as applicable, would not cause the Company to recognize income for U.S. federal income tax purposes for any Company taxable year in excess of the amount released from such escrow to the Company in such taxable year.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Closing. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 11.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing.

Section 11.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery, if delivered personally or sent by e-mail, or on the date of receipt, if sent by overnight courier (providing proof of delivery) to the Parties at the following street addresses and email addresses, as applicable (or at such other United States street address or email address for a Party as shall be specified by like notice):

(a) if to the Company Parties, to:

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

Attn:     James C. Stewart

Email:    JStewart@mgpreit.com

with a copy (which shall not constitute notice) to:

MGM Growth Properties LLC

Attention: Legal Notices

E-mail: legalnotices@mgmresorts.com

and to:

Baker Botts LLP

30 Rockefeller Plaza

New York, NY 10112

Attn:     Michael Swidler

    Catherine S. Gallagher

Email:     michael.swidler@BakerBotts.com

    Catherine.Gallagher@BakerBotts.com

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and to:

Potter Anderson Corroon LLP

1313 N Market Street, 6th Floor

Wilmington, DE 19801

Attn.:     Mark Morton

    Alyssa K. Ronan

Email: mmorton@potteranderson.com

    aronan@potteranderson.com

(b) if to the Parent Parties, to:

VICI Properties, Inc.

535 Madison Avenue, 20th Floor

New York, NY 10022

Attn:     General Counsel

Email:     corplaw@viciproperties.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 13th St NW,

Washington, DC 20004

Attn:    David Bonser

    Stacey McEvoy

Email: david.bonser@hoganlovells.com

    stacey.mcevoy@hoganlovells.com

(c) if to Mercury, to:

MGM Resorts International

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attn:     General Counsel

with a copy (which shall not constitute notice) to:

MGM Resorts International

Attn:     Legal Notices

Email:     legalnotices@mgmresorts.com

and to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, New York 10153

Attn:    Michael J. Aiello

    Sachin Kohli

Email: michael.aiello@weil.com

    sachin.kohli@weil.com

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Section 11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in .pdf format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including any Exhibit, the Company Disclosure Letter and the Parent Disclosure Letter) and the Nondisclosure Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for the provisions of Article III (which, from and after the Partnership Merger Effective Time and REIT Merger Effective Time, as applicable, shall be for the benefit of holders of the Company Partnership Units immediately prior to the Partnership Merger Effective Time or the holders of the Company Class A Shares immediately prior to the REIT Merger Effective Time, as applicable), and Section 8.7 (which, from and after the Partnership Merger Effective Time and the REIT Merger Effective Time shall be for the benefit of the Indemnified Parties); provided that the Debt Financing Sources are intended third party beneficiaries as set forth in Section 11.12. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties other than as described in this Section 11.5. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.6 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.6 Amendment; Waiver.

(a) Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that, prior to the Closing, the Company Board may not take or authorize any such action unless it has been first approved by the Conflicts Committee; and provided further that after the Parent Shareholder Approval or Company Shareholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of Parent or the Company under applicable Law, as applicable, without such approval having first been obtained. Notwithstanding the foregoing, in no event may this Section 11.6 or

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Section 11.5 or Section 11.12 (and any other provision of this Agreement to the extent that an amendment of such provision would modify the substance of any of the foregoing provisions) be amended in any manner adverse to the Debt Financing Sources with respect to any Debt Financing without the prior written consent of any Debt Financing Source adversely affected.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 11.7 Governing Law.

(a) This Agreement, and all Actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of Law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.8 Consent to Jurisdiction. Each Party irrevocably agrees and consents (a) to submit itself to the exclusive jurisdiction of Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), and (d) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 11.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties and any attempt to make any such assignment without such consent shall be null and void; provided that, prior to the Closing, the Company Board may not take or authorize any such action unless it has been first approved by the Conflicts Committee. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.10 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including the obligation of Parent, REIT Merger Sub or Parent OP to consummate, as applicable, the REIT Merger and the Partnership Merger in accordance with the terms and conditions of this Agreement), and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article X, each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise (including the Parties’ obligations to consummate the Mergers and the obligation of the Parent, REIT Merger Sub or Parent OP to pay, and the right of the holders of Company Common Shares and the holders of Company Partnership Units to receive, the REIT Merger Consideration and Redemption Consideration, as applicable,

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pursuant to the Mergers, subject in each case to the terms and conditions of this Agreement), in addition to any other remedy to which such Party is entitled at Law or in equity. Each of the Parties hereby waives (i) any defense in an Action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post a security as prerequisite to obtaining equitable relief. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right neither the Company nor the Company LP, on the one hand, nor Parent, REIT Merger Sub or Parent OP, on the other hand, would have entered into this Agreement. For the avoidance of doubt, the Parties may pursue both a grant of specific performance or other equitable remedies to the extent permitted by this Section 11.10 and the payment of damages, but shall not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the Mergers occurs and shall not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.

Section 11.11 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12 Debt Financing Sources. Notwithstanding anything to the contrary in this Agreement (but subject to and without in any way limiting the rights and claims of the Parent Parties under the Debt Commitment Letter and the Debt Financing (or the definitive agreements entered into in connection with the Debt Financing), each of the Company Parties hereby agrees that:

(a) none of the Debt Financing Sources in respect of the Debt Financing shall have any liability hereunder or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby to the Company or its Affiliates (and the Company on behalf of itself and the Company Subsidiaries waives any rights or claims) relating to or arising out of this Agreement or the transactions contemplated hereby, including any dispute related to, or arising from, the Debt Financing, the Debt Commitment Letter or the performance thereof;

(b) the Company Parties shall not commence, and shall use their reasonable best efforts to cause their Affiliates not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action against any Debt Financing Source in respect of the Debt Financing in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, or the transactions contemplated hereby;

(c) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in respect of the Debt Financing in any way relating to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction;

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(d) no Company Party will bring or purposely support any Person in any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in respect of the Debt Financing in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York;

(e) THE COMPANY PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY; and

(f) the Debt Financing Sources with respect to the Debt Financing are intended to be third party beneficiaries of, and may enforce, this Section 11.12 and Section 11.6.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

Company:

MGM GROWTH PROPERTIES LLC

By: /s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

Company LP:

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

By: /s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

[Signature Page to Master Transaction Agreement]

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Mercury:

MGM RESORTS INTERNATIONAL

By: /s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: Chief Financial Officer and Treasurer

[Signature Page to Master Transaction Agreement]

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Parent:

VICI PROPERTIES INC.

By: /s/ David A. Kieske
Name: David A Kieske
Title: Executive Vice President, Chief
Financial Officer and Treasurer

REIT Merger Sub:

VENUS SUB LLC

By: /s/ David A. Kieske
Name: David A Kieske
Title: Treasurer

Parent OP:

VICI PROPERTIES L.P.

By: /s/ David A. Kieske
Name: David A Kieske
Title: Treasurer

New Parent OP:

VICI Properties OP LLC

By: /s/ David A. Kieske
Name: David A Kieske
Title: Treasurer

[Signature Page to Master Transaction Agreement]

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EXHIBIT J

FORM OF TAX PROTECTION AGREEMENT

[Attached]

TAX PROTECTION AGREEMENT

by and among

VICI PROPERTIES OP LLC,

VICI PROPERTIES INC.,

AND

THE INITIAL PROTECTED PARTIES,

dated as of

[🌑]

TAX PROTECTION AGREEMENT

This Tax Protection Agreement (this “Agreement”) is entered into as of [        ]1 (the “Effective Date”), by and among VICI Properties OP LLC, a Delaware limited liability company (the “Company”); the Initial Protected Parties (as defined in Section 1(ff) of this Agreement); and VICI Properties, Inc., a Maryland corporation (“Parent”). The Company, the Initial Protected Parties, and Parent are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties wish to effect a business combination through (i) the REIT Merger, on the terms and subject to the conditions set forth in the Master Transaction Agreement dated as of [        ] by and among MGM Growth Properties LLC, a Delaware limited liability company (“Mars LLC”), MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (“Mars OP”), Parent, Venus Sub LLC, a Delaware limited liability company (“REIT Merger Sub”), VICI Properties L.P., a Delaware limited partnership (“Parent OP”), the Company, and MGM Resorts International, a Delaware corporation (“Mercury”) (the “Master Transaction Agreement”); and (ii) following the REIT Merger, the Partnership Merger, on the terms and subject to the conditions set forth in the Master Transaction Agreement;

WHEREAS, the Closing of the REIT Merger and the Company LP Continuation under the Master Transaction Agreement are occurring on the Effective Date;

WHEREAS, pursuant to the Master Transaction Agreement, for U.S. federal income tax purposes, Parent will contribute substantially all of its assets and operations (but excluding cash in excess of Parent’s reasonably estimated cash needs of Parent OP’s business following the Effective Date) (the “Deemed Contribution”) to the Company, which is intended to be the continuation of Mars OP Tax Partnership pursuant to Code Section 708;

WHEREAS, the Deemed Contribution is intended to be a contribution to the Company pursuant to Code Section 721;

WHEREAS, the Redemption is intended to be a distribution to the Initial Protected Parties pursuant to Code Section 731; and

WHEREAS, pursuant to the Master Transaction Agreement, the Members have entered into that certain Amended and Restated Limited Liability Agreement of the Company dated as of [•] (as the same may be amended, supplemented or otherwise modified from time to time, the “LLC Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

Capitalized terms employed herein and not otherwise defined shall have the meaning assigned to them in the Master Transaction Agreement and the following capitalized terms shall have the following meanings:

(a) “Accounting Firm” shall have the meaning set forth in Section 3(e).

(b) “Additional Initial Debt” means Nonrecourse Liabilities of the Company other than the New Debt allocated to a Protected Party immediately after the Redemption as set forth on Exhibit A.

[1]	The Effective Date will be the date of the Company LP Continuation (as defined in the MTA).

1

(c) “Adjusted Minimum Debt Amount” shall have the meaning set forth in the definition of Minimum Debt Amount.

(d) “Affiliate” means, with reference to a specified Person, any Person which, directly or indirectly (including through one or more intermediaries), Controls or is Controlled by or is under common Control with any other Person, including any Subsidiary of a Person.

(e) “Agreed Tier 3 Methodology” shall be as set forth on Exhibit B.

(f) “Agreement” shall have the meaning set forth in the Preamble.

(g) “Auditors” shall mean, at any time, the Accounting Firm that audits the financial statements of Parent and, if applicable, the Company.

(h) “Breach” means a breach by the Company of any of its obligations under this Agreement; provided, however, that the term “Breach” only includes breaches of such provisions attributable to an action that occurs during the Protected Period.

(i) “Built-In Gain” means, with respect to any Protected Party, the Section 704(c) Amount; provided, for the avoidance of doubt, Built-In Gain shall not include any appreciation in the fair market value of a Protected Interest, a Protected Property, or any other assets of the Company or its subsidiaries after the Effective Date, and shall be reduced as a result of any event that causes all or a portion of such Built-In Gain to be recognized. For purposes of calculating amounts due pursuant to Section 3(a), the Built-In Gain shall be calculated immediately prior to a Breach and with the adjustments stated above. For purposes of determining Built-In Gain with respect to a Protected Party, if any interest in Protected Property is held directly or indirectly through one or more tiers of Tax Partnerships, Built-In Gain shall include any income or gain allocated to a Protected Party (up to the Section 704(c) Amount) as a result of any Breach involving any such Tax Partnership, and, on the Effective Date, the Built-In Gain shall be the Section 704(c) Amount that would be allocable to the Initial Protected Parties. In no event shall the Built-In Gain be greater than the lesser of (i) the gain that would be recognized by the Protected Parties upon a taxable disposition of the Protected Properties immediately before the Effective Date or (ii) if such Breach relates solely to Section 2(a), the gain that is actually recognized pursuant to Code Section 704(c) as a result of such Breach (including any “capital gain dividend” within the meaning of Code Section 857(b)(3) or any “consent dividend” within the meaning of Code Section 565, attributable to gain from the sale of Protected Properties as to which there is a “determination” as defined in Code Section 1313 to the effect that such capital gain dividend is taxable to a Protected Party pursuant to Code Section 704(c)). For the avoidance of doubt, if the Company were to sell in a taxable transaction any interest in a Tax Partnership and such entity owns one or more Protected Properties (for U.S. federal income tax purposes), the Built-In Gain shall not exceed the Built-In Gain that would have been recognized by a Protected Party if such Tax Partnership had sold a corresponding interest in the Protected Property owned by it. Built-In Gain also shall be adjusted as provided in Section 6(c).

(j) “Chancery Court” shall have the meaning set forth in Section 7(g).

(k) “Change in Law” means the occurrence, on or after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority or (c) the making or issuance of any request, revenue ruling or other published tax guidance, guideline or directive (whether or not having the force of law) by any governmental authority.

(l) “Company” shall have the meaning set forth in the Preamble.

(m) “Company LP Continuation” shall have the meaning set forth in the Master Transaction Agreement.

2

(n) “Company Tax Audit” shall have the meaning set forth in Section 4(c)(i).

(o) “Confidential Information”: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of the Parties or their Affiliates, whether furnished before or after the date of this Agreement, and regardless of the manner in which it was furnished, and any material prepared by the Parties or their respective Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by either Party or their respective Affiliates in breach of this Agreement; (ii) was or becomes available to either Party or their Affiliates on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the Parties or their Affiliates, provided, that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other without the use of any Confidential Information, as evidenced by its written records.

(p) “Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise.

(q) “DRE” means, with respect to any Person, an entity disregarded as separate from such Person for U.S. federal income tax purposes, including, without limitation, a grantor trust the assets and income of which are treated as owned or earned by such Person pursuant to Code Sections 671 to 679.

(r) “Early Termination Event” means one or more of the following: (1) an Event of Default (provided, however, solely for purposes of the definition of Early Termination Event, with respect to (i) an Event of Default for failure to timely pay Rent (as defined in the Lease) pursuant to Section 16.1(a)(i) of the Lease, any such Event of Default shall be deemed to have occurred on the date that is thirty (30) days following Notice (as defined in the Lease) from Landlord to Tenant of such failure to pay Rent (provided such Event of Default has not been cured within such thirty (30) days), (ii) an Event of Default for failure to timely pay Additional Charges (as defined in the Lease) pursuant to Section 16.1(a)(ii) of the Lease, any such Event of Default shall be deemed to have occurred (x) on the date that is thirty (30) days following Notice (as defined in the Lease) from Landlord to Tenant of such Event of Default (provided such Event of Default has not been cured within such thirty (30) days) and (y) if the amount of the applicable Additional Charges shall have exceeded $25,000,000, individually or in the aggregate, over the course of any twelve (12) month period, and (iii) an Event of Default in connection with levy or attachment of the estate or interest of Tenant or any Operating Subtenant in the Leased Property (each as defined in the Lease) pursuant to Section 16.1(a)(vii) of the Lease, an Event of Default by reason of levy or attachment of solely the estate or interest of any Operating Subtenant in the Leased Property shall not be deemed an Event of Default hereunder); (2) with respect to each Protected Party, the date on which the Protected Parties in the aggregate have redeemed (or otherwise transferred in taxable transactions) 82.5% or more of the interests in the Company held by the Initial Protected Parties immediately following the Redemption; or (3) with respect to each Protected Party, the date on which the Protected Parties’ aggregate remaining Built-In Gain is 25% or less of the Built-In Gain on the Effective Date (provided at any time when a Breach has previously occurred that causes the Protected Parties to recognize Built-In Gain, the remaining Built-In Gain shall be calculated for purposes of this clause (3) as if such Built-In Gain had not been recognized).

(s) “Effective Date” shall have the meaning set forth in the Preamble.

(t) “Effective Date Debt Amount” means the sum of the issue price of the New Debt plus the aggregate adjusted issue price (within the meaning of Code Section 1273(b)) of the Additional Initial Debt allocable to the

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Protected Parties immediately after the Redemption. The Effective Date Debt Amount shall be allocated to the Protected Parties immediately after the Redemption as set forth on Exhibit A.2

(u) “Effective Tax Rate” means the highest combined marginal U.S. federal, state and local income effective tax rate applicable to a corporation resident in Nevada at the time of a Breach, taking into account the character of the income recognized for the taxable period in which the transaction giving rise to such taxes occurred as if the Protected Party was taxable as a corporation.

(v) “Event of Default” shall have the meaning set forth in the Lease.

(w) “Exchange Notes” means any notes issued by Parent OP in connection with the Exchange Offer.

(x) “Exchange Offer” means an exchange offer by Parent OP of its senior notes for all of the outstanding Mars OP Notes, which offer shall include an exit consent (and the payment of any related exit consent fee) to remove all of the restrictive covenants and certain other provisions that may be amended with the consent of at least a majority of holders of Mars OP Notes under each of the indentures under which Mars OP Notes were issued.

(y) “Exempt Event” means any casualty (other than a Protected Casualty), condemnation, governmental taking, or other involuntary conversion of all or any portion of a Protected Property.

(z) “Existing JVA” means the limited liability company operating agreement of Existing JV dated February 14, 2020, as amended.

(aa) “Existing JV Asset” means the Mandalay Bay Property and the MGM Grand Property, each as defined in the Existing JVA.

(bb) “Existing JV Interest” means the 50.1% interest in the MGP BREIT Venture 1 LLC, a Delaware limited liability company, owned by MGP JV Investco 1 LLC, a Delaware limited liability company on the Effective Date.

(cc) “Existing JV TPA” mean the Tax Protection Agreement by and among Mercury, Mars OP and MGP BREIT Venture 1 LLC dated as of February 14, 2020, as the same may be amended from time to time.

(dd) “Fundamental Transaction” means (i) a merger, consolidation or other combination of the Company with or into any other entity, (ii) a transfer of all or substantially all of the assets of the Company, (iii) any reclassification or recapitalization by the Company of its interests or an exchange of the outstanding equity interests of the Company resulting from a merger, consolidation, or other combination of the Company with or into any other entity, (iv) a conversion of the Company into another form of entity, or (v) any other transaction undertaken by the Company pursuant to which a Protected Interest is required to be exchanged in whole or in part for cash or other property (excluding for this purpose equity in a Successor Tax Partnership).

(ee) “Gaming Authority” means any United States, federal, state or local licensing or regulatory agency, commission, board or other governmental body that holds regulatory, approval, licensing (including findings of suitability or of qualification) or permit authority over gambling, gaming, lotteries, horse racing or casino and related activities conducted by Mercury, Parent, the Company, the Existing JV, the BCORE Windmill Parent LLC or any of their respective affiliates, successors or assigns, including, but not limited to, the Nevada Gaming Commission and the Nevada Gaming Control Board.

(ff) “Initial Protected Parties” shall mean Mercury, MGM Yonkers, Inc., Blue Tarp ReDevelopment, LLC, and any other holder of New Parent OP Units set forth on Schedule A of the Redemption Agreement.

[2]	Effective Date Debt Amount not to exceed $8.5B.

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(gg) “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s economic entitlement, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such member to comply with all of the terms and provisions of this Agreement.

(hh) “Landlord” shall have the meaning set forth in the Lease.

(ii) “Lease” means the Amended and Restated Master Lease by and between MGP Lessor, LLC and Mercury Lessee, LLC, dated as of the Effective Date.

(jj) “LLC Agreement” shall have the meaning set forth in the Recitals.

(kk) “Mars OP Notes” means the (i) 5.625% Senior Notes due 2024 issued pursuant to an indenture dated April 20, 2016, among MGP Escrow Issuer, LLC and MGP Escrow Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, (ii) 4.500% Senior Notes due 2026 issued pursuant to an indenture dated as of August 12, 2016, among Mars OP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, (iii) 4.500% Senior Notes due 2028 issued pursuant to an indenture dated as of September 21, 2017, among Mars OP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, (iv) 5.750% Senior Notes due 2027 issued pursuant to an indenture dated as of January 25, 2019, among the Mars OP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, (v) 4.625% Senior Notes due 2025 issued pursuant to an indenture dated as of June 5, 2020, among Mars OP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee and (vi) 3.875% Senior Notes due 2029 issued pursuant to an indenture dated as of November 19, 2020, among Mars OP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee.

(ll) “Mars OP Tax Partnership” means the “business entity” within the meaning of Treasury Regulations Section 301.7701-2 that is treated as a “partnership” within the meaning of Section 761 of the Code, the legal form of which was Mars OP, until the merger of REIT Merger Sub with and into Mars OP with Mars OP being the surviving entity on the Effective Date.

(mm) “Master Transaction Agreement” shall have the meaning set forth in the Recitals.

(nn) “Member” or “Members” shall have the meaning set forth in the LLC Agreement.

(oo) “Minimum Debt Amount” means the Effective Date Debt Amount, which shall be reduced from time to time, if and to the extent that the Section 704(c) Amount is reduced under the Code and applicable Treasury Regulations to an amount less than the Effective Date Debt Amount (such amount, as reduced, the “Adjusted Minimum Debt Amount”). The Minimum Debt Amount and the Adjusted Minimum Debt Amount, as appliable, also shall be adjusted as provided in Section 6(c).

(pp) “New Debt” means the senior notes issued on or after the Effective Date to fund the Redemption by Parent OP and secured by the Company’s pledge of the equity interests in Parent OP.

(qq) “Nonrecourse Indebtedness” means the New Debt, the Mars OP Notes, the Exchange Notes, the Parent OP Notes, and any other indebtedness that is a “nonrecourse liability” of the Company within the meaning of Treasury Regulations Section 1.752-1(a)(2). The Protected Parties acknowledge that, if any of the liabilities described in the preceding sentence are refinanced during the Protect Period in a situation where the refinanced debt is a “nonrecourse liability” within the meaning of Treasury Regulations Section 1.752-1(a)(2), such refinanced debt shall be treated as Nonrecourse Indebtedness notwithstanding that it is recourse to all assets of

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the issuer, secured by interests in Parent OP or its successor, and guaranteed by one or more direct or indirect subsidiaries of the Company. All liabilities of the Company that are allocated to a Protected Party as the result of a guarantee, indemnity, or similar agreement are set forth on Exhibit A and shall not be treated as Nonrecourse Indebtedness.

(rr) “Parent OP Notes” means the (i) 4.250% Senior Notes due 2026 issued pursuant to an indenture, dated as of November 26, 2019, among Parent OP, VICI Note Co. Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee, (ii) 4.625% Senior Notes due 2029 issued pursuant to an indenture, dated as of November 26, 2019, among Parent OP, VICI Note Co. Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee, (iii) 3.500% Senior Notes due 2025 issued pursuant to an indenture, dated as of February 5, 2020, among Parent OP, VICI Note Co. Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee, (iv) 3.750% Senior Notes due 2027 issued pursuant to an indenture, dated as of February 5, 2020, among Parent OP, VICI Note Co. Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee and (v) 4.125% Senior Notes due 2030 issued pursuant to an indenture, dated as of February 5, 2020, among Parent OP, VICI Note Co. Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee.3

(ss) “Party” or “Parties” shall have the meaning set forth in the Preamble.

(tt) “Prohibited Transfer” shall have the meaning set forth in Section 2(a)(i).

(uu) “Protected Casualty” shall mean any casualty of all or any portion of a Protected Property that results in a taxable disposition of the Protected Property solely due to a breach by Landlord of Section 14.1 of the Lease, which requires insurance proceeds received by Landlord be made available to Tenant.

(vv) “Protected Interest” means (i) the Interest (and any portion thereof) owned by an Initial Protected Party immediately after the Redemption, and (ii) any equity interests in an entity treated as a partnership for U.S. federal income tax purposes received in exchange for the Protected Interest described in clause (i) pursuant to a Fundamental Transaction with respect to which the tax basis in such equity interests is determined in whole or in part with reference to the transferor’s tax basis in such Protected Interest.

(ww) “Protected Party” means each of (i) the Initial Protected Parties; (ii) any Person who holds a Protected Interest and who acquired such Protected Interest from a Protected Party in an exchange (pursuant to a nonrecognition provision of the Code) in which no gain is recognized; and (iii) any Person that holds a Protected Interest that was acquired from a Protected Party in an intercompany transaction (within the meaning of Treas. Reg. Section 1.1502-13(b)(1)(i) (an “Intercompany Transaction”)) other than an Intercompany Transaction to which clause (ii) of this definition applies, but only if, and for so long as, the gain with respect to such Intercompany Transaction remains deferred pursuant to Treasury Regulation Section 1.1502-13. By way of illustration, where Sub 1 is a Protected Party and Sub 2 is the a transferee of a Protected interest in an Intercompany Transaction, Sub 2 shall be a Protected Party so long as the gain realized by Sub 1 on the transfer of the Protected Interest remains deferred under Treasury Regulation Section 1.1502-13. A Protected Party shall also include any Person added to this Agreement pursuant to Section 6(c).

(xx) “Protected Party Representative” shall have the meaning set forth in Section 6(b).

(yy) “Protected Party Tax Audit” shall have the meaning set forth in Section 4(c)(ii).

(aaa) “Protected Period” means the period commencing immediately after [the Redemption]4 and ending on the earlier of (1) an Early Termination Event or (2) the fifteenth (15) anniversary of the Effective Date (but not including such date).

[3]	Note to Draft: Subject to update for any additional notes issued prior to the Closing Date.
[4]	Note to Draft: Subject to the Redemption occurring on the Closing Date.

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(bbb) “Protected Property” or “Protected Properties” shall mean the Real Property or Real Properties (or any interest in a Tax Partnership or other entity that owns a Real Property), and any and all replacement property received in exchange for such Real Property pursuant (1) to Code Section 1031, (2) to Code Section 1033 or (3) to any other Code provision that provides for the nonrecognition of income or gain (including all subsequent replacements pursuant to such Code Sections); provided that Protected Property shall not include the Existing JV Interest or the Existing JV Assets.

(ccc) “Real Property” or “Real Properties” shall mean the real property assets (other than the Existing JV Assets) owned directly or indirectly, through Tax Partnerships and DREs, by Mars OP immediately prior to the Effective Date and set forth on Exhibit C.

(ddd) “Redemption” means the distribution to the Initial Protected Parties defined in Section 2.1(e) of the Master Transaction Agreement.

(eee) “Section 704(c) Amount” means the amount of gain that would be allocable to a Protected Party pursuant to Code Section 704(c) and the Treasury Regulations promulgated thereunder, including “reverse” Code Section 704(c) principles pursuant to Treasury Regulation Section 1.704-3 (but only through and including the revaluation that occurs immediately prior to the Redemption as described in Section 4(e) of this Agreement), with respect to the Protected Properties if the properties were disposed of in a taxable disposition at the time of the event requiring a determination of Built-In Gain. The Section 704(c) Amount for each Protected Property with respect to each Protected Party at the at the Effective Time is set forth on Exhibit C. The Section 704(c) Amount also shall be adjusted as provided in Section 6(c).

(fff) “Section 752 Distribution” means, with respect to any Protected Party, in any taxable year the amount by which deemed distributions pursuant to Code Section 752(b) exceed deemed contributions pursuant to Code Section 752(a).

(ggg) “Section 754 Election” means the election provided in Code Section 754.

(hhh) “Section 754 Election Gain” means the amount of gain recognized by a Protected Party under Code Sections 731 as a result of a Section 752 Distribution as a result of a Breach of Section 2(d). For the avoidance of doubt, the term Section 754 Election Gain shall include any gain that is solely attributable in whole or in part to a Section 752(b) Distribution to a Protected Party in excess of the Protected Party’s adjusted tax basis in its Protected Interest as a result of (i) an increase in the tax basis of Protected Property pursuant to Code Section 734 and a (ii) resulting reduction in the Built-In Gain that would have otherwise supported an allocation of debt to a Protected Party. Notwithstanding the foregoing or any other provision of this Agreement, Section 754 Election Gain shall not include any gain attributable to a Section 754 Election that is permitted to be made pursuant to the Existing JVA.

(iii) “Subsidiary” means, with respect to any Person, any Affiliate of such Person which is directly or indirectly, through one or more intermediaries, Controlled by such Person.

(jjj) “Successor Tax Partnership” means a Tax Partnership that in a Fundamental Transaction acquires, by contribution, assignment, merger, or otherwise succeeds to assets and liabilities of the Company with respect to the Protected Properties (including this Agreement).

(kkk) “Tax Audit” shall have the meaning set forth in Section 4(c)(ii).

(lll) “Tax Partnership” shall mean a “business entity” within the meaning of Treasury Regulations Section 301.7701-2 that is treated as a “partnership” within the meaning of Code Section 761, irrespective of its legal form.

(mmm) “Tenant” shall have the meaning set forth in the Lease.

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(nnn) “TPA Claim Notice” shall have the meaning set forth in Section 3(d)(iii).

(ooo) “TPA Payment Amount” shall have the meaning set forth in Section 3(d)(iv).

(ppp) “TPA Payment Date” shall have the meaning set forth in Section 3(d)(iii).

(qqq) “Transaction Documents” means the Master Transaction Agreement, the LLC Agreement, the Lease and any other document implementing the Transactions.

(rrr) “Treasury Regulations” means the income tax regulations promulgated under the Code, (i) where there is a reference to a specific regulation, as of the date hereof and (ii) in all other cases, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 2. Protected Period Prohibited Activity.

(a) Restrictions on Disposition of Protected Property.

(i) Prohibited Transfers. Except as otherwise provided in this Section 2(a), during the Protected Period, the Company shall not and shall not permit: (i) a sale, transfer, exchange, or other disposition (including a Protected Casualty) of a Protected Property or any interest therein held by the Company directly or indirectly through a Tax Partnership (including a Tax Partnership described in Section 2(a)(iii) of this Agreement) or DRE, other than in an Exempt Event or (ii) an “in-kind” distribution of any interest in a Protected Property (other than in connection with an Exempt Event) by the Company to any Member (any such disposition under clause (i) or distribution under clause (ii) (other than a disposition or distribution described in Section 2(a)(ii) or Section 2(a)(iii)), a “Prohibited Transfer”).

(ii) Replacement Property Transfers. The Company (or any of its Subsidiaries) may transfer a Protected Property without the consent of the Protected Parties if such transfer constitutes (I) a like-kind exchange of the Protected Property pursuant to Code Section 1031 (or any successor provision) if, and only if, such a transfer does not result in the recognition of any Built-In Gain by any Protected Party or (II) in the case of a Protected Casualty, an involuntary conversion of the Protected Property pursuant to Code Section 1033 (or any successor provision) if, and only if, such a transfer does not result in the recognition of any Built-In Gain by any Protected Party. For the avoidance of doubt, because an Exempt Event is not a Prohibited Transfer, the Company and its Subsidiaries are not required by this agreement to obtain replacement property to defer gain recognition pursuant to Code Section 1033 (or any other provision of the Code) with respect to any such Exempt Event.

(iii) Contributions to Tax Partnerships. The Company (or any of its Subsidiaries) may transfer a Protected Property or any interest therein held by the Company or its Subsidiaries in a transaction described in Code Section 721 without the consent of a Protected Party if, and only if, (a) such transfer does not result in the recognition of Built-In Gain by that Protected Party, (b) the Company (or its successor) remains bound by the terms of this Agreement and (c) the equity interest received by the Company (or any of its Subsidiaries) becomes Protected Property. In connection with any such transfer, the transferor shall not be in compliance with this Section 2(a)(iii) unless the relevant transferee Tax Partnership adopts the method described in Section 2(e) hereof for purposes of making allocations with respect to the Section 704(c) Amount with respect to the Protected Property during the Protected Period.

(iv) Contributions to Subsidiary REITs or Corporations. The Company (or any of its Subsidiaries) may transfer a Protected Property or any interest therein held by the Company or its Subsidiaries in a transaction described in Code Section 351 without the consent of a Protected Party if, and only if, (a) such transfer does not result in the recognition of Built-In Gain by that Protected Party, (b) the Company remains bound by the terms of this Agreement and (c) the equity interest received by the Company (or any of its Subsidiaries) becomes Protected Property. If and to the extent that (1) a contribution described in the first sentence of this

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Section 2(a)(iv) has occurred, (2) following a “capital gain dividend” within the meaning of Code Section 857(b)(3) or any “consent dividend” within the meaning of Code Section 565 made by or with respect to the transferee that reduces the fair market value, or increases the tax basis, of the equity interests described in clause (c) above (a “Clause 2 Event”), and (3) as a result of a Clause 2 Event, a later revaluation described in Treas. Reg. Section 1.704-1(b)(2)(iv)(f), causes a Protected Party to be treated as receiving a Section 752 Distribution applying the Agreed Tier 3 Methodology, such Section 752 Distribution shall be treated as a Breach of Section 2(c) (a “Clause 3 Event”); provided, however, that if a Clause 3 Event is attributable both to a Clause 2 Event and a decline in the fair market value of the equity interests that was not caused by the Clause 2 Event, the amount of the Section 752 Distribution that is treated as a Breach of Section 2(c) shall be equal to the product of (i) such Section 752 Distribution, multiplied by (ii) a fraction, the numerator of which is (x) the Clause 2 Event value reduction, and the denominator of which is (y) the total value reduction of such equity interests (which shall be consistent with the values used by the Company on its audited financial statements).

(b) Restrictions on Fundamental Transactions. During the Protected Period, the Company and its Subsidiaries shall not consummate any Fundamental Transaction that by its terms requires a Protected Party to recognize Built-In Gain. For the avoidance of doubt, if the Fundamental Transaction offers an option for a Protected Party to surrender its entire interest in the Company in exchange for an equity interest in a Successor Tax Partnership (or another transaction in which no gain or loss is recognized), then, whether or not a Protected Party elects such alternative, such Fundamental Transaction is not prohibited by this Agreement and will not result in any Indemnification pursuant to Section 3 of this Agreement.

(c) Company Obligations to Maintain Nonrecourse Indebtedness.

(i) During the Protected Period, with respect to the Protected Properties then held by the Company, the Company shall maintain, directly or indirectly, an amount (not less than the Adjusted Minimum Debt Amount) of Nonrecourse Indebtedness to which the Protected Properties are subject for purposes of Treasury Regulations Section 1.752-3(a), as set forth in the Agreed Tier 3 Methodology.

(ii) In the event of a Change in Law that affects the extent to which Nonrecourse Indebtedness of the Company is allocated to one or more Protected Parties, during the Protected Period, the Company shall use commercially reasonable efforts to adopt a permissible (at a “more likely than not” level of comfort (from tax advisors reasonably acceptable to the Company)) allocation method that results in the highest possible amount of the Minimum Debt Amount being allocated to the Protected Parties.

(d) Section 754 Election Prohibition. During the Protected Period, the Company (i) shall not make a Section 754 Election (or similar election under state or local law) or cause to be made or consent to a Section 754 Election (or similar election under state or local law) with respect to any Tax Partnership in which the Company holds a direct or indirect interest, and that owns an interest in Protected Property; provided, however, that nothing in this Agreement shall prevent the Existing JV or its subsidiaries from making (or the Company or any of its subsidiaries from making with respect to or on behalf of the Existing JV or its subsidiaries) a Section 754 Election that is otherwise permitted under the Existing JVA.

(e) Use of the “Traditional Method” for the Section 704(c) Amount. The Company agrees for the benefit of the Protected Parties that it shall use the “traditional method” without curative allocations under Treasury Regulation Section 1.704-3(b) for making all allocations required with respect to the Section 704(c) Amount.

(f) Existing JV Interest Transfer Restriction. During the Protected Period, other than in connection with the events as set forth in clauses (i), (ii), and (iii) of this Section 2(f), the Company shall not directly or indirectly: sell, transfer, exchange, or otherwise dispose of (including a Protected Casualty, but treating the Existing JV Interest as Protected Property for purposes of such definition) the Existing JV Interest or interest therein held by the Company directly or indirectly through a Tax Partnership or DRE, other than in an Exempt

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Event (treating the Existing JV Interest as Protected Property for purposes of such definition); provided that the Company shall not be treated as having breached this Section 2(a)(f) solely as a result of a sale, exchange, or other disposition of property occurring at the Existing JV level.

(1) A transfer of all or part of the Existing JV Interest to a DRE or to a Tax Partnership in a transaction described in Code Section 721 if, and only if, (a) such transfer does not result in the recognition of gain by a Protected Party, (b) the Company (or its successor) remains bound by the terms of this Agreement and (c) the equity interest received by the Company (or any of its Subsidiaries) becomes subject to this Section 2(f) as if such equity interest were the Existing JV Interest.

(2) An “Event of Default” as defined in the Existing JV TPA has occurred (whether or not the “protected period” as defined in the Existing JV TPA has expired).

(3) A direct or indirect sale, transfer, exchange or other disposition (including, for the avoidance or doubt) a direct or indirect sale, transfer, exchange or other disposition or transfer of the Existing JV Assets in whole or in part) undertaken to prevent the revocation, suspension or denial of a license or permit or finding of suitability held by Parent or any of its subsidiaries by a Gaming Authority, in each case, related to the association with any direct or indirect owner of the Existing JV (other than the Parent or its subsidiaries), provided that (y) prior to any such direct or indirect sale, transfer, exchange or other disposition, the Company has engaged in good faith negotiations with such Gaming Authority and the relevant direct or indirect owner(s) of Existing JV to cure or remedy the objection of such Gaming Authority, and (z) notwithstanding the efforts described in clause (y), the Company was unable to cure or remedy such objection; provided, however, that Parent and its subsidiaries shall not be required to agree to, enter into, or offer to enter into any agreement or consent order requiring divestiture of any assets, hold-separate, business limitation, conduct remedy, or similar arrangement or undertaking in connection with resolution of or in order to remedy such objection.

(g) Consented Actions. Notwithstanding any other provision of this Agreement, the Company may take any action otherwise prohibited by this Agreement (or giving rise to an indemnification under Section 3) with the express written consent of the Protected Party Representative releasing the Company from liability under this Agreement for such action. Any Consent shall be requested by the Company and provided by the Protected Party Representative in writing and substantially in the form set forth on Exhibit E.

Section 3. Indemnification; Liability.

(a) Payment for Breach.

(i) In the event of a Breach of Section 2(a) (Prohibited Transfers), the Company shall pay to each Protected Party an amount equal to (A) the product of the amount of Built-In Gain recognized by such Protected Party as a result of such Breach (but not in excess of the amount of remaining Built-In Gain with respect to such Protected Party with respect to such Protected Property calculated immediately before such Breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(ii) In the event of a Breach of Section 2(b) (Fundamental Transactions) or Section 5(a) (Equity Issuances), the Company shall pay to each Protected Party an amount equal to (A) the product of the amount of income or gain recognized by such Protected Party as a result of such Breach (but not in excess of the amount of remaining Built-In Gain with respect to such Protected Party calculated immediately before such Breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(iii) In the event of a Breach of Section 2(c) (Debt Maintenance and Allocations), the Company shall pay to each Protected Party an amount equal to (A) the product of the amount of income or gain recognized by such Protected Party as a result of such Breach (but not in excess of the amount of remaining Built-In Gain with respect to such Protected Party calculated immediately before such Breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

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(iv) In the event of a breach of Section 2(d) (Prohibition on Section 754 Election), the Company shall pay to each Protected Party an amount equal to (A) the product of the amount of Section 754 Election Gain attributable in whole or in part to such Breach multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(v) In the event of a Breach of Section 2(e) (Section 704(c) Method), the Company shall pay each Protected Party an amount equal to (A) the income or gain reported by such party as a result of such Breach, multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(vi) In the event of a Breach of Section 2(f) (Existing JV Interest Transfer Restriction), the Company shall pay each Protected Party an amount equal to the amount equal to (A) the product of (x) the amount of income or gain recognized by such Protected Party as a result of such Breach multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate; provided, however, that nothing in this Section 3(a)(vi) shall require the Company to pay any amounts attributable to the Existing JV or its subsidiaries making (or the Company or any of its subsidiaries from making with respect to or on behalf of the Existing JV or its subsidiaries) a Section 754 Election that is permitted under the Existing JVA.

(vii) In the event that a single event results in income or gain that is described in more than one of the foregoing provisions, payments under this Section 3(a) shall be calculated in sequence for each such event and without duplication. Any payments due under this Section 3(a) shall be paid in accordance with Section 3(d).

(b) Exclusive Remedy. The parties hereto agree and acknowledge that the payment obligations of the Company pursuant to Section 3(a) hereof shall constitute liquidated damages for any Breach and shall be the sole and exclusive remedy of the Protected Parties for any such Breach. Each Protected Party acknowledges and agrees that it shall have no right to initiate a claim for specific performance of the obligations under Section 2, Section 4, Section 5, or Section 6 of this Agreement.

(c) Limitations.

(i) Notwithstanding any other provision of this Agreement to the contrary, following the expiration of the “Protected Period” as defined in the Existing JV TPA, no Breach shall be deemed to have occurred and the Company shall have no liability under Section 3(a) of this Agreement to pay any amounts to a Protected Party as a result of any gain recognized (including any Built-In Gain) by a Protected Party that is attributable to or resulting from or with respect to (i) any action undertaken by the Existing JV, including a sale of property owned by such entity or a repayment of debt of such entity or any of its subsidiaries, or (ii) any sale, exchange, or other disposition of the Existing JV interest that is permitted pursuant to Section 2(f). For the avoidance of doubt, neither the Existing JV Interest nor the Existing JV Assets shall be considered Protected Property for purposes of this Agreement.

(ii) Notwithstanding any other provision of this Agreement to the contrary, no Breach shall be deemed to have occurred and the Company shall have no liability under Section 3(a) of this Agreement to pay any amounts to a Protected Party as a result of any gain recognized (including any Built-In Gain) by a Protected Party to the extent any gain recognized is attributable to or resulting from or with respect to (A) a Protected Party’s termination of, reduction in, modification of, or failure to enter into, the Parent Debt Guaranty (as defined in the Existing JV TPA), (B) the receipt of cash by a Protected Party on the Effective Date or on the Date of the Redemption (including as a result of the Transactions), (C) any inaccuracy or incompleteness in the information provided by any Protected Member pursuant to this Agreement or the Master Transaction Agreement, or the LLC Agreement, (D) any obligation to perform under a guarantee that was caused by a pre-existing condition with respect to a Protected Property, or (E) as a result of any administrative or judicial proceedings relating to the tax treatment of the Transactions.

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(iii) Notwithstanding any other provision of this Agreement to the contrary, the liability of the Company under Sections 3(a)(i), 3(a)(ii), 3(a)(iii), 3(a)(iv) and 3(a)(v) of this Agreement shall not exceed, in aggregate, (A) the product of (x) the Built-In Gain with respect to the Initial Protected Parties as of the Effective Date and (y) the Effective Tax Rate in effect at the time of any Breach, divided by (B) one hundred percent minus such Effective Tax Rate. Illustrative examples of the indemnity calculation principles in this Section 3(c) are set forth in Exhibit D.

(d) Procedural Matters.

(i) If a Breach has occurred, the Company shall provide to the Protected Party Representative written notice of the event or transaction giving rise to such Breach as soon as reasonably practicable.

(ii) The Company shall use commercially reasonable efforts to make any required payment pursuant to Section 3 not later than the date that is the later of: (i) thirty (30) business days after receipt by the Company of a written claim from the Protected Party Representative claiming that damages are due as a result of a Breach (a “TPA Claim Notice”) or (ii) the date on which the underlying tax payment (including estimated tax payments) is due (the “TPA Payment Date”), unless the Company disagrees with the computation of the amount required to be paid in respect of such Breach, in which event the parties shall negotiate in good faith to reach an agreement, and if the parties are unable to agree, the procedures in Section 3(e) below shall apply and the payment shall be due within ten (10) business days after the earlier of a determination by the Accounting Firm or an agreement between the Company and the Protected Party Representative as to the amount required to be paid. Any such written claim shall set forth a detailed calculation of the amounts due to each Protected Party pursuant to Section 3(a) and shall provide the Company with such evidence or verification as the Company may reasonably require and the Protected Party Representative shall timely provide all information reasonably requested by the Company to determine the amount of the payment to be made.

(iii) Any outstanding obligations of the Company pursuant to Section 3(d)(ii) as determined by agreement of the parties or determination by the Accounting Firm (the “TPA Payment Amount”) shall accrue interest at the rate of ten percent (10%) per annum, compounded quarterly, from the applicable TPA Payment Date until the TPA Payment Amount (including any interest accrued thereon) has been paid in full.

(e) Dispute Resolution.

(i) If the Company and the Protected Party Representative are unable to agree as to whether a Breach has occurred or the calculation of the amounts due pursuant to Section 3(a), the dispute shall be submitted to a nationally recognized accounting firm selected jointly by the Company and the Protected Party Representative (the “Accounting Firm”). If the Company and the Protected Party Representative cannot jointly agree on an Accounting Firm, the Company, on the one hand, and the Protected Party Representative, on the other, shall each select a nationally recognized accounting firm and the two firms selected by the parties shall jointly select a third nationally recognized accounting firm. Together, the three accounting firms selected shall serve on a panel as the Accounting Firm.

(ii) The Accounting Firm shall be instructed to resolve as expeditiously as possible all points of any such disagreement. All determinations made by the Accounting Firm with respect to whether a Breach has occurred and the amount of the damages payable pursuant to Section 3(a) shall be final, conclusive and binding on the Company and the Protected Parties. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Company, on the one hand, and the Protected Parties, on the other.

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Section 4. Tax Treatment and Reporting; Tax Proceedings.

(a) Tax Treatment of Transaction. For purposes of making any computations hereunder, absent (i) a determination to the contrary pursuant to Code Section 1313 or (ii) any Change in Law that applies prior to the reporting of the Transaction, the Parties shall treat: (A) the Company as the continuation of the Mars OP Tax Partnership pursuant to Treasury Regulations Section 1.708-1; (B) the Company LP Continuation as a contribution by Parent of all assets and liabilities of Parent OP to the Mars OP Tax Partnership in a transaction described in Code Section 721(a) that does not result in the recognition of gain for U.S. federal income tax purposes; (C) the New Debt as a borrowing by the Mars OP Tax Partnership; and (D) the Redemption as a distribution of cash by the Mars Op Tax Partnership described in Code Section 731 that does not result in the recognition of gain for U.S. federal income tax purposes assuming the allocations of New Debt set forth on Exhibit A are effective.5

(b) Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon tax advice from any other party hereto, and that it has and will continue to consult its own tax advisors. Without limiting the foregoing, neither the Company (nor any of its Subsidiaries) nor Parent makes any representation or warranty regarding the tax basis of the Protected Properties or any Protected Interest at the Effective Time, the Section 704(c) Amount at the Effective Time, or the tax treatment of the Transactions (including the Redemption) and, notwithstanding any other provision of this Agreement, the LLC Agreement, or the other agreements and transactions contemplated by the Master Transaction Agreement, neither the Company nor Parent shall have any liability to any Protected Party or any other Person if the intended tax treatment of the Transactions is successfully challenged.

(c) BREIT JV Section 734 Reporting. With respect to the Existing JV (or any other Tax Partnership through which the Company owns any interest in the Existing JV or its assets), the Company shall not be required to take the position described in Section 9.6.5(b) of the Existing JVA regarding Code Section 734(b) unless the Protected Party Representative timely provides to the Company (at the Protected Parties’ Expense) a written opinion of nationally recognized tax counsel or an accounting firm, in form and substance reasonably satisfactory to the Company and Parent and their Auditors, with a conclusion at a comfort level of at least “more likely than not” that such position would be sustained if challenged.

(d) Tax Audits.

(i) If the Company receives any claim, demand, assessment or other assertion that (A) could result in recognition of Built-In Gain by a Protected Party, (B) could reduce the liabilities allocated directly or indirectly to the Protected Parties, or (C) challenges the tax treatment of the Transactions set forth in Section 4(a) of this Agreement (a “Company Tax Audit”), the Company, shall provide notice to the Protected Party Representative, and the Protected Party Representative shall have the right to participate in such Company Tax Audit with respect to such matters, and the Company shall not settle the applicable portion of any such Company Tax Audit without the consent of the Protected Party Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that if and to the extent that the Company agrees in writing that the Protected Parties’ tax liability subject to indemnification under Section 3 of this Agreement (including any interest and penalties) with respect to a matter is fully indemnified under Section 3 of this Agreement, the Protected Party Representative’s consent shall not be required to settle such matter.

(ii) If any Protected Party receives any claim, demand, assessment or other assertion that could result in a tax liability giving rise to an indemnification obligation by the Company under Section 3(a) (a “Protected Party Tax Audit” or Company Tax Audit herein referred to as a “Tax Audit”), such Protected Party shall provide notice to the Company, and the Company shall have the right to participate in such claim, demand, assessment or other

[5]	Prior to Closing, Parent and Mercury to provide information sufficient to satisfy each other than they can agree to this reporting.

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contest to the extent of the applicable portion that could result in an obligation of the Company under this Agreement, and such Protected Party shall not settle the applicable portion of any such claim, demand, assessment or other contest without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(iii) Notwithstanding anything to the contrary herein, if any Tax Audit causes a change in the amount owed by the Company to any Protected Party pursuant to Section 3(a), then (A) if there is an increase in the amount owed by the Company to any Protected Party, the Company shall pay to such Protected Party any incremental amount of damages resulting from such increase, or (B) if there is a decrease in the amount owed by the Company to any Protected Party, such Protected Party shall pay to the Company any incremental decrease in the amount of damages previously paid to the Protected Party, in each case, as calculated pursuant to Section 3(a).

(e) Change in Law. If, as a result of Change in Law, Built-In Gain or gain recognized pursuant to Code Section 731 would be recognized by any Protected Party absent a Breach, the parties hereto shall use commercially reasonable efforts to avoid or minimize the gain recognized by such Protected Party in a manner consistent with applicable law; provided that, the Company shall not be required to incur any unreimbursed costs or modify the economic arrangements of the parties and the Company shall have no obligation or liability to any Protected Party and/or its permitted successor-in-interest to the extent that the Company’s inability to comply with the provisions of this Agreement are attributable to such change in the tax laws or interpretation thereof.

(f) Built-In Gain. Immediately before the Company LP Continuation, the Company shall book up the value of its assets in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) based on the Parent Common Stock VWAP (as defined in the Master Transaction Agreement) and the Section 704(c) Amount shall be computed by reference to such booked-up values and the Company’s aggregate tax bases at such time. The Company shall notify the Protected Party Representative of its determination of the Built-In Gain with respect to the Protected Properties and the Existing JV Interest within ten (10) days after the determination of booked-up values (which shall be consistent with the values used by the Company for its audited financial statements) and, as applicable, the allocation thereof among the Protected Properties.

(g) Exhibits. Exhibits A, B, and D shall be completed using figures derived as of the Effective Date. Such exhibits shall be updated within ten (10)  days after the Company determines the actual amount of such figures.

Section 5. Company Tax Covenants.

(a) Equity Issuances. During the two (2) year period following the Redemption, the Company shall not use the cash proceeds of the issuance of any equity securities to repay any portion of the New Debt or the Mars OP Notes. During the ninety (90) day period following the Effective Date, the Company shall not issue any equity securities in exchange for cash that is not traceable on the books and records of the Company or its subsidiaries to an acquisition of property by the Company or its subsidiaries within fifteen (15) business days thereafter. Parent shall be permitted during the ninety (90) day period to hold cash or other assets other than through the Company and its subsidiaries. The sole obligation of Parent and the Company under this Section 5(a) shall be as specifically provided in this Section 5(a) and neither Parent nor the Company shall have any liability to any Protected Party or any other Person for any related matter.

(b) Debt Allocation Methodology after the Protected Period. After the Protected Period (but only if there has been no Early Termination Event), the Company shall continue to use the Agreed Tier 3 Methodology; provided, however, that the Company shall not be under any obligation after the Protected Period to maintain any Nonrecourse Indebtedness or to maintain any Nonrecourse Indebtedness to which any Protected Property is subject. The sole obligation of Parent and the Company under this Section 5(b) shall be to apply the Agreed Tier 3 Methodology and neither Parent not the Company shall have any liability due to the unavailability of allocable Nonrecourse Indebtedness.

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(c) Section 734 Adjustments After the Protected Period. After the Protected Period (but only if there has been no Early Termination Event), if the Company has in effect a Section 754 election that results in a Code Section 734(b) adjustment to the tax basis of any of the Protected Properties in any taxable year, the Company shall not file any income tax return reporting such Code Section 734(b) adjustment as giving rise to additional gain recognized under Code Section 731 to a Member in the same taxable year (i.e., because of a reduction in the liabilities allocated to the Member pursuant to Regulations Section 1.752-3) if the Protected Party Representative (at the Protected Parties’ Expense) timely provides to the Company a written opinion of nationally recognized tax counsel or an accounting firm, in form and substance reasonably satisfactory to the Company and Parent and their Auditors, with a conclusion at a comfort level of at least “more likely than not” that such position would be sustained if challenged. The sole obligation of Parent and the Company under this Section 5(c) shall be to report consistently with the opinion described in the preceding sentence and neither Parent nor the Company shall have any liability if the position in such opinion is not sustained if challenged.

Section 6. Transfers.

(a) Assignment. Except as otherwise provided herein, (i) the Company shall not assign its rights and/or obligations under this Agreement, in whole or in part, without the prior written consent of the Protected Party Representative and (ii) no Protected Party may assign its rights and/or obligations under this Agreement, in whole or in part, without the prior written consent of the Company.

(b) The Protected Party Representative. As provided in this Agreement, the Protected Parties shall be represented by a representative (the “Protected Party Representative”), which shall be authorized to act on behalf of all Protected Parties as set forth in this Agreement. Initially the Protected Party Representative shall be Mercury. Upon a transfer by Mercury (or any of its Subsidiaries treated as a disregarded entity for U.S. federal income tax purposes) of 100% of its interest in the Company to a Person that causes such Person to be treated as a Protected Party pursuant to the definition of Protected Party, Mercury may designate such Person as a successor Protected Party Representative hereunder; provided, however, that (i) such Person is reasonably satisfactory to the Company and (ii) Mercury shall not be replaced by such Person as Protected Party Representative unless such Person agrees in writing to assume the obligations of the Protected Party Representative under this Agreement.

(c) Transfers Triggering Adjustment of Built-In Gain and Minimum Debt Amount. Upon any transfer by a Protected Party of a Protected Interest, the Protected Party Representative shall promptly notify the Company of the identity of the transferee Protected Party and provide any information reasonably requested by the Company regarding the transactions in which such transferee became a Protected Party, as well as the tax treatment of the transaction, gain (if any) recognized by the transferor in the transactions, the transferee’s basis in the Protect Interest upon consummation of the transactions (and any increase or decrease in that basis as compared with the adjusted basis of the transferor Protected Party in the transferred Protected Interest immediately prior to initiation of those transactions), and the impact of such transactions upon the Built-In Gain. If the transfer does not result in the transferee becoming a Protected Party as defined herein (because the transfer is or becomes taxable in whole or in part) the Protected Party Representative shall provide the Company with information reasonably required to the Company to make an equitable adjustment to the Built-In Gain to reflect the effective reduction in the Built-In Gain that would have occurred if the Company made a Section 754 Election with respect to the taxable year of the transfer. If the transfer is an Intercompany Transaction in which the transferee becomes a Protected Party, the Protected Party Representative shall promptly notify the Company if any gain that was initially deferred with respect to such Intercompany Transaction ceases to be deferred pursuant to Treasury Regulation Section 1.1502-13, and the Parties agree to make an equitable adjustment to the Built-In Gain to reflect the effective reduction in the Built-In Gain that would have occurred if the Company had made a Section 754 Election with respect to the taxable year of the Intercompany Transaction. Upon the receipt of the Protected Party Representative’s consent to the adjustment (which consent must be received on or before the due date for filing of the Company’s U.S. federal income tax return for the taxable year of the Company that includes the transfer), the transferee shall be added as a “Protected Party” under this Agreement and Exhibit A and Exhibit D shall be updated to show the Adjusted Minimum Debt Amount adjusted and the Section 704(c)

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Amounts, respectively, allocable to such transferee to be added as a “Protected Party;” provided that the Company is not materially prejudiced by such failure, the Company shall accept from the Protected Party Representative a late notice of transfer, delivery of relevant information, and consent required pursuant to this Section 6(c). Similar adjustments shall be made pursuant to this Section 6(c) with respect to gain attributable to the Existing JV Interest.

Section 7. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the Parties in respect of the subject matter hereof.

(b) Amendment. Any modification, waiver, amendment or termination of this Agreement or any provision hereof, shall be effective only if in writing and signed by the Parties.

(c) Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(e) Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

(f) Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

(g) Jurisdiction and Venue. Each Party hereby irrevocably and unconditionally (a) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such proceeding may be heard and determined in any such court and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any defense of or objection that the Chancery Court is an improper or inconvenient forum to the maintenance of any proceeding so brought. Each Party agrees, and irrevocably consents, that service of summons and complaint or any other process that might be served in any proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 7(i). Nothing in this Section 7(g), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

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(h) Construction; Interpretation. The term “this Agreement” means this Tax Protection Agreement together with the Schedules and Exhibits hereto (if any), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits (if any), and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “but not limited to”; and (e) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under the United States generally accepted accounting principles.

(i) Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery, if delivered personally or sent by e-mail, or on the date of receipt, if sent by overnight courier (providing proof of delivery) to the Parties at the following street addresses and email addresses, as applicable (or at such other United States street address or email address for a Party as shall be specified by like notice):

If to the Company, to:

[●]

Attn: [●]

Email: [●]

If to the Protected Party Representative, to:

[●]

Attn: [●]

Email: [●]

If to the Protected Parties, to the address for such Protected Party kept on the books and records of the Company pursuant to the LLC Agreement.

(j) Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held (by a court of jurisdiction) to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (a) the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby, and (b) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

(k) Extension; Waiver. Each Party may in a writing executed by such Party (a) extend the time for the performance of any of the obligations or other acts by any other Party, or (b) waive compliance by any other Party with any of the agreements or conditions contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any Party.

(l) Remedies. Except as otherwise expressly provided herein or in any Transaction Document, any and all remedies provided herein or therein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy.

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(m) Further Assurances. Each Party agrees (a) to furnish, upon request of any other Party, such further information, (b) to execute and deliver to such other Party additional documents, and (c) to do such other acts and things, all as such other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions; provided that, the provisions of this Section 7(m) shall not increase the obligations or decrease the rights of any Party as otherwise set forth in this Agreement or in any Transaction Document, except to a de minimis extent.

(n) Non-Recourse.

(i) Notwithstanding anything to the contrary contained herein, the Initial Protected Parties’ direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Initial Protected Parties and the direct and indirect partners or members of Initial Protected Parties assume no personal liability for any obligations entered into on behalf of the Initial Protected Parties and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Initial Protected Parties under this Agreement.

(ii) Notwithstanding anything to the contrary contained herein, the Company’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Company and the direct and indirect partners or members of the Company assume no personal liability for any obligations entered into on behalf of the Company and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Company under this Agreement.

(iii) The provisions of this Section 7(n) shall survive the termination of this Agreement.

(o) Confidentiality. The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its representatives acting on its behalf shall, during or within five (5) years after the termination or expiration of this Agreement, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Agreement. Notwithstanding the foregoing, in the event that a party or any of its representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7(o). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 7(o), the party compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(p) Sales Pursuant to the Lease. The Landlord’s right to sell, transfer, or otherwise dispose of a Protected Property or interest therein pursuant to the Lease shall not relieve the Company of its obligations hereunder to the extent such sale, transfer, or other disposition constitutes a Breach hereunder.

[Signatures Commence on Following Page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VICI PROPERTIES, INC.

By:
Name: Title:

VICI PROPERTIES OP LLC

By:
Name: Title:

[Initial Protected Party], for itself and as the Protected Party Representative

By:
Name: Title:

[Initial Protected Party]

By:
Name: Title:

[Initial Protected Party]

By:
Name: Title:

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EXHIBIT K

FORM OF AMENDED AND RESTATED MASTER LEASE

[Attached]

AMENDED AND RESTATED MASTER LEASE1

[1]

NTD: DRAFT INCLUDES MGM SPRINGFIELD AS PART OF THE LEASED PROPERTY. TO BE REVISED AS PROVIDED BELOW ACCORDINGLY IN THE EVENT THE SPRINGFIELD ADD-ON TRANSACTION WITH MGP HAS NOT CLOSED AS OF THE EXECUTION DATE OF THIS MASTER LEASE.

TO

MASTER LEASE

1

TO

MASTER LEASE

(Continued)

2

TO

MASTER LEASE

(Continued)

3

TO

MASTER LEASE

(Continued)

4

TO

MASTER LEASE

(Continued)

5

TO

MASTER LEASE

(Continued)

6

TO

MASTER LEASE

(Continued)

EXHIBITS AND SCHEDULES

EXHIBIT A	—	LIST OF FACILITIES

EXHIBIT B	—	LEGAL DESCRIPTIONS

EXHIBIT C	—	FORM OF OFFICER’S CERTIFICATE

EXHIBIT D	—	GAMING LICENSES

EXHIBIT E	—	FORM OF GUARANTY

EXHIBIT F-1	—	FORM OF NONDISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT F-2	—	FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT G	—	FORM OF MEMORANDUM OF LEASE

EXHIBIT H	—	FINANCIAL COVENANTS COMPLIANCE REPORT

EXHIBIT I	—	INTELLECTUAL PROPERTY LICENSE AGREEMENT

SCHEDULE 1	—	EXCLUDED ASSETS

SCHEDULE 2	—	PARK MGM TENANT CAPITAL IMPROVEMENTS

SCHEDULE 3	—	ORIGINAL COMMENCEMENT DATE OF EACH FACILITY

SCHEDULE 4	—	NDOT CONDEMNATION

SCHEDULE 5	—	EXISTING MANAGEMENT AGREEMENTS

SCHEDULE 6	—	LANDLORD COOPERATION MATTERS

SCHEDULE 7	—	SPECIFIED EASEMENTS AND OTHER AGREEMENTS

7

AMENDED AND RESTATED MASTER LEASE

This AMENDED AND RESTATED MASTER LEASE (the “Master Lease”) is entered into as of [●] (the “Commencement Date”), by and between MGP Lessor, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Landlord”), and MGM Lessee, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”).

RECITALS

A. Capitalized terms used in this Master Lease and not otherwise defined herein are defined in Article II hereof.

B. Landlord and Tenant are parties to that certain Master Lease, dated as of April 25, 2016, as amended by that certain (i) First Amendment to Master Lease dated as of August 1, 2016, (ii) Second Amendment to Master Lease dated as of October 5, 2017, (iii) Third Amendment to Master Lease dated as of January 29, 2019, (iv) Fourth Amendment to Master Lease dated as of March 7, 2019, (v) Fifth Amendment to Master Lease dated as of April 1, 2019, (vi) Sixth Amendment to Master Lease dated as of February 14, 2020 and (vii) Seventh Amendment to Master Lease dated as of [●][INCLUSION OF SPRINGFIELD] (collectively, the “Original Master Lease”) pursuant to which each of the Facilities has been demised since the respective Original Commencement Date (as hereinafter defined) for each Facility.

C. Landlord and Tenant desire to amend and restate the Original Master Lease in its entirety on the terms set forth in this Amended and Restated Master Lease.

D. The fourteen (14) facilities covered by this Master Lease as of the Commencement Date are described on Exhibit A attached hereto (each a “Facility,” and collectively, the “Facilities”). Each of the Facilities will continue to be subleased by Tenant to Operating Subtenants pursuant to subleases (the “Operating Subleases”) between Tenant and each Operating Subtenant.

E. Tenant and Landlord intend this Master Lease to constitute one indivisible lease of the Facilities and not separate leases governed by similar terms. The Facilities constitute one economic unit, and the Rent and all other provisions of this Master Lease have been negotiated and agreed to based on a demise of all of the Facilities to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Original Master Lease shall be amended and restated in its entirety as follows:

ARTICLE I

LEASED PROPERTY

1.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s rights and interests in and to the following with respect to each of the Facilities (collectively, the “Leased Property”):

(a) the real property or properties described in Part I of Exhibit B attached hereto together with the leasehold estates described in Part II of Exhibit B (as to which this Master Lease will constitute a sublease) (collectively, the “Land”);

1

(b) all buildings, structures, barges, and other improvements of every kind now or hereafter located on the Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures of each such Facility (collectively, the “Leased Improvements”); provided, however, that the foregoing shall not affect or contradict the provisions of this Master Lease which specify that Tenant shall be entitled to certain benefits of or rights with respect to the Tenant Capital Improvements;

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;

(d) all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”); provided, however, that the foregoing shall not affect or contradict the provisions of this Master Lease which specify that Tenant shall be entitled to certain benefits of or rights with respect to the Tenant Capital Improvements; and

(e) all other properties or rights, real, personal or otherwise of Landlord or Landlord’s Subsidiaries relating to the Leased Property;

in each case, with respect to clauses (b), (d) and (e) above, to the extent constituting “real property” as that term is defined in Treasury Regulation §1.856-3(d).

The Leased Property shall not, for any purposes under this Master Lease, include those assets described on Schedule 1 attached hereto (collectively, “Excluded Assets”).

The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters permitted by this Master Lease or as may be agreed to by Landlord or Tenant in accordance with the terms of this Master Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property as of the Commencement Date.

Notwithstanding the foregoing, following (a) the removal of any Facility from this Master Lease pursuant to Section 1.5, (b) the assignment by Tenant of its Leasehold Estate with respect to any Facility pursuant to Section 22.2(a)(iii), (c) the termination of this Master Lease with respect to any Facility pursuant to Section 14.2, or (d) the termination of the Master Lease with respect to any Facility pursuant to Section 15.1, such Facility shall no longer constitute Leased Property hereunder.

1.2 Single, Indivisible Lease. (a) This Master Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Master Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Master Lease apply equally and uniformly to all of the Leased Property as one unit. An Event of Default with respect to any portion of the Leased Property is an Event of Default as to all of the Leased Property. Upon the occurrence and during the continuance of any Event of Default, Landlord shall be entitled to exercise any applicable remedies under Article XVI with respect to all of the Leased Property regardless of the portion of the Leased Property to which such Event of Default relates. The parties intend that the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Master Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal

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and economic unit and that this Master Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. The parties may amend this Master Lease from time to time to add or remove one or more additional Facilities as part of the Leased Property and such future addition to, or removal from, the Leased Property shall not in any way change the indivisible and nonseverable nature of this Master Lease and all of the foregoing provisions shall continue to apply in full force. Each party agrees that it shall not assert that this Master Lease is not, and shall not challenge the characterization of this Master Lease as, a single indivisible lease of all of the Leased Property. Each party hereby waives any claim or defense based on a recharacterization of this Master Lease as any agreement other than a single indivisible lease of all of the Leased Property.

(b) Without limiting the generality of the foregoing, Landlord and Tenant acknowledge and agree that (x) none of (1) Landlord’s ability to remove one of more Facilities from this Master Lease pursuant to Section 1.5, (2) Tenant’s ability to assign its Leasehold Estate with respect to one or more individual Facilities pursuant to Section 22.2(a)(iii), (3) Tenant’s or Landlord’s ability to terminate this Master Lease with respect to an affected Facility following certain Casualty Events pursuant to Section 14.2 or (4) Tenant’s or Landlord’s ability to terminate this Master Lease with respect to an affected Facility following certain Condemnations pursuant to Section 15.1 shall in any way change the indivisible and nonseverable nature of this Master Lease (as set forth in this Section 1.2) and (y) following any such removal, assignment or termination, this Master Lease shall continue as a single indivisible lease with respect to the remaining Leased Property.

1.3 Term. The “Term” of this Master Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Master Lease (the “Initial Term”) shall commence on the Commencement Date and shall end on the last day of the calendar month in which the twenty-fifth (25th) anniversary of the Commencement Date occurs, subject to renewal as set forth in Section  1.4 below.

1.4 Renewal Terms.

(a) The term of this Master Lease may be extended for three (3) separate “Renewal Terms” of ten (10) years each if: (i) at least twelve (12), but not more than eighteen (18) months prior to the end of the then current Term, Tenant delivers to Landlord a “Renewal Notice” that Tenant desires to exercise its right to extend this Master Lease for one (1) Renewal Term; and (ii) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Exercise Date”) or on the last day of the then current Term; provided, however, that if Tenant fails to deliver to Landlord a Renewal Notice prior to the date that is twelve (12) months prior to the then current expiration date of the Term that Tenant does not intend to renew in accordance with this Section 1.4, then it shall automatically and without further action be deemed for all purposes that Tenant has delivered the Renewal Notice required by this Section 1.4(a)(i). During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Master Lease shall remain in full force and effect.

(b) Tenant may exercise such options to renew with respect to all (and no fewer than all) of the Facilities which are subject to this Master Lease as of the Exercise Date.

(c) During each Renewal Term, Rent shall continue to be determined pursuant to the definition of such term set forth in this Master Lease.

1.5 Separation of Leases. (a) From time to time, at the election of Landlord, but only in connection with the sale of a Facility in accordance with Article XVIII, Landlord may remove one or more Facilities in accordance with Article XVIII (individually, “Removal Facility,” and collectively, “Removal Facilities”) from this Master Lease and place such Removal Facilities in one (1) or more separate leases on terms and conditions substantially similar to, and in any case no less favorable to Tenant than, those set forth in this Master Lease and as otherwise provided in this Section 1.5 (individually, “Separate Lease,” and collectively, “Separate Leases”), to facilitate the sale of such Removal Facilities.

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(b) If Landlord elects to remove a Removal Facility, Landlord shall give Tenant not less than thirty (30) days’ Notice thereof (a “Removal Notice”), and Tenant shall thereafter, within said thirty (30) day period (or such other period of time as Landlord may reasonably require; it being understood that Landlord may delay removal or cancel the Removal Notice in the event that the underlying sale of a Removal Facility is delayed or cancelled for any reason), execute, acknowledge and deliver to the new owner of the Removal Facilities, as designated by Landlord) at no cost or expense to Tenant, one (1) or more Separate Leases with respect to the relevant Removal Facilities effective as of the date set forth in the Removal Notice (“Removal Date”) for the remaining Term and on substantially the same terms and conditions as, and in any case no less favorable to Tenant than the terms and conditions of, this Master Lease, except for appropriate adjustments (including to Exhibits and Schedules), including as follows:

(i) Rent. The initial Rent for each Removal Facility shall be equal to the Allocable Rent Amount in respect of such Removal Facility and thereafter shall be adjusted on the same basis as provided in this Master Lease; it being understood that the specification in this Section 1.5(b)(i) of the methodology for determining the initial Rent for a Removal Facility shall not in any way change the indivisible and nonseverable nature of this Master Lease (as set forth in Section 1.2).

(ii) Liabilities and Obligations. The Separate Lease shall provide that Landlord and Tenant shall be responsible for the payment, performance and satisfaction of all of the duties, obligations and liabilities of Landlord and Tenant, respectively, arising under this Master Lease, with respect to the Removal Facility, that were not paid, performed and satisfied in full prior to the commencement date of the Separate Lease, and shall further provide that (x) landlord and tenant under the Separate Lease shall not be responsible for the payment, performance or satisfaction of any duties, obligations or liabilities of Landlord or Tenant under this Master Lease first arising after the Removal Date and (y) Landlord and Tenant and Guarantor shall not be responsible for the payment, performance or satisfaction of any duties, obligations or liabilities of the landlord or tenant under the Separate Lease, except to the extent they are a party to such Separate Lease. Except as provided in clause (iv) below, Landlord and Tenant’s obligations under this Master Lease with respect to the remainder of the Facilities not removed in accordance with this Section 1.5 shall remain unaffected and shall continue in accordance with the terms of this Master Lease.

(iii) Deletion of REIT Provisions. At the election of Landlord or any new landlord, any one or more of the provisions of the Separate Lease pertaining to the REIT status of any member of Landlord (or any Affiliate of any member of Landlord) shall be deleted.

(iv) Amendments to this Master Lease. Upon execution of such Separate Lease, and effective as of the effective date of such Separate Lease, this Master Lease shall be deemed to be amended as follows: (i) the Removal Facilities shall be excluded from the Leased Property hereunder and (ii) Rent hereunder shall be reduced by the amount of the Allocable Rent Amount with respect to the Removal Facilities. Such amendments shall occur automatically and without the necessity of any further action by Landlord or Tenant, but, at Landlord’s or Tenant’s election, the same shall be reflected in a formal amendment to this Master Lease, which amendment shall be promptly executed by Landlord and Tenant.

(v) Other Undertakings. Landlord and Tenant shall each take such actions and execute and deliver such documents, including, without limitation, the Separate Lease and new or amended Memorandum(s) of Lease and, if requested by the other, an amendment to this Master Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section 1.5, and as otherwise are appropriate or as Landlord, Tenant or any title insurer may reasonably request to evidence such removal and new leasing of the Removal Facilities, including memoranda of lease with respect to such Separate Leases and amendments of all existing memoranda of lease with respect to this Master Lease and an amendment of this Master Lease.

(c) No Cross Default. No default under any Separate Lease shall be a default under this Master Lease and no default or Event of Default under this Master Lease shall be a default under any Separate Lease. In all cases, so

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long as any Facility Mortgage shall apply to any Removal Facility or Separate Lease, such Removal Facility and/or Separate Lease shall continue to be subject either to any existing subordination, nondisturbance and attornment agreement with respect to the Master Lease, or subject to a new subordination, nondisturbance and attornment agreement to be delivered by Facility Mortgagee, the landlord under the Separate Lease and Tenant on substantially the same terms and conditions as the existing subordination, nondisturbance and attornment agreement (having regard to the terms and conditions of the Separate Lease).

(d) Guaranty. Upon the execution of a Separate Lease, Guarantor shall execute and deliver to the new owner of the Removal Facility a new Guaranty of Tenant’s obligations with respect to the Removal Facility. The original Guaranty delivered to Landlord shall be of no further force or effect with respect to any obligations related to the Removal Facilities.

(e) Costs and Expenses. All costs and expenses relating to a Separate Lease (including reasonable attorneys’ fees and other reasonable, documented out-of-pocket costs incurred by Tenant or Guarantor for outside counsel, if any) shall be borne by Landlord and not Tenant.

(f) Cooperation. Landlord and Tenant shall cooperate with Gaming Authorities in all reasonable respects to facilitate all necessary regulatory reviews, approvals and/or authorization of the Separate Lease in accordance with applicable Gaming Regulations.

ARTICLE II

DEFINITIONS

2.1 Definitions. For all purposes of this Master Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (ii) all references in this Master Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Master Lease; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Master Lease as a whole and not to any particular Article, Section or other subdivision; and (v) for the calculation of any financial ratios or tests referenced in this Master Lease (including the EBITDAR to Rent Ratio, and the Indebtedness to EBITDA Ratio), this Master Lease, and any similar lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent payable hereunder, or under a similar lease, shall be treated as an operating expense and shall not constitute Indebtedness or interest expense.

“10 Year Treasury Yield”: The yield published in The Wall Street Journal from time to time for the “U.S. 10 Year Treasury Note.” If The Wall Street Journal ceases to publish the “U.S. 10 Year Treasury Note,” Landlord shall select an equivalent publication that publishes such “U.S. 10 Year Treasury Note,” and if such “U.S. 10 Year Treasury Note” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Landlord shall select a comparable yield index.

“121A Entity”: MGM Springfield ReDevelopment, LLC, a Massachusetts 121A limited liability company.

“Accounts”: All accounts, including deposit accounts, all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.

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“Act”: As defined in Section 41.14(a)(i).

“Additional Charges”: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Master Lease and, in the event of any failure on the part of Tenant to pay or cause to be paid any of those items, except where such failure is due to the wrongful or negligent acts or omissions of Landlord, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.

“Additional Empire Facility”: As defined in Section 7.4.

“Additional Facility”: As defined in the definition of Allocable Rent Amount.

“Affiliate”: When used with respect to any corporation, limited liability company, partnership or any other Person, the term “Affiliate” shall mean any Person which, directly or indirectly, controls or is controlled by or is under common control with such other Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

“Allocable Percentage Share”: For any Facility, the fraction converted to a percentage determined by dividing the EBITDAR for such Facility by the EBITDAR for all Facilities then subject to the Master Lease, with each such EBITDAR being based on the most recent Fiscal Year required to be reported by Tenant to Landlord under Section 23.1(b) of this Master Lease.

“Allocable Rent Amount”: As of any date of determination, with respect to one or more Facilities, and with respect to any amount of Rent in question, the amount determined by multiplying the then current total amount of Rent in question by the Allocable Percentage Share of such Facility(ies). To the extent the Additional Empire Facility is purchased by Landlord and made subject to this Master Lease as a Leased Property in accordance with Section 7.4 or any other facility is purchased by Landlord and made subject to this Master Lease as a Leased Property (an “Additional Facility”), but has not been subject to this Master Lease as Leased Property for the entirety of the applicable 12 month period prior to the date of determination of Allocable Rent Amount, the Allocable Rent Amount calculation for all purposes of this Master Lease that includes the Additional Empire Facility and/or Additional Facility shall reflect, with respect to the Additional Empire Facility and/or the Additional Facility, the stabilized EBITDAR projections prepared by the Tenant and reasonably approved by the Landlord. In the event that Landlord and Tenant are unable to agree on such stabilized EBITDAR projections of the Additional Empire Facility and/or the Additional Facility, either party may elect to have the same determined by an Expert in accordance with Section 34.1.

“Appraiser”: As defined in Section 3.5.

“Assumed Rate”: The 10 Year Treasury Yield plus six percent (6%).

“Award”: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

“Blue Tarp”: As defined in Section 41.14(c)(ii).

“Borgata”: As defined in Section 41.14(a)(i).

“Borgata Fair Market Value”: As defined in Section 41.14(a)(vii).

“Borgata Purchase Notice”: As defined in Section 41.14(a)(vi).

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“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“Capital Improvements”: With respect to any Facility, any improvements or alterations or modifications of the Leased Improvements, including without limitation capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Leased Improvements of such Facility, or the expansion of existing improvements, which are constructed on any parcel or portion of the Land of such Facility, during the Term, including construction of a new wing or new story, in each case which are permanently affixed to the Leased Property such that they constitute real property under applicable Legal Requirements.

“Cash”: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

“Casualty Event”: Any loss of title or any loss of or damage to or destruction of, or any Condemnation or other taking (including by any governmental authority) of, any portion of the Leased Property for which Landlord, Tenant or any Operating Subtenant or any of their respective Subsidiaries receives cash insurance proceeds or proceeds of a Condemnation award or other similar compensation (excluding proceeds of business interruption insurance). “Casualty Event” shall include, but not be limited to, any taking of all or any portion of the Leased Property, in or by Condemnation or other eminent domain proceedings pursuant to any applicable law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of or any part thereof by any governmental authority, civil or military.

“Casualty Shortfall”: As defined in Section 14.2(g).

“Code”: The Internal Revenue Code of 1986 as amended from time to time.

“Commencement Date”: As defined in the Preamble.

“Commission”: As defined in Section 41.14(a)(ii).

“Condemnation”: A taking by the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

“Condemnor”: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

“Confidential Information”: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of Landlord or Tenant or their respective Related Persons, whether furnished before or after the date of this Master Lease, and regardless of the manner in which it was furnished, and any material prepared by either Landlord or Tenant or their respective Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by either Landlord or Tenant or their respective Related Persons in breach of this Master Lease; (ii) was or becomes available to either Landlord or Tenant or their respective Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of Landlord or Tenant or their Related Persons, provided, that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other without the use of any Confidential Information, as evidenced by its written records.

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“Control”: The ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the managing member or general partner of the Person in question), to (i) direct or cause the direction of the management and policies of a Person or (ii) conduct the day-to-day business operations of a Person.

“Corporate Shared Services Property”: The Property used in the provision of services by an Affiliate of Tenant (including, by way of example and not limitation, aircraft, limos, certain information technology equipment and K-9 units) to a Facility (and to other facilities owned or operated by direct or indirect Subsidiaries of Tenant’s Parent) in the ordinary course and in a Non-Discriminatory manner.

“Covenant Failure Period”: The period (x) beginning upon the failure of Tenant to satisfy the Financial Covenant for two (2) consecutive Test Periods as determined on the last day of two (2) consecutive fiscal quarters (e.g., if Tenant fails to satisfy the Financial Covenant for the Test Periods ending on September 30, 2022 and December 31, 2022, the Covenant Failure Period would begin on December 31, 2022) and (y) ending upon a Covenant Security Coverage Cure with respect to such failure.

“Covenant Failure (Unavoidable Delay)”: A failure to satisfy the Financial Covenant substantially caused by an Unavoidable Delay, which Unavoidable Delay affects a substantial portion of the Leased Property (i.e., a substantial number of Facilities) for more than thirty (30) consecutive days (e.g., the COVID – 19 Pandemic) (it being understood that an Unavoidable Delay that has a duration that exceeds thirty (30) consecutive days does not by itself indicate that a Covenant Failure (Unavoidable Delay) has occurred).

“Covenant Security Coverage Cure”: Following the commencement of a Covenant Failure Period, as of the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period (each of such Test Periods ending as of the last day of two (2) consecutive fiscal quarters), the Tenant’s Parent EBITDA to Rent ratio described in Section 23.3(a) shall have been equal to or greater than the Coverage Ratio (e.g., if, following the commencement of a Covenant Failure Period for the Test Periods ending September 30, 2023 and December 31, 2023, Tenant satisfies the Financial Covenant for the Test Periods ending March 31, 2024 and June 30, 2024, then the Covenant Security Coverage Cure will be deemed to have occurred on June 30, 2024).

“Covenant Security Escrow Account”: An escrow account established by Tenant with a reputable, nationally recognized title insurance company selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) with an office located in Las Vegas, Nevada. Fidelity Title Insurance Company is hereby preapproved by Landlord and Tenant.

“Coverage Ratio”: As defined in Section 23.3.

“CPI”: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States as reasonably determined by Landlord and Tenant.

“CPI Increase”: The quotient of (i) the CPI most recently published as of the beginning of each Lease Year, divided by (ii) the CPI most recently published as of the Commencement Date (except that in connection with determining the Escalation, the preceding clause (ii) will be replaced with “the CPI as of the date which is one year prior to the date described in the preceding clause (i)”). If the quotient is less than one, the CPI Increase shall be equal to one.

“Date of Taking”: The date the Condemnor has the right to possession of the property being condemned.

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“Debt Agreement”: If designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant, any Operating Subtenant and/or their respective Subsidiaries, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, (iii) which may be secured by assets of Tenant, any Operating Subtenant and/or their respective Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Master Lease) and (iv) which shall provide Landlord, in accordance with Section 17.3 hereof, the right to receive copies of notices of Specified Debt Agreement Defaults thereunder.

“Defaulting Operating Subtenants”: Operating Subtenants operating forty-one and one-half percent (41.5%) or more (by number) of the Facilities.

“Discretionary Transferee”: A transferee that meets all of the following requirements:

(a) such transferee has:

(1)    (i) except as provided in (a)(1)(ii) or (iii) below, at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing casino properties with revenues in the immediately preceding fiscal year of at least (x) Five Hundred Million Dollars ($500,000,000) in the case of a transfer of any Facility located in Las Vegas, Nevada, (y) Two Hundred Fifty Million Dollars ($250,000,000) in the case of a transfer of any Facility not located in Las Vegas, Nevada or (z) Seven Hundred Fifty Million Dollars ($750,000,000) in the case of a transfer of all Facilities then under the Master Lease (or, in any case, retains a manager with such qualifications, which manager shall not be replaced other than by another manager meeting the foregoing requirements) and as to which the primary business of such Person and its Affiliates taken as a whole is not the leasing of properties to gaming operators, or

(ii)    in the case of a Permitted Leasehold Mortgagee Foreclosing Party at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing casino properties (or, in any case, retains a manger with such qualifications, which manager shall not be replaced other than by another manager meeting the foregoing requirements), or

(iii)    in the case of a transfer of any Facility of which no material portion is a Gaming Facility, at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing properties similar to the Facility being transferred (or retains a manager with such qualifications, which manager shall not be replaced other than by another manager meeting the foregoing requirements); or

(2) agreement(s) in place in a form reasonably satisfactory to Landlord to retain for a period of eighteen (18) months (or more) after the effective time of the transfer at least

(i) eighty percent (80%) of Tenant Parties and their respective Subsidiaries personnel employed at the Facilities who have employment contracts as of the date of the relevant agreement to transfer, and

(ii) eighty percent (80%) of Tenant Parties and Tenant’s Parent’s ten most highly compensated corporate employees as of the date of the relevant agreement to transfer based on total compensation determined in accordance with Item 402 of Regulation S-K of the Exchange Act, as amended;

(b) such transferee (directly or through one or more of its Subsidiaries), and all persons or entities associated with such transferee who are deemed relevant by the applicable Gaming Authority(ies) with

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jurisdiction over any portion of the Leased Property have the requisite Gaming Licenses required by such Gaming Authority(ies) for the applicable transfer to be consummated;

(c) such transferee is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, and

(d)    (i) except in the case of clause (ii) below, (x) the Parent Company of such transferee or, if such transferee does not have a Parent Company, such transferee, has sufficient assets so that, after giving effect to its assumption of Tenant’s obligations hereunder or the applicable assignment or other transaction, its Indebtedness to EBITDA Ratio on a consolidated basis in accordance with GAAP is less than 6:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction, or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty, or

(ii) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) Tenant has an Indebtedness to EBITDA Ratio of less than 6:1 on a pro forma based on projected earnings and after giving effect to the proposed transaction, (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty, or (z) such entity is an entity whose only asset is or will be ownership of the leasehold estate created by this Master Lease and related assets reasonably necessary for conduct of the Primary Intended Use with respect to the Facilities and who, after giving effect to such entity becoming Tenant hereunder, has no Indebtedness.

“Division”: As defined in Section 41.14(a)(ii).

“Dollars” and “$”: The lawful money of the United States.

“EBITDA”: For any Test Period and with respect to any Person or Facility (as applicable), the sum of Net Income of such Person or Facility for that period, (I) plus or minus the following to the extent reflected in Net Income for that period, plus (a) any extraordinary loss, and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus (b) any extraordinary gain, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus (c) interest expenses of such Person or Facility for that period, plus (d) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person or Facility for that period (whether or not payable during that period), minus (e) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person or Facility for that period (whether or not receivable during that period), plus (f) depreciation, amortization and all non-recurring and/or other non-cash expenses to the extent deducted in arriving at Net Income for that period, plus (g) loss on sale or disposal of an asset, and write downs and impairments of an asset; minus (h) all non-recurring and/or other non-cash income in connection with an acquisition or disposition, and gain on sale of an asset; plus (i) expenses classified as “preopening and start-up expenses” on the applicable financial statements of that Person or Facility for that fiscal period; plus (j) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans of the Company or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights; minus (k) any income from an equity investment in an unconsolidated affiliate; plus (l) any loss from an equity investment in an unconsolidated affiliate; plus (II) (a) cash dividends or distributions received from equity investments;, in each case as determined in accordance with GAAP to the extent applicable. The expenses associated with this Master Lease or any Ground Lease shall be treated as rent, and not interest expense for purposes of determining EBITDA hereunder, regardless of its treatment under GAAP.

“EBITDAR”: For any Test Period, with respect to any Person or Facility, EBITDA plus, without duplication, any rent expense associated with any ground leases forming part of the Leased Property and this Master Lease (as may be amended from time to time).

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“EBITDAR to Rent Ratio”: As at any date of determination, the ratio for any period of EBITDAR derived from the Facilities by Tenant or its Affiliates (without duplication) to Rent. For purposes of calculating the EBITDAR to Rent Ratio, EBITDAR and Rent shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Master Lease during any Test Period as if such increase or decrease had been effected on the first day of such Test Period.

“Eligible Institution”: Either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. or Bank of America, N.A. or any of their affiliates or successors provided that the rating by S&P and Moody’s for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in clause (a) hereof.

“Empire Adjacent Property”: As defined in Section 7.3(b).

“Empire Facility”: The Empire City Casino and Yonkers Raceway, Yonkers, New York.

“Encumbrance”: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to any of the Leased Property, or any portion thereof or interest therein.

“End of Term Asset Transfer Notice”: As defined in Section 36.1.

“Environmental Costs”: As defined in Section 32.4.

“Environmental Laws”: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

“Equity Interests”: With respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Escalated Rent”: For the first Lease Year the amount of Eight Hundred Sixty Million Dollars and 00/100 ($860,000,000.00)2. Thereafter, “Escalated Rent” (i) for each Lease Year until and including the tenth

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THIS ASSUMES THAT THE SPRINGFIELD TRANSACTION HAS CLOSED PRIOR TO THE EXECUTION OF THIS MASTER LEASE AND REFLECTS THE INCLUSION OF THE SPRINGFIELD PRO FORMA RENT. IN THE EVENT THAT SPRINGFIELD HAS NOT CLOSED PRIOR TO THE EXECUTION OF THIS MASTER LEASE, RENT SHALL BE REDUCED BY $30,000,000 UNTIL SUCH TIME AS THE SPRINGFIELD PROPERTY IS ADDED TO THIS MASTER LEASE (UPON WHICH THE RENT WOULD BE INCREASED BY $30,000,000.00).

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(10th) Lease Year shall mean an amount equal to one hundred and two percent (102%) of the Rent as of the end of the immediately preceding Lease Year, and (ii) for each Lease Year commencing with the eleventh (11th) Lease Year and continuing through the end of the Term, an amount equal to the Rent as of the end of the immediately preceding Lease Year multiplied by the greater of (x) one hundred and two percent (102%) and (y) the CPI Increase; provided, however, that commencing with the eleventh (11th) Lease Year and continuing through the end of the Term, in no event shall the Escalated Rent for any Lease Year equal more than one hundred and three percent (103%) of the Rent payable as of the end of the immediately preceding Lease Year.

“Escalation”: For any Lease Year (other than the first Lease Year), an amount equal to the difference between (i) the Escalated Rent for such Lease Year and (ii) the Rent for the immediately preceding Lease Year. Notwithstanding the foregoing, in the event that an Unavoidable Delay directly causes Tenant to cease to operate seventy-five percent (75%) or more (by number) of the Facilities for a period of ninety (90) consecutive days or more at any time, then the Escalation shall not apply to the Lease Year immediately following the end of such ninety (90) day period and instead the Rent will continue to be the same for such following Lease Year as in effect at the end of the Lease Year in which the end of such ninety (90) day period occurred; provided, however, that the foregoing provision regarding the impact of an Unavoidable Delay on Escalation shall be applicable no more than two (2) times during the Initial Term and no more than three (3) times during the entire Term including Renewals.

“Event of Default”: As defined in Article XVI.

“Event of Default Notice”: As defined in Section 16.2(b).

“Exchange Act”: The U.S. Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

“Excluded Assets”: As defined in Section 1.1.

“Exercise Date”: As defined in Section 1.4.

“Expert”: An independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.

“Facilit(y)(ies) ”: As defined in the Recitals, but excluding, from time to time, any Removal Facilities or Facilities otherwise removed from this Master Lease in accordance with the terms of this Master Lease, and including, from time to time, the Additional Empire Facility or other facilities otherwise added to this Master Lease in accordance with the terms hereof. Facilit(y)(ies) shall also exclude any off-track betting facilities located off-site or other offsite gaming facilities.

“Facility Mortgage”: As defined in Section 13.1.

“Facility Mortgage Documents”: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

“Facility Mortgagee”: As defined in Section 13.1.

“Facility Tax Action”: Any action or decision Landlord has the right to take or make, as applicable, under any Facility Tax Agreement to reduce taxes pursuant to the applicable Facility Tax Agreement that would otherwise be payable with respect to such Facility Tax Agreement if such action or decision is not taken or made, as applicable.

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“Facility Tax Agreement”: Any tax agreement (i) related to a Facility and (ii) the substance of which pertains to property taxes, PILOT programs, or any similar state or local taxes, which agreement is being entered into or amended in order to reduce such taxes that would otherwise be payable with respect to such Facility if such agreement(s) were not entered into.

“Fair Market Rent”: With respect to the Leased Property or any Facility, at any time in question, the prevailing fair market Rent which would be determined in an arm’s-length negotiation by Landlord and Tenant if neither party were under any compulsion to enter into a lease, taking into account all of the material terms and conditions of this Master Lease (including the obligation to pay Rent and Additional Charges and the presence of any remaining Renewal Terms) and, taking into account the fact that Landlord will not be entitled to the benefit of any of Tenant’s Property other than its rights with respect to Tenant’s Property pursuant to Article XXXVI, for a five-year term beginning as of the commencement of the applicable Renewal Term, such Fair Market Rent to be determined by mutual agreement by the parties or in accordance with Section 3.5.

“Fair Market Rent Assumptions”: The Expert shall assume the following (1) neither the tenant nor landlord is under any compulsion to lease and that both have reasonable knowledge of all relevant facts, are acting prudently and knowledgeably in a competitive and open market, and assuming price is not affected by undue stimulus, (2) such lease contains terms and conditions identical to the terms and conditions of this Master Lease as in effect as of such time that the Fair Market Rent is determined, other than with respect to the amount of Rent that is due, (3) neither party is paying any broker a commission in connection with the transaction, (4) that the tenant thereunder will pay such Fair Market Rent for the entire term of such demise (i.e., no early termination)) subject to any provisions in this Master Lease for adjustment to the Rent during such term, (5) the Leased Property to be valued pursuant hereto (as improved by all then existing Leased Improvements, and all Capital Improvements thereto), shall be valued as (or as part of) a fully-permitted Facility operated in accordance with the provisions of this Master Lease for the Primary Intended Use, free and clear of any lien or encumbrance evidencing a debt (including any Permitted Leasehold Mortgage) or judgment (including any mortgage, security interest, tax lien, or judgment lien), (6) in determining the Fair Market Rent with respect to damaged or destroyed Leased Property, such value shall be determined as if such Leased Property had not been so damaged or destroyed, (7) in determining the Fair Market Rent with respect to any portion of the Leased Property for which Tenant has temporarily ceased operations, such value shall be determined as if such operations had not been ceased, (8) the Fair Market Rent shall represent the normal rent for the Leased Property unaffected by sales (or leasing) concessions granted by anyone associated with the transaction, (9) the following specific matters shall be factored in or out, as appropriate, in determining Fair Market Rent as the case may be: (i) the negative value of (x) any deferred maintenance or other items of repair or replacement of the Leased Property to the extent arising from breach or failure of Tenant to perform or observe its obligations hereunder, (y) any then current or prior Gaming or other licensure violations by Tenant, Guarantor or any of their Affiliates, and (z) any breach or failure of Tenant to perform or observe its obligations hereunder (in each case with respect to the foregoing clauses (x), (y) and (z), without giving effect to any applicable cure periods hereunder), shall not be taken into account; rather, the Leased Property and every part thereof shall be deemed to be in the condition required by this Master Lease and Tenant shall at all times be deemed to have operated the Facilities in compliance with and to have performed all obligations of Tenant under this Master Lease, and (ii) such determination shall be without reference to any savings Landlord may realize as a result of any extension of the Term of this Master Lease, such as savings in free rent and tenant concessions, and without reference to any “start-up” costs a new tenant would incur were it to replace the existing Tenant for any Renewal Term or otherwise, and (10) the Leased Property will be leased as a whole or substantially as a whole to a single user.

“Finance Lease”: As applied to any Person, any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a finance lease on the balance sheet of that Person (provided, that any lease that is accounted for by any Person as an operating lease as of the Commencement Date and any similar lease entered into after the Commencement Date by any Person may, in the sole discretion of Tenant, be treated as an operating lease and not as a Finance Lease).

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“Finance Lease Obligations”: For any Person, all obligations of such Person to pay rent or other amounts under a Finance Lease as determined in accordance with GAAP.

“Financial Covenant”: As defined in Section 23.3.

“Financial Statements”: (i) For a Fiscal Year, consolidated statements of Tenant’s Parent and its consolidated subsidiaries of operations, shareholders’ equity and cash flows for such Fiscal Year and the related consolidated balance sheet as at the end of such Fiscal Year, prepared in accordance with GAAP as at such date and audited by a “big four” or other independent public accountants of recognized standing, and (ii) for each fiscal quarter (other than the fourth fiscal quarter in any Fiscal Year), the consolidated statement of operations of Tenant’s Parent and its Subsidiaries for such fiscal quarter, the consolidated statement of cash flows for the portion of the Fiscal Year ended with such fiscal quarter and the related consolidated balance sheet as at the end of such fiscal quarter, prepared in accordance with GAAP.

“Fiscal Year”: The annual period commencing January 1 and terminating December 31 of each year.

“Fixtures”: As defined in Section 1.1(d).

“Foreclosure Assignment”: As defined in Section 22.2(a)(ii).

“Foreclosure COC”: As defined in Section 22.2(a)(ii).

“Foreclosure Purchaser”: As defined in Section 31.1.

“GAAP”: Generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification® and rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws, that are applicable to the circumstances as of the date of determination, consistently applied; provided, that, after the Commencement Date, if any change in accounting principles is required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB or the Securities and Exchange Commission and such change results in a change in the method of calculation of any financial ratio or term in this Master Lease, then Tenant and Landlord shall negotiate in good faith in order to amend such provision so as to equitably reflect such change with the desired result that the criteria for evaluation the relevant Person’s financial condition shall be the same after such change as if such change had not occurred; provided further that until such time as an amendment shall have been executed, all such financial covenants and terms in this Master Lease shall continue to be calculated or construed as if such change had not occurred.

“Gaming Authority”: As defined in the definition of Gaming License.

“Gaming Corridor”: shall mean the greater Las Vegas Strip area bounded on the south by St. Rose Parkway (but, for the avoidance of doubt, including the M Resort), the north by US 95, on the east by Paradise Road or Maryland Parkway, as applicable, and on the west by Decatur Boulevard.

“Gaming Equipment”: all equipment, software systems and/or gaming devices used to conduct gambling games authorized by applicable Gaming Regulations at a Gaming Facility including without limitation, all slot machines, video lottery terminals, table games, gaming kiosks, pari-mutuel wagering systems, and/or other software systems and devices used now or in the future (including any variation or derivative of any of the foregoing, or any newly created equipment, software system or gaming device) for the purposes of conducting gambling games.

“Gaming Facility”: The portion of any property upon which Gaming Equipment is utilized to generate gaming revenues in accordance with a required Gaming License.

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“Gaming License”: Any license, permit, approval, finding of suitability, finding of qualification or other authorization issued by a United States federal, state or local licensing or regulatory agency, commission, board or other governmental body (each a “Gaming Authority”) to operate, carry on or conduct any gambling game, race book or sports pool, pari-mutuel wagering and/or offer for play any Gaming Equipment on the Leased Property, as required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit D, as amended from time to time, and those related to any Facilities that are added to this Master Lease after the Commencement Date.

“Gaming Regulation(s)”: Any and all United States federal, state, or local laws, statutes, ordinances, rules, regulations, policies, orders, resolutions, codes, decrees or judgments, and Gaming License conditions or restrictions, and requirements of any agreement with a local municipality, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a Person holding a Gaming License, including, without limitation, any contractual requirements or requirements imposed by a regulatory agency, commission, board, municipality, county, parish or other governmental body (including any Gaming Authority) pursuant to the jurisdiction and authority granted to it under applicable law.

“Ground Leased Property”: The real property leased pursuant to the Ground Leases.

“Ground Leases”: Those certain leases with respect to real property that is a portion of the Leased Property, pursuant to which Landlord is a tenant and which leases have either been approved by Tenant or are in existence as of the Commencement Date and listed on Part II of Exhibit B hereto.

“Ground Lessor”: As defined in Section 8.4(a).

“GRT Payment”: As defined in Section 4.1(g).

“Guarantor”: Tenant’s Parent or any replacement guarantor pursuant to a replacement guaranty given in accordance with this Master Lease or consented to by Landlord.

“Guaranty”: That certain Amended and Restated Guaranty of Master Lease dated as of the Commencement Date, a form of which is attached as Exhibit E hereto, as the same may be amended, supplemented or replaced from time to time, by and between Tenant’s Parent and Landlord, and any other form of guaranty in form and substance reasonably satisfactory to Landlord executed by a Guarantor in favor of Landlord (as the same may be amended, supplemented or replaced from time to time) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.

“Handling”: As defined in Section 32.4.

“Hazardous Substances”: Collectively, any petroleum, petroleum product or by product or any substance, material or waste that is defined, regulated or classified pursuant to any applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect.

“Impositions”: All taxes, special and general assessments, including assessments for public improvements or benefits, whether or not commenced or completed prior to the Commencement Date and whether or not to be completed within the Term, rents or other amounts payable under any Ground Leases, water rents, rates and charges, commercial rent taxes, sewer and other utility rents, rates and charges, excise tax levies, gross receipts tax (including, without limitation, the Nevada Commerce Tax (it being understood Tenant’s obligation to pay such gross receipts tax shall be subject to Section 4.1(g) hereof), fees including license, permit, inspection, authorization and similar fees, and other governmental impositions, levies and charges of every kind and nature whatsoever, that may be assessed, levied, confirmed, imposed or become a lien on the Leased Property or any part thereof or any rent therefore or any estate, right, title or interest therein or any occupancy,

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operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof prior to, during or with respect to any period during the Term hereof through the expiration or earlier termination of this Master Lease together with (i) any taxes and assessments that may be levied, assessed or imposed upon the gross income arising from any Rent or in lieu of or as a substitute, in whole or in part, for any Imposition and (ii) all interest and penalties on the foregoing attributable to any failure in payment by Tenant (other than failures arising from the wrongful or negligent acts of Landlord; provided, however, the foregoing shall not vitiate Landlord’s obligations set forth in clause (b) below). Except as described in clause (ii) above, the term “Impositions” shall, however, not include any of the following, all of which shall be the responsibility of (and paid, before any fine, penalty, interest or cost may be added for non-payment, by) Landlord: (a) any franchise, income, excess profits, estate, inheritance, succession, transfer, gift, corporation, business, capital levy or profits of Landlord, (b) (x) any tax imposed or an increased amount with respect to the sale, exchange or other disposition by Landlord of the fee estate in the Leased Property or Landlord Change of Control and (y) the incremental portion of any of the items in this paragraph that would not have been levied, imposed or assessed but for any sale of the fee estate in the Leased Property or Landlord Change of Control, in each case during the period from the date of this Master Lease through the expiration or earlier termination of the Master Lease, and (c) interest, penalties and other charges with respect to the foregoing items “a” and “b”.

“Indebtedness”: Of any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding accounts payable and accrued obligations incurred in the ordinary course of business); (e) all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) all Finance Lease Obligations of such Person; (g) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including swap contracts); (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days; and (i) all guaranty obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above; provided, that for purposes of this definition, deferred purchase price obligations shall be calculated based on the net present value thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. The amount of Indebtedness of the type described in clause (d) shall be determined in accordance with GAAP. Notwithstanding anything to the contrary contained in this Lease, none of this Master Lease, the Ground Leases or any other gaming lease shall be treated as Indebtedness, regardless of how they are treated under GAAP.

“Indebtedness to EBITDA Ratio”: As at any date of determination and with respect to any transferee, the ratio of (a) Indebtedness of the transferee and its subsidiaries on a consolidated basis (excluding (i) Indebtedness of the type referenced in clauses (g) or (h) of the definition of Indebtedness or Indebtedness referred to in clauses (e) or (j) of the definition of Indebtedness to the extent relating to Indebtedness of the type referenced in clauses (g) or (h) of the definition of Indebtedness), to (b) EBITDA of the transferee and its consolidated subsidiaries for the Test Period most recently ended prior to such date for which financial statements are available. For purposes of calculating the Indebtedness to EBITDA Ratio, EBITDA shall be

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calculated on a pro forma basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by the potential transferee which may be included in such calculations, otherwise in accordance with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the transferee or any such subsidiary since the beginning of such Test Period as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Test Period. In addition, for the avoidance of doubt, (i) if the transferee or any such subsidiary has incurred any Indebtedness or repaid, repurchased, acquired, defeased or otherwise discharged any Indebtedness since the end of the applicable Test Period, Indebtedness shall be calculated (for purposes of this definition) after giving effect on a pro forma basis to such incurrence, repayment, repurchase, acquisition, defeasance or discharge and the applications of any proceeds thereof as if it had occurred prior to the first day of such Test Period and (ii) the Indebtedness to EBITDA Ratio shall give pro forma effect to the transactions whereby the applicable transferee becomes party to the Master Lease permitted under Section 22.2.

“Initial Term”: As defined in Section 1.3.

“Instruments”: As defined in the definition of Property Documents.

“Insurance Requirements”: The terms of any insurance policy required by this Master Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

“Item Subject to Deemed Consent”: As defined in Section 35.2.

“Intellectual Property License Agreement”: That certain Trademark License Agreement, dated as of the date hereof, between Tenant’s Parent and Landlord, in the form of Exhibit I attached hereto.

“Investment Fund”: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Master Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

“Land”: As defined in Section 1.1(a).

“Landlord”: As defined in the preamble.

“Landlord Approved Capital Improvements”: As defined in Section 10.1(b).

“Landlord Approved Construction/Closure Project”: A Landlord Approved Capital Improvement or such other Capital Improvement in respect of any Facility, in each case, (i) for which Landlord’s prior written approval shall have been obtained in accordance with Section 10.1(b), and (ii) which will require ceasing operations at the applicable Facility for more than twelve consecutive (12) months.

“Landlord Change of Control”: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, as amended from time to time, and any successor statute) other than Landlord’s Parent and its Affiliates, shall have acquired direct or indirect beneficial ownership or control of thirty-five percent (35%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Landlord entitled to vote in an election of directors of Landlord or Landlord’s Parent, (ii) except as permitted or required hereunder, the direct or indirect sale by Landlord or Landlord’s Parent of all or substantially all of Landlord’s assets, whether held directly or through Subsidiaries of Landlord, relating to the Facilities in one

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transaction or in a series of related transactions (excluding sales to Landlord or its Subsidiaries), (iii) Landlord ceasing to be Controlled (directly or indirectly) by Landlord’s Parent, or (iv) Landlord or Landlord’s Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Landlord or Landlord’s Parent, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Landlord or Landlord’s Parent ordinarily entitled to vote in an election of directors of Landlord or Landlord’s Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Landlord or Landlord’s Parent ordinarily entitled to vote in an election of directors of Landlord or Landlord’s Parent outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (determined by voting power in an election of directors) of the outstanding Equity Interests ordinarily entitled to vote in an election of directors of such surviving or transferee Person (immediately after giving effect to such transaction). Notwithstanding the foregoing, no transfer or acquisition of Equity Interests in Landlord’s Parent or any direct or indirect owner thereof in one or more transactions shall result in a Landlord Change of Control.

“Landlord Tax Agreement Refusal Conditions”: As defined in Section 8.5.

“Landlord’s Parent”: VICI Properties Inc. and its successors from time to time.

“Landlord REIT Affiliate”: VICI Properties Inc. and its successors or assigns, or Affiliates of Landlord that that are treated as real estate investment trusts for U.S. federal income tax purposes.

“Landlord Representatives”: As defined in Section 23.4.

“Landlord Tax Returns”: As defined in Section 4.1(b).

“Landlord’s Termination Right”: As defined in Section 7.2(d).

“Lease Year”: The first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first anniversary of the Commencement Date occurs, and each subsequent Lease Year shall be each period of twelve (12) full calendar months thereafter.

“Leased Improvements”: As defined in Section 1.1(b).

“Leased Property”: As defined in Section 1.1.

“Leased Property Rent Adjustment Event”: As defined in Section 14.6.

“Leasehold Estate”: As defined in Section 17.1(a).

“Legal Requirements”: All applicable United States federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations and Environmental Laws) affecting any of the parties to this Lease, the Guaranty, Leased Property, Tenant’s Property or Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

“Lessor Lien”: Any lien, encumbrance, attachment, title retention agreement or claim (other than any of the foregoing that arise as a result of a Facility Mortgage (or other security interest filing in relationship to a Facility Mortgage), or directly result from the transactions contemplated by this Master Lease) encumbering the

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Leased Property and that arises after the Commencement Date solely as a result of (a) any act or omission of Landlord or any of its Affiliates which is in violation of any of the terms of this Master Lease after notice from Tenant and failure to cure within all applicable cure periods, (b) any third-party claim against Landlord or its Affiliates that is unrelated to the use, ownership, operation or maintenance of the Leased Property and (i) for which Tenant is not required to indemnify Landlord pursuant to this Master Lease, and (ii) that is unrelated to the acts or omissions of Tenant, Tenant’s Subsidiaries or any of their respective Affiliates, or (c) any third-party claim against Landlord arising out of any transfer, sale, assignment, encumbrance or disposition by Landlord of all or any portion of the interest of Landlord in the Leased Property or any portion thereof (or any Landlord Change of Control) in violation of this Master Lease.

“Letter of Credit”: An irrevocable, unconditional, clean sight draft letter of credit reasonably acceptable to Landlord in favor of Landlord and entitling Landlord to draw thereon based solely on a statement executed by an officer of Landlord stating that it has the right to draw thereon under this Lease in a location in the United States reasonably acceptable to Landlord, issued by one or more domestic Eligible Institutions or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Landlord shall have the right to draw in full: (a) if Landlord has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days or less prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and/or (c) thirty (30) days after Landlord has given a proper notice to Tenant that any of the financial institutions issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above.

“Lien”: As defined in Section 11.1.

“Liquor Authority”: As defined in Section 41.13(a).

“Liquor Laws”: As defined in Section 41.13(a).

“Master Lease”: As defined in the preamble.

“Material Indebtedness”: Any Indebtedness of the type referenced in clauses (a) or (b) of the definition of Indebtedness of Tenant or the Operating Subtenants the outstanding principal amount of which is in excess of Two Hundred Fifty Million Dollars ($250,000,000).

“Material Portion”: More than 40% of the gross floor area of casino space (but not any hotel, convention or other space that is not casino space) of any Facility; provided, however, with respect to any Facility that is not located in Las Vegas, Nevada and the Excalibur Hotel and Casino, Tenant may sublease or enter into management agreements covering more than 40% of the gross floor area of the casino space of any such Facility without Landlord’s consent as would not reasonably be expected to result in a material adverse effect on the applicable Facility.

“MGP REIT”: MGM Growth Properties LLC.

“National Harbor Ground Lease”: The description of the National Harbor ground lease described in Part II of Exhibit B.

“Net Income”: With respect to any fiscal period and with respect to any Person, the net income (or net loss) of that Person, determined in accordance with GAAP, consistently applied.

“Net Revenue”: With respect to any fiscal period, the net revenue derived from the Facilities by Tenant or its Affiliates (without duplication) for that period, determined in accordance with GAAP existing from time to

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time, consistently applied, adjusted as necessary such that any Rent will constitute “rents from real property” within the meaning of Section 856(d) of the Code and Treasury Regulation Section 1.856-4. For the avoidance of doubt, Net Revenues will not be reduced by any expenses whatsoever, unless such expense is a component of net revenue as determined in accordance with GAAP, except that in Tenant’s sole discretion, Net Revenues may, but shall not be required to, be reduced by any component thereof representing expense reimbursements by third parties at no profit to Tenant or its Affiliates or subtenants.

“New Lease”: As defined in Section 17.1(f).

“NH Release”: As defined in Section 8.4(f).

“Non-Discriminatory”: Consistent, commercially reasonable treatment of all Persons regardless of the ownership, control or affiliations of any such Persons (i) subject to the same or substantially similar policies and procedures, including policies and procedures related to the standards of service and quality required to be provided by such Persons or (ii) participating jointly in the same transactions or relationships or participating in separate, but substantially similar, transactions or relationships for the procurement of goods or services (and whether such goods are purchased or leased), in each case, including, without limitation, the unbiased and consistent allocation of costs, expenses, savings and benefits of any such policies, procedures, relationships or transactions on the basis of a reasonable methodology; provided, however, that goods and services shall not be required to be provided in a manner that exceeds the standard of service required to be provided at the Leased Property under the terms of this Master Lease to be deemed “Non-Discriminatory” nor shall the standard of service and quality provided at the facilities owned or operated by each such Person be required to be similar so long as, in each case, both (x) a commercially reasonable business justification (without giving effect to Lease economics) that is not discriminatory to Landlord or the Leased Property exists for the manner in which such goods and services are provided, as reasonably determined by Tenant in good faith, and (y) the manner in which such goods and services are provided is not intended or designed to frustrate, vitiate or reduce the rights of Landlord under this Master Lease, as reasonably determined by Tenant in good faith.

“Notice”: A notice given in accordance with Article XXXV.

“Notice of Termination”: As defined in Section 17.1(f).

“NRS”: As defined in Section 41.15.

“OFAC”: As defined in Section 39.1.

“Operating Partnership”: MGM Growth Properties Operating Partnership LP

“Operating Standard”: Operation of the Leased Property for the Primary Intended Use (x) consistent with the standards of operations, maintenance and repair that a reasonable and prudent operator would reasonably be expected to undertake and follow for the operation, maintenance and repair of a comparable facility in the geographic location in which the applicable Facility is located, (y) at least substantially consistent with the standard of operations of each Facility, as applicable, on the date hereof, with due regard to reasonable wear and tear, and (z) which shall be performed (i) with respect to Facilities located in Las Vegas, Nevada, in a Non-Discriminatory manner with other similar assets owned, leased, managed or operated by Tenant’s Parent and/or its Subsidiaries, including without limitation, with respect to the usage and allocation of proprietary information and systems related to the operating of gaming, hotel and related businesses, centralized services, purchasing programs, insurance programs, Tenant’s Intellectual Property, complimentaries, room rates and cross-marketing and cross-promotional activities with other similar properties owned, leased or operated by Tenant’s Parent and/or its Subsidiaries in Las Vegas, Nevada (it being understood that Aria, Vdara, Bellagio, Mandalay Bay and MGM Grand shall be excluded for the purpose of the foregoing analysis), and (ii) with respect to Facilities not located in Las Vegas, Nevada, in a Non-Discriminatory manner with other similar assets owned,

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leased, managed or operated by Tenant’s Parent and/or its Subsidiaries, including without limitation, with respect to the usage and allocation of proprietary information and systems related to the operating of gaming, hotel and related businesses, centralized services, purchasing programs, insurance programs, Tenant’s Intellectual Property, complimentaries, room rates and cross-marketing and cross-promotional activities with other similar properties owned, leased or operated by Tenant’s Parent and/or its Subsidiaries outside of Las Vegas, Nevada (taking into account the quality of the operations and level of services provided at each of the applicable Facilities not located in Las Vegas, Nevada).

“Operating Subleases”: As defined in the Recitals.

“Operating Subtenant”: Each of the Persons listed as an Operating Subtenant in Exhibit A together with any other Person that is an Affiliate of Tenant to whom all or any portion of a Facility is sublet by Tenant pursuant to an Operating Sublease.

“Original Commencement Date”: The applicable Commencement Date for each Facility pursuant to the Original Master Lease, as set forth on Schedule 3 attached hereto.

“Overdue Rate”: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under Legal Requirements.

“Pandemic”: Any disaster or public health issue of any form as determined by public health officials whether it has an overriding effect on the general public or its effect is limited to the Leased Property, including without limitation, a mass influenza outbreak or any other illness or health issue, or any pandemic, epidemic, or widespread contagion or threat to human health, including but not limited to COVID-19, and any event or situation that a governmental authority has labelled a pandemic or similar term or as to which any governmental or quasi-governmental authority has issued a mandate, directive or recommendation to close, limit or restrict any of the operations or occupancy at any of the Facilities.

“Parent Company”: With respect to any Person in question, any other Person (other than an Investment Fund) (x) as to which such Person in question is a Subsidiary; and (y) which other Person is not a Subsidiary of any other Person (other than an Investment Fund, which shall be deemed not to have any Parent Company and, in the case of a Discretionary Transferee that is an Investment Fund, therefore shall not be required to provide a Parent Guaranty pursuant to Section 22.2, if applicable).

“Park MGM Tenant Capital Improvements”: The Tenant Capital Improvements set forth on Schedule 2 attached hereto.

“Payment Date”: Any due date for the payment of the installments of Rent or any other sums payable under this Master Lease.

“Permitted Capital Improvements”: As defined in Section 10.1(a).

“Permitted Encumbrance”:

(i)    inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable law) and which are being contested in good faith by appropriate proceedings in accordance with Article XII and have not proceeded to judgment, provided, that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(ii)    Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by

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appropriate proceedings in accordance with Article XII and have not proceeded to judgment, provided, that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(iii)    minor defects and irregularities in title to any Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(iv)    easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, or facilities or equipment, which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(v)    easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(vi)    rights reserved to or vested in any governmental authority to control or regulate, or obligations or duties to any governmental authority with respect to, the use of any Property;

(vii)    rights reserved to or vested in any governmental authority to control or regulate, or obligations or duties to any governmental authority with respect to, any right, power, franchise, grant, license, or permit;

(viii)    present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(ix)    statutory Liens, other than those described in clauses (i) or (ii) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith in accordance with Article XII, provided, that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(x)    covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(xi)    rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(xii)    Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(xiii)    Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Tenant or its Subsidiaries are a party as lessee, provided, the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed twenty percent (20%) of the annual fixed rentals payable under such lease;

(xiv)    Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

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(xv)    Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(xvi)    Liens consisting of deposits of Property to secure statutory obligations of Tenant or any of its Subsidiaries;

(xvii)    Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Tenant or any of its Subsidiaries is a party;

(xviii)    Liens created by or resulting from any litigation or legal proceeding involving Tenant or its Subsidiaries in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings in accordance with Article XII, provided, that adequate reserves have been set aside by Tenant or the relevant Subsidiary and no material Property is subject to a material risk of loss or forfeiture;

(xix)    non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Tenant and its Subsidiaries, taken as a whole;

(xx)    Liens arising under applicable Gaming Regulations;

(xxi)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Tenant or its Subsidiaries in the ordinary course of business;

(xxii)     Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business; and

(xxiii)     Liens on cash and cash equivalents deposited to discharge, redeem or defease Indebtedness.

“Permitted Leasehold Mortgage”: A document creating or evidencing an encumbrance on Tenant’s leasehold interest (or a subtenant’s subleasehold interest) in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement.

“Permitted Leasehold Mortgagee”: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided, such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking or other institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) in respect of real estate financings generally or corporate credit facilities generally; and provided, further, that, in all events, (i) no agent, trustee or similar representative shall be Tenant, Tenant’s Parent, Guarantor or any of their Affiliates, respectively (each, a “Prohibited Leasehold Agent”), and (ii) no (A) Prohibited Leasehold Agent (excluding any Person that is a Prohibited Leasehold Agent as a result of its ownership of publicly-traded shares in any Person), or (B) entity that owns, directly or indirectly higher than the lesser of (1) ten percent (10%) of the Equity Interests in Tenant or (2) a Controlling legal or beneficial interest in Tenant, may collectively hold an amount of the indebtedness secured by a Permitted Leasehold Mortgagee higher than the lesser of (x) twenty-five percent (25%) thereof and (y) the principal amount thereof required to satisfy the threshold for requisite consenting lenders to amend the terms of such indebtedness that affect all lenders thereunder.

“Permitted Leasehold Mortgagee Designee”: An entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.

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“Permitted Leasehold Mortgagee Foreclosing Party”: A Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee that forecloses on this Master Lease and assumes this Master Lease or a Subsidiary of a Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee that assumes this Master Lease in connection with a foreclosure on this Master Lease by a Permitted Leasehold Mortgagee.

“Person” or “person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Primary Impositions”: Real estate taxes (if not publicly available), insurance premiums and ground lease rents.

“Primary Intended Use”: Hospitality, entertainment, entertainment venues, gaming and/or pari-mutuel use generally consistent with prevailing hospitality, entertainment or gaming industry use at any time, together with all ancillary or complementary uses consistent with such use and operations (including hotels, resorts, convention centers, retail facilities, restaurants, clubs, bars, etc.), together with any other uses in effect on the Commencement Date and together with any other uses otherwise generally consistent with uses of property in the immediate vicinity of the Facilities and the Operating Standard.

“Prime Rate”: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided, that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

“Proceeding”: As defined in Section 23.1(b)(vi).

“Prohibited Leasehold Agent”: As defined in the definition of Permitted Leasehold Mortgagee.

“Prohibited Persons”: As defined in Section 39.1.

“Property”: any right, title or interest in or to property or assets of any kind whatsoever, whether real, Personal (as defined in the UCC) or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, equity interests or other ownership interests of any other Person owned by the first Person.

“Property Documents”: Any (a) declarations, reciprocal easements and/or easements, covenants, exceptions, conditions, restrictions and other encumbrances in each case affecting the Leased Property or any portion thereof (collectively, “Instruments”) that are filed of public record, or (b) Instruments that are not filed of public record and (i) have been entered into or assumed by Tenant, any Operating Subtenant or any of their respective Affiliates and (ii) with respect to which Tenant’s, Operating Subtenant’s or their Affiliate’s failure to comply would result in a material adverse effect on the applicable Facility or Landlord’s interest therein, and, with respect to any of the Instruments described in clauses (a) and (b), (x) only such Instruments that are in effect on the Commencement Date or made after the Commencement Date in accordance with the terms of this Master Lease or otherwise made or agreed to in writing by Tenant, any Operating Subtenant or any of their respective Affiliates (and with respect to any Instruments entered into by Landlord, provided that Tenant or the applicable Operating Subtenant has actual knowledge thereof) and (y) excluding all Facility Mortgage Documents.

“Related Persons”: With respect to a party, such party’s Affiliates and Subsidiaries and the directors, officers, employees, agents, partners, managers, members, advisors and controlling persons of such party and its Affiliates and Subsidiaries.

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“Removal Date”: As defined in Section 1.5(b).

“Removal Facility”: As defined in Section 1.5.

“Removal Notice”: As defined in Section 1.5.

“Renewal Notice”: As defined in Section 1.4.

“Renewal Term”: A period for which the Term is renewed in accordance with Section 1.4.

“Rent”: An annual amount equal to Eight Hundred Sixty Million and 00/100 Dollars ($860,000,000.00)3 per annum; provided, however, that commencing on the first day of the second Lease Year and continuing at the beginning of each Lease Year thereafter during the Initial Term and continuing through the first Renewal Term, the Rent shall increase to an annual amount equal to the sum of (i) the Rent for the immediately preceding Lease Year, and (ii) the Escalation.

At the commencement of each of the second and third Renewal Terms, the Rent shall be reset to be equal to the greater of (i) the sum of (x) the Rent for the immediately preceding Lease Year, and (y) the Escalation, and (ii) the Fair Market Rent as of the first day of the applicable Renewal Term as determined pursuant to Section 3.5 hereof. The Rent determined in accordance with the preceding sentence shall be payable throughout the remainder of the second or third, as applicable, Renewal Term except that the Rent shall increase on the first day of each Lease Year to an amount equal to the sum of (x) the Rent for the immediately preceding Lease Year, and (y) the Escalation.

Rent shall be subject to further adjustment as and to the extent provided in Sections 7.4 and 14.6.

“Replacement Lease”: As defined in Section 7.2(d).

“Replacement Tenant”: As defined in Section 7.2(d).

“Representative”: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.

“Responsible Officer”: Tenant’s Parent’s chief executive officer, chief operating officer, treasurer, assistant treasurer, secretary, assistant secretary, executive vice presidents and senior vice presidents and, regardless of designation, the chief financial officer of the Tenant’s Parent, provided, that the Tenant’s Parent may designate one or more other officers as Responsible Officers.

“Restricted Information”: As defined in Section 23.1(c).

“Sale Offer”: As defined in Section 7.4(a).

“Sale Offer Notice”: As defined in Section 7.4(a).

“Sanctions Authority”: As defined in Section 39.1(a).

“SEC”: The United States Securities and Exchange Commission.

“SEC Filing Deadline”: As defined in Section 23.1(b)(i).

[3]	NTD: See footnote above next to the definition of Escalated Rent.

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“SEC Reports”: All quarterly and annual reports required under the Exchange Act and related rules and regulations to be filed with the SEC on Forms 10-Q and 10-K.

“Secondary Impositions”: Impositions that are not Primary Impositions.

“Securities Act”: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Separate Lease”: As defined in Section 1.5.

“Solvent”: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).

“Specified Debt Agreement Default”: Any event or occurrence under any Material Indebtedness that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under any Material Indebtedness.

“Specified Communications”: Each of the following items to the extent required to be delivered to Landlord in accordance with the indicated provisions of this Master Lease:

(a)    Any certificates and related backup required to be delivered pursuant to Section 4.1;

(b)    Any Financial Statements, together with a report from the accounting firm (for annual statements) or certificate from a Responsible Officer (for quarterly statements), required to be delivered pursuant to Section 23.1(b)(i);

(c)    Any “no default” certificate required to be delivered pursuant to Section 23.1(b)(i);

(d)    Any budget and projection information required to be delivered pursuant to Section 23.1(b)(ii); and

(e)    Any notices required to be delivered pursuant to Section 32.2.

“Springfield”: MGM Springfield.

“Springfield Ground Lease”: The description of Springfield ground lease described in Part II of Exhibit B.

“Springfield MTA”: As defined in Section 41.14(c)(ii).

“State”: With respect to each Facility, the state or commonwealth in which such Facility is located.

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“Subsidiary”: As to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Master Lease shall refer to a Subsidiary or Subsidiaries of Tenant.

“Tenant”: As defined in the preamble.

“Tenant Capital Improvement”: A Capital Improvement constructed by or at the direction of Tenant or any applicable Operating Subtenant at a Facility.

“Tenant Change of Control”: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, as amended from time to time, and any successor statute) other than Tenant’s Parent and its Affiliates, shall have acquired direct or indirect beneficial ownership or control of thirty-five percent (35%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant entitled to vote in an election of directors of Tenant or its direct or indirect parent, (ii) except as permitted or required hereunder, the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Facilities in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries) to a Person that is not wholly owned and controlled (directly or indirectly) by Tenant’s Parent, (iii) Tenant ceasing to be a wholly-owned and controlled Subsidiary (directly or indirectly) of Tenant’s Parent, or (iv) any Operating Subtenant ceasing to be a controlled Subsidiary (directly or indirectly) of Tenant’s Parent. Notwithstanding the foregoing, no acquisition of shares of or transfer of any interest in Tenant’s Parent or any other publicly traded Person in one or more transactions shall result in a Tenant Change of Control, provided that after giving effect to such Tenant Change of Control, Tenant would be able to make the representations in Section 39.1 of this Master Lease without qualification.

“Tenant Competitor”: A Person or Affiliate of any Person (other than an Affiliate of Tenant) which is (i) among the top 25 global gaming companies by annual revenues, or (ii) any Person that has or is proposing to build, own or operate a casino resort located in the Gaming Corridor, or (iii) any Person identified in a letter of even date herewith from Tenant to Landlord, or their Affiliates; provided, that the foregoing shall not include commercial or corporate banks, pension funds, mutual funds and any other funds that are managed or controlled by a commercial or corporate banks which funds principally invest in commercial loans or debt securities and shall not apply to any holder or purchaser of only unsecured Indebtedness, provided; further, that clauses (i) and (ii) above shall not include any Person that has elected to be treated as a real estate investment trust and whose primary business activity is limited to acting as a landlord of properties under long-term triple-net leases that may include Gaming Facilities.

“Tenant Competitor Notice”: As defined in Section 18.3.

“Tenant NH Guarantor”: As defined in Section 8.4(f).

“Tenant NH Guaranty”: As defined in Section 8.4(f).

“Tenant Parties”: Collectively, Tenant and each of the Operating Subtenants.

“Tenant Representatives”: As defined in Section 23.4.

“Tenant’s GRT Payment Share”: As defined in Section 4.1(g).

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“Tenant’s Intellectual Property”: As defined in Section 6.3.

“Tenant’s Notice of Intent”: As defined in Section 7.2(d).

“Tenant’s Parent”: MGM Resorts International and its successor by merger, consolidation or other transaction pursuant to which any such successor acquires all or substantially all of the assets of MGM Resorts International.

“Tenant’s Portion of a Casualty Shortfall”: As defined in Section 14.2(g).

“Tenant’s Property”: With respect to each Facility, all assets, including the Gaming Equipment (other than the Leased Property and Excluded Assets) that are (i) owned by Tenant or any Operating Subtenant or any of their Subsidiaries, respectively, and (ii)(x) located at the Leased Property, or (y) primarily related to or primarily used in connection with the operation of the business conducted on or about the Leased Property or any portion thereof, together with all replacements, modifications, additions, alterations and substitutes therefor.

“Tenant’s Property FMV”: As defined in Section 36.1.

“Tenant’s Recommencement Period”: As defined in Section 7.2(d).

“Term”: As defined in Section 1.3.

“Termination Notice”: As defined in Section 17.1(d).

“Test Period”: With respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person for which financial statements are available or are required to have been delivered hereunder.

“Title Insurance Proceeds”: As defined in Section 5.1.

“Treasury Regulations”: The regulations promulgated under the Code, as such regulations may be amended from time to time.

“UCC”: Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unavoidable Delay”: Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental or quasi-governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, governmental mandates, directives or recommendations, Pandemic, environmental or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder, including any situation in which other similar businesses are generally closed; provided, that lack of funds shall not be deemed a cause beyond the reasonable control of a party.

“Unsuitable for Its Primary Intended Use”: A state or condition of any Facility such that by reason of damage or destruction, or a partial Condemnation, such Facility cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.

“Voluntary Termination Notice”: As defined in Section 7.2(d).

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ARTICLE III

RENT

3.1 Rent. During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Rent during any Lease Year is payable in advance in consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term. Rent payable during any Lease Year or portion thereof consisting of more or less than twelve (12) calendar months shall be prorated on a monthly basis such that the Rent for each calendar month is equal to the annual Rent divided by twelve (12).

3.2 Late Payment of Rent or Additional Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or Additional Charges will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent or Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent or Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Master Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.3 Method of Payment of Rent. Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

3.4 Net Lease. Landlord and Tenant acknowledge and agree that (i) this Master Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Master Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term with respect to each Facility, all as more fully set forth in Article IV and subject to any other provisions of this Master Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever, except as provided in Section 3.1.

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3.5 Fair Market Rent. In the event that it becomes necessary to determine the Fair Market Rent of any Facility for any purpose of this Master Lease, and the parties cannot agree among themselves on such Fair Market Rent within twenty (20) days after the first request made by one of the parties to do so, then either party may notify the other of a person selected to act as appraiser (such person, and each other person selected as provided herein, an “Appraiser”) on its behalf. Within fifteen (15) days after receipt of any such Notice, the other party shall by notice to the first party appoint a second person as Appraiser on its behalf. The Appraisers thus appointed, each of whom must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto, or, if no such organization exists, a similarly nationally recognized real estate appraisal organization) with at least ten (10) years of experience appraising properties similar to the Facilities, shall, within forty-five (45) days after the date of the notice appointing the first appraiser, proceed to appraise the applicable Facility to determine the Fair Market Rent thereof as of the relevant date; provided, that if one Appraiser shall have been so appointed, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within fifty (50) days after the making of the initial appointment, then the determination of such Appraiser shall be final and binding upon the parties. If two (2) Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, either party may request the appointment of Experts pursuant to Article XXXIV.

ARTICLE IV

IMPOSITIONS

4.1 Impositions. (a) Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make, or cause to be made, such payments directly to the taxing authorities (or any such other party imposing the same) and (i) with respect to Primary Impositions, furnish to Landlord once per calendar quarter, a listing of such payments, together, upon the reasonable request of Landlord, with copies of official invoices or receipts or other reasonably satisfactory proof evidencing such payments, and (ii) with respect to Secondary Impositions, furnish to Landlord once per calendar year upon request, provided that Landlord has reasonable justification for any such request in this clause (ii) and includes the same in its request to Tenant, a listing of such material payments, and, upon the reasonable request of Landlord, copies of official invoices or receipts or other reasonably satisfactory proof evidencing such payments. If Tenant is not permitted to, or it is otherwise not feasible for Tenant to, make (or cause to be made) such payments directly to the taxing authorities or other applicable party, then Tenant shall make (or cause to be made) such payments to Landlord at least ten (10) Business Days prior to the due date, and Landlord shall make such payments to the taxing authorities or other applicable party prior to the due date. Tenant’s obligation to pay (or cause to be paid) Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Article XII. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

(b) Landlord or Landlord’s Parent shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements), and Tenant’s Property.

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(c) Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant shall be paid over to or retained by Tenant.

(d) Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Master Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it or any Operating Subtenant possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e) Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(f) Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided, Tenant is given reasonable opportunity to participate in the process leading to such agreement. Impositions imposed or assessed in respect of any tax fiscal period occurring (in whole or in part) prior to the Commencement Date shall be Tenant’s obligation to pay or cause to be paid.

(g) Notwithstanding anything to the contrary in this Master Lease, Tenant’s obligation to reimburse Landlord in respect of gross receipts tax (including the Nevada Commerce Tax) shall not exceed fifty percent (50%) (“Tenant’s GRT Payment Share”) of any such gross receipts tax to the extent that such tax is actually paid by Landlord as a result of the payment of Rent and Additional Charges (each, an “GRT Payment”). As a condition to Tenant’s obligation to reimburse Landlord for Tenant’s GRT Payment Share, Landlord shall provide Tenant with Landlord’s computation of the GRT Payment paid by Landlord together with such information as Tenant may reasonably request to evidence or substantiate such GRT Payment and Tenant shall pay the amount of Tenant’s GRT Payment Share to Landlord within ten (10) Business Days following Tenant’s receipt of such computation and information; provided, that, Tenant shall have the right to dispute Landlord’s computation of any GRT Payment and any such dispute will be resolved by Experts pursuant to Section 34.1.

4.2 Utilities, Encumbrances and Other Matters. (a) Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements). Tenant shall also pay or reimburse Landlord for, all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof with respect to any Facility may be imposed against Landlord by reason of any covenants, conditions and/or restrictions affecting the Leased Property or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property or any Capital Improvement, including any and all costs and expenses associated with any utility, drainage and parking easements. Landlord will not enter into agreements that will encumber the Leased Property (other than a Facility Mortgage) without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to Instruments that do not adversely affect in any material respect the use or future development of the Facility as a Gaming Facility

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or any other use consistent with the Primary Intended Use or increase Additional Charges payable under this Master Lease); provided, Tenant is given reasonable opportunity to participate in the process leading to such Instrument. Tenant will not enter into Instruments that will encumber Landlord’s interest in the Leased Property or which require Landlord’s signature without Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall not be reasonable to withhold consent to Instruments that do not adversely affect the value or use of the Leased Property or the Facility (other than a de minimis effect)) unless such Instrument benefits a Tenant Competitor or an Affiliate of Tenant at the expense or to the detriment of such Facility or inappropriately or unfairly discriminates, in Landlord’s reasonable discretion, against the Facility to which such Instrument relates in favor of another Facility or other property which is not a Facility or Leased Property; provided, Landlord is given reasonable opportunity to participate in the process leading to such Instrument, and with respect to any Instruments which do not require Landlord’s consent, provided that they (x) expressly provide that they do not affect Landlord’s interest in the Leased Property and (y) do not result in any physical structures or other matters which may need to be removed or restored after the expiration of this Master Lease unless the same are minor in nature and Tenant agrees to remove and/or restore the same at no cost to Landlord (which is not otherwise reimbursed by Tenant).

(b)    Without limitation of the final sentence of Section 4.2(a), (i) Landlord shall reasonably cooperate with Tenant, as may be reasonably requested by Tenant, at Tenant’s sole cost and expense, in connection with the consummation or completion of the projects or other matters more particularly described on Schedule 6, and (ii) Landlord acknowledges that the Facilities located in Las Vegas may be participating in the Vegas Loop Project. Nothing contained in this Section 4.2(b) shall be deemed to vitiate or supersede or otherwise reduce any of Landlord’s rights under this Master Lease, including Section 4.2(a) and Section 8.3 hereof.

(c)    Landlord agrees not to withhold its consent to the easements and other agreements listed on Schedule 74, to the extent not yet finalized before the Commencement Date, provided such easements and agreements are substantially in the form previously disclosed to Landlord’s Parent or its representatives pursuant to that certain Master Transaction Agreement by and among [Venus], [Tenant’s Parent] and certain of their respective Affiliates dated August [4], 2021, or to the extent not provided to Landlord’s Parent or its representatives, in a form reasonably acceptable to Landlord.

4.3 Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default (to be exercised by thirty (30) days’ Notice to Tenant); Tenant shall be required to deposit, at the time of any payment of Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual rent and personal property taxes required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 4.3 shall be deemed to affect any right or remedy of Landlord hereunder.

4.4 Sustainability. Tenant acknowledges that Landlord values and supports environmental sustainability initiatives and practices at the Leased Property to, among other things, reduce the environmental impact of operations thereat, which may include energy efficiency and carbon emissions reduction, water usage reduction, recycling and waste reduction, environmental stewardship and conservation, and other sustainability efforts, as well as those related to Capital Improvements, interior design, operations, and maintenance.

[4]	NTD: Schedule 7 will contain the final list of items that are contained in Schedule 7.1(b)(vi)(2) of the MTA.

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ARTICLE V

NO ABATEMENT

5.1 No Termination, Abatement, etc. Except as otherwise specifically provided in this Master Lease, Tenant shall remain bound by this Master Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as may be otherwise specifically provided in this Master Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property, any Capital Improvement or any portion thereof; (ii) other than as a result of Landlord’s willful misconduct or gross negligence, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Master Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, deduction, reduction, suspension or deferment of or defense, counterclaim, claim or set-off against the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in this Master Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Master Lease or by termination of this Master Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Master Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Master Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided, that such assignment does not adversely affect Landlord’s rights under any such policy and provided, further, that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord. In furtherance of the foregoing, in the event that Landlord receives proceeds (“Title Insurance Proceeds”) from any policy of title or similar insurance maintained by Landlord, any such Title Insurance Proceeds shall be shared between Landlord and Tenant as follows. Tenant shall be entitled to the portion of such Title Insurance Proceeds that is attributable to the damage to the leasehold estate incurred by Tenant during the Term of this Master Lease (assuming that all Renewal Terms are exercised by Tenant) and Landlord shall be entitled to the portion of such Title Insurance Proceeds that is attributable to the damage to the residual estate remaining after the expiration of the Term (assuming that all Renewal Terms are exercised) provided that, if Tenant subsequently does not exercise one or more Renewal Terms, Tenant shall pay to Landlord the portion of such Title Insurance Proceeds received by or paid to Tenant pursuant to this Section 5.1 that is allocable to the Renewal Terms that are not exercised. Landlord agrees for the benefit of Tenant that in the event that Tenant desires to cause to be asserted a claim against any title insurer providing coverage under any policy of title or similar insurance maintained by

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Landlord, Landlord will reasonably cooperate with Tenant in asserting such claim and use commercially reasonable efforts to enforce such policy so that all available Title Insurance Proceeds are received, provided that Tenant bears all costs and expenses of such enforcement. In the event that Landlord and Tenant are unable, within thirty (30) days of receipt of any such Title Insurance Proceeds, to agree on the allocation between Landlord and Tenant of such Title Insurance Proceeds, either Landlord or Tenant may request that such allocation be determined by an Expert in accordance with Section 34.1. Landlord shall pay any amount owing pursuant to this Section 5.1 to Tenant within thirty (30) days after agreement upon, or determination by the Expert of, such amount. For the avoidance of doubt, Landlord and Tenant hereby agree that the references to title insurance and Title Insurance Proceeds in this Section 5.1 shall include any title insurance and Title Insurance Proceeds of Landlord and any Affiliates of Landlord and that Landlord shall cause its Affiliates to comply with the provisions of this Section 5.1 with respect to the provisions concerning title insurance and Title Insurance Proceeds.

ARTICLE VI

OWNERSHIP OF LEASED PROPERTY

6.1 Ownership of the Leased Property. (a) Landlord and Tenant acknowledge and agree that they have executed and delivered this Master Lease with the understanding that (i) the Leased Property (including any Tenant Capital Improvements) is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Master Lease, (iii) this Master Lease is a “true lease,” for all applicable legal and federal, state and local tax purposes and is not a mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Master Lease are those of a true lease, (iv) the business relationship created by this Master Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Master Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

(b) Each of the parties hereto covenants and agrees, subject to Section 6.1(c), not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Master Lease is a “true lease” with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property (other than for GAAP purposes), including (x) treating Landlord as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property (except as otherwise provided in Section 11.1(b)), (y) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord reporting the Rent payments as rental income under Section 61 of the Code.

(c) The Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Master Lease does not constitute a transfer of all or any part of the Leased Property.

(d) Tenant waives any claim or defense based upon the characterization of this Master Lease as anything other than a true lease and as a master lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1.

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6.2 Tenant’s Property. Tenant and each Operating Subtenant shall maintain sufficient Tenant’s Property (or personal property leased by Tenant or any Operating Subtenant or Corporate Shared Services Property) with respect to each Facility as may be necessary to comply with the Operating Standard. Tenant and its Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property in their sole discretion in a manner that does not impair any Facility’s compliance with the Operating Standard and Landlord shall have no rights to such disposed Tenant’s Property. Subject to Section 36.1 and Section 9.1(d), Tenant shall remove or cause to be removed all of Tenant’s Property from the Leased Property at the end of the Term at Tenant’s sole cost and expense. Subject to Section 36.1, any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a successor tenant or landlord shall be deemed abandoned by Tenant and shall become the property of Landlord. Notwithstanding anything in the foregoing to the contrary, any transfer, conveyance or other disposition by Landlord or Tenant of any Gaming Equipment will be subject to the approval, to the extent required, of any applicable Gaming Authority. Notwithstanding the foregoing, Tenant shall not be required to maintain, and there shall be no restriction on Tenant’s or its Subsidiaries’ right to sell, transfer, convey or otherwise dispose of, Tenant’s Property with respect to any Voluntarily Closed Facility which has been deemed to have been assigned (i.e., counts as an assignment of the applicable Facility for the purposes of clause (5) of Section 22.2(iii)) but only for so long as such Facility remains a Facility which has been deemed to have been assigned (i.e., counts as an assignment of the applicable Facility for the purposes of clause (5) of Section 22.2(iii)).

6.3 Tenant’s Intellectual Property. Subject to the terms of the Intellectual Property License Agreement, (a) Landlord and Tenant acknowledge and agree that all trademarks, trade names and trade dress used in connection with the Leased Property and all other forms of Tenant’s intellectual property (collectively, “Tenant’s Intellectual Property”) shall be the sole and exclusive property of Tenant, Tenant’s Parent and their respective Affiliates, (b) Tenant, Tenant’s Parent and their respective Affiliates may sell, transfer, convey or otherwise dispose of, modify, use or discontinue use of Tenant’s Intellectual Property in their sole discretion, (c) Landlord and its Affiliates shall have no rights in or to Tenant’s Intellectual Property, (d) Landlord and its Affiliates shall not claim any rights in or to, or challenge, contest or otherwise interfere with Tenant’s, Tenant’s Parent’s or their respective Affiliates’, as applicable, sole and exclusive ownership of, Tenant’s Intellectual Property and (e) Tenant may remove or otherwise dispose of Tenant’s Intellectual Property from the Leased Property at the end of the Term, or may modify the Leased Property at the end of the Term such that Landlord’s or any successor tenant’s use of the Leased Property does not infringe upon, dilute or adversely effect Tenant’s, Tenant’s Parent’s or their respective Affiliates’ ownership of Tenant’s Intellectual Property. For the avoidance of doubt, (i) no Tenant’s Intellectual Property shall be included in the provisions of Section 36.1 and (ii) nothing in this Section 6.3 shall vitiate the obligations of Tenant set forth in Section 7.2(a).

ARTICLE VII

CONDITION AND USE OF LEASED PROPERTY

7.1 Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Master Lease and has found the same to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, INCLUDING AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE

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EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2 Use of the Leased Property. (a) Tenant shall use or cause to be used the Leased Property and the improvements thereon of each Facility for its Primary Intended Use in accordance with the Operating Standard. Tenant shall not use or permit the use of the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent Landlord may not unreasonably withhold, condition or delay. Landlord acknowledges that operation of each Gaming Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license neither Landlord nor any Affiliate of Landlord may operate, control or participate in the conduct of a Gaming Facility.

(b) Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Gaming Facility (except in connection with any use, or change of use, permitted pursuant to Section 7.2(a) above or in connection with a Facility (or any portion thereof) that is not and has not been operated as a Gaming Facility) after the expiration or earlier termination of the Term.

(c) Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) would reasonably be expected to impair Landlord’s title thereto or to any portion thereof or (ii) would reasonably be expected to result in a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof.

(d) Except as a result of a Casualty Event or for the duration of an Unavoidable Delay or, with respect to a Facility undergoing a Landlord Approved Construction/Closure Project, for the duration of the period in which Tenant is prosecuting such Landlord Approved Construction/Closure Project, Tenant shall continuously operate each of the Facilities for the Primary Intended Use in accordance with the Operating Standard. Notwithstanding the foregoing, Tenant in its discretion may elect to permanently or temporarily cease operations at any of the Facilities if (i) in Tenant’s reasonable discretion, such cessation would not reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole, or (ii) at the time of such Voluntary Cessation, the EBITDAR to Rent Ratio, calculated on a pro forma basis as if the Facility(ies) for which operations are to be terminated were not included in EBITDAR, for the trailing twelve (12) month period is not less than 1.9:1 (any cessation of operations under clause (i) above or this clause (ii), a “Voluntary Cessation”); provided, however, that to the extent any Voluntary Cessation exceeds and is continuing for more than a period of twelve (12) consecutive months, Landlord may provide written notice to Tenant (the “Voluntary Termination Notice”) of Landlord’s intent to exercise Landlord’s right to terminate Tenant’s Leasehold Interest in this Master Lease as set forth below with respect to only the Facility for which the Voluntary Cessation has occurred and, as a condition to any such termination, contemporaneously therewith enter into a new lease for such facility (a “Replacement Lease”) with a bona fide third party (a “Replacement Tenant”) at a commercially reasonable rent (giving due consideration to the fact that such Facility has been closed and is not operational) (“Landlord’s Termination Right”); provided further, that effective upon such termination, Rent under this Master Lease will be reduced by the amount of Rent required to be paid by such third party to the Landlord pursuant to such Replacement Lease. Notwithstanding the foregoing, Rent under this Master Lease will remain unchanged except as specifically set forth in the proviso of the preceding sentence (and, for the avoidance of doubt, solely in the event of a Replacement Lease). Notwithstanding the foregoing, if Landlord delivers a Voluntary Termination Notice to Tenant in accordance with the above, Tenant may within thirty (30) days after receipt of the Voluntary Termination Notice, provide notice to Landlord that Tenant intends to again operate the Facility in question (“Tenant’s Notice of Intent”) and (x) if Tenant does thereafter commence operation of the Facility in question prior to the date that is

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sixty (60) days after the delivery to Landlord of Tenant’s Notice of Intent (“Tenant’s Recommencement Period”), and continues to operate such Facility for at least ninety (90) consecutive days in accordance with the terms of this Master Lease, then Landlord’s Termination Right shall not apply and (y) if Tenant does not thereafter commence operation of the Facility in question prior to the expiration of Tenant’s Recommencement Period, or does commence operation during Tenant’s Recommencement Period but does not continue to operate for such 90-day period, then Landlord shall have the right to exercise Landlord’s Termination Right provided that Landlord and Replacement Tenant enter into a binding agreement for the execution and delivery by Landlord and Replacement Tenant of a Replacement Lease within four (4) years following the expiration of Tenant’s Recommencement Period (such 4-year period, the “Re-tenanting Period”) and thereafter consummate the closing and enter into the Replacement Lease no later than one (1) year after execution and delivery of such binding agreement (such 1-year period, the “Replacement Lease Closing Period”), failing which, Landlord shall no longer be permitted to exercise Landlord’s Termination Right with respect to the Voluntary Cessation in question without first delivering a Voluntary Termination Notice to Tenant and providing Tenant with the rights set forth above in connection therewith. For purposes of clarity, (1) under no circumstances shall any termination of this Master Lease pursuant to this Section 7.2(d) become effective unless a Replacement Lease is executed and delivered contemporaneously therewith, and (2) if Tenant reopens a Facility as described in clause (x) of this Section 7.2(d) and continues to operate such Facility for at least ninety (90) consecutive days in accordance with the terms of this Master Lease, but thereafter, ceases operations at such Facility for more than a period of twelve (12) consecutive months, then, Landlord may provide another Voluntary Termination Notice to Tenant pursuant to this Section 7.2(d).

(e) Without limitation of any other provisions of this Lease, Tenant shall comply in all material respects with all Property Documents and Landlord shall reasonably cooperate with Tenant (at Tenant’s sole cost and expense) to the extent necessary for Tenant to so comply.

(f) Upon Landlord’s reasonable request from time to time, but not more frequently than once each year, Tenant shall provide Landlord with copies of any final third-party surveys, environmental, engineering, zoning, seismic or property condition reports (other than any which are subject to privilege) obtained by Tenant or any Operating Subtenant with respect to the Leased Property.

7.3 Other Facilities.

(a) Subject to compliance with the provisions of Section 7.4, nothing contained in this Master Lease shall restrict Tenant’s or any Tenant’s Affiliates’ ability to develop, acquire, operate or sell any new Gaming Facilities (or any other property) which are not owned or operated by Tenant as of the Commencement Date and not subject to this Master Lease.

(b) Landlord and Tenant acknowledge and agree that any Operating Subtenant or other affiliate of Tenant’s Parent may in the future develop the property adjacent to the Empire Facility (the “Empire Adjacent Property”) such that the Empire Adjacent Property is integrated with the Empire Facility, and Landlord agrees to reasonably cooperate, upon request by Tenant and at no out-of-pocket expense to Landlord, in any such development, including remapping of the Empire Facility, entering into restricted declarations and easements and approving any applications and site plans necessary in connection therewith.

7.4 Landlord ROFO.

(a) Landlord’s Right to Purchase Additional Empire Facility. Tenant agrees that during the Term, neither Tenant nor any of its Affiliates shall sell any portion of the Empire Adjacent Property on which Tenant shall have constructed gaming facilities (the “Additional Empire Facility”) unless Tenant shall first offer Landlord the opportunity to purchase the Additional Empire Facility to be sold and, if consistent with the Sale Offer (as defined below), include the Additional Empire Facility as a Leased Property under this Master Lease, on the terms described herein below. In the event that Tenant intends to sell the Additional Empire Facility, Tenant shall deliver a notice to Landlord (a “Sale Offer Notice”) indicating the price and other material terms

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under which Tenant would agree to sell the Additional Empire Facility (including, if applicable, as determined by Tenant in its sole discretion, the terms under which Tenant would agree to lease the Additional Empire Facility from a purchaser) (a “Sale Offer”). Within thirty (30) days of Landlord’s receipt of a Sale Offer Notice, Landlord shall notify Tenant as to whether Landlord intends to offer to purchase the Additional Empire Facility and on what terms. If Landlord shall offer to purchase the Additional Empire Facility subject to the Sale Offer for at least one hundred and five percent (105%) of the purchase price contained in the Sale Offer on an all cash basis (and, if applicable, on the same rental terms and other lease terms as the Sale Offer), Tenant shall sell the Additional Empire Facility subject to the Sale Offer to Landlord for such cash price and subject to the remaining terms set forth in the Sale Offer within sixty (60) days of Landlord’s receipt of the Sale Offer Notice, or such longer period of time as may reasonably be required to the extent necessary to comply with Section 41.13 or as otherwise necessary to comply with Gaming Regulations. If Landlord shall indicate its willingness to purchase the Additional Empire Facility but shall offer less than one hundred and five percent (105%) of the purchase price stated in the Sale Offer (or shall otherwise not agree to any of the remaining material terms contained in the Sale Offer), the parties shall attempt to negotiate, in each party’s sole discretion, the terms and conditions upon which such sale would be effected. Should Landlord notify Tenant that Landlord does not intend to purchase the Additional Empire Facility subject to the Sale Offer (or should Landlord decline to notify Tenant of its affirmative response within such thirty (30) day period), or if the parties fail for any reason to reach agreement on the terms under which Landlord would acquire the Additional Empire Facility subject to the Sale Offer, in any event, within thirty (30) days after Landlord’s receipt of the Sale Office Notice, then Tenant shall have no further obligation to sell or offer to sell the Additional Empire Facility subject to the Sale Offer to Landlord and Tenant may freely sell the Additional Empire Facility subject to the Sale Offer to any third-party for no less than the purchase price contained in, and otherwise on terms not substantially more favorable to such third-party than the terms contained in, the Sale Offer. If Landlord purchases the Additional Empire Facility from Tenant and the Sale Offer or other terms agreed between Landlord and Tenant provide for Tenant to lease, from Landlord, the Additional Empire Facility, then the Additional Empire Facility shall become part of the Empire Facility hereunder, and this Master Lease shall be amended, including amending the Rent, in accordance with such terms set forth in the Sale Offer or as otherwise agreed between Landlord and Tenant; provided that such amendments shall be consistent with the parties’ intent that this Master Lease shall be treated as a “true lease” as further described in Section 6.1(a)(iii). In no event shall Landlord’s rights under this Section 7.4(a) be assignable to any other Person and such rights may only be exercised by Landlord.

(b) No Other Restrictions. Notwithstanding anything to the contrary in this Section 7.4, Landlord shall not have any right to purchase, nor shall Tenant have any obligation to make any offer to Landlord pursuant to this Section 7.4 in connection with, any Property other than the Additional Empire Facility and in accordance with the terms of Article X). Further, neither Landlord nor Tenant shall be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities or any other property or asset, at any time; provided, however, that in no event shall Landlord at any time during the Term own or operate any Gaming Facility (other than holding the lessor’s interest pursuant to a triple net lease, or otherwise with the consent of Tenant, which consent Tenant may withhold in Tenant’s sole discretion).

ARTICLE VIII

COMPLIANCE WITH LAW; GROUND LEASES

8.1 Representations and Warranties. Each party represents and warrants to the other that: (i) this Master Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Master Lease within the State(s) where any portion of the Leased Property is located; and (iii) neither this Master Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

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8.2 Compliance with Legal and Insurance Requirements, etc.

(a) Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (a) comply in all material respects with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property. In an emergency which is not being reasonably addressed by Tenant or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord or its representatives may, but shall not be obligated to, subject to all Legal Requirements and the rights of subtenants, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it reasonably deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Tenant’s Property shall not be used for any unlawful purpose. In the event that a Gaming Authority notifies Tenant or an Operating Subtenant that Tenant or such Operating Subtenant is in jeopardy of either failing to comply with any such Gaming Regulation or failing to maintain a Gaming License and such failure is material to this Master Lease or the continued operation of a Facility for its Primary Intended Use, and, assuming no Event of Default has occurred and is continuing, Tenant shall be given reasonable time to address (or cause such Operating Subtenant to address) the regulatory issue (in all events, no less than the amount of time provided by the applicable Gaming Authority to address the regulatory issue), after which period (but in all events prior to an actual revocation of such Gaming License or the actual cessation of the use of the Facility for its Primary Intended Use), Tenant shall take (or shall cause such Operating Subtenant to take) reasonable steps to avoid the loss of such Gaming License or the actual cessation of the use of the Facility for its Primary Intended Use (subject to the provisions of Section 7.2(d)).

(b) Landlord shall comply in all material respects with any Gaming Regulations required of it as landlord (under this Master Lease) of the Facilities taking into account their Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a Gaming Authority notifies Landlord that it is in jeopardy of failing to comply with any such Gaming Regulation material to the continued operation of a Facility for its Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue (in all events, no less than the amount of time provided by the applicable Gaming Authority to address the regulatory issue), after which period (but in all events prior to an actual cessation of the use of any Facility for its Primary Intended Use as a result of the failure by Landlord to comply with such Gaming Regulation) Landlord shall be required to sell the Leased Property relating to such Facility in a manner permitted by Section 18.1. In the event during the period in which Landlord is complying with the preceding sentence, such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations.

8.3 Zoning and Uses. Tenant shall not, without the prior written consent of Landlord, (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance, material waiver or material deviation under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances)

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applicable to the Leased Property; (iii) execute or file any subdivision plat affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (iv) knowingly permit or suffer the Leased Property to be used by the public or any Person in such a manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement; provided, however, that Landlord’s approval with respect to any matter described in the preceding clauses (i) – (iii) shall not be unreasonably withheld, conditioned or delayed unless the same is reasonably likely to materially adversely affect the Primary Intended Use of the Leased Property in which event Landlord may withhold its consent in Landlord’s sole discretion, and further; provided, that Tenant or any Operating Subtenant may enter into any matter described in clause (i)-(ii) above if the same and any effect on the Facility is limited in duration to the Term (including all Renewal Terms) or earlier termination of this Master Lease. In addition, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with Tenant (or any Operating Subtenant) and all applicable authorities in connection with the foregoing clauses (i)-(iv), including the provision and execution of such documents and other information as may be reasonably requested by Tenant or such authorities relating to the Leased Property and which are within Landlord’s reasonable control to obtain and provide.

8.4 Compliance with Ground Leases.

(a) This Master Lease, to the extent affecting and solely with respect to any Ground Leased Property, is and shall be subject and subordinate to all of the terms and conditions of the Ground Leases. Tenant hereby acknowledges that Tenant has reviewed and agreed to all of the terms and conditions of the Ground Leases. Tenant hereby agrees that Tenant shall not do, or fail to do, anything that would cause any violation of the Ground Leases. Without limiting the foregoing, (i) Tenant shall pay Landlord on demand as an Additional Charge hereunder all rent required to be paid by, and other monetary obligations of, Landlord as tenant under the Ground Leases (and, at Landlord’s or Tenant’s option, Tenant shall make such payments directly to the Ground Lessors); provided, however, such Additional Charges payable by Tenant shall exclude any additional costs under the Ground Leases which are caused solely by Landlord after the Commencement Date without consent or fault of or omission by Tenant, (ii) to the extent Landlord is required to obtain the written consent of the lessor under any Ground Lease (a “Ground Lessor”) to alterations of or the subleasing of all or any portion of the Ground Leased Property pursuant to a Ground Lease, Tenant shall likewise obtain such Ground Lessor’s written consent to alterations of or the subleasing of all or any portion of the Ground Leased Property, and (iii) Tenant shall carry and maintain general liability, automobile liability, property and casualty, worker’s compensation and employer’s liability insurance in amounts and with policy provisions, coverages and certificates as required of Landlord as tenant under the Ground Leases. Without limitation of the preceding sentence or of any other rights or remedies of Landlord hereunder, in the event Tenant fails to comply with its obligations hereunder with respect to Ground Leases (without giving effect to any notice or cure periods thereunder), Landlord shall have the right (but without any obligation to Tenant or any liability for failure to exercise such right), following written notice to Tenant and the passage of a reasonable period of time (except to the extent the failure is of a nature such that it is not practicable for Landlord to provide such prior written notice, in which event Landlord shall provide written notice as soon as practicable) to cure such failure, in which event Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in connection with curing such failure.

(b) In the event of cancellation or termination of a Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the expiration date of this Master Lease, including extensions and renewals granted thereunder, then, at the applicable Ground Lessor’s option, Tenant shall make full and complete attornment to such Ground Lessor with respect to the obligations of Landlord to such Ground Lessor in connection with the applicable Ground Leased Property for the balance of the term of such Ground Lease (notwithstanding that this Master Lease shall have expired with respect to such Ground Leased Property as a result of the cancellation or termination of such Ground Lease). Tenant’s attornment shall be evidenced by a written agreement which shall provide that Tenant is in direct privity of contract with such Ground Lessor (i.e., that all obligations previously owed to Landlord under this Master Lease with respect to such Ground Lease or such Ground Leased Property shall be obligations owed to such Ground Lessor for the balance of the term of this Master Lease, notwithstanding that this Master Lease shall have expired with respect

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to such Ground Leased Property as a result of the cancellation or termination of such Ground Lease) and which shall otherwise be in form and substance reasonably satisfactory to such Ground Lessor. Tenant shall execute and deliver such written attornment within thirty (30) days after request by such Ground Lessor. Unless and until such time as an attornment agreement is executed by Tenant pursuant to this Section 8.4(b), nothing contained in this Master Lease shall create, or be construed as creating, any privity of contract or privity of estate between any Ground Lessor and Tenant.

(c) For so long as the property leased under any Ground Lease is part of the Leased Property, Landlord and Tenant each agree to cooperate and take any actions reasonably necessary to extend the term of any such Ground Lease so that such Ground Lease does not expire prior to the expiration of the Term. In addition, to the extent requested by Landlord, and at no cost or expense to Tenant, Tenant shall cooperate with Landlord and take any actions reasonably necessary to extend the term of such Ground Lease beyond such period set forth in the preceding sentence. Landlord shall (a) not amend or modify any of the terms of any Ground Lease without the prior written consent of Tenant and (b) at the request of Tenant, Landlord shall enter into any amendments to any Ground Lease requested by Tenant so long as such amendments would not reasonably be expected to materially increase Landlord’s monetary obligations under such Ground Lease or materially affect Landlord’s rights or remedies under this Master Lease or such Ground Lease.

(d) Nothing contained in this Master Lease amends, or shall be construed to amend, any provision of the Ground Leases.

(e)    (i)    Tenant shall have the right to take any and all actions and make all decisions which Lessee (as such term is defined in the Springfield Ground Lease) has the right to take or do under the Springfield Ground Lease; provided, that Tenant shall not take any action or make any decision to the extent Tenant is prohibited from taking such action or decision pursuant to the terms of this Master Lease. Landlord shall reasonably cooperate with Tenant with respect to all such actions and decisions.

(ii) Landlord (which, for the avoidance of doubt, includes its successors and assigns) agrees that, subject to its rights and the limitations in clause (iv) below and Section 1.5 above, it shall at all times continue to own and control one hundred percent (100%) of the ownership interests in MGM Springfield ReDevelopment, LLC, a Massachusetts 121A limited liability company (the “121A Entity”).

(iii) Upon a cancellation, expiration or termination of the Springfield Ground Lease for any reason whatsoever, Landlord shall and shall cause the 121A Entity, and Tenant shall have the right to require Landlord and the 121A Entity, to lease to Tenant all of Landlord’s right, title, and interest in and to Springfield, including, without limitation, the fee simple interest in Springfield pursuant to all of the same terms and conditions of this Master Lease and without any adjustment to the Rent or other terms of this Master Lease or other consideration. Upon any such event, Landlord and Tenant will reasonably enter into an amendment to this Master Lease to reflect the foregoing and the addition of Springfield fee interest to this Master Lease. Such amendment shall be effective as of the date of cancellation, expiration or termination of the Springfield Ground Lease.

(iv) Landlord agrees that it shall not sell, assign or transfer (a) all or any portion of its leasehold interest in the Springfield Ground Lease to any party without simultaneously selling, assigning or transferring its interest in the 121A Entity (i.e., its indirect fee interests in Springfield) to such party or (b) all or any portion of its interest in the 121A Entity (i.e., its indirect fee interests in Springfield) to any party without simultaneously selling, assigning or transferring its leasehold interest in the Springfield Ground Lease to such party, both of which shall be transferred together as a unit. The provisions of this subsection (iv) shall be binding on any assignee or transferee of the Springfield Property and Landlord further agrees that it shall be a condition to any such assignment or transfer that any such assignee or transferee agrees to be bound by the provisions of this Section 8.4(e).

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(f)    If, at the expiration of the Term of this Master Lease (but not in the event of any earlier termination of this Master Lease), Tenant’s Parent or any other Affiliate of Tenant is then a guarantor under any guaranty of the obligations of Landlord under the National Harbor Ground Lease (such guarantor being referred to as a “Tenant NH Guarantor” and any such guaranty being referred to as a “Tenant NH Guaranty”), Landlord shall use commercially reasonable efforts to cause the Tenant NH Guarantor to be fully and unconditionally released, in connection with the expiration of this Master Lease with respect to the National Harbor Facility and pursuant to a release agreement, in form and substance reasonably acceptable to Tenant NH Guarantor, from all future liabilities and obligations arising under or in connection with the Tenant NH Guaranty from and after the date of expiration of the Term of this Master Lease. Until such release (the “NH Release”) is delivered to Tenant NH Guarantor, Landlord shall indemnify and hold Tenant NH Guarantor harmless from and against any and claims, losses, damages and expenses (including reasonable attorneys’ fees and expenses) incurred by Tenant NH Guarantor under or pursuant to the Tenant NH Guaranty; provided, however, that such claims, losses, damages or expenses are not as a result of the actions of Tenant NH Guarantor, Tenant, Tenant’s Parent or any other Affiliate of Tenant, and such claims, losses, damages or expenses first accrue following the date of expiration of the Term of this Master Lease. Tenant NH Guarantor shall be a third party beneficiary of the provisions of this Section 8.4(f). This Section 8.4(f) shall survive the expiration (but not any termination) of this Master Lease and shall not survive beyond the date of delivery to Tenant NH Guarantor of the NH Release.

8.5 Tax Agreements.

(a)    Tenant shall have the right to cause Landlord to take any Facility Tax Action reasonably requested by Tenant, so long as such Facility Tax Action (i) would not reasonably be expected to increase (x) Landlord’s monetary obligations by more than a de minimis amount (which obligations are not otherwise Tenant’s obligations under this Master Lease) or (y) Landlord’s non-monetary obligations in any material respect, or adversely affect Landlord’s rights or remedies under this Master Lease in any material respect, (ii) is not intended or designed to (1) provide a benefit to an Affiliate of Tenant at the expense or to the detriment of the Facility or (subject to clause (3) below) without otherwise providing any substantially equivalent benefit to the Facility that is subject to such Facility Tax Action, (2) shift any obligation of Tenant to Landlord or any successor of Landlord or any successor of Tenant, or (3) inappropriately or unfairly, in Landlord’s reasonable discretion, discriminate against one or more Facilities, or (iii) would not reasonably be expected to result in an unfair increase in the obligations of Landlord or any successor of Landlord or any successor of Tenant with respect thereto (collectively, the “Landlord Tax Agreement Refusal Conditions”).

(b)    Landlord shall enter into any Facility Tax Agreement(s) and/or any amendment(s) to a Facility Tax Agreement, in each case, reasonably requested by Tenant, so long as no Landlord Tax Agreement Refusal Condition exists.

ARTICLE IX

MAINTENANCE AND REPAIR

9.1 Maintenance and Repair. (a) Tenant, at its expense and without the prior consent of Landlord, shall maintain the Leased Property and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s or any subtenant’s control in reasonably good order and repair whether or not the need for such repairs occurs as a result of Tenant’s or any subtenant’s use, any prior use, the elements or the age of the Leased Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with all Legal Requirements, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. Tenant shall maintain Tenant’s Property (except Intellectual Property which is

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subject to Section 6.3) as Tenant reasonably determines is necessary or desirable for conduct of the Primary Intended Use at the Facilities. Landlord acknowledges that the condition of the Facilities and the other matters described in the first sentence of this Section 9.1 on the Commencement Date satisfies the requirements of this Article IX.

(b) Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Master Lease or hereafter enacted.

(c) Subject to the specific provisions of Section 41.15, nothing contained in this Master Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.

(d) Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Property (including all Capital Improvements, subject to the provisions of Article X), in each case with respect to such Facility, to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to such Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Master Lease and except for ordinary wear and tear, subject to casualty and Condemnation as provided in Article XIV and XV.

(e) Without limiting Tenant’s obligations to maintain the Leased Property and Tenant’s Property under this Master Lease, within sixty (60) days after the end of each calendar year (commencing with the calendar year ending December 31, [2022]), Tenant shall provide Landlord with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion that Tenant has in such calendar year spent, with respect to the Leased Property and Tenant’s Property, an aggregate amount equal to at least one percent (1%) of the actual Net Revenue of Tenant Parties (without duplication) from the Facilities for such calendar year on installation or restoration and repair or other improvement of items, which installations, restorations and repairs and other improvements are capitalized in accordance with GAAP with an expected life of not less than three (3) years. If Tenant fails to make at least the above amount of expenditures and fails within sixty (60) days after receipt of a Notice from Landlord to either (i) cure such deficiency or (ii) obtain Landlord’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency, then the same shall be deemed a default hereunder.

9.2 Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, subject to Tenant’s right to contest the existence of any such encroachment, violation or impairment, promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all losses,

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liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant shall make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment. Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such encroachment, violation or impairment. Tenant shall be entitled to sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant under this Section 9.2 and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided, such assignment does not adversely affect Landlord’s rights under any such policy. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.

ARTICLE X

CAPITAL IMPROVEMENTS

10.1 Construction of Capital Improvements to the Leased Property.

(a) Tenant and each Operating Subtenant shall, with respect to any Facility, have the right to make Capital Improvements, including, without limitation, any Capital Improvement required by Section 8.2 or 9.1(a), without the consent of, or any notice to, Landlord if the Capital Improvement (i) does not involve the removal of any material existing structures (unless Tenant reasonably promptly proceeds to replace such removed structures with structures of at least reasonably comparable value or utility), (ii) does not have a material adverse effect on the structural integrity of any remaining Leased Improvements (other than as contemplated to be maintained or improved in connection with such Capital Improvement), (iii) is not reasonably likely to reduce the value of the Facility when completed, and (iv) is consistent with the Primary Intended Use; each of the foregoing (i)-(iv) as reasonably determined by Tenant. Any Capital Improvements described in the preceding sentence are referred to as, “Permitted Capital Improvements”.

(b) If Tenant or any subtenant desires to make a Capital Improvement that is not a Permitted Capital Improvement (a “Landlord Approved Capital Improvement”), Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Improvement will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto. All proposed Landlord Approved Capital Improvements shall be subject to Landlord’s review and approval, which approval shall not be

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unreasonably withheld, conditioned or delayed. It shall be reasonable for Landlord to condition its approval of any Capital Improvement upon, among other things, any or all of the following terms and conditions:

(i) Such construction shall be effected pursuant to detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and

(ii) No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes as of the date such Capital Improvement is placed in service.

(iii) All Capital Improvements will become Landlord’s property when made; provided, however, that the foregoing shall not affect the provisions of Section 11.1(b).

(iv) Landlord’s receipt of reasonable evidence of Tenant’s or Tenant’s Parent’s ability to complete and pay the cost of such Capital Improvement, pay Rent and Additional Charges and otherwise comply with this Master Lease.

Without limitation of the foregoing, in connection with any Landlord Approved Construction/Closure Project, it shall be reasonable for Landlord to consider the effect that any ceasing of operations in connection therewith may have upon Tenant, the applicable Facility, the Facilities and the Leased Property.

10.2 Construction Requirements for Capital Improvements. Tenant’s or any subtenant’s construction of Capital Improvements shall be performed in compliance with the following requirements which shall be applicable to Permitted Capital Improvements and Landlord Approved Capital Improvements except as indicated below:

(a) Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application in respect of any Landlord Approved Capital Improvements shall have been so approved by Landlord;

(b) Such construction shall not impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices;

(c) During and following completion of such construction, the parking and other amenities which are located in the applicable Facility or on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by law (including any variances with respect thereto); provided, however, that to the extent additional parking is not already a part of a Capital Improvement, Tenant may construct additional parking on the Land in accordance with Section 10.1(a); or Tenant may acquire off-site parking to serve such Facility as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, such Facility;

(d) All work done in connection with such construction shall be done as soon as reasonably practicable and using materials and resulting in work that is at least as good product and condition as the remaining areas of the applicable Facility and in conformity with all Legal Requirements, including, without limitation, any applicable non-discrimination laws; and

(e) Promptly following the completion of any Landlord Approved Capital Improvements only, Tenant shall deliver to Landlord “as built” drawings of such addition (or written confirmation from the relevant general

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contractor or architect that such Capital Improvement has been built in accordance with the plans and specifications), certified as accurate by the licensed architect or engineer selected by Tenant, and copies of any new or revised certificates of occupancy.

10.3 Intentionally Omitted.

10.4 Ownership of Tenant Capital Improvements at end of Term. Upon the expiration or earlier termination of this Master Lease, all Tenant Capital Improvements shall remain the property of Landlord.

10.5 Funding of Tenant Capital Improvements. Landlord shall have the right, following a request from Tenant, to fund the cost of any proposed Tenant Capital Improvements on such arms-length terms and conditions as may be agreed to by Landlord and Tenant. In connection with any such funding, Landlord and Tenant may make agreed upon modifications to the Rent to reflect Landlord’s funding of the cost of such Tenant Capital Improvements.

ARTICLE XI

NO LIENS

11.1 Liens. (a) Subject to the provisions of Article XII relating to permitted contests, Tenant will not directly or indirectly create and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim (“Lien”) upon the Leased Property or any Capital Improvement thereto or upon the Gaming Licenses (including indirectly through a pledge of shares in the direct or indirect entity owning an interest in the Gaming Licenses except as permitted by Article XVII) or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (1) this Master Lease; (2) the matters that existed as of the Commencement Date (and any renewals of such existing matters that do not materially increase the scope of or amount secured by such Lien); (3) restrictions, liens and other encumbrances which are consented to in writing by Landlord (such consent not to be unreasonably withheld); (4) liens for Impositions which Tenant is not required to pay hereunder (if any); (5) subleases permitted by Article XXII; (6) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided, that no foreclosure or similar remedies with respect to such Impositions have been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later then twenty (20) days after such notice is issued; (7) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due; provided, any such liens are in the process of being contested as permitted by Article XII; (8) any liens created by Landlord; (9) liens related to equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s business on the Leased Property;(10) liens granted as security for the obligations of Tenant under a Debt Agreement or completion guarantee; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest (or a subtenant to encumber its subleasehold interest) in the Leased Property or its direct or indirect interest (or the interest of any of its Subsidiaries or subtenants) in the Gaming Licenses (other than, in each case, to a Permitted Leasehold Mortgagee), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; (11) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Leased Property, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Leased Property with respect to any Facility, taken as a whole; (12) any Permitted Encumbrance not made in violation of this Lease; (13) licenses of patents, trademarks and other intellectual property rights granted by Tenant or any of its Subsidiaries in the ordinary course of business (14) other Liens securing Indebtedness outstanding in an aggregate principal amount of no more than Twenty-Five Million Dollars ($25,000,000) and (15) any matters which would not survive the Term or which may be terminated by Landlord (without cost to Landlord unless otherwise reimbursed by Tenant)

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upon termination of this Master Lease either pursuant to their terms or by operation of law. For the avoidance of doubt, the parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Tenant (it being agreed that any foreclosure by a lien holder on such interests in Tenant shall be subject to the restriction on Tenant Change of Control set forth in Article XXII) or to prohibit Tenant from pledging its Accounts and other Tenant’s Property and other property of Tenant (other than Tenant’s leasehold estate in the Leased Property to a Permitted Leasehold Mortgagee in accordance herewith), including fixtures and personal property installed by Tenant at the Facilities, as collateral in connection with financings from equipment lenders (or to Permitted Leasehold Mortgagees); provided, that Tenant shall in no event pledge to any Person that is not a Permitted Leasehold Mortgagee hereunder any of the Gaming Licenses or other of Tenant’s Property to the extent that such Tenant’s Property cannot be removed from the Leased Property without damaging or impairing the Leased Property (other than in a de minimis manner). For the further avoidance of doubt, by way of example, Tenant shall not grant to any lender (other than a Permitted Leasehold Mortgagee) a lien on, and any and all lien holders (including a Permitted Leasehold Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Leased Property, but lien holders may have the right to remove (and Tenant shall have the right to grant a lien on) Gaming Equipment even if the removal thereof from the Leased Property could result in de minimis damage; provided, any such damage is repaired by the lien holder or Tenant in accordance with the terms of this Master Lease.

(b) Landlord and Tenant intend that this Master Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Master Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by applicable law or any accounting rules or regulations, Landlord and Tenant hereby acknowledge and agree that this Master Lease is intended to constitute a “true lease” for all other purposes, including federal, state and local tax purposes, commercial purposes, and bankruptcy purposes and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation with respect to the Leased Property (but not with respect to any Tenant Capital Improvements, except as provided in the next sentence) for all federal, state and local tax purposes. Without prejudice to Sections 10.1(b)(iii) or 10.4, Tenant shall be entitled to all benefits of ownership of any Tenant Capital Improvements during the Term, including depreciation for all federal, state and local tax purposes, except to the extent of any Tenant Capital Improvements that are actually paid for by Landlord (it being understood that Landlord has no right or obligation to pay for any Tenant Capital Improvements). For the avoidance of doubt, the parties hereto acknowledge and agree that for all federal, state and local income tax purposes, the Park MGM Tenant Capital Improvements shall deemed to be the property of the Landlord and Landlord shall be entitled to all benefits of ownership of the Park MGM Tenant Capital Improvements, including depreciation.

(c) At any time and from time to time upon the request of Landlord or Tenant, and at the expense of the requesting party, Tenant or Landlord, as applicable, shall promptly execute, acknowledge and deliver such further documents and do such other acts as the requesting party may reasonably request in order to effect fully this Master Lease or to more fully perfect or renew the rights of the requesting party with respect to the Leased Property. Upon the exercise by Landlord or Tenant of any power, right, privilege or remedy pursuant to this Master Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant or Landlord, as applicable, will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the exercising party may be required to obtain from such other party for such consent, approval, recording, qualification or authorization.

11.2 Landlord Encumbrance Obligations. Landlord agrees that Landlord shall not voluntarily create or cause any Affiliate of Landlord to voluntarily create at any time any Lessor Lien. Landlord shall, at its own cost and expense, promptly take such action as may be reasonably necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it or any of its Affiliates whether or not the same were voluntarily

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created by Landlord or any Affiliate of Landlord (and Tenant shall not be responsible for any monetary or other obligations under or in connection with any Lessor Lien); provided, however, that Landlord shall not be required to so discharge any such Lessor Lien(s) (i) while the same is being contested in good faith by appropriate proceedings diligently prosecuted (so long as neither the Leased Property, nor any Capital Improvement thereto, nor any part or interest in either thereof, would be in any imminent danger of being sold, forfeited, attached or lost pending the outcome of such proceedings and provided that Tenant would not be in any imminent danger of civil or criminal liability on account thereof pending the outcome of such proceedings) or (ii) if such Lessor’s Lien(s) would not be reasonably expected to materially adversely affect the rights of Tenant under this Master Lease, impair in any material respect Tenant’s ability to perform its obligations under this Master Lease or impose additional obligations on Tenant under this Master Lease or result in the termination of this Master Lease. Landlord shall indemnify and hold harmless Tenant from and against any actual loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by Tenant, any Operating Subtenant or their respective Affiliates as the result of Landlord’s failure to discharge and satisfy any such Lessor Lien to the extent Landlord is required to do so in accordance with the terms hereof.

ARTICLE XII

PERMITTED CONTESTS

12.1 Permitted Contests. Tenant, upon prior Notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, or Lien; provided, however, that (a) in the case of an unpaid Imposition or Lien, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto;(b) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any imminent danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (c) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any imminent danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the case of a Legal Requirement, Imposition or Lien, Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (e) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (f) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; and (g) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent Notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.

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ARTICLE XIII

INSURANCE

13.1 General Insurance Requirements. During the Term, Tenant or a Tenant Party shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property of each Facility and Tenant’s Property and operations thereon. Such insurance shall be written by companies permitted to conduct business in the applicable State. All policies required under this Master Lease must name Landlord as an “additional named insured” or “additional insured” as appropriate. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional named insured” or “additional insured” as appropriate, and “mortgagee/loss payee”, as their interest may appear, each Permitted Leasehold Mortgagee and as an “additional insured” and/or “mortgagee/loss payee” as their interest may appear, the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of 438BFU or other standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant, and each Facility Mortgagee (to the extent required under the applicable Facility Mortgage Documents) unless the amount of the loss net of the applicable deductible is less than One Hundred Million Dollars ($100,000,000) in which event no such consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant or a Tenant Party hereunder shall insure against all the following risks with respect to the Facilities:

(a) Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage, collapse, windstorm and terrorism in an amount not less than One Billion Dollars ($1,000,000,000) and including a building ordinance coverage endorsement, provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) to a minimum amount of Four Hundred Million Dollars ($400,000,000) or as may be reasonably requested by Landlord and commercially available, and (ii) to limit maximum insurance coverage for loss or damage by windstorm (including but not limited to named windstorms) to a minimum amount of Four Hundred Million Dollars ($400,000,000) or as may be reasonably requested by Landlord and commercially available; provided, further, that in the event the premium cost of any earthquake, flood, windstorm (including named windstorm) or terrorism peril coverages are available only for a premium that is more than 2.5 times the average premium paid by Tenant (or prior operator of Facilities) over the three years preceding the date of determination for the insurance policy contemplated by this Section 13.1(a), then Tenant shall be entitled and required to purchase the maximum amount of insurance coverage it reasonably deems most efficient and prudent to purchase for such peril and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that certain property coverages other than earthquake, flood and windstorm may be sub-limited as long as each sub-limit (x) is commercially reasonable and prudent as determined by Tenant and (y) to the extent that the amount of such sub-limit is less than the amount of such sub-limit in effect as of the Commencement Date, such sub-limit is approved by Landlord, such approval not to be unreasonably withheld;

(b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in each Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

(c) Flood (when any of the improvements comprising the Leased Property of a Facility is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the greater of (i) the

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probable maximum loss of a 250 year event (as determined by a qualified engineer), and (ii) Two Hundred Million Dollars ($200,000,000), or such amount as may reasonably be requested by Landlord and commercially available;

(d) Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c);

(e) Claims for injury to persons or property damage under a policy of commercial general liability insurance including but not limited to coverage for premises/operations, blanket contractual liability, liquor liability, special events or activities to the extent insurable, independent contractors and personal injury with limits not less than Two Hundred Fifty Million Dollars ($250,000,000) each occurrence and Two Hundred Fifty Million Dollars ($250,000,000) in the annual aggregate, provided, that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;

(f) Claims for bodily injury and property damage under a policy of business automobile liability including garage and garagekeepers liability and containing provisions and endorsements in accordance with state legal requirements, with primary limits not less than One Million Dollars ($1,000,000) per accident and excess limits provided in the excess liability policies referred to above;

(g) During such time as Tenant or any subtenant is constructing any improvements at any Facility, Tenant, at its sole cost and expense, shall carry, or cause to be carried (a) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (b) a completed operations endorsement to the commercial general liability insurance policy referred to above, (c) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (d) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s or such subtenant’s contractors or subcontractors; and

(h) If any operations of Tenant or any subtenant require the use of any aircraft or watercraft that is owned, leased or chartered by Tenant or any subtenant with respect to the Leased Property, Tenant shall maintain or cause to be maintained aircraft or watercraft liability insurance, as appropriate, with limits not less than Twenty-Five Million Dollars ($25,000,000) per occurrence for bodily injury and property damage including passengers and crew.

(i) Tenant may provide or cause to be provided self-insured retentions for portions of the insurance contemplated under this Section 13.1 in commercially reasonable amounts, it being agreed that the amounts of the self-insured retentions in effect as of the Commencement Date are commercially reasonable. Tenant may elect to increase Tenant’s self-insured retentions subject to the approval of Landlord, such approval not to be unreasonably withheld. Upon (i) the termination of this Master Lease with respect to any Facility pursuant to Section 14.2, (ii) the election of any Facility Mortgagee pursuant to Section 14.1 to apply any proceeds payable under any property policy of insurance in accordance with the applicable Facility Mortgage, or (iii) any proceeds payable under any property policy of insurance being retained by Landlord pursuant to Section 14.2(f), Tenant shall pay to Landlord the amount of any self-insured retentions.

13.2 Additional Insurance. In addition to the insurance described above, Tenant shall at all times maintain or cause to be maintained adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant or any Operating Subtenant on the Leased Property in accordance with Legal Requirements.

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13.3 Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.

13.4 Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with a minimum Financial Strength Rating of “A-” and a Financial Size Rating of “VIII” or higher in the most recent version of Best’s Key Rating Guide, or a minimum rating of “A-” from Standard & Poor’s or equivalent. If Tenant obtains and maintains the general liability insurance described in Section 13.1(e) above on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) Notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Notwithstanding any provision of this Article XIII to the contrary, Landlord acknowledges and agrees that the coverage required to be maintained by Tenant may be provided under one or more policies with various deductibles or self-insurance retentions by Tenant or its Affiliates, subject to Landlord’s approval not to be unreasonably withheld. Upon written request by Landlord, Tenant shall provide Landlord copies of the property and liability insurance policies when issued by the insurers providing such coverage. Notwithstanding the foregoing, Tenant may procure any of the policies required under this Article XIII from MGMM Insurance Company or any other captive insurance company that is an Affiliate of Tenant’s Parent regardless of the fact that such insurer is not “rated” as otherwise required under this Section 13.4; provided, that (i) Landlord has been provided (and continues to be provided annually and as otherwise reasonably requested by Landlord) with the applicable captive insurance company’s most recent financial statements and actuarial report, a list of such captive insurance company’s reinsurers and their subscribed amounts and such other information regarding the applicable captive insurance company as is reasonably requested by Landlord, (ii) Landlord has approved the use of such captive insurer, such approval not to be unreasonably withheld; provided, however, that Landlord’s consent shall not be required to the extent that such captive insurance company reinsures all of its exposures (including, for the avoidance of doubt, any such exposures that relate to properties other than the Facilities), other than with respect to terrorism risks (which shall be subject to the final two sentences of this Section 13.4), with insurers meeting the requirements of this Section 13.4. Notwithstanding the foregoing, Landlord shall be deemed to have approved the use of a captive insurance company for terrorism risk coverage that is not reinsured by other insurance companies to the extent consistent with Tenant’s terrorism risk insurance program in effect as of the Commencement Date. Any material increase in the level of un-reinsured terrorism risk shall require the consent of Landlord, which consent shall not be unreasonably withheld.

13.5 Increase in Limits. If, from time to time after the Commencement Date, but not more than once in any twenty-four (24) month period, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 13.1(e) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried; provided, that in no event will Tenant be required to carry insurance in an amount which exceeds the

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product of (i) the amounts set forth in Section 13.1(e) hereof and (ii) the CPI Increase; and subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.5.

13.6 Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant with respect to the Facilities as well as other properties or assets owned or leased by Tenant and/or its Affiliates that are not subject to this Master Lease; provided, that (i) the requirements of this Article XIII (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, (ii) Tenant maintains specific allocations acceptable to Landlord, (iii) limits reduced below amounts required in Section 13.1 due to reduction or exhaustion of aggregate limits from loss at properties or assets not subject to this Master Lease are replaced or reinstated as respects the Master Lease within sixty (60) days, and (iv) Landlord is otherwise reasonably satisfied that any such blanket policy affords Tenant and Landlord substantially the same protection that would be obtained from one or more policies of insurance that are not blanket policies. Landlord acknowledges that Tenant’s insurance as in effect on the Commencement Date satisfies each of the foregoing items (i), (ii) and (iv). For the avoidance of doubt, neither Landlord, nor any Facility Mortgagee shall have any rights whatsoever with respect to proceeds of such blanket policy to the extent such proceeds relate to properties or assets other than the Facilities.

13.7 No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional named insureds or additional insureds, as appropriate, and the loss is payable under such insurance in the same manner as losses are payable under this Master Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage. In addition, nothing contained herein shall limit Tenant’s ability to procure policies of insurance with limits in excess of the requirements set forth in this Article XIII.

ARTICLE XIV

CASUALTY

14.1 Property Insurance Proceeds. All proceeds (except business interruption insurance proceeds not allocated to rent expenses which shall be payable to and retained by Tenant) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to Facility Mortgagee or to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof) and made available to Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rent due by Tenant hereunder as Rent becomes due; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is One Hundred Million Dollars ($100,000,000) or less, and, if no Event of Default has occurred and is continuing, the proceeds shall notwithstanding the foregoing provisions be paid to

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Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property, it being understood and agreed that Tenant shall have no obligation to rebuild any Tenant Capital Improvement (other than any Tenant Capital Improvement which Landlord has funded pursuant to Section 10.5); provided, further, that, in each case, the Leased Property and such Tenant Capital Improvements for which Landlord has paid are rebuilt in a manner at least substantially equivalent to either that existing on the date of this Master Lease or existing immediately prior to the casualty or as otherwise reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the condition described in the preceding sentence shall be paid to Tenant. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.

14.2 Tenant’s Obligations Following Casualty. (a) Subject to paragraphs (b), (c), (d), (e), (f) and (g) below, if a Facility and/or any Tenant Capital Improvements to a Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (excluding any Tenant Capital Improvement (other than any Tenant Capital Improvement which Landlord has funded pursuant to Section 10.5)), to substantially the condition required by Section 14.1, (ii) such damage shall not terminate this Master Lease and (iii) subject to Section 14.5, Landlord shall cause the Facility Mortgagee to make the proceeds of any insurance held in accordance with Section 14.1 available to Tenant for such restoration in accordance with Section 14.1.

(b) Notwithstanding the foregoing, in the event that any Facility is damaged and Tenant reasonably determines that the cost to restore such damage will exceed fifty percent (50%) of the then fair market value of such Facility immediately prior to such Casualty Event, Tenant may elect within one (1) year after the date of such Casualty Event to terminate this Master Lease as to such Facility (but not as to any other Facility) as of the date on which Notice of such determination is delivered to Landlord in which event, Rent will abate in accordance with Section 14.6 and all proceeds of insurance with respect to such Casualty Event (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be paid to Landlord.

(c) In addition to the rights provided in paragraph (b) above, in the event that any Facility is damaged during the final two years of the then-current Term (after giving effect to any Renewal Notice that has been delivered or is delivered pursuant to the proviso below) and the cost to restore such damage will exceed ten percent (10%) of the then fair market value of such Facility immediately prior to such Casualty Event, either Landlord or Tenant may terminate this Master Lease as to such Facility (but not as to any other Facility) as of the date of such damage, which termination right may be exercised by written notice to the other party no later than sixty (60) days following the determination of the cost reasonably expected to restore. If so terminated, Rent will continue unabated for the remainder of the Term and all proceeds of insurance with respect to such Casualty Event (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be paid to Landlord (including, for the avoidance of doubt, any proceeds paid to Tenant pursuant to the second proviso in Section 14.1); provided, however, such termination by Landlord shall not be effective in the event that Tenant elects, within sixty (60) days of Landlord’s election to terminate, to exercise Tenant’s next arising option for a Renewal Term. Any dispute between Landlord and Tenant with respect to fair market value or the costs of restoration will be determined by Experts pursuant to Section 34.1. If Tenant elects to terminate this Master Lease with respect to a Facility during the final two years of the then-current Term in accordance with this Section 14.2, Tenant shall be deemed to have forfeited Tenant’s right to exercise any further Renewal Terms.

(d) If Tenant is required, or elects to, restore the affected Facility and the reasonably anticipated cost of the repair or restoration exceeds the amount of proceeds received from the insurance required to be carried

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hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Facility. Such excess amounts necessary to restore such Facility shall be paid by Tenant. If Tenant elects, but is not required, to restore the affected Facility, Landlord shall only be required to make insurance proceeds available to Tenant for such restoration in accordance with Section 14.1 if Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration.

(e) If Tenant has not restored the affected Leased Property and the Primary Intended Use has not recommenced by the date that is the fourth (4th) anniversary of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration, all remaining insurance proceeds shall be paid to and retained by Landlord free and clear of any claim by or through Tenant unless Tenant is continuing to prosecute the rebuilding or restoration with reasonable diligence.

(f) In the event that Tenant is neither required nor elects to repair and restore the Leased Property, all property insurance proceeds, other than proceeds reasonably attributed to any Tenant Capital Improvements (other than any Tenant Capital Improvement which Landlord has funded pursuant to Section 10.5) (and, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Tenant’s Rent obligations hereunder), which proceeds shall be and remain the property of Tenant, shall be paid to and retained by Landlord free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.

(g) In the event that (i) following a Casualty Event Tenant elects in accordance with Section 14.2(b) to terminate this Master Lease with respect to the affected Facility(ies) and (ii) the insurance proceeds payable to Landlord in accordance with Section 14.2(f) above with respect to such Casualty Event are less than the reasonable estimate of the cost to repair and restore the Leased Property (excluding any Tenant Capital Improvement (other than any Tenant Capital Improvement which Landlord has funded pursuant to Section 10.5)) to substantially the same condition as existed immediately prior to the relevant Casualty Event (such difference being a “Casualty Shortfall”), (x) Tenant shall have no responsibility for the first Twenty-Five Million Dollars ($25,000,000) of Casualty Shortfall with respect to any Casualty Event with respect to any individual Facility, and (y) with respect to any Casualty Shortfall with respect to any Casualty Event with respect to any individual Facility in excess of Twenty-Five Million Dollars ($25,000,000), Tenant shall pay to Landlord with respect to each such Facility an amount (the aggregate of such amounts for all affected Facilities, “Tenant’s Portion of a Casualty Shortfall”) equal to the product of (x) one-half multiplied by (y) the difference between the amount of the Casualty Shortfall for such Casualty Event for such Facility less Twenty-Five Million dollars ($25,000,000), and upon such payment of Tenant’s Portion of a Casualty Shortfall, Tenant shall have no further responsibility for such Casualty Shortfall and the same shall be borne by Landlord. Tenant may elect to pay to Landlord Tenant’s Portion of a Casualty Shortfall either (i) as a lump sum in cash due and payable within ninety (90) days following the later to occur of (x) the date of final determination of the amount of the Casualty Shortfall and (y) the date Tenant elects to terminate the Master Lease with respect to the affected Facility, or (ii) as additional Rent over the remaining Term. If Tenant elects to pay Tenant’s Portion of a Casualty Shortfall over the remaining Term in accordance with the preceding clause (ii) the following shall apply. The amount necessary to fully amortize Tenant’s Portion of a Casualty Shortfall over the remaining Term (assuming all Renewal Terms are exercised) based on equal monthly payments with interest at the Assumed Rate shall be payable each month on each Payment Date as Additional Charges. If Tenant fails to exercise all remaining Renewal Terms or this Master Lease is terminated prior to its expiration, then the outstanding principal balance of the remaining Tenant’s Portion of a Casualty Shortfall as of the expiration of the Term based on the foregoing amortization calculation shall be payable by Tenant to Landlord as Additional Charges upon the expiration or termination of this Master Lease. For the avoidance of doubt, the provisions of this Section 14.2(g) shall not apply to any Casualty Event as to which Section 14.2(c) is applicable and Tenant shall have no responsibility for any Casualty Shortfall with respect to any Casualty Event as to which Section 14.2(c) is applicable. Notwithstanding the foregoing, Tenant may, following the determination of the amount of any Casualty Shortfall, in Tenant’s sole discretion, elect to continue to pay Rent through the remaining Term of this Master Lease (including extensions)

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without any abatement of Rent that would otherwise be applicable pursuant to Section 14.6 below as a result of a termination of this Master Lease with respect to the affected Facility(ies), in which case Tenant shall not be responsible for any portion of such Casualty Shortfall. In the event that Landlord and Tenant are unable to agree on the amount of any Casualty Shortfall, either Landlord or Tenant may elect to have such amount determined by an Expert in accordance with Section 34.1.

14.3 No Abatement of Rent. This Master Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Master Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

14.4 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.

14.5 Insurance Proceeds Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any insurance proceeds, or any portion thereof, under the terms of any Facility Mortgage, such proceeds (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage but in all events subject to Tenant’s right to such insurance proceeds (including Tenant’s right to receive all insurance proceeds for a Casualty Event less than One Hundred Million Dollars ($100,000,000) in accordance with Section 14.1) and provided, that, (i) in the event of a Casualty Event involving proceeds of One Hundred Million Dollars ($100,000,000) or more where Tenant elects within twelve (12) months of the date of the relevant Casualty Event to restore the affected Facility and Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration (after the date of such Casualty Event but without regard to the date on which Tenant elects to restore the affected Facility), or (ii) in the event of a Casualty Event involving proceeds of One Hundred Million Dollars ($100,000,000) or more where Tenant is required by this Master Lease to restore the affected Facility, Landlord will cause, subject to Section 14.2(e), any Facility Mortgagee that has received, or thereafter does receive, insurance proceeds to make such proceeds available to Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the affected Facility.

14.6 Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated as to an affected Facility pursuant to Section 8.2 (in respect of Landlord being in jeopardy of failing to comply with a regulatory requirement material to the continued operation of a Facility), Section 14.2 (b) (in the event that Landlord or Tenant elect to terminate the Master Lease with respect to a Facility following a Casualty Event), Article XV, or any other provision of this Master Lease which provides for termination of this Master Lease with respect to a Facility (a “Leased Property Rent Adjustment Event”), then:

(i) the Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by an amount equal to the Allocable Rent Amount with respect to any such affected Facility; and

(ii) Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII, except that any portion of Tenant’s Portion of a Casualty Shortfall that was paid as a result of Tenant’s failure to comply with Article XIII shall reduce any such liability on a dollar for dollar basis.

14.7 Multiple Facility Mortgagees. In any provisions of this Article XIV, Article XV or any other provision of this Master Lease providing for any determination, decision or election by a Facility Mortgagee, the determination, decision or election of the Facility Mortgagee of the highest priority with respect to the Facility in question shall be controlling.

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ARTICLE XV

CONDEMNATION

15.1 Condemnation.

(a) Total Taking. If there is a permanent Condemnation of Leased Property with respect to all or substantially all of any Facility, this Master Lease shall terminate with respect to such Facility (but no other portion of the Leased Property) as of the day before the Date of Taking for such Facility and Rent will abate in accordance with Section 14.6.

(b) Partial Taking.

(i) If there is a Condemnation of a portion of a Facility, this Master Lease shall remain in effect if the affected Facility is not thereby rendered, in the reasonable determination of Tenant, Unsuitable for Its Primary Intended Use, but if such Facility is thereby rendered Unsuitable for Its Primary Intended Use, this Master Lease shall at Tenant’s option terminate with respect to such Facility as of the date on which Notice of such determination is delivered to Landlord and Rent will abate in accordance with Section 14.6.

(ii) Notwithstanding the foregoing, in the event of a Condemnation of a portion of a Facility representing fifty (50%) or more of the fair market value of such Facility, Tenant may terminate this Master Lease as to such Facility (but not as to any other Facility) as of the date on which Notice of such termination is delivered to Landlord in which event, Rent will abate in accordance with Section 14.6.

(iii) In the event of a Condemnation of a portion of a Facility representing ten percent (10%) or more of the fair market value of such Facility during the final two years of the then-current Term (after giving effect to any Renewal Notice that has been delivered or is delivered pursuant to the proviso below), either Landlord or Tenant may terminate this Master Lease as to such Facility (but not as to any other Facility) as of the day before the Date of Taking and Rent will continue unabated for the remainder of the Term; provided, however, such termination by Landlord shall not be effective in the event that Tenant elects, within sixty (60) days of Landlord’s election to terminate, to exercise Tenant’s next arising option for a Renewal Term. Any dispute between Landlord and Tenant with respect to the extent of a Condemnation will be determined by Experts pursuant to Section 34.1. If Tenant elects to terminate this Master Lease with respect to a Facility during the final two years of the then-current Term in accordance with this Section 15.1, Tenant shall be deemed to have forfeited Tenant’s right to exercise any further Renewal Terms.

(c) Restoration. If there is a partial Condemnation of a Facility and this Master Lease remains in full force and effect with respect to such Facility, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property, and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and the Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of ninety (90) days after the occurrence of the Condemnation, then the Rent for such Facility shall be proportionately reduced based on the relative values of the property taken by condemnation and the portion of the affected Facility remaining subject to the Master Lease. In the event that Landlord and Tenant are unable to agree on such relative values within such ninety (90) day period, either Landlord or Tenant may request that such relative values be determined by an Expert in accordance with Section 34.1. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as such Leased Property existing immediately prior to such Condemnation. If Tenant has not so restored the affected Leased Property and the Primary Intended Use has not recommenced by the date that is the fourth (4th) anniversary of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration, any remaining Award shall be paid to and retained by Landlord free and clear of any claim by or through Tenant unless Tenant is continuing to prosecute the rebuilding or restoration with reasonable diligence.

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15.2 Award Distribution. Except as set forth below, the entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Condemnation for Tenant’s lost profits value and moving expenses and, the portion of the Award, if any, allocated to any Tenant Capital Improvements (other than any Tenant Capital Improvement which Landlord has funded pursuant to Section 10.5, including the Park MGM Tenant Capital Improvements) and Tenant’s Property shall be and remain the property of Tenant free of any claim thereto by Landlord. For the avoidance of doubt, the portion of any Award allocated to the Park MGM Tenant Capital Improvements shall belong and be paid to Landlord.

15.3 Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a Condemnation only when the use and occupancy by the taking authority is reasonably expected to exceed 180 consecutive days (any such taking that does not constitute a Condemnation shall be referred to as a “Temporary Taking”). During any Temporary Taking, all the provisions of this Master Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant. Notwithstanding the foregoing or anything to the contrary contained herein and without prejudice to any of Tenant’s other rights under this Article XV, Tenant shall be entitled to (a) receive all Awards up to Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate with respect to the Condemnation by the Nevada Department of Transportation of a portion of the Leased Property as more particularly described on Schedule 4 which, by its nature, is not reasonably expected to have a material adverse effect on the Leased Property or extend beyond the Term; provided, that to the extent that the foregoing Award exceeds Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate, Landlord and Tenant shall discuss, in good faith, whether it is reasonable under the circumstances for such amount to be paid to Tenant, taking into account the adverse effects of any such Condemnation on Tenant’s operations at the Leased Property, and if so, such Award shall be paid to Tenant, and (b) receive all Awards with respect to any other Condemnation which is not reasonably expected to exceed the earlier of (x) three (3) consecutive years and (y) the expiration of the then-current Term (e.g., a construction easement), and which, by its nature, is not reasonably expected to have a material adverse effect on the Leased Property or any applicable Facility.

15.4 No Abatement of Rent. This Master Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Master Lease shall remain unabated during the period required for claiming an Award, satisfying Legal Requirements and restoration.

15.5 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any Condemnation of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XV.

15.6 Award Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any Award, or any portion thereof, under the terms of any Facility Mortgage, such Award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage; provided, that, (i) in the event of a Condemnation where Tenant elects within twelve (12) months of the date of the relevant Condemnation to restore the affected Facility and Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration (after the date of such Condemnation but without regard to the date on which Tenant elects to restore the affected Facility), or (ii) in the event of a Condemnation where Tenant is required by this Master Lease to restore the affected Facility, Landlord will cause, subject to the final sentence of Section 15.1(c), any Facility Mortgagee that has received, or thereafter does receive, any Award to make such Award available to Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the affected Facility.

15.7 Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated with respect to the affected portion of the Leased Property as a result of a Condemnation pursuant to Section 15.1(a), (b)(i) or (b)(ii), the Rent due hereunder from and after the effective date of such termination shall be reduced by an amount determined in the same manner as set forth in Section 14.6 hereof.

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ARTICLE XVI

DEFAULT; REMEDIES

16.1 Events of Default. (a) Any one or more of the following shall constitute an “Event of Default”:

(i) Tenant shall fail to pay any installment of Rent within five (5) Business Days of when due and such failure is not cured within three (3) Business Days after Notice from Landlord of Tenant’s failure to pay such amount when due; provided, that Tenant shall be entitled to only one (1) such notice and additional three (3) Business Day cure period in any Lease Year;

(ii) Tenant shall fail to pay any Additional Charge when due and such failure is not cured within five (5) Business Days after Notice from Landlord of Tenant’s failure to pay such amount when due;

(iii) a default shall occur under the Guaranty which is not cured within thirty (30) days after Notice from Landlord to Guarantor;

(iv) Tenant, Defaulting Operating Subtenants or Guarantor shall:

(1) admit in writing its inability to pay its debts generally as they become due;

(2) file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(3) make an assignment for the benefit of its creditors;

(4) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(5) file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(v) Tenant, Defaulting Operating Subtenants or Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant, Defaulting Operating Subtenants or Guarantor, a receiver of Tenant or Guarantor or of the whole or substantially all of Tenant’s, Defaulting Operating Subtenants’ or Guarantor’s property, or approving a petition filed against Tenant, Defaulting Operating Subtenants or Guarantor seeking reorganization or arrangement of Tenant, Defaulting Operating Subtenants or Guarantor under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

(vi) Tenant, Defaulting Operating Subtenants or Guarantor shall be liquidated or dissolved (except that Guarantor may be liquidated or dissolved into Tenant or any other Person so long as its assets are distributed following such liquidation or dissolution to Tenant or such other Person);

(vii) the estate or interest of Tenant or any Operating Subtenant in the Leased Property or any part thereof shall be levied upon or attached as a result of a final, non-appealable judgment in any proceeding relating to more than Ten Million Dollars ($10,000,000) and the same shall not be vacated, discharged (or bonded or otherwise similarly secured) within the later of ninety (90) days after such final, non-appealable judgment is entered or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(viii) except as permitted in accordance with Section 7.2(d), Tenant voluntarily ceases operations for its Primary Intended Use at a Facility; and

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(ix) any representation made by Tenant pursuant to Section 8.1 proves to be untrue when made in any material respect and the same materially and adversely affects Landlord;

(x) any applicable license (including Gaming Licenses) material to a Facility’s operation for its Primary Intended Use is at any time terminated or revoked or suspended for more than thirty (30) days (and causes cessation of gaming activity at a Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole; provided, that the foregoing shall not constitute an Event of Default if Tenant would then be permitted to cease operating such Facility pursuant to Section 7.2(d);

(xi) except to a permitted assignee pursuant to Section 22.2 or a permitted subtenant, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;

(xii)(1) a transfer of Tenant’s interest in this Lease (including pursuant to a Tenant Change of Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below and in either case the same is not cured within thirty (30) days after written notice from Landlord to Tenant, or (2) a transfer of Operating Subtenant’s interest in the Operating Sublease shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII and the same is not cured within thirty (30) days after written notice from Landlord to Tenant or Operating Subtenant;

(xiii) if Tenant shall fail to observe or perform any other term, covenant or condition of this Master Lease in any material respect and such failure is not cured by Tenant within thirty (30) days after Notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law; and

(xiv) breach by Tenant of the Financial Covenant set forth in Section 23.3 hereof for two consecutive Test Periods ending on the last day of two consecutive fiscal quarters, commencing with the two consecutive Test Periods ending on September 30, 2022 and December 31, 2022 or, if the Commencement Date occurs after June 30, 2022, the two consecutive Test Periods ending on the last day of the first two full consecutive fiscal quarters occurring after the Commencement Date (e.g., if the Commencement Date is July 15, 2022, the Test Periods ending on December 31, 2022 and March 31, 2023), and failure of Tenant to deposit the required amount (which may be provided through cash, one or more Letters of Credit or combination thereof or such other form of credit support reasonably acceptable to Landlord) into the Covenant Security Escrow Account pursuant to the terms of Section 23.3(b). For the avoidance of doubt, so long as Tenant complies with the requirement to deposit the required amount into the Covenant Security Escrow Account within the time period specified in Section 23.3, then breach of the Financial Covenant shall not constitute a Default or an Event of Default.

(b) No Event of Default (other than a failure to make payment of money) shall be deemed to exist under Section 16.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided, that upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.

(c) Notwithstanding the foregoing, in the event that Landlord believes that there has been a breach that would constitute an Event of Default under Section 16.1(a) (ii), (iii), subclause (1) of (iv), (viii), (ix), (x), (xi), (xii), (xiii) or (xiv), above, Landlord shall notify Tenant of such breach and, if Tenant disagrees as to the existence of such breach or that such breach would constitute an Event of Default, Landlord and Tenant shall

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submit the determination of whether or not there exists an Event of Default to Experts pursuant to Section 34.1. If the Expert determines that the matter in question is or would give rise to an Event of Default, Tenant shall have an additional thirty (30) day period to cure such breach before such breach constitutes an Event of Default, unless such breach cannot with due diligence be cured within a period of thirty (30) days, in which case such breach shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the breach and diligently completes the curing thereof within one hundred twenty (120) days after such determination.

16.2 Certain Remedies.

(a) If an Event of Default shall have occurred and be continuing, Landlord may (i) terminate this Master Lease by giving Tenant no less than ten (10) days’ Notice of such termination (and Tenant shall have the right to cure the event giving rise to the Event of Default during such ten (10) day period) and the Term shall terminate and all rights of Tenant under this Master Lease shall cease, (ii) seek damages as provided in Section 16.3 hereof, and/or (iii) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Master Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Gaming Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Gaming Regulations), enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Gaming Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property.

(b) Notwithstanding anything contained herein to the contrary, Landlord shall not be entitled to terminate this Master Lease by reason of an Event of Default (but Landlord may exercise all other rights and remedies), unless and until Landlord has, following the occurrence of an Event of Default, delivered a notice (“Event of Default Notice”) to Tenant stating the Event of Default, and containing the following caption (in bold 16 point type):

“THIS IS AN EVENT OF DEFAULT NOTICE. FAILURE TO TAKE IMMEDIATE ACTION AND TO CURE THE EVENT(S) OF DEFAULT AS SPECIFIED BELOW WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE MAY LEAD TO LANDLORD’S TERMINATION OF THE MASTER LEASE AND/OR THE EXERCISE OF OTHER REMEDIES THEREUNDER.”

16.3 Damages. None of (i) the termination of this Master Lease, (ii) the repossession of the Leased Property (including any Capital Improvements to any Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Master Lease. If any such termination of this Master Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord all Rent due and payable under this Master Lease to and including the date of such termination. Thereafter:

Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages, as Landlord’s sole monetary remedy (without prejudice to any rights of Landlord pursuant to

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Article XXI, the indemnity in the final proviso of Section 5.1, the indemnity in the last sentence of Section 12.1, Section 16.2(a), Section 32.4 or Section 37.1), for the occurrence of an Event of Default, either:

(A) the sum of:

(i) the worth at the time of award of the unpaid Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;

(ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Master Lease or which in the ordinary course of things would be likely to result therefrom.

As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided.

or

(B) if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates the Master Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Master Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Master Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (A) hereof, to the extent not already paid for by Tenant under this subparagraph (B)).

16.4 Receiver. Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5 Waiver. If Landlord initiates judicial proceedings or if this Master Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6 Application of Funds. Any payments received by Landlord under any of the provisions of this Master Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.

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ARTICLE XVII

TENANT’S FINANCING

17.1 Permitted Leasehold Mortgagees.

(a) On one or more occasions without Landlord’s prior consent, Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Master Lease as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided, that no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement providing (i) that (unless this Master Lease has been terminated as to a particular Facility) such Permitted Leasehold Mortgagee and any lenders for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Facility to which such Gaming License relates as of the date such Person becomes a Permitted Leasehold Mortgagee (or, in the case of any Facility added to the Master Lease after such date, as of the date that such Facility is added to the Master Lease), and (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2(a)(ii)) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Master Lease, and (2) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject to the terms of the Master Lease. Any Facility Mortgagee and its successors and assigns, by accepting any Facility Mortgage, shall be deemed without executing any further document or instrument, to have also agreed to recognize the rights of any Permitted Leasehold Mortgagee as provided in this Article XVII and to have agreed not to disturb such rights in any way except through the exercise of the rights expressly granted to Landlord in this Master Lease or available at law or in equity to Landlord by reason of the default by Tenant under this Master Lease.

(b) Notice to Landlord.

(i)(1) If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with Notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such Notice by Landlord, the provisions of this Section 17.1 shall apply in respect to each such Permitted Leasehold Mortgage.

(2) In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Mortgage, Notice of the new name and address shall be provided to Landlord.

(ii) Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.

(iii) After Landlord has received the notice provided for by subsection (b)(i) above, Tenant, upon being requested to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the note

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or other obligation secured by such Permitted Leasehold Mortgage and of any other documents pertinent to the Permitted Leasehold Mortgage as specified by Landlord. If requested to do so by Landlord, Tenant shall thereafter also provide Landlord from time to time with a copy of each amendment or other modification or supplement to such instruments. All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Tenant that such documents are true and correct copies of the originals. From time to time upon being requested to do so by Landlord, Tenant shall also notify Landlord of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

(c) Default Notice. Landlord, upon providing Tenant any notice of: (i) default under this Master Lease or (ii) a termination of this Master Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 35.1 of this Master Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, after the giving of such notice upon its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.

(d) Notice to Permitted Leasehold Mortgagee. Anything contained in this Master Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Master Lease, Landlord shall have no right to terminate this Master Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of subsection (e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) days (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:

(i) notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and

(ii) pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due); and

(iii) comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Master Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against Tenant’s interest in this Master

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Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee or any matter which Permitted Leasehold Mortgagee is prevented from performing because of any injunction or stay applicable during any bankruptcy or other judicial proceeding; and

(iv) during such thirty (30) or ninety (90) day period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Master Lease.

(e) Procedure on Default.

(i) If Landlord shall elect to terminate this Master Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Master Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months; provided, that such Permitted Leasehold Mortgagee shall, during such six-month period (and during the period of any continuance referred to in subsection (e)(ii) below):

(1) pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Master Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Master Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Master Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and

(2) if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Master Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii) If at the end of such six (6) month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Master Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this subsection (e) of this Section 17.1, however, shall be construed to extend this Master Lease beyond the original term thereof as extended by any options to extend the Term of this Master Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure

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proceedings, this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease.

(iii) If a Permitted Leasehold Mortgagee is complying with subsection (e)(i) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate herein by a Discretionary Transferee this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease, provided, that such Discretionary Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.

(iv) For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Master Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Master Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder; but the purchaser at any sale of this Master Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Master Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of Tenant to be performed hereunder and meet the qualifications of Section 22.2 or be reasonably consented to by Landlord in accordance with Section 22.1 hereof).

(v) Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(a)(ii) of this Master Lease may, upon acquiring Tenant’s Leasehold Estate, without further consent of Landlord, sell and assign the Leasehold Estate in accordance with the requirements of Article XXII of this Master Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.

(vi) Notwithstanding any other provisions of this Master Lease, any sale of this Master Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Master Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Master Lease and of the Leasehold Estate hereby created to the extent that the successor tenant under this Master Lease is a Discretionary Transferee and the transfer otherwise complies with the requirements of Section 22.2(a)(ii) of this Master Lease or the transferee is reasonably consented to by Landlord in accordance with Section 22.1 hereof.

(f) New Lease. In the event of the termination of this Master Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, Landlord shall provide each Permitted Leasehold Mortgagee with Notice that this Master Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Master Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case if a Discretionary Transferee) for the remainder of the Term (including any Renewal Terms) of this Master Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Master Lease, provided:

(i) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after

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the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Master Lease given pursuant to this Section 17.1(f);

(ii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Master Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

(iii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.

(g) New Lease Priorities. It is the intention of the parties that such New Lease shall continue to maintain the same priority as this Master Lease with regard to any Facility Mortgage or any other lien, charge or encumbrance created by the acts of Landlord on the Leased Property or any part thereof or this Master Lease (but Landlord shall not be deemed to make any representation or warranty to that effect). If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to subsection (f)(i) of this Section 17.1, Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Master Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.

(h) Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of the right hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the default referred to in Section 16.1(a)(iii), (iv), (v), (vi), (vii) (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided, such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee) or (ix) and any other sections of this Master Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).

(i) Contest of Event of Default. Notwithstanding anything to the contrary contained in this Master Lease, any Permitted Leasehold Mortgagee (and if more than one, the Permitted Leasehold Mortgagee whose lien is most senior) may, in good faith, contest through appropriate proceedings whether an alleged non-monetary default in fact constitutes an Event of Default, and the cure period available under the terms hereof to such Permitted Leasehold Mortgagee shall be extended so long as such Permitted Leasehold Mortgagee shall be diligently pursuing such contest, provided, that: (i) such Permitted Leasehold Mortgagee shall have commenced such contest prior to the expiration of the applicable notice and cure period herein for such alleged non-monetary Event of Default; (ii) Tenant shall not be, or shall not have, separately contested such alleged non-monetary Event of Default; (iii) pending the outcome of such contest, such Permitted Leasehold Mortgagee shall make payment of all Rent due and payable hereunder, as and when due and payable, and shall make payment and shall

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otherwise cure all non-monetary Events of Default which are not being contested by such Permitted Leasehold Mortgagee within applicable cure periods provided herein for such non-monetary Events of Default; and (iv) such Permitted Leasehold Mortgagee shall make payment to Landlord of all reasonable attorneys’ fees and costs incurred by Landlord in connection with such contest in the event that such Permitted Leasehold Mortgagee is not successful in such contest.

(j) Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Master Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to Tenant (but not such proceeds, if any, payable jointly to Landlord and Tenant or to Landlord, to the Facility Mortgagee or to a third-party escrowee) pursuant to the provisions of this Master Lease.

(k) Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Master Lease.

(l) No Merger. So long as any Permitted Leasehold Mortgage is in existence, unless all Permitted Leasehold Mortgagees for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall otherwise expressly consent in writing, the fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Master Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.

(m) Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address or fax number furnished Landlord pursuant to subsection (b) of this Section 17.1, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.

(n) Limitation of Liability. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement, and (ii) each Permitted Leasehold Mortgagee agrees that Landlord’s liability to such Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property subject to the applicable Permitted Leasehold Mortgage, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever.

(o) Sale Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall have the right to make all determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the process described in Article XXXVI be commenced, the determination and agreement of the Tenant’s Property FMV and negotiation with Landlord with respect thereto), in each case, in accordance with and subject to the terms and provisions of Article XXXVI.

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(p) Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Master Lease.

17.2 Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder or takes any action prohibited hereunder and Tenant fails to cure the same within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act or remediate or cure such action for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.

17.3 Tenant’s Debt Agreements. Tenant agrees that each and any agreement related to Material Indebtedness (or the principal or controlling agreement relating to such Material Indebtedness) in each case entered into after the Commencement Date will include a provision requiring the lender or lenders thereunder (or the Representative of such lenders) to provide a copy to Landlord of any notices issued by such lenders or the Representative of such lenders to Tenant of a Specified Debt Agreement Default.

17.4 Landlord Cooperation. If, in connection with granting any Permitted Leasehold Mortgage or entering into a Debt Agreement, Tenant shall reasonably request reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such costs and expenses so incurred by Landlord, including, but not limited to, its reasonable attorneys’ fees.

ARTICLE XVIII

SALE OF LEASED PROPERTY

18.1 Sale of the Leased Property. Except solely as provided in the last sentence of this Section 18.1, Landlord shall not be restricted from selling all or any portion of the Leased Property (including by entering into a merger or other transaction or by any Landlord Change of Control or any other transaction at any tier of ownership). Any sale or other transfer by Landlord of all or any portion of the Leased Property shall be subject in each instance to all of the rights of Tenant under this Master Lease, and Landlord and Landlord’s successor or purchaser must comply with the provisions of Section 8.2 applicable to Landlord and, to the extent necessary, any purchaser or successor Landlord and/or other Related Person of purchaser or successor Landlord (or other Landlord Change of Control) must be approved by all applicable Gaming Authorities to ensure that there is not reasonably likely to be any material impact on the validity of any of the Gaming Licenses or the ability of Tenant to continue to use the Gaming Facilities for gaming activities in substantially the same manner as immediately prior to Landlord’s sale or other transfer.

18.2 Transfers to Tenant Competitors. In the event that, and so long as, Landlord is a Tenant Competitor, then, notwithstanding anything herein to the contrary, the following shall apply:

(a) Without limitation of Section 23.1(c) of this Master Lease, Tenant shall not be required (1) to deliver the information required to be delivered to Landlord pursuant to Section 23.1(b) hereof to the extent the same would give Landlord a “competitive” advantage with respect to markets in which Landlord and Tenant or Tenant’s Parent might be competing at any time (it being understood that Landlord shall retain audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the terms of this Master

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Lease (and Landlord shall be permitted to comply with Securities Exchange Commission, Internal Revenue Service and other legal and regulatory requirements with regard to such information) and provided that appropriate measures are in place to ensure that only Landlord’s auditors (which for this purpose shall be a “big four” firm designated by Landlord) and attorneys (as reasonably approved by Tenant) (and not Landlord or any Affiliates of Landlord or any direct or indirect parent company of Landlord or any Affiliate of Landlord) are provided access to such information) or (2) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine.

(b) With respect to all consent, approval and decision-making rights granted to Landlord under this Master Lease relating to any competitively sensitive matters pertaining to the use and operation of the Leased Property and Tenant’s or any Operating Subtenant’s business conducted thereat (other than any right of Landlord to grant waivers and amend or modify any of the terms of this Master Lease), Landlord shall establish an independent committee to evaluate, negotiate and approve such matters, independent from and without interference from Landlord’s management or Board of Directors. Any dispute over whether a particular decision should be determined by such independent committee shall be submitted for resolution by an Expert pursuant to Section 34.1 hereof.

18.3 Identity of Tenant Competitors. From time to time (but not earlier than the fifth (5th) anniversary of the Commencement Date and not more than once in any five (5) year period thereafter), each of Landlord and Tenant may provide written notice to the other (a “Tenant Competitor Notice”) which identifies one or more Person(s) which such notifying party reasonably determines (a) is engaged in online gaming, sports betting or the operation of Gaming Facilities and is a competitor of Tenant, in which event such Person(s) would be deemed to be Tenant Competitors, or (b) no longer is engaged in online gaming, sports betting or the operation of Gaming Facilities or is no longer a competitor of Tenant, in which event such Person(s) would no longer be deemed to be Tenant Competitors. If the party receiving such Tenant Competitor Notice disagrees with the determination of whether a Person referenced in such Tenant Competitor Notice should, or should not, be deemed to be a Tenant Competitor, then any such dispute will be resolved by Experts pursuant to Section 34.1.

ARTICLE XIX

HOLDING OVER

19.1 Holding Over. If Tenant shall for any reason remain in possession of the Leased Property of a Facility after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month twice the monthly Rent applicable to the prior Lease Year for such Facility, together with any Additional Charges and all other sums payable by Tenant pursuant to this Master Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Master Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Improvements to, such Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Master Lease.

ARTICLE XX

RISK OF LOSS

20.1 Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise,

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or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

INDEMNIFICATION

21.1 General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant or any subtenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant or any subtenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Master Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; (vi) the violation by Tenant or any subtenant of any Legal Requirement; and (vii) any matter arising out of Tenant’s (or any Operating Subtenant’s or any other subtenant’s or any manager’s) management, operation, use or possession of any Facility (or any part thereof) or any business or other activity carried on, at, from or in relation to any Facility (or any part thereof) (including any litigation, suit, proceeding or claim asserted against Landlord). Any amounts which become payable by Tenant to Landlord under this Article XXI shall be paid within ten (10) Business Days after receipt of Notice from Landlord requesting payment of the same, which notice may not be given until liability therefor has been determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant or any subtenant, or by their respective employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant or any subtenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

ARTICLE XXII

SUBLETTING AND ASSIGNMENT

22.1 Subletting and Assignment. Tenant shall not, except as otherwise permitted pursuant to this Master Lease, without Landlord’s prior written consent, which shall not be unreasonably withheld, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation and undergoing any Tenant Change of Control) in whole or in part this Master Lease or Tenant’s Leasehold Estate (or any Operating Subtenant’s subleasehold interest therein) with respect to any Facility or sublet all or any portion of any Facility. Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facilities and that Landlord entered into this Master Lease with the expectation that Tenant would remain in and operate such Facilities during the entire Term. Any Tenant Change of Control (other than a Tenant Change of Control pursuant to clause (ii) of the definition thereof) or transfer of any direct or indirect ownership interests in Tenant shall not constitute an assignment of Tenant’s interest in this Master Lease within the meaning of this Article XXII and shall not be prohibited, and the provisions requiring consent

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of Landlord contained herein shall not apply thereto, if and for so long as, Tenant remains wholly owned and Controlled, directly or indirectly, by Tenant’s Parent (it being understood, however, that a Tenant Change of Control pursuant to clause (ii) of the definition thereof shall be prohibited except as, and to the extent, provided in Section 22.2(i) below).

22.2 Permitted Assignments. Notwithstanding the foregoing, and subject to Section 40.1 and subject to compliance with all applicable Gaming Regulations, Tenant may, without Landlord’s prior written consent:

(i) assign this Master Lease to a Discretionary Transferee in conjunction with a sale by Tenant of all or substantially all of Tenant’s assets relating to the Facilities; provided, that (1) such Discretionary Transferee becomes party to and bound by this Master Lease and agrees in writing to assume the obligations of Tenant under this Master Lease without amendment or modification other than as provided below; (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provides a Guaranty; (3) the use of the Leased Property continues to comply with the requirements of this Master Lease; and (4) Landlord shall have received executed copies of all documents for such assignment;

(ii)(x) assign this Master Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of foreclosure to any Person (any such foreclosure or assignment, a “Foreclosure Assignment”) or (y) undergo a Tenant Change of Control whereby a Person acquires beneficial ownership and control of one hundred percent (100%) of the Equity Interests in Tenant as a result of the purchase at a foreclosure of a permitted pledge of the Equity Interests in Tenant or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (z) effect the first subsequent sale or assignment of the Leasehold Estate or Tenant Change of Control after a Foreclosure Assignment or a Foreclosure COC whereby a Person so acquires the Leasehold Estate or beneficial ownership and control of one hundred percent (100%) of the Equity Interests in Tenant or the Person who acquired the Leasehold Estate in connection with the Foreclosure Assignment, in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party, in each case if (1) such Person is a Discretionary Transferee, (2) such Discretionary Transferee agrees in writing to assume the obligations of Tenant under this Master Lease without amendment or modification other than as provided below (which written assumption may be made by a Subsidiary of a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Designee after a Foreclosure Assignment or Foreclosure COC) and (3) except in the case of a Permitted Leasehold Mortgagee Foreclosing Party, the Parent Company of (x) Tenant (after giving effect to the transfer or assignment) or (y) the entity that succeeds to the assets of Tenant, if any, has become a Guarantor and provided a Guaranty or, if such Discretionary Transferee does not have a Parent Company and such Discretionary Transferee has not assumed the obligations of Tenant under this Master Lease, such Discretionary Transferee has become a Guarantor and provided a Guaranty;

(iii) assign Tenant’s Leasehold Estate in this Master Lease with respect to one or more individual Facilities to a Discretionary Transferee; provided, that (1) such Discretionary Transferee enters into a Separate Lease in accordance with Section 1.5 mutatis mutandis (and in such event Landlord will also enter into such Separate Lease and appropriate documentation to delete the assigned Facility from this Master Lease); (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty, (3) the use of each Facility continues to comply with the requirements of this Master Lease; (4) Landlord shall have received executed copies of all documents for such assignment; and (5) in no event shall Tenant be permitted to assign its Leasehold Estate pursuant to this clause (iii) with respect to more than two (2) Facilities which are located in Las Vegas, Nevada and (A) during the first fifteen (15) Lease Years, more than three (3) Facilities that are not located in Las Vegas, Nevada and (B) during any Lease Year after the fifteenth (15th) Lease Year in addition to the rights set forth in the preceding clause (A) Tenant may assign Tenant’s Leasehold Estate with respect to one (1) additional Facility not located in Las Vegas, Nevada (for a total of four (4) such Facilities not located in Las Vegas, Nevada during the Term). Any termination of this Master Lease with respect to a Facility pursuant to the provisions of Section 7.2(d) shall count as an assignment of the applicable Facility for the purposes of clause (5) of this Section 22.2(iii). In addition to the foregoing, the following

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provisions shall apply with respect to any Facility closed pursuant to the provisions of Section 7.2(d) (a “Voluntarily Closed Facility”): (a) a Voluntarily Closed Facility shall be deemed to have been assigned (i.e., shall count as an assignment of the applicable Facility for the purposes of clause (5) of this Section 22.2(iii)) only if Tenant (x) does not timely deliver to Landlord Tenant’s Notice of Intent pursuant to Section 7.2(d), stating that Tenant intends to again operate the Voluntarily Closed Facility or (y) timely delivers to Landlord Tenant’s Notice of Intent pursuant to Section 7.2(d), stating that Tenant intends to again operate the Voluntarily Closed Facility, but does not thereafter (i) commence operation of the Voluntarily Closed Facility prior to the expiration of Tenant’s Recommencement Period, and (ii) continue to operate such Facility for at least ninety (90) consecutive days in accordance with the terms of this Master Lease; (b) if, during the Re-Tenanting Period (plus the Replacement Lease Closing Period, if applicable), (x) Landlord does not terminate this Master Lease with respect to the Voluntarily Closed Facility pursuant to the provisions of Section 7.2(d) or (y) (i) Tenant seeks approval from Landlord to reopen the Voluntarily Closed Facility (which approval Landlord may grant or withhold in its sole and absolute discretion), (ii) Landlord approves such reopening, (iii) Tenant commences operation of the Voluntarily Closed Facility prior to the date that is sixty (60) days after the date of Landlord’s approval of the reopening of the Voluntarily Closed Facility, and (iv) Tenant continues to operate such Facility for ninety (90) consecutive days in accordance with the terms of this Master Lease, then, in the case of either clause (x) or (y) of this clause (b), the applicable Voluntarily Closed Facility shall no longer be deemed to have been assigned (i.e., shall no longer count as an assignment of the applicable Facility for the purposes of clause (5) of this Section 22.2(iii)). For the avoidance of doubt, if (I) during the Re-Tenanting Period (plus the Replacement Lease Closing Period, if applicable), Landlord does not terminate this Master Lease with respect to the Voluntarily Closed Facility pursuant to the provisions of Section 7.2(d), and thereafter, Landlord elects to provide to Tenant another Voluntary Termination Notice, or (II) Tenant reopened the applicable Facility as provided in clause (b)(y) above, then, in each case, the applicable provisions of Section 7.2(d) and the applicable provisions of this Section 22.2(iii) shall again be applicable;

(iv) assign this Master Lease, or Tenant’s Leasehold Estate in this Master Lease with respect to all, but not less than all, of the Facilities, to Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent or a wholly-owned Subsidiary of Tenant; provided, (1) such assignee becomes party to and bound by this Master Lease and agrees in writing to assume the obligations of Tenant under this Master Lease without amendment or modification other than as provided below; (2) Tenant remains fully liable hereunder; (3) the use of the Leased Property continues to comply with the requirements of this Master Lease; and (4) Landlord shall have received executed copies of all documents for such assignment; and

(v) pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and/or pledge the direct or indirect Equity Interests in Tenant to a Permitted Leasehold Mortgagee.

Upon the effectiveness of any assignment permitted pursuant to this Section 22.2, such Discretionary Transferee or Permitted Leasehold Mortgagee Foreclosing Party (and, if applicable, its Parent Company) and Landlord and Tenant shall make such amendments and other modifications to this Master Lease as are reasonably requested by either party to give effect to such assignment and such technical amendments as may be necessary or appropriate in the reasonable opinion of such requesting party in connection with such assignment. After giving effect to any such assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Discretionary Transferee (or Permitted Leasehold Mortgagee Foreclosing Party) or its Parent Company, as applicable.

22.3 Permitted Sublease Agreements. Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3 and of Section 40.1 and compliance with all applicable Gaming Regulations, (a) Tenant or any Operating Subtenant may, without Landlord’s prior written consent:

(i) sublease the Leased Property or any Facility, or portion thereof to Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent, a wholly-owned Subsidiary of Tenant or any Operating Subtenant;

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(ii) sublease any portion of any Facility (but not an entire Facility) to any Person; provided, that Tenant or any applicable Operating Subtenant does not sublet a Material Portion of any such Facility; and

(iii) sublet a Facility in order to comply with Section 8.2 hereof.

(b) After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Master Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder.

(c) If reasonably requested by Tenant in connection with a sublease permitted under this Section 22.3 with a subtenant that is not an Affiliate of Tenant or in connection with a management agreement which is permitted under Section 22.8 with a manager that is not an Affiliate of Tenant, Landlord and such sublessee or manager, as applicable, shall enter into a nondisturbance and attornment agreement with respect to any sublease or management agreement, as applicable, which is entered into by Tenant in good faith with a subtenant or manager that is not an Affiliate of Tenant, such non-disturbance and attornment agreement to be substantially in the form attached hereto as Exhibit F-1 (and if a Facility Mortgage is then in effect, Landlord shall use reasonable efforts to cause the Facility Mortgagee to enter into such non-disturbance and attornment agreement) whereby the subtenant or manager, as applicable, agrees to attorn to Landlord (or a Facility Mortgagee) and Landlord (and the Facility Mortgagee) agree to recognize such subtenant rights under its sublease or manager rights under its management agreement, as applicable.

(d) Tenant shall have the right, without the consent of Landlord, to enter into subleases with terms, including extensions thereof, that do not exceed the then-existing Term with subtenants which will occupy space primarily for purposes such as, including without limitation, hotel use, meetings and conferences, e-sports, entertainment and experiences venues, show room, night/day clubs, retail sales, bars, food and beverage sales, race and gaming operations, sportsbooks, and other such uses within the Primary Intended Use (and provided Tenant or any applicable Operating Subtenant does not enter into a sublease with respect to a Material Portion of any such Facility). In addition, Tenant shall have the right to enter into subleases for purposes described in the preceding sentence with terms, including extensions thereof, that exceed the then-existing Term with Landlord’s consent, which consent Landlord shall not be unreasonably withheld, conditioned or delayed. Any sublease entered into pursuant to this Section 22.3(d) shall be entitled to the foregoing provisions of Section 22.3(c) regarding the right of such subtenant to a non-disturbance and attornment agreement. Landlord’s withholding of consent to any of the foregoing shall be deemed unreasonable if such sublease is on commercially reasonable terms at the time in question taking into consideration, among other things, the identity of the sublessee, the extent of sublessee’s investment in the subleased space, the term of such sublease and Landlord’s interest in the applicable Facility (including the resulting impact on Landlord’s ability to lease such Facility on commercially reasonably terms after the Term of this Master Lease).

(e) The portion of any Facility that Tenant or any applicable Operating Subtenant does not sublease in order to comply with the requirement that Tenant or any applicable Operating Subtenant not sublet a Material Portion of such Facility shall also be the portion of such Facility with respect to which Tenant or any applicable Operating Subtenant does not enter into management agreements in order to comply with the similar requirement contained in Section 22.8.

22.4 Required Assignment and Subletting Provisions. Any assignment and/or sublease must provide that:

(i) in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Master Lease;

(ii) the use of the applicable Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Master Lease and any restrictions on Tenant’s activities at the relevant Facility shall also similarly apply to any sublessee’s activities at the relevant Facility;

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(iii) except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Facility or assign this Master Lease or its sublease except insofar as the same would be permitted if it were a sublease by Tenant under this Master Lease (it being understood that any subtenant may pledge and mortgage its subleasehold estate (or allow the pledge of its Equity Interests) to a Permitted Leasehold Mortgagee);

(iv) in the case of a sublease, in the event of cancellation or termination of this Master Lease for any reason whatsoever or of the surrender of this Master Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, at Landlord’s option, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which the subtenant shall execute and deliver within thirty (30) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Master Lease; and

(v) in the event the subtenant receives a Notice from Landlord stating that this Master Lease has been cancelled, surrendered or terminated, then, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Master Lease. Without limitation of the foregoing, (x) any sublease or other agreement or arrangement (including any Operating Sublease) allowing for occupancy or management with respect to a Facility entered into by and between any Tenant Party(ies) and any Affiliate(s) thereof on, prior to, or after the Commencement Date shall be subject and subordinate to all of the terms and conditions of this Master Lease, and each such agreement or arrangement hereafter made shall expressly so provide, and (y) no Operating Subtenant shall be permitted to assign its Operating Sublease other than to a Subsidiary of Tenant’s Parent and any such Operating Subtenant shall at all times remain a Subsidiary of Tenant’s Parent (it being understood that nothing in this clause (y) shall vitiate Tenant’s rights under Section 22 hereof).

22.5 Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment or subletting or management agreement (including any request for a subordination, non-disturbance and attornment agreement), including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease or assignment agreement is actually consummated.

22.6 No Release of Tenant’s Obligations; Exception. No assignment (other than a permitted transfer pursuant to this Article XXII, in connection with a sale or assignment of the entire Leasehold Estate), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder or reduce any such obligations. All obligations and other terms of this Master Lease applicable to Tenant and Tenant’s activities and properties shall also apply to each assignee of this Master Lease. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Master Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Master Lease is to be performed, (ii) waiver of the performance of an obligation required under this Master Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Master Lease, provided, that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Master Lease by Landlord and any assignee of Tenant that is not an Affiliate of Tenant. Notwithstanding the foregoing, in the event of an assignment permitted under Section 22.2(a)(iii), Landlord will agree, with respect only to those Facilities so assigned, to release Tenant and Guarantor from their respective obligations solely pertaining to those Facilities so assigned under this Master Lease and any Guaranty, provided; that the assignment is to a Discretionary Transferee and the Parent Company of the Discretionary Transferee, if any, executes a Guaranty as required by Section 22.2(a)(iii). As a condition precedent to Landlord’s release of

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Tenant and/or Guarantor, the successor guarantor shall execute and deliver a Guaranty in substantially the same form and substance as the Guaranty being released and Landlord and such Discretionary Transferee, as the successor tenant, shall execute a new master lease with respect to the assigned Facilities in substantially the same form and substance as this Master Lease as provided in Section 1.5 mutatis mutandis.

22.7 Separate Lease; Rent Allocated. If reasonably requested by Tenant in connection with an assignment of Tenant’s Leasehold Estate with respect to one or more Facilities permitted under Section 22.2(a)(iii), Landlord will agree to enter into a replacement master lease with respect to the relevant Facility(ies) with the assignee thereof in form and substance substantially identical to this Master Lease (subject to such reasonable modifications as are reasonably agreed to by the parties in order to reflect a single asset gaming REIT lease transaction), with Rent equal to (or, if applicable, apportioned between such new master lease and this Master Lease based on) the Allocable Rent Amount and to remove such Leased Property from this Master Lease, all in accordance with the procedure set forth in Section 1.5 mutatis mutandis. In such case, the Parent Company of the Discretionary Transferee, if any, shall deliver a Guaranty to Landlord with respect to all obligations under the Separate Lease, and Tenant and Guarantor shall have no further obligations under this Master Lease or the Guaranty with respect to the applicable Facility(ies). Notwithstanding Section 1.5(e), any costs and expenses relating to a Separate Lease entered into pursuant to Section 22.2 shall be borne by Tenant and not by Landlord.

22.8 Management Agreements. Tenant represents and warrants that Schedule 5 contains a true, correct and complete list of all material management agreements or similar arrangements in effect with respect to the Leased Property on the date hereof. Nothing contained herein shall prohibit or restrict Tenant’s ability to hereafter enter into management agreements or similar arrangements (including any amendments thereto) with third parties or amend or modify existing management agreements or similar arrangements so long as the same are limited in duration to the then-existing Term provided that they do not relate to the entirety of any Facility and are expressly subordinate to this Master Lease (and provided Tenant or any applicable Operating Subtenant does not enter into management agreements or similar arrangements with respect to a Material Portion of any Facility). In addition, Tenant shall have the right to enter into management agreements or similar arrangements (including any amendments thereto) or amend or modify existing management agreements or similar arrangements that exceed the then-existing Term with third parties with Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood, Landlord’s withholding of consent to any of the foregoing shall be deemed unreasonable if such management agreement is on commercially reasonable terms at the time in question taking into consideration, among other things, the identity of the manager, the term of such management agreement and Landlord’s interest in the applicable Facility (including the resulting impact on Landlord’s ability to lease such Facility on commercially reasonable terms after the Term of this Master Lease)). Any management agreement entered into pursuant to this Section 22.8 shall be entitled to the provisions of Section 22.3(c) regarding the right of such manager to a non-disturbance and attornment agreement. The portion of any Facility with respect to which Tenant or any applicable Operating Subtenant does not enter into management agreements in order to comply with the requirement that it not enter into management agreements with respect to a Material Portion of such Facility shall also be the portion of such Facility that Tenant or any applicable Operating Subtenant does not sublease in order to comply with the similar requirement contained in Section 22.3. For the avoidance of doubt, all management agreements made or amended pursuant to this Section 22.8 shall be subject to Section 40.1 and in compliance with all applicable Gaming Regulations.

ARTICLE XXIII

REPORTING; CONFIDENTIALITY

23.1 Officer’s Certificate and Financial Statements.

(a) Officer’s Certificate. Each of Landlord and Tenant shall, at any time and from time to time, but no more frequently than once per Lease Year, upon receipt of not less than ten (10) Business Days’ prior written

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request from the other party hereto, furnish a certificate executed by an appropriate officer with knowledge of the matters set forth therein in the form attached hereto as Exhibit C. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Facility Mortgagee, Permitted Leasehold Mortgagee, ground or underlying landlord or purchaser of the Leased Property.

(b) Statements. Tenant shall furnish the following statements to Landlord:

(i)(I) In the event that Tenant’s Parent is a reporting company under the Exchange Act, on the earlier of five (5) Business Days following (x) each date specified in the Exchange Act and the SEC’s related rules and regulations (including any additional time permitted under Rule 12b-25 or any successor provision thereof) that the Tenant’s Parent is required to file SEC Reports (each a “SEC Filing Deadline”) and (y) the date the Tenant’s Parent files its SEC Reports with the SEC or (II) in the event that Tenant’s Parent is not a reporting company under the Exchange Act, no later than five (5) Business Days prior to Landlord REIT’s applicable SEC requirements, if any, to file, or include in any of Landlord REIT’s SEC Reports, Tenant Parent’s Financial Statements: (A) Tenant’s Parent’s Financial Statements required to be included in such SEC Report or the SEC Report containing such Financial Statements; (B) a certificate, executed by a Responsible Officer of the Tenant or Tenant’s Parent certifying that no default has occurred under this Master Lease or, if such a default has occurred, specifying the nature and status of such default; and (C) (1) with respect to annual Financial Statements, a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s independent registered public accounting firm, which report shall not be subject to any qualification or exception expressing substantial doubt about the ability of the Tenant’s Parent and its subsidiaries to continue as a “going concern” or any exception as to the scope of such audit (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date such report is delivered or any projected financial performance or covenant default in any Indebtedness or this Master Lease in such twelve month period) and that such Financial Statements have been prepared in accordance with GAAP and Tenant’s Parent’s accountants have examined such Financial Statements in accordance with the standards of the PCAOB (or generally accepted auditing standards, if not required to file SEC Reports at such time) and (2) with respect to quarterly Financial Statements, a certificate, executed by a Responsible Officer of the Tenant’s Parent, certifying that such Financial Statements fairly present, in all material respects, the financial position and results of operations of Tenant’s Parent and its Subsidiaries on a consolidated basis in accordance with GAAP as at such date and for such period (subject to normal year-end audit adjustments, the absence of footnotes and other informational disclosures customarily omitted from interim financial statements). Financial statements required to be delivered pursuant to this Section 23.1(b)(i) will be deemed delivered to the extent such documents are included in materials filed with the SEC and shall be deemed to have been delivered on the date such documents are publicly available on the SEC’s website;

(ii) Within seventy-five (75) days after the end of each of the Tenant’s Fiscal Years (commencing with the Fiscal Year ending December 31, [2022]), (a) a budget and projection by fiscal month for the Fiscal Year in which the budget is delivered, including projected Net Revenue and EBITDAR with respect to each Facility, (b) a budget and projection by fiscal year for the second and third subsequent Fiscal Years, including projected Net Revenue and EBITDAR with respect to each Facility, and (c) a capital budget for each Facility for the Fiscal Year in which the budget is delivered and for the following Fiscal Year;

(iii) Within thirty (30) days after the end of each calendar month, the following items as they pertain to each Facility: occupancy percentages, including average daily rate and revenue per available room for the subject month, the monthly and year-to-date operating statements prepared for each calendar period, noting net revenue, operating expenses and operating income, and other information reasonably necessary and sufficient to fairly represent the financial position and results of operations of each Facility and its respective Operating Subtenant during such calendar period;

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(iv) Within sixty (60) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a Financial Covenant compliance report, which report shall include an Officer’s Certificate in substantially the form attached hereto as Exhibit H, certifying that the Financial Covenant is in compliance under Section 23.3 together with reasonable detail evidencing such compliance.

(v)(a) commercially reasonable efforts to deliver such additional financial information and projections as may be reasonably requested by Landlord, so long as any reasonable out-of-pocket cost of Tenant or its Related Persons is borne by Landlord, in connection with syndications, private placements or public offerings by Landlord of debt securities or loans or equity or hybrid securities and (b) such additional information, Tenant’s Parent Financial Statements if not otherwise provided pursuant to Section 23.1(b)(i), and unaudited quarterly financial information concerning the Leased Property, Tenant, and Tenant’s Parent as Landlord or its Affiliates may require for their filings with the SEC under both the Securities Act and the Exchange Act, including, but not limited to SEC Reports and registration statements to be filed by Landlord or its Affiliates during the Term of this Master Lease, the Internal Revenue Service and any other federal, state or local regulatory agency with jurisdiction over Landlord or its Subsidiaries;

(vi) Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to be to revoke or suspend or terminate or modify in a way materially adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any material part of the Primary Intended Use of all or any portion of the Leased Property;

(vii) Upon request, not to be made more than once per fiscal quarter, an updated rent roll for each Facility; and

(viii) Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Master Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to (i) facilitate Landlord’s internal financial and reporting database, and (ii) permit Landlord to calculate any rent, fee or other payments due under Ground Leases. Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the terms of this Master Lease (including, without limitation, calculation of Net Revenues).

(c) Notwithstanding the foregoing provisions of this Section 23.1 or any other provision under this Master Lease, Tenant shall not be obligated under any circumstances (1) to provide information that is subject to (i) a bona fide confidentiality agreement, (ii) the quality assurance immunity, or (iii) attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could reasonably be expected to give Landlord or its Affiliates a “competitive” advantage with respect to markets in which Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”) it being understood that Restricted Information shall not include revenue and expense information relevant to Landlord’s calculation and verification of (i) the Escalation amount and (ii) Tenant’s compliance with Section 9.1(e) and Section 23.3 hereof, provided that, the foregoing information shall be provided on a portfolio-wide (as opposed to Facility-by-Facility) basis, except where required by Landlord to be able to make submissions to, or otherwise to comply with requirements of, gaming and other regulatory authorities, in which case such additional information (including Facility-by-Facility performance information) will be provided by Tenant to Landlord to the extent so required (provided, that Landlord shall in such instance first execute a nondisclosure agreement in a form reasonably satisfactory to Tenant with respect to such information). Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with the terms of this Master Lease (and Landlord’s or its Affiliates compliance with SEC, Internal Revenue Service and other legal and regulatory requirements) and provided, that appropriate measures are in place to ensure that only Landlord’s auditors and attorneys (and not Landlord or any of Landlord’s other Affiliates) are provided access to such information. In addition, Landlord shall not disclose any

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Restricted Information to any Person or any employee, officer or director of any Person (other than Landlord or a Subsidiary of Landlord, in each case, on a “need to know” basis) that directly or indirectly owns or operates any gaming business or is a Tenant Competitor; provided, further, that in no event shall Landlord disclose any Restricted Information or any other information that is Confidential Information (except as permitted by Section 23.2(b)) provided pursuant to this Master Lease to any Person involved in the ownership (directly or indirectly), management or operation of any Tenant Competitor.

(d) In each case so long as the following does not place an unreasonable burden on Tenant and so long as any out-of-pocket cost of Tenant or its Related Persons is borne by Landlord, Tenant shall, and shall cause Tenant’s Parent and its direct and indirect Subsidiaries to, afford Landlord, Landlord’s Parent and their Related Persons reasonable access, within a reasonable period after request, during normal business hours to (A) the books and records pertaining to the original tax basis of the assets of Tenant’s Parent and its direct and indirect Subsidiaries related to the Leased Properties, including, without limitation: (i) the date each asset was placed in service, (ii) accumulated depreciation, (iii) depreciable lives and depreciation methods and conventions, (iv) information to determine depreciation under both MACRS and ADS, (v) detailed 704(c) schedules, reflecting the 704(c) layers for each asset by partner at the applicable subsidiary level and (vi) any other information as is reasonably requested to assist Landlord, Landlord’s Parent and their Related Persons in determining tax basis and tax depreciation and tax allocations post transaction, and (B) (i) by December 31 of each calendar year, a schedule listing the adjusted tax bases of assets retired or disposed during such year that was part of the initial Leased Property as of the Commencement Date and (ii) a final schedule listing the adjusted tax bases of assets retired or disposed during such year by June 30 of the following year. To the extent that Tenant or Tenant’s Parent requires the services of a cost segregation provider in order to prepare the reports described in clause (B)(i) or (B)(ii) above, such costs will be borne by the Landlord, subject to Landlord’s prior approval of such services and costs. Landlord and Tenant agree to cooperate to identify assets that will be subject to the reporting in this clause (B). Upon request by Landlord, the information described in this paragraph shall be provided promptly in Microsoft Excel or such other reasonable format as determined by Tenant. In addition, each of Tenant’s Parent and its direct and indirect Subsidiaries shall use their respective reasonable efforts to cause their respective appropriate Related Persons to participate in meetings and telephone conferences with Landlord, Landlord’s Parent and/or their Related Persons at such times as may be reasonably requested during regular business hours.

23.2 Confidentiality; Public Offering Information.

(a) The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its Representatives acting on its behalf shall, during or within five (5) years after the termination or expiration of this Master Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Master Lease. Notwithstanding the foregoing, in the event that a party or any of its Representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt Notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom

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such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b) Notwithstanding anything to the contrary in Section 23.2(a), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Facilities (1) which is approved by Tenant in its sole discretion, (2) which is publicly available, (3) the EBITDAR to Rent Ratio of the Tenant Parties, or (4) the inclusion of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of Landlord’s securities or loans or securities or loans of any direct or indirect parent entity of Landlord, and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord, provided, that, with respect to matters permitted to be disclosed solely under clauses (1) and (4), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, neither Landlord nor Landlord’s Parent shall revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord or Landlord’s Parent pursuant to Section 23.1 or this Section 23.2 and Landlord’s Form 10-Q or Form 10-K (or supplemental information filed or furnished in connection therewith) shall not disclose the operational results of the Facilities prior to Tenant’s Parent’s, Tenant’s or their respective Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, reasonable participation in road shows and other presentations at Landlord’s or Landlord’s Parent’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by Landlord or Landlord’s Parent or to satisfy Landlord’s or Landlord’s Parent’s SEC disclosure requirements. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections.

(c) Except as provided in clause (a) or (b) above, nothing herein shall permit the disclosure of Confidential Information regarding Tenant, Tenant’s Parent or their Affiliates to any Tenant Competitor.

(d) Each of Landlord and/or Landlord’s Parent, on the one hand, and Tenant and/or Tenant’s Parent, on the other hand, shall cooperate with such other parties to provide such information and documentation as may be reasonably requested by such other parties in connection with or in furtherance of the accounting considerations for the classification of this Lease and any subsequent modifications thereto, including, without limitation, the implicit rate in this Master Lease, as determined in accordance with GAAP, and the corresponding supporting documentation necessary to satisfy accounting and audit requirements, including without limitation, residual value assumptions, valuation reports obtained from a qualified “Big 4” accounting firm, Grant Thornton or equivalent appraiser providing for the fair value of the Facilities and their economic useful lives, and other inputs into the implicit rate.

23.3 Financial Covenants.

(a) Tenant’s Parent on a consolidated basis with Tenant shall maintain a ratio of (x) EBITDA (plus, without duplication, any rent expense associated with any ground leases pursuant to which Tenant’s Parent or any of its Subsidiaries leases real property, and rent expense under this Master Lease (as may be amended from time to time) or any similar lease) plus rent expense under any similar lease to (y) Rent plus cash rent paid under any similar lease, determined on the last day of any fiscal quarter on a cumulative basis for the preceding Test Period (commencing with the Test Period ending on the later of September 30, 2022 and the last day of the first full calendar quarter commencing immediately following the Commencement Date (the “First Test Period”))

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of at least 1.1:1 (the foregoing required Tenant’s Parent EBITDA to Rent ratio being referred to as the “Coverage Ratio,” and the test being referred to as the “Financial Covenant”). In the event that Tenant’s interest in this Master Lease is assigned, the foregoing Financial Covenant shall apply on a consolidated basis to such successor Tenant and any parent entity(ies) of any successor Tenant that has provided a Guaranty.

(b) If (commencing with the First Test Period or for any Test Period thereafter) Tenant fails to meet the Financial Covenant, then Tenant may, at Tenant’s option, within thirty (30) days after the earlier of the date Tenant delivers to Landlord the Officer’s Certificate required to be delivered pursuant to Section 23.1(b)(iv) of this Master Lease or the date by which the same is required to be delivered, that evidences the commencement of a Covenant Failure Period, cause an amount (which may be provided through cash, one or more Letters of Credit or combination thereof or such other form of credit support reasonably acceptable to Landlord) equal to (x) the Rent that would be payable for the period of one (1) calendar year or (y) solely in the event that Tenant’s failure to meet the Financial Covenant with respect to the applicable Test Periods precipitating such Covenant Failure Period was a Covenant Failure (Unavoidable Delay), the Rent that would be payable for the period of six (6) months, in each case commencing immediately subsequent to the date of such determination (taking into account the Escalation) to be deposited into a Covenant Security Escrow Account in accordance with irrevocable escrow instructions consistent with this paragraph and reasonably satisfactory to Landlord and Tenant. At all times until the Covenant Security Coverage Cure has occurred, the amount of the Covenant Security Escrow Account (or the amount of the Letters of Credit, or both) shall equal the Rent that would be payable for the next calendar year (or next six (6) months, as applicable) (taking into account the Escalation, as applicable), and Tenant shall increase the funds in the Covenant Security Escrow Account (or the amount of the Letters of Credit, or both) in order to satisfy any deficiency within five (5) Business Days’ notice from Landlord. In the event that Tenant has delivered a Renewal Notice and a Covenant Security Coverage Cure has not occurred, then Tenant shall be required to increase the funds in the Covenant Security Escrow Account (or the amount of the Letters of Credit, or both) in order to reflect the increase in the Rent (and any Escalation) for the next one year period or six (6) month period, as applicable. The amounts held in a Covenant Security Escrow Account shall remain in such account except to the extent that they are required to be released to Landlord or Tenant in accordance with this paragraph. Upon the date that Tenant delivers to Landlord and Officer’s Certificate pursuant to Section 23.1(b)(iv) of this Master Lease that evidences a Covenant Security Coverage Cure or the expiration or earlier termination of this Master Lease (other than a termination as a result of an Event of Default by Tenant), if Tenant has deposited funds or Letters of Credit pursuant to the provisions of this Section 23.3, such funds or Letters of Credit (in each case, to the extent remaining) shall promptly be returned to Tenant by the escrow agent. If an Event of Default has occurred and is continuing, Landlord shall be entitled to receive the amount in the Covenant Security Escrow Account and such amount shall be applied to Landlord’s damages, pursuant to Article XVI. The irrevocable escrow instructions will provide for escrow agent to release funds to Landlord to Tenant only upon written demand to the escrow agent and the other party and failure of such other party to object to such release within five (5) Business Days thereafter. For the avoidance of doubt, the process described in this Section 23.3 is not limited to one occurrence and could repeat multiple times during the Term.

23.4 Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements or any other information provided by Tenant may be non-public financial or operational Confidential Information with respect to Tenant and/or its Affiliates, including with respect to Tenant’s or any Operating Subtenant’s operation of the Leased Property. Landlord further agrees (i) to maintain the confidentiality of such non-public Confidential Information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information in compliance with Section 23.2(b) hereof and with Landlord’s officers, employees, directors, Facility Mortgagee, agents and lenders party to material debt instruments entered into by Landlord, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Landlord, rating agencies, accountants, attorneys and other consultants (the “Landlord Representatives”), provided, that (x) such Landlord Representative is advised of the confidential nature of such Confidential Information and agrees to maintain the confidentiality thereof pursuant

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to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto (or in accordance with the standard syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions on the part of the recipient to receive such information) and to comply with all federal, state and other securities laws applicable with respect to such information and (y) such information shall not be disclosed to any Tenant Competitor and (ii) that neither it nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant or Tenant’s Parent based on any such Confidential Information provided by or on behalf of Landlord or Landlord’s Parent (provided, that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In addition to the foregoing, Landlord agrees that, upon request of Tenant, it shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Master Lease or the Leased Property in connection with Tenant’s review of the treatment of this Master Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such Confidential Information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent and Tenant and Tenant’s Parent’s respective officers, employees, directors, Permitted Leasehold Mortgagees, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Parent, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s Parent, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such Confidential Information and agrees (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto (or in accordance with the standard syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions on the part of the recipient to receive such information) and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Landlord or Landlord’s Parent based on any such Confidential Information provided by or on behalf of Tenant or Tenant’s Parent (provided, that this provision shall not govern the provision of information by Landlord or Landlord’s Parent).

ARTICLE XXIV

LANDLORD’S RIGHT TO INSPECT

24.1 Landlord’s Right to Inspect. Subject to any restrictions imposed by any Gaming Regulations or Gaming Authorities, upon reasonable advance notice to Tenant, Tenant shall permit Landlord and its authorized representatives to inspect its Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency. Landlord shall indemnify and hold Tenant harmless from and against any claims, losses, costs or expenses arising as a result of Landlord’s or its representative’s entry onto the Leased Property.

ARTICLE XXV

NO WAIVER

25.1 No Waiver. No delay, omission or failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Master Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

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ARTICLE XXVI

REMEDIES CUMULATIVE

26.1 Remedies Cumulative. Unless otherwise provided herein and to the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Master Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

ARTICLE XXVII

ACCEPTANCE OF SURRENDER

27.1 Acceptance of Surrender. No surrender to Landlord of this Master Lease or of any Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

NO MERGER

28.1 No Merger. There shall be no merger of this Master Lease or of the Leasehold Estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Master Lease or the Leasehold Estate created hereby or any interest in this Master Lease or such Leasehold Estate and (ii) the fee estate in the Leased Property.

ARTICLE XXIX

CONVEYANCE BY LANDLORD

29.1 Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 and the other terms of this Master Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Master Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX

QUIET ENJOYMENT

30.1 Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Master Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by

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Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or specifically provided for in this Master Lease or consented to by Tenant in writing. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Master Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Master Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX.

ARTICLE XXXI

LANDLORD’S FINANCING

31.1 Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property or any portion thereof or interest therein. This Master Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Master Lease and Tenant’s leasehold interest hereunder to any Facility Mortgage or any Foreclosure Purchaser (as defined below) including any Facility Mortgage in place at the time of execution of this Master Lease or contemporaneously herewith shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a subordination, nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit F-2 or as otherwise satisfactory to Tenant and the Facility Mortgagee. Landlord shall deliver such a subordination, non-disturbance and attornment agreement to Tenant contemporaneously with the execution of this Master Lease with respect to any Facility Mortgage existing at the time of execution of this Master Lease. With respect to any Facility Mortgage on any vessel or barge, Landlord shall be required to deliver such subordination, nondisturbance and attornment agreement to Tenant from each holder of a Facility Mortgage on such vessel or barge prior to the recording or registration of such Facility Mortgage on such vessel or barge in a manner that would not, or the enforcement of remedies thereunder would not, affect or disturb the rights of Tenant under this Master Lease or the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee, in the case of any Permitted Leasehold Mortgagee; provided, that upon the request of Landlord, such subordination, nondisturbance and attornment agreement shall be executed by Tenant as well as Landlord and be in substantially the form attached hereto as Exhibit F-2 or as otherwise satisfactory to Tenant and the Facility Mortgagee. Each such subordination, nondisturbance and attornment agreement shall bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property by assignment or in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property as well as their respective successors and assigns (each, a “Foreclosure Purchaser”) and which shall provide that the holder of such Facility Mortgage, and any Foreclosure Purchaser shall not disturb Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, or any of Tenant’s rights, privileges and options, and shall give effect to this Master Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Master Lease (it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default including the provisions of Articles XVI and XXXVI)). In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit F-2 or otherwise reasonably satisfactory to Tenant, and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in

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connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees.

31.2 Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Master Lease or enter into a new lease substantially in the form of this Master Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) Business Days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous material modification or amendment to this Master Lease or any previous prepayment of more than one month’s rent, unless such material modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Master Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

ARTICLE XXXII

HAZARDOUS SUBSTANCES

32.1 Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in any Facility; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the applicable Facility or to the extent in existence at any Facility and which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

32.2 Notices. Tenant shall provide to Landlord, within ten (10) Business Days after Tenant’s receipt thereof, a copy of any written notice or written notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property; (ii) any enforcement or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property relating to Hazardous Substances located in, on, or under the Leased Property; (iii) any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance or violation of Environmental Law; and (iv) any reports which Tenant is aware of made to any federal, state or local environmental agency arising out of or in connection with the release of any Hazardous Substance in, on, under or removed from the Leased Property.

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32.3 Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate Hazardous Substance in, on, under or about the Leased Property, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

32.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of or resulting from, directly or indirectly, the following, but only to the extent such occurs before or during (but not after) the Term and is not caused solely by the actions of Landlord: (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Section 32.4 that is not cured within any applicable cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:

(a) in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;

(b) in bringing the Leased Property into compliance with all Legal Requirements; and

(c) in removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of Notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

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32.5 Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days’ Notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Property. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Master Lease. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Master Lease.

ARTICLE XXXIII

MEMORANDUM OF LEASE

33.1 Memorandum of Lease. Either party may request that the other party enter into one or more short form memoranda of this Master Lease, in the form attached hereto as Exhibit G. The party requesting the recordation of such memoranda shall be responsible for all costs and expenses of recording any such memorandum, and Tenant shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term with respect to the applicable Facility.

ARTICLE XXXIV

APPOINTING EXPERTS

34.1 Expert Dispute Resolution Process.

(a) In the event that the opinion of “Experts” is required under this Master Lease, Landlord and Tenant shall negotiate in good faith for no longer than ten (10) Business Days to appoint a single Expert. If Landlord and Tenant have not been able to reach agreement on such Person after such ten (10) Business Days of good faith negotiations, then Landlord and Tenant shall each within ten (10) Business Days after either party notifying the other of the need to appoint Experts and the subject matter of the dispute, appoint an Expert and Landlord’s and Tenant’s Experts shall, within ten (10) Business Days of their appointment, jointly appoint a third Expert (such three Experts, or such single Expert agreed upon by Landlord and Tenant, as applicable, shall be referred to herein as the “Experts”). The three Experts so appointed, if applicable, shall make all decisions by majority vote of such Experts. If the two Experts so appointed are unable to appoint a third Expert within such ten (10) Business Day period, then either Landlord or Tenant may ask any court of competent jurisdiction to appoint the third Expert. If either Landlord or Tenant fails to timely appoint an Expert, the Expert appointed by the other party shall be the sole Expert in determining the relevant matter. Each Expert appointed hereunder shall have at least ten (10) years of experience valuing commercial real estate and/or in leasing or with respect to the matters to be determined, as applicable with respect to any of the matters to be determined by the Experts.

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(b) Once the Expert or Experts are selected, either by agreement of the parties or by selection of separate Experts followed by the appointment of a third Expert, the Experts will determine the matter in question, by proceeding as follows:

(i) In the case of Experts required for the purposes of the definition of Allocable Rent Amount, Landlord and Tenant shall submit to the Experts their respective determinations of the relative fair value of each Facility in accordance with GAAP. The Experts will determine which determination of relative fair value most closely approximates the relative fair value of such Facility and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of relative fair value.

(ii) In the case of Experts required for the purposes of Section 3.5 hereof, Landlord and Tenant shall submit to the Experts their respective determinations of Fair Market Rent of each Appraiser. The Experts (applying the Fair Market Rent Assumptions) will determine which determination of Fair Market Rent most closely approximates Fair Market Rent and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of Fair Market Rent.

(iii) In the case of Experts required for the purposes of Section 4.1(g) hereof, Landlord and Tenant shall submit to the Experts their respective determinations of the GRT Payment. The Experts will determine which determination of such GRT Payment is most appropriate and may not select any other determination of such GRT Payment or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of the GRT Payment.

(iv) In the case of Experts required for the purposes of Section 5.1 hereof, Landlord and Tenant shall submit to the Experts their respective determinations of the allocation of Title Insurance Proceeds. The Experts will determine which determination of such allocation is most appropriate and may not select any other allocation or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of the allocation of Title Insurance Proceeds.

(v) In the case of Experts required for the purpose of Section 14.2(b) or (c), Landlord and Tenant shall submit to the Experts their respective determinations for fair market value of the relevant Facility. The Experts may only select either the fair market value set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of fair market value as the conclusive determination of the fair market value.

(vi) In the case of Experts required for the purpose of Section 14.2(g), Landlord and Tenant shall submit to the Experts their respective determinations of the amount of the relevant Casualty Shortfall. The Experts may only select either the amount of the Casualty Shortfall set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the amount of the Casualty Shortfall as the conclusive determination of the Casualty Shortfall.

(vii) In the case of Experts required for the purpose of Section 15.1, Landlord and Tenant shall submit to the Experts their respective determinations of the percentage of a Facility taken by Condemnation and/

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or the fair market value of the relevant Facility. The Experts may only select either the percentage of a Facility and/or the fair market value set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the percentage of a Facility and/or the fair market value as the conclusive determination of such percentage and/or fair market value.

(viii) In the case of Experts required for the purpose of Section 15.1(c), Landlord and Tenant shall submit to the Experts their respective determinations of the relative values of the property taken by Condemnation and the portion of the affected Facility remaining subject to the Master Lease. The Experts may only select either such relative values set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of such relative values as the conclusive determination of such relative values.

(ix) In the case of Experts required for the purpose of Section 16.1, Landlord and Tenant shall submit to the Experts their respective written descriptions of the events giving rise to Landlord’s belief that an Event of Default exists. The Experts may only determine whether or not the Event of Default alleged by Landlord has occurred and may not make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination as to whether or not such an Event of Default has occurred as the conclusive determination of such matter.

(x) In the case of Experts required for the purpose of Section 18.2(b), Landlord and Tenant shall submit to the Experts their respective written descriptions of the events giving rise to whether a particular decision should be determined by an independent committee. The Experts may only determine whether or not such particular decision should be determined by an independent committee and may not make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination as to whether or not such particular decision should be determined by an independent committee as the conclusive determination of such matter.

(xi) In the case of Experts required for the purpose of Section 18.3, Landlord and Tenant shall submit to the Experts their respective determinations of whether a Person referenced in a Tenant Competitor Notice should, or should not, be deemed to be a Tenant Competitor. The Experts may only determine whether or not a Person referenced in a Tenant Competitor Notice should, or should not, be deemed to be a Tenant Competitor, and may not make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination as to whether or not a Person referenced in a Tenant Competitor Notice should, or should not, be deemed to be a Tenant Competitor as the conclusive determination of such matter.

(xii) In the case of Experts required for the purpose of Section 36.1, Landlord and Tenant shall submit to the Experts their respective determinations of the Tenant’s Property FMV. The Experts may only select either the Tenant’s Property FMV set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination of the Tenant’s Property FMV as the conclusive determination of such matter.

(c) In each case, the Experts will make the relevant determination by a “baseball arbitration” proceeding with the Experts limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted), which shall then be final and binding on the parties and not subject to appeal or court review. Either party may seek an

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order of a court of competent jurisdiction to enforce such determination. The Experts, in their sole discretion, shall consider any and all materials that they deem relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Experts may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame set by the Experts to allow the Experts to make the relevant determination in the time allowed pursuant to this Section 34.1.

(d) All communications between a party and the Experts shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Experts.

(e) Each of Landlord and Tenant shall pay the cost of the Expert appointed by it. The costs of the third Expert engaged with respect to any issue under Section 34.1 of this Master Lease shall be borne by the party against whom the Experts rule on such issue. If Landlord pays such Expert and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.

ARTICLE XXXV

NOTICES

35.1 Notices. Except as permitted in Section 35.2 below, any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or nationally recognized express courier service to the following address:

To Tenant:	MGM Lessee, LLC 6385 S. Rainbow Boulevard, Suite 500 Las Vegas, NV 89118 Attention: Corporate Legal

With a copy to: (that shall not constitute notice)	Email: legalnotices@mgmresorts.com

With a copy to: (that shall not constitute notice)	Weil, Gotshal & Manges, LLP 767 Fifth Avenue New York, NY 10153 Attention: Michael Aiello W. Michael Bond Email: michael.aiello@weil.com michael.bond@weil.com

To Landlord:	MGP Lessor, LLC [●] [●] Attention: Corporate Legal[5]

And with copy to (which shall not constitute notice):	[●] [●] Attention: Email:

[5]	TBD.

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or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. A confirmatory copy of any such notice shall also be sent by email. Notwithstanding the foregoing or anything to the contrary contained in this Master Lease, Landlord shall accept delivery of any Specified Communications solely via email transmission to Landlord at [●] with copies to each of the following: [●]; and further waives for all purposes any other delivery method prescribed in this Master Lease and any delivery of the same to any other Person.

35.2 Deemed Approval Period with respect to certain Items Requiring Consent. Any request for consent to or approval of any plan, document, transaction, action, election, notification or similar matter set forth in this Master Lease that requires the consent or approval of Landlord, excluding Articles XIV, XV and XVI (each, an “Item Subject to Deemed Consent”) shall be subject to the terms set forth in this Section 35.2. Tenant shall submit its request for such approval through a written notice in accordance with this Agreement. That notice shall include a reasonably detailed description of the applicable Item Subject to Deemed Consent, a copy of all material documents reflecting the terms and conditions of the applicable Item Subject to Deemed Consent, including the documentation required to be delivered under this Master Lease in connection with such request, and such additional information or documentation relating to the Item Subject to Deemed Consent as may be reasonably available to Tenant and that is reasonably necessary for the evaluation of the applicable Item Subject to Deemed Consent. Such request shall include in bold lettering the following statement: “FIRST NOTICE – THIS IS A REQUEST FOR LANDLORD’S CONSENT AND LANDLORD’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD.” If Landlord does not respond to that first request within ten (10) Business Days following its receipt thereof (which response may be by e-mail and may consist of, among other things, a request for additional information reasonably available to Tenant or a qualified approval of the Item Subject to Deemed Consent subject to the satisfaction of specified reasonable conditions), Tenant may send an additional written request to Landlord with respect to the Item Subject to Deemed Consent which shall include in bold lettering the following statement “SECOND NOTICE – THIS IS A SECOND REQUEST FOR LANDLORD’S CONSENT AND LANDLORD’S RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS SECOND NOTICE PURSUANT TO THE TERMS OF THE LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD.” If Landlord does not respond to that second request within five (5) Business Days following its receipt thereof (which response may be by e-mail and may consist of, among other things, a request for additional information reasonably available to Tenant or a qualified approval of the Item Subject to Deemed Consent subject to the satisfaction of specified reasonable conditions), Tenant may send an additional written request to Landlord with respect to the Item Subject to Deemed Consent which shall include in bold lettering the following statement “THIS IS A THIRD AND FINAL REQUEST FOR LANDLORD’S CONSENT AND FAILURE TO RESPOND TO THIS THIRD REQUEST WITHIN THREE (3) BUSINESS DAYS WILL RESULT IN THE DEEMED APPROVAL OF THE REQUEST.” If Landlord does not respond to that third request within three (3) Business Days following its receipt thereof (which response may be by e-mail), then Landlord shall be deemed to have approved the applicable Item Subject to Deemed Consent as of the end of such three (3) Business Day period. Notwithstanding anything to the contrary contained herein, with respect to a request for consent under Section 8.3, Tenant shall only be required to provide a first notice and second notice and a third notice shall not be required.

35.3 Unavoidable Delays. Tenant shall notify Landlord promptly upon the occurrence of an event which constitutes an Unavoidable Delay, and shall keep Landlord apprised of the status of such Unavoidable Delay and the expiration thereof. Upon any Unavoidable Delay which Tenant can anticipate or otherwise mitigate the effect of on a commercially reasonable basis, Tenant shall undertake commercially reasonable actions to mitigate, or which are intended to mitigate, the effect of any such Unavoidable Delay.

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ARTICLE XXXVI

TRANSITION UPON EXPIRATION OR TERMINATION

36.1 Transfer of Tenant’s Assets at the Facilities. Upon the written notice (an “End of Term Asset Transfer Notice”) of (i) upon expiration or earlier termination of the Term, Landlord or (ii) upon expiration of the Term at the end of all applicable Renewal Terms, Tenant, in each case at least six months prior to the expiration (or, if applicable, within ten (10) days following the earlier termination) of the Term, in the case of clause (i), Landlord may require that Tenant sell, or, in the case of clause (ii), Tenant may require that Landlord buy, as applicable, all tangible personal property constituting Tenant’s Property (including Gaming Equipment and hotel furniture, fixtures and equipment, but excluding, for the avoidance of doubt, Tenant’s business operations, Tenant’s Intellectual Property, Gaming Licenses, Excluded Assets, customer lists and other proprietary information used by Tenant in connection with its business operations and any Tenant Capital Improvements) (but including Corporate Shared Services Property to the extent transferable and necessary to satisfy the Operating Standard, and to the extent not transferable, Tenant will reasonably cooperate to transition such services provided with Corporate Shared Services Property to Landlord or Landlord’s designee in a manner that minimizes disruptions in operations at the Facilities) for consideration to be received by Tenant (or its Subsidiaries) from Landlord in an amount equal to the fair market value of such Tenant’s Property (the “Tenant’s Property FMV”). Within ten (10) Business Days of Landlord’s delivery or receipt of an End of Term Asset Transfer Notice, Landlord shall notify Tenant in writing of Landlord’s good faith determination of the Tenant’s Property FMV. If Tenant disagrees with Landlord’s determination of the Tenant’s Property FMV, Tenant shall, within ten (10) Business Days of receipt of Landlord’s determination, notify Landlord in writing of Tenant’s determination of Tenant’s Property FMV. Landlord and Tenant shall negotiate in good faith to agree upon the Tenant’s Property FMV for an additional thirty (30) day period and if Landlord and Tenant are unable to agree during such 30 day period, the Tenant’s Property FMV will be determined by Experts in accordance with Section 34.1. Following the determination of the Tenant’s Property FMV, Landlord shall, on the later of ten (10) Business Days following such determination and the expiration of the Term, pay to Tenant or Tenant’s designee an amount equal to the Tenant’s Property FMV and Tenant shall sell, transfer and assign (subject to compliance with any applicable Gaming Regulations) all of Tenant’s right, title and interest in such Tenant’s Property to Landlord or Landlord’s designee free and clear of any liens or encumbrances but on an “as-is” basis with no representations or warranties whatsoever. For the avoidance of doubt, it shall be a condition precedent to Tenant’s obligation to transfer any of Tenant’s Property pursuant to this Article XXXVI that the transferee shall comply with all Legal Requirements, including any Gaming Regulations with respect to the ownership of such property.

ARTICLE XXXVII

ATTORNEY’S FEES

37.1 Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Master Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Master Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Master Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

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ARTICLE XXXVIII

BROKERS

38.1 Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

ARTICLE XXXIX

OFAC

39.1 Sanctions Representations.

(a) Landlord and Tenant each hereby represent and warrant that neither they, nor, to their knowledge, any person that owns, directly or indirectly, any interest in Landlord or Tenant or any of Tenant’s affiliates as applicable, is (i) in material violation of any sanctions program that is administered by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or any other agency of any government whose law applies to Landlord or Tenant (collectively, “Sanctions Authority”); (ii) in material violation of the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the U.S.A. Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001), if applicable, or any Executive Order of the President issued pursuant to such statutes; (iii) subject to any sanctions administered by any Sanctions Authority (collectively, “Prohibited Persons”); or (iv) located in, or established under the laws of, any jurisdiction that is subject to an embargo administered by any Sanctions Authority.

(b) Neither Landlord nor Tenant will, during the Term of this Master Lease, knowingly engage in any transactions or dealings with, or otherwise knowingly be associated with, any Prohibited Persons in connection with the ownership, or use or occupancy of, the Leased Property, as applicable. Tenant also shall not cause Landlord to violate any sanctions administered by any Sanctions Authority, including, but not limited to, OFAC. A breach of the representations (being untrue at any time during the Term) or covenants contained in this Section 39.1 by Landlord or Tenant shall constitute a material breach of this Master Lease and shall entitle the other party to any and all remedies available hereunder, or at law or in equity.

ARTICLE XL

REIT REQUIREMENTS

40.1 REIT Protection.

(a) The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Master Lease shall be interpreted consistent with this intent.

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(b) Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld, conditioned or delayed) (i) sublet, assign or enter into a management arrangement for the Leased Property that is treated as an amount received for the use of or the right to use the Leased Property for purposes of Section 856(d) of the Code (as determined in the sole and absolute discretion of Landlord) to or with any Person in which Landlord REIT Affiliate owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (ii) assign all or a portion of the Leasehold Estate in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Master Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. Landlord shall make reasonable best efforts to respond to any such request by Tenant (which request may be made solely through email transmission to Landlord at the email address set forth in Section 35.1 notwithstanding anything to the contrary set forth in such section) for consent to any arrangement described in this Section 40.1(b) within ten (10) Business Days. If Tenant fails to obtain Landlord’s consent as required pursuant to this Section 40.1(b), then Tenant shall have the opportunity to cure such failure as provided by Section 16.1(a)(xiii); provided, however, that Landlord shall waive the requirement for Tenant to cure such failure if (i) Tenant has acted in good faith and notifies Landlord of such failure promptly after becoming aware of such failure, and (ii) such failure, taken together with all other failures (including those waived pursuant to this sentence) and nonqualifying income items previously consented to by Landlord pursuant to this Section 40.1(b)) would not result in more than 0.5% of the Rent under this Master Lease (or any replacement lease contemplated by Section 22.2(a)(iii)) failing to qualify as “rents from real property” within the meaning of Section 856(d) of the Code during any taxable year of Landlord. The requirements of this Section 40.1(b) shall apply, mutatis mutandis to any further sublease, assignment, or management contract by any subtenant, assignee, or manager.

(c) Anything contained in this Master Lease to the contrary notwithstanding (except as provided in Section 18.1), the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Master Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord REIT Affiliate’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(d) Anything contained in this Master Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense (other than de minimis cost) to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of Landlord REIT Affiliate’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Upon the request of Landlord, but no more frequently than one (1) time per Fiscal Quarter, Tenant shall use reasonable best efforts to respond to inquiries by Landlord regarding REIT compliance and confirm to Landlord that Tenant has reviewed its transactions during the most recent fiscal quarter and is in compliance with the provisions set forth in Section 40.1(a). If any Rent hereunder shall fail to qualify as “rent from real property” within the meaning of Section 856(d) of the Code (including by reason of any personal property in excess of the fifteen percent (15%) limit in Section 856(d)(2)(A)), the parties will cooperate in good faith to amend this Master Lease such that (or take such other action as reasonably required to ensure that) no such Rent fails to so qualify, provided that such amendment or action does not (i) increase Tenant’s monetary obligations under this Master Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Master Lease or (iii) materially diminish Tenant’s rights under this Master Lease.

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ARTICLE XLI

MISCELLANEOUS

41.1 Survival. Anything contained in this Master Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

41.2 Severability. If any term or provision of this Master Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Master Lease and any other application of such term or provision shall not be affected thereby.

41.3 Non-Recourse. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Master Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that no constituent partner in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause. Neither Landlord nor Tenant shall be liable to the other, nor shall either make any claim against the other, for punitive damages.

41.4 Successors and Assigns. This Master Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.5 Governing Law. THIS MASTER LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS MASTER LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY OF ANY FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY IS LOCATED.

41.6 Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER

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SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.7 Entire Agreement. This Master Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Master Lease.

41.8 Headings; Consent. All titles and headings to sections, subsections, paragraphs or other divisions of this Master Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto. When the consent of any party hereunder may not be unreasonably withheld, such consent also may not be unreasonably conditioned or delayed.

41.9 Counterparts. This Master Lease may be executed in any number of counterparts and by facsimile or electronic signatures, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

41.10 Interpretation. Both Landlord and Tenant have been represented by counsel and this Master Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Master Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11 Time of Essence. TIME IS OF THE ESSENCE OF THIS MASTER LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

41.12 Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Master Lease.

41.13 Gaming Regulations. (a) Notwithstanding anything to the contrary in this Master Lease, this Master Lease and any agreement formed pursuant to the terms hereof are subject to the Gaming Regulations and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, Landlord, and its respective Related Persons, successors and assigns acknowledges that (i) it is subject to being called forward by the Gaming Authority or governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Master Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facilities, and Landlord’s right to possession or control of Gaming Equipment, alcoholic beverages or a Gaming License or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authority and/or Liquor Authority.

(b) Notwithstanding anything to the contrary in this Master Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto and/or the Facilities, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor

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Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Master Lease or any agreement formed pursuant to the terms hereof.

41.14 Regulatory Requirements.

(a) New Jersey Approval by Casino Control Commission.

(i) This Master Lease and the parties, in each case as it relates to Borgata Hotel Casino & Spa, Atlantic City, New Jersey (“Borgata”) only, are subject to compliance with the requirements of the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., (the “Act”), and the regulations promulgated thereunder.

(ii) In accordance with the requirements of N.J.S.A. 5:12-82c, this Master Lease and any further amendments thereto must be filed with the New Jersey Casino Control Commission (“Commission”) and the New Jersey Division of Gaming Enforcement (“Division”) and, to the extent that this Master Lease and any further amendment thereto relates to Borgata, the same is effective as to Borgata only if approved by the Commission.

(iii) In accordance with the requirements of N.J.S.A. 5:12-82c(10), with respect to Borgata only, each party to this Master Lease is jointly and severally liable for all acts, omissions and violations of the Act by any party, regardless of actual knowledge of such act, omission or violation. Notwithstanding the foregoing, the party violating the Act shall indemnify the non-violating party for any liability incurred by the non-violating party as a result of any such violation in a manner consistent with Article XXI of this Master Lease; provided, however, that neither party shall be required to indemnify the other party for any liabilities relating to, arising out of or resulting from any required sale of Borgata pursuant to paragraphs (vi-ix) of this Section 41.14(a) below (including, without limitation, the payment of the Borgata Fair Market Value, as finally determined in accordance with this Section 41.14(a), or any closing costs associated therewith).

(iv) In accordance with the requirements of N.J.S.A. 5:12-104b, this Master Lease, as it relates to Borgata only, may be reviewed by the Division on the basis of the reasonableness of the terms of this Master Lease, including the terms of compensation, and of the qualifications of the owners, officers, employees, and directors of Landlord, which qualifications shall be reviewed according to the standards enumerated in N.J.S.A. 5:12-86. If the Division disapproves of this Master Lease as it relates to Borgata only, or the owners, officers, employees, and directors of Sublandlord, the Division may require the termination of this Master Lease with respect to Borgata only; provided, that any such termination shall not apply or effect in any way any of the Leased Property other than Borgata. In the event of any such termination, the Master Lease shall no longer apply to Borgata.

(v) In accordance with the requirements of N.J.S.A. 5:12-104b, the Master Lease as it relates to Borgata only may be terminated by the Commission without liability on the part of Tenant or Landlord if the Commission disapproves of the Master Lease, as it relates to the Borgata only, pursuant to the Commission’s authority under the Act; provided, that any such termination shall not apply or effect in any way any of the Leased Property other than Borgata. In the event of any such termination, this Master Lease shall no longer apply to Borgata.

(vi) In accordance with the requirements of N.J.S.A. 5:12-82c(5), if at any time during the term of this Master Lease (so long as Borgata remains a Facility under this Master Lease), the Landlord or any person associated with Landlord (other than Tenant or any Operating Subtenant), is found by the Commission or the Director of the Division to be unsuitable to be associated with a casino enterprise in New Jersey, and is not removed from such association in a manner acceptable to the Commission or the Director of the Division, as applicable, then upon written notice delivered by Tenant to Landlord (the “Borgata Purchase Notice”), following such final unstayed decision of the Commission or the Director of the Division, as applicable, which provides that a purchase of Landlord’s fee and leasehold interest in Borgata is required, Tenant may elect either

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(a) to require Landlord to sell all (but not less than all) of Landlord’s fee and leasehold interest in Borgata (but no other Facility under this Master Lease) to a third party in the manner provided in, and subject to, Section 1.5 of this Master Lease (except that such sale shall be required, and not at the election, of Landlord); provided, that the Commission or the Director of the Division, as applicable, does not object, or (b) to purchase all (but not less than all) of Landlord’s fee and leasehold interest in Borgata (but no other Facility under this Master Lease) for an amount equal to 100% of the Borgata Fair Market Value (as finally determined in accordance with paragraph (vii) of this Section 41.14(a) below), which amount shall be payable in cash.

(vii) The “Borgata Fair Market Value” shall be an amount equal to the fair market value of Borgata based on the amount that would be paid by a willing purchaser to a willing seller if neither were under any compulsion to buy or sell. If the parties are unable to mutually agree upon the Borgata Fair Market Value within thirty (30) days after delivery of the Borgata Purchase Notice, the Borgata Fair Market Value will be determined by Experts appointed in accordance with Section 34.1 in which case Landlord and Tenant shall each submit to the Experts their respective determinations of the Borgata Fair Market Value. The Experts may only select either the Borgata Fair Market Value set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the Borgata Fair Market Value as the conclusive determination of the Borgata Fair Market Value.

(viii) the event that Tenant has elected to purchase Borgata, the closing of the purchase and sale of Borgata shall occur not later than ninety (90) days after determination of the Borgata Fair Market Value, or such other time as may be directed by the New Jersey Gaming Authorities. At such closing, the Landlord shall deliver to the Tenant all fee and leasehold title to Borgata, free and clear of any liens, claims or other encumbrances other than (A) any liens and encumbrances that were created or in place as of the Commencement Date and (B) any liens and encumbrances caused by Tenant or as permitted by the Master Lease. Landlord shall use all its commercially reasonable efforts to deliver title to Borgata in the condition required in this Section 41.14(a)(viii). All closing costs and expenses, including any applicable real property transfer taxes or fees, of conveying Borgata to Tenant shall be allocated between Landlord and Tenant in the manner the same are customarily allocated between a seller and buyer of similar real property located in the State of New Jersey. Upon such closing the Master Lease, as it relates to Borgata only, shall automatically terminate and be of no further force and effect, and Rent under the Master Lease from and after the date of such closing shall be reduced in the manner set forth in Section 14.6 of this Master Lease. Nothing in this Section 41.14(a) shall be deemed to supersede any provision of this Master Lease which expressly survives the termination of this Master Lease, and nothing contained in this Section 41.14(a) shall be deemed to release either party from any obligation or liability relating to any Facility other than Borgata or any obligation or liability relating to Borgata which shall have arisen under this Master Lease prior to the effective date of the sale to Tenant of Borgata.

(ix) In the event that Tenant has elected to require Landlord to sell Borgata to a third-party, in connection with the closing of the purchase and sale of Borgata from Landlord to such third-party, Tenant and such third-party shall enter into a Separate Lease and the Master Lease shall be amended in accordance with Section 1.5 of this Master Lease to reflect the removal of Borgata from this Master Lease.

(b) Maryland Regulatory Requirements. This Master Lease does not (i) create any property right in the video lottery operation license awarded or issued to MGM National Harbor, LLC and/or any other license awarded or issued under MD Code, State Government, §9-1A-01 et seq.; (ii) accrue any monetary value to the privilege of participation in video lottery; or transfer any license issued under MD Code, State Government, §9-1A-01 et seq., including, for the avoidance of doubt, the video lottery operation license awarded and/or issued to MGM National Harbor, LLC. Notwithstanding anything to the contrary in this Master Lease, the participation in video lottery operations shall be conditioned solely on the continuing individual qualifications of the person who seeks the privilege.

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(c) Massachusetts Regulatory Requirements.

(i) Adding Springfield to the Leased Property of this Master Lease requires certain Massachusetts regulatory filings and approvals including applications to determine suitability of MGP and each of its subsidiaries and controlled affiliates as determined by the Massachusetts Gaming Commission (“Commission”) pursuant to 205 CMR 115 and Interim Authorization pursuant to 205 CMR 116.10. Interim Authorization to add Springfield to the Leased Property of this Master Lease is subject to the Commission’s right to order that Springfield be transferred back to Blue Tarp or to the Springfield Nominee Trust if the Commission has reasonable cause to believe that MGP or any of its subsidiaries or controlled affiliates may be found unsuitable. Landlord and Tenant agree to file timely applications for determinations of suitability, Interim Authorization and follow all lawful directives from the Commission.

(ii) Landlord and Tenant acknowledge and agree to the provisions of Section 2.7 of the Master Transaction Agreement dated as of May 11, 2021 by and among Landlord, Tenant, Blue Tarp reDevelopment, LLC (“Blue Tarp”), MGP Lessor Holdings, LLC, the Operating Partnership, Tenant’s Parent and MGP REIT (the “Springfield MTA”). In the event that Springfield is at any time required, for regulatory requirements, to be transferred to Blue Tarp or the Trust (as defined in the Springfield MTA), Landlord agrees to be bound by such requirements and to convey Springfield in accordance with the Springfield MTA. Upon such conveyance, Springfield shall cease to be demised pursuant to the Master Lease and the provisions of Section 1.5 of the Master Lease with respect to a Removal Facility will apply thereto. Notwithstanding Section 1.5(e), any costs and expenses relating to a Separate Lease entered into pursuant to this Section 41.14(c) shall be borne by Tenant and not by Landlord.

41.15 Certain Provisions of Nevada Law. Promptly upon Tenant’s request, Landlord shall, pursuant to Section 108.2405(1)(b) of the Nevada Revised Statutes (“NRS”), record an additional or amended written notice of waiver of Landlord’s rights set forth in NRS 108.234 with respect to all works of improvement with the office of the recorder of Clark County, Nevada. Pursuant to NRS 108.2405(2), Landlord shall serve such notice and any previously recorded notice by certified mail, return receipt requested, upon the prime contractor of each work of improvement and all other lien claimants who may give the owner a notice of right to lien pursuant to NRS 108.245, within ten (10) days after Landlord’s receipt of a notice of right to lien or ten (10) days after the date on which the notice of waiver is recorded, whichever is later.

41.16 Sale/Leaseback Accounting. Landlord and Tenant agree to enter into any modifications to this Master Lease or such other agreements reasonably necessary, in the opinion of a “Big Four” accounting firm, to achieve “sale/leaseback accounting treatment” for Tenant; provided, that such modifications do not materially increase either party’s obligations, or materially diminish either parties rights, under the Master Lease or affect the other party’s tax or accounting treatment of the transactions contemplated by this Master Lease.

SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, this Master Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

MGP Lessor, LLC

By:
Name:
Title:

TENANT:

MGM Lessee, LLC

By:
Name:
Title:

GUARANTOR:

MGM Resorts International

By:
Name:
Title:

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Annex B

August 3, 2021

Board of Directors

VICI Properties Inc.

535 Madison Avenue, 20th Floor

New York, NY 10022

Members of the Board:

We understand that MGP Growth Properties LLC (the “Company”), MGP Growth Properties Operating Partnership LP (“Company LP”), VICI Properties Inc. (the “Parent”), Venus Sub LLC, VICI Properties L.P., VICI Properties OP LLC (“New Parent OP”), and MGM Resorts International (“Mercury”), intend to enter into a Master Transaction Agreement substantially in the form of the draft dated August 3, 2021 (the “Master Transaction Agreement”), which provides, among other things, (i) that each outstanding common share, no par value per share, of the Company (the “Company Common Shares”), other than (x) shares held in treasury or owned by any of the Company’s wholly-owned subsidiaries and (y) the Class B common share, no par value per share, of the Company (which will be cancelled and retired), will be converted into the right to receive 1.366 shares of common stock, par value $0.01 per share, of the Parent (the “Parent Common Stock”) (the “REIT Merger Exchange Ratio”), subject to adjustment in certain circumstances, (ii) for the conversion of each outstanding Company Common Unit (as defined in the Master Transaction Agreement), other than Company Common Units held by the REIT Surviving Entity (as defined in the Master Transaction Agreement) or any subsidiary of Company LP, into the right to receive a number of units of limited liability company interests in New Parent OP (the “New Parent OP Units”) equal to the REIT Merger Exchange Ratio, and (iii) that New Parent OP will redeem a certain number of New Parent OP Units held by certain subsidiaries of Mercury (the “Mercury Parties”) for an aggregate cash payment in an amount equal to $4,404,000,000 (the “Redemption Consideration”), with the Mercury Parties retaining the balance of the New Parent OP Units not so redeemed (the “Retained New Parent OP Equity” and collectively with the REIT Merger Exchange Ratio and the Redemption Consideration in the aggregate, the “Transaction Consideration”) (the transactions contemplated by clauses (i), (ii) and (iii), collectively, the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Master Transaction Agreement.

You have asked for our opinion as to whether the Transaction Consideration to be paid by the Parent pursuant to the Master Transaction Agreement is fair from a financial point of view to the Parent.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Parent, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company, the Parent and Mercury, respectively;

4)

Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transactions, prepared by the managements of the Company, Mercury and the Parent, respectively;

5)

Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with senior executives of Mercury;

6)

Discussed the past and current operations and financial condition and the prospects of the Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, with senior executives of the Parent;

7)	Reviewed the pro forma impact of the Transactions on the Parent’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Shares and the Parent Common Stock;

9)

Compared the financial performance of the Company and the Parent and the prices and trading activity of the Company Common Shares and the Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and the Parent, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Company, Mercury and the Parent and certain parties and their financial and legal advisors;

12)	Reviewed the Master Transaction Agreement and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, Mercury and the Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company, Mercury and the Parent of the future financial performance of the Company and the Parent. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Master Transaction Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Transactions will result in the Intended Tax Treatment (as defined in the Master Transaction Agreement), including, without limitation, that the REIT Merger (as defined in the Master Transaction Agreement) will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed that all acquisitions pending as of the date hereof by each of the Parent and its subsidiaries and the Company and its subsidiaries will close in a timely manner in accordance with their terms, that the Parent will obtain financing in accordance with the terms of the Master Transaction Agreement, and that the definitive Master Transaction Agreement will not differ in any material respect from the draft thereof furnished to us. We do not express any view on, and this opinion does not address, any other term or aspect of the Master Transaction Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Master Transaction Agreement or entered into or amended in connection therewith, including, without limitation, the terms and conditions of the Amended and Restated Master Lease (as defined in the Master Transaction Agreement) or the Tax Protection Agreement (as defined in the Master Transaction Agreement). We have been advised by the Company that the Company has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and we have assumed that the Transactions will not adversely affect such status or operations of the Company. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent, Mercury and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of the Company Common Shares in the Transactions. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Parent in connection with the Transactions and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transactions. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Parent, Mercury and its subsidiaries and the Company and have received fees in connection with such services. As of the date hereof, Morgan Stanley or an affiliate thereof is a lender to each of the Company, the Parent and Mercury. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent and Mercury and each of their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, Mercury, the Company, or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Parent and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Parent is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Transactions or at any time, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Parent should vote at the shareholders’ meeting to be held in connection with the Transactions.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Transaction Consideration to be paid by the Parent pursuant to the Master Transaction Agreement is fair from a financial point of view to the Parent.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Seth Weintrob
Seth Weintrob Managing Director

Annex C

August 4, 2021

The Conflicts Committee of the Board of Directors

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, NV 89135

Members of the Conflicts Committee of the Board of Directors:

We understand that MGM Growth Properties LLC (the “Company”) proposes to enter into a Master Transaction Agreement, dated as of August 4, 2021 (the “Master Transaction Agreement”), with MGM Growth Properties Operating Partnership LP (the “Company LP”), VICI Properties Inc. (“VICI”), Venus Sub LLC (“REIT Merger Sub”), VICI Properties L.P. (“VICI OP”), VICI Properties OP LLC (“New VICI OP”), and MGM Resorts International (“MGM”). Pursuant to the Master Transaction Agreement, among other things, (i) the Company will merge with and into REIT Merger Sub, with REIT Merger Sub being the surviving entity (the “REIT Merger”), and (ii) following the REIT Merger and subject to certain conditions, REIT Merger Sub will merge with and into the Company LP, with the Company LP being the surviving entity (the “Partnership Merger” and, together with the REIT Merger, the “Mergers” and with the other transactions contemplated by the Master Transaction Agreement, the “Transactions”). As a result of the REIT Merger, each outstanding Class A common share, no par value, of the Company (the “Company Common Shares”), other than Cancelled Shares (as defined in the Master Transaction Agreement), will be converted into the right to receive 1.366 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of VICI (the “VICI Common Stock”). The terms and conditions of the Transactions are more fully set forth in the Master Transaction Agreement.

The Conflicts Committee of the Board of Directors of the Company (the “Conflicts Committee”) has asked us whether, in our opinion, the Exchange Ratio pursuant to the Master Transaction Agreement is fair, from a financial point of view, to the holders of the Company Common Shares other than holders of Cancelled Shares and Company Common Shares held by MGM and its affiliates.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and VICI that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company and certain internal projected financial data relating to VICI prepared by management of VICI and adjusted and furnished to us by management of the Company, each as approved for our use by the Conflicts Committee (the “Forecasts”), including certain synergies prepared by management of the Company expected to result from the Transactions, as approved for our use by the Conflicts Committee (the “Synergies”);

(iii)

discussed with each of management of the Company and management of VICI its assessment of the past and current operations of the Company and VICI, the current financial condition and prospects of the Company and VICI, and the Forecasts including the Synergies;

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Shares and VICI Common Stock;

(v)	compared the financial performance of each of the Company and VICI and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)

compared the financial performance of the Company and the valuation multiples relating to the Transactions with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)

reviewed the financial terms of the Master Lease, dated as of April 25, 2016, by and between MGP Lessor, LLC (the “Landlord”) and MGM Lessee, LLC (the “Tenant”), as amended through the date hereof (the “Master Lease”), and the form of Seventh Amendment to Master Lease attached as Exhibit C to the Master Transaction Agreement, dated as of May 11, 2021, by and among Blue Tarp reDevelopment, LLC, MGP Lessor Holdings, LLC, the Landlord, the Company LP, the Company, MGM, and the Tenant (the “Seventh Amendment to Master Lease”);

(viii)

reviewed the financial terms and conditions of a draft, dated August 3, 2021, of the Tax Protection Agreement (as defined in the Master Transaction Agreement), a draft, dated August 3, 2021, of the A&R Master Lease (as defined in the Master Transaction Agreement), and a draft, dated August 1, 2021, of the Redemption Agreement (as defined in the Master Transaction Agreement);

(ix)	reviewed the financial terms and conditions of a draft, dated August 3, 2021, of the Master Transaction Agreement; and

(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the managements of the Company and VICI that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Synergies, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and VICI and the other matters covered thereby. We express no view as to the Forecasts, including the Synergies, or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Master Transaction Agreement, Tax Protection Agreement, A&R Master Lease and Redemption Agreement (the “Transaction Documents”) will not differ from the drafts of the Transaction Documents reviewed by us, that the representations and warranties of each party contained in the Transaction Documents are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Documents and that all conditions to the consummation of the Transactions will be satisfied without waiver or modification thereof that would be meaningful to our analysis. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions including by any Gaming Authority (as defined in the Master Transaction Agreement) will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, VICI or the consummation of the Transactions or reduce the contemplated benefits to the holders of the Company Common Shares of the Transactions, in each case, in any way meaningful to our analysis.

We have not conducted a physical inspection of the properties or facilities of the Company or VICI and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or VICI, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or VICI under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Shares (other than holders of the Cancelled Shares and Company Common Shares held by MGM and its affiliates), from a financial point of view, of the Exchange Ratio pursuant to the Master Transaction Agreement. We do not express any view on, and our opinion does not address, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or any other entity, including any consideration to be received in connection with the Partnership Merger or in connection with the Redemption (as defined in the Master Transaction Agreement), or the allocation of any consideration to be received in connection with the Mergers or in connection with the Redemption between the holders of Company Common Shares and holders of Common Units (as defined in the Second Amended and Restated Agreement of Limited Partnership of the Company LP, as amended) of the Company LP, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Master Transaction Agreement, the Mergers or the Transactions, including, without limitation, the structure or form of the Transactions, the Debt Issuance and Distribution, the Bridge Financing and Distribution, the Redemption, and the Company Note Offers and Consent Solicitations (as such terms are defined in the Master Transaction Agreement), or any term or aspect of any other agreement or instrument contemplated by the Master Transaction Agreement or entered into or amended in connection with the Master Transaction Agreement, including the Tax Protection Agreement, the Master Lease, the Seventh Amendment to Master Lease, the A&R Master Lease and the Redemption Agreement. Our opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transactions. We do not express any view on, and our opinion does not address, what the value of VICI Common Stock actually will be when issued or the prices at which the Company Common Shares or VICI Common Stock will trade at any time, including following the announcement or consummation of the Transactions. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Shares or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Conflicts Committee, the Board of Directors or to any other persons in respect of the Transactions, including as to how any holder of Company Common Shares should vote or act in respect of the Transactions. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, VICI or the Transactions or as to the impact of the Transactions on the solvency or viability of the Company or VICI or the ability of the Company or VICI to pay their respective obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Conflicts Committee in connection with the Transactions and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and a portion of which is payable upon the closing of the Transactions, or if the Transactions do not close, otherwise at the Conflicts Committee’s sole and absolute discretion. We may receive an additional discretionary fee payable at the conclusion of the Transactions as determined by the Conflicts Committee in its sole and absolute discretion. The Company has also agreed to reimburse our documented out-of-pocket expenses and to indemnify us against certain liabilities arising out of our engagement. Other than as specifically disclosed to the Conflicts Committee, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and its respective affiliates (including MGM) or to VICI and its respective affiliates, and, other than as specifically disclosed to the Conflicts

Committee, have not received any additional fees during this period for such services. We may provide financial advisory or other services to the Company, MGM and VICI in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, VICI, potential parties to the Transactions and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or VICI.

Our financial advisory services and this opinion are provided for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Transactions. At the request of the Conflicts Committee, this opinion is also provided for the benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the Transactions. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except as previously agreed to by us and as set forth in our engagement letter with the Company and the Conflicts Committee, dated July 27, 2021 and with our prior written approval (which consent not to be unreasonably withheld, conditioned or delayed) except that the Company may reproduce this opinion in full in any document required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transactions.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Master Transaction Agreement is fair, from a financial point of view, to the holders of the Company Common Shares other than holders of Cancelled Shares and Company Common Shares held by MGM and its affiliates.

Very truly yours,

EVERCORE GROUP L.L.C.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

VICI Properties Inc. is a corporation incorporated under the laws of the State of Maryland.

Maryland law permits us to include a provision in our charter eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the director or officer and was material to the cause of action adjudicated. Our charter contains a provision that eliminates our directors’ and officers’ liability to us and our stockholders for money damages to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter were to provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to, or witness in, by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, the MGCL prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the standard of conduct for indemnification set forth above or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter provides that we will have the power to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, employee, agent, fiduciary, trustee, member or manager of another

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corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws provide that we have the power, with approval of our board, to provide such indemnification and advance of expenses to a person who served a predecessor of us in any such capacity described above and to any employee or agent of us or a predecessor of us.

We have entered into an indemnification agreement with each of our directors and executive officers.

We have purchased and maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that it may make to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the staff of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Master Transaction Agreement, dated August 4, 2021 by and among the Company, MGP, MGP OP, REIT Merger Sub, Existing VICI OP, New VICI Operating Company and MGM (included in Annex A to the proxy statement/information statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1	Articles of Amendment and Restatement of VICI Properties Inc. (incorporated by reference to Exhibit 3.1 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2017 (File No. 000-55791))

3.2	Articles of Amendment to the Articles of Amendment and Restatement of VICI Properties Inc. (incorporated by reference to Exhibit 3.1 to VICI Properties Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 3, 2021 (File No. 001-38372))

3.3	Amended and Restated Bylaws of VICI Properties Inc. (incorporated by reference to Exhibit 3.1 to VICI Properties Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 29, 2020 (File No. 001-38372))

5.1*	Opinion of Hogan Lovells US LLP as to the validity of the shares of VICI Properties Inc. to be issued in the Mergers

8.1**	Tax Opinion of Hogan Lovells US LLP

8.2**	Tax Opinion of Weil, Gotshal & Manges, LLP

23.1*	Consent of Hogan Lovells US LLP for legality opinion (included in Exhibit 5.1)

23.2**	Consent of Hogan Lovells US LLP for legality opinion (included in Exhibit 8.1)

23.3**	Consent of Weil, Gotshal & Manges, LLP for legality opinion (included in Exhibit 8.2)

23.4*	Consent of Deloitte & Touche LLP for VICI Properties Inc.

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Exhibit No.	Description

23.5*	Consent of Deloitte & Touche LLP for MGM Growth Properties LLC

23.6*	Consent of Deloitte & Touche LLP for MGM Growth Properties Operating Partnership LP

23.7*	Consent of Deloitte & Touche LLP for MGP BREIT Venture 1 LLC

24.1*	Power of Attorney (included on signature page)

99.1*	Consent of Morgan Stanley & Co. LLC

99.2*	Consent of Evercore Group L.L.C.

99.3**	Form of Proxy Card of VICI Properties Inc.

*	Filed herewith.
**	To be filed by amendment.

ITEM 22.	UNDERTAKINGS

(a)    The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    that, for the purpose of determining liability under the Securities Act, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness;

provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

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(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    The undersigned registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c)    The undersigned registrant hereby undertakes that, every prospectus that: (i) is filed pursuant to the immediately preceding paragraph, or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(e)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 8, 2021.

VICI Properties Inc.

By:	/s/ EDWARD B. PITONIAK
Edward B. Pitoniak Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Edward B. Pitoniak, John Payne, Samantha Gallagher and David Kieske, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and any and all related registration statements necessary to register additional securities and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Edward B. Pitoniak Edward B. Pitoniak	Chief Executive Officer (Principal Executive Officer) and Director	September 8, 2021

/s/ David A. Kieske David A. Kieske	Chief Financial Officer (Principal Financial Officer)	September 8, 2021

/s/ Gabriel F. Wasserman Gabriel F. Wasserman	Chief Accounting Officer (Principal Accounting Officer)	September 8, 2021

/s/ James R. Abrahamson James R. Abrahamson	Chair of the Board of Directors	September 8, 2021

/s/ Diana F. Cantor Diana F. Cantor	Director	September 8, 2021

/s/ Monica H. Douglas Monica H. Douglas	Director	September 8, 2021

/s/ Elizabeth I. Holland Elizabeth I. Holland	Director	September 8, 2021

/s/ Craig Macnab Craig Macnab	Director	September 8, 2021

/s/ Michael D. Rumbolz Michael D. Rumbolz	Director	September 8, 2021

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